AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998

                                                REGISTRATION NO. 333-65095

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO

                                   FORM S-4
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      4813                   84-1339282
   (STATE OR OTHER            (PRIMARY STANDARD          (I.R.S. EMPLOYER
   JURISDICTION OF                INDUSTRIAL          IDENTIFICATION NUMBER)
   INCORPORATION OR          CLASSIFICATION CODE
    ORGANIZATION)                  NUMBER)

                             700 QWEST TOWER
                            555 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 992-1400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            ROBERT S. WOODRUFF
                       EXECUTIVE VICE PRESIDENT--FINANCE
                    QWEST COMMUNICATIONS INTERNATIONAL INC.

                             700 QWEST TOWER
                            555 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 992-1400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                                              MICHAEL WEINSIER, ESQ.
      JILL M. IRVIN, ESQ.
       O'MELVENY & MYERS LLP            PARKER CHAPIN FLATTAU & KLIMPL, LLP
  153 EAST 53RD STREET, 54TH FLOOR          1211 AVENUE OF THE AMERICAS
   NEW YORK, NEW YORK 10022-4611             NEW YORK, NEW YORK 10036
           (212) 326-2000                         (212) 704-6000
        (212) 326-2061 (FAX)                   (212) 704-6288 (FAX)

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger dated as of September 13, 1998, described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

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

                                ICON CMT CORP.
                             1200 HARBOR BOULEVARD

                       WEEHAWKEN, NEW JERSEY 07087


ICON CMT CORP

                                                         DECEMBER 10, 1998


                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Icon CMT Corp.:

  Icon CMT Corp. ("Icon") entered into a merger agreement with Qwest Communications International Inc. ("Qwest") on September 13, 1998. The Icon board of directors is seeking your vote for approval of this important transaction.

  Upon completion of the merger, Icon will become a subsidiary of Qwest, and Icon stockholders will become stockholders of Qwest. In the merger, each share of Icon common stock will be converted into the right to receive the fraction of one share of Qwest common stock that results from dividing $12.00 by the average of the daily volume weighted averages of the trading prices for Qwest common stock for the 15 consecutive trading day period ending on the trading day that is three business days before the actual date of the special meeting of Icon stockholders. However, a share of Icon common stock will not be converted into the right to receive less than 0.3200 shares of Qwest common stock even if the average trading price exceeds $37.50 or more than 0.4444 shares of Qwest common stock even if the average trading price is less than $27.00. The fraction of one share of Qwest common stock that will be issued for each share of Icon common stock in the merger is referred to as the Qwest exchange ratio.

  We are asking you to approve the merger and to adopt the merger agreement. THE ICON BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN YOUR BEST INTERESTS AND THE BEST INTERESTS OF ICON, HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE. THE ICON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT. You can find the full text of the merger agreement at the back of this document as Annex A.

  The fraction of one share of Qwest common stock that will be issued for each share of your Icon common stock in the merger will not be determined until shortly before the actual date of the special meeting of Icon stockholders. You may call 888-339-9805 anytime after Thursday, December 17, 1998 until the merger closes to hear a tape recorded message stating what the average trading price of Qwest common stock and the Qwest exchange ratio would be if they were determined on the date of your call.

  Whether or not you plan to attend the special meeting, please take the time to vote on the merger proposal submitted to Icon's stockholders by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return a properly executed proxy card it will have the same effect as a vote AGAINST the merger. YOUR VOTE IS VERY IMPORTANT.

  Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Chief Technology Officer of Icon, who are also directors of Icon, have agreed to vote all of their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. On the record date used to determine who is entitled to vote on the merger proposal, Messrs. Baxter, Brown and Harmolin owned 6,550,354 shares of Icon common stock in the aggregate, or approximately 41.2% of the shares then outstanding. In addition, Icon officers and directors and other Icon stockholders who in the aggregate owned 1,665,421 shares of Icon common stock, or approximately 10.5% of the shares then outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement. Because the affirmative vote of all such shares (which collectively constitute approximately 51.7% of the outstanding shares of Icon common stock entitled to vote at the Icon special meeting) is sufficient to approve the merger and adopt the merger agreement, it is expected that the merger will be approved and the merger agreement adopted at the Icon special meeting, even if no other Icon stockholder votes to approve the merger and adopt the merger agreement.

  Approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Icon common stock entitled to vote at the special meeting. The Icon board of directors unanimously recommends that you vote to authorize Icon to adjourn the Icon special meeting to solicit additional proxies if the number of proxies sufficient to approve the merger and adopt the merger agreement has not been received by the scheduled date of the special meeting.

  The date, time and place of the special meeting is:

    December 31, 1998

    8:00 a.m., local
    time

    Icon CMT Corp.

    1200 Harbor
    Boulevard

    8th Floor

    Weehawken, New Jersey
    07087.

  This document provides you with detailed information about Icon, Qwest and the proposed merger. I encourage you to read this entire document carefully. Should you have any questions about Qwest, Icon or the merger, please contact Qwest's Investor Relations Department at 800-567-7296 or Andrea Kaimowitz of Morgan Walke Associates, Icon's investors relations representative, at 212-850-5600.

                                       Sincerely,


                                       /s/ Scott A. Baxter

                                       Scott A. Baxter
                                       President and Chief Executive Officer

                                ICON CMT CORP.
                             1200 HARBOR BOULEVARD

                       WEEHAWKEN, NEW JERSEY 07087

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Icon CMT Corp. ("Icon") will be held at 8:00 a.m., local time, on Thursday, December 31, 1998 at Icon's headquarters, 1200 Harbor Boulevard, 8th Floor, Weehawken, New Jersey 07087. The Special Meeting is being called for the following purposes:

    1. To consider and vote upon a proposal to approve the merger of Icon with a wholly owned subsidiary of Qwest Communications International Inc. ("Qwest"), and to adopt the Agreement and Plan of Merger dated as of September 13, 1998 (as amended, the "Merger Agreement") relating to the merger;

    2. To authorize Icon to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the Special Meeting; and

    3. To transact such other business as may be properly brought before the Special Meeting and any adjournments thereof.

  A copy of the Merger Agreement is set forth as Annex A to the Proxy Statement/Prospectus that accompanies this notice.

  The Merger Agreement provides for Qwest 1998-I Acquisition Corp., a wholly owned subsidiary of Qwest, to merge with and into Icon. As a result of the Merger, Icon will become a wholly owned subsidiary of Qwest and each share of common stock of Icon ("Icon Common Stock") will be converted into the right to receive the fraction of one share of Qwest common stock (the "Qwest Common Stock") that is equal to the "Exchange Ratio." The Exchange Ratio will equal $12.00 divided by the average of the daily volume weighted averages of the trading prices for Qwest Common Stock for the 15 consecutive trading day period ending on the trading day that is three business days before the actual date of the Special Meeting (the "Average Market Price"), but will not be less than 0.3200 (if the Average Market Price exceeds $37.50) or more than 0.4444 (if the Average Market Price is less than $27.00).

  Only holders of Icon Common Stock of record at the close of business on November 6, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  The accompanying Proxy Statement/Prospectus sets forth information relating to Icon and Qwest, including financial information, and describes the terms and conditions of the Merger and the Merger Agreement. Other important information about these matters is incorporated by reference to other documents. Please review all these materials carefully before completing the enclosed proxy card.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD. PLEASE RETURN THE PROXY CARD IN THE RETURN POSTAGE-PAID ENVELOPE SO THAT WE RECEIVE IT BEFORE DECEMBER 21, 1998. BY RETURNING THE PROXY CARD PROMPTLY, YOU WILL SAVE ICON ANY ADDITIONAL EXPENSE OF SOLICITING YOUR PROXY.

                                          By Order of the Board of Directors


                                          /s/ Richard M. Brown

                                          Richard M. Brown
                                          Secretary

Weehawken, New Jersey

December 10, 1998

                                ICON CMT CORP.
                                PROXY STATEMENT
                                      FOR

ICON CMT CORP.          SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON DECEMBER 31, 1998

                               ---------------
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                                  PROSPECTUS

  Icon CMT Corp. and Qwest Communications International Inc. are furnishing this Proxy Statement/Prospectus to holders of shares of Icon common stock, in connection with the solicitation of proxies by the Icon board of directors for use at a special meeting of Icon stockholders that has been called to consider and vote on a proposal to approve the merger of Icon with a wholly owned subsidiary of Qwest and to adopt the related merger agreement. A copy of the merger agreement is attached to this Proxy Statement/Prospectus as Annex A and is a part of this document.

  Upon completion of the merger, Icon will become a subsidiary of Qwest, and Icon stockholders will become stockholders of Qwest. In the merger, each share of Icon's common stock will be converted into the right to receive the fraction of one share of Qwest common stock that results from dividing $12.00 by the average of the daily volume weighted averages of the trading prices for Qwest common stock for the 15 consecutive trading day period ending on the trading day that is three business days before the actual date of the Icon special meeting. However, a share of Icon common stock will not be converted into the right to receive less than 0.3200 shares of Qwest common stock even if the average trading price exceeds $37.50 or more than 0.4444 shares of Qwest common stock even if the average trading price is less than $27.00. The fraction of one share of Qwest common stock that will be issued for each share of Icon common stock in the merger is referred to as the Qwest exchange ratio.

  The Icon special meeting will held on Thursday, December 31, 1998 at 8:00 a.m., local time, at Icon's headquarters, 1200 Harbor Boulevard, 8th Floor, Weehawken, New Jersey 07087, and at any adjournment or postponement thereof.

  We expect that the merger will close on December 31, 1998 promptly following the Icon special meeting. However, some of the other conditions to closing may not be satisfied at that time. If those remaining conditions are satisfied after the Icon special meeting, the Qwest exchange ratio will not be adjusted to reflect any change that might result if the average trading price were determined on the later date when the closing actually occurs. You may call 888-339-9805 anytime after Thursday, December 17, 1998 until the merger closes to hear a tape recorded message stating what the Qwest average market price and the exchange ratio would be if they were determined on the date of the call.

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT AT THE ICON SPECIAL MEETING.

  The merger will not close unless holders of a majority of the outstanding shares of Icon common stock vote to approve the merger and adopt the merger agreement. Icon's three founders, who are also directors and executive officers of Icon, have agreed to vote all of their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. On November 6, 1998, the record date used to determine who is entitled to vote on the merger proposal, these stockholders owned 6,550,354 shares of Icon common stock in the aggregate, or approximately 41.2% of the shares then outstanding. In addition, Icon officers and directors and other Icon stockholders who in the aggregate owned 1,665,421 shares of Icon common stock on the record date, or approximately 10.5% of the shares then outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement. Because the affirmative vote of all such shares (which collectively constitute approximately 51.7% of the outstanding shares of Icon common stock entitled to vote at the Icon special meeting) is sufficient to approve the merger and adopt the merger agreement, it is expected that the merger will be approved and the merger agreement adopted at the Icon special meeting, even if no other Icon stockholder votes to approve the merger and adopt the merger agreement.


                               ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ICON STOCKHOLDERS AND IN EVALUATING THE PROPOSALS TO BE VOTED UPON AT THE ICON SPECIAL MEETING.

                               ---------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS
PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Icon stockholders on or about December 10, 1998.

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 10, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   5
THE COMPANIES.............................................................   5
  Icon CMT Corp...........................................................   5
  Qwest Communications International Inc. ................................   5
ICON SPECIAL MEETING......................................................   6
  Purpose of the Special Meeting..........................................   6
  Date, Time and Place....................................................   6
  Recommendation of the Icon Board........................................   6
  Opinion of Icon's Financial Advisor.....................................   6
  Vote Required for Approval and Related Matters..........................   7
RISK FACTORS..............................................................   7
PLAN OF MERGER............................................................   8
  The Merger Agreement....................................................   8
  Option Agreements.......................................................  11
  Voting Agreements.......................................................  12
  Qwest Credit Facility...................................................  12
  Warrants; Registration Rights Agreement.................................  13
  Private Line Services Agreement.........................................  13
  Interests of Certain Persons in the Merger..............................  13
  Accounting Treatment of the Merger......................................  13
  Certain Federal Income Tax Consequences.................................  13
  No Appraisal Rights.....................................................  13
COMPARATIVE PER SHARE DATA................................................  14
COMPARATIVE MARKET PRICE INFORMATION......................................  15
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 DATA.....................................................................  16
ICON SPECIAL MEETING......................................................  22
  Date, Time, Place and Purpose...........................................  22
  Record Date; Shares Entitled to Vote....................................  22
  Quorum; Vote Required...................................................  22
  Proxies.................................................................  23
RISK FACTORS..............................................................  24
  Uncertainty of Value of Qwest Common Stock Received in the Merger.......  24
  Tax Treatment...........................................................  24
  Interests of Icon Officers and Directors in the Merger..................  24
  Completing the Qwest Network and Increasing Traffic Volume..............  24
  Operating Losses and Working Capital Deficits...........................  25
  Icon's Limited Operating History; History of Negative Cash Flow and
   Operating Losses.......................................................  25
  Competition.............................................................  26
  Dependence on Significant Customers.....................................  26
  Managing Rapid Growth...................................................  27
  Pricing Pressures and Industry Capacity.................................  27
  Year 2000 Risks.........................................................  28
  Rapid Technological Changes.............................................  28
  Regulation Risks........................................................  29

                                                                         PAGE
                                                                         ----
  Reliance on Key Personnel.............................................  29
  Concentration of Voting Power; Potential Conflicts of Interest........  29
  Anti-Takeover Provisions..............................................  30
  Dividend Policy; Restriction on Payment of Dividends..................  30
  Possible Volatility of Stock Price....................................  30
  Shares Eligible for Future Sale.......................................  30
PLAN OF MERGER..........................................................  32
  Background of the Merger..............................................  32
  Recommendation of the Icon Board; Icon's Reasons for the Merger.......  35
  Opinion of Icon's Financial Advisor...................................  36
  Terms of the Merger Agreement.........................................  40
  Certain Federal Income Tax Consequences...............................  52
  Accounting Treatment of the Merger....................................  53
  Regulatory Approvals..................................................  53
  No Appraisal Rights...................................................  53
  Other Transaction Documents...........................................  53
  Interests of Certain Persons in the Merger............................  56
  Federal Securities Law Consequences...................................  58
  Litigation............................................................  58
INDUSTRY OVERVIEW.......................................................  59
  General...............................................................  59
  Long Distance Network Services........................................  59
  Telecommunications Technology.........................................  60
  Telecommunications Markets............................................  60
BUSINESS OF ICON........................................................  62
  General...............................................................  62
  Market and Industry Overview..........................................  62
  Strategy..............................................................  63
  Joint Venture.........................................................  64
  Communications Infrastructure.........................................  65
  Services and Products.................................................  66
  Communications Services...............................................  66
  Sales and Marketing...................................................  68
  Competition...........................................................  69
  Proprietary Rights....................................................  71
  Government Regulation.................................................  71
  Legal Proceedings.....................................................  73
  Employees.............................................................  73
  Properties............................................................  74
SELECTED HISTORICAL FINANCIAL DATA OF ICON..............................  75
ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS..................................................  76
  Overview..............................................................  76
  Results of Operations.................................................  79
  Quarterly Results of Operations.......................................  83
  Liquidity and Capital Resources.......................................  84
  Recently Issued Accounting Standards..................................  85
  Year 2000.............................................................  85

                                                                           PAGE
                                                                           ----
MANAGEMENT OF ICON.......................................................   86
  Directors, Executive Officers and Key Employees........................   86
  Committees of the Board of Directors...................................   88
  Compensation of Directors..............................................   88
COMPENSATION OF ICON'S EXECUTIVE OFFICERS................................   89
  Option Grants in Last Fiscal Year......................................   89
  Fiscal Year-End Value of Unexercised Options...........................   89
  Employment Agreements..................................................   90
  Compensation Committee Interlocks and Insider Participation............   90
  1995 Option Plan.......................................................   90
  Agreements With Employees..............................................   91
  401(k) Plan............................................................   91
  Profit Sharing Plan....................................................   92
CERTAIN TRANSACTIONS.....................................................   92
SECURITY OWNERSHIP OF ICON MANAGEMENT AND OTHERS.........................   93
BUSINESS OF QWEST........................................................   95
  Recent Developments....................................................   95
DESCRIPTION OF QWEST CAPITAL STOCK.......................................   98
  Authorized and Outstanding Capital Stock...............................   98
  Common Stock...........................................................   98
  Authorized Qwest Preferred Stock.......................................   98
  Certain Charter and Statutory Provisions...............................   99
COMPARATIVE MARKET PRICE INFORMATION.....................................  100
COMPARATIVE RIGHTS OF QWEST STOCKHOLDERS AND ICON STOCKHOLDERS...........  101
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS........................  104
QWEST COMMUNICATIONS INTERNATIONAL INC. PRO FORMA CONDENSED COMBINED BAL-
 ANCE SHEET..............................................................  107
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  108
LEGAL OPINION............................................................  112
TAX OPINION..............................................................  112
EXPERTS..................................................................  112
AVAILABLE INFORMATION....................................................  113
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.........................  114
ANNEXED DOCUMENTS........................................................  114
GLOSSARY.................................................................  115
INDEX TO THE FINANCIAL STATEMENTS........................................  F-1
ANNEX A--MERGER AGREEMENT................................................  A-1
ANNEX B--OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION..  B-1
ANNEX C--QUARTERLY REPORT ON FORM 10-Q OF QWEST..........................  C-1
ANNEX D--QWEST AND ITS SUBSIDIARIES......................................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: WHY IS THE MERGER A GOOD IDEA?

A: First, the merger will increase your stockholder value. The $12.00 merger price was 65.5% above the $7.25 closing price per share of Icon common stock on September 11, 1998, the last trading day before the signing of the merger agreement. The merger will generally be tax-free, meaning that you will not have to pay taxes on the shares of Qwest common stock you receive until you sell those shares. You will have to pay taxes only on the cash that you will receive instead of a fractional share of Qwest common stock.

  Second, the merger is a good strategic combination of two companies that have different, but related, businesses. Qwest is a facilities-based provider of multimedia communications services to businesses, consumers and communications entities. In addition, Qwest is constructing and installing fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies.

  We believe that Icon's established base of customers, particularly in the financial services, telecommunications, pharmaceutical and media industries, and experienced sales and engineering staff, complement Qwest's strategy to expand its multimedia service offerings for its customers on a global basis. The merger will join these customers to Qwest's fiber-optic network, extensive distribution channels and state-of-the-art back office systems. The merger will also help Qwest enter the Web hosting and Web enabling market for its large business customers.

  For a more detailed discussion of the reasons for the merger, see "PLAN OF MERGER--Recommendation of the Icon Board; Icon's Reasons for the Merger." Achieving the anticipated benefits of the Merger is subject to certain risks, as discussed under "RISK FACTORS" and "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

Q: WHAT WILL HAPPEN TO MY ICON COMMON STOCK IN THE MERGER?

A: In the merger, you will receive a fraction of one share of Qwest common stock in exchange for each share of your Icon common stock. The size of the fraction depends on the average trading price of Qwest common stock on the Nasdaq National Market during a specified period before the special meeting of Icon stockholders that has been called to vote on the merger agreement and the merger. This fraction is referred to as the Qwest exchange ratio. If the number of shares of Icon common stock that you own would entitle you to receive a whole number of shares of Qwest common stock as well as a fractional share of Qwest common stock, then you will receive that whole number of the shares of Qwest common stock and you also will receive cash instead of that fractional share of Qwest common stock.
Q: HOW IS THE QWEST EXCHANGE RATIO DETERMINED?

A: The Qwest exchange ratio will give you a fractional share of Qwest common stock having an exchange value of $12.00 for each share of your Icon common stock, subject to certain limitations explained below. The exchange ratio is calculated by dividing $12.00 by the average of the daily volume weighted averages of the trading prices of Qwest common stock on the Nasdaq National Market over the 15 consecutive trading days ending on the trading day that is three business days before the actual date of the Icon special meeting. This average is referred to as the Qwest average market price.

  If the Qwest average market price is between $27.00 and $37.50, the Qwest exchange ratio will be set between 0.4444 and 0.3200, so that Icon stockholders will receive shares of Qwest common stock having an exchange value of $12.00 for each share of Icon common stock.

  If the Qwest average market price is greater than $37.50, the Qwest exchange ratio will be set at 0.3200, so that the exchange value you will receive for each share of Icon common stock will be greater than $12.00 as the Qwest average market price increases above $37.50 per share.

  If the Qwest average market price is less than $27.00, the Qwest exchange ratio will be set at 0.4444 so that the exchange value you will receive for each share of Icon common stock will be less than $12.00 as the Qwest average market price decreases below $27.00 per share.

  The Qwest average market price would have been $41.9229 if the Icon special meeting had been held on Wednesday, December 9, 1998. Accordingly, if this Qwest average market price were actually used in calculating the Qwest exchange ratio, then the Qwest exchange ratio would be 0.3200 and the Qwest exchange value for each share of your Icon common stock would be $13.4153. This is only an example. You should not expect the actual Qwest average market price to be $41.9229. The actual Qwest average market price will be determined three business days before the actual date of the Icon special meeting. Although the Qwest average market price may be $41.9229 as of that date, it is more likely to be greater or less than $41.9229, and the difference may be significant. The Qwest exchange ratio and the Qwest exchange value would then increase or decrease accordingly, subject to the limitations explained above.

Q: HOW WILL I KNOW WHAT THE ACTUAL QWEST EXCHANGE RATIO IS?

A: You can call Qwest toll free 888-339-9805 anytime after Thursday, December 17, 1998 to hear a tape recorded message stating what the Qwest average market price and the Qwest exchange ratio would be on the date of the call, as if that date was the date to be used for determining the Qwest average market price. The actual determination date will be three business days before the actual date of the Icon special meeting.

Q: WHAT IS THE VALUE OF THE QWEST COMMON STOCK THAT I WILL RECEIVE IN THE
   MERGER?

A: The cash value of the shares of Qwest common stock that you will receive in the merger depends mainly on the number of shares that you receive and the trading price for Qwest common stock when you sell the shares. You should consider the following:

 . The number of shares of Qwest common stock that you will receive in the merger is determined by the Qwest average market price rather than the actual trading price of Qwest common stock on any specific date, including the merger closing date. As explained above, the Qwest average market price depends on the trading prices of Qwest common stock over a 15-day period that ends three days before the actual date of the Icon special meeting. For example, if the Icon special meeting had taken place on Wednesday, December 9, 1998, then the Qwest average market price would have been $41.9229. By contrast, the closing price per share of Qwest common stock was $44.6250 on that day. Note that the Qwest average market price will be fixed three business days before the actual date of the Icon special meeting even if the merger does not close on that date, but instead closes sometime later. The Qwest average market price will not be recalculated after the actual meeting date.

 . The exchange value of the Qwest common stock that you will receive in the merger is calculated by multiplying the Qwest average market price by the Qwest exchange ratio. That amount is referred to as the Qwest exchange value. As indicated above, the Qwest exchange value will be $12.00 for each share of your Icon common stock if the Qwest average market price is between $27.00 and $37.50. The Qwest exchange value will exceed $12.00 if the Qwest average market price is greater than $37.50, and the Qwest exchange value will be less than $12.00 if the Qwest average market price is less than $27.00. The table on page 9 of the attached Proxy Statement/Prospectus sets forth the range of Qwest exchange values that relate to a sample range of Qwest average market prices. The Qwest exchange value of the fractional share of Qwest common stock that you will receive in the merger for each share of your Icon common stock is not necessarily the market value of that fractional share, as noted below.

 . The cash value that you would receive from selling the Qwest common stock that you receive in the merger will mainly depend upon the Qwest trading price per share when you sell those shares. This cash value is NOT the same as the Qwest exchange value of the Qwest common stock that you will receive in the merger. The cash value may be greater than the Qwest exchange value or less than the Qwest exchange value, and the cash value will in any case change over time. The cash value of your Qwest shares will depend upon the factors that generally influence the trading prices of securities.

Q: WHEN WILL THE MERGER CLOSE?

A: We expect that the merger will close promptly after the Icon stockholders approve the merger and adopt the merger agreement at the Icon special meeting. The Icon special meeting is scheduled for Thursday, December 31, 1998. However, the closing may be delayed if other closing conditions have not been then satisfied.

Q: WHAT ARE MY FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: Your receipt of shares of Qwest common stock in the merger generally will be tax free. However, you may have to pay taxes on cash received instead of a fractional share of Qwest common stock. For a detailed discussion of the tax consequences of the merger, see "RISK FACTORS--Tax Treatment" and "PLAN OF MERGER--Certain Federal Income Tax Consequences."

Q: WILL I HAVE APPRAISAL RIGHTS?

A: No. You will not have any appraisal rights as a result of the merger.

Q: WHY SHOULD I VOTE?

A: You should vote to express your approval or disapproval of the merger and the merger agreement. Not voting the shares has the same effect as voting against the merger and the merger agreement.

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

  Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Chief Technology Officer of Icon, who are also directors of Icon, have agreed to vote all of their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. Messrs. Baxter, Brown and Harmolin beneficially owned 6,550,354 shares of Icon common stock in the aggregate on the record date used to determine who is entitled to vote on the merger proposal, or approximately 41.2% of the shares then outstanding. In addition, Icon officers and directors, SCP Private Equity Partners, L.P., one of Icon's largest stockholders, and other Icon stockholders who in the aggregate owned 1,665,421 shares of Icon common stock, or approximately 10.5% of the shares then outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement. Because the affirmative vote of all such shares (which collectively constitute approximately 51.7% of the outstanding shares of Icon common stock entitled to vote at the Icon special meeting) is sufficient to approve the merger and adopt the merger agreement, it is expected that the merger will be approved and the merger agreement adopted at the Icon special meeting, even if no other Icon stockholder votes to approve the merger and adopt the merger agreement.

  The merger will not close unless holders of a majority of the outstanding shares of Icon common stock vote to approve the merger and adopt the merger agreement. The Icon board of directors unanimously recommends that you vote to authorize Icon to adjourn the Icon special meeting to solicit additional proxies if the number of proxies sufficient to approve the merger and adopt the merger agreement has not been received by the scheduled date of the Icon special meeting.

Q: WHAT SHOULD I DO NOW?

A: PLEASE VOTE. You should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the Icon special meeting. After the merger is completed, we will send you written instructions that will tell you how to exchange your share certificates. PLEASE DO NOT SEND IN YOUR ICON STOCK CERTIFICATES NOW OR WITH YOUR PROXIES. Hold your Icon stock certificates until you receive our instructions.

Q: CAN I CHANGE MY VOTE AFTER YOU MAIL IN A SIGNED PROXY CARD?

A: Yes. You can change your vote in one of three ways at any time before your proxies are used. First, you can revoke your proxies by written notice. Second, you can complete a new, later-dated proxy card. Third, you can attend the Icon special meeting and vote in person.

Q: HOW DO I VOTE SHARES HELD IN MY BROKER'S NAME?

A: If your broker holds your shares of Icon common stock in his name (or in what is commonly called "street name"), then you should give your broker written instructions on how to vote. The shares will not be voted if you do not give these instructions. Please instruct your broker in writing to vote shares held in street name to approve of the merger and to adopt the merger agreement.

Q: WHO CAN ANSWER MY QUESTIONS?

A: Please call Qwest's Investor Relations Department at 800-567-7296 or Andrea Kaimowitz of Morgan Walke Associates, Icon's investor relations representative, at 212-850-5600 if you have questions about Qwest, Icon or the merger.

                                    SUMMARY

This section summarizes selected information from this Proxy Statement/Prospectus, the merger agreement and other documents. It may not contain all the information that is important to you. To understand the merger more fully, and for a more complete description of Icon and Qwest, please read carefully the Proxy Statement/Prospectus, the merger agreement and the other documents to which we refer you.

References to "Qwest" mean Qwest Communications International Inc. and its predecessors, together with Qwest's subsidiaries, including LCI International, Inc. ("LCI") and Qwest Communications Corporation ("QCC"). A glossary of other terms used in this Proxy Statement/Prospectus begins on page 115 of this Proxy Statement/Prospectus.

                                 THE COMPANIES

ICON CMT CORP.
1200 HARBOR BLVD.
WEEHAWKEN, NEW JERSEY 07087
(201) 601-2000
INTERNET: WWW.ICON.COM

(See page 62)

Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies.

Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of the customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. In order to provide end-to-end solutions, Icon integrates services and products in three key areas: (1) communications services, including high quality Internet access and web/server hosting and management;
(2) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; and (3) product resales, including hardware and software, which are an integral component of systems design and integration and serve as a means of establishing customer relationships. Icon differentiates itself by integrating its services and products to provide customized turnkey solutions for the needs of corporate customers.

Icon's customers include major corporations in the financial services, telecommunications, pharmaceutical and media industries, such as Alliance Capital Management LP, Astra Pharmaceuticals, L.P. (formerly Astra Merck, Inc.), Bear, Stearns & Co. Inc., Bell Atlantic Internet Solutions, Inc., CBS, Inc., ING U.S. Financial Services Corporation, C/net: The Computer Network, Merrill Lynch & Co., Inc., Proctor & Gamble Co. and Fleet Securities, Inc.

QWEST COMMUNICATIONS INTERNATIONAL INC.

700 QWEST TOWER
555 SEVENTEENTH STREET
DENVER, COLORADO 80202
(307) 992-1400
INTERNET: WWW.QWEST.NET

(See page 95)

Qwest is a facilities-based provider of a full range of multimedia communications services to businesses, consumers and communications entities. In addition, Qwest is constructing and installing fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. Qwest is expanding its existing long distance network into an approximately 18,450 route-mile, coast-to-coast, technologically advanced, fiber optic telecommunications network. Qwest will employ, throughout substantially all of the network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies and Northern Telecom Inc., respectively. The network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, Qwest has entered into contracts for the sale of dark fiber along the route of the network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

Under Qwest's current plan, its network will extend approximately 18,450 route miles coast-to-coast and connect approximately 130 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Presently, Qwest provides services to its customers through owned and leased digital fiber optic facilities and more than 15 switches strategically located throughout the United States, connecting Qwest to metropolitan areas that account for more than 95% of U.S. call volume. Construction of the network is scheduled to be completed in 1999. Through a combination of its network and leased facilities, Qwest will continue to offer interstate services in all 48 contiguous states. In April 1998, Qwest activated the entire transcontinental portion of the network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native Internet Protocol fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for early 1999. The network expansion into Europe includes capacity on three submarine systems. The transatlantic capacity includes eight STM-1s (the European equivalent to SONET OC-3) from New York City to London and other European destinations.

                              ICON SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING (See page 22)

The purpose of the Icon special meeting is to consider and vote upon a proposal to approve the merger and adopt the merger agreement.

DATE, TIME AND PLACE (See page 22)

The Icon special meeting will be held on Thursday, December 31, 1998, at 8:00 a.m., local time, at Icon's headquarters, 1200 Harbor Boulevard, 8th Floor, Weehawken, New Jersey 07087.

RECOMMENDATION OF THE ICON BOARD (See page 35)

The Icon board of directors has unanimously determined that the merger agreement and the merger are in your best interests and the best interests of Icon, has approved the merger and the merger agreement and has determined that the merger and the merger agreement are advisable. THE ICON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF ICON'S FINANCIAL ADVISOR (See page 36)

Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to Icon in connection with the merger, has delivered its opinion to the board of directors of Icon, dated the date of this Proxy Statement/Prospectus, to the effect that as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications contained in the opinion, the merger consideration to be received by the holders of Icon common stock in the merger (other than holders of Icon common stock who are affiliates of Icon) was fair, from a financial point of view, to such holders. The entire opinion is attached as Annex B to this Proxy Statement/Prospectus. The opinion is directed to the Icon board of directors and relates only to the fairness of the merger consideration to the holders of Icon common stock (other than the holders of Icon common stock who are affiliates of Icon) from a financial point of view, does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any Icon stockholder as to how such stockholder should vote at the Icon special meeting. Please read the opinion carefully in its entirety in connection with this Proxy Statement/Prospectus for the assumptions made and procedures followed by the financial advisor, the matters considered by them and the limits of their review.

VOTE REQUIRED FOR APPROVAL AND RELATED MATTERS (See page 22)

Record Date; Shares Entitled to Vote. You are entitled to receive notice of the Icon special meeting and to vote at the special meeting only if you were a stockholder of record of Icon common stock at the close of business on November 6, 1998. At the close of business on the record date, 15,899,470 shares of Icon common stock were outstanding. Each share entitles its registered holder to one vote.

Quorum; Vote Required; Proxies. Holders of a majority of the outstanding shares of Icon common stock entitled to vote must be present at the Icon special Meeting in person or by proxy to constitute a quorum at the Icon special meeting. As of the record date, Icon's directors and executive officers and their affiliates beneficially owned approximately 51.7% of the outstanding shares of Icon common stock.

Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President and Chief Technology Officer of Icon, who are also directors of Icon, have agreed to vote all their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. They have granted to Qwest an irrevocable proxy in connection with this agreement. On the record date, Messrs. Baxter, Brown and Harmolin owned 6,550,354 shares of Icon common stock in the aggregate, or approximately 41.2% of the shares then outstanding. In addition, Icon officers and directors, SCP Private Equity Partners, L.P., one of the Icon's largest stockholders, and other Icon stockholders who in the aggregate owned 1,665,421 shares of Icon common stock, or approximately 10.5% of the shares then outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement. Because the affirmative vote of all such shares (which collectively constitute approximately 51.7% of the outstanding shares of Icon common stock entitled to vote at the Icon special meeting) is sufficient to approve the merger and adopt the merger agreement, it is expected that the merger will be approved and the merger agreement adopted at the Icon special meeting, even if no other Icon stockholder votes to approve the merger and adopt the merger agreement.

Approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Icon common stock entitled to vote at the Icon special meeting. The Icon board of directors unanimously recommends that you vote to authorize Icon to adjourn the Icon special meeting to solicit additional proxies if the number of proxies sufficient to approve the merger and adopt the merger agreement has not been received by the scheduled date of the Icon special meeting.

Icon common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" adoption of the merger agreement and "FOR" the adjournment of the Icon special meeting to solicit additional proxies, if necessary.

                                  RISK FACTORS

In evaluating Icon, Qwest, the merger and the merger agreement, you should carefully consider certain risk factors. See "RISK FACTORS" beginning on page 24.

                                 PLAN OF MERGER

TERMS OF THE MERGER AGREEMENT (See page 40)

Merger Agreement. Icon and Qwest entered into the merger agreement on September 13, 1998. The merger agreement is attached as Annex A to this Proxy Statement/Prospectus.

The Merger. Upon completion of the merger, Icon will become a subsidiary of Qwest, and Icon stockholders will become stockholders of Qwest. In the merger, each share of Icon's common stock will be converted into the right to receive a fraction of one share of Qwest common stock that results from dividing $12.00 by the average of the daily volume weighted averages of the trading prices for Qwest common stock for the 15 consecutive trading day period ending on the trading day that is three business days before the actual date of the special meeting of Icon stockholders. However, a share of Icon common stock will not be converted into the right to receive less than 0.3200 shares of Qwest common stock even if the average trading price exceeds $37.50 or more than 0.4444 shares of Qwest common stock even if the average trading price is less than $27.00. Accordingly, the value you would receive for each share of Icon common stock (based upon the Qwest average market price) will be greater than $12.00 as the Qwest average market price increases above $37.50 per share. Correspondingly, the value you will receive for each share of Icon common stock (based upon the Qwest average market price) will be less than $12.00 as the Qwest average market price decreases below $27.00 per share. The fraction of one share of Qwest common stock that will be issued for each share of Icon common stock in the merger is referred to as the Qwest exchange ratio. The exchange value described above that you will receive for each share of your Icon common stock is not necessarily the cash value of the fractional share of Qwest common stock that you will receive for each of your Icon shares as explained below.

Table of Exchange Values of Qwest Common Stock to be Issued in the Merger. The columns in the table below give you the following information:

  (A) The first column shows a range of Qwest average market prices from $50.00 to $20.00. The Qwest average market price can be greater than $50.00 and less than $20.00. Note that the number of shares of Qwest common stock that you receive in the merger will be based upon an average market price over a 15-day period that ends three business days before the actual date of the Icon special meeting. That number will not be based on the closing price per share of the Qwest common stock on the closing date. The Qwest average market price can, and probably will, differ from the trading price of the Qwest common stock on the closing date of the merger. For example, the Qwest average market price would have been $41.9229 if the Icon special meeting had been held on Wednesday, December 9, 1998. By contrast, the closing price per share of Qwest common stock was $44.6250 on that date. Note that the Qwest average market price will be fixed as of three business days before the actual date of the Icon special meeting, even if the merger does not close on the meeting date, but instead closes sometime later. The Qwest average market price will not be recalculated at such later time.

  (B) The second column shows the fractional share of Qwest common stock that would be issued for each share of your Icon common stock at each of the Qwest average market prices shown in the table. This fractional share is also known as the Qwest exchange ratio. Note that the Qwest exchange ratio does not fall below 0.3200 if the Qwest average market price exceeds $37.50, nor does the Qwest exchange ratio rise above 0.4444 if the Qwest average market price is less than $27.00. The Qwest exchange ratio will not be recalculated if the merger closes anytime after the actual date of the Icon special meeting.

  (C) The third column shows the exchange values of the fractional share of Qwest common stock that would be issued for each share of your Icon common stock at each of the Qwest average market prices shown in the table. These Qwest exchange values are determined by multiplying the Qwest average market prices shown in the first column by the corresponding Qwest exchange ratios shown in the second column. Note that the Qwest exchange value that you will receive in the merger will be greater than $12.00 if the Qwest average market price is greater than $37.50 and that the exchange value for each share of your Icon common stock will be less than $12.00 if the Qwest average market price is less than $27.00. The Qwest exchange value does NOT represent the actual cash value per share of Icon common stock that you could expect to receive from selling the shares of Qwest common stock that you will receive in the merger. The cash value may be greater than the Qwest exchange value or less than the Qwest exchange value, and the cash value will in any case change over time. The cash amount mainly depends upon the trading price per share of Qwest common stock when you sell the Qwest shares. The trading price per share of Qwest common stock will vary depending upon the factors that generally influence the trading prices of securities. See "RISK FACTORS--Uncertainty of Value of Qwest Common Stock Received in the Merger."

                            TABLE OF EXCHANGE VALUES

                                                                            (C)
               (A)                       (B)                           QWEST EXCHANGE
          QWEST AVERAGE             QWEST EXCHANGE                   VALUE PER SHARE OF
         PRICE PER SHARE                RATIO                        ICON COMMON STOCK
         ---------------            --------------                   ------------------
             $50.00                     0.3200                            $16.0000
             $49.00                     0.3200                            $15.6800
             $48.00                     0.3200                            $15.3600
             $47.00                     0.3200                            $15.0400
             $46.00                     0.3200                            $14.7200
             $45.00                     0.3200                            $14.4000
             $44.00                     0.3200                            $14.0800
             $43.00                     0.3200                            $13.7600
             $42.00                     0.3200                            $13.4400
             $41.00                     0.3200                            $13.1200
             $40.00                     0.3200                            $12.8000
             $39.00                     0.3200                            $12.4800
             $38.00                     0.3200                            $12.1600

                -------------------------------------------
             $37.50                     0.3200                            $12.0000
             $36.00                     0.3333                            $12.0000
             $35.00                     0.3429                            $12.0000
             $34.00                     0.3529                            $12.0000
             $33.00                     0.3636                            $12.0000
             $32.00                     0.3750                            $12.0000
             $31.00                     0.3871                            $12.0000
             $30.00                     0.4000                            $12.0000
             $29.00                     0.4138                            $12.0000
             $28.00                     0.4286                            $12.0000
             $27.00                     0.4444                            $12.0000

                -------------------------------------------
             $26.00                     0.4444                            $11.5544
             $25.00                     0.4444                            $11.1100
             $24.00                     0.4444                            $10.6560
             $23.00                     0.4444                            $10.2212
             $22.00                     0.4444                            $ 9.7768
             $21.00                     0.4444                            $ 9.3324
             $20.00                     0.4444                            $ 8.8880

Conditions to the Merger. Icon and Qwest are required to close the merger only if the following principal conditions, among others, are satisfied at or before the closing date:

 . Holders of a majority of the outstanding shares of Icon common stock have duly approved the merger and adopted the merger agreement.

 . Icon and Qwest have obtained from each governmental body or other person each material approval that is required or advisable in connection with the merger agreement and the related transactions.

 . No law, rule, regulation or other official action of any governmental body is in effect that makes the merger illegal or otherwise prohibits the merger or could reasonably be expected to have a material adverse effect on Icon or Qwest.

 . Neither Icon nor Qwest is in material breach of any law, rule, regulation or other official action of any governmental body or any agreement, indenture or other instrument in which its properties or operations may be affected and neither one has received notice that it would be in breach in connection therewith.

 . The representations and warranties of each other party contained in each transaction document in connection with the merger to which such other party is a party are true and correct in all material respects on and as of the closing date.

 . Each other party has performed, in all material respects, all of the covenants and other obligations required by each transaction document required to be performed by that party at or before the closing; and

 . Icon has received an opinion from its counsel to the effect that the merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Termination of the Merger Agreement. Icon and Qwest may terminate the merger agreement before the merger becomes effective, for the following principal reasons, among others:

 . We may mutually agree to terminate the merger agreement.

 . Either Icon or Qwest may terminate on or after March 13, 1999, if the closing of the merger does not occur for any reason other than a breach or violation by such party, in any material respect, of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

 . Either Icon or Qwest may terminate on or after January 13, 1999, if such party is not in breach and has not violated, in any material respect, any of its representations, warranties, covenants or agreements set forth in the merger agreement, and the other party is in breach or has violated, in any material respect, any of its representations, warranties, covenants or agreements set forth in the merger agreement.

 . Either Icon or Qwest may terminate after the date of the Icon special meeting, if the stockholders of Icon do not approve the merger agreement and the merger.

 . Qwest may terminate, if Icon or its board of directors authorize, recommend or propose that Icon enter into an agreement with respect to a business combination transaction with a third party.

 . Icon may terminate, prior to the date of the Icon special meeting, if its board of directors determines that an unsolicited, bona fide written proposal made by any person is a superior proposal as compared to the terms of the merger agreement with Qwest, provided that Qwest is given the opportunity to modify the terms of the merger such that Icon prefers to conclude the merger in lieu of concluding the unsolicited written proposal by the other person.

 . Qwest may terminate, if a business combination transaction involving Icon and another person closes.

Icon Non-Solicitation Provisions. The merger agreement does not permit Icon or its officers, directors, employees, financial advisors or other representatives to solicit, initiate or encourage proposals for alternative business combination transactions, providing information to or conducting negotiations or discussions with other persons regarding alternative business combination transactions, withdrawing the Icon board of directors' approval of the merger agreement and the merger, recommending that Icon's stockholders approve an alternative business combination transaction or terminating the merger agreement to accept an alternative business combination transaction, except in each case as summarized in the following paragraph.

The merger agreement permits Icon to provide information and conduct negotiations in connection with written proposals for alternative business combination transactions that the Icon board of directors believes are reasonably likely to be superior to the merger. The Icon board may also withdraw its recommendation that the Icon stockholders approve the merger agreement and the merger if the Icon board determines that an alternative business combination proposed by another person is superior to the merger. The Icon board may also terminate the merger agreement in order to enter into an agreement providing for an alternative business combination transaction with another person if the Icon board determines that the alternative transaction is superior to the merger and if the Icon board first gives Qwest an opportunity to modify the terms of the merger so that the alternative transaction is not superior to the merger, as so modified.

The merger agreement sets out a number of factors that the Icon board of directors must consider in determining whether an alternative transaction is superior to the merger, either on the terms that have been approved by Icon and Qwest or on the terms that Qwest may propose in response to an alternative business combination transaction that the Icon board might otherwise determine to be a proposal superior to the merger. The Icon board may take any of the actions referred to in the preceding paragraph with respect to an alternative business combination transaction proposed by another person only if the Icon board concludes in good faith, based upon the advice of Icon's legal counsel, that failure to take the action would breach its fiduciary duties to Icon's stockholders, other than its affiliates.

Termination Fee. The merger agreement requires Icon to pay Qwest a termination fee of $7 million if either Icon or Qwest terminates the merger agreement for the reasons summarized above under the last four bullet points under "-- Termination" above. Icon must also pay a $7 million fee if the parties terminate the merger agreement for the reason summarized in the second bullet point in that section if another person has made a proposal for an alternative business combination transaction at the time of termination and within the following 12 months Icon enters into a definitive agreement with respect to an alternative business combination transaction or an alternative business combination transaction involving Icon closes during that period. Icon's obligation to pay a termination fee may adversely affect the willingness of another person to propose an alternative business combination transaction involving Icon or the price and other terms of such a proposal.

Purchase of Qwest Products and Services. The merger agreement also requires Icon to purchase from Qwest products and services for an aggregate purchase price of $30 million if Icon consummates an alternative business combination with another person within 12 months following the termination of the merger agreement for any reason other than Qwest's material breach of the merger agreement. Icon's obligation to purchase products and services from Qwest may adversely affect the willingness of another person to propose an alternative business combination transaction involving Icon or the price and other terms of such a proposal.

OPTION AGREEMENTS (See page 53)

When Icon and Qwest entered into the merger agreement, Qwest also entered into option agreements with Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Senior Technology Officer of Icon, who are also directors of Icon and who owned 6,550,354 shares of Icon common stock in the aggregate, or approximately 41.2% of the shares outstanding on the record date. The form of the option agreements is attached as Exhibit A to the merger agreement.

In each option agreement, the stockholder grants Qwest an option to acquire all the shares of Icon common stock beneficially owned by him at a price of $12.00 per share. The option may be exercised, in whole or in part, within one year following the consummation of an alternative business combination transaction involving Icon that occurs after certain option triggering events. An option triggering event is the first to occur of (1) the termination or purported termination of the merger agreement without the prior written approval of Qwest, (2) the time of the occurrence or existence of any event or circumstance that would entitle any party to exercise its right to terminate the merger agreement, (3) the public announcement or disclosure of a bona fide proposal by any third party to engage in a business combination transaction with any of Icon and its subsidiaries, and (4) the occurrence of a breach by any stockholder of any obligation under the option agreements or voting agreements.

In lieu of acquiring any shares, Qwest may elect, in its sole discretion, to require the stockholder to repurchase the option, or a portion of the option, for cash in the amount by which the value of consideration per share that would be received by the stockholder in the alternative business combination transaction exceeds $12.00. The stockholder also agreed to certain restrictions in the voting and the sale of the shares of Icon common stock subject to the option. The voting restrictions terminate upon the termination of the merger agreement and the payment of any termination fee then required to be paid by Icon to Qwest.

VOTING AGREEMENTS (See page 54)

When Icon and Qwest entered into the merger agreement, Qwest also entered into voting agreements and proxies with Messrs. Baxter, Brown and Harmolin. The form of the voting agreements is attached as Exhibit B to the Merger Agreement.

In each voting agreement, the stockholder agrees to vote all the shares of Icon common stock beneficially owned by him to approve the merger agreement and the merger, to vote against any alternative business combination transaction and to vote against any action or against that would result in a breach of the merger agreement or impede or delay the merger closing. The stockholder also granted to Qwest an irrevocable proxy in connection with these matters. The voting agreement terminates upon the termination of the merger agreement and the payment of any termination fee then required to be paid by Icon to Qwest.

QWEST CREDIT FACILITY (See page 55)

In the merger agreement, Qwest committed to lend to Icon up to $15 million in the aggregate. The terms and conditions of the loan are attached as Exhibit D to the merger agreement. On September 28, 1998, Qwest and Icon entered into a definitive credit agreement with respect to the loan.

The initial availability date of the loan is January 31, 1999. The proceeds of the loan will be applied to repay Icon's outstanding indebtedness, acquire equipment and pay general corporate and operating expenses. The maturity date of the loan is January 31, 2000. Before the occurrence of a material adverse condition affecting the business, properties, operations, prospects or condition (financial or otherwise) of Icon and its subsidiaries, taken as a whole, interest on the loan will accrue at a floating rate equal to the rate published in The Wall Street Journal from time to time as the prime rate, plus 1.00%. After the occurrence of a material adverse condition, the interest rate will be at a floating rate equal to the prime rate plus 8.00%.

The credit agreement contains customary representations, warranties, covenants, conditions to funding and events of default. The covenants include limitations on Icon's ability to incur additional debt and to replace its president, chief executive officer or general counsel, without Qwest's approval, which may not be unreasonably withheld, conditioned or delayed. The loan will be secured by a lien on substantially all of Icon's real and personal property and assets. The events of default, which entitle Qwest to require Icon to pay the loan in full upon notice, include (1) the consummation of an alternative business combination transaction with respect to Icon, (2) termination of the merger agreement on or after January 13, 1999 by Qwest because of a material breach by Icon of its obligations under the merger agreement or (3) a willful or reckless breach by Icon of any of its material obligations under the merger agreement. Under certain circumstances, Qwest may be required to advance the loan, and Icon would not be in default under the Qwest credit facility, even if an event occurred that could reasonably be expected to have a material adverse effect on Icon's business, properties, operations, prospects or condition.

WARRANTS; REGISTRATION RIGHTS AGREEMENT (See page 56)

When Icon and Qwest entered into the merger agreement, Icon issued to Qwest warrants to purchase 750,000 shares of Icon common stock exercisable at $12.00 per share for 10 years with registration rights granted pursuant to a registration rights agreement. Icon issued the warrants in consideration of Qwest's commitment to make the $15 million loan referred to above. The forms of the warrants and the registration rights agreement are attached as Exhibits E and F, respectively, to the merger agreement.

PRIVATE LINE SERVICES AGREEMENT (See page 56)

When Icon and Qwest entered into the merger agreement, they also entered into a private line services agreement, under which Qwest will provide to Icon telecommunications capacity and related ancillary services, and a master collocation license agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (See page 56)

You should be aware that certain directors and executive officers of Icon may be deemed to have conflicts of interest with respect to the merger. These interests include (1) new employment agreements, effective when the merger closes, for Messrs. Baxter, Brown and Harmolin, who are directors and executive officers of Icon and who as Icon directors voted to approve the merger agreement and the merger, (2) possible payments for Messrs. Baxter, Brown and Harmolin and other executive officers in the event such officers' employment is terminated under certain circumstances, (3) indemnification and liability insurance for directors and executive officers and (4) the assumption by Qwest of each unexercised and outstanding Icon stock option issued by Icon to purchase shares of Icon common stock held by a director or executive officer of Icon and the conversion of those options into stock options for Qwest common stock. In addition, Messrs. Baxter, Brown and Harmolin have also entered into voting agreements and option agreements with Qwest (as described above).

ACCOUNTING TREATMENT OF THE MERGER (See page 53)

The merger will be accounted for using the purchase method of accounting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (See page 52)

Qwest and Icon intend the merger to qualify as a tax-free reorganization for federal income tax purposes, so that generally no gain or loss will be recognized by the Icon stockholders on the exchange of Icon common stock for Qwest common stock, except to the extent that Icon stockholders receive cash in lieu of fractional shares. Please consult your own tax advisors regarding the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

NO APPRAISAL RIGHTS (See page 53)

You are not entitled to appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

                           COMPARATIVE PER SHARE DATA

The following table sets forth selected comparative per share data for Qwest and for Icon on both an historical and unaudited pro forma combined basis giving effect to (1) the proposed acquisition by Qwest of all of the issued and outstanding shares of capital stock of Icon, as if the acquisition had occurred as of the balance sheet dates below for purposes of calculating book value per share amounts, and on January 1, 1997 for purposes of calculating net income
(loss) per share amounts, (2) the acquisition by Qwest of all of the issued and outstanding shares of capital stock, and capital stock issued at the closing of the acquisition in October 1997, of SuperNet, Inc. ("SuperNet"), as if the acquisition had occurred on January 1, 1997 for purposes of calculating net income (loss) per share amounts, (3) the acquisition by Qwest of all of the issued and outstanding shares of capital stock of Phoenix Network, Inc. ("Phoenix") in March 1998, as if the acquisition had occurred on January 1, 1997 for purposes of calculating net income (loss) per share amounts and (4) the acquisition by Qwest of all of the issued and outstanding shares of capital stock of LCI International, Inc. ("LCI") in June 1998, as if the acquisition had occurred on January 1, 1997 for purposes of calculating net income (loss) per share amounts. Items (2), (3) and (4) above, together with the historical results of operations of Qwest, are referred to in the following table as "Qwest historical." The following table does not give effect to Qwest's acquisition of EUnet International Limited ("EUnet") and the joint venture with KPN Telecom B.V. ("KPN") because such disclosure is not required under Rule 3-05 of the Securities and Exchange Commission Regulation S-X. None of Qwest, Icon, LCI, SuperNet or Phoenix has paid cash dividends. Accordingly, no information is provided with respect to pro forma combined or pro forma equivalent cash dividends. All share and per share information with respect to Qwest included herein gives effect to the Qwest two-for-one stock split effected in February 1998 in the form of a stock dividend. These tables should be read in conjunction with the historical financial statements of Qwest, Icon, LCI, Supernet and Phoenix including the respective notes thereto, and the unaudited pro forma condensed combined financial information, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus. The following information is not necessarily indicative of the results of operations or combined financial position that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                           AT           AT
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
Book value per share
  Qwest historical...................................    $13.18       $11.28
  Icon historical....................................    $(2.80)      $ 1.48
  Qwest/Icon pro forma combined......................    $13.60       $11.72
  Icon pro forma equivalent(1).......................    $ 4.35       $ 3.75
                                                      FOR THE YEAR FOR THE NINE
                                                         ENDED     MONTHS ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
Net earnings (loss) per share
  Qwest historical--basic and diluted................    $(0.15)      $(0.10)
  Icon historical--basic and diluted.................    $(1.90)      $(1.28)
  Qwest/Icon pro forma combined--basic and diluted...    $(0.24)      $(0.20)
  Icon pro forma equivalent--basic and diluted(1)....    $(0.08)      $(0.06)

--------
(1) The Icon pro forma equivalent represents the Qwest/Icon pro forma combined book value or net income (loss) per share multiplied by a Qwest exchange ratio of 0.3200. This Qwest exchange ratio assumes a Qwest average market price that is equal to or greater than $37.50.

                      COMPARATIVE MARKET PRICE INFORMATION

Icon became a publicly traded company on February 12, 1998 following Icon's initial public offering. Icon common stock is quoted on the Nasdaq National Market under the symbol "ICMT." Qwest became a publicly traded company on June 23, 1997 following Qwest's initial public offering. Qwest common stock is quoted on the Nasdaq National Market under the symbol "QWST." The table below sets forth, for the periods indicated, the high and low sales prices per share of Icon common stock and Qwest common stock as reported on the Nasdaq National Market (as adjusted for the Qwest two-for-one stock split in February 1998). For current price information, please consult publicly available sources.

                                                  ICON              QWEST
                                            ----------------- -----------------
                                              HIGH     LOW      HIGH     LOW
                                            -------- -------- -------- --------
Fiscal 1998 (ending December 31, 1998):
  Fourth Quarter (through December 9,
   1998)................................... $14.2500 $10.0000 $45.5625 $26.7500
  Third Quarter............................ $21.3750 $ 6.7500 $47.5000 $22.0000
  Second Quarter........................... $28.7500 $12.8750 $40.0625 $27.8750
  First Quarter............................ $17.6250 $ 8.3750 $41.0625 $29.6250
Fiscal 1997 (ended December 31, 1997):
  Fourth Quarter...........................      N/A      N/A $34.4375 $22.9375
  Third Quarter............................      N/A      N/A $26.5000 $13.6250
  Second Quarter...........................      N/A      N/A $15.0625 $13.1875
  First Quarter............................      N/A      N/A      N/A      N/A

On September 11, 1998, the last trading day prior to the announcement of the execution of the merger agreement, the closing price per share of Icon common stock, as reported on the Nasdaq National Market, was $7.25. On December 9, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Icon common stock, as reported on the Nasdaq National Market, was $14.1250. The "equivalent per share" closing price of Icon common stock was $12.00 as of September 11, 1998 and $14.3693 as of December 9, 1998. This "equivalent per share" price is determined by multiplying the Qwest exchange ratio as of the relevant date (determined as if the closing price on such date were the Qwest average market price) by the Qwest common stock closing price on that date. On the Icon record date, there were approximately 100 Icon stockholders of record.

On September 11, 1998, the last trading day prior to the announcement of the execution of the merger agreement, the closing price per share of Qwest common stock, as reported on the Nasdaq National Market, was $28.8125. On December 9, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Qwest common stock, as reported on the Nasdaq National Market, was $44.6250. On October 31 , 1998, there were approximately 3,239 Qwest stockholders of record.

Icon has not declared or paid cash dividends on Icon common stock since Icon's initial public offering. The Icon board of directors intends to retain earnings for use in the development and continued expansion of Icon's business. The payment of cash dividends by Icon is prohibited under its revolving line of credit. Any future determination concerning the payment of dividends will be within the sole discretion of the Icon board and will depend upon the existence of such restriction, Icon's financial condition, Icon's results of operations and such other factors as the Icon board of directors deems relevant.

Qwest has not declared or paid cash dividends on Qwest common stock since Qwest's initial public offering, and Qwest anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Qwest board of directors and will depend upon, among other things, Qwest's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

See "COMPARATIVE MARKET PRICE INFORMATION."

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1997 and for the nine months ended September 30, 1998 gives effect to the acquisitions of SuperNet, Phoenix, LCI and Icon as if the acquisitions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet data as of September 30, 1998 set forth below gives effect to the proposed acquisition by Qwest of all the issued and outstanding shares of capital stock of Icon and the assumption of the Icon stock options and warrants as if the acquisition had occurred on September 30, 1998. The selected unaudited pro forma condensed combined financial data does not give effect to Qwest's acquisition of EUnet and the joint venture with KPN because such disclosure is not required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

The selected unaudited pro forma condensed combined financial data give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements contained elsewhere in this Proxy Statement/Prospectus. The fair value of the consideration will be allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company are based upon information available at the date of preparation of the Unaudited Pro Forma Condensed Combined Financial Statements, and will be adjusted upon the final determination of such fair values. Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of the LCI purchase price will not differ materially from the preliminary allocation.

The final allocation of purchase price to the Icon assets acquired and liabilities assumed is dependent upon an analysis which has not progressed to a stage at which there is sufficient information to make an allocation in these pro forma condensed combined financial statements. Qwest has undertaken a study to determine the allocation of the Icon purchase price to the various assets acquired, including in-process research and development projects, and the liabilities assumed. While conducting transaction due diligence, Qwest considered Icon's existing intangible assets and items currently being developed by Icon and other goodwill-type assets. Qwest considered these intangible assets and in-process R&D in determining the total purchase price paid by Qwest, but these items did not play a key role in Qwest's acquisition decision or the amount of the purchase price. Although the appraisal of the assets is in the initial stages, Qwest believes the portion of Icon purchase price allocated to in-process R&D and corresponding charge to Qwest's results of operations will be approximately $10.0 million to $15.0 million.

THE SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA BELOW DO NOT PURPORT TO REPRESENT WHAT QWEST'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS.

The selected historical financial data of Icon and Qwest as of the end of, and for each of the years in, the five year period ended December 31, 1997 and as of September 30, 1998 and 1997 and for the nine months ended September 30, 1998 and 1997 have been taken or derived from the respective historical consolidated financial statements of Icon and Qwest.

The selected historical consolidated financial data and the selected unaudited pro forma condensed combined financial data of Icon and Qwest, respectively, should be read in conjunction with the discussions under

"ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Historical Consolidated Financial Statements and Unaudited Interim Financial Statements of Qwest and Icon, and the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus.

        SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                  NINE MONTHS
                                                     YEAR ENDED      ENDED
                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1997         1998
                                                    ------------ -------------
STATEMENT OF OPERATIONS DATA:
Revenue............................................    $2,473       $2,199
Operating expenses.................................     2,211        1,934
Depreciation and amortization......................       260          230
                                                       ------       ------
Earnings from operations...........................         2           35
Other expense, net.................................        39           64
                                                       ------       ------
Earnings before income taxes.......................       (37)         (29)
Income tax expense.................................        42           36
                                                       ------       ------
Net loss...........................................    $  (79)      $  (65)
                                                       ======       ======
Loss per share--basic and diluted..................    $(0.24)      $(0.19)
Shares used in calculating basic and diluted loss
 per share.........................................       330          334

                                                                       AS OF
                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
BALANCE SHEET DATA:
Current assets....................................................    $1,157
Property and equipment, net.......................................    $2,058
Total assets......................................................    $7,062
Debt..............................................................    $1,623
Total liabilities.................................................    $3,103
Total stockholders' equity........................................    $3,959

                  SELECTED HISTORICAL FINANCIAL DATA OF QWEST

                                                                  NINE MONTHS
                                                                     ENDED
                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                           ------------------------------------  --------------
                           1993    1994    1995    1996   1997   1997   1998(1)
                           -----  ------  ------  ------  -----  -----  -------
                                (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 AND
 OTHER FINANCIAL DATA:
Total revenue............  $  69  $   71  $  125  $  231  $ 697  $ 490  $1,378
Total operating
 expenses................     80      82     161     243    673    490   2,164
Earnings (loss) from
 operations..............    (11)    (11)    (36)    (12)    24   --      (786)
Other (income)
 expense(2)..............   (123)    --        2      (2)   --      (5)     51
Earnings (loss) before
 income taxes............    112     (11)    (38)    (10)    24      5    (837)
Net earnings (loss)......  $  69  $   (7) $  (25) $   (7) $  15  $   2  $ (823)
                           =====  ======  ======  ======  =====  =====  ======
Earnings (loss) per
 share--basic............  $0.40  $(0.04) $(0.15) $(0.04) $0.08  $0.01  $(3.17)
Earnings (loss) per
 share--diluted..........  $0.40  $(0.04) $(0.15) $(0.04) $0.07  $0.01  $(3.17)
EBITDA(3)................  $  (1) $   (6) $  (26) $    7  $  42  $  13  $  214
Net cash provided by
 (used in)
 operating activities....  $  (7) $    3  $  (57) $   33  $ (36) $ (60) $  106
Net cash provided by
 (used in)
 investing activities....  $ 107  $  (42) $  (59) $  (53) $(357) $(196) $ (778)
Net cash provided by
 (used in)
 financing activities....  $ (96) $   34  $  114  $   26  $ 766  $ 436  $  518
Capital expenditures(4)..  $   4  $   41  $   49  $   86  $ 445  $ 213  $  751

                                     AS OF DECEMBER 31,     AS OF SEPTEMBER 30,
                                 -------------------------- --------------------
                                 1993 1994 1995 1996  1997    1997     1998(2)
                                 ---- ---- ---- ---- ------ -------- -----------
                                                  (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
Total assets...................  $61  $89  $184 $263 $1,398 $    908 $  6,834
Long-term debt.................  $ 2  $27  $ 69 $109 $  630      269    1,387
Total stockholders' equity(5)..  $12  $25  $ 26 $  9 $  382      369    3,752

                                  AS OF DECEMBER 31,             AS OF SEPTEMBER 30,
                          ----------------------------------- -------------------------
                             1995        1996        1997        1997         1998
                          ----------- ----------- ----------- ----------- -------------
OPERATING DATA:
Route miles of conduit
 installed..............        3,200       3,650       9,500       7,900        15,979
Route miles of lit fiber
 installed..............          580         900       3,400       2,800         9,052
Total minutes of use....  237,000,000 382,000,000 669,000,000 433,000,000 6,252,000,000

--------
(1) On June 5, 1998, Qwest acquired LCI. The acquisition was accounted for as a purchase and the results of LCI's operations are included with Qwest's for the period subsequent to the acquisition.
(2) In November 1993, Qwest sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, Qwest recognized a gain of approximately $126.5 million.

(3) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, a nonrecurring expense of $2.6 million in the year ended December 30, 1996 to restructure operations, the gain on sale of telecommunications agreements of $6.1 million (which is non-recurring) in the year ended December 31, 1996, the gain on sale of contract rights of approximately $9.3 million (which is non-recurring) in the year ended December 31, 1997 and non-recurring expenses of $813 million in the nine months ended September 30, 1998 related to the LCI merger. EBITDA includes earnings from the construction contracts for the sale of dark fiber that Qwest will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of Qwest's operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies. Qwest believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Qwest's growth share plan expense, EBITDA would have been $115.2 million, $20.0 million, and $1.8 million for the years ended
   December 31, 1997, 1996 and 1993, respectively, and $153.4 million and $80.6 million for the nine months ended September 30, 1998 and 1997, respectively.

(4) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.
(5) Qwest has not declared or paid cash dividends on the Qwest common stock since becoming a public company in June 1997.

                   SELECTED HISTORICAL FINANCIAL DATA OF ICON

The following selected consolidated financial data for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, Icon's audited consolidated financial statements (the "Icon Financial Statements") included elsewhere herein. The selected consolidated financial data below as of December 31, 1995 have been derived from audited consolidated financial statements of Icon that are not included herein. The following selected financial data as of December 31, 1993 and 1994 and for each year in the two-year period ended December 31, 1994 are derived from, and are qualified by reference to, Icon's unaudited consolidated financial statements not included herein. The selected financial data as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of Icon included elsewhere herein and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data presented. The selected financial data for each three-month period in the two year period ended September 30, 1998 are derived from, and are qualified by reference to, Icon's unaudited consolidated financial statements not included herein. The results for the nine months ended September 30, 1998 are not necessarily indicative of results for the full year. The information presented below should be read in conjunction with "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" and the Icon Financial Statements included elsewhere herein.

                                                                      NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          ------------------------------------------  ------------------
                           1993    1994    1995     1996      1997      1997      1998
                          ------- ------- -------  -------  --------  --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues, net:
  Services:
    Professional........  $ 2,439 $ 3,549 $ 6,388  $11,166  $ 22,484  $ 15,948  $ 24,996
    Communications......      --      --      189    1,268     5,979     3,931     9,875
    Media...............      --      --      202      529        89        77        14
                          ------- ------- -------  -------  --------  --------  --------
      Total services
       revenues.........    2,439   3,549   6,779   12,963    28,552    19,956    34,885
                          ------- ------- -------  -------  --------  --------  --------
  Products..............   10,605  17,083  21,424   29,741    23,769    14,306    24,104
                          ------- ------- -------  -------  --------  --------  --------
Total revenues, net.....   13,044  20,632  28,203   42,704    52,321    34,262    58,989
                          ------- ------- -------  -------  --------  --------  --------
Cost of revenues:
  Services..............    1,251   1,746   3,798    9,213    19,919    13,651    24,878
  Products..............    9,596  14,132  17,653   24,607    19,401    11,676    21,059
                          ------- ------- -------  -------  --------  --------  --------
Total cost of revenues..   10,847  15,878  21,451   33,820    39,320    25,327    45,937
                          ------- ------- -------  -------  --------  --------  --------
Gross profit............    2,197   4,754   6,752    8,884    13,001     8,935    13,052
                          ------- ------- -------  -------  --------  --------  --------
Operating expenses:
  General and
   administrative.......      957   1,839   2,863    7,645    11,826     8,227    14,509
  Sales and marketing...      835   1,671   3,782    7,184    10,849     7,351    12,511
  Research and
   development..........       69     501     411      969     1,347       920     1,612
  Depreciation and
   amortization.........       85     110     241      493     1,024       633     1,279
  Special transaction
   related charges......      --      --      --       --        --        --      1,921
                          ------- ------- -------  -------  --------  --------  --------
Total operating
 expenses...............    1,946   4,121   7,297   16,291    25,046    17,131    31,832
                          ------- ------- -------  -------  --------  --------  --------
Income (loss) from
 operations.............      251     633    (545)  (7,407)  (12,045)   (8,196)  (18,780)
Net income (loss).......      201     340    (437)  (7,164)  (12,566)   (8,747)  (18,293)
Basic earnings (loss)
 per share and diluted
 earnings (loss) per
 share(a)...............  $  0.03 $  0.05 $ (0.06) $ (1.06) $  (1.90) $  (1.31) $  (1.28)
Weighted average shares
 outstanding used for
 basic earnings (loss)
 per share and diluted
 earnings (loss) per
 share(a)...............    7,274   7,274   7,274    7,274     7,274     7,274    14,478

                                     DECEMBER 31,
                         ---------------------------------------  SEPTEMBER 30,
                          1993   1994   1995    1996      1997        1998
                         ------ ------ ------  -------  --------  -------------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  193 $  121 $  845  $   722  $  1,410     $10,026
Working capital.........    241    493   (651)  (1,704)     (897)      9,429
Total assets............  2,309  4,950  9,250   14,556    22,157      41,088
Total liabilities.......  1,875  4,199  8,823   12,367    15,324      17,630
Mandatorily redeemable
 preferred stock........    --     --     --     9,881    27,229         --
Stockholders' equity
 (deficit)..............    434    752    427   (7,692)  (20,396)     23,458

                                                              THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------------------
                          DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 30,
                              1996       1997      1997        1997          1997       1998      1998        1998
                          ------------ --------- --------  ------------- ------------ --------- --------  -------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues, net:
 Services:
 Professional...........    $ 3,845     $ 4,338  $ 5,502      $ 6,108      $ 6,536     $ 7,516  $ 8,231     $  9,249
 Communications.........        583         938    1,233        1,760        2,048       2,813    3,250        3,812
 Media..................        176          77      --           --            12          14      --           --
                            -------     -------  -------      -------      -------     -------  -------     --------
  Total services
   revenues.............      4,604       5,353    6,735        7,868        8,596      10,343   11,481       13,061
                            -------     -------  -------      -------      -------     -------  -------     --------
 Products...............      7,400       4,795    4,885        4,626        9,463       9,056    7,470        7,577
                            -------     -------  -------      -------      -------     -------  -------     --------
Total revenues, net.....     12,004      10,148   11,620       12,494       18,059      19,399   18,951       20,638
                            -------     -------  -------      -------      -------     -------  -------     --------
Cost of revenues:
 Services...............      3,248       3,760    4,331        5,560        6,268       7,226    7,925        9,727
 Products...............      6,201       3,813    4,092        3,771        7,725       7,986    6,349        6,723
                            -------     -------  -------      -------      -------     -------  -------     --------
Total cost of revenues..      9,449       7,573    8,423        9,331       13,993      15,212   14,274       16,450
                            -------     -------  -------      -------      -------     -------  -------     --------
Gross profit............      2,555       2,575    3,197        3,163        4,066       4,187    4,677        4,188
Operating expenses......      5,034       5,143    5,779        6,209        7,915       8,871   11,542       11,420
                            -------     -------  -------      -------      -------     -------  -------     --------
Loss from operations....     (2,479)     (2,568)  (2,582)      (3,046)      (3,849)     (4,684)  (6,865)     (7,232)
Net loss................     (2,453)     (2,935)  (2,751)      (3,061)      (3,819)     (4,554)  (6,691)     (7,049)
Basic loss per share and
 diluted loss per
 share..................    $ (0.36)    $ (0.42) $ (0.41)     $ (0.48)     $ (0.59)    $ (0.41) $ (0.42)    $ (0.44)

--------
(a) For information concerning the computation of basic and diluted earnings
    (loss) per share and weighted average shares of Icon common stock outstanding, see Note 5 to the Icon Financial Statements.

                             ICON SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

  The special meeting of the holders of Icon's common stock (the "Icon Stockholders") will be held on Thursday, December 31, 1998 at 8:00 a.m., local time, at Icon's headquarters, 1200 Harbor Boulevard, 8th Floor, Weehawken, New Jersey 07087, or at any postponement or adjournment thereof (the "Special Meeting"), to consider and vote upon a proposal to approve the merger and adopt the merger agreement.

  The Board of Directors of Icon (the "Icon Board") has called the Special Meeting to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement") among Qwest, Qwest 1998-I Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Qwest ("Qwest Subsidiary"), and Icon. In accordance with the Merger Agreement, Qwest Subsidiary will merge with and into Icon (the "Merger") and Icon will become a subsidiary of Qwest (the "Surviving Corporation"). In the Merger, each share of Icon's common stock ("Icon Common Stock") will be converted into the right to receive a number of shares of Qwest common stock ("Qwest Common Stock") that is equal to the "Exchange Ratio." The Exchange Ratio will equal $12.00 divided by the average of the daily volume weighted averages of the trading prices for Qwest Common Stock for the 15 consecutive trading day period ending on the trading day that is three business days before the Special Meeting (the "Average Market Price"). However, a share of Icon Common Stock will not be converted into the right to receive less than 0.3200 shares of Qwest Common Stock (even if the Average Market Price exceeds $37.50) or more than 0.4444 shares of Qwest Common Stock (even if the Average Market Price is less than $27.00).

  THE ICON BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN YOUR BEST INTERESTS AND THE BEST INTERESTS OF ICON, HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE. THE BOARD OF DIRECTORS OF ICON UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT. SEE "PLAN OF MERGER--BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE ICON BOARD; ICON'S REASONS FOR THE MERGER."

RECORD DATE; SHARES ENTITLED TO VOTE

  Only holders of record of Icon Common Stock at the close of business on November 6, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, 15,899,470 shares of Icon Common Stock were outstanding. Each share entitles the registered holder thereof to one vote. As of the Record Date, Icon's directors and executive officers and Icon's affiliates beneficially owned approximately 51.7% of the outstanding shares of Icon Common Stock.

  Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Senior Chief Technology Officer of Icon, who are also directors of Icon and who owned 6,550,359 shares of Icon Common Stock in the aggregate on the Record Date, or approximately 41.2% of the shares then outstanding, have agreed to vote all their shares of Icon Common Stock to approve the Merger Agreement and the Merger and against any other business combination transaction and granted to Qwest an irrevocable proxy in connection therewith. In addition, Icon officers and directors, SCP Private Equity Partners, L.P., one of Icon's largest stockholders, and other Icon stockholders, who in the aggregate owned 1,665,421 shares of Icon Common Stock on the Record Date, or approximately 10.5% of the shares then outstanding, have indicated that they will vote their shares in favor of the Merger and the adoption of the Merger Agreement. Because the affirmative vote of all such shares (which collectively constitute approximately 51.7% of the outstanding shares of Icon Common Stock as of the Record Date) is sufficient to approve the Merger and adopt the Merger Agreement, it is expected that the Merger will be approved and the Merger Agreement adopted at the Special Meeting, even if no other Icon Stockholder votes to approve the Merger and adopt the Merger Agreement.

QUORUM; VOTE REQUIRED

  The presence in person or by proxy of holders representing a majority of the voting power of the Icon Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special

Meeting. Adoption of the Merger Agreement by the Icon Stockholders requires the affirmative vote of at least a majority of the outstanding shares of Icon Common Stock entitled to vote thereon at the Special Meeting.

  A properly executed proxy marked "ABSTAIN" or an abstention at the Special Meeting will be counted for purposes of determining whether there is a quorum and will be counted towards the tabulation of votes cast on each proposal presented to the Icon Stockholders and will have the same effect as a negative vote. Shares represented by broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be counted for any purpose in determining whether the Merger Agreement have been adopted and will therefore have the effect of a vote against the approval of the Merger and the adoption of the Merger Agreement.

  In the event there is an insufficient number of shares of Icon Common Stock present in person or by proxy at the Special Meeting to approve the Merger and adopt the Merger Agreement, the Icon Board requests your approval to adjourn the Special Meeting to a later date. The effect of any such adjournment would be to permit Icon to solicit additional proxies for approval of the Merger and adoption of the Merger Agreement. While such an adjournment would not invalidate any proxies previously filed, including those filed by Icon Stockholders voting against the Merger, it would afford Icon the opportunity to solicit additional proxies in favor of the Merger.

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" AUTHORIZING ICON TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THE NUMBER OF PROXIES SUFFICIENT TO APPROVE THE MERGER AND ADOPT THE MERGER AGREEMENT HAS NOT BEEN RECEIVED BY THE SCHEDULED DATE OF THE SPECIAL MEETING.

PROXIES

  Icon Common Stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Icon Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" adoption of the Merger Agreement and "FOR" the adjournment of the Special Meeting to solicit additional proxies, if necessary. Shares represented by proxies voting against the proposal to approve the Merger and adopt the Merger Agreement will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. Icon Stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. An Icon Stockholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Icon a written revocation bearing a later date or by attending and voting in person at the Special Meeting. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

  If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

  The cost of solicitation of proxies for the Special Meeting will be paid by Icon. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Icon or Icon's financial advisors, without additional compensation, and by telephone, telegram, teletype, facsimile or similar method. Icon will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Icon Common Stock.

  Icon will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of Icon Common Stock.

  YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. AFTER THE MERGER IS COMPLETED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR ICON COMMON STOCK CERTIFICATES FOR QWEST COMMON STOCK CERTIFICATES. YOU SHOULD CONTINUE TO HOLD YOUR ICON COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE SUCH INSTRUCTIONS.

                                 RISK FACTORS

  You should carefully consider the following risk factors in evaluating Qwest, Icon, the Merger and the Merger Agreement. Please carefully review this Proxy Statement/Prospectus, together with all documents that are incorporated by reference, before you decide how to vote on the Merger and the Merger Agreement.

UNCERTAIN VALUE OF QWEST COMMON STOCK RECEIVED IN THE MERGER

  Qwest cannot assure you of the value of the shares of Qwest Common Stock to be issued to them in the Merger. The calculation of the Exchange Ratio is generally designed to provide the Icon stockholders with $12.00 in value of Qwest Common Stock for each share of Icon Common Stock converted in the Merger, but they will receive less than $12.00 in value for each share converted if the Average Market Price is less than $27.00. In addition, the value of the shares of Qwest Common Stock to be issued in the Merger is likely to change after the date the Merger is completed based upon changes in the business, operations and prospects of Qwest, general market and economic conditions such as interest rates, regulatory considerations and other factors beyond the control of Qwest.

TAX TREATMENT

  The Merger is intended to be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and generally to be tax free to the Icon stockholders, except to the extent Icon stockholders receive cash in lieu of fractional shares. The obligation of Icon to complete the Merger is conditioned on receiving an opinion from its counsel that the Merger will be treated as a reorganization. Counsel to Icon will rely upon representations of Qwest and Icon, made as of the effective time of the Merger. If the representations are untrue or incorrect, the Merger may not be treated as a reorganization within the meaning of Section 368(a), and the receipt of Qwest Common Stock in the Merger may be taxable to the Icon stockholders. See "PLAN OF MERGER--Certain Federal Income Tax Consequences."

INTERESTS OF ICON OFFICERS AND DIRECTORS IN THE MERGER

  You should be aware that certain directors and executive officers of Icon may be deemed to have conflicts of interest with respect to the Merger. These interests include (1) new employment agreements, effective when the Merger closes, for Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Chief Technology Officer of Icon, who are directors and executive officers of Icon and who as Icon directors voted to approve the Merger Agreement and the Merger, (2) possible payments for Messrs. Baxter, Brown and Harmolin and other executive officers in the event such officers' employment is terminated under certain circumstances, (3) indemnification and liability insurance for directors and executive officers and (4) the assumption by Qwest of each unexercised and outstanding Icon stock option issued by Icon to purchase shares of Icon common stock held by a director or executive officer of Icon and the conversion of those options into stock options for Qwest common stock. In addition, Messrs. Baxter, Brown and Harmolin have also entered into voting agreements and option agreements with Qwest. These interests, together with other relevant factors, were considered by the Icon Board in approving the Merger Agreement and the Merger. See "PLAN OF MERGER--Other Transaction Documents--Option Agreements," "--Voting Agreements" and "--Interests of Certain Persons in the Merger."

COMPLETING THE QWEST NETWORK AND INCREASING TRAFFIC VOLUME

  Qwest's objective is to become a leading facilities-based provider of multi-media communications services to businesses, consumers and other communications providers. Qwest's ability to achieve its objective will depend largely on completion of Qwest's 18,450 route mile fiber optic communications network on schedule and within budget, on maintaining the easements and rights-of-way for the network and on Qwest's achieving substantial traffic volumes on the network. The construction of the network will be affected by many factors, such as weather and regulatory approvals, that are beyond Qwest's control. Qwest cannot assure you that the entire network will be completed on schedule and within budget. Although Qwest believes that its cost estimates and build-out schedule are reasonable, the actual construction costs or time required to complete the Qwest Network could exceed current estimates. In addition, Qwest must substantially increase its current traffic volume in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the network. Qwest cannot assure you that it will be able to achieve this increased traffic volume. See "-- Competition" and "--Pricing Pressures and Industry Capacity."

OPERATING LOSSES AND WORKING CAPITAL DEFICITS

  Qwest's operations have generated operating losses and insufficient cash flow to enable it to meet its debt service requirements, capital expenditures and other cash needs. Qwest had a net loss of $822.6 million for the nine months ended September 30, 1998 (or a net loss of $30.9 million excluding non-recurring costs associated with recent acquisitions and provisions for in-process research and development). Qwest had an accumulated deficit of approximately $854.5 million at September 30, 1998.

  Qwest had a working capital deficit of approximately $49.5 million at September 30, 1998, and expects to incur approximately $510.0 million of total capital expenditures for the fourth quarter of 1998. Qwest has had working capital deficits for each of the four fiscal years prior to 1997. Working capital deficits could limit Qwest's cash resources, resulting in reduced liquidity. Qwest cannot assure you that it will be able to achieve or sustain operating profitability in the future. Qwest may require additional capital in order to offset operating losses and working capital deficits and to support its objectives. Certain debt instruments to which Qwest and its subsidiaries are parties limit but do not prohibit its incurrence of additional indebtedness, and Qwest expects additional indebtedness to be incurred by Qwest or its subsidiaries in the future. Qwest cannot assure you that it will be successful in obtaining additional borrowings when required, or that the terms of future indebtedness will not impair its ability to develop its business.

  Qwest's ability to meet its debt service requirements, capital expenditures and other cash needs will depend on Qwest's future performance, which is subject to a variety of factors, uncertainties and contingencies, many of which are beyond Qwest's control. In addition, the ability of Qwest's operating subsidiaries to pay dividends or to make other payments to Qwest may be restricted by the terms of credit arrangements of the operating subsidiaries or legal restrictions, and the payments may have adverse tax consequences. Failure to generate sufficient cash flow may impair Qwest's ability to obtain additional equity or debt financing or to meet its debt service requirements. In these circumstances, Qwest may be required to renegotiate the terms of the instruments for its long-term debt or to refinance all or a portion of that long-term debt. Qwest cannot assure you that it would be able to renegotiate the terms successfully or refinance its indebtedness when required or that the terms of any refinancing would be acceptable to management. If Qwest were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider options that include the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options lawfully available.

ICON'S LIMITED OPERATING HISTORY; HISTORY OF NEGATIVE CASH FLOW AND OPERATING LOSSES

  Founded in 1991, Icon has only a limited operating history available for evaluating Icon and its prospects. Although Icon has experienced revenue growth in recent years, it has not been profitable for the last three years. Icon's recent growth rate may not be sustainable and may not be indicative of future operating results. To date, Icon has incurred negative cash flow from operations and substantial and increasing net losses. Net cash used in operations for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $4.4 million, $9.2 million, $8.3 million and $14.9 million, respectively. Losses from operations for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 were $7.4 million, $12.0 million, $8.2 million and $18.8 million, respectively. Icon had an accumulated deficit at September 30, 1998 of $39.1 million. Icon expects to continue to incur significant losses.

  Neither Qwest nor Icon can assure you that Icon will be successful in attracting new customers, retaining current customers, increasing revenues, generating profits or ever achieving profitability. Furthermore, a substantial portion of its Internet access services is currently resold by a limited number of resellers. Neither

Qwest nor Icon can assure you that any of these resellers will continue to actively market Icon's services. Icon's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, Icon must, among other things, respond to competitive developments and continue to attract, retain and motivate qualified persons. It also must continue to upgrade its technologies and develop commercial services and products that incorporate these technologies. Neither Qwest nor Icon can assure you that Icon will be successful in addressing such risks.

COMPETITION

  The communications industry is highly competitive. Many of Qwest's existing and potential competitors have financial, personnel, marketing and other resources that are significantly greater than those of Qwest, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 (the "Telecommunications Act") also could give rise to significant new competitors to Qwest.

  The success of Qwest's business plan depends on Qwest's ability to increase significantly its share of the communications services market in the medium and long term. Qwest's primary competitors in this market are other communications service providers, including large and small facilities-based interexchange carriers. For high volume capacity services, Qwest competes primarily with other coast-to-coast and regional fiber optic network providers. AT&T Corporation ("AT&T"), MCI WorldCom and Sprint Corporation ("Sprint") currently are the three principal facilities-based long distance fiber optic networks. Qwest is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Qwest Network. In addition, Qwest has sold dark fiber along major portions of Qwest's network to Frontier Corporation ("Frontier") and GTE Corporation ("GTE"). Upon completion of Qwest's network, Frontier and GTE will each have a fiber network similar in geographic scope and potential operating capability to that of Qwest. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. As publicly announced, the scope of this competitor's network is less than that of Qwest. Nevertheless, Qwest expects that this competitor's network will compete directly with Qwest's network for many of the same customers where their routes overlap. A carrier's carrier announced in January 1998 that it plans to sell wholesale capacity on its fiber optic network and that it has entered into an agreement with one of the RBOCs to be the primary user of its network. Qwest believes that this network, although potentially competitive, is different in operating capability from Qwest's network. Another potential competitor, a new telecommunications company, has announced its intention to create a telecommunications network based on Internet technology.

  In the switched services segment of the communications services market, Qwest sells switched services to businesses, consumers and other communications carriers. In this market, Qwest competes with facilities-based carriers such as AT&T, MCI WorldCom and Sprint, all of which have extensive experience in the long distance market, and some of the regional carriers. Qwest competes in the switched services market on the basis of price, transmission quality, network reliability, customer service and support. Qwest's ability to compete effectively in this market depends on its ability to maintain high quality services at prices equal to or below those charged by its major competitors. The Telecommunications Act will allow the RBOCs and others to enter the long distance market. Qwest cannot assure you that it will be able to compete successfully with existing competitors or new entrants in its communications services markets. Failure by Qwest to do so would have a material adverse effect on Qwest's business, financial condition and results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  Qwest has substantial business relationships with a few large customers, primarily for the sale of dark fiber. Frontier, GTE and WorldCom (prior to its merger with MCI) accounted for approximately 9%, 10% and 2%, respectively, of total revenues for the nine months ended September 30, 1998, approximately 31%, 37% and 6%, respectively, of total revenues in 1997 and approximately 26%, 0% and 28%, respectively, of total revenues in 1996. Revenues from these large customers were attributable primarily to construction contracts for the sale of dark fiber that extend through 1998 or into 1999. In 1997, Qwest entered into two substantial construction contracts for the sale of dark fiber to GTE. Qwest's contracts with Frontier and GTE provide for reduced payments and varying penalties for late delivery of route segments, and allow the purchaser, after expiration of grace periods ranging generally from 12 to 18 months, to drop the non-delivered segments from the system route to be delivered. In such cases the purchaser would not pay Qwest for that portion of the contract purchase price allocated to the non-delivered segments. A failure by any of Qwest's dark fiber purchasers to pay the full contract purchase price due to either the purchaser's breach or the failure of Qwest to timely deliver certain segments would require Qwest to seek alternative funding sources for capital expenditures. A significant reduction in the level of services Qwest provides for any of its large customers could have a material adverse effect on Qwest's results of operations or financial condition.

  Qwest has generated substantial revenues from dark fiber sales. However, as its network is completed, Qwest anticipates that revenues from dark fiber sales will substantially decrease in the future. Qwest's business plan assumes that Qwest will increase its revenue from communications services operations to fund the expansion of Qwest's network. Qwest is aware that certain interexchange carriers are constructing or considering new networks. Accordingly, Qwest cannot assure you that any of Qwest's customers will increase their use of Qwest's services, or will not reduce or cease their use of Qwest's services, which could have a material adverse effect on Qwest's ability to fund the completion of its network.

MANAGING RAPID GROWTH

   Part of Qwest's strategy is to achieve rapid growth by using its network to exploit opportunities that Qwest expects will result from regulatory and technological changes and other industry developments. Qwest's growth strategy also includes exploring opportunities for strategic acquisitions. Qwest has completed four acquisitions since its initial public offering, including the acquisition of LCI in June 1998 for approximately $3,930.5 million in Qwest Common Stock. As result of its strategy, Qwest is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of Qwest. To manage its expansion effectively Qwest must:

   . expand, train and manage its employee base, and attract and retain highly skilled personnel;

   . expand and improve its systems for serving and communicating with its customers;

   . continue to develop and market new products and services;

   . integrate acquired operations with its existing operations; and

   . control its expenses related to the expansion of its business.

  Qwest cannot assure you that it will be able to satisfy these requirements, or otherwise manage its growth effectively, and any failure to do so could have a material adverse effect on Qwest's business, financial condition and results of operations.

PRICING PRESSURES AND INDUSTRY CAPACITY

  The long distance transmission industry has generally been characterized as having overcapacity and declining prices since shortly after the AT&T divestiture in 1984. Qwest believes that increasing demand in the last several years has resulted in a shortage of capacity and slowed the decline in prices. However, Qwest also anticipates that prices for communications services will continue to decline over the next several years. This is due primarily to (1) recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber and (2) strategic alliances or similar transactions, such as purchasing alliances for long distance capacity among RBOCs, that increase the parties' purchasing power. Also, Qwest's existing and future construction contracts for the sale of dark fiber with other carriers will increase supply of capacity and may lower prices for traffic on Qwest's network. These downward pressures on prices could have a material adverse effect on the business of Qwest and on its financial condition and results of operations, including its ability to fund future operations.

YEAR 2000 RISKS

  Many existing computer systems, including hardware and software, use only the last two digits to identify a year. Consequently, as the year 2000 approaches, such systems will not recognize the difference in a year that begins with "20" rather than "19." As a result of the date change in the year 2000, if any of Qwest's computer systems use only two digits to define the year, these defective systems may cause disruptions in its network operations through which Qwest provides communications services to its customers and in its internal operations. Additionally, Qwest is dependent upon outside sources to provide communications services to its customers and to bill its customers for such services. The greatest risk to Qwest's ability to provide communications services is the failure of third-party service providers to be year 2000 compliant, especially those third-party service providers that provide local access and certain of the billing systems upon which the provision of long distance telecommunications service relies.

  Qwest has established a year 2000 compliance group. The objective of the year 2000 compliance group is to eliminate disruptions as a result of the date change in the year 2000. The compliance group has developed a five step plan to identify and repair year 2000 affected systems: (i) identify potentially date-sensitive systems, including third-party products; (ii) assess such systems for year 2000 compliance; (iii) modify, upgrade or replace non-compliant systems; (iv) test the corrected systems; and (v) deploy the corrected systems.

  The year 2000 compliance group has focused mainly on Qwest's domestic operations and, to a lesser extent, on its international operations.

  In addition to reviewing its own systems, the year 2000 compliance group is submitting requests to third-party service providers to obtain information as to their compliance efforts.

  Qwest currently anticipates that remediation of the systems supporting the domestic operations will be completed by December 31, 1998. Testing and deployment of corrected systems is scheduled for completion by June 30, 1999. Qwest's ability to meet these target dates depends on third parties for operational testing, as well as Qwest's overall efforts to integrate the operations of recently acquired businesses, including LCI. Thus, various factors, including the compliance efforts of third parties, over which Qwest has no control, may affect these target dates.

  Qwest is developing a contingency plan in the event that any of Qwest or its third party service providers fail to be year 2000 compliant. The contingency plans are expected to be completed by June 1999.

  Qwest estimates the selling, general and administrative ("SG&A") expenses of implementing its year 2000 plan will be approximately $5.0 million to $7.0 million for the year ending December 31, 1998. During the nine months ended September 30, 1998, Qwest incurred approximately $3.0 million for the year 2000 compliance costs, included in SG&A expense. Qwest expects to incur an additional approximately $15.0 million to $20.0 million in SG&A expense in 1999 to implement its year 2000 plan.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in the transmission capacity of both new and existing fiber. The introduction of new products or emergence of new technologies also may reduce the cost and increase the supply of certain services similar to those provided by Qwest. Qwest believes that for the foreseeable future technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder Qwest's ability to acquire necessary technologies. However, the effect of technological changes on Qwest's operations cannot be predicted and could have a material adverse effect on Qwest's business, financial condition and results of operations.

REGULATION RISKS

  Qwest's operations are subject to extensive federal and state regulation. Communications services are subject to the provisions of the Communications Act of 1934, as amended (the "Communications Act"), including the Telecommunications Act and the FCC regulations under the Communications Act. Communications services also are covered by laws and regulations of the states, including regulation by PUCs and other state agencies. Generally, Qwest must obtain and maintain certificates of authority from regulatory bodies in most states where it offers intrastate services. It also must obtain prior regulatory approval of tariffs for its intrastate services in most of these jurisdictions.

  Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. As deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to Qwest. Some of Qwest's operations are also subject to a variety of environmental, safety, health and other governmental regulations. Qwest cannot assure you that future regulatory, judicial or legislative activities will not have a material adverse effect on Qwest.

  The Telecommunications Act may have potentially significant effects on the operations of Qwest. The Telecommunications Act allows the RBOCs to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between local exchange carriers and cable television companies, to provide an expanded range of telecommunications services. Entry of these companies into the long distance business would result in substantial additional competition in communications services. This may have a material adverse effect on Qwest and its customers that are communications services providers themselves. However, Qwest believes that entry by the RBOCs and other companies into the market will create opportunities for Qwest to sell fiber or lease long distance high volume capacity.

  Qwest monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Qwest believes that it is in compliance with these regulations, but it cannot assure you that any discharge, disposal or emission might not expose Qwest to claims or actions that could have a material adverse effect on Qwest.

RELIANCE ON KEY PERSONNEL

  Qwest's operations are managed by key executive officers. The loss of any of these executive officers could have a material adverse effect on Qwest. Qwest believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The competition for qualified personnel in the telecommunications industry is intense. Qwest cannot assure you that it will be able to hire or retain necessary personnel. The loss of certain key members of senior management or the failure to recruit additional qualified personnel in the future could significantly impede Qwest's ability to complete the integration of acquired businesses and to attain its financial, expansion, marketing and other objectives.

CONCENTRATION OF VOTING POWER; POTENTIAL CONFLICTS OF INTEREST

  Philip F. Anschutz, a director and Chairman of Qwest, beneficially owned approximately 47.9% of the issued and outstanding shares of Qwest Common Stock at October 31, 1998 (after giving effect to the transfer of approximately 9.0 million shares to a trust in connection with a transaction announced on November 28, 1998). Based on the number of shares of Qwest Common Stock and Icon Common Stock issued and outstanding at October 31, 1998 and the Icon Record Date, respectively, and assumed Exchange Ratios of 0.3200 and 0.4444, upon completion of the Merger Mr. Anschutz would beneficially own approximately 47.2% and 46.9%, respectively, of the issued and outstanding shares of Qwest Common Stock. As a result, Mr. Anschutz will continue to be in a position to substantially influence actions that require stockholders' approval, including the election of the Board of Directors of Qwest. Also, Mr. Anschutz is a director and holds approximately 5% of the stock of Union Pacific Railroad Company. Subsidiaries of that company own railroad rights-of-way on which a significant portion of Qwest's network has been and will be built.

ANTI-TAKEOVER PROVISIONS

  Qwest's Amended and Restated Certificate of Incorporation and bylaws include provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of Qwest without approval by the Qwest Board. These provisions may render the removal of directors and management more difficult. The Qwest Certificate of Incorporation places restrictions on who may call a special meeting of stockholders. In addition, the Qwest Board has the authority to issue up to 25,000,000 shares of preferred stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Qwest Common Stock may be adversely affected by the rights of the holders of any Qwest preferred stock that may be issued in the future. The issuance of shares of Qwest preferred stock may provide desirable flexibility in connection with possible acquisitions and may serve other corporate purposes. However it could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Qwest or even may discourage a third party from attempting to do so. In addition, Qwest is also is covered by anti-takeover provisions of Section 203 of the DGCL. This provision will prohibit Qwest from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing change of control of Qwest. Furthermore, Qwest's bylaws include provisions that provide that the exact number of directors will be determined by a majority of the Qwest Board and that vacancies on the Qwest Board may be filled by a majority vote of the directors then in office. These provisions may have the effect of delaying or preventing changes in control or management of Qwest, and could adversely affect the market price of the Qwest Common Stock. Additionally, there are federal regulations that require prior approval of some transfers of control and could also have the effect of delaying, deferring or preventing a change of control. See "DESCRIPTION OF QWEST CAPITAL STOCK."

DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS

  Qwest does not anticipate paying cash dividends in the foreseeable future. The ability of Qwest and its subsidiaries to pay dividends is limited by their debt instruments.

POSSIBLE VOLATILITY OF STOCK PRICE

  Qwest made its initial public offering in June of 1997 and, accordingly, has a limited history as a public company. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The trading price of Qwest Common Stock could be subject to wide fluctuations in response to numerous factors. These factors include (1) operating results, (2) competition, (3) announcements of technological innovations or new products by Qwest or its competitors, (4) product enhancements by Qwest or its competitors, (5) regulatory changes, and (6) any differences in actual results and results expected by investors and analysts. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of the Qwest Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  At October 31, 1998, approximately 335.6 million shares of Qwest Common Stock were outstanding. The outstanding shares included approximately 173.0 million "restricted" shares that currently are eligible for sale in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 under the Securities Act. In addition, at October 31, 1998, approximately 174.4 million shares of Qwest Common Stock beneficially owned by officers and directors of Qwest who may be "affiliates" of Qwest under Rule 144 were eligible for sale to the extent permitted by Rule 144.

  If one year has elapsed since the later of the date of acquisition of restricted shares from Qwest or any "affiliate" of Qwest, or if shares are held by any "affiliate," Rule 144 permits the holder to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of Qwest Common Stock or (2) the average weekly trading volume of shares of Qwest Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date when notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to restrictions on the manner of sales, notice requirements and the availability of current public information about Qwest. If two years have elapsed since the date of acquisition of restricted shares from Qwest or from any "affiliate" of Qwest, and the holder was not an affiliate of Qwest at any time during the 90 days preceding a sale, that person would be entitled to sell that Qwest Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Qwest has an effective registration statement under the Securities Act with respect to 35,000,000 shares of Qwest Common Stock reserved for issuance under its Equity Incentive Plan. All shares issuable under the plan generally may be resold by non-affiliates in the public market upon issuance without restriction under the Securities Act. Affiliates may sell the shares to the extent permitted by Rule 144. As of October 31, 1998, approximately 21.1 million shares of Qwest Common Stock were subject to outstanding options under the Equity Incentive Plan and 8.6 million shares were issuable under a warrant held by an affiliate of Anschutz Company. In addition, 0.9 million of the authorized shares of Qwest Common Stock are reserved for issuance under Qwest's Growth Share Plan, 2.5 million of the authorized shares of Qwest Common Stock are reserved for issuance under various 401(k) plans of Qwest and
0.8 million of the authorized shares of Qwest Common Stock are reserved for issuance under Qwest's Employee Stock Purchase Plan. In addition, Qwest expects to grant the holders of approximately 9.0 million shares of Qwest Common Stock certain registration rights.

  In connection with the acquisition of EUnet, Qwest has issued or will issue approximately 3.6 million shares of Qwest Common Stock, in the aggregate, to stockholders and optionholders of EUnet. The shares have been or will be issued in a private placement exempt from registration under the Securities Act and bear restrictive legends. Qwest has undertaken the registration of the resale of such shares of Qwest Common Stock under the Securities Act. In connection with the registration, EUnet stockholders will also receive, at Qwest's option, either (1) approximately $14.4 million in cash plus interest to the date of payment or (2) additional shares of Qwest Common Stock having the value of the cash payment, based upon an average of the closing prices for 15 consecutive trading days commencing 20 trading days before the effective date of the registration. Approximately 0.6 million shares of the shares of Qwest Common Stock issued in the transaction have been placed in escrow for two years and may be recovered by Qwest to satisfy any indemnification claims. Any shares of Qwest Common Stock remaining in escrow after the satisfaction of any indemnification claims will be transferred to the former EUnet stockholders.

  Sales of a substantial amount of Qwest Common Stock in the public market, or the perception that the sales may occur, could adversely affect the market price of Qwest Common Stock and impair Qwest's ability to raise additional capital through the sale of its equity securities.

                                PLAN OF MERGER

BACKGROUND OF THE MERGER

  The following summarizes the significant contacts between Icon, Qwest and certain other potential strategic partners of Icon that resulted in the execution of the Merger Agreement and certain subsequent events.

  On November 7, 1997, Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon and Joseph P. Nacchio, President and Chief Executive Officer of Qwest, met in Qwest's Morristown, New Jersey office to learn more about each other's respective companies. They concluded that there might be some synergies related to a strategic alliance and agreed to talk further at a later date.

  Later in November 1997, Mr. Baxter and Kenneth J. Hall, Senior Vice President, Chief Financial Officer and Treasurer of Icon, met in Denver, Colorado with Mr. Nacchio and Marc B. Weisberg, Senior Vice President of Qwest Communications Corporation, a wholly owned subsidiary of Qwest ("QCC"), Lewis
O. Wilks, President--Business Markets of QCC, and certain other Qwest representatives. The parties discussed a potential strategic alliance between Icon and Qwest. After the meeting and following additional discussions between the parties during November and December 1997, Icon and Qwest decided not to pursue further discussions at that time.

  In March 1998, Icon proposed to enter into a strategic transaction with a telecommunications company other than Qwest, based on conversations that had been conducted over the preceding three month period. While limited discussions ensued, the parties elected not to proceed with a transaction at that time.

  On May 15, 1998, Mr. Weisberg and certain other Qwest representatives met in Weehawken, New Jersey with Messrs. Baxter and Hall and certain other Icon representatives. The Qwest parties obtained a general understanding of Icon's various business units and how they would complement Qwest's capabilities. These discussions continued through the beginning of June 1998.

  In May and June of 1998, Icon had preliminary discussions with a second telecommunications company other than Qwest with respect to a potential strategic transaction. While potential synergies were discussed, and due diligence conducted pursuant to a non-disclosure agreement, the companies elected not to proceed with a transaction at that time. During this time, Icon was also contacted by a professional services firm regarding a strategic transaction. While the parties had preliminary discussions, they ultimately elected not to pursue such a transaction.

  In July 1998, Icon circulated to several carriers a Request for Proposal (the "RFP") for network services and related communications infrastructure facilities. During the course of discussions with executives at several of the carriers who responded to the RFP, including Qwest, Icon explored potential business combination transactions and other strategic transactions to complement the services and facilities arrangements contemplated in the RFP. See "--Reasons for the Merger."

  On July 9, 1998, representatives of Icon's communications and corporate development departments met with representatives of Qwest's sales department to present and discuss Qwest's response to the RFP. The parties had follow-up discussions by telephone and email regarding Qwest's response to the RFP.

  On July 22, 1998, Mr. Weisberg and Mr. Baxter met in New York City to discuss the possibility of an alliance between Icon and Qwest and the manner in which Icon and Qwest could accelerate their respective business plans if they entered into that alliance.

  In July 1998, Icon held a follow-up meeting with the telecommunications company with which it proposed to enter into a strategic transaction in March 1998, based on conversations and meetings that Icon held with such company in the intervening months. This company expressed only limited interest in proceeding with a strategic transaction, and the parties discontinued their discussions.

  On August 5, 1998, Mr. Weisberg and Mr. Baxter met in New York City to discuss Qwest's response to the RFP. Messrs. Weisberg and Baxter also discussed how Icon and Qwest might work together if the companies were combined. Messrs. Weisberg and Baxter did not discuss the terms of any such combination.

  On August 18, 1998, Mr. Weisberg and Mr. Baxter discussed by telephone the various components of Icon's operations. Mr. Weisberg asked Mr. Baxter questions with a view towards determining what value Icon has to Qwest's operations. Messrs. Weisberg and Baxter did not discuss the terms of any business combination transaction.

  On August 20, 1998, Mr. Weisberg and Mr. Baxter again discussed by telephone the various components of Icon's operations. Mr. Weisberg told Mr. Baxter that Qwest might have an interest in pursuing some type of business combination transaction with Icon. Messrs. Weisberg and Baxter did not discuss the terms of any such transaction. They agreed to meet again on August 24, 1998.

  On August 24, 1998, Messrs. Nacchio, Weisberg and Baxter met in Morristown, New Jersey, to discuss Icon's current service offerings and how they would fit with Qwest's service offerings. They discussed the possible synergies that might be achieved if the operations of Icon and Qwest were combined and whether Mr. Baxter would be able and willing to run Icon as a division of Qwest after the combination. Mr. Weisberg said that Qwest was prepared to deliver to Icon a term sheet for such a transaction and, if the term sheet were generally acceptable, to undertake all necessary due diligence.

  On August 28, 1998, Mr. Weisberg told Mr. Baxter by telephone that Qwest had an interest in acquiring Icon in an all-stock transaction at a value of $12.00 of Qwest Common Stock for each share of Icon Common Stock. Mr. Baxter said that Icon would be interested in such a transaction and asked Mr. Weisberg to summarize the other terms of the transaction. Later that day, Mr. Weisberg delivered to Mr. Baxter a preliminary term sheet for a business combination transaction between Icon and Qwest. Mr. Weisberg said that, if the term sheet were generally acceptable, Qwest could commence its due diligence at Icon's offices in Weehawken, New Jersey during the week beginning August 31, 1998 and could deliver a draft merger agreement shortly. Mr. Weisberg said that Qwest would be in a position to make a firm offer to acquire Icon after completing the due diligence and negotiating the merger agreement.

  On August 30, 1998, Mr. Baxter told Mr. Weisberg by telephone that the term sheet was generally acceptable to Icon. Mr. Weisberg and Mr. Baxter discussed the scope and timing of Qwest's due diligence and delivery of a draft merger agreement.

  In August and early September 1998, prior to execution of the Merger Agreement, Icon conducted discussions with three respondents to the RFP with respect to potential strategic transactions. The nature of the transactions discussed included mergers with these companies and equity investments and equity for services arrangements. After these discussions, Icon's management determined that such transactions did not offer one or more of the following:
(1) the business capabilities or financial resources that Icon hoped to obtain, (2) a more liquid and less volatile security than the Icon Common Stock and (3) a solution to Icon's short term and long term capital needs. Icon's management further determined that none of these companies indicated a level of commitment that led Icon's management to believe that the proposed strategic partner and nature of the transaction offered the kind of advantages offered by the Qwest transaction or that such company would proceed with a strategic transaction in a manner satisfactory to Icon.

  On September 1, 2 and 3, 1998, Messrs. Weisberg and Wilks, Lawrence J. Bouman, Executive Vice President--Product Development and Multimedia Services of QCC, Tom Matthews, Executive Vice President--Human Resources of QCC, and certain other representatives of Qwest, O'Melveny & Myers LLP, Qwest's legal counsel, and KPMG Peat Marwick LLP, Qwest's independent public accountants, met at Icon's offices in Weehawken, New Jersey to conduct due diligence. Messrs. Baxter and Hall, David L. Goret, Vice President-- Business Affairs and General Counsel of Icon, and certain other representatives of Icon discussed due diligence matters with the Qwest representatives. Mr. Weisberg and Mr. Baxter discussed the term sheet in general terms.

  On September 3, 1998, Qwest's legal counsel delivered a draft merger agreement to Icon and to Parker Chapin Flauttau & Klimpl, LLP, Icon's legal counsel.

  On September 4, 1998, Mr. Weisberg discussed with Mr. Baxter the progress of Qwest's due diligence. Mr. Weisberg said that Qwest had not learned any information that lessened its interest in proposing a business combination transaction with Qwest. Messrs. Weisberg and Baxter did not discuss the preliminary term sheet or draft merger agreement delivered by Qwest to Icon. Messrs. Weisberg and Baxter agreed to meet in New York City on September 10, 1998 to discuss the draft merger agreement and the other terms of a business combination transaction.

  On September 8, 1998, Qwest's legal counsel delivered to Icon and its legal counsel drafts of option agreements and voting agreements to be entered into by Mr. Baxter and by Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Chief Technology Officer of Icon.

  On September 10, 11, 12 and 13, 1998, Messrs. Weisberg and Matthews and Qwest's legal counsel met with Messrs. Baxter, Hall and Goret, Icon's legal counsel and financial advisors in New York City to negotiate the merger agreement, the option agreements and the voting agreements and to discuss the other terms of a business combination transaction. Among the other matters discussed in these meetings, Icon said that it was prepared to enter into a merger agreement only if Qwest would commit to provide certain debt financing and to provide telecommunications capacity and related ancillary services. The parties negotiated the terms of a credit facility, the terms of warrants that would be issued by Icon to Qwest in consideration of Qwest's commitment to provide the credit facility and the terms of a registration rights agreement relating to the shares of Icon Common Stock that would be issued upon exercise of the warrants. The parties also negotiated the terms of a private line services agreement and a colocation facilities license agreement.

  On September 13, 1998, Qwest offered to enter into the merger agreement and related documents on the terms that had been negotiated. Beginning at 12:00 p.m. on that day, the Icon Board met by telephone to consider the Merger, the Merger Agreement and the related documents. At that meeting, Icon's management, financial advisor and legal counsel discussed the Merger with the Icon Board. Icon's legal counsel reviewed the terms of the Merger with the Icon Board. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") made a financial presentation to the Icon Board regarding the Merger, and delivered its opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by the Icon Stockholders (other than Icon Stockholders who are affiliates of Icon). Thereafter, Icon's Board of Directors unanimously approved the Merger and the Merger Agreement and certain related matters and accepted Qwest's offer. The parties entered into the Merger Agreement and related documents later that evening.

  On September 28, 1998, Qwest and Icon entered into the Credit Agreement. See "--Other Transaction Documents--Qwest Credit Facility."

  In November and December 1998, DLJ updated Icon's Board of Directors and management on certain financial matters related to the Merger as well as its financial advisory services to Qwest's principal stockholder in connection with an on-going transaction involving the shares of Qwest Common Stock owned by the principal stockholder. On or about November 13, 1998, in connection with the printing of this Proxy Statement/Prospectus, Icon requested DLJ to reissue its fairness opinion. At a meeting of the Icon Board on December 1, 1998, DLJ made a financial presentation to Icon's Board of Directors and delivered its oral opinion (which was subsequently confirmed by delivery of its written opinion dated the date of this Proxy Statement/Prospectus, a copy of which is attached as Annex B to this document) with respect to the fairness, from a financial point of view, of the merger consideration to be received by the Icon Stockholders (other than Icon Stockholders who are affiliates of Icon). Thereafter, Icon's Board of Directors unanimously reaffirmed its recommendation that the Icon Stockholders approve the Merger and adopt the Merger Agreement. See "--Recommendation of the Icon Board; Icon's Reasons for the Merger" and "--Opinion of Icon's Financial Advisor."

RECOMMENDATION OF THE ICON BOARD; ICON'S REASONS FOR THE MERGER

  The Icon Board believes that the Merger offers the Icon Stockholders an opportunity to receive a significant premium on their shares of Icon Common Stock in a tax-free transaction and participate in a combined organization that the Icon Board believes will be a stronger competitor in the telecommunications industry. The Icon Board has carefully considered the terms of the proposed Merger and has unanimously determined that the Merger and the Merger Agreement are in the best interests of Icon and the Icon Stockholders, has approved the Merger and the Merger Agreement, and unanimously recommends that the Icon Stockholders vote "FOR" the approval of the Merger and the adoption of the Merger Agreement.

  In reaching its decision to approve the Merger and the Merger Agreement and to recommend that the Icon Stockholders vote to approve the Merger and adopt the Merger Agreement, the Icon Board consulted with its financial and legal advisors and with senior management and considered a number of factors, including, without limitation, the following:

  . Information concerning Qwest's and Icon's respective businesses, assets, management, competitive position and prospects, including Icon's need for bandwidth at attractive prices and sufficient capital to continue to grow and implement its business plan in 1999, Qwest's industry-leading, high performance IP nationwide OC-48 network and Icon's determination that Qwest offered Icon the best opportunity to meet Icon's short and long term capital and facilities needs and strategic business objectives.

  . Enhancement of the strategic and market position of Qwest and Icon together, beyond that achievable by Icon alone, and the fact that the Merger will strengthen the combined management team of Qwest and Icon and will improve the ability of the combined entity to compete in the Internet services industry and to respond to challenges resulting from the changing regulatory and technological environment in the domestic telecommunications industry.

  . The potential efficiencies, elimination of redundancies, economies of scale and other synergies that may be realized as a result of the combination of Qwest's and Icon's operations, together with the likelihood that the combined entity would continue to provide career opportunities and employment for many of the employees of Icon.

  . The financial condition, cash flows and results of operations of Qwest and Icon, both on a historical and prospective basis, and current industry, economic and market conditions.

  . The potential difficulty that Icon could experience raising capital in light of recent volatility in the capital markets.

  . Qwest's commitment to provide debt financing pursuant to the Qwest Credit Facility and to provide telecommunications capacity and related ancillary services pursuant to a private line services agreement and a colocation agreement.

  . Historical market prices and trading information with respect to the Qwest Common Stock and the Icon Common Stock.

  . The opportunity for Icon Stockholders to receive Qwest Common Stock valued at a significant premium over the market price of Icon Common Stock prevailing prior to the public announcement of the Merger (65.5% over the closing market price on the last trading day prior to public announcement of the Merger Agreement and 60.0% over the closing market price one week prior to public announcement of the Merger Agreement).

  . The opportunity for Icon stockholders to receive Qwest Common Stock which offers a more liquid and less volatile security in a growth company with a more diversified stream of revenues that, nonetheless, continues to be focused on data communications.

  .  The fact that the Merger is designed to be tax-free to Icon
     Stockholders.

  . The Exchange Ratio and related collar provisions of the Merger Agreement, which provide that (1) Icon Stockholders will receive Qwest Common Stock valued at $12.00 per share (based on the Average Market Price) for each share of Icon Common Stock so long as the Average Market Price is not less than $27.00 or more than $37.50, (2) if the Average Market Price increases, Icon Stockholders will have the opportunity to participate in this increased value because they will receive Qwest Common Stock valued at more than $12.00 for each share of Icon Common Stock (based on the Average Market Price), and (3) if the Average Market Price decreases below $27.50, Icon Stockholders will receive Qwest Common Stock valued at less than $12.00 (based on the Average Market Price). See "--Terms of the Merger Agreement--Conversion of Icon Common Stock in the Merger."

  . The obligation of Qwest and Icon to close the Merger without regard to the market price of Qwest Common Stock or Icon Common Stock.

  . The ability of Icon, subject to certain conditions, (1) to provide information to, and negotiate with, a third party which has made an unsolicited acquisition proposal and (2) to terminate the Merger Agreement if the Icon Board approves a Superior Proposal (as defined below), subject to payment of a termination fee in an amount that the Icon Board and its financial advisor believed would not substantially impair the possibility of a competing transaction. See "--Terms of the Merger Agreement--Termination."

  . The other terms and conditions of the Merger Agreement and the other Transaction Documents. See "--Terms of the Merger Agreement" and "-- Other Transaction Documents."

  . Discussions by Icon's management with other companies regarding potential business combination transactions and other strategic transactions to complement the services and facilities arrangements contemplated by Icon's RFP circulated to several carriers in July 1998 and the belief of the Icon Board that there are very limited number of potential acquirors that offer the kinds of benefits provided by Qwest, i.e., its low cost dark fiber network, its superior financial resources and, for Icon stockholders, a continuing interest in a more liquid and less volatile growth stock. Moreover, only Qwest submitted a firm proposal to engage in a business combination.

  . Icon's strategic alternatives, including maintaining Icon as an independent company.

  . The financial presentation of DLJ and the DLJ Opinion (as defined below), including the financial presentation of DLJ on December 1, 1998 and the written opinion of DLJ dated the date of this Proxy
     Statement/Prospectus, a copy of which is included as Annex B to this Proxy Statement/Prospectus. See "--Opinion of Icon's Financial Advisor."

  In reaching its decision to reaffirm its recommendation that the Icon Stockholders approve the Merger and adopt the Merger Agreement, the Icon Board consulted with its financial and legal advisors and considered a number of factors, including, without limitation, events that had occurred since September 13, 1998, the date of its recommendation.

  The foregoing discussion of the information and factors considered by the Icon Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Icon Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Icon Board may have given different weights to different factors. For a discussion of the interest of certain members of Icon's management and Icon's Board in the Merger, see "--Interests of Certain Persons in the Merger."

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT THE ICON STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF ICON'S FINANCIAL ADVISOR

  DLJ has acted as financial advisor to Icon in connection with the Merger and delivered its oral opinion to the Icon Board on September 13, 1998, which was subsequently confirmed by delivery of a written opinion dated September 13, 1998 (the "DLJ Opinion") to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration (as defined below) was fair to the holders of Icon Common Stock (other than holders of Icon Common Stock who are affiliates of Icon) from a financial point of view. DLJ has confirmed its opinion dated September 13, 1998 by delivery of a written opinion dated the date of this Proxy Statement/Prospectus. In connection with its opinion dated the date of this Proxy Statement/Prospectus, DLJ updated certain of the analyses performed in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  THE FULL TEXT OF THE WRITTEN OPINION OF DLJ DATED THE DATE OF THIS
PROXY STATEMENT/PROSPECTUS IS SET FORTH AS ANNEX B TO THIS PROXY
STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the Icon Board and addresses only the fairness of the Merger Consideration to the holders of Icon Common Stock (other than holders of Icon Common Stock who are affiliates of Icon) from a financial point of view and does not constitute a recommendation to any stockholder of Icon as to how such stockholder should vote at the Special Meeting. DLJ did not express any opinion as to the price at which Qwest Common Stock will actually trade at any time. The DLJ Opinion did not address the relative merits of the Merger and the other business strategies considered by Icon's Board, nor did it address Icon Board's decision to proceed with the Merger. The type and amount of consideration was determined by arm's length negotiations between Icon and Qwest. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

  In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by Icon and Qwest, including information provided during discussions with the respective managements of Icon and Qwest. Included in the information provided during the discussions with the management of Icon were certain financial projections of Icon for the period beginning December 31, 1997 and ending December 31, 2002 prepared by the management of Icon. In addition, DLJ compared certain financial and securities data of Icon and Qwest with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Icon Common Stock and Qwest Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion. DLJ was not requested to, and did not, solicit the interest of any other party in acquiring Icon.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Icon and Qwest or the respective representatives of Icon and Qwest, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on the representation of the management of Icon that the financial projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Icon as to the future operating and financial performance of Icon, assuming the Company would be able to satisfy its anticipated funding needs on satisfactory terms and timing. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to Icon.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  The following is a summary of the material analyses performed by DLJ in connection with the DLJ Opinion and presented by DLJ to the Icon Board at the September 13, 1998 meeting of the Icon Board.

  Comparable Company Analysis. To provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of Icon to the corresponding data and ratios of selected internet providers whose securities are publicly traded. Such companies included Concentric Network Corp., PSI

Net, Inc., US Web Corp., Verio, Inc., Exodus Communications, Inc., Mindspring Enterprises, Inc. and Earthlink Network, Inc. (collectively, the "Comparable Companies"). Of the Comparable Companies, DLJ focused primarily on Concentric Network Corp., PSI Net, Inc., US Web Corp. and Verio, Inc. (collectively, the "Most Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to Icon and the Comparable Companies is as of the most recent financial statements publicly available for each company as of June 30, 1998. Revenue estimates of the Comparable Companies were derived from publicly available research reports and revenue estimates for Icon were based on estimates provided by the management of Icon.

  DLJ performed a valuation analysis of Icon by applying certain market trading statistics for the Most Comparable Companies to Icon's historical and estimated financial results. DLJ examined certain publicly available financial data of the Most Comparable Companies, including, among other things, enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of (i) latest 12 months ("LTM") revenue, (ii) latest quarter annualized ("LQA") revenue, (iii) projected calendar year 1998 revenue and (iv) projected calendar year 1999 revenue. For purposes of its valuation, DLJ focused on the implied valuation of Icon's higher growth, higher margin service revenues. DLJ valued Icon's lower growth, lower margin revenues by using a 0.75x revenue multiple, in line with research valuation methodology. DLJ examined Icon's adjusted enterprise value (excluding the enterprise value of the product revenues) in relationship to its service revenues for comparative purposes. DLJ believes that looking at Icon's service revenues is appropriate and consistent with the manner in which the Comparable Companies are evaluated based on their sales mix. DLJ noted that as of September 11, 1998, the Most Comparable Companies were trading at implied multiples of enterprise value in a range of (i) 3.9x to 5.2x for LTM revenue, (ii) 2.8x to 5.9x for LQA revenue, (iii) 3.9x to 4.2x for projected calendar year 1998 revenue and (iv) 1.2x to 2.8x for projected calendar year 1999 revenue. Based on the valuation multiples of the Most Comparable Companies discussed above, DLJ derived a summary valuation range for Icon Common Stock of $10.75 to $15.50 per share, as compared to the equity value implied by the Merger Consideration of $12.00 per share.

  Comparable Transaction Analysis. DLJ also performed an analysis of selected merger and acquisition transactions of internet providers consisting of 10 transactions announced and/or consummated during the period from June 1997 to August 1998. Such transactions included: (Target/Acquiror) CKS Group, Inc. and US Web Corp.; NTX, Inc. (TABNet) and Verio, Inc.; MCI Internet and Cable & Wireless plc; Hiway Technologies Inc. and Verio, Inc.; NetSpeed, Inc. and Cisco Systems, Inc.; GlobalCenter, Inc. and Frontier Corp.; Erol's Internet Inc. and RCN Corp.; Netcom On-Line Communication Services and ICG Communications, Inc.; ANS Communications, Inc. and WorldCom Inc. (now MCI WorldCom Inc.); and Digex, Inc. and Intermedia Communications, Inc. (collectively, the "Comparable Transactions"). Of these Comparable Transactions, DLJ focused on CKS Group, Inc. and US Web Corp; Digex, Inc. and Intermedia Communications, Inc.; and Global Center, Inc. and Frontier Corp. (the "Most Comparable Transactions"). Multiples reviewed in the Comparable Transactions consisted of aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to, among other things, the LTM revenue as of the time of the announcement of the acquisition. DLJ noted that the implied multiples of aggregate transaction value for the Most Comparable Transactions were in a range of 2.0x to 6.8x for LTM revenue. Based on the multiples paid in the Most Comparable Transactions discussed above, DLJ derived a summary valuation range for Icon Common Stock of $6.75 to $15.50 per share, as compared to the equity value implied by the Merger Consideration of $12.00 per share.

  No company, transaction or business utilized in the "Comparable Company Analysis" or the "Comparable Transaction Analysis" is identical to Icon, Qwest or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical, but necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

  Discounted Cash Flow Analysis. In addition, DLJ performed a discounted cash flow analysis for the four-year period commencing January 1, 1999 and ending December 31, 2002 based on the stand-alone unlevered free cash flows of Icon. Unlevered free cash flows were calculated as the after-tax operating income of Icon, plus depreciation and amortization, plus (or minus) net changes in working capital minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated earnings before interest, tax, depreciation and amortization ("EBITDA") multiples of 10.0x to 15.0x to the projected EBITDA of Icon in 2002. The unlevered free cash flows and terminal value were then discounted to the present using a range of discount rates of 15.0% to 25.0% representing an estimated range of the weighted average cost of capital of Icon. Based on this analysis, DLJ calculated per share equity values of Icon ranging from $8.50 to $16.50, as compared to the equity value implied by the Merger Consideration of $12.00 per share.

  Premium Analysis. DLJ compared the implied premium payable in the Merger with the premiums paid in selected transactions having transaction values between $100 million and $300 million over the period September 1997 to September 1998 based on the closing trading price of the common stock of the target companies one day, one week and one month prior to public announcement of such selected transactions. The mean premiums to public market trading prices one day, one week and one month prior to the announcement of the selected transactions were 22.3%, 21.4% and 20.3%, respectively. The implied equity value of the Merger Consideration of $12.00 per share represents premiums to the trading prices of Icon Common Stock one day, one week and one month prior to public announcement of the Merger of 65.5%, 60.0% and 0%, respectively.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the Icon Board in connection with DLJ rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate facts summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to a letter agreement between Icon and DLJ dated September 10, 1998, DLJ is entitled to (1) a retainer fee of $100,000, (2) an opinion fee of $400,000 and an additional fee of $50,000 for each update of an opinion, and
(3) a fee equal to (x) .85% (if the Merger is consummated and no third party has made a bona fide proposal for a business combination transaction involving
Icon) or (y) 1.25% (if the Merger or any other business combination transaction involving Icon is consummated and another party has made a bona fide proposal for a business combination transaction involving Icon) of the aggregate value of the fully diluted outstanding common shares, plus outstanding liabilities in connection with the Merger, which fee amount shall not be less than $1,200,000, less the amounts paid pursuant to (1) and (2) above. In addition, Icon has agreed to reimburse DLJ for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred by DLJ in connection with its engagement thereunder (up to a maximum of $35,000), and to indemnify DLJ and certain related parties for certain liabilities and expenses arising out of its engagement or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Icon believe are customary in transactions of this nature, were negotiated at arm's length between Icon and DLJ and the Icon Board was aware of such arrangement.

  DLJ was selected by Icon to act as its financial advisor in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placement and valuations for corporate and other purposes. In the ordinary course of business, DLJ may trade the securities of both Qwest and Icon for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for Icon in the past and has been compensated for such services. DLJ has in the past performed, and is currently performing, investment banking and other services not related to the Merger for Qwest and its principal stockholder, and has been, and will be, compensated for such services. In particular, DLJ is performing investment banking services for Qwest's principal stockholder in connection with an on-going transaction involving Qwest Common Stock, which was publicly announced on November 28, 1998, and will receive a fee from Qwest's principal stockholder at the conclusion of that transaction. As a result of the transaction, the principal stockholder's ownership interest in Qwest will be reduced to approximately 48% of the outstanding shares of Qwest Common Stock. Qwest will not receive any proceeds from the transaction. The amount of DLJ's fee in that transaction is dependent principally on the value of Qwest Common Stock at the conclusion of the transaction, and may be greater than the fee payable to DLJ at the consummation of the Merger as described above.

TERMS OF THE MERGER AGREEMENT

  THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL TERMS OF THE MERGER AGREEMENT BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL PROVISIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ THE MERGER AGREEMENT CAREFULLY, SINCE IT IS THE LEGAL DOCUMENT WHICH GOVERNS THE MERGER.

  The Merger. Subject to the terms and conditions of the Merger Agreement, Qwest Subsidiary will merge with and into Icon at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Qwest Subsidiary will cease, and Icon will continue as the Surviving Corporation under the name "Icon CMT Corp."

  Conversion of Icon Common Stock in the Merger. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Icon Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Icon Common Stock owned by Qwest or Qwest Subsidiary or held by Icon, all of which will be canceled) will be converted into the right to receive a number of shares of Qwest Common Stock (the "Merger Consideration") equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $12.00 by the average (rounded to the nearest 1/10,000) of the daily volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Qwest Common Stock on the Nasdaq National Market, as reported by Bloomberg Financial Markets (or such other source as Qwest and Icon shall agree in writing), for each of the 15 consecutive trading days ending on the trading day that is three business days before the actual date of the Special Meeting (the "Average Market Price"). However, the Exchange Ratio shall not be less than 0.3200 (if the Average Market Price exceeds $37.50) or more than 0.4444 (if the Average Market Price is less than $27.00).

  Toll Free Number. Interested persons may call 888-339-9805 from Thursday, December 17, 1998 until the Effective Time to hear a tape recorded message stating what the Average Market Price and the Exchange Ratio would be on the date of the call, as if that date was the date to be used to determine the Exchange Ratio. The actual determination date will be three Business Days prior to the actual date of the Special Meeting.

  Closing. The Closing will take place on the business day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in the Merger Agreement.

  Effective Time of the Merger. As soon as practicable following the Closing, Qwest and Icon will file a certificate of merger in such form as is required by and executed in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Merger will become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Qwest and Icon agree and specify in the certificate of merger.

  Certificate of Incorporation and Bylaws of the Surviving Corporation. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation will be amended in accordance with the DGCL such that the certificate of incorporation of the Surviving Corporation will consist of the provisions of the certificate of incorporation of Qwest Subsidiary, except that it will be amended to reflect the fact that the name of the Surviving Corporation will be "Icon CMT Corp." The bylaws of Qwest Subsidiary at the Effective Time will be the bylaws of the Surviving Corporation.

  Directors and Officers of the Surviving Corporation. The Merger Agreement provides that the officers and the directors of Qwest Subsidiary as of the Effective Time will be the initial officers and the initial directors of the Surviving Corporation.

  Exchange of Certificates. Prior to the Effective Time, Qwest will appoint a commercial bank or trust company (the "Exchange Agent") to act as exchange agent under the Merger Agreement for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Icon Common Stock (each, an "Icon Certificate") for the Merger Consideration. At or prior to the Effective Time, Qwest will deposit with the Exchange Agent, in trust for the benefit of Icon Stockholders, certificates representing the Qwest Common Stock (each, a "Qwest Certificate") issuable in exchange for outstanding shares of Icon Common Stock. Qwest has agreed to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and other distributions pursuant to the Merger Agreement. Any cash and Qwest Certificates deposited with the Exchange Agent are referred to as the "Exchange Fund."

  As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder (other than Icon, Qwest, Qwest Subsidiary and their respective wholly owned subsidiaries) of an Icon Certificate or Icon Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Icon Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Icon Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of an Icon Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Icon Certificate shall be entitled to receive in exchange therefor (1) a Qwest Certificate representing that number of whole shares of Qwest Common Stock which such holder has the right to receive pursuant to Section 1.1(a) of the Merger Agreement, (2) certain dividends or other distributions in accordance with Section 1.1(e) of the Merger Agreement and (3) cash in lieu of any fractional share in accordance with Section 1.1(f) of the Merger Agreement, and such Icon Certificate will be canceled. No interest shall be paid or accrued on the Merger Consideration, on any such dividend or other distribution or on cash payable in lieu of any fractional share of Qwest Common Stock. All distributions to holders of Icon Certificates shall be subject to any applicable federal, state, local and foreign tax withholding, and such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of Icon Certificates in respect of which such deduction and withholding was made. If the Merger Consideration is to be distributed to a person other than the person in whose name the Icon Certificate surrendered is registered, it shall be a condition of such distribution that the Icon Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees, if required by the Surviving Corporation in its sole discretion) and that the person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a person other than the registered holder of the Icon Certificate surrendered or, in the alternative, establish to the satisfaction of the Qwest Subsidiary that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

  No dividends or other distributions with respect to Qwest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Icon Certificate with respect to the shares of Qwest Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.1(f) of the Merger Agreement, and all such dividends, other distributions and cash in lieu of fractional shares of Qwest Common Stock shall be paid by Qwest to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Icon Certificate in accordance with Section 1.1(d) of the Merger Agreement. Subject to the effect of applicable escheat or similar laws following surrender of any such Icon Certificate, there shall be paid to the holder thereof (1) at the time of surrender, a Qwest Certificate representing whole shares of Qwest Common Stock issued in exchange therefor, without interest, (2) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Qwest Common Stock and the amount of any cash payable in lieu of a fractional share of Qwest Common Stock to which such holder is entitled pursuant to Section 1.1(f) of the Merger Agreement and (3) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Qwest Common Stock, without interest. Qwest shall make available to the Exchange Agent cash for these purposes to the extent sufficient funds are not then available in the Exchange Fund.

  YOU SHOULD NOT FORWARD YOUR ICON CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time will be delivered to Qwest, and any holders of the Certificates who have not complied with Section 1.1 of the Merger Agreement will thereafter look only to Qwest for the Merger Consideration with respect to the shares of Icon Common Stock formerly represented thereby, any cash in lieu of fractional shares of Qwest Common Stock and any dividends or distributions with respect to shares of Qwest Common Stock to which such holders are entitled pursuant to the Merger Agreement. Any such portion of the Exchange Fund remaining unclaimed by Icon Stockholders seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body (as defined in the Merger Agreement)) will, to the extent permitted by law, become the property of Qwest, free and clear of any claims or interest of any person previously entitled thereto. None of Qwest, Qwest Subsidiary, Icon, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any Merger Consideration delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar law.

  No Fractional Shares. Pursuant to the Merger Agreement, no Qwest Certificates or scrip representing fractional shares of Qwest Common Stock will be issued upon the surrender for exchange of Icon Certificates, no dividend or distribution of Qwest will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Qwest. Following the Effective Time, the Exchange Agent shall determine the excess of the number of whole shares of Qwest Common Stock delivered to the Exchange Agent by Qwest pursuant to Section 1.1(a) of the Merger Agreement over the aggregate number of whole shares of Qwest Common Stock to be distributed to Icon Stockholders pursuant to Section 1.1(d) of the Merger Agreement. Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Icon, sell the excess shares at then-prevailing prices on the Nasdaq National Market, all in the manner provided in Section 1.1(f)(3) of the Merger Agreement.

  The Merger Agreement provides that Qwest may by written notice delivered to Icon before the Effective Time, in lieu of the issuance and sale of the excess shares and the making of the payments as described above, elect to pay each Icon Stockholder an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Icon Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of the Qwest Common Stock on the Closing Date.

  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Icon Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Icon Common Stock subject to and in accordance with the terms of
Section 1.1(e) of the Merger Agreement.

  Withholding Rights. Pursuant to the Merger Agreement, the Surviving Corporation and Qwest are entitled to deduct and withhold from the consideration otherwise payable to any Icon Stockholder such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Qwest, as the case may be, such withheld amounts will be treated as having been paid to the Icon Stockholder in respect of which such deduction and withholding is made.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of Icon, Qwest and Qwest Subsidiary. In the Merger Agreement, Icon represents and warrants as to: (1) corporate existence and power; (2) due authorization of the Transaction Documents (as defined in the Merger Agreement) and non-contravention with organizational documents and laws; (3) receipt of approvals; (4) binding effect; (5) financial information;
(6) absence of certain changes or events; (7) taxes; (8) undisclosed liabilities; (9) litigation; (10) compliance with regulations; (11) licenses;
(12) employee matters; (13) capitalization; (14) subsidiaries; (15) property;
(16) property rights; (17) insurance; (18) environmental matters; (19) books and records; (20) material contracts; (21) transactions with affiliates; (22) documents filed with the Commission; (23) this Proxy Statement/Prospectus, Registration Statement, and other information; (24) approval by Icon Board;
(25) required vote of the stockholders of Icon; (26) Business Combination Transactions (as defined in the Merger Agreement); (27) fees for financial advisors, brokers and finders; (28) ownership of Qwest Common Stock; and (29) certain continuing representations and warranties.

  The Merger Agreement also includes representations and warranties by each of Qwest and Qwest subsidiary as to: (1) corporate existence and power; (2) due authorization of the Transaction Documents and non-contravention with organization documents and laws; (3) receipt of approvals; (4) binding effect;
(5) financial information; (6) absence of certain changes or events; (7) litigation; (8) compliance with regulations; (9) capitalization; (10) documents filed with the Commission; (11) this Proxy Statement/Prospectus;
(12) the Registration Statement; (13) certain other information; (14) ownership of Icon capital stock; and (15) certain continuing representations and warranties.

  Certain Covenants of the Parties. In the Merger Agreement each of Icon, Qwest and Qwest Subsidiary has agreed to (1) preserve and maintain its corporate existence and good standing; (2) comply with all material legal and regulatory requirements, including requirements relating to the Hart-Scott-Rodino Act; (3) use its reasonable best efforts to satisfy the conditions to the Merger; (4) notify the other parties of a breach of a representation or warranty or a failure of a condition, covenant or agreement; (5) coordinate press releases and public filings with the other parties; (6) use reasonable best efforts to cause the Merger to qualify as a tax-free reorganization; (7) keep certain information confidential (this covenant will continue indefinitely); (8) take such further action reasonably requested by any other party in furtherance of the consummation of the transactions contemplated by the Merger Agreement; and (9) prepare and file with the Commission this Proxy Statement/Prospectus and the Registration Statement.

  In the Merger Agreement, Icon has agreed that it will, and will cause its subsidiaries to, (1) take all action to cause Icon Common Stock to continue to be listed on the Nasdaq National Market; (2) keep adequate books and records;
(3) preserve its material properties; (4) conduct its business only in the ordinary course; (5) maintain its insurance policies; (6) file all tax returns and pay all taxes and assessments as they come due; (7) furnish to Qwest and Qwest Subsidiary (a) prompt notice of an event that does or could reasonably constitute a Material Adverse Effect or certain other events, (b) monthly, quarterly and annual financial statements, (c) notice of commencement of material litigation, and (d) certain other information; (8) provide to Qwest and Qwest Subsidiary a list of, and certain other information relating to, "affiliates" of Icon within the meaning of Rule 145 of the Securities Act; (9) take certain action with respect to certain stock options, warrants and other rights; (10) use reasonable best efforts to amend and restate the Agreement of General Partnership of Icon and Teleway Corporation Partners; and (11) take certain action with respect to and hold the Special Meeting.

  In addition, Icon has agreed that it will not, and will cause its subsidiaries to not, except with the prior written consent of Qwest and Qwest Subsidiary (which may be granted, withheld, delayed or conditioned in their sole discretion), (1) dissolve any of itself or its subsidiaries or amend its organizational documents; (2) issue any shares of capital stock (other than as contemplated by the Merger Agreement); (3) incur any liens not permitted by the Merger Agreement; (4) incur certain liabilities other than in the ordinary course; (5) settle any material litigation; (6) declare any dividend or make any other payments to persons other than Icon or its wholly owned subsidiaries; (7) make any capital expenditures other than in the ordinary course; (8) make any acquisitions, certain other investments or enter into any Business Combination Transaction (other than the Transactions); (9) enter into certain leases or other similar transactions; (10) alter any line of business;
(11) enter into any material
transaction with an affiliated person or other related entity; (12) permit certain events relating to employee benefit plans to occur; (13) increase compensation (monetary or otherwise) or benefits to its officers and employees; (14) employ any new executive officers; (15) enter into or amend any collective bargaining agreement; (16) change its accounting practices; and
(17) make any tax election or settle any income tax liability.

  Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement or the other Transaction Documents, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement or any other Transaction Document in doing all things necessary, proper or advisable to cause the satisfaction of the conditions to the conclusion of the transactions contemplated thereby (such transactions, the "Transactions") as soon as reasonably practicable, including, without limitation, using its reasonable best efforts to obtain all Approvals (as defined in the Merger Agreement) that are required or advisable on the part of any party with respect to the Transactions. Qwest and Icon have agreed to promptly make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act as soon as practicable. However, none of Qwest and its subsidiaries is required to (1) sell or otherwise dispose of any substantial amount of the assets of any of Qwest, the Company and their respective subsidiaries, whether as a condition to obtaining any Approval from a Governmental Body or any other person or for any other reason, or (2) prevent Qwest from engaging in any activities, discussions or negotiations with respect to a Business Combination Transaction with respect to any of Qwest and its subsidiaries, entering into any agreements or other arrangements with respect to the same or concluding any transactions contemplated by, or believed by any of Qwest and its subsidiaries to be in furtherance of, such Business Combination Transaction, and no such actions by any of Qwest and its subsidiaries with respect to such a Business Combination Transaction shall constitute a breach of any representation, warranty, covenant or agreement of Qwest or Qwest Subsidiary in any Transaction Document. On October 19, 1998, the parties received a notification from the FTC of early termination of the waiting period under the Hart-Scott-Rodino Act.

  In the Merger Agreement, each of Qwest and Icon has agreed to, in connection with the efforts described in the preceding paragraph, use its reasonable best efforts to comply (and exchange information with other parties to enable them to comply) with any applicable requirements under the Hart-Scott-Rodino Act relating to filing and furnishing information to the Department of Justice and the Federal Trade Commission, including, without limitation, the following:
(1) assisting in the preparation and filing of each applicable "Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" and taking all other action required by 16 C.F.R. Parts 801-803 (or any successor form or regulation); (2) complying with any additional request for documents or information made by the Department of Justice or the Federal Trade Commission or by a court; and (3) causing all affiliated persons of the "ultimate parent entity" of the party within the meaning of the Hart-Scott-Rodino Act to cooperate and assist in such filing and compliance.

  Pursuant to the Merger Agreement, each of Qwest, Qwest Subsidiary and Icon will use its best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code.

  Acquisition Proposals. Pursuant to the Merger Agreement, except as described below, Icon has agreed that neither it nor any of its subsidiaries nor any of its officers, directors, employees, financial advisors and other representatives will do, any of the following or to enter into an agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

    (1) enter into any agreement or other arrangement with respect to, or take any other action to effect, any Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries or publicly announce any intention to do any of the foregoing;

    (2) solicit, initiate or encourage (including, without limitation, by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal to any of Icon, its subsidiaries and its stockholders from any person (other than Qwest, Qwest Subsidiary or any affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) which constitutes, or may reasonably be expected to lead to, a proposal with respect to a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries, or endorse any Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries;

    (3) continue, enter into or participate in any activities, discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of any of Icon and its subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; or

    (4) recommend that the stockholders of Icon accept or approve any Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries, modify or amend the Icon Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdraw the Icon Board Approval, or publicly announce any intention to do any of the foregoing.

  In each case subject to the limitations described in the following paragraphs, the Merger Agreement does not prohibit (1) Icon from (A) furnishing to any person (other than a Principal Stockholder or an affiliate of, or other person acting in concert with, Icon or a Principal Stockholder) that has made an unsolicited, bona fide written proposal with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries information concerning Icon and its subsidiaries and the business, properties, operations, prospects or condition (financial or otherwise) of Icon and its subsidiaries or (B) engaging in discussions or negotiations with such a person that has made such written proposal with respect to a Business Combination Transaction, (2) following receipt of such written proposal with respect to a Business Combination Transaction, Icon from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (3) following receipt of such written proposal with respect to a Business Combination Transaction, the Board of Directors of Icon from withdrawing or modifying the Icon Board Approval or (4) following the payment by Icon of all amounts then owed by Icon to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement, the Board of Directors from terminating the obligations of the parties pursuant to Section 9.1(a)(9) of the Merger Agreement in order to enter into an agreement with any person (other than Qwest, Qwest Subsidiary or any affiliate of, or any person, acting in concert with, Qwest or Qwest Subsidiary) to effect a Superior Proposal (as defined below).

  The Merger Agreement permits Icon or the Board of Directors of Icon, as the case may be:

    (x) to take any action described in clauses (3) and (4) of the preceding paragraph with respect to an unsolicited, bona fide written proposal with respect to a Business Combination Transaction that is referred to in the preceding paragraph if such written proposal satisfies each of the requirements of a Superior Proposal;

    (y) to furnish to the person making such written proposal any information described in clause (1)(A) of the preceding paragraph and engage in the negotiations or discussions referred to in clause (1)(B) of the preceding paragraph only if the Board of Directors of Icon shall have determined in good faith that such written proposal is or is reasonably likely to be a Superior Proposal, and Icon shall then furnish such information to Qwest and Qwest Subsidiary (or shall have previously furnished such information to Qwest or Qwest Subsidiary) and such information shall be so furnished to such person pursuant to a customary confidentiality agreement; and

    (z) to take any action described in clauses (1), (2) and (3) of the immediately preceding paragraph only if the Board of Directors of Icon shall, by written notice delivered to Qwest and Qwest Subsidiary not less than 24 hours prior thereto, inform Qwest and Qwest Subsidiary of its intention to take such action. In no event may Icon or the Board of Directors of Icon take any action described in the clauses (1), (3) and (4) of the preceding paragraph if the Special Meeting shall have occurred.

  In the Merger Agreement, Icon agreed to cease and cause to be terminated any existing activities, discussions or negotiations with all persons (other than Qwest, Qwest Subsidiary or any affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) conducted on or before the date of the Merger Agreement with respect to any Business Combination Transaction, and to Icon shall inform each of its officers, directors, employees, financial advisors and other representatives of the obligations undertaken in Section 7.2(z) of the Merger Agreement. If Icon, or any member of the Board of Directors thereof, receives a proposal or inquiry, in each case whether written or oral, with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries, then Icon and its financial advisers and independent counsel are required, by written notice delivered within 24 hours after the receipt of such proposal or inquiry, to inform Qwest and Qwest Subsidiary of the terms and conditions of such proposal or inquiry and the identity of the person making the proposal or inquiry with respect to such Business Combination Transaction and to keep Qwest and Qwest Subsidiary generally informed with reasonable promptness of any steps it is taking pursuant to
Section 7.2(z) of the Merger Agreement with respect to such proposal or inquiry. The Merger Agreement does not permit Icon to terminate any obligations under the Merger Agreement except pursuant to Article IX of the Merger Agreement.

  For purposes of the Merger Agreement, "Business Combination Transaction" with respect to any person and its subsidiaries means, whether concluded or intended to be concluded in one transaction or a series of related transactions, each of the following: (1) the acquisition from any of such person and its subsidiaries, or from any holder thereof, of any Equity Securities (as defined in the Merger Agreement) of any of such person and its subsidiaries as a result of which the holders of Equity Securities of any of such person and its subsidiaries immediately before such transaction or series of transactions would beneficially own less than 80% of the Equity Securities of such person or such subsidiary, as the case may be, issued and outstanding immediately after such transaction or series of transactions; (2) the merger or consolidation of any of such person and its subsidiaries with or into any person other than such person or its wholly owned subsidiary; (3) the transfer of a substantial portion of the assets of any of such person and its subsidiaries to any person or group other than such person or its wholly owned subsidiary; or (4) any transaction (whether or not any of such person and its subsidiaries shall be a party thereto) as a result of which a majority of the members of the board of directors, or similar officials, of such person or such subsidiary would not be persons who on the day after the closing date of such transaction were members of the board of directors, or similar officials, or who were nominated for election or elected with the approval of a majority of the directors, or similar officials, who were directors, or similar officials, on that date or whose nomination or election was previously so approved.

  For purposes of the Merger Agreement, "Superior Proposal" means: (A) a written proposal for (i) the acquisition from Icon or any holder thereof of Equity Securities of Icon as a result of which the holders of shares of Icon Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Icon Common Stock issued and outstanding immediately after such transaction or series of transactions,
(ii) the merger or consolidation of Icon with or into any person other than a wholly owned subsidiary or (iii) the transfer of all or substantially all the assets of Icon and its subsidiaries and (B) with respect to such written proposal after the Board of Directors of Icon shall have concluded in good faith that (i) based on the advice of a financial advisor of nationally recognized reputation, taking into account the terms and conditions of such proposed Business Combination Transaction and the Merger Agreement respectively, all other legal, financial, regulatory and other aspects of such proposed Business Combination Transaction and the Merger, and respectively, the identity of the person making such written proposal, (a) such proposed Business Combination Transaction is reasonably capable of being completed and would, if completed, result in a transaction more favorable to Icon and its stockholders, other than the Principal Stockholders, from a financial point of view than would the Merger and (b) financing for such proposed Business Combination Transaction, to the extent required, is then committed by a financial institution or other source able to provide such financing and (ii) based on the advice of independent counsel for Icon, the failure to take such action would breach its fiduciary duties to the stockholders of Icon, other than the Principal Stockholders.

  Conditions to the Merger. The obligations of Icon, Qwest and Qwest Subsidiary to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Holders of a majority of the outstanding shares of Icon Common Stock shall have approved the Merger Agreement and the Merger in accordance with the DGCL, the certificate of incorporation and bylaws of Icon and the regulations of the Nasdaq National Market;

    (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect;

    (c) The shares of Qwest Common Stock issuable in the Merger shall have been approved for inclusion in the Nasdaq National Market, if necessary, subject only to official notice of issuance;

    (d) Each of Icon, its subsidiaries, Qwest and Qwest Subsidiary shall have obtained from each Governmental Body or other person each Approval or taken all actions required to be taken in connection with each Approval, and all waiting, review or appeal periods under the Hart-Scott-Rodino Act or otherwise prescribed with respect to each Approval shall have terminated or expired, as the case may be, in each case with respect to an Approval that is required or advisable on the part of such person for (1) the due execution and delivery by such person of each Transaction Document to which it is or may become a party, (2) the conclusion of the Transactions, (3) the performance by such person of its obligations with respect to the Transactions under each Transaction Document to which it is or may become a party and (4) the exercise by such person of its rights and remedies with respect to the Transactions under each Transaction Document to which it is or may become a party or with respect to which it is or may become an express beneficiary, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

    (e) No Regulation (as defined in the Merger Agreement) shall have been enacted, entered, promulgated or enforced by any Governmental Body which is in effect and (1) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or (2) could reasonably be expected to have a Material Adverse Effect on any of Icon, its subsidiaries, Qwest and Qwest Subsidiary;

    (f) None of Icon, its subsidiaries, Qwest and Qwest Subsidiary (1) is in violation or breach of or default with respect to (A) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations or (B) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected, (2) would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations in connection with or as a result of the conclusion of any of the Transactions or (3) has received notice that, in connection with or as a result of the conclusion of any of the Transactions, it is or would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, except in each case referred to in the preceding clauses (1), (2), (3), and (4) for violations, breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

    (g) each Transaction Document required to be executed and delivered prior to the Effective Time shall have been so executed and delivered by the respective parties thereto;

    (h) the representations and warranties of each other party contained in each Transaction Document to which such other party is a party shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to "material," "materiality," "Material Adverse Effect," specified dollar amount thresholds or other similar qualifiers), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on such person;

    (i) each other party shall have performed, in all material respects, all of the covenants and other obligations required by each Transaction Document required to be performed by such other party at or before the Closing;

    (j) counsel to Icon shall have received tax representation letters as set forth in the Merger Agreement and Icon shall have received an opinion from its counsel as set forth in the Merger Agreement;

    (k) each party shall have received from each other party the following, in the manner as set forth in the Merger Agreement:

      (1) a certificate of the Secretary or an Assistant Secretary of such other party with respect to (A) the certificate of incorporation or articles of incorporation, as the case may be, of such other party, (B) the bylaws of such other party, (C) the resolutions of the Board of Directors of such other party, approving each Transaction Document to which such other party is a party and the other documents to be delivered by it under the Transaction Documents, and (D) the names and true signatures of the officers of such other party who signed each Transaction Document to which such other party is a party and the other documents to be delivered by such other party under the Transaction Documents;

      (2) a certificate of the President or a Vice President of such other party to the effect that (A) the representations and warranties of such other party contained in the Transaction Documents to which it is a party are true and correct in all material respects as of the Closing Date and (B) such other party has performed, in all material respects, all covenants and other obligations required by the Transaction Documents to which it is a party to be performed by it on or before the Closing Date;

      (3) with respect to Icon, certified copies, or other evidence reasonably satisfactory to Qwest and Qwest Subsidiary, of all Approvals of all Governmental Bodies and other persons with respect to Icon referred to in the Merger Agreement;

      (4) with respect to Qwest, certified copies, or other evidence reasonably satisfactory to Icon, of all Approvals of all Governmental Bodies and other persons with respect to Qwest referred to in the Merger Agreement;

      (5) with respect to Qwest Subsidiary, certified copies, or other evidence reasonably satisfactory to Icon, of all Approvals of all Governmental Bodies and other persons with respect to Qwest Subsidiary referred to in the Merger Agreement;

      (6) a certificate of the Secretary of State of the jurisdiction in which such other party is incorporated, dated as of a recent date, as to the good standing of and payment of taxes by such other party and as to the charter documents of such other party on file in the office of such Secretary of State; and

      (7) with respect to Icon, a certificate of the President or a Vice President of Icon with respect to U.S. real property interests, as set forth in the Merger Agreement; and

    (l) Qwest and Qwest Subsidiary shall have received from Icon a written agreement of each person who is identified as an "affiliate" on the list furnished by Icon pursuant to the Merger Agreement, without material cost or other liability to any of Icon, its subsidiaries, Qwest and Qwest Subsidiary and any other person.

  Assumption of Icon Stock Options and Warrants. Each option or warrant outstanding at the Effective Time to purchase shares of Common Stock granted or issued by Icon shall be assumed by Qwest and deemed to constitute an option or warrant, as the case may be, to acquire, on the same terms and conditions, as were applicable under such option or warrant prior to the Effective Time, the number of shares of Qwest Common Stock as the holder of such option or warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time (not taking into account whether or not such option or warrant was in fact exercisable) at a price per share equal to (A) the aggregate exercise price for Icon Common Stock otherwise purchasable pursuant to such option or warrant (provided that such aggregate exercise price shall not exceed $12.00 multiplied by the number of shares of Icon Common Stock otherwise purchasable pursuant to such option or warrant) divided by (B) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed option or warrant; provided that the number of shares of Qwest Common Stock that may be purchased upon exercise of any such option or warrant shall not include any fractional share and, upon exercise of such option or warrant, a cash payment shall be made for any fractional share based upon the closing price of a share of Qwest Common Stock on the trading day immediately preceding the date of exercise. Any adjustments with respect to any Stock Options that are "incentive stock options" shall be effected in a manner consistent with Section 424(a) of the Code.

  Employee Benefits. Except as otherwise set forth in Section 1.1(l) of the Merger Agreement, in the case of any Icon Employee Plans (as defined in the Merger Agreement) under which the employees' interests are based upon the Icon Common Stock or the market price thereof (but which interests do not constitute stock options), Icon and Qwest agree that such interests shall, from and after the Effective Time, be based on Qwest Common Stock determined in accordance with the Exchange Ratio.

  Except as otherwise expressly set forth in any Transaction Document, none of the Transaction Documents and none of the Transactions shall (1) before or after the Effective Time, require the continued employment of any person by any of Icon, Qwest, the Surviving Corporation and their respective subsidiaries or (2) after the Effective Time, prevent any of Icon, the Surviving Corporation and their respective subsidiaries from taking any action or refraining from taking any action with respect to any person that may then be permitted by law.

  Listing of Qwest Common Stock. Pursuant to the Merger Agreement, Qwest has agreed to take all action required to cause the shares of Qwest Common Stock to be issued in the Merger and the shares of Qwest Common Stock to be reserved for issuance upon exercise of any stock options or warrants of Icon to be approved for quotation, upon official notice of issuance, on the Nasdaq National Market.

  Indemnification. Pursuant to the Merger Agreement, each of the Surviving Corporation and its subsidiaries will cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws or other organizational documents of Icon and its subsidiaries and (ii) for a period of six years, the policies of directors' and officers' liability insurance and fiduciary liability insurance in amounts and for coverage agreed by Icon and Qwest to be appropriate in respect of the activities and operations of Icon and its subsidiaries.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Icon, in each case by:

    (1) the agreement of the parties;

    (2) Icon, on or after the date that is six months after the date of the Merger Agreement, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by Icon, in any material respect, of any of its representations, warranties, covenants and agreements set forth in the Merger Agreement (an "Icon Breach"), (B) an Icon Breach shall not then have occurred and be continuing and (C) Icon shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement;

    (3) Qwest or Qwest Subsidiary, on or after the date that is six months after the date of the Merger Agreement, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by Qwest or Qwest Subsidiary, in any material respect, of any of their respective representations, warranties, covenants and agreements set forth in the Merger Agreement (a "Qwest Breach") and (B) a Qwest Breach shall then not have occurred and be continuing;

    (4) Icon, on or after the date that is four months after the date of the Merger Agreement, if (A) a Qwest Breach shall then have occurred and be continuing and (B) an Icon Breach shall then not have occurred and be continuing;

    (5) Qwest or Qwest Subsidiary, on or after the date that is four months after the date of the Merger Agreement, if (A) an Icon Breach shall have occurred and be continuing and (B) a Qwest Breach shall then not have occurred and be continuing;

    (6) Icon, on or after the date of the Special Meeting, and all adjournments thereof, if the stockholders of Icon shall not have approved the Merger Agreement and the Merger and Icon shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement;

    (7) Qwest or Qwest Subsidiary, on or after the date of the Special Meeting, and all adjournments thereof, if the stockholders of Icon shall not have approved the Merger Agreement and the Merger;

    (8) Qwest or Qwest Subsidiary, if Icon or the Board of Directors of Icon shall have (A) authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement with respect to a Business Combination Transaction (as defined below) with respect to any of Icon and its subsidiaries (other than the Transactions), (B) recommended (or publicly announced its intention to recommend) that the stockholders of Icon accept or approve any such Business Combination Transaction or (C) modified or amended (or publicly announced its intention to modify or amend) the Icon Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdrawn (or publicly announced its intention to withdraw) the Icon Board Approval; provided that (x) a communication of Icon to Qwest and Qwest Subsidiary that advises that Icon has received a written proposal with respect to a Business Combination Transaction and that takes no position with respect to such proposal or that advises that Icon is engaging in an activity permitted by clause (1) or (2) of the proviso to the first sentence of Section 7.2(z) of the Merger Agreement with respect to a Superior Proposal, shall not be deemed to be a modification, amendment or withdrawal of Icon Board Approval and (y) a "stop-look-and-listen" communication of the nature contemplated in Rule 14d-9(e) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that, if concluded in accordance with the terms thereof, would constitute or result in a Business Combination Transaction with respect to any of Icon and its subsidiaries (other than the Transactions), without more, shall not be deemed to be a modification, amendment or withdrawal of the Icon Board Approval if, within the time period contemplated by Rule 14e-2 under the Exchange Act, the Board of Directors of Icon shall publicly confirm the Icon Board Approval and recommend against the acceptance of such tender offer or exchange offer by the stockholders of Icon;

    (9) Icon, prior to the date of the Special Meeting, if (A) the Board of Directors of Icon shall have determined that an unsolicited, bona fide written proposal made by any person (other than a Principal Stockholder) or an affiliate of, or other person acting in concert with, the Company or a Principal Stockholder) with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries is a Superior Proposal,
  (B) the Board of Directors of Icon shall have complied in all material respects with Section 7.2(z) of the Merger Agreement with respect to actions taken or proposed to be taken by Icon or the Board of Directors of Icon with respect to such Superior Proposal, (C) Icon shall have notified Qwest and Qwest Subsidiary in writing, in each case not less than three full Business Days in advance of taking such action, of its election to terminate the obligations of the parties pursuant to Section 9.1(a)(9) of the Merger Agreement for the purpose of entering into an agreement to effect such Superior Proposal concurrently with such termination, (D) Icon and its advisors and representatives shall have discussed with Qwest and Qwest Subsidiary the modifications to the terms of the Merger Agreement that would permit Icon to conclude the Merger in lieu of concluding such Superior Proposal, (E) at the end of such three Business Day period the Board of Directors of Icon shall have determined that such Superior Proposal continues to constitute a Superior Proposal, and (F) Icon shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement; or

    (10) Qwest or Qwest Subsidiary, if there shall have occurred a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries.

  Effect of Termination; Payment of Termination Fee. In the event of termination of the Merger Agreement by either Icon or Qwest as provided under "--Termination," the Merger Agreement will become void and there will be no liability or obligation on the part of Qwest or Icon or their respective officers or directors except with respect to certain provisions of the Merger Agreement regarding payment of broker's fees, maintaining the confidentiality of non-public information, the payment of expenses, and certain other general provisions.

  The Merger Agreement requires Icon to pay to Qwest the sum of $7 million (the "Termination Fee") as follows: (1) in connection with the termination of the obligations of the parties or of the Merger Agreement pursuant to any of clauses (6), (7), (8), (9) and (10) of Section 9.1(a) of the Merger Agreement, or, (2) if (A) Icon or Qwest shall terminate the obligations of the parties or the Merger Agreement pursuant to any of clauses (2) and (3) of Section 9.1(a) of the Merger Agreement, (B) at any time after the date of the Merger Agreement and at or before the time of such termination there shall exist a proposal for a Business Combination Transaction with respect to any of Icon and its subsidiaries (or the public announcement of a third party to commence or of its intention to pursue or engage in such a transaction) and (C) within 12 months of such termination, Icon enters into a definitive agreement with any third party with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries or such a transaction is consummated.

  Fees and Expenses. Except as otherwise provided in Section 9.2 of the Merger Agreement, whether or not the Merger is concluded, all costs and expenses incurred or paid by a party (including, without limitation, attorney's fees and expenses related to the Transactions and the preparation of the Transaction Documents, the Registration Statement or the Proxy Statement/Prospectus) shall be paid by the party incurring or paying such expenses. Notwithstanding the foregoing, each of Icon and Qwest is required to pay 50% of the costs and expenses of complying with the Securities Act, the Exchange Act and the Hart-Scott-Rodino Act (other than the attorney's fees and expenses related thereto or as stated in the preceding sentence).

  Purchase of Qwest Products and Services. If a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries shall be consummated within 12 months following the termination of obligations of the parties under the Merger Agreement (other than pursuant to the termination of the Merger Agreement by Icon, on or after the date that is four months after the date of the Merger Agreement, if a breach of the Merger Agreement by Qwest shall then have occurred and be continuing and a breach of the Merger Agreement by Icon shall then not have occurred or be continuing, Icon and its subsidiaries are required to purchase from one or more of Qwest and its subsidiaries products and services (including tariff and non-tariff services and facilities) selected by Icon in its sole discretion that are generally offered for sale by Qwest or such subsidiary, at the prices and on the terms and conditions generally offered by Qwest or such subsidiary from time to time during such period to customers of similar products and services at similar volume and commitment levels, for an aggregate purchase price equal to (A) $30,000,000 less (B) the aggregate purchase price for products and services purchased by Icon and its subsidiaries from any of Qwest and its subsidiaries from the termination date of the Merger Agreement to the date of the consummation of such Business Combination Transaction, provided that purchases pursuant to commitments or agreements in existence on such date of consummation that were made by the other parties to such Business Combination Transaction and their respective affiliates shall not be included in determining whether Icon shall have satisfied its obligation under this paragraph. Icon is required to purchase the products and services referred to in the preceding sentence within a period of months following such date of consummation that is equal to (A) 12 months less (B) the quotient obtained by dividing 2 into the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the termination date of the Merger Agreement and such date of consummation. On such date of the consummation of the Business Combination Transaction, and as a condition to such consummation, Icon is required to pay to Qwest a portion of the amount determined pursuant to the first sentence of this paragraph that is equal to (A) $2,500,000 times the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the termination date of the Merger Agreement and such date of consummation less (B) the aggregate purchase price for products and services purchased from any of Qwest and its subsidiaries from the termination date of the Merger Agreement to such date of consummation.

  Amendments and Waivers. The Merger Agreement and the other Transaction Documents may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Icon, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders without such further approval. The parties may not amend the Merger Agreement and the other Transaction

Documents except by an instrument in writing signed on behalf of each of the parties thereto. At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and
(iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain material federal income tax consequences of the Merger. This discussion is based on currently existing provisions of the Code, Income Tax Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

  Icon Stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Icon Stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. The following discussion only addresses the federal income tax consequences of the Merger itself. It does not address the tax consequences of the Merger under foreign, state or local tax laws. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

  Neither Qwest nor Icon has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger.

  It is a condition to the obligations of Qwest and Icon to consummate the Merger that Icon receive an opinion from Parker Chapin Flattau & Klimpl, LLP, counsel for Icon, to the effect that the Merger will be treated for federal income tax purposes as a tax-free "reorganization" within the meaning of
Section 368(a) of the Code and that Qwest and Icon will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The opinion will provide that, subject to the limitations and qualifications set forth therein, as a result of the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, the federal income tax consequences that will result to Icon and the Icon Stockholders will include the following:

    (a) Icon will not recognize any gain or loss as a result of the Merger.

    (b) No gain or loss will be recognized by Icon Stockholders as a result of the exchange of their shares of Icon Common Stock for shares of Qwest Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional shares of Qwest Common Stock. Each Icon Stockholder receiving cash in lieu of a fractional share of Qwest Common Stock will be treated as having received such fractional share and as having sold it for the cash received, thereby recognizing gain or loss equal to the difference between the amount of cash received and that stockholder's tax basis in the fractional share. Such gain or loss will generally be capital gain or loss, unless the deemed sale is essentially equivalent to a dividend within the meaning of Section 302 of the Code.

    (c) The tax basis of the shares of Qwest Common Stock received by each Icon Stockholder (including any fractional share deemed to have been received by that stockholder) will be equal to the tax basis of such Icon Stockholder's shares of Icon Common Stock exchanged in the Merger.

    (d) The holding period for the shares of Qwest Common Stock received by each Icon Stockholder (including any fractional share deemed to have been received by that stockholder) will include the holding period for the shares of Icon Common Stock of such stockholder exchanged in the Merger.

  The form of the tax opinion is attached as Exhibit 3.1(j)(3) to the Merger Agreement. In issuing such opinion, counsel will rely upon representations made by Icon and Qwest as of the Effective Time, which counsel will assume to be true and correct. If such representations are untrue or incorrect, the opinion could be adversely affected. The opinion is not binding on the IRS and there is no assurance that the IRS could not successfully challenge the Merger as a tax-free reorganization.

  In the event of a successful IRS challenge to the Merger as a tax-free reorganization, there would be significant tax consequences. An Icon Stockholder would recognize taxable gain or loss with respect to each share of Icon Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value of the Qwest Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis, as of the Effective Time, in the Qwest Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin on the day after the Merger.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities.

REGULATORY APPROVALS

  The consummation of the Merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act. The Hart-Scott-Rodino Act provides that certain merger and acquisition transactions (including the Merger) may not be consummated until notifications and certain information have been given to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On October 19, 1998, the parties received a notification from the FTC of early termination of the waiting period under the Hart-Scott-Rodino Act. At any time before or after the consummation of the Merger, the Antitrust Division, the FTC or another third party could seek to enjoin or rescind the Merger on antitrust grounds. In addition, at any time before or after the consummation of the Merger, and notwithstanding that the waiting period under the Hart-Scott-Rodino Act has been terminated, any state could take action under state antitrust laws that it deems necessary or desirable in the public interest. See "--Terms of the Merger Agreement--Conditions to the Merger."

NO APPRAISAL RIGHTS

  Under the DGCL, Icon Stockholders will not be entitled to appraisal rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

OTHER TRANSACTION DOCUMENTS

  THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL TERMS OF THE OPTION AGREEMENTS, THE VOTING AGREEMENTS, THE STOCKHOLDERS AGREEMENTS, THE QWEST CREDIT FACILITY, THE WARRANTS, THE REGISTRATION RIGHTS AGREEMENT AND THE PRIVATE LINE SERVICES AGREEMENT BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL PROVISIONS OF SUCH AGREEMENTS. THE DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. COPIES OF THE AGREEMENTS (OTHER THAN THE QWEST CREDIT FACILITY AND THE PRIVATE LINE SERVICE AGREEMENT) ARE ATTACHED AS EXHIBITS TO THE MERGER AGREEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ THE AGREEMENTS CAREFULLY.

  Option Agreements. Contemporaneously with the execution of the Merger Agreement, Qwest entered into option agreements with each of Scott A. Baxter, Chairman of the Board of Directors, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Senior Technology Officer of Icon (each such agreement, an "Option Agreement"). Messrs. Baxter, Brown and Harmolin, who are also directors of Icon, beneficially owned 6,550,354 shares of Icon Common Stock in the aggregate, or approximately 41.2% of the outstanding shares of

Icon Common Stock as of the Record Date. Messrs. Baxter, Brown and Harmolin are collectively referred to as the "Principal Stockholders." The form of the Option Agreements is attached as Exhibit A to the Merger Agreement and is incorporated by reference herein.

  Each Option Agreement between Qwest and a Principal Stockholder provides for, among other things, the grant by such Principal Stockholder to Qwest of an option to acquire all the shares of Icon Common Stock beneficially owned by such Principal Stockholder (collectively, the "Option Shares") at a price of $12.00 per share. The option may be exercised, in whole or in part, at any time during the one year period commencing with the consummation of an Alternative Transaction following the occurrence of an Option Trigger (as defined below), by delivery by Qwest to the Principal Stockholder of written notice (the "Exercise Notice") stating that Qwest is exercising the option in respect of the number of Option Shares specified therein. In connection with the delivery of an Exercise Notice, and in lieu of acquiring any Option Shares, Qwest may elect, in its sole discretion, to require each Principal Stockholder to repurchase the applicable option, or portion thereof, with respect to the Option Shares specified in the Exercise Notice for cash in an amount equal to the excess of the consideration per Option Share that would be received by the Principal Stockholder in the Alternative Transaction pursuant to which the option may be exercised over $12.00.

  The Option Agreement with each Principal Stockholder also provides for certain restrictions on the voting and the sale or other transfer of such Option Shares. The voting restrictions will terminate at the later of the day following the Termination Date under the Merger Agreement and payment in full by Icon of all amounts then owing to Qwest and Qwest Subsidiary as set forth in the Merger Agreement.

  For purposes of each Option Agreement, the term "Option Trigger" means the first to occur of (1) the termination or purported termination of the Merger Agreement or the obligations of the parties thereunder, in any case without the prior written approval of Qwest, (2) the time of the occurrence or existence of any event or circumstance that would entitle any party to the Merger Agreement to exercise its right to terminate its obligations thereunder pursuant to Section 9.1 of the Merger Agreement, which is summarized above under "--Terms of the Merger Agreement--Termination"; (3) the public announcement (or written communication that is or becomes the subject of public disclosure) of a bona fide proposal by any person (other than of Qwest or any affiliate of, or any person acting in concert with, Qwest) with respect to a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries, and (4) the occurrence of a breach by any Principal Stockholder of any obligation under an Option Agreement or a Voting Agreement.

  For purposes of each Option Agreement, the term "Alternative Transaction" means, whether concluded or intended to be concluded in one transaction or a series of transactions (other than the Transactions), (1) the acquisition from Icon or any holder thereof of Equity Securities of Icon as a result of which the holders of shares of Icon Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Icon Common Stock issued and outstanding immediately after such transaction or series of transactions, (2) the acquisition of shares of Icon Common Stock from the Principal Stockholder and transferees of shares of Icon Common Stock pursuant to the Option Agreement as a result of which the Principal Stockholder and such transferees would beneficially own in the aggregate less than 50% of the shares of Icon Common Stock beneficially owned by the Principal Stockholder and such transferees in the aggregate immediately before such transaction or series of transactions, (3) the merger or consolidation of Icon with or into any person other than a wholly owned subsidiary or (4) the transfer of all or substantially all the assets of Icon and its subsidiaries.

  Voting Agreements. Contemporaneously with the execution of the Merger Agreement, Qwest entered into voting agreements and proxies with the Principal Shareholders (each such agreement and proxy, a "Voting Agreement"). The form of the Voting Agreements is attached as Exhibit B to the Merger Agreement and is incorporated by reference herein.

  Each Voting Agreement provides for, among other things, (a) the obligation of the Principal Stockholder to vote all the shares of Icon Common Stock beneficially owned by such Principal Stockholder to approve the

Merger Agreement and the Merger, against any Business Combination Transaction (other than the Transactions) and against any action or agreement that would result in a breach of the Merger Agreement or impede or delay the conclusion of the Transactions or materially reduce the benefits of the Transactions to Qwest or Qwest Subsidiary pursuant to each Option Agreement, (b) the grant by the Principal Stockholder to Qwest of an irrevocable proxy in connection therewith, (c) certain other restrictions on the voting and the sale or other transfer of such shares of Icon Common Stock, (d) certain restrictions on such Principal Stockholder with respect to Business Combination Transactions (other than the Transactions) with respect to any of Icon and its subsidiaries and
(e) the obligation of the Principal Shareholder to execute and deliver a Stockholder Agreement at or before the Closing of the Merger. Each Voting Agreement and the related proxy will terminate on the later of the day following the Termination Date under the Merger Agreement and payment in full by Icon of all amounts then owing to Qwest and Qwest Subsidiary in connection with the termination of the Merger Agreement, as described above under "-- Terms of the Merger Agreement--Effect of Termination; Payment of Termination Fee."

  Stockholders Agreements. At or before the closing under the Merger Agreement, Qwest will enter into stockholder agreements with the Principal Stockholders (each such agreement, a "Stockholder Agreement"). The form of the Stockholder Agreements is attached as Exhibit C to the Merger Agreement and is incorporated by reference herein.

  The Stockholder Agreement with each Principal Shareholder will provide for certain restrictions on the sale or other transfer by such Principal Stockholder of the shares of Qwest Common Stock to be received by such Principal Shareholder in the Merger (as such shares may be adjusted in the event of any change in the capital stock of Qwest by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like) as described below.

  The Stockholder Agreement with each Principal Stockholder will provide that the Principal Stockholder may not sell or otherwise transfer (or offer to sell or otherwise transfer) any of the shares of Qwest Common Stock subject to the Stockholder Agreement, or any interest therein, if, after giving effect to such sale or other transfer, the Principal Stockholder would be the sole beneficial owner of less than 60% of such shares on the first anniversary of the Closing Date, 40% of such shares on the second anniversary of the Closing Date or 20% of such shares on the third anniversary of the Closing Date, in each case free and clear of all liens, subject to certain exceptions set forth in the Stockholder Agreement. There are no restrictions on transfer after the third anniversary of the Closing Date.

  Qwest Credit Facility. In the Merger Agreement, Qwest committed to lend to Icon up to $15 million in the aggregate (the "Term Loan"), substantially on the terms and conditions set forth in the Merger Agreement. On September 28, 1998 Qwest and Icon entered into a definitive credit agreement (the "Credit Agreement") with respect to the Term Loan (collectively, the "Qwest Credit Facility"). The terms and conditions of the Qwest Credit Facility are attached as Exhibit D to the Merger Agreement and are incorporated by reference herein.

  The initial funding date of the Term Loan is January 31, 1999. Pursuant to the terms and conditions of the Qwest Credit Facility, Icon may borrow up to $15 million of which (i) up to an amount equal to the principal amount of the indebtedness outstanding under Icon Credit Facilities (as defined in the Merger Agreement), but no more than $10 million, may be borrowed on the initial funding date and (ii) up to $2 million may be borrowed upon five days' notice in one advance during each calendar month thereafter. The proceeds of the Term Loan will be applied to (a) repay the indebtedness outstanding under Icon Credit Facilities, (b) pay indebtedness owed under the Access Agreement (as defined in the Merger Agreement), (c) acquire equipment and (d) pay general corporate and operating expenses. The maturity date of the Term Loan is January 31, 2000. Before the occurrence of a Material Adverse Condition (as defined in the Credit Agreement), interest on the Term Loan will accrue at a floating rate equal to the rate published in The Wall Street Journal from time to time as the Prime Rate ("Prime"), plus 1.00%. After the occurrence of a Material Adverse Condition, the interest rate will be at a floating rate equal to Prime plus 8.00%.

  The Credit Agreement contains customary representations, warranties, covenants, conditions to funding and events of default. The convenants include limitations on Icon's ability to incur additional debt and to replace its president, chief executive officer, chief financial officer or general counsel, without Qwest's approval, which may not be unreasonably withheld, conditioned or delayed. The Term Loan is secured by a lien on substantially all of Icon's assets, including, without limitation, all of Icon's existing and after-acquired personal property. The events of default, which entitle Qwest to accelerate the maturity of the Term Loan, include (1) the consummation of an alternative Business Combination Transaction with respect to Icon or its subsidiaries, (2) the termination of the Merger Agreement by Qwest on or after January 13, 1999 if an Icon Breach shall have occurred and be continuing and a Qwest Breach shall then not have occurred and be continuing or (3) a willful or reckless breach or violation by Icon, in any material respect, of any of Icon's material representations, warranties, covenants or agreements set forth in the Merger Agreement. Under certain circumstances, Qwest may be required to advance the Term Loan and Icon would not be in default under the Qwest Credit Facility, even if an event occurred that could reasonably be expected to have a Material Adverse Effect with respect to Icon.

  Warrants; Registration Rights Agreement. Contemporaneously with the execution of the Merger Agreement, Icon issued to Qwest warrants to purchase 750,000 shares Icon Common Stock (the "Series Q Warrants"), exercisable at $12.00 per share for 10 years with registration rights granted pursuant to a registration rights agreement (the "Registration Rights Agreement"). Icon issued the Series Q Warrants in consideration of Qwest's commitment to advance the Term Loan pursuant to the Qwest Credit Facility. The forms of the Series Q Warrants and the Registration Rights Agreement are attached as Exhibits E and F, respectively, to the Merger Agreement and are incorporated by reference herein.

  Private Line Services Agreement. Contemporaneously with the execution of the Merger Agreement, Icon and Qwest entered into a private line services agreement, under which Qwest will provide to Icon telecommunications capacity and related ancillary services, and a master collocation license agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Icon Board that the Icon Stockholders vote for the approval of the Merger and the adoption of the Merger Agreement, Icon Stockholders should be aware that certain directors and officers of Icon have interests in the Merger in addition to their interests solely as Icon Stockholders, as described below. The Icon Board was aware of these interests when it considered and approved the Merger Agreement and the Merger.

 Employment Contracts and Other Arrangements

  For a description of existing employment agreements between Icon and certain of its executive officers, see "COMPENSATION OF ICON'S EXECUTIVE OFFICERS-- Employment Agreements."

  On September 13, 1998, Qwest entered into an employment agreement with Scott
A. Baxter, pursuant to which he agreed to serve full time as President and Senior Executive Officer of Icon after the Effective Time. The term of the employment agreement will be three years. Such term will automatically extend for successive one-year periods except that any party may terminate the agreement by giving written notice at least 90 days prior to the commencement of any such extension. The annual base salary of Mr. Baxter will be $200,000, $212,500, and $225,000 for the first, second and third years, respectively, of service under his employment agreement. In addition, Mr. Baxter will receive an automobile allowance, receive a non-qualified stock option grant of 200,000 shares under Qwest's Equity Incentive Plan and be entitled to participate in Qwest's Executive Quarterly Bonus Plan.

  Pursuant to the employment agreement with Qwest, if Mr. Baxter is terminated by Icon for Cause (as defined below), he shall be entitled to receive his salary, reimbursable expenses and benefits owing to him through his date of termination. "Cause" is defined under the employment agreement as theft from Qwest, conviction of a felony or other crime involving moral turpitude. If Mr. Baxter is terminated other than for Cause or he terminates employment for Good Reason (as defined below), he shall be entitled to receive the Termination Compensation (as defined below). "Good Reason," as defined in the employment agreement, shall be deemed

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

to exist if one of the following events occurs: (1) there is a reduction in salary; (2) there is a reduction in the target bonus opportunity; and (3) there is a requirement to change work location by more than 35 miles. In certain cases, where there is a substantial material or adverse diminution in Mr. Baxter's duties and responsibilities and he thereafter terminates employment, such termination may be deemed to be for Good Reason.

  After a Change in Control (as defined in the employment agreement) of Qwest has occurred, if either Mr. Baxter terminates his employment for any reason within six months after the Change in Control or Qwest (or any successor thereto) terminates Mr. Baxter's employment with Qwest within one year after the Change in Control, he shall be entitled to receive (1) his salary, bonuses and any amounts due under benefit plans or otherwise through the date of termination and (2) a lump-sum payment (the "Termination Compensation"), in cash, in an amount equal to 2.99 times his "base amount" (as such term is defined in Section 280G(b)(3) of the Code).

  On September 13, 1998 and thereafter, Qwest entered into employment agreements, effective at the Effective Time, with Richard M. Brown, Scott Harmolin, Frank C. Cicio, Jr., David L. Goret, Michael J. Gold, Kenneth J. Hall, Susan A. Massaro, Anthony R. Scrimenti and Robert J. Thalman, Jr., each of whom is an officer of Icon. Qwest also entered into or assumed existing employment agreements with certain other identified key employees. The employment agreements provide for, among other things, the payment of an annual base salary, a quarterly bonus (some of which are guaranteed), a lump sum amount upon termination for reasons other than cause and the assumption by Qwest of existing options for shares of Icon Common Stock held by the named employees. The agreements also provide that the employee is an "at will" employee and that either Qwest or the employee may terminate employment with Qwest at any time with or without cause. Certain agreements provide for the accelerated vesting of these options upon a change of control with respect to Icon. Certain agreements also provide for the grant by Qwest of options to purchase shares of Qwest Common Stock.

  Certain employees of Icon have entered into agreements with Qwest pursuant to which each employee agreed (1) to assign to Qwest any inventions relating to such employee's employment conceived during such employee's employment by Qwest, (2) not to disclose confidential information to third parties, (3) not to engage in any business that is competitive with Qwest during the term of such employee's employment, (4) not to hire any employee of Qwest during such employee's employment and for a specified period following the termination of such employee's employment and (5) not to perform services for any customer of Qwest for a specified period following the termination of such employee's employment.

  Stock Options and Warrants. Pursuant to the Merger Agreement, at the Effective Time, each Icon stock option and warrant granted or issued, as the case may be, by Icon to purchase shares of Icon Common Stock which is outstanding and unexercised will be assumed by Qwest and converted into an option or warrant to purchase Qwest Common Stock in such amount and at such exercise price as is described below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time. The number of shares of Qwest Common Stock to be subject to the new option or warrant will be equal to the number of shares that the holder of such Icon stock option or warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time (whether or not such option or warrant was in fact exercisable); provided, however, that the number of shares of Qwest Common Stock that may be purchased upon exercise of any Icon stock option or warrant will not include any fractional share and, upon exercise of such Icon stock option or warrant, a cash payment will be made for any fractional share based upon the last sale price per share of Qwest Common Stock on the trading day immediately preceding the date of exercise. The exercise price per share of Qwest Common Stock under the new option or warrant will be equal to (1) the aggregate exercise price for Icon Common Stock purchasable pursuant to such Icon stock option or warrant (provided that the aggregate exercise price shall not exceed $12.00 multiplied by the number of shares of Icon Common Stock otherwise purchasable upon exercise of such Icon stock option) divided by (2) the number of shares of Qwest Common Stock deemed purchasable pursuant to such Icon stock option or warrant. Any adjustments with respect to any Stock Options that are "incentive stock options" shall be effected in a manner consistent with Section 424(a) of the Code.

  Indemnification and Insurance. Pursuant to the Merger Agreement and subject to certain limitations, the Surviving Corporation will indemnify each person who was an officer, director, employee or agent of Icon against certain liabilities. In addition, the Surviving Corporation will maintain, with certain limitations, policies of directors' and officers' liability insurance in amounts and for coverage agreed by Qwest and Icon to be appropriate in respect of the activities and operations of Icon and its subsidiaries for a period of six years from the Effective Time. See "--Terms of the Merger Agreement--Indemnification."

 Federal Securities Law Consequences

  All Qwest Common Stock issued in connection with the Merger will be freely transferable, except that any Qwest Common Stock received by persons who are deemed to be "affiliates" (as defined under the Securities Act) of Icon prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Icon generally include individuals or entities that control, are controlled by, or are under common control with, Icon and may include certain officers and directors of Icon.

  In general, under Rule 145, for one year following the Effective Time, an affiliate of Icon (together with certain related persons) would be entitled to sell Qwest Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Qwest Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only be available, however, if Qwest remained current with its informational filings with the Commission under the Exchange Act. After the end of one year from the Effective Time, an affiliate of Icon would be able to sell Qwest Common Stock received in the Merger without such manner-of-sale or volume limitations, provided that Qwest was current with its Exchange Act informational filings and such person was not then an affiliate of Qwest. Two years after the Effective Time, an affiliate of Icon would be able to sell such Qwest Common Stock without any restrictions so long as such person had not been an affiliate of Qwest for at least three months prior thereto.

  Icon has agreed to use all reasonable efforts to cause its affiliates to agree in writing that they will comply with Rule 145 under the Securities Act.

 Litigation

  On September 15, 1998, in an action captioned Aaron Parnes v. Scott A. Baxter, Wayne B. Weisman, Richard M. Brown, Scott Harmolin, Samuel A. Plum, Icon CMT Corp. and Qwest Communications International Inc., the plaintiff filed a putative class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") against Icon, its directors and Qwest. In the suit, the plaintiff alleges that consummation of the Merger will subject the Icon Stockholders to the control of Mr. Anschutz, who will continue to be the majority stockholder of Qwest after the Merger. The plaintiff further alleges that the Merger constitutes a change in control of Icon and imposes heightened fiduciary duties on the members of the Icon Board to maximize stockholder value. The plaintiff also alleges that the members of the Icon Board violated their fiduciary duties by failing to auction Icon or to undertake an active "market check" for other potential bidders. The plaintiff seeks, among other things, to have the Court declare the suit a proper class action, enjoin the Merger and require the members of the Icon Board to auction Icon and/or conduct a "market check," and award monetary damages, together with costs and disbursements. The defendants consider the action to be without merit and intend to vigorously defend the action. The defendants have filed answers denying the allegations of the complaint.

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

                               INDUSTRY OVERVIEW

GENERAL

  The telecommunications industry involves the transmission of voice, data and video communications. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, resulting in increased competition and demand for telecommunications services.

  United States Domestic Long Distance. The structure of the domestic long distance telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its local telephone businesses into seven RBOCs and divided the country into approximately 200 LATAs that range in size from metropolitan areas to entire states. The RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service (service within a LATA). The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to LECs other than the RBOCs. However, under the Telecommunications Act, the RBOCs may now provide inter-LATA long distance service, subject to certain conditions.

  For each long distance call, the originating and terminating LECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating LECs. To encourage the development of competition in the long distance market, the LECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T. These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the LECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. These provisions, along with the development and evolution of fiber optic technology with its increased capacity and transmission quality, have helped smaller long distance carriers emerge as alternatives to the largest companies for long distance telecommunications services.

  United States International Long Distance. The United States international long distance industry is large and growing. The onset of competition gave rise to deregulation and a decrease in prices, which led to the initial growth in the market and improvements in service offerings and customer service. Subsequent growth has been largely attributable to the worldwide trend toward deregulation and privatization, technological improvements, the expansion of telecommunications infrastructure and the globalization of the world's economies.

  The profitability of the United States international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenue. The difference in cost between providing domestic long distance and international service is minimal, and increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States-based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates, contributing to significantly higher rates for certain international calls compared to domestic long distance calls. The FCC recently adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or court appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may lead to reduced settlement rates.

  Multimedia. Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks such as the Qwest Network.

LONG DISTANCE NETWORK SERVICES

  Switched voice and data services originate and terminate with end users and require varying amounts of bandwidth, depending on the nature of the communication. Traditional telephony services such as "1 Plus"

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

dialing require only limited bandwidth (such as 64 Kbps). Emerging broadband services, such as the Internet, private networks and multimedia applications, require higher bandwidth for effective communication. Such services are increasingly transmitted over SONET ring-protected Optical Carrier level paths (such as OC-48 or OC-192) using advanced transmission protocols, such as Frame Relay and ATM.

TELECOMMUNICATIONS TECHNOLOGY

  The market for video, voice and data communications is served primarily through fiber optic and coaxial copper cables, microwave systems and satellites. Before the 1980s, telecommunications traffic generally was transmitted through satellites, microwave radio or copper cable installed undersea or buried in the ground. By 1990, copper cable had been largely replaced by fiber optic systems that provided greater capacity at lower cost with higher quality and reliability.

  . Fiber Optic Systems. Fiber optic systems use laser-generated light to transmit voice, data and video in digital format through ultra-thin strands of glass. Fiber optic systems are characterized generally by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. A pair of modern fiber optic strands, using the most advanced technology commercially available, is capable of carrying OC-192 level capacity, equal to over 129,000 simultaneous telephone calls. Because fiber optic signals disperse over distance, they must be regenerated/amplified at sites located along the fiber optic cable. Fiber optic systems using earlier generation fiber, as compared to the more advanced fiber being installed in the Qwest Network, require frequent intervals between regeneration/amplifier sites, typically between 20 and 45 miles. Qwest's advanced fiber allows for greater distances between regeneration/amplifier sites, and the Qwest Network is designed to use a maximum of 60-mile intervals. Greater distances between regeneration/amplifier sites generally translate into substantially lower installation and operating costs.

  . Microwave Systems. Although limited in capacity compared with fiber optic systems, digital microwave systems offer an effective and reliable means of transmitting lower volume and narrower bandwidths of voice, data and video signals. Generally no more than 21 DS-3s can be transmitted by microwave between two antennae. Microwaves are very high frequency radio waves that can be reflected, focused and beamed in a line-of-sight transmission path. Because of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little power, in much the same way that electrical signals are transmitted through a copper wire. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted. Microwaves disperse as they travel through the air, and as a result this transmission process must be repeated at repeater stations, which consist of radio equipment, antennae and back-up power sources.

  . Satellite Systems. Although satellites initially were used for point-to-point long distance telephone and television transmissions, fiber optic cables have proven to be a more cost effective delivery method for high volume point-to-point applications. Currently, satellites are primarily used for transmissions that must reach many locations over vast distances simultaneously, such as the distribution of television programming, for point-to-point traffic in developing countries lacking terrestrial networks and for other point-to-point traffic that cannot be connected efficiently or cost-effectively by terrestrial transmission systems.

TELECOMMUNICATIONS MARKETS

  AT&T, MCI WorldCom and Sprint together constitute what are generally referred to as the "Tier 1" companies in the long distance market.

  Long distance companies may generally be categorized as "facilities-based" carriers and "non-facilities-based" carriers. The three Tier 1 companies are facilities-based carriers because each operates a network principally using its own transmission facilities and extensive geographically dispersed switching equipment. The completed Qwest Network will enable Qwest to become this type of facilities-based carrier. All of the Tier 1

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

carriers, including AT&T, lease some of their transmission facilities from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks.

  Medium-sized long distance companies, some with national capabilities, constitute the "Tier 2" companies in the long distance market. Certain Tier 2 carriers are known as "partial facilities-based" carriers in that they own some of their own transmission facilities but operate using mostly leased facilities. However, most Tier 2 carriers are nonfacilities-based carriers in that they lease substantially all of their transmission facilities. Tier 2 carriers design, manage and operate their own networks just as the Tier 1 carriers, but generally on a smaller scale. These carriers are also generally referred to as "switch-based" or "switched" because they typically operate their own switches. Some of these carriers lease high volume DS-3 capacity and resell lower volume DS-1 capacity to other carriers at higher unit prices. DS-3 level capacity is generally only sold by carriers that own facilities on the route on which the service is sold.

  The "Tier 3" carriers, often called "switchless" resellers, neither operate networks nor own facilities, but rather resell "minutes" of service which they purchase from other carriers. These companies, which vary significantly in size, are primarily sales and marketing companies that generate their margins by buying in large volumes to obtain a low price per minute from switch-based carriers and reselling at higher prices. These companies may receive an invoice from their underlying carrier and bill the end user or, in some cases, the underlying carrier may bill the end user directly. The barriers to entry into this segment of the long distance market are minimal and there are currently numerous Tier 3 companies providing long distance services. As its business increases, a Tier 3 company may install its own switch and move into the Tier 2 category.

  Operator services companies concentrate on providing operator services and other communications services to the long distance industry, private pay phone operators, hotels and motels, prisons and credit card companies. These carriers also manage their own networks and switching networks and switching equipment while leasing virtually all of their facilities.

  Competition in the retail long distance industry is based upon pricing, customer service, network quality and valued-added services, creating opportunities for smaller long distance providers to compete in certain segments of the long distance market, and many of them are quickly able to build sizable customer bases on the strength of their marketing efforts and distribution channels.

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

                               BUSINESS OF ICON

GENERAL

  Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of the customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. In order to provide end-to-end solutions, Icon integrates services and products in three key areas: (1) communications services, including high quality Internet access and web/server hosting and management; (2) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; and (3) product resales, including hardware and software, which are an integral component of systems design and integration and serve as a means of establishing customer relationships. Icon differentiates itself by integrating its services and products to provide customized turnkey solutions for the needs of corporate customers. Icon's customers include major corporations in the financial services, telecommunications, pharmaceutical and media industries, such as Alliance Capital Management LP ("Alliance Capital"), Astra Pharmaceuticals, L.P. (formerly Astra Merck, Inc.), Bear, Stearns & Co. Inc. ("Bear Stearns"), Bell Atlantic Internet Solutions, Inc. ("Bell Atlantic Internet Solutions") CBS, ING U.S. Financial Services Corporation, C/net: The Computer Network, Merrill Lynch & Co., Inc. ("Merrill Lynch"), Procter & Gamble Co. and Fleet Securities, Inc.

  Integration Consortium, Inc. ("ICI"), Icon's predecessor, was incorporated in New York in February 1991. Icon was incorporated in Delaware in February 1995, and ICI was merged with and into Icon in December 1995. Icon's principal executive offices are located at 1200 Harbor Blvd., Weehawken, New Jersey 07087, and its telephone number is (201) 601-2000. Icon's Internet address is www.icon.com.

MARKET AND INDUSTRY OVERVIEW

  The emergence of the Internet and the widespread adoption of IP as a data transmission standard in the 1990s, combined with deregulation of the telecommunications industry and advances in telecommunications technology, have significantly increased the demand for providing data communications applications and services over public networks. At the same time, growth in client/server and distributed computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of end-users who are accustomed to using networked computers for a variety of purposes, including electronic mail, electronic file transfers, online computing, electronic commerce and electronic financial transactions. These trends have increasingly led businesses to explore opportunities to provide IP-based applications and services internally within their organizations via intranets, externally to selected customers and business partners via extranets and to the general public via the Internet.

  The ubiquitous nature and relatively low cost of the Internet have resulted in its widespread usage for certain applications, most notably web browsing and electronic mail. Use of the Internet for mission-critical business applications is increasing even with the limited security and unreliable performance inherent in the structure and management of the Internet, as well as the difficulties of integrating web gateways and IP-based networks with applications traditionally run on legacy systems. Additionally, emerging applications such as IP-based audio and video applications and certain multimedia applications require a communications infrastructure that has high performance characteristics, including low latency (response time) and high throughput. These factors have resulted in demand from an increasing number of businesses for high bandwidth Internet access, secure networked systems, technology-related products and integration and custom application development services. Revenues generated by the Internet communications services market in the United States, comprised of access and hosting, are expected to increase from $6.2 billion in 1997 to $22.4 billion in 2000 according to Forrester Research, Inc., while the worldwide Internet-related professional services market is expected to grow from $2.6 billion in 1997 to $8.2 billion in 2000 according to International Data Corporation.


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

  As the amount of information transmitted over the Internet has grown and the speed and complexity of networks has increased, IP-based services and products have become increasingly intertwined. Corporate customers have not only come to rely on IP-based networks for distributing mission-critical information and applications to end-users but have become dependent on the technical services that enable access and distribution of this information, resulting in an increasing number of outside vendors offering services to corporate customers. However, given the growth in complexity and expenditures related to implementation of Internet, intranet and extranet strategies, Icon believes that customers are increasingly seeking a single-source provider.

STRATEGY

  Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. Unlike many of its competitors who focus on a single service or product, Icon continuously expands the breadth of its services and its engineering expertise to provide customized turnkey solutions to meet the increasingly demanding requirements of corporate customers. In order to provide end-to-end solutions, Icon offers communications and professional services, as well as product resales capabilities. The key strategic initiatives of Icon are to:

  Leverage Capability to Provide End-to-End Internet Solutions. Icon's ability to provide end-to-end solutions is often a decisive factor in attracting and retaining customers and contributes to generating additional business from its existing customer base. While some of Icon's customers are initially attracted to Icon's end-to-end solutions, others seek a specific service or product. Icon has historically succeeded in migrating many of such customers to become users of Icon's additional services and products. Icon's relationships with several customers, such as Bear Stearns, CBS and Group Health, Inc., began with a single offering and evolved into an end-to-end solution encompassing multiple communications and professional services. Icon's strategy is to expand the number of customers who demand end-to-end solutions and to become an integral component of its customers' information technology infrastructure.

  Maintain Reliable and High Performance Communications Infrastructure. Icon maintains a nationwide communications infrastructure that is managed to deploy and distribute information and applications. Icon manages its network to achieve utilization levels that enable it to operate in a reliable and high performance manner. Icon controls its network and provides hosting and management services from its state-of-the-art NOC, enabling it to meet increasingly demanding customer requirements. Icon will continue to develop its network-centric technological expertise and integrate third party technologies to optimize network performance and provide value-added network services to its customers. Icon will seek to continue to develop its communications infrastructure to enhance the speed, security, reliability and overall performance of its network. One of Icon's significant considerations in agreeing to the Merger is the ability of Icon to enhance its communications infrastructure by leveraging Qwest's network and facilities. Icon's second network operations center ("NOC") became operational in the fourth quarter of 1998, augmenting Icon's existing communications infrastructure and engineering capability.

  Expand Network Domestically and Overseas. Icon plans to expand its network to specifically address the growing bandwidth and global reach requirements of its customers, both in the United States and internationally. Icon's agreement with MCI WorldCom provides for access to certain MCI WorldCom communications facilities throughout the country. Icon also has agreements with other vendors who provide similar services. On September 13, 1998, Icon entered into a private line services agreement and a colocation facilities license agreement with Qwest, pursuant to which Icon agreed to purchase network backbone and provisioning services and co-location facilities to augment its existing infrastructure. One of Icon's significant considerations in agreeing to the Merger is the ability of Icon to enhance its communications infrastructure by leveraging Qwest's network and facilities. During the second quarter of 1998, Icon circulated the RFP to a number of carriers in order to address its existing and anticipated bandwidth requirements and to address certain provisioning problems. Icon currently anticipates replacing MCI WorldCom or augmenting their network services with another carrier. In the event that the Merger

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


is completed, Icon intends to migrate its backbone traffic to the Qwest Network and to expand its network's reach to additional Qwest locations. In the event that the Merger is not completed, Icon intends to select another carrier to replace or augment MCI WorldCom as its primary backbone carrier. Icon believes that the private line services agreement between Qwest and Icon (or such other new agreement if the Merger is not consummated) will enable it to provide improved network services and facilities at lower prices than are currently available to it under its current MCI WorldCom agreement. In November 1997, Icon entered into a joint venture agreement with Teleway Corporation ("Teleway") that is intended to extend the reach of Icon's network into Japan. See "--Joint Venture."

  Expand and Integrate Professional Services Offerings. Icon's professional services include software application development, website design and development, integration with legacy systems, maintenance and support services and consulting. Unlike many of Icon's competitors, who focus on a single service or product, Icon continuously expands the breadth of its services and its engineering expertise to optimize its end-to-end solutions. Icon intends to continue to develop and leverage both its expertise in designing graphical user interfaces (so-called "front-end" design) and integrating with legacy data that resides on databases or mainframe systems (so-called "back-end" integration).

  Continue to Build Efficient Distribution Through Direct and Indirect Channels. Icon will continue to grow its direct sales force, which has grown from 29 at the beginning of 1997 to 64 as of September 30, 1998. The direct sales force targets large accounts with significant revenue-generating potential. It focuses on information-intensive industries, such as financial services, media, pharmaceutical and telecommunications. Icon believes that the organization of its direct sales force along industry lines enables it to leverage its expertise and develop solutions that can be replicated and tailored to meet recurring demands of corporate customers throughout a particular industry. In addition, Icon will continue to expand distribution relationships that enable it to compete effectively by expanding its customer base without substantial costs. Icon's indirect sales channels include relationships with telecommunications providers, such as Bell Atlantic Internet Solutions, TotalTel USA Communications, Inc. ("TotalTel USA") and Fiberlink, as well as resellers and master distributors. Bell Atlantic Internet Solutions offers its customers the option to select Icon as their global service provider to provide the long distance portion of their Internet access services offering. Icon's agreement with Bell Atlantic Internet Solutions contemplates a service offering to requesting Bell Atlantic Internet Solutions customers in the traditional Bell Atlantic southern region and the Bell Atlantic northern (previously NYNEX) region. While the service offering in the southern region commenced in the second half of 1996, the service offering in the northern region is subject to Bell Atlantic Internet Solutions' receipt of certain regulatory approvals that Bell Atlantic Internet Solutions has not yet received. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would merge with GTE. The transaction is subject to regulatory approval. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. In August 1998, Icon extended its GSP Agreement through January 2001.

  Grow Through Acquisitions. Icon intends to strengthen its market position through additional acquisitions of companies that bring complementary expertise in certain segments of the Internet business and maximize value through cross-selling opportunities. In May, 1998, Icon completed the acquisition of Frontier Media Group, Inc. ("Frontier Media"), a Malverne, Pennsylvania-based professional services firm which specializes in providing Internet-based solutions to companies in the pharmaceutical and financial services industries. Icon intends to selectively pursue additional acquisitions of companies with developed expertise in other industries.

JOINT VENTURE

  In November 1997, Icon entered into an agreement with Teleway, a Japanese communications company, pursuant to which they established Icon-Teleway Internet Corporation ("ITIC"), to operate an Internet solutions business to market end-to-end solutions to corporate customers in Japan (including Japanese subsidiaries of United States corporations). Teleway, established in 1984, is one of the largest long distance companies in Japan, with revenues of approximately $880 million in fiscal year 1998. Teleway holds a 52% equity stake, and Icon holds the remaining 48% equity stake, in the joint venture that owns ITIC. The services provided by ITIC will

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

be similar to the services provided by Icon in the United States, including communications services, professional services and product resales. ITIC's network infrastructure in Japan will be based on Teleway's nationwide ATM network.

  Teleway has agreed to provide ITIC an initial loan of (Yen) 1 billion (approximately $8.2 million, based upon November 30, 1998 exchange rates) and, upon request, to make an additional loan for up to (Yen) 500 million (approximately $4.1 million, based upon November 30, 1998 exchange rates) to fund operations. In connection with the creation of the venture, Icon licensed to ITIC the exclusive right to exploit Icon's intellectual property in Japan for a period of five years. Any after-tax royalties received by Icon (up to a maximum of $8 million) will be contributed back to ITIC as equity and will be matched by Teleway such that the relative ownership is maintained. ITIC will use such equity contributions to repay outstanding loans from Teleway and to fund operations. Icon and Teleway have agreed to establish a network cross-connection between Icon's network in the United States and ITIC's network in Japan. The parties have further agreed to a reciprocal wholesale arrangement, on a "most favored nations" basis, pursuant to which Icon and ITIC will purchase communications services (including Internet access) from each other at a wholesale price and resell such services to customers in their respective countries. The transaction is subject to third party and governmental consents. ITIC was organized during the first quarter of 1998 and commenced operations during the third quarter of 1998.

  Kokusai Denshin Denwa Co., Ltd. ("KDD") acquired Teleway on December 1, 1998. Icon cannot predict the effect, if any, such acquisition will have on ITIC. KDD is engaged in a number of Internet-related businesses which conflict with the provisions of the Icon-Teleway agreement. The parties have entered into good faith negotiations with respect to possible changes to the agreement to reflect the post-KDD merger environment.

COMMUNICATIONS INFRASTRUCTURE

  Icon developed its communications infrastructure in recognition of the market need for commercial-grade Internet access and value-added deployment of mission-critical information and applications. Icon's customers use Icon's communications infrastructure for private networks and commercial applications. Icon's communications infrastructure is a switched IP backbone based upon dedicated fixed capacity circuits and an ATM architecture. Customers can connect to Icon's network from major cities across the United States through dedicated high-speed leased lines. The network is logically designed as a "cloud," with multiple high-speed paths between switches, so as to reduce the possibility that any single point of failure will cause network outage. The network uses state-of-the-art routing platforms, including Cisco routers. Currently, Icon's backbone consists of 19 nodes, and Icon currently plans to add additional nodes.

  After a customer's data has entered Icon's backbone, it is routed to its destination, either over Icon's backbone or to another ISP's backbone, which is facilitated through peering arrangements with other ISPs. In order to peer with other Tier 1 ISPs, an ISP must demonstrate that its network transports sufficient volumes of data and that it can peer at geographically diverse locations. Icon has established Tier 1 peering arrangements with other ISPs and long distance carriers enabling it to exchange traffic at major peering points, including MAE-East, MAE-West, Ameritech Advanced Data Services NAP, Digital Internet Exchange, Commercial Internet Exchange, Sprint Communications NAP and Pacific Bell NAP. Peered ISPs share routing tables with each other so that each ISP's customers can have access to the information on a peered-ISP's network. Although many ISPs have recently been adding to their peering eligibility requirements, Icon has been successful in qualifying for these arrangements. Icon believes that the need to enter into peering arrangements and the increasingly stringent eligibility standards to be met to qualify for these relationships now provide a significant barrier to entry for other companies trying to build nationwide backbones to provide Internet access. Icon believes that its combination of a nationwide backbone and peering arrangements establishes Icon as a Tier 1 provider, which differentiates Icon from regional ISPs who, without peering arrangements, may have to pay transit fees to national Internet carriers in order to exchange network traffic.

  Icon's communications network consists of facilities leased from a number of providers, including MCI WorldCom and certain RBOCs, LECs and CAPs. Icon has entered into a service agreement with MCI WorldCom

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


that provides Icon access to certain of MCI WorldCom's communications facilities throughout the country. During the first half of 1998, Icon extended its services and co-location agreements with MCI WorldCom through September 30, 1999. In connection with the extension, Icon agreed to commit to pay to MCI WorldCom annual recurring revenues equal to the greater of (i) 110% of the annual recurring revenue paid by Icon to MCI WorldCom under the agreement for the period October 1, 1997 through September 30, 1998; or
(ii) $6.6 million. The agreement provides that if Icon fails to pay the annual recurring revenue amount contemplated above, then Icon must pay an assessment equal to 15% of the difference between the committed amount and the actual amounts paid for such period. Pursuant to the agreement, MCI WorldCom also provides certain additional related services including, upon request by Icon, the provisioning of local telecommunications services and colocation of certain of Icon's equipment. Icon has experienced delays in the provisioning of its Internet access installation service orders by MCI WorldCom. As a result, Icon has begun purchasing communications infrastructure facilities from additional suppliers. During the second quarter of 1998, Icon circulated the RFP to a number of carriers in order to address its existing and anticipated bandwidth requirements and its provisioning problems. Icon currently anticipates replacing MCI WorldCom or augmenting their network services with another carrier. One of Icon's significant considerations in agreeing to the Merger is the ability of Icon to enhance its communications infrastructure by leveraging Qwest's network and facilities. In the event that the Merger is completed, Icon intends to migrate its backbone traffic to the Qwest Network and to expand its network's reach to additional Qwest locations. In the event that the Merger is not completed, Icon intends to select another carrier to replace or augment MCI WorldCom as its primary carrier for network backbone services. Furthermore, on September 13, 1998, Icon entered into a private line services agreement with Qwest, pursuant to which Icon agreed to purchase network backbone and provisioning services and co-location facilities to augment its existing infrastructure. In November 1997, Icon entered into an agreement with Teleway pursuant to which they established ITIC to operate an Internet solutions business to corporate customers in Japan (including Japanese subsidiaries of United States corporations) and that is intended to extend the reach of Icon's network into Japan; however, no assurance can be made at this time that this transaction will be successful.

  Icon's network is monitored 24 hours per day, 7 days per week by its NOC, located at its Weehawken, New Jersey headquarters. The NOC is the primary control and networking equipment center for all forms of network operations. Redundant network paths connect the NOC to the backbone, reducing the possibility that a single point of failure will cause a network outage. The NOC hosts systems, which consist of networking equipment, hardware and software, for customers by providing space, connectivity, data protection and continuous monitoring and maintenance. Icon maintains a second internal secure network as a dedicated data conduit for backup and restoration of hosted client data. To date, Icon has not experienced any network-wide outages or significant losses of customer data. Icon's second NOC became operational in its San Francisco office during the fourth quarter of 1998.

SERVICES AND PRODUCTS

  Icon integrates services and products in three key areas: (i) communications services, (ii) professional services and (iii) product resales.

COMMUNICATIONS SERVICES

  Access Solutions. Icon's network access solutions enable customers to deploy mission-critical information and applications over the Internet, intranets and extranets. In some cases, Icon provides guaranteed levels of service for dedicated Internet access to corporate customers and targets performance benchmarks for latency levels and network availability. Icon also provides switched Internet access including ISDN, ADSL and dial-up through Bell Atlantic Internet Solutions and may, in the future, seek to expand its switched services to augment its dedicated offerings to its corporate customers, who may want to provide switched access to their employees or customers. In July 1998, Icon finalized an interconnection and resale agreement with IBM Corporation pursuant to which Icon may provide nationwide dial-up network services in connection with an Icon-developed value-added access or hosting solution.

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

  Depending upon the size of the customer and corresponding application and information needs, bandwidth requirements vary widely. For example, audio and video applications typically require greater bandwidth than text-based applications. Icon offers six levels of Internet access to meet the wide range of bandwidth needs:

  .56 Kbps
  .Fractional DS-1 (n X 64 Kbps; n less than 24)
  .DS-1 (1.544 Mbps)
  .Fractional DS-3 (n X 3 Mbps; 1 less than n less than 15)
  .DS-3 (45 Mbps)
  .OC-3

  Hosting and Management Solutions. Hosting and management solutions consist of the provisioning, installation, maintenance and monitoring of the hardware and software components that comprise a hosted system. The actual components of web hosting are the server, the physical workstation or PC upon which the website or application resides, Icon's NOC which hosts the server, a high-speed physical connection to Icon's network backbone, server and power backup to ensure 24 hour functionality, and maintenance, monitoring and management services to ensure ongoing operation of the server. Within both the NT and UNIX product lines, Icon offers a variety of hardware, software, network and service level configuration options to meet the requirements of its sophisticated customer base. By outsourcing its web server management function to Icon, a customer can reduce costs while increasing reliability and performance of its servers. Icon offers 24 hours per day, 7 days per week monitoring of the server and Internet connection through Icon's technical staff. In addition, Icon provides upgrades as the customer's speed and capacity requirements grow. In addition to its existing hosting facility at its corporate headquarters, Icon's second hosting location in San Francisco became operational during the fourth quarter of 1998.

 Professional Services

  Custom Software Application Development. Icon designs and develops specialized software applications that enable corporations to communicate business information and conduct commerce through IP-based networks. Icon's engineering staff is experienced in programming languages such as C, C++ and Java and works closely with its customers to analyze and design specifications for IP-based applications. Icon has completed custom application projects for customers including Group Health, Inc., The Associated Press, Bear Stearns, CBS and National Preferred Provider Network, Inc.

  Website Design and Development. Icon is an established provider of advanced website design and implementation services. Icon designs websites ranging from basic "inquiry only" sites to complex, interactive sites featuring sophisticated graphics, animation, sound and other multimedia content. Icon has completed website design projects for customers including Swissotel, CBS News, a division of CBS, Comedy Central and Kobra International (Nicole Miller).

  Integration with Legacy Systems. Icon combines its expertise in communications services, systems design and custom software and website design and development to offer integration services. Icon's integration services enable its customers to access corporate information that resides on legacy systems, such as IBM or Unix mainframes, that are connected by network architectures. Icon's technical engineers, whose training and certification includes Sun Solaris, Netscape, Microsoft NT and Cisco, are skilled at design and implementation of databases in order to reduce demands on legacy systems and increase the efficiency of transporting corporate data between legacy and client/server systems over an IP-based network. Icon has completed integration projects for customers including The Associated Press, Bear Stearns, CBS News, Weiss, Peck and Greer, Omnipoint Communications ("Omnipoint"), The Halstead Property Company, John Wiley & Sons, Inc. ("John Wiley"), J.C. Bradford & Co. and Fleet Securities, Inc.

  Maintenance and Support of Customer IT Infrastructure. Icon's maintenance and support services organization offers 24 hours per day, 7 days per week hardware and software maintenance and support for its customers. Services include call-in support, troubleshooting, software and hardware updates and on-site helpdesk

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

and general support personnel. Engagements of Icon to perform maintenance and support services have often developed when or after the customer has purchased products from Icon or used other professional services. Icon has provided maintenance and support services for customers including Alliance Capital, Bear Stearns, CBS, Moore Capital Management, Inc., Omnipoint, Tudor Investment Company and John Wiley.

  Product Resales. Product resales are an integral part of providing end-to-end solutions. Icon identifies and resells hardware and software that become components of its customers' information technology infrastructure. Icon, in certain cases, leverages product resales to cross-sell Icon's end-to-end solutions to a growing customer base. The products include hardware and networking equipment such as Sun Microsystems servers and Cisco routers, and software such as Check Point firewalls, Netscape web servers and Oracle, Informix and Sybase databases.

SALES AND MARKETING

  Icon's distribution strategy entails expanding its sales channels to sell its services and products directly to commercial users and through a network of indirect distribution channels, including OEM relationships, regional systems integrators, VARs, distributors and relationships with telecommunications companies, including Bell Atlantic Internet Solutions, Fiberlink and Total-Tel USA.

  Direct Sales Force. Icon's direct sales force targets large accounts with significant revenue-generating potential. Icon's sales group focuses on information-intensive industries, such as financial services, media, telecommunications and travel and includes customers such as Alliance Capital, Bear Stearns, CBS and Fleet Securities, Inc. Icon believes that the organization of its direct sales force along industry lines enables it to leverage its expertise and develop solutions that can be replicated and tailored to meet recurring demands of corporate customers throughout a particular industry. As the size of the direct sales force grows, Icon plans to expand into additional vertical industries. As a result of Icon's acquisition of Frontier Media, Icon expanded its reach into the pharmaceutical industry. Icon has expanded its sales staff from 27 at the beginning of 1997 to 64 as of September 30, 1998. Typically, Icon's sales representatives receive a compensation package that includes a salary and commissions that are based on actual sales and oriented toward selling higher margin services.

  Indirect Distribution Channels. Icon markets its services and products through a network of third-party relationships, thereby expanding its customer base throughout the country without incurring the associated sales, marketing and administrative costs. Regional systems integrators, VARs and, in some cases, regional ISPs may also resell Icon's services and products. By reselling Icon's services and products, these companies are able to expand their service and product offerings and provide more comprehensive solutions to their customers. As an example of this strategy, Icon has entered into a master distribution agreement with Access Graphics, a leading distributor of Sun Microsystems Computer Company ("Sun") workstations, to bundle Sun web servers with Icon's Internet access services. Such distributors and resellers may participate in Icon's indirect distribution channel either by (i) sublicensing Icon's services and products and reselling them to their customers or (ii) referring orders to Icon in exchange for an agency commission.

  Icon has also pursued a distribution strategy that enlists the assistance of telecommunications companies who are already providing communications services (such as local phone service or cable television) to existing customers. This strategy enables Icon to leverage not only a substantially larger sales and marketing infrastructure, but also strong customer relationships. While Icon's margins are lower in this distribution channel, Icon's resellers absorb all of the customer-acquisition and administrative costs that would otherwise be borne by Icon.

  In addition to its reseller agreements, pursuant to the arrangement with Bell Atlantic Internet Solutions, Bell Atlantic Internet Solutions offers its customers the option to purchase Icon's communications services and bills the customers on Icon's behalf. Icon's GSP Agreement with Bell Atlantic Internet Solutions contemplates a service offering to requesting Bell Atlantic Internet Solutions customers in the traditional Bell Atlantic southern region and the Bell Atlantic northern (previously NYNEX) region. While the service offering in the southern

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


region became available during the second half of 1996, the service offering in the northern region is subject to Bell Atlantic Internet Solutions' receipt of certain regulatory approvals, which Bell Atlantic Internet Solutions has not yet received. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would merge with GTE. The transaction is subject to regulatory approval. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. In August 1998, Icon extended its arrangement with Bell Atlantic Internet Solutions through January 2001. Icon intends to pursue additional relationships with other telecommunications providers, including additional "local telco service" providers both using wireline and wireless facilities, including LECs, RBOCs, CAPs and cable television companies.

  Marketing. Icon employs marketing and public relations personnel and works with third-party advertising firms and consultants to provide broad coverage in network computer and vertical industry publications. Icon participates in nationwide industry trade shows, historically including NetWorld+InterOp, Internet World and CompTel. Icon also participates in co-branding promotions with strategic partners including Sun, Cisco and Access Graphics. Recently, Icon expanded its marketing budget in an effort to increase its brand recognition among potential customers in its target vertical markets.

COMPETITION

  The markets served by Icon are extremely competitive. The influx of new market entrants is expected to continue in each sector of Icon's business to meet the growing demand for information technology and communications services and products. Additionally, Icon believes that such factors as shifting customer demands and the rapid pace of technological advance will intensify competition and result in continual pressures to reduce prices, enhance services and products and develop and exploit new technology. Most of Icon's current and potential competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than Icon. Icon believes that its ability to compete successfully depends upon a number of factors, including the performance, reliability and security of its communications infrastructure, continued ability to provide end-to-end Internet solutions, its ability to maintain and expand its channels of distribution, its continued expertise in proprietary and third party technologies, its ability to attract and retain service engineers, the pricing policies of its competitors and suppliers, the variety of services it offers, the timing of introductions of new services by Icon and its competitors, customer support, Icon's ability to support industry standards and industry and general economic trends.

  Communications Services. Icon's current and prospective competitors in the Internet communications services sector generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, MCI WorldCom, Sprint, Intermedia, GTE and LECs; (ii) online services providers, such as America Online, (iii) ISPs, such as PSINet, Inc., Globix Corporation, Concentric Network Corp. and other national and regional providers; (iv) cable modem connectivity providers such as At Home Corporation; and (v) data center providers such as Exodus Communications Inc. and Frontier. Most of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to Icon. As a result, they may be able to develop and expand their communications infrastractures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their services and products than Icon. In addition to the companies named above, various organizations have entered into or are forming joint ventures or consortiums to provide services similar to those of Icon. Icon believes that competitive factors in the Internet services market include market presence, network capacity, reliability and security, price, new products and enhancements and conformity with industry standards.

  Certain companies, including MCI WorldCom, Intermedia and GTE, have also obtained or expanded their Internet access services and products as a result of acquisitions. In 1996, MFS merged with UUNET, a competitor of Icon in the area of Internet access. WorldCom acquired MFS, which is also a supplier of network services to Icon, and WorldCom subsequently acquired MCI, a major provider of Internet backbone services.

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


The combination of MFS, UUNET, WorldCom and MCI (known as MCI WorldCom) means that one of Icon's major suppliers is also one of its formidable competitors in providing Internet services. Such acquisitions may permit Icon's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. Additionally, certain distributors of Icon's services and products, such as Bell Atlantic Internet Solutions, may compete with Icon in the future. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would merge with GTE. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. Certain companies are also providing high-speed data services using alternative delivery methods such as cable television, direct broadcast satellites and wireless cable.

  As a result of increased competition and vertical and horizontal integration and consolidation in the industry, Icon could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of Icon's services. For example, certain of Icon's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on Icon. One of Icon's significant considerations with respect to the Merger was to leverage Qwest's communications infrastructure to enable it to compete with ISPs that are strategically aligned with telecommunications companies. There can be no assurance that Icon will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

 Professional Services

  The professional services market is highly fragmented and served by numerous providers, including consulting and systems integration firms, facilities management and MIS outsourcing companies, applications software firms, major equipment providers through their professional services units, major accounting firms, general management consulting firms and website/intranet design firms. Icon typically encounters competition from mid-sized and regional consulting and systems integration firms, such as USWeb Corporation, Cambridge Technology Partners, Inc. and Technology Solutions Co., and increasingly competes with large-scale systems integrators, such as EDS Corp. ("EDS"). Icon's design group also competes with a variety of interactive design firms including agency.com (which has announced that it will merge with Eagle River Interactive Inc.), Razorfish Inc. and CKS Group Inc. (which has announced that it will be acquired by USWeb Corporation). Icon believes that the primary competitive factors at work in this market are price, the ability to fashion and deliver efficient solutions to customer needs, the quality of service, including project management and ongoing support and maintenance, its ability to attract and retain service engineers and the availability and quality of hardware. Accordingly, Icon competes on the basis of its reputation, personnel, technical sophistication and ability to provide single-source, end-to-end solutions.

 Product Resales

  The product resales business is a highly competitive market with low margins and no substantial barriers to entry. Icon believes that its ability to compete successfully depends on a number of factors, including its ability to integrate value-added services with its product resales, the price at which Icon resells products, the speed and accuracy of delivery, the effectiveness of sales and marketing programs, credit availability, the ability to tailor specific solutions to customer needs, the quality and breadth of products offered, the availability to offer product information and technical support and industry and general economic trends.

  Icon's current and prospective competitors generally can be divided into three groups: (i) national and regional VARs, such as Entex Information Services, Inc., and Vanstar Corporation (ii) national and regional systems integrators, such as EDS, Sapient Corp.; and Andersen Consulting; and (iii) hardware distributors, such as CHS Electronics Inc. and ITOCHU Corporation. Many of these competitors have greater market presence and financial resources than those available to Icon. As a result, they may be able to adapt more swiftly to changes

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

in market prices and customer requirements, provide financing to customers for purchases, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can Icon. In addition, Icon expects that additional competitive pressure may arise from manufacturers that have been successful in selling directly to the end-users without the use of resellers.

PROPRIETARY RIGHTS

  Icon believes that factors such as the technical and business expertise of its personnel, attentive high-quality customer service and strategic alliances with its suppliers and other vendors, have to date played a predominant role in promoting its reputation and the growth of its business but recognizes that its ability to compete effectively and to continue to grow will depend increasingly on the use and appeal of its proprietary technology.
While Icon relies on patent, trademark, contract, trade secret and copyright law to protect its proprietary technologies, it is possible for a third party to copy or otherwise obtain and use Icon's technologies without authorization, or to develop similar technologies independently. Although Icon has only registered one trademark, it has applied to register its name and logo design as trademarks and certain of its product and service names and marks as trademarks or service marks in the United States. Icon does not own but has applied for patents on certain of its proprietary technologies. Although Icon does not believe that its services or products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against Icon in the future or that such claims will not be successful.

  In accordance with Icon's policy, all of Icon's employees and consultants have entered into, and all future employee and consultants are expected to enter into, agreements containing confidentiality and nonsolicitation covenants. Similarly, Icon's agreements with customers and suppliers include provisions prohibiting or restricting the disclosure of proprietary information and products, and limit, in certain cases, the sublicensing of software. In addition, Icon sells or licenses its services and products in, and the Internet and other global networks facilitate the delivery of Icon's software to, other countries where the laws may not afford adequate protection of Icon's proprietary rights in such products or provide effective means for its enforcement of such rights.

  Certain technologies used in Icon's solutions are licensed or leased by Icon, generally on a non-exclusive basis. There can be no assurance that such technology will continue to be available to Icon on commercially reasonable terms. The loss of such technology could impair Icon's products or services or require Icon to obtain substitute technologies of lower quality or performance standards or at greater cost. See "Risk Factors--Dependence on Proprietary Technologies".

GOVERNMENT REGULATION

  With respect to its existing and proposed Internet offerings, Icon believes that it is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency. To date, the FCC has not actively sought to regulate the provision of Internet services. Except for the stand-alone provision of underlying basic transmission capability, the offering of Internet services has generally been considered "enhanced services." Under current law, operators of "enhanced services" are exempt from FCC regulation, but operators of "basic services" are not similarly exempt. Whether the FCC will assert regulatory authority over the Internet and the level of such regulation, if asserted, are pending issues at the agency, and regulation of the Internet and related services in general is being considered by lawmakers at many levels of government. Changes in the legal or regulatory environment relating to the Internet industry, including regulatory changes that directly or indirectly affect the regulatory status of Internet services, affect telecommunications costs, including the application of access or universal service charges to Internet service or increase the likelihood or scope of competition from RBOCs including Bell Atlantic or Bell Atlantic Internet Solutions or other companies could also have a material adverse effect on Icon's business, financial condition and results of operations.

  There are a number of on-going proceedings at the FCC regarding whether the FCC should regulate the Internet. On April 10, 1998, the FCC reported to Congress on the meaning of various provisions in the Telecommunications Act of 1996 (the "Telecommunications Act"), including whether the provision of Internet access is a "telecommunications" service. The FCC concluded that Internet access service, defined as a bundled offering combining various computer processing and content applications, is an "information service" under the Telecommunications Act, and the transmission capabilities provided over the facilities underlying Internet access and other information service offerings constitute "telecommunications" under the Telecommunications Act, whether provided by a common carrier or self-provisioned by an Internet service provider. The FCC noted that IP phone-to-phone telephony appears to be a "telecommunications service" rather than an "information service," but reserved making a final determination in a future ad hoc proceeding. The FCC announced its intention to determine on a case-by-case basis whether to require Internet telephony service providers to contribute financially to universal service support mechanisms, which could also subject these services to other forms of regulation. The FCC also stated that it may require ISP and Internet backbone providers that use their own transmission facilities to provide Internet services to contribute to universal service mechanisms. In mid-September, BellSouth and US WEST announced that they consider IP telephony services to be telecommunications services and therefore subject to access charges. A determination by the FCC that these services are subject to regulation could adversely impact Icon's ability to provide various existing and planned services and could have a material adverse effect on Icon's business, financial condition and results of operations.

  The FCC also extensively regulates the cable and broadcasting industries. These regulations address among other things, technical, ownership, competition and content-related issues. To date, the FCC has not determined whether or to what extent its regulatory framework can or should be extended to directly govern analogous communications on the Internet, such as video and audio streaming. There can be no guarantee that the limited regulatory burdens on the Internet to date will not increase or that new laws governing the Internet will not be passed.

  In an order released August 7, 1998, the FCC declined to grant petitions filed by Bell Atlantic and other RBOCs seeking relief from various regulations that affect the deployment of advanced telecommunications services, including relief from the obligations contained in Section 271 and Section 251(c) of the Communications Act of 1934, as amended. However, also on August 7, 1998, the FCC proposed new rules under which RBOCs could avoid the incumbent local exchange carrier ("ILEC") regulations in Section 251(c) by providing advanced services through a separate affiliate. The agency asked for public comment on what advanced services are "incidental interLATA" services, whether it should modify LATA boundaries to promote access to advanced services, especially for schools and libraries and rural consumers and whether it should take other steps to permit RBOCs to provide advanced interLATA services. In that proceeding, Bell Atlantic had argued that interLATA information services (including Internet services) are not covered by the RBOC entry prohibition in
Section 271. The FCC has also invited public comment on a number of Internet-related issues in a Notice of Inquiry released August 7, 1998, in which it asks how it can foster the deployment of advanced services and whether it should regulate peering arrangements. If the FCC allows a separate affiliate of an ILEC to avoid the Section 251(c) obligations, allows RBOCs to provide Internet interLATA services or introduces new regulation of Internet services, Bell Atlantic, Bell Atlantic Internet Solutions, or an affiliate thereof, may be able to undertake the functions that Icon currently performs for Bell Atlantic Internet Solutions' customers, and such regulation could have a material adverse effect on Icon's business, financial condition or results of operations.

  In July 1998, Bell Atlantic filed a petition with the FCC requesting authority to provide data lines across LATA boundaries in West Virginia because of inadequate Internet connections in the state. The agency has not ruled on Bell Atlantic's petition, however, if the FCC permits Bell Atlantic to provide interLATA data services in West Virginia, Bell Atlantic may be able to undertake the functions that Icon currently performs for Bell Atlantic Internet Solutions' customers in West Virginia.

  On December 31, 1997, a Federal District Court Judge declared several provisions of the Telecommunications Act unconstitutional. This decision was overturned on appeal. It is possible, however, that the appellate court's decision will be reviewed by the Supreme Court. If the Supreme Court reverses the appellate court, then Bell Atlantic may be allowed to offer certain services, which Bell Atlantic Internet Solutions and its affiliates have been prohibited from offering under the Telecommunications Act, without the FCC finding Bell Atlantic to be in compliance with the network unbundling and other competitive requirements set out in the

Telecommunications Act. Icon currently provides such services for Bell Atlantic Internet Solutions' customers, and if the decision is upheld on appeal, Bell Atlantic Internet Solutions or its affiliates may provide such services directly to their customers.

  Bell Atlantic Internet Solutions' relationship with Icon is subject to review and regulation by state and federal authorities, including the FCC. Although Icon understands that Bell Atlantic has received the requisite approvals to provide Internet access service and make Icon's services available to Bell Atlantic customers who request them (which has only included customers in the traditional Bell Atlantic southern region through the date hereof), a petition submitted by MFS in July 1996 for reconsideration of such FCC approvals is currently pending before the FCC. Additionally, Bell Atlantic must obtain the necessary state and federal approvals before it will be able to provide Internet access services in Bell Atlantic's northern region (formerly NYNEX). To date, Bell Atlantic has not obtained such approvals, and there can be no assurance that Bell Atlantic will be successful in maintaining or procuring the requisite regulatory approvals. Failure of Bell Atlantic to maintain or prospectively procure such approvals at the federal or state level could adversely affect Icon's existing agreements with Bell Atlantic Internet Solutions, and as a result, Icon's business, financial condition and results of operations. The FCC is considering whether to eliminate the requirement that RBOCs (including Bell Atlantic) must file comparably efficient interconnection plans and obtain approval for those plans prior to providing new enhanced services. Elimination of this requirement could lessen certain regulatory burdens currently imposed on Bell Atlantic Internet Solutions.

  Due to the increase in Internet use and publicity, it is possible that laws and regulations will be adopted with respect to the Internet, including laws regarding privacy, pricing and characteristics of services or products. Other legislative initiatives, including laws involving taxation of Internet services and transactions, Internet regulation and universal service contribution requirements for Internet providers have been proposed. Lobbying groups are attempting to initiate legislation that would compel ISPs to pay access charges for the use of some of the local networks operated by RBOCs. The adoption of such laws or regulations could inhibit the continued growth of the Internet or other wide area information networks, impose additional costs on Icon, expose Icon to greater potential liability from regulatory actions or private legal proceedings or otherwise adversely affect Icon's business operations or performance. Icon cannot predict the impact, if any, that those or other future laws and regulations or legal or regulatory changes may have on its business.

  Federal and state laws and regulations relating to the liability of online service companies and other Internet service providers for information carried on or disseminated through their networks are currently unsettled. Several private lawsuits seeking to impose such liability upon online service companies and Internet access providers are pending. Legislation has been enacted and new legislation has been proposed that imposes liability for or prohibits transmission of certain types of information on the Internet. The imposition of potential liability on Icon and other ISPs for information carried on or disseminated through their systems could require Icon to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or discontinuation of certain service or product offerings. The increased attention on liability issues as a result of lawsuits and legislative actions and proposals could impact the growth of Internet use. While Icon carries professional liability insurance, it may not be adequate to compensate or may not cover Icon if it becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on Icon's business, financial condition and results of operations.

LEGAL PROCEEDINGS

  Other than as set forth under "PLAN OF MERGER--Litigation," Icon is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

EMPLOYEES

  As of September 30, 1998, Icon had 388 employees, all of whom were full time. Of these, 161 were principally engaged in professional services, 70 were principally engaged in communications services, 74 were principally engaged in sales and marketing, 3 were principally engaged in research and development, 10 were principally engaged in operations and 70 were principally engaged in finance, administration, corporate development, legal, management information systems and human resources. None of Icon's employees is represented by a labor union. Icon considers its relations with its employees to be satisfactory. In certain cases, Icon also engages independent contractors to service some of its customers.

PROPERTIES

  Icon currently occupies approximately 55,000 square feet in Weehawken, New Jersey, under a lease which expires on February 28, 2006. Icon's NOC is located at its Weehawken building. Icon also leases approximately 22,000 square feet for its New York City office through October 30, 2008, approximately 4,500 additional square feet in New York City through April 2000, approximately 14,000 in San Francisco through May 31, 2008, and approximately 11,000 square feet in Malvern, Pennsylvania through February 28, 2004.

                  SELECTED HISTORICAL FINANCIAL DATA OF ICON

  The following selected consolidated financial data for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited Icon Financial Statements included elsewhere herein. The selected consolidated financial data below as of December 31, 1995 has been derived from the audited consolidated financial statements of Icon which are not included herein. The following selected financial data as of December 31, 1993 and 1994 and for each year in the two-year period ended December 31, 1994 are derived from, and are qualified by reference to, Icon's unaudited consolidated financial statements not included herein. The selected financial data as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of Icon included elsewhere herein and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the data presented. The results for the nine months ended September 30, 1998 are not necessarily indicative of results for the full year. The information presented below should be read in conjunction with "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Icon Financial Statements included elsewhere herein.

                                                                       NINE MONTHS
                                                                          ENDED
                                  YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                          -----------------------------------------  ----------------
                           1993    1994    1995     1996     1997     1997     1998
                          ------- ------- -------  -------  -------  -------  -------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues, net:
 Services:
 Professional...........  $ 2,439 $ 3,549 $ 6,388  $11,166  $22,484  $15,948  $24,996
 Communications.........      --      --      189    1,268    5,979    3,931    9,875
 Media..................      --      --      202      529       89       77       14
                          ------- ------- -------  -------  -------  -------  -------
  Total services
   revenues.............    2,439   3,549   6,779   12,963   28,552   19,956   34,885
                          ------- ------- -------  -------  -------  -------  -------
 Products...............   10,605  17,083  21,424   29,741   23,769   14,306   24,104
                          ------- ------- -------  -------  -------  -------  -------
Total revenues, net.....   13,044  20,632  28,203   42,704   52,321   34,262   58,989
                          ------- ------- -------  -------  -------  -------  -------
Cost of revenues:
 Services...............    1,251   1,746   3,798    9,213   19,919   13,651   24,878
 Products...............    9,596  14,132  17,653   24,607   19,401   11,676   21,059
                          ------- ------- -------  -------  -------  -------  -------
Total cost of revenues..   10,847  15,878  21,451   33,820   39,320   25,327   45,937
                          ------- ------- -------  -------  -------  -------  -------
Gross profit............    2,197   4,754   6,752    8,884   13,001    8,935   13,052
                          ------- ------- -------  -------  -------  -------  -------
Operating expenses:
 General and
  administrative........      957   1,839   2,863    7,645   11,826    8,227   14,509
 Sales and marketing....      835   1,671   3,782    7,184   10,849    7,351   12,511
 Research and
  development...........       69     501     411      969    1,347      920    1,612
 Depreciation and
  amortization..........       85     110     241      493    1,024      633    1,279
 Special transaction
  related charges.......      --      --      --       --       --       --     1,921
                          ------- ------- -------  -------  -------  -------  -------
Total operating
 expenses...............    1,946   4,121   7,297   16,291   25,046   17,131   31,832
                          ------- ------- -------  -------  -------  -------  -------
Income (loss) from
 operations.............      251     633    (545)  (7,407) (12,045)  (8,196) (18,780)
Net income (loss).......      201     340    (437)  (7,164) (12,566)  (8,747) (18,293)
Basic earnings (loss)
 per share and diluted
 earnings (loss) per
 share(a)...............  $  0.03 $  0.05 $ (0.06) $ (1.06) $ (1.90) $ (1.31) $ (1.28)
Weighted average shares
 outstanding used for
 basic earnings (loss)
 per share and diluted
 earnings (loss) per
 share(a)...............    7,274   7,274   7,274    7,274    7,274    7,274   14,478

                                     DECEMBER 31,
                         ---------------------------------------  SEPTEMBER 30,
                          1993   1994   1995    1996      1997        1998
                         ------ ------ ------  -------  --------  -------------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  193 $  121 $  845  $   722  $  1,410     $10,026
Working capital.........    241    493   (651)  (1,704)     (897)      9,429
Total assets............  2,309  4,950  9,250   14,556    22,157      41,088
Total liabilities.......  1,875  4,199  8,823   12,367    15,324      17,630
Mandatorily redeemable
 preferred stock........    --     --     --     9,881    27,229         --
Stockholders' equity
 (deficit)..............    434    752    427   (7,692)  (20,396)     23,458

--------
(a) For information concerning the computation of basic and diluted earnings
    (loss) per share and weighted average shares of Icon common stock outstanding, see Note 5 to the Icon Financial Statements.

           ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Icon Financial Statements included elsewhere in this Proxy Statement/Prospectus. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

  ICI, Icon's predecessor, was incorporated in New York in February 1991. Icon was incorporated in Delaware in February 1995, and ICI was merged with and into Icon in December 1995. ICI was primarily engaged in the design, marketing, installation and on-going support of high-end network-based information management systems. ICI also focused on developing, customizing and integrating both third-party and proprietary software applications.

  In 1995, recognizing the emergence of IP as a data transmission standard, Icon's management redefined Icon's strategy to provide end-to-end solutions that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's revenues are primarily derived from the following services and products: (i) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; (ii) communications services including high-quality Internet access and related services, such as web/server hosting and management; and (iii) product resales, including hardware and software sold as an integral part of systems design and integration and as a means to sell integrated communications and professional services and establish customer relationships.

  On May 27, 1998, Icon acquired all of the issued and outstanding shares of common stock of Frontier Media in exchange for 728,325 shares of Icon Common Stock. The acquisition has been accounted for as a pooling of interests. The financial statements of Icon have been restated to reflect the acquisition. Icon accrued $1.1 million of transaction and other costs associated with the acquisition of Frontier Media.

  On September 13, 1998, Icon agreed to the Merger, subject to stockholder and regulatory approval, and the satisfaction by Icon and Qwest of certain conditions. For a description of the Merger, see "PLAN OF MERGER." If the transaction with Qwest is consummated, Icon will become a wholly owned subsidiary of Qwest and will cease to report separate financial results.

 Statement of Operations

  Icon provides professional services to its customers to facilitate the delivery of their information and applications over Icon's communications infrastructure, including development, design and integration services and maintenance and support services. Revenues from development, design and systems integration contracts are recognized on a percentage-of-completion basis. Maintenance and support services are typically provided in accordance with annual agreements that are renewable at the discretion of the customer and subject to change annually. Maintenance and support revenues are recognized ratably over the term of the respective agreement.

  Revenues from communications services are generated by providing Internet access and other related communications services, such as web/server hosting and management. Communications services are generally provided based on service agreements ranging from one to five years, which are renewable at the discretion of the customer. Communications services revenues are recognized ratably over the term of the respective service agreement.

  Icon generates products revenues through the reselling of computer and networking hardware and software, including network servers, routers, firewall software, and database management software. Products revenues are recognized upon shipment.

  Historically, Icon generated limited media revenues from selling advertisement space on its new-media properties, including Word and Charged. Icon had experienced operating losses in connection with the ongoing operation of its media properties and, in March 1998, Icon discontinued their ongoing operations. In April 1998, Zapata Corporation ("Zapata") purchased all of the assets of Word and Charged from Icon in exchange for Zapata's commitment to purchase no less than $2 million in communications and professional services over the next four years.

  Historically Icon has experienced relatively stable gross margins on product sales. Over the same periods, gross margins on services have fluctuated as cost of revenues, particularly on communications services, have increased in advance of revenue growth for such services. Icon anticipates that in the future services will provide greater opportunities for increased gross margins.

  Professional services cost of revenues consists of the labor and overhead costs for the personnel performing the service including the cost of project management, quality control and project review. Cost of communications services revenues consists primarily of the cost to maintain and operate Icon's communications infrastructure and customers' hosted web servers, access charges from Local Exchange Carriers and network and related communications facilities costs, depreciation of network equipment and rental expenses for equipment pursuant to operating leases. Icon expects its costs of its services to continue to increase in dollar amount, while declining as a percentage of services revenue as Icon expands its customer base and more fully utilizes its communications infrastructure. Cost of revenues for products consists primarily of Icon's acquisition cost of computer and networking hardware and software that is purchased from the manufacturers' distributors.

  General and administrative expenses consist primarily of personnel expense and professional fees, as well as rent and operating costs of Icon's facilities. Icon expects general and administrative expenses to increase in dollar amount, reflecting the continued growth of its operations and the costs associated with being a publicly held entity, but to decrease in future years as a percentage of total net revenues.

  Sales and marketing expenses consist primarily of personnel expenses, including salary, benefits, commissions, overhead costs and the cost of marketing programs, such as advertising, trade shows and public relations. Icon expects sales and marketing expenses to continue to increase in dollar amount in future years as Icon's business grows and as it increases its presence at trade shows, increases the size of its sales force and develops additional materials to reach a larger audience, but to decrease over time as a percentage of total net revenues.

  Research and development expenses consist primarily of personnel and certain related costs associated with the development of Icon's technologies and engineering expertise. Icon's expectations of significant revenue growth are not dependent upon the success of ongoing future research and development activities. In July 1998, Icon reorganized its research and development group by reallocating development personnel from the research and development group to support Icon's professional services and communications services groups. In light of this, Icon expects to continue to reduce its expenditures in connection with the ongoing development of proprietary technologies, although it expects to continue to use its products and/or expertise developed to date to augment its other service offerings and to continue its related research activities.

 Other

  In order to provide nationwide communications services including Internet access, Icon has entered into an agreement with MCI WorldCom to access certain of its nationwide communications facilities and related communications products and services. The terms of the agreement provide for Icon to pay MCI WorldCom primarily based on the average bandwidth of Icon's traffic transmitted over MCI WorldCom's communications facilities. During the first half of 1998, Icon extended its services and colocation agreements with MCI Worldcom through September 30, 1999. In connection with the extension, Icon agreed to pay annual recurring revenues of the greater of (i) 110% of the annual recurring revenue of the period October 1, 1997 through

September 30, 1998; or (ii) $6.6 million. The agreement provides that if Icon fails to pay the annual recurring revenue amount contemplated above, then Icon must pay an assessment equal to 15% of the difference between the committed amount and the actual amounts paid for such period.

  Icon has experienced delays in the provisioning of its Internet access installation service orders by MCI WorldCom. One of Icon's significant considerations in agreeing to the Merger is the ability of Icon to enhance its communications infrastructure by leveraging Qwest's network and facilities. In the event that the Merger is completed, Icon intends to migrate its backbone traffic to the Qwest Network and to expand its network reach to additional Qwest locations. In the event that the Merger is not completed, Icon intends to enter into an agreement with another supplier or suppliers to replace or augment the services it is currently purchasing from MCI WorldCom. Icon believes that the private line services agreement between Qwest and Icon (or such other new agreement if the Merger is not consummated) will enable it to provide improved network services and facilities at lower prices than are currently available to it under the MCI WorldCom agreement.

  Icon, which had been profitable prior to 1995, has incurred net losses and negative cash flow from operations since transitioning its strategy to provide end-to-end Internet solutions and expects to continue to operate at a loss and experience negative cash flow from operations at least through 1999. Icon's attainment of profitability and positive cash flow from operations is dependent upon its ability to substantially grow its revenue base and achieve related operating efficiencies.

  Icon will continue to focus on growing its professional services and communications services businesses, which could require it to significantly increase its expenses for personnel and marketing.

  Icon has historically served major customers in information intensive industries, such as financial services, telecommunications, media and, with the acquisition of Frontier Media, serves many companies in the pharmaceutical industry. Revenues attributable to Bear Stearns comprised 26%, 27%, 44% and 42%, respectively, of Icon's total net revenues for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively, and in each year represented a significant component of services and products revenues. Revenues attributable to Nomura Securities comprised 14% and 12% of Icon's total net revenues in 1995 and 1996, respectively, and in each such period represented a significant component of products revenues. No other customers represented over 10% of Icon's total net revenues in the same time periods. Management expects revenue concentration to decline as Icon grows its services revenues.

  Historically, Icon has marketed and sold its services and products through its direct sales force and through indirect channels. In May 1996, Icon entered into an arrangement with Bell Atlantic Internet Solutions whereby Bell Atlantic Internet Solutions agreed to provide billing services in connection with the offering of Icon's communications services to requesting Bell
Atlantic Internet Solutions customers for both dedicated and switched access, including residential customers. Revenues from customers acquired through Bell Atlantic Internet Solutions represented 40% and 31%, respectively, of communications services revenues for the nine months ended September 30, 1998 and year ended December 31, 1997, respectively. Icon believes that revenues from this arrangement will continue to grow at least until such time that Bell Atlantic Internet Solutions or its affiliates receives regulatory relief from the FCC from various regulations that affect the development of advanced telecommunications services by the RBOCs and that this relationship will represent a significant element of Icon's distribution strategy in Bell Atlantic's southern region. In October 1997, Icon extended its arrangement by entering into an updated GSP agreement with Bell Atlantic Internet Solutions to continue to make its services available in the traditional Bell Atlantic southern region for switched and dedicated services and to expand Icon's reach with respect to dedicated services into the Bell Atlantic northern (previously NYNEX) region through October 1999. In August 1998, Icon extended its GSP Agreement through January 2001. Icon's agreement with Bell Atlantic Internet Solutions contemplates a service offering to requesting Bell Atlantic Internet Solutions customers in the Bell Atlantic northern region, subject to Bell Atlantic Internet Solutions' receipt of certain regulatory approvals. To date, Bell Atlantic Internet Solutions, has not received such approvals. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would merge with GTE. The transaction is subject to regulatory approval. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. In August 1998, Icon extended the GSP Agreement with Bell Atlantic Internet Solutions through January 2001. Icon also has agreements with Fiberlink Communications Corp., TotalTel, Inc. and other resellers to resell Icon's communications services.

  Icon has incurred losses in 1995, 1996, 1997 and the first nine months of 1998 that have generated net operating loss carry forwards of approximately $36.7 million at September 30, 1998 for federal and state income tax purposes. These carry forwards are available to offset future taxable income and expire in 2011 through 2018 for federal income tax purposes.

RESULTS OF OPERATIONS

  The following table shows various items on Icon's Statement of Operations as a percentage of total net revenues (except where otherwise noted).

                                                                  NINE MONTHS
                                                                     ENDED
                                                                   SEPTEMBER
                                  YEAR ENDED DECEMBER 31,             30,
                               ---------------------------------  ------------
                               1993   1994   1995   1996   1997   1997   1998
                               -----  -----  -----  -----  -----  -----  -----
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
    Professional..............  18.7%  17.2%  22.7%  26.2%  43.0%  46.5%  42.4%
    Communications............   --     --     0.6    3.0   11.4   11.5   16.7
    Media.....................   --     --     0.7    1.2    0.2    0.2    --
                               -----  -----  -----  -----  -----  -----  -----
      Total services
       revenues...............  18.7   17.2   24.0   30.4   54.6   58.2   59.1
                               -----  -----  -----  -----  -----  -----  -----
  Products....................  81.3   82.8   76.0   69.6   45.4   41.8   40.9
                               -----  -----  -----  -----  -----  -----  -----
Total revenues, net........... 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%
                               -----  -----  -----  -----  -----  -----  -----
Cost of revenues:
  Services(a).................  51.3%  49.2%  56.0%  71.1%  69.8%  68.4%  71.3%
  Products(b).................  90.5   82.7   82.4   82.7   81.6   81.6   87.4
Total cost of revenues........  83.2   77.0   76.1   79.2   75.2   73.9   77.9
Gross profit..................  16.8   23.0   23.9   20.8   24.8   26.1   22.1
Operating expenses:
  General and administrative..   7.3    8.9   10.2   17.9   22.6   24.0   24.6
  Sales and marketing.........   6.4    8.1   13.4   16.8   20.7   21.5   21.2
  Research and development....   0.5    2.4    1.4    2.3    2.6    2.7    2.7
  Depreciation and
   amortization...............   0.7    0.5    0.9    1.1    2.0    1.8    2.1
  Special transaction related
   charges....................   --     --     --     --     --     --     3.3
                               -----  -----  -----  -----  -----  -----  -----
Total operating expenses......  14.9   19.9   25.9   38.1   47.9   50.0   53.9
                               -----  -----  -----  -----  -----  -----  -----
Income (loss) from
 operations...................   1.9    3.1   (2.0) (17.3) (23.1) (23.9) (31.8)
Net income (loss).............   1.5    1.6   (1.5) (16.8) (24.0) (25.5) (31.0)

--------
(a)  As a percentage of total services revenues.
(b)  As a percentage of products revenues.

  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

  Revenues. Total net revenues were $59.0 million for the nine months ended September 30, 1998, an increase of $24.7 million, or 72%, over total net revenues of $34.3 million for the nine months ended September 30, 1997.

  Professional services revenues were $25.0 million and $15.9 million for the nine months ended September 30, 1998 and 1997, respectively, representing an increase in 1998 of 57%. This increase was attributable to the growing demand for professional services in Icon's existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, an increased number of systems engineers available to perform these services and a higher average billing rate per systems engineer.

  Communications services revenues were $9.9 million and $3.9 million for the nine months ended September 30, 1998 and 1997, respectively, representing an increase in 1998 of over 151%. This increase was primarily attributable to the acquisition of new customers and the arrangement with Bell Atlantic Internet Solutions under which Icon began providing service in the third quarter of 1996. Revenues derived from the Bell Atlantic Internet Solutions arrangement comprised 40% of communications revenues for the nine months ended September 30, 1998.

  Products revenues were $24.1 million and $14.3 million for the nine months ended September 30, 1998 and 1997, respectively, representing an increase of 68%.

  Cost of revenues. Total cost of revenues were $45.9 million and $25.3 million for the nine months ended September 30, 1998 and 1997, respectively, representing 78% and 74% of total net revenues, respectively.

  Services cost of revenues were approximately $24.9 million and $13.7 million for the nine months ended September 30, 1998 and 1997, respectively. Such costs increased to 71% as a percentage of services revenues in the nine months ended September 30, 1998 from 68% in the nine months ended September 30, 1997, due to the continued expansion of Icon's communications infrastructure. Service costs include $0.5 million and $1.7 million in the nine months ended September 30, 1998 and 1997, respectively, associated with Icon's discontinued media services product offerings.

  Products cost of revenues were $21.1 million and $11.7 million for the nine months ended September 30, 1998 and 1997, respectively, representing 87% and 82% of products revenues for the nine months ended September 30, 1998 and 1997, respectively.

  General and administrative. General and administrative expenses were $14.5 million and $8.2 million for the nine months ended September 30, 1998 and 1997, respectively. This higher level of expenses reflected an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business, as well as rent and operating costs of Icon's facilities. General and administrative expenses as a percentage of total net revenues increased to 25% during the nine months ended September 30, 1998 from 24% in the nine months ended September 30, 1997.

  Sales and marketing. Sales and marketing expenses were $12.5 million and $7.4 million for the nine months ended September 30, 1998 and 1997, respectively. The 70% increase in the nine months ended September 30, 1998 reflected hiring of additional sales and marketing personnel and increased spending on advertising and trade shows. Sales and marketing expenses as a percentage of total net revenues remained at 21% for the nine months ended September 30, 1998 and 1997.

  Research and development. Research and development expenses were $1.6 million and $0.9 million for the nine months ended September 30, 1998 and 1997, respectively. This higher level of expense reflected an overall increase in the number of personnel required to develop new technologies that enhance the performance and reliability of Icon's network. In July 1998, Icon reorganized its research and development group by reallocating development personnel from the research and development group to support Icon's professional services and communications services groups. In light of this, Icon expects to reduce its expenditures in connection with the ongoing development of proprietary technologies, although it expects to continue to use its products and/or expertise developed to date to augment its other service offerings and to continue its related research activities.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenues. Total net revenues were $52.3 million for the year ended December 31, 1997, an $9.6 million increase over total net revenues of $42.7 million for the year ended December 31, 1996.

  Professional services revenues were $22.5 million and $11.2 million for the years ended December 31, 1997 and 1996, respectively, representing an increase in 1997 of 101%. This increase was attributable to the growing demand for professional services in its existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, an increased number of systems engineers available to perform these services and a higher utilization and average billing rate per systems engineer.

  Communications services revenues were $6.0 million and $1.3 million for the years ended December 31, 1997 and 1996, respectively, representing an increase in 1997 of over 372%. This increase is primarily attributable to the acquisition of new customers and the arrangement with Bell Atlantic Internet Solutions under which Icon began providing service in the third quarter of 1996. Revenues derived from the Bell Atlantic Internet Solutions arrangement were a significant component of communications revenues for the year ended December 31, 1997.

  Products revenues were $23.8 million and $29.7 million for the years December 31, 1997 and 1996, respectively, representing a decrease of approximately 20.1%. This decrease was due primarily to the transition of Icon's focus from its historical role as a VAR to providing IP network-related services.

  Cost of Revenues. Total cost of revenues were $39.3 million and $33.8 million for the years ended December 31, 1997 and 1996, respectively, representing 75.2% and 79.2% of total net revenues, respectively. The overall margin improvement was primarily attributable to the continued successful implementation of Icon's strategy to sell higher-margin professional services.

  Services cost of revenues were approximately $19.9 million and $9.2 million for the year ended December 31, 1997 and 1996, respectively. This growth is primarily attributable to the hiring of additional professional services personnel and the continued expansion of Icon's communications infrastructure. Such costs decreased to 69.8% as a percentage of services revenues in 1997 from 71.1% in 1996.

  Products cost of revenues were $19.4 million and $24.6 million for the year ended December 31, 1997 and 1996, respectively, representing 81.6% and 82.7% of products revenues for the years ended December, 1997 and 1996, respectively. The slight decrease in margin was due primarily to a change in the mix of resold products.

  General and Administrative. General and administrative expenses were $11.8 million and $7.6 million for the years ended December 31, 1997 and 1996, respectively. This higher level of expenses reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business, as well as rent and operating costs of Icon's facilities. General and administrative expenses as a percentage of total net revenues increased to 22.6% in 1997 from 17.9% in 1996 due to expansion of Icon's administrative infrastructure necessary to manage the rapid growth of Icon's services business.

  Sales and Marketing. Sales and marketing expenses were $10.8 million and $7.2 million for the years ended December 31, 1997 and 1996, respectively. The 51.0% increase in 1997 reflects increased spending including the development of new marketing materials. Sales and marketing expenses as a percentage of total net revenues increased to 20.7% in 1997 from 16.8% in 1996 as a result of the higher sales commissions and increased marketing and promotional activities.

  Research and Development. Research and development expenses were $1.3 million and $1.0 million for the years ended December 31, 1997 and 1996, respectively. This higher level of expense reflects an overall increase in the number of personnel required to develop new technologies that enhance the performance and reliability of Icon's network.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Total net revenues were $42.7 million in 1996, an $14.5 million increase over total net revenues of $28.2 million in 1995.

  Professional services revenues were $11.2 million and $6.4 million in 1996 and 1995, respectively, representing an increase of 74.8%. This increase was attributable to the growing demand for professional services in Icon's existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, the increased number of systems engineers available to perform these services and a higher utilization and average billing rate per systems engineer.

  Communications services revenues increased to $1.3 million in 1996 from $0.2 million in 1995, representing an increase of 570%. This increase is primarily attributable to the acquisition of new customers, the rollout of the Bell Atlantic Internet Solutions arrangement in the second half of 1996 and the continued cross-selling of communications services to Icon's existing professional services and products customers.

  Products revenues were $29.7 million and $21.4 million in 1996 and 1995, respectively, representing an increase of 38.8%. This increase was due primarily to hardware and software resales related to large scale systems integration projects for customers in the financial services industry.

  Cost of Revenues. Total cost of revenues were $33.8 million and $21.5 million in 1996 and 1995, respectively, representing 79.2% and 76.1% of total net revenues, respectively. This decline in margin is primarily attributable to the expansion of Icon's network, resulting in significant fixed costs with minimal communications services revenues.

  Services cost of revenues were $9.2 million and $3.8 million in 1996 and 1995, respectively. This growth is primarily attributable to the hiring of professional services personnel, expansion of Icon's communications infrastructure and costs associated with Icon's media properties. Such costs increased to 71.1% as a percentage of services revenues in 1996 from 56.0% in the prior year, reflecting the significant fixed costs involved in expanding Icon's communications infrastructure.

  Products cost of revenues were $24.6 million and $17.7 million in 1996 and 1995, respectively, representing 82.7% and 82.4%, respectively, of products as a percentage of products revenues in 1996 and 1995, respectively.

  General and Administrative. General and administrative expenses were $7.6 million and $2.9 million in 1996 and 1995, respectively. This higher level of expense reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business as well as rent and operating costs of Icon's facilities. General and administrative expenses as a percentage of total net revenues increased to 17.9% from 10.2% in the year earlier period due to expansion of Icon's administrative infrastructure necessary to manage the rapid growth of Icon's services business.

  Sales and Marketing. Sales and marketing expenses were $7.2 million and $3.8 million in 1996 and 1995, respectively. The 90.0% increase in 1996 reflects an increase in sales commissions resulting from increased services and products revenues combined with increased marketing and promotional activities, including advertising and trade shows. Sales and marketing expenses as a percentage of total net revenues increased to 16.8% in 1996 from 13.4% in 1995 as a result of the higher sales commissions and increased marketing and promotional activities.

  Research and Development. Research and development expenses were $1.0 million and $0.4 million in 1996 and 1995, respectively. This higher level of expenses reflected an increase in personnel to develop new technologies that allow Icon's network to more efficiently transport data.

QUARTERLY RESULTS OF OPERATIONS

  Icon's quarterly operating results have in the past and may in the future vary significantly depending upon factors such as the timing and installation of significant orders, which in the past have been and will in the future be, delayed from time to time by delays in the provisioning of telecommunications services and products by subcontractors. Additional factors contributing to variability of quarterly operating results include the pricing and mix of products and services sold by Icon, terminations of service, new services and products introductions by Icon and its competitors, market acceptance of new and enhanced versions of Icon's services and products, changes in pricing or marketing policies by its competitors and Icon's responses thereto, Icon's ability to obtain sufficient supplies of sole source or limited source components, changes in Icon's communications infrastructure costs, as a result of demand variation or otherwise, the lengthening of Icon's sales cycle, access to capital and the timing of the expansion of Icon's communications infrastructure.

  The following tables set forth the statement of operations data for each of the eight quarters through September 30, 1998, as well as such operations data as a percentage of Icon's revenues. This information has been derived from Icon's unaudited consolidated financial statements. In the opinion of management, the unaudited information set forth below includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                              THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------------------
                          DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 30,
                              1996       1997      1997        1997          1997       1998      1998        1998
                          ------------ --------- --------  ------------- ------------ --------- --------  -------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues, net:
Services:
 Professional...........    $ 3,845     $ 4,338  $ 5,502      $ 6,108      $ 6,536     $ 7,516  $ 8,231     $  9,249
 Communications.........        583         938    1,233        1,760        2,048       2,813    3,250        3,812
 Media..................        176          77      --           --            12          14      --           --
                            -------     -------  -------      -------      -------     -------  -------     --------
 Total services
  revenues..............      4,604       5,353    6,735        7,868        8,596      10,343   11,481       13,061
                            -------     -------  -------      -------      -------     -------  -------     --------
 Products...............      7,400       4,795    4,885        4,626        9,463       9,056    7,470        7,577
                            -------     -------  -------      -------      -------     -------  -------     --------
Total revenues, net.....     12,004      10,148   11,620       12,494       18,059      19,399   18,951       20,638
                            -------     -------  -------      -------      -------     -------  -------     --------
Cost of revenues:
 Services...............      3,248       3,760    4,331        5,560        6,268       7,226    7,925        9,727
 Products...............      6,201       3,813    4,092        3,771        7,725       7,986    6,349        6,723
                            -------     -------  -------      -------      -------     -------  -------     --------
Total cost of revenues..      9,449       7,573    8,423        9,331       13,993      15,212   14,274       16,450
                            -------     -------  -------      -------      -------     -------  -------     --------
Gross profit............      2,555       2,575    3,197        3,163        4,066       4,187    4,677        4,188
Operating expenses......      5,034       5,143    5,779        6,209        7,915       8,871   11,542       11,420
                            -------     -------  -------      -------      -------     -------  -------     --------
Loss from operations....     (2,479)     (2,568)  (2,582)      (3,046)      (3,849)     (4,684)  (6,865)      (7,232)
Net loss................     (2,453)     (2,935)  (2,751)      (3,061)      (3,819)     (4,554)  (6,691)      (7,049)
Basic loss per share and
 diluted loss per
 share..................    $ (0.36)    $ (0.42) $ (0.41)     $ (0.48)     $ (0.59)    $ (0.41) $ (0.42)    $  (0.44)
STATEMENT OF OPERATIONS
 DATA:
Revenues, net:
Services:
 Professional...........       32.0%       42.7%    47.4%        48.9%        36.2%       38.7%    43.4%        44.8%
 Communications.........        4.9         9.2     10.6         14.1         11.3        14.5     17.2         18.5
 Media..................        1.5         0.8      --           --           0.1         0.1      --           --
                            -------     -------  -------      -------      -------     -------  -------     --------
 Total services
  revenues..............       38.4        52.7     58.0         63.0         47.6        53.3     60.6         63.3
                            -------     -------  -------      -------      -------     -------  -------     --------
 Products...............       61.6        47.3     42.0         37.0         52.4        46.7     39.4         36.7
                            -------     -------  -------      -------      -------     -------  -------     --------
Total revenues, net.....      100.0%      100.0%   100.0%       100.0%       100.0%      100.0%   100.0%       100.0%
                            =======     =======  =======      =======      =======     =======  =======     ========
Cost of revenues:
 Services(a)............       70.5%       70.2%    64.3%        70.7%        72.9%       69.9%    69.0%        74.5%
 Products(b)............       83.8        79.5     83.8         81.5         81.6        88.2     85.0         88.7
Total cost of revenues..       78.7        74.6     72.5         74.7         77.5        78.4     75.3         79.7
Gross profit............       21.3        25.4     27.5         25.3         22.5        21.6     24.7         20.3
Operating expenses......       41.9        50.7     49.7         49.7         43.8        45.7     60.9         55.3
                            -------     -------  -------      -------      -------     -------  -------     --------
Loss from operations....      (20.6)      (25.3)   (22.2)       (24.4)       (21.3)      (24.1)   (36.2)       (35.0)
Net loss................      (20.4)      (28.9)   (23.7)       (24.5)       (21.1)      (23.5)   (35.3)       (34.2)

--------

(a) As a percentage of services revenues.
(b) As a percentage of products revenues.

LIQUIDITY AND CAPITAL RESOURCES

  Icon had an accumulated deficit of $39.1 million at September 30, 1998 and has used cash of $28.5 million in the aggregate to fund operations during 1996, 1997 and the nine month period ended September 30, 1998. Prior to consummation of Icon's initial public offering (the "IPO") on February 18, 1998, Icon had satisfied its cash requirements primarily through the sale of preferred stock and borrowings under credit agreements. Icon's principal uses of cash are to fund operations, working capital requirements and capital expenditures. At September 30, 1998, Icon had $10.0 million in cash and cash equivalents and working capital of $9.4 million. Net cash used in operating activities for the nine months ended September 30, 1998 and 1997 was $14.9 million and $8.3 million, respectively. Net cash used in investing activities for the nine months ended September 30, 1998 and 1997 was $10.4 million and $2.8 million, respectively. For the nine months ended September 30, 1998 and 1997, cash of $33.9 million and $15.1 million, respectively, was provided by financing activities. Cash provided by financing activities for the nine months ended September 30, 1998 includes $34.3 million in net proceeds from the issuance of common stock from Icon's IPO.

  Icon maintains a secured line of credit with The CIT Group/Business Credit, Inc. ("CIT") for $10.0 million, which automatically renewed on August 13, 1998 and expires on August 13, 1999. Borrowings under this line are secured by substantially all of the assets of Icon and are limited to a specific percentage of qualifying accounts receivable less outstanding obligations of Icon owed to CIT, including outstanding letters of credit. Under this secured line of credit, Icon may not, among other things, pay cash dividends, pledge any of its assets to third parties, borrow money from third parties or merge or consolidate with third parties without CIT's prior written consent. Borrowings under this line amounted to $1.0 million at December 31, 1997. There were no borrowings under the line of credit at September 30, 1998. Interest expense amounted to $0.1 and $0.4 million for the nine months ended September 30, 1998 and 1997, respectively. Interest is payable monthly at an annual rate equal to the prime rate plus one percent. Following a change in the prime rate, the rate adjusts on the first of the month following any change. As of September 30, 1998, there was approximately $5.6 million available under this line.

  On September 28, 1998, Icon and Qwest entered into a credit facility, maturing January 31, 2000, whereby Qwest has agreed to lend Icon, commencing January 31, 1999, up to an aggregate of $15.0 million to fund working capital and other corporate purposes. In connection with the credit facility, Icon has issued to Qwest warrants to purchase an aggregate of 750,000 shares of Icon's common stock. The exercise price of the warrants is $12.00 per share.

  The Merger Agreement requires Icon to pay Qwest a termination fee of $7.0 million if either Icon or Qwest terminates the Merger Agreement for certain reasons. The Merger Agreement also requires Icon to purchase from Qwest products and services for an aggregate purchase price of $30.0 million if Icon consummates an alternative business combination with another person within 12 months following the termination of the Merger Agreement for any reason other than Qwest's material breach of the Merger Agreement.

  As of September 30, 1998, trade payables and accrued expenses to a vendor in the amount of $5.0 million were secured by a lien on substantially all of Icon's assets.

  Icon has made capital investments in its network, network operating centers and other capital assets totaling $10.5 million in the nine months ended September 30, 1998. Icon expects to make additional capital investments approximating $1.5 million during the remainder of 1998 to expand and enhance its operations. The foregoing expectation with respect to capital investment is a forward-looking statement that involves risks and uncertainties and the actual amount of capital investment could vary materially as a result of a number of factors.

  Icon sold 3.85 million shares of Icon Common Stock in its IPO in February 1998 at a price of $10.00 per share, providing gross proceeds to Icon of $38.5 million and net proceeds, after deducting underwriting discounts, commissions and offering expenses paid by Icon, of approximately $34.3 million. Since Icon expects to incur additional operating losses, Icon intends to continue to use the net proceeds from the IPO to meet its short-term capital requirements. Icon currently believes that proceeds from the IPO, combined with borrowings available under the secured line of credit with CIT, will be sufficient to meet its anticipated cash needs for working capital and for the acquisition of capital equipment to either the availability date of the Qwest credit facility or to the consummation of the Merger with Qwest. However, there can be no assurance that Icon will not require additional financing within this time frame or that such additional financing will be available on commercially reasonable terms, or at all.

  Icon's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Icon may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional financing, if needed, will be available on commercially reasonable terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require Icon to relinquish its rights to certain of its technologies.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the FASB issued Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for fiscal years beginning after December 31, 1997. The adoption of the provisions of FAS 131 is not expected to have a material impact on Icon's existing disclosures.

YEAR 2000

  Icon recently completed an internal review of its Year 2000 Compliance status. As reasonably necessary and appropriate, Icon is in the process of modifying or replacing software components that it uses so that such software will properly recognize dates beyond December 31, 1999 ("Year 2000 Compliance"). The cost for such modifications and replacements is not currently expected to be material. If Icon is not successful in implementing the necessary Year 2000 changes, it expects to then develop contingency plans to address any matters not corrected in a timely manner. A significant risk to Icon's ability to provide communications services is the failure of third-party service providers to be year 2000 compliant, including those third-party service providers that provide network backbone and local access services. Icon has initiated formal communications with its significant vendors and certain of its customers to determine the extent to which Year 2000 Compliance issues of such parties may affect Icon. To the extent that responses to such communications with Icon's vendors are unsatisfactory, Icon expects to take steps to ensure that its vendors' products have demonstrated Year 2000 Compliance. Icon has recently compiled information concerning the Year 2000 Compliance of certain of its significant customers' systems and expects to contact other customers. There can be no guarantee that the systems of Icon's vendors and customers will be timely converted or that such conversion will be compatible with Icon's systems without a material adverse effect on Icon's business, financial condition or results of operations.

                              MANAGEMENT OF ICON

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information (as of October 31, 1998) concerning each of Icon's directors and executive officers:

           NAME            AGE                     POSITION
           ----            ---                     --------
 Scott A. Baxter..........  36 President, Chief Executive Officer and Chairman
                                of the Board of Directors
 Richard M. Brown.........  49 Vice President--Information Technologies,
                               Secretary and Director
 Scott Harmolin...........  39 Senior Vice President, Chief Technology Officer
                               and Director
 Kenneth J. Hall..........  40 Senior Vice President, Chief Financial Officer
                               and Treasurer
 Susan A. Massaro.........  43 Senior Vice President--Professional Services
 Frank C. Cicio, Jr. .....  44 Senior Vice President--Sales and Business
                               Development
 Anthony R. Scrimenti.....  44 Senior Vice President--Communications Services
 David L. Goret...........  35 Vice President--Business Affairs, General
                                Counsel and Assistant Secretary
 Robert J. Thalman, Jr. ..  45 Vice President--Strategic Marketing
 Michael J. Gold..........  34 Vice President--Corporate Development
 Samuel A. Plum...........  54 Director
 Wayne B. Weisman.........  42 Director

  Scott A. Baxter, a founder of Icon, has served as President, Chief Executive Officer and Chairman of the Board of Directors of Icon since its inception in 1991. From June 1987 to February 1991, Mr. Baxter was an account executive at Sun Microsystems, Inc. From 1984 to 1987, Mr. Baxter was an account executive at Data General Corporation ("Data General").

  Richard M. Brown, a founder of Icon, has served as Vice President-- Information Technologies, Secretary and a director of Icon since its inception in 1991. From November 1986 to February 1991, Mr. Brown was President of Custom Applied System Techniques Inc., a consulting firm that specialized in computer systems.

  Scott Harmolin, a founder of Icon, has served as Senior Vice President, Chief Technology Officer and a director of Icon since its inception in 1991. From November 1986 to February 1991, Mr. Harmolin was Vice President of Custom Applied System Techniques Inc., a consulting firm that specialized in computer systems.

  Kenneth J. Hall has served as Icon's Senior Vice President, Chief Financial Officer and Treasurer since April 1997. From February 1996 to March 1997, he was the Chief Financial Officer of Global DirectMail Corp, an international direct marketer of computer products and office supplies. Prior to such time, Mr. Hall was employed by National Football League Properties, Inc. as Vice President of Finance and Administration and Chief Financial Officer from 1992 to 1995 and Director of Finance from 1990 to 1991. Mr. Hall's experience also includes management positions with Price Waterhouse LLP and Coopers & Lybrand L.L.P.

  Susan A. Massaro has served as Icon's Senior Vice President--Professional Services since March 1996. From January 1979 to March 1996, Ms. Massaro worked for Data General, a computer hardware and software manufacturer, where she held many technical and business management positions, including the U.S. Director of Professional Services, Eastern U.S. Director of Systems Engineering, Northeast Technical Services Manager, and various Systems Engineering consultant and management positions. Prior to joining Data General, Ms. Massaro held Programmer/Analyst positions at LeCroy Research Systems, a test and measurement instrumentation manufacturer, and STC Systems, a business application solutions provider and integrator. Ms. Massaro is the spouse of Anthony R. Scrimenti.

  Frank C. Cicio, Jr. has served as Icon's Senior Vice President--Sales and Strategic Business Development since February 1997. Mr. Cicio served from July 1993 to February 1997 as Executive Vice President of Sales and Marketing of Logic Works Incorporated, a computer software company. Prior to joining Logic Works, Mr. Cicio was Director of Strategic Alliances at Bachman Information, a computer software company, and served in various capacities at MAI Systems, a manufacturer of application software and hardware products for the retail, distribution and financial markets, beginning as an engineering project manager in 1977 and rising to General Manager of the North American Industry Business Unit in 1989.

  Anthony R. Scrimenti has served as Icon's Senior Vice President-- Communications Services since November 1997 and was its Chief Information Officer from August 1994 to November 1997. From October 1993 to August 1994, Mr. Scrimenti was employed by Novell, Inc., a networking software manufacturer, as a senior systems consultant. From January 1986 to October 1993, Mr. Scrimenti was employed by Data General, a computer hardware and software manufacturer, in various capacities, including as Manager, Network Services. Mr. Scrimenti is the spouse of Ms. Massaro.

  David L. Goret has served as Icon's General Counsel since February 1996 and Vice President--Business Affairs since February 1997. From July 1992 to January 1996, Mr. Goret served as Vice President--Business Affairs and General Counsel of Interfilm, Inc., a public company that he co-founded, that produced interactive motion pictures. From May 1991 to July 1992, Mr. Goret served as Director of Business Affairs for Controlled Entropy Entertainment, an entertainment production company. From October 1989 to July 1992, Mr. Goret served as Director of Business Affairs for Tour-Toiseshell, Inc., the production company of the Teenage Mutant Ninja Turtles live shows. Mr. Goret was an attorney at Haythe & Curley from September 1988 to October 1989. Mr. Goret is admitted to practice in New York and New Jersey.

  Robert J. Thalman, Jr. has served as Icon's Vice President--Strategic Marketing since January 1997. Prior to joining Icon, Mr. Thalman spent 16 years with Turner Broadcasting System, where he oversaw strategic marketing for both international (1991-1996) and domestic (1986-1990) network distribution.

  Michael J. Gold has served as Icon's Vice President--Corporate Development since August 1997. From October 1996 to May 1997, Mr. Gold was the Chief Executive Officer of Tumble Interactive Media, Inc., an interactive media agency. From May 1993 to February 1996, he was the President and founder of Beyond Fitness, a multimedia fitness-information services company. From August 1986 to April 1993, Mr. Gold was employed by AT&T and Bell Laboratories in various capacities, including Manager, New Business Development in the electronic commerce area and District Manager, Sales.

  Samuel A. Plum has been a director of Icon since May 1997 and a Managing General Partner of the general partner of SCP Private Equity Partners, L.P. ("SCP"), a private equity investment fund, since its inception in August 1996. Mr. Plum was a Managing Director of Safeguard Scientifics Inc., an information technology company, from 1993 to 1996. From February 1989 to January 1993, Mr. Plum served as President of Charterhouse Inc. and Charterhouse North America Securities, Inc., the U.S. investment banking and broker-dealer arms, respectively, of Charterhouse PLC, a merchant bank in the U.K. From 1973 to 1989, Mr. Plum served in various capacities at the investment banking division of PaineWebber, Inc. and Blyth Eastman Dillon & Co., Inc.

  Wayne B. Weisman has been a director of Icon since May 1997 and a partner of the general partner of SCP, a private equity investment fund, since its inception in August 1996. He has been Vice President of CIP Capital, L.P., a licensed Small Business Investment Company, since its formation in 1990. From January 1992 to May 1994, Mr. Weisman was an Executive Vice President of Affinity Biotech, Inc., a healthcare technology company, and Vice President and General Counsel of its successor, IBAH, Inc., a clinical trials management company. He formerly practiced law with the Philadelphia firm of Saul, Ewing, Remick & Saul. Mr. Weisman is a director of CinemaStar Luxury Theaters, Inc.

  Icon's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of Icon. The Board of Directors currently consists of five members and is divided into three classes, whose members serve for staggered three year terms. Messrs. Baxter and Weisman are Class I Directors and are serving a term ending at Icon's annual meeting of stockholders in 1998, and until their respective successors are elected and qualified. Messrs. Brown and Harmolin and Class II Directors and are serving a one-year term ending at Icon's annual meeting of stockholders in 1999, and until their respective successors are elected and qualified. Mr. Plum is a Class III Director and is serving a two-year term ending at Icon's annual meeting of stockholders in 2000, and until his successor is elected and qualified. At each annual meeting of stockholders, the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Other than as set forth above, there are no family relationships between any of the directors or executive officers of Icon.

COMMITTEES OF THE BOARD OF DIRECTORS

  Icon has an Audit Committee of the Board of Directors. The function of the Audit Committee is to oversee the auditing procedures of Icon, receive and accept the reports of Icon's independent certified public accountants, oversee Icon's internal systems of accounting and management controls and make recommendations to the Board as to the selection and appointment of the auditors for Icon. The members of the Audit Committee are Messrs. Harmolin, Plum and Weisman. Icon also has a Compensation Committee of the Board. The members of the Compensation Committee are Messrs. Baxter, Brown, Harmolin and Weisman. The function of the Compensation Committee is to administer, upon delegation of the Board of the power to administer, Icon's stock option plans, make other relevant compensation decisions of Icon and such other matters relating to compensation as may be prescribed by the Board.

COMPENSATION OF DIRECTORS

  Directors who are employees of Icon are not entitled to receive any fees for serving as directors. All directors are reimbursed for out-of-pocket expenses related to their service as directors. Under the 1995 Option Plan, non-employee directors are entitled to receive grants of stock options.

                   COMPENSATION OF ICON'S EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following summary compensation table specifies the components of the compensation packages of Icon's Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers") for the fiscal years ended December 31, 1997 and December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                           ANNUAL       LONG TERM COMPENSATION
                                      COMPENSATION(A)           AWARDS
                                     ------------------ -----------------------
                                                        NUMBER OF
                                                          SHARES
     NAME AND PRINCIPAL       FISCAL                    UNDERLYING  ALL OTHER
     POSITION                  YEAR  SALARY($) BONUS($) OPTIONS(#) COMPENSATION
     ------------------       ------ --------- -------- ---------- ------------
Scott A. Baxter..............  1997   185,000  120,000       --       1,275
 Chief Executive Officer and   1996   176,981  120,000   109,091        --
  President
Richard M. Brown.............  1997   173,807   40,000       --       1,361
 Vice President--Information   1996   157,077   35,000       --       5,376
  Technologies and Secretary
Frank C. Cicio, Jr...........  1997   171,539   50,000   109,091        --
 Senior Vice President--Sales  1996       --       --        --         --
  and Business Development
Scott Harmolin...............  1997   173,807   40,000       --       1,286
 Senior Vice President and     1996   157,577   35,000       --       5,820
  Chief Technology Officer
Robert J. Thalman, Jr........  1997   169,615   40,000    32,727        --
 Vice President--Strategic     1996       --       --        --         --
  Marketing

--------
(a) Does not indicate supplementary compensation amounts less than the greater of 10% of the named executive officer's salary and bonus or $50,000.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning the stock option grants made to the named executive officers for the year ended December 31, 1997:

                                    PERCENT OF                       POTENTIAL REALIZABLE
                                      TOTAL                            VALUE AT ASSUMED
                         NUMBER OF   OPTIONS                         ANNUAL RATES OF STOCK
                         SECURITIES GRANTED TO   PER                  PRICE VALUATION FOR
                         UNDERLYING EMPLOYEES   SHARE                     OPTION TERM
                          OPTIONS   IN FISCAL  EXERCISE   EXPIRATION ---------------------
   NAME                   GRANTED      YEAR     PRICE        DATE        5%        10%
   ----                  ---------- ---------- --------   ---------- ---------- ----------
Frank C. Cicio, Jr. ....  109,091      21.3%    $6.02(a)   2/17/07   $1,120,000 $2,173,000
Robert J. Thalman,
 Jr. ...................   32,727       6.4      6.02(a)   1/15/07      336,000    652,000

--------
(a) Reflects the repricing of such options in June 1997 when the exercise price of such options was reduced from $14.27 to $6.02 per share.

FISCAL YEAR-END VALUE OF UNEXERCISED OPTIONS

  The following table contains information concerning the value of unexercised options (which includes the value of such options after giving effect to the repricing of such options in June 1997) of the named executive officers at December 31, 1997:

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                      OPTIONS            IN-THE-MONEY OPTIONS
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Scott A. Baxter.............     --         109,091        --        $368,000
Frank C. Cicio, Jr..........     --         109,091        --         434,000
Robert J. Thalman, Jr.......     --          32,727        --         130,000

EMPLOYMENT AGREEMENTS

  In December 1995, Icon entered into five-year employment agreements with Messrs. Baxter, Brown and Harmolin. In May 1997, each of the agreements was amended to extend the employment term until May 2002. The agreements provide for Mr. Baxter to serve as Icon's Chief Executive Officer and President, for Mr. Brown to serve as Icon's Vice President--Information Technologies and Secretary and for Mr. Harmolin to serve as Icon's Senior Vice President and Chief Technology Officer at a minimum annual base salary of $185,000, $180,000 and $180,000, respectively. Mr. Baxter's agreement also provides for the payment of a guaranteed quarterly bonus in the amount of $30,000, and Mr. Brown's and Mr. Harmolin's agreements each provide for the payment of a guaranteed quarterly bonus in the amount of $10,000. Each also receives additional salary increases and bonuses as the Board of Directors may grant, as well as those benefits generally provided to other executive officers of Icon, and an automobile allowance. In the event of termination of employment of any of such executives following a change of control (as defined in such employment agreements) of Icon, Icon has agreed to pay the respective executive severance in an amount equal to 2.99 multiplied by his base amount (as defined in section 280G(b)(3) of the Code). Each executive has also agreed not to compete against Icon during the term of his employment, and not to solicit or perform services for any customers or solicit any employee of Icon during the term of his employment and for a period of 12 months after the termination of his employment.

  In February and March 1997, Icon entered into employment agreements with Messrs. Cicio and Hall, respectively, pursuant to which they are employees-at-will. The agreements provide for each to be paid a minimum annual base salary of $200,000 and a performance-based bonus. If either is terminated without cause, he is entitled to receive his salary compensation otherwise payable for a period of six months; provided, however, that if Icon has extended such employee's related non-compete agreement, then such employee is entitled to receive his salary compensation otherwise payable for a period of 12 months. Pursuant to such agreements, Messrs. Cicio and Hall were each granted an option to purchase 109,091 and 87,273 shares of Common Stock, respectively.

  On September 13, 1998, Qwest entered into an employment agreement with Scott
A. Baxter, pursuant to which he agreed to serve full time as President and Senior Executive Officer of Icon after the Effective Time. Certain other directors and officers of Icon have entered into employment agreements with Qwest that will be effective at the Effective Time. The terms of the employment agreement are summarized under "THE MERGER--Interests of Certain Persons in the Merger."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Icon did not have a compensation committee during the fiscal year ended December 31, 1996; its function was performed by the Stock Option Committee. Messrs. Baxter, Brown and Harmolin, as the three members of the Board of Directors, each participated in deliberations concerning executive officer compensation. In June 1997, Icon established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Messrs. Baxter, Brown, Harmolin and Weisman and the members of the Audit Committee, which was reconstituted upon completion of Icon's initial public offering, are Messrs. Harmolin, Plum and Weisman.

1995 OPTION PLAN

  In October 1995, the Board of Directors adopted and the stockholders of Icon approved the 1995 Option Plan. The 1995 Option Plan, as subsequently amended and restated, provides for the grant of options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Code, and nonqualified stock options that do not so qualify. The 1995 Option Plan provides for the grant of such options to key employees (including directors and officers who are key employees) of, and consultants to, Icon and its subsidiaries. The total number of shares of Icon Common Stock for which options may be granted under the 1995 Option Plan is 3,000,000 shares.

  The 1995 Option Plan is administered by the Board of Directors, which has the authority to determine to whom options are granted, the number of shares subject to such options, and the terms, exercise prices and other terms and conditions of the exercise thereof. Non-employee directors of Icon are permitted to receive grants of options under the 1995 Option Plan upon terms and conditions approved by the Board of Directors.

  The exercise price of any Incentive Stock Option granted under the 1995 Option Plan must be at least equal to the fair market value of the shares subject to such option on the date of grant, while the exercise price of any Incentive Stock Option granted to any participant who owns stock possessing more than 10% of the total combined voting power of Icon's outstanding capital stock must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant. The fair market value of Icon Common Stock is equal to the average of the high and low sales price for Icon Common Stock on the date of grant. The term of each Incentive Stock Option granted pursuant to the 1995 Option Plan cannot exceed ten years, while the term of any Incentive Stock Option granted to a participant who owns stock possessing more than 10% of the total combined voting power of Icon's outstanding capital stock cannot exceed five years. Options become exercisable at such times and in such installments as is provided in the option contract for each individual option. No option granted under the 1995 Option Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee or the optionee's legal representative.

  Pursuant to option contracts granted to certain executive officers and certain key employees of Icon, the vesting of certain unvested options granted to such individuals will accelerate (i) upon such individual's termination of employment without cause, as a result of death or as a result of disability and (ii) upon certain changes in control (each, an "Acceleration Date"). Pursuant to such agreements, the options otherwise exercisable within up to three years (depending on the terms of the option contract such individual has negotiated with Icon) will vest upon the occurrence of an Acceleration Date.

  As of the date of this Proxy Statement/Prospectus, under the 1995 Option Plan, certain of its current and former employees had outstanding options to purchase up to 1,583,806 shares of Icon Common Stock, in the aggregate, at exercise prices between $6.02 and $18.50 per share. Of such options, options to purchase 301,563 shares were exercisable on the date of this Proxy Statement Prospectus and the balance thereof will become exercisable at various times thereafter.

  The Merger Agreement provides that, at the Effective Time, each Icon stock option or warrant, as the case may be, to purchase shares of Icon Common Stock which is outstanding and unexercised shall be assumed by Qwest and converted into an option or warrant to purchase Qwest Common Stock pursuant to the terms of the Merger Agreement. See "PLAN OF MERGER--Terms of the Merger Agreement-- Assumption of Icon Stock Options and Warrants."

AGREEMENTS WITH EMPLOYEES

  Each employee of Icon is required to enter into an agreement with Icon pursuant to which such person agrees (i) to assign to Icon any inventions relating to such person's employment conceived during such person's employment by Icon, (ii) not to disclose confidential information to third parties, (iii) not to engage in any business that is competitive with Icon during the term of such person's employment, (iv) not to hire any employee of Icon during such person's employment and for a period of 12 months following the termination of such person's employment and (v) not to perform services for any customer of Icon for a period of 12 months following the termination of such person's employment. The agreement also provides that the employee is an "at will" employee and that either Icon or the employee may terminate employment with Icon at any time with or without cause.

401(K) PLAN

  In January 1993 Icon adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering Icon's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 10% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The trustees under the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn.

PROFIT SHARING PLAN

  Icon has a profit sharing plan covering substantially all full-time employees. Contributions by Icon to the profit sharing plan amounted to $129,000 and $28,000 in 1994 and 1996, respectively. There were no contributions to the profit sharing plan during 1995, 1997 or the nine months ended September 30, 1998.

                             CERTAIN TRANSACTIONS

  On August 30, 1995, Icon made loans of $50,000 to Messrs. Baxter, Brown and Harmolin. Interest accrues at an annual rate of 7%. The loans including accrued interest are due on demand.

  On March 19, 1997, Tudor BVI Futures, Ltd. ("Tudor BVI"), as agent and holder on behalf of itself and each of The Raptor Global Fund L.P. ("Raptor L.P."), The Raptor Global Fund Ltd. ("Raptor Ltd.") and Tudor Arbitrage Partners L.P. ("TAP"), loaned to Icon an aggregate principal amount of $1.0 million pursuant to a convertible note bearing interest at a rate of 10% per annum. In consideration for such loan, Icon granted to such lenders a warrant to purchase an aggregate of 41,511 shares of Common Stock at an exercise price of $6.02 per share. On May 30, 1997, such lenders converted the $1.0 million note and $20,000 of accrued but unpaid interest thereon into an aggregate of 10,200 shares of Icon's 10% PIK Series B Convertible Participating Preferred Stock, par value $.01 per share ("Series B Preferred Stock"). Such Series B Preferred Stock converted into an aggregate of 169,364 shares of Icon Common Stock upon consummation of the IPO.

               SECURITY OWNERSHIP OF ICON MANAGEMENT AND OTHERS

  The following table sets forth certain information regarding ownership of the Icon Common Stock as of the Record Date, by (1) each person or entity who owns of record or beneficially five percent or more of Icon Common Stock, (2) each director and executive officer of Icon and (3) all directors and executive officers of Icon as a group. To the knowledge of Icon, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Unless otherwise noted, the address of each beneficial owner named below is Icon's corporate address.

                                                             NUMBER OF
    BENEFICIAL OWNER                                         SHARES(A) PERCENT
    ----------------                                         --------- -------
Scott A. Baxter(b)(c)....................................... 2,203,636  13.8
Richard M. Brown(b)......................................... 2,186,718  13.8
Scott Harmolin(b)........................................... 2,181,818  13.7
Kenneth J. Hall(d)..........................................    26,800     *
Susan A. Massaro(e).........................................    17,092     *
Frank C. Cicio, Jr.(f)......................................    27,273     *
Anthony R. Scrimenti(g).....................................    13,091     *
David L. Goret(h)...........................................    10,910     *
Robert J. Thalman, Jr.(i)...................................    10,909     *
Michael J. Gold(j)..........................................     9,090     *
Samuel A. Plum(k)(l)........................................ 2,502,912  14.9
Wayne B. Weisman(k)(m)......................................     3,273   --
SCP Private Equity Partners, L.P.(k)(n)..................... 2,499,639  14.9
Mellon Ventures, L.P.(o)....................................   830,220   5.2
MVMA, Inc.(o)(p)............................................   830,220   5.2
Qwest Communications International Inc.(q).................. 7,322,172  43.9
All directors and executive officers as a group (12
 persons)(r)................................................ 9,193,522  54.5

--------
*  Less than 1%.

(a) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), includes shares of Icon Common Stock that may be purchased within 60 days of November 6, 1998 upon exercise of outstanding options.
(b) Shares are subject to Option Agreement and Voting Agreement with Qwest. See "THE MERGER--Other Transaction Agreements--Option Agreements" and "-- Voting Agreements."
(c) Includes 21,818 shares of Icon Common Stock that may be issued upon exercise of options.
(d) Includes 21,819 shares of Icon Common Stock that may be issued upon exercise of options.
(e) Includes 17,092 shares of Icon Common Stock that may be issued upon exercise of options.
(f) Includes 27,273 shares of Icon Common Stock that may be issued upon exercise of options.
(g) Includes 13,091 shares of Icon Common Stock that may be issued upon exercise of options.

(h) Includes 10,910 shares of Icon Common Stock that may be issued upon exercise of options.
(i) Includes 10,909 shares of Icon Common Stock that may be issued upon exercise of options.
(j) Includes 9,090 shares of Icon Common Stock that may be issued upon exercise of options.
(k) The address for the beneficial owner is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(l) Includes 839,199 shares of Icon Common Stock that may be issued upon exercise of warrants and are beneficially owned by SCP. Mr. Plum is a general partner of the general partner of SCP and disclaims beneficial ownership of all of Icon's securities beneficially owned by SCP. Also includes 3,273 shares of Icon Common Stock that may be issued upon exercise of options.

(m) Includes 3,273 shares of Icon Common Stock that may be issued upon exercise of options.

(n) Includes 839,199 shares of Icon Common Stock that may be issued upon exercise of warrants.


(o) The address for the beneficial owner is Plymouth Meeting Executive Campus, 610 West Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania 19462.

(p) MVMA, Inc. ("MVMA") is the general partner of the general partner of Mellon Ventures L.P. ("Mellon Ventures"). MVMA disclaims beneficial ownership of shares of Icon Common Stock owned by Mellon Ventures.

(q) Includes 6,572,172 shares of Icon Common Stock subject to Option Agreements and Voting Agreements with each of Scott A. Baxter, Richard M. Brown and Scott Harmolin, respectively, including 21,818 shares of Icon Common Stock that may be issued to Mr. Baxter upon the exercise of vested options. See "The Merger Agreement--Other Transaction Agreements--Option Agreements" and "--Voting Agreements." Also includes 750,000 shares of Icon Common Stock that may be issued upon the exercise of Series Q Warrants. See "THE MERGER--Other Transaction Agreements--Warrants; Registration Rights Agreement." The address for the beneficial owner is 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202. As of October 31, 1998, Philip F. Anschutz is the sole beneficial owner of approximately 47.9% of the shares of Qwest Common Stock (after giving effect to the transfer of approximately 9.0 million shares to a trust in connection with a transaction announced on November 28, 1998) and shares with Qwest the beneficial ownership of 7,322,172 shares of Icon Common Stock. The address for Mr. Anschutz is 2400 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202.

(r) Includes options to purchase 138,548 shares of Icon Common Stock that may be issued upon exercise of options and 839,199 shares of Icon Common Stock that may be issued upon exercise of warrants. Mr. Plum disclaims beneficial ownership of all of Icon's securities beneficially owned by SCP.

                               BUSINESS OF QWEST

  Qwest is a facilities-based provider of a full range of multimedia communications services to businesses, consumers and communications entities ("Communications Services"). In addition, Qwest is constructing and installing fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use ("Construction Services"). Qwest is expanding its existing long distance network into an approximately 18,450 route-mile coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). Qwest will employ, throughout substantially all of the Qwest Network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies and Northern Telecom Inc., respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, Qwest has entered into contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

  Under Qwest's current plan, the Qwest Network will extend approximately 18,450 route-miles coast-to-coast and connect approximately 130 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Presently, Qwest provides services to its customers through owned and leased digital fiber optic facilities and more than 15 switches strategically located throughout the United States, connecting Qwest to metropolitan areas that account for more than 95% of U.S. call volume. Construction of the Qwest Network is scheduled to be completed in 1999. Through a combination of the Qwest Network and leased facilities, Qwest will continue to offer interstate services in all 48 contiguous states. In April 1998, Qwest activated the entire transcontinental portion of the Qwest Network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native Internet Protocol ("IP") fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for early 1999. The network expansion into Europe includes capacity on three submarine systems. The transatlantic capacity includes eight STM-1s (the European equivalent to SONET OC-3) from New York City to London and other European destinations.

  Qwest believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (1) continued growth in capacity requirements for high-speed data transmission, ATM (asynchronous transfer mode) and Frame Relay services, Internet and multimedia services and other new technologies and applications; (2) continued growth in demand for existing long distance services; (3) entry into the market of new communications providers; (4) requirements of the three principal nationwide carriers (AT&T Corporation, MCI WorldCom and Sprint Corporation) to replace or augment portions of their older systems and (5) reform in regulation of domestic access charges and international settlement rates, which Qwest expects will lower long distance rates and fuel primary demand for long distance services.

  Certain other important information related to Qwest and its subsidiaries is attached as Annex C and Annex D to this Proxy Statement/Prospectus. See "ANNEXED DOCUMENTS."

  The executive offices of Qwest are located at 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202, and its telephone number is (303) 992-1400. Qwest's Internet address is www.qwest.net.

RECENT DEVELOPMENTS

  KPN Joint Venture. On November 19, 1998, Qwest and KPN entered into a letter of intent to form a joint venture company to create a pan-European IP-based fiber optic network linked to Qwest's network in North

America for data, video and voice services. The venture is expected to be formed in the first quarter of 1999, subject to definitive documentation and customary regulatory approvals.

  The venture will offer wholesale, private line and IP-based services, including intranets, extranets, web hosting, IP-virtual private networks, Internet access, data and voice services. The venture will also sell EuroRings dark fiber and plans to offer Frame Relay and ATM-based services. Customers for the venture will include Internet service and content providers, multinational firms in Europe and North America as well as telecommunications carriers, operators and others who want to buy wholesale or retail network capacity, fiber or services.

  KPN and Qwest will each own 50% of the venture. The venture will be governed by a six-person supervisory board. KPN and Qwest each will name three members to the board. KPN will contribute to the venture two bi-directional, self-healing fiber optic rings (EuroRings 1 and 2) in the United Kingdom, Germany, France, Belgium and the Netherlands, covering more than 3,500 km (2,200 miles). EuroRings 1 and 2 serve London, Amsterdam, Rotterdam, Antwerp, Brussels, Paris, Dusseldorf, Frankfurt and Strasbourg. Qwest will contribute to the venture its European subsidiary, EUnet, which it acquired in April 1998 and is a leading European business Internet service provider with more than 80,000 customers in 14 European countries. KPN and Qwest will also contribute transatlantic cable capacity to the venture that will connect EuroRings with Qwest's network in North America. Qwest and KPN will contribute approximately $70 million and $20 million, respectively, to fund the completion of EuroRings 1 and 2, and Qwest will contribute an additional $7.8 million to the venture.


  LCI Transaction. On June 5, 1998, Qwest acquired LCI, a communications provider, for approximately $3.9 billion in Qwest Common Stock. As part of the acquisition, Qwest issued approximately 129.9 million shares of Qwest Common Stock (including outstanding LCI stock options assumed by Qwest) and incurred approximately $13.5 million in direct acquisition costs. The LCI merger was accounted for as a purchase.

  In connection with the acquisition, Qwest allocated $682 million to in-process research and development ("R&D"), $318 million to existing technology, $65 million to other intangible assets and $3,026.0 million to goodwill. Combined 1997 Qwest and LCI revenues totaled $2,338.0 million. The merger is expected to deliver greater network efficiencies, eliminate duplicate efforts to build sales and systems infrastructure, avoid duplication of capital spending programs and accelerate the companies' data and international strategies. The acquisition is expected to lower net earnings of Qwest in 1998 as a result of the one-time R&D write-off and other adjustments resulting from purchase accounting. Qwest expects to realize revenue and cost synergies beginning in 1998 from the combination of the two companies.

  Qwest will complete final allocation of the purchase price within one year from the acquisition date. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of purchase price will not differ materially from the preliminary allocation.

  Credit Facility Commitment. On November 5, 1998, Qwest executed a commitment letter with its three lead banks to syndicate an unsecured, $500.0 million to $750.0 million credit facility. Each of the lead banks has agreed to commit up to $100.0 million, with a minimum aggregate commitment of $250.0 million. The new credit facility would be structured to include a $250.0 million 364-day revolving credit facility, with the balance as a five-year revolving credit facility. The 364-day facility would be extendable for an additional 364 days on the lenders' approval or convertible at Qwest's option to a term loan terminating at the same time as the five-year facility. Borrowings under the new credit facility would bear interest at a variable rate based on LIBOR plus an applicable margin. Consummation of the new credit facility is conditioned, among other things, on the execution of a mutually satisfactory credit agreement. Qwest and the three lead banks are working toward a December 1998 closing, but there can be no assurance that the new credit facility will be in place before the expiration of Qwest's existing $250 million credit facility on December 31, 1998.

  Issuances of Notes. On November 4, 1998, Qwest issued and sold $750.0 million in principal amount of 7.50% Senior Notes, due 2008 (the "7.50% Notes"), and on November 27, 1998, Qwest issued and sold $300.0 million in principal amount of 7.25% Senior Notes, due 2008 (the "7.25% Notes"). The aggregate net proceeds from the two offerings to Qwest were approximately $1,038.5 million, after deducting offering costs. Interest on the 7.50% Notes and the 7.25% Notes is payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 1999. The 7.50% Notes and the 7.25% Notes are subject to redemption at the option of Qwest, in whole or in part, at any time at specified redemption prices.

  In connection with the sale of the 7.50% Notes and the 7.25% Notes, Qwest agreed to make an offer to exchange new notes, registered under the Securities Act and with terms identical in all materials respects to the original notes, for the original notes or, alternatively, to file a shelf registration statement under the Securities Act with respect to the original notes.

  Redemption of Notes. On December 2, 1998, Qwest announced that it will redeem on December 31, 1998, $87.5 million of its 10 7/8% Senior Notes Due 2007 ("10 7/8% Notes"). Bankers Trust Company, the Trustee for the 10 7/8% Notes, issued the required notice to affected noteholders on December 1, 1998. Under the terms of the Indenture for the 10 7/8% Notes, dated August 28, 1997, Qwest may redeem up to 35%, or $87.5 million, of the $250 million principal amount of the 10 7/8% Notes.

  Other. In August 1998, Qwest announced its participation in a consortium of communications companies that is building a submarine cable system connecting the United States to Japan. Scheduled for completion by the second quarter of 2000, the 13,125-mile, four-fiber pair cable will ultimately possess the capability to transmit information at the rate of 640 gigabits per second.

  In September 1998, Qwest announced that in November 1998 it planned to make available for use the nation's first OC-48 native IP network along the Qwest Network. Along this OC-48 network, Qwest will offer high-speed dedicated Internet access, web hosting, IP-based virtual private network services and expanded availability of voice over IP long distance services. Additionally, Qwest's European subsidiary, EUnet, will provide the first pan-European Internet broadcasting network. The new services will allow customers in Europe to broadcast video, data and voice globally.

                      DESCRIPTION OF QWEST CAPITAL STOCK

  The following summary description of the capital stock of Qwest does not purport to be complete and is subject to the provisions of Qwest's Amended and Restated Certificate of Incorporation (the "Qwest Certificate of
Incorporation") and Bylaws (the "Qwest Bylaws"), which are included as exhibits to the Registration Statement of which this Proxy
Statement/Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  Pursuant to the Qwest Certificate of Incorporation, Qwest has authority to issue 625,000,000 shares of capital stock, consisting of 600,000,000 shares of Qwest Common Stock and 25,000,000 shares of preferred stock (the "Qwest Preferred Stock").

  As of October 31, 1998, 335.6 million shares of Qwest Common Stock and no shares of Qwest Preferred Stock were issued and outstanding. The rights of the holders of Qwest Common Stock discussed below are subject to such rights as the Board of Directors of Qwest (the "Qwest Board") may hereafter confer on the holders of Qwest Preferred Stock; accordingly, rights conferred on holders of Qwest Preferred Stock that may be issued in the future under the Qwest Certificate of Incorporation may adversely affect the rights of the holders of Qwest Common Stock.

  Effective May 23, 1997, Qwest sold to the Anschutz Family Investment Company LLC a warrant to acquire 8,600,000 shares of Qwest Common Stock, exercisable on May 23, 2000.

COMMON STOCK

  Voting Rights. Each stockholder of Qwest (a "Qwest Stockholder") is entitled to attend all special and annual meetings of the stockholders of Qwest and, together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Qwest Stockholders are entitled to one vote per share.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of Qwest, whether voluntary or involuntary, Qwest Stockholders and holders of any class or series of stock entitled to participate therewith, will become entitled to participate in the distribution of any assets of Qwest remaining after Qwest shall have paid, or provided for payment of, all debts and liabilities of Qwest and after Qwest shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Qwest Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

  Dividends. Dividends may be paid on the Qwest Common Stock and on any class or series of stock entitled to participate therewith when and as declared by the Qwest Board.

AUTHORIZED QWEST PREFERRED STOCK

  The Qwest Certificate of Incorporation authorizes the Qwest Board, from time to time and without further stockholder action, to provide for the issuance of up to 25,000,000 shares of Qwest Preferred Stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Qwest Board has not provided for the issuance of any series of such Qwest Preferred Stock. Through its broad discretion with respect to the creation and issuance of Qwest Preferred Stock without stockholder approval, the Qwest Board could adversely affect the voting power of the Qwest Stockholders and, by issuing shares of Qwest Preferred Stock with certain voting, conversion or redemption rights or all of them, could discourage any attempt to obtain control of Qwest.

CERTAIN CHARTER AND STATUTORY PROVISIONS

  The Qwest Certificate of Incorporation and Qwest Bylaws include certain provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of Qwest unless such takeover or change in control is approved by the Qwest Board. See "RISK FACTORS--Anti-Takeover Provisions."

  The Qwest Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders. In addition, the Qwest Board has the authority to issue up to 25,000,000 shares of Qwest Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. The rights of the Qwest Stockholders will be subject to, and may be adversely affected by, the rights of the holders of any Qwest Preferred Stock that may be issued in the future. The issuance of such shares of Qwest Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Qwest.

  Qwest is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (i) prior to such time, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and certain other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of Qwest.

  The Qwest Certificate of Incorporation allows Qwest to require certifications with respect to beneficial ownership of Qwest Common Stock by "aliens." For purposes of this restriction, the term "alien" means aliens and their representatives, foreign governments and their representatives and corporations organized under the laws of a foreign country. The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license.

  Certain provisions of the Qwest Bylaws may have the effect of delaying or preventing changes in control or management of Qwest. See "RISK FACTORS--Anti-Takeover Provisions."

                     COMPARATIVE MARKET PRICE INFORMATION

  Icon became a publicly traded Company on February 12, 1998 following Icon's initial public offering. Icon Common Stock is quoted on the Nasdaq National Market under the symbol "ICMT." Qwest became a publicly traded company on June 23, 1997 following the Qwest initial public offering. Qwest Common Stock is quoted on the Nasdaq National Market under the symbol "QWST." The table below sets forth, for the periods indicated, the high and low sales prices per share of Icon Common Stock and Qwest Common Stock as reported on the Nasdaq National Market (as adjusted for the Qwest two-for-one stock split in February 1998). For current price information, please consult publicly available sources.

                                                  ICON              QWEST
                                            ----------------- -----------------
                                              HIGH     LOW      HIGH     LOW
                                            -------- -------- -------- --------
Fiscal 1998 (Ending December 31, 1998):
  Fourth Quarter (through December 9,
   1998)................................... $14.2500 $10.0000 $45.5625 $26.7500
  Third Quarter............................ $21.3750 $ 6.7500 $47.5000 $22.0000
  Second Quarter........................... $28.7500 $12.8750 $40.0625 $27.8750
  First Quarter............................ $17.6250 $ 8.3750 $41.0625 $29.6250
Fiscal 1997 (Ended December 31, 1997):
  Fourth Quarter........................... $    N/A $    N/A $34.4375 $22.9375
  Third Quarter............................ $    N/A $    N/A $26.5000 $13.6250
  Second Quarter........................... $    N/A $    N/A $15.0625 $13.1875
  First Quarter............................ $    N/A $    N/A      N/A      N/A

  On September 11, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Icon Common Stock, as reported on the Nasdaq National Market, was $7.25. On December 9, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Icon Common Stock, as reported on the Nasdaq National Market, was $14.1250. The "equivalent per share" closing price of Icon Common Stock was $12.00 as of September 11, 1998 and $14.3693 as of December 9, 1998. The "equivalent per share" price is a determined by multiplying the Exchange Ratio as of the relevant date (determined as if the closing price on such date were the Average Market Price) by the Qwest Common Stock closing price on that date. On the Record Date, there were approximately 100 Icon Stockholders of record.

  On September 11, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Qwest Common Stock, as reported on the Nasdaq National Market, was $28.8125. On December 9, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Qwest Common Stock, as reported on the Nasdaq National Market, was $44.6250. On October 31, 1998, there were approximately 3,239 Qwest Stockholders of record.

  Icon has not declared or paid cash dividends on the Icon common stock since the Icon's initial public offering. The Icon Board intends to retain earnings for use in the development and continued expansion of Icon's business. The payment of cash dividends by Icon is prohibited under its revolving line of credit. Any future determination concerning the payment of dividends will be within the sole discretion of the Icon Board and will depend upon the existence of such restriction, Icon's financial condition, Icon's results of operations and such other factors as the Icon Board deems relevant.

  Qwest has not declared or paid cash dividends on Qwest Common Stock since the Qwest's initial public offering, and Qwest anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Qwest Board and will depend upon, among other things, Qwest's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

                   COMPARATIVE RIGHTS OF QWEST STOCKHOLDERS
                             AND ICON STOCKHOLDERS

  Both Qwest and Icon are incorporated under the laws of the State of Delaware and, accordingly, the rights of Icon Stockholders and Qwest Stockholders are governed by the DGCL. The rights of Icon Stockholders and Qwest Stockholders are also governed by their respective certificates of incorporation and bylaws. In accordance with the Merger Agreement, at the Effective Time, Icon Stockholders will become Qwest Stockholders and, as such, their rights will be governed by the Qwest Certificate of Incorporation and the Qwest Bylaws. Although it is not practical to compare all the differences between Icon's Restated Certificate of Incorporation (the "Icon Certificate of Incorporation") and Icon's Restated Bylaws (the "Icon Bylaws"), with the Qwest Certificate of Incorporation and the Qwest Bylaws, the following is a summary of certain material differences which may affect the rights of Icon Stockholders.

  Authorized Capital. The total number of authorized shares of capital stock of Icon is 51,000,000 consisting of 50,000,000 shares of Icon Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Icon Preferred Stock"). The authorized capital of Qwest is as set forth under "DESCRIPTION OF CAPITAL STOCK OF QWEST." As of October 31, 1998, 335.6 million shares of Qwest Common Stock were issued and outstanding and, as of the Record Date, 15,899,470 shares of Icon Common Stock were issued and outstanding. Pursuant to the Qwest Certificate of Incorporation and Icon Certificate of Incorporation, the Qwest Board and the Icon Board, respectively, have the authority to issue any authorized shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the Qwest Stockholders or Icon Stockholders, as applicable.

  Special Meetings. The Icon Certificate of Incorporation and the Icon Bylaws provide that a special meeting of the Icon Stockholders may be called at any time by the Icon Board, the chairman or the president, and shall be called only by the Icon Board, the chairman or the president pursuant to a resolution approved by a majority of the members of the Icon Board. A special meeting of Qwest Stockholders may be called by the chairman of the Qwest Board, a majority of the members of the Qwest Board or the chairman upon the written request of the holders of 25% of the outstanding shares of capital stock of Qwest voting as a single class.

  Board of Directors. The Icon Bylaws provide that the number of directors shall be not less than three nor more than 15, with the exact number of directors to be determined by the Icon Board. Currently, the Icon Board consists of 5 members. The Qwest Bylaws provide that the number of directors shall be determined by the resolution of the Qwest Board. Currently, the Qwest Board consists of 13 members. Icon has provided for the classification of the Icon Board such that the whole Icon Board is divided into three classes with each class of directors being elected to serve for three years. The Qwest Board is not so classified, with each director of Qwest being elected at the annual meeting and serving until the next annual meeting.

  Removal of Directors. Under the Icon Bylaws, a director can be removed either for cause or without cause by the affirmative vote of a majority of the outstanding shares of Icon Common Stock. Likewise, the Qwest Bylaws provide that a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares of Qwest Common Stock.

  Compromise or Arrangement with Creditors or Stockholders. As permitted by the DGCL, the Icon Certificate of Incorporation provides that a Delaware court of equitable jurisdiction may, upon application of Icon, its creditors or stockholders or certain receivers or trustees appointed for the benefit of Icon, order a meeting of creditors of Icon and/or Icon Stockholders for the purpose of considering and voting upon any proposed compromise or arrangement between Icon on the one hand and its creditors and/or stockholders on the other. If a majority in number representing three-fourths in value of the affected creditors and/or stockholders agrees to the proposed compromise or arrangement and to any reorganization resulting therefrom, and if the court approves, the transaction will be binding on all affected creditors and/or stockholders as well as Icon for all purposes. The Qwest Certificate of Incorporation does not contain a similar provision.

  Actions of Stockholders Without a Meeting. Neither the Icon Bylaws nor the Icon Certificate of Incorporation contain any provision with respect to actions of stockholders without a meeting. Under such circumstances, the DGCL permits actions of stockholders without a meeting. Pursuant to the Qwest Bylaws, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior written notice and without a vote, if the written consent of the minimum number of votes that would be necessary to authorize or take such action at a meeting is obtained. Pursuant to the DGCL, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent is required to be given to those stockholders who have not consented in writing thereto.

  Amendment of Certificate of Incorporation and Bylaws. Section 242 of the DGCL provides that stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of the amendment. The DGCL also provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal bylaws resides with the stockholders entitled to vote. A corporation may grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal bylaws. Icon and Qwest have granted such power to their respective boards of directors.

  The Icon Certificate of Incorporation provides that the stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon has been voted in favor of the amendment, provided, that an affirmative vote of the holders of at least two-thirds of the outstanding stock entitled to vote thereon is needed to amend certain provisions of the Icon Certificate of Incorporation concerning special meetings of the stockholders, terms and elections of the directors, and amendments to the Icon Bylaws and the Icon Certificate of Incorporation. In addition, the Icon Certificate of Incorporation provides that the Icon Bylaws may be amended either by an affirmative vote of a majority of the outstanding stock entitled to vote thereon or by an affirmative vote of a majority of the members of the Icon Board, provided, that an affirmative vote of the holders of at least two-thirds of the outstanding stock entitled to vote thereon is needed to amend certain provisions of the Icon Bylaws concerning meetings of the stockholders and directors, terms and elections of the directors and amendments to the Icon Bylaws.

  Indemnification of Directors and Officers. Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Each of the Qwest Bylaws and the Icon Bylaws provide that its respective officers, directors, employees and agents shall be indemnified to the full extent authorized by the DGCL. The Qwest Certificate of Incorporation and the Icon Certificate of Incorporation provide that no member of the Icon Board shall be personally liable to Icon or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Icon and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (i) prior to such time the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and certain other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Neither the Qwest Certificate of Incorporation nor the Icon Certificate of Incorporation contains any such provision, and neither Qwest nor Icon has "opted out" from the application of Section 203 of the DGCL.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


  The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Qwest, SuperNet, Inc. ("SuperNet"), Phoenix Network, Inc. ("Phoenix"), LCI and Icon. The unaudited pro forma condensed combined balance sheet as of September 30, 1998 gives pro forma effect to the proposed acquisition by Qwest of all the issued and outstanding shares of capital stock of Icon as if the acquisition had occurred on September 30, 1998. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 give pro forma effect to the acquisitions of SuperNet, Phoenix, LCI and Icon as if such acquisitions had occurred on January 1, 1997. The unaudited pro forma condensed combined financial statements do not give effect to Qwest's acquisition of EUnet or the joint venture with KPN because such disclosure is not required under Rule 3-05 of the Securities and Exchange Commission Regulation S-X.

  LCI's two credit facilities (the "LCI Credit Facilities") expire at December 31, 1998. LCI's discretionary lines of credit may be discontinued at any time at the sole discretion of the providing banks. Certain of LCI's debt securities permit mergers and consolidations, subject to compliance with certain terms of the governing indenture. In November 1998, Qwest paid down the outstanding balances under the LCI Credit Facilities and LCI's lines of credit. The LCI Credit Facilities and LCI's lines of credit have been classified as current in the unaudited pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined financial statements give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements presented on the following pages. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company is based upon information available at the date of preparation of these unaudited pro forma condensed combined financial statements, and will be adjusted upon the final determination of such fair values. Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of purchase price will not differ materially from the preliminary allocation.

  The final allocation of purchase price to the Icon assets acquired and liabilities assumed is dependent upon an analysis which has not progressed to a stage at which there is sufficient information to make an allocation in these pro forma condensed combined financial statements. Qwest has undertaken a study to determine the allocation of the Icon purchase price to the various assets acquired, including in-process research and development projects, and the liabilities assumed. While conducting transaction due diligence, Qwest considered Icon's existing intangible assets and items currently being developed by Icon and other goodwill-type assets. Qwest considered these intangible assets and in-process R&D in determining the total purchase price paid by Qwest, but these items did not play a key role in Qwest's acquisition decision or the amount of the purchase price. Although the appraisal of the assets is in the initial stages, Qwest believes the portion of Icon purchase price allocated to in-process R&D and the corresponding charge to Qwest's results of operations will be approximately $10.0 million to $15.0 million.

  THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT QWEST'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS. THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS BELOW SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO OF QWEST, PHOENIX, LCI, SUPERNET AND ICON.

                  QWEST COMMUNICATIONS INTERNATIONAL INC.

           PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   NINE MONTHS ENDED SEPTEMBER 30, 1998

                                (UNAUDITED)

            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                   HISTORICAL
                           ----------------------------  PRO FORMA    PRO FORMA
                           QWEST   LCI  PHOENIX ICON(4) ADJUSTMENTS   COMBINED
                           ------  ---- ------- ------- -----------   ---------
Revenue:
  Communications
   services..............  $  884  $745   $17    $ 59       --         $1,705
  Construction services..     494   --    --      --        --            494
                           ------  ----   ---    ----      ----        ------
                            1,378   745    17      59                   2,199
                           ------  ----   ---    ----      ----        ------
Operating expenses:
  Access and network
   operations............     556   445    13      46        --         1,060
  Construction services..     334    --    --      --        --           334
  Selling, general and
   administrative........     341   163     7      29        --           540
  Depreciation and
   amortization..........     120    45     1       1      $ 32 (7)       230
                                                             16 (8)
                                                              1 (9)
                                                             14 (5)
  Merger costs...........      63   --    --        2       (65)(10)      --
  Provision for in-
   process R&D...........     750   --    --      --       (750)(10)      --
                           ------  ----   ---    ----      ----        ------
                            2,164   653    21      78      (752)        2,164
                           ------  ----   ---    ----      ----        ------
Earnings (loss) from
 operations..............    (786)   92    (4)    (19)      752            35
Other expense (income):
  Interest expense, net..      51    14   --       (1)      --             64
                           ------  ----   ---    ----      ----        ------
Earnings (loss) before
 income taxes............    (837)   78    (4)    (18)      752           (29)
Income tax expense
 (benefit)...............     (14)   30   --      --         20 (15)       36
                           ------  ----   ---    ----      ----        ------
Net earnings (loss)......  $ (823) $ 48   $(4)   $(18)     $732        $  (65)
                           ======  ====   ===    ====      ====        ======
Loss per share--basic and
 diluted.................  $(3.17)                                     $(0.19)
                           ======                                      ======
Weighted average shares
 used for calculating
 loss per share--basic
 and diluted.............     260                                         334
                           ======                                      ======

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                  QWEST COMMUNICATIONS INTERNATIONAL INC.

           PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       YEAR ENDED DECEMBER 31, 1997

                                (UNAUDITED)

            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                   HISTORICAL
                           ----------------------------   PRO FORMA    PRO FORMA
                           QWEST   LCI   PHOENIX ICON(4) ADJUSTMENTS   COMBINED
                           -----  ------ ------- ------  -----------   ---------
Revenue:
  Communications
   services............... $ 115  $1,642  $ 77    $ 52      $  6 (11)   $1,892
  Construction services...   581     --    --      --        --            581
                           -----  ------  ----    ----      ----        ------
                             696   1,642    77      52         6         2,473
                           -----  ------  ----    ----      ----        ------
Operating expenses:
  Access and network
   operations.............    91     986    57      39         3 (11)    1,176
  Construction services...   397     --    --      --        --            397
  Selling, general and
   administrative.........   164     417    30      24         3 (11)      638
  Depreciation and
   amortization...........    20      96     4       1         2 (9)       260
                                                               1 (11)
                                                               3 (12)
                                                              76 (7)
                                                              38 (8)
                                                              19 (5)
  Merger costs............   --       45   --      --        (45)(13)      --
                           -----  ------  ----    ----      ----        ------
                             672   1,544    91      64       100         2,471
                           -----  ------  ----    ----      ----        ------
Earnings (loss) from
 operations...............    24      98   (14)    (12)      (94)            2
Other expense (income):
  Interest expense, net...     7      36     1       1         1 (14)       46
  Other...................    (7)    --    --      --        --             (7)
                           -----  ------  ----    ----      ----        ------
Earnings (loss) before
 income taxes.............    24      62   (15)    (13)      (95)          (37)
Income tax expense .......     9      31   --      --          2 (15)       42
                           -----  ------  ----    ----      ----        ------
Net earnings (loss)....... $  15  $   31  $(15)   $(13)     $(97)       $  (79)
                           =====  ======  ====    ====      ====        ======
Earnings (loss) per
 share--basic............. $0.08                                        $(0.24)
                           =====                                        ======
Earnings (loss) per
 share--diluted........... $0.07                                        $(0.24)
                           =====                                        ======
Weighted average shares
 used for calculating
 earnings (loss) per
 share--basic.............   191                                           330
                           =====                                        ======
Weighted average shares
 used for calculating
 earnings (loss) per
 share--diluted...........   194                                           330
                           =====                                        ======

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                  QWEST COMMUNICATIONS INTERNATIONAL INC.

                PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            September 30, 1998

                                (Unaudited)

                           (Amounts in Millions)

                                          HISTORICAL
                                         -------------   PRO FORMA   PRO FORMA
                                          QWEST   ICON  ADJUSTMENTS  COMBINED
                                         -------  ----  -----------  ---------
                 ASSETS
Current assets:
  Cash.................................. $   225  $ 10        --      $   235
  Trade accounts receivable, net........     294    12        --          306
  Deferred income tax asset.............     297    --        --          297
  Prepaid expenses and other............     314     5        --          319
                                         -------  ----     -----      -------
    Total current assets................   1,130    27        --        1,157
  Property and equipment, net...........   2,044    14        --        2,058
  Excess of cost over net assets
   acquired.............................   3,204    --     $ 187 (6)    3,391
  Other, net............................     456    --        --          456
                                         -------  ----     -----      -------
Total Assets............................ $ 6,834  $ 41     $ 187      $ 7,062
                                         =======  ====     =====      =======
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..................... $ 1,180  $ 17     $   4 (6)  $ 1,201
Long-term debt and capital lease
 obligations............................   1,387    --        --        1,387
Other long-term liabilities.............     515    --        --          515
                                         -------  ----     -----      -------
  Total liabilities.....................   3,082    17         4        3,103
Commitments and contingencies
Stockholders' equity:
  Preferred stock.......................      --    --        --           --
  Common stock..........................       3    --        --            3
  Additional paid-in capital............   4,603    63       207 (6)    4,810
                                                             (63)(6)
  Accumulated deficit ..................    (854)  (39)       39 (6)     (854)
                                         -------  ----     -----      -------
  Total stockholders' equity............   3,752    24       183        3,959
                                         -------  ----     -----      -------
Total Liabilities and Stockholders'
 Equity................................. $ 6,834  $ 41     $ 187      $ 7,062
                                         =======  ====     =====      =======

   See accompanying notes to unaudited pro forma condensed combined financial statements.

        NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (1) On June 5, 1998, Qwest acquired LCI, a communications service provider, for approximately $3.9 billion in Qwest Common Stock. At the close of the acquisition (the "LCI Merger"), Qwest issued approximately 129.9 million shares of Qwest common stock (including outstanding LCI stock options assumed by Qwest) and incurred approximately $13.5 million in direct acquisition costs. The LCI Merger was accounted for as a purchase.

 (2) Represents the purchase by Qwest of the outstanding shares of LCI common stock, the assumption of certain liabilities, the incurrence of related transaction costs, and the initial allocation of the pro forma purchase price.

                                                                     (AMOUNTS
                                                                   IN MILLIONS)
   Aggregate value of stock consideration(a)......................    $3,657
   Value of LCI outstanding stock options assumed by Qwest(b).....       260
   Direct costs of the acquisition................................        14
                                                                      ------
                                                                      $3,931
                                                                      ======
   Allocation of purchase price:
     Working capital, excluding deferred taxes....................    $ (352)
     Deferred federal income taxes (c)............................       144
     Property and equipment.......................................       717
     Goodwill.....................................................     3,026
     Research and development (d).................................       682
     Developed technology (d).....................................       318
     Other intangible assets......................................        65
     Long-term debt, excluding current portion....................      (462)
     Other liabilities and assets, net............................      (207)
                                                                      ------
       Total......................................................    $3,931
                                                                      ======

  (a) Represents the value of Qwest Common Stock issued for the acquisition of the approximately 98.3 million shares of LCI common stock outstanding. Based on an average trading price of $31.92, for a specified period prior to closing as required by the Qwest/LCI merger agreement. Qwest issued approximately 114.6 million shares of Qwest Common Stock to acquire all the outstanding shares of LCI common stock.

  (b) Represents the assumption by Qwest of the approximately 13.1 million stock options outstanding under LCI's stock option plans. Based upon an exchange ratio of 1.1661, Qwest issued approximately 15.3 million Qwest stock options to assume the outstanding LCI stock options.

  (c) Represents the allocation of purchase price to deferred income taxes.

  (d) In connection with the acquisition of LCI, Qwest allocated $682 million of the purchase price to in-process research and development ("R&D") projects. $318 million was allocated to developed technology and $65 million to other intangible assets, while $3,026.0 million was allocated to goodwill. This allocation to the in-process R&D represents the estimated fair value based on risk-adjusted cash flows related to the incomplete projects. At the date of the merger, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the merger date.

    Through the use of third party appraisal consultants, Qwest assessed and allocated values to the in-process research and development. The values assigned to these assets were determined by identifying significant research projects for which technological feasibility had not been established. These assets consisted of a significant number of R&D projects grouped into three categories: (1) next-generation network systems automation tools; (2) advanced data services, including Frame Relay and IP technologies; and (3) new operational systems and tools. Taken together, these projects, if successful, will enable Qwest to provide advanced voice and data services as well as sophisticated network management and administration functions. A brief description of the three categories of in-process projects is presented below:

    . R&D Related to Network Systems Automation. These R&D projects are intended to create a new method of automating LCI's service provisioning and network management systems, and were valued at approximately $218 million. These proprietary projects include the development of data warehousing and new interface technologies to enable the interchange of data across disparate networks. As of the transaction date, Qwest believes the overall project was 60% complete. Development efforts through September 30, 1998 have proceeded according to expectations. The expected costs to complete the projects are approximately $4 million in 1998 and $10 million in 1999. While material progress has been made with these projects, significant risk still is associated with their completion. If these projects are unsuccessful, their expected contribution to revenues and profits will not materialize.

    . R&D Related to Frame Relay and IP Services. These projects involve
     R&D related to the deployment of frame relay and IP technologies within the LCI network, and were valued at approximately $155 million. With the completion of this next-generation network, LCI will be able to address emerging new demand trends for data services. Management considers this a complex project due to the customized work required. As of the transaction date, Qwest believes the overall project was 60% to 70% complete. Development efforts through September 30, 1998 have proceeded according to expectations. The expected costs to complete the projects are approximately $3 million in 1998 and $7 million in 1999. While material progress has been made with these projects, significant risk still is associated with their completion. If these projects are unsuccessful, their expected contribution to revenues and profits will not materialize.

    . R&D Related to Operational Systems and Tools. These projects involve
     R&D related to the development of new service and network management tools and engineering functions, and were valued at approximately $309 million. These proprietary projects are closely associated with LCI's deployment of advanced data services. Applications enabled by these new technologies include the ability to offer new products and service packages. As of the transaction date, Qwest believes the projects were 60% to 70% complete. Development efforts through September 30, 1998 have proceeded according to expectations. The expected costs to complete the projects are approximately $10 million in 1998 and $24 million in 1999. While material progress has been made with the R&D projects, these are unique technologies and significant risk is associated with their completion. If these projects are unsuccessful, their expected contribution to revenues and profits will not materialize.

    Remaining R&D efforts for these projects include various phases of technology design, development and testing. Anticipated completion dates for the projects in progress will occur in phases over the next two years, at which point Qwest expects to begin generating the economic benefits from the technologies.

    The value assigned to purchased in-process technology was determined by estimating the contribution of the purchased in-process technology to developing commercially viable products, estimating the resulting net cash flows from the expected product sales of such products, and discounting the net cash flows from the expected product sales of such products to their present value using a risk-adjusted discount rate.

    Qwest estimates total revenues from the specific acquired in-process technology to peak in 2003 and steadily decline from 2004 through 2009 as other new product and service technologies are expected to be introduced by Qwest. These projections are based on management's estimates of market size and growth, expected trends in technology, and the expected timing of new product introductions.

    Discounting the net cash flows back to their present values is based on the weighted average cost of capital ("WACC"). The business enterprise is comprised of various types of assets, each possessing different degrees of investment risk contributing to LCI's overall weighted average cost of capital. Intangible assets are assessed higher risk factors due to their lack of liquidity and poor versatility for redeployment elsewhere in the business. Reasonable returns on monetary and fixed assets were estimated based on prevailing interest rates. The process for quantifying intangible asset investment risk involved consideration of the uncertainty associated with realizing discernible cash flows over the life of the asset. A discount rate of 19% was used for valuing the in-process research and development. This discount rate is higher than the implied WACC due to the inherent uncertainties surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that are unknown at this time. As is standard in the appraisal of high growth markets, projected revenues, expenses and discount rates reflect the probability of technical and marketing successes.

    The value of the in-process projects was adjusted to reflect value and contribution of the acquired research and development. In doing so, consideration was given to the R&D's stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete projects.

    Qwest believes that the foregoing assumptions used in the forecasts were reasonable at the time of the merger. Qwest cannot assure, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

    Qwest expects to continue its support of these efforts and believes Qwest has a reasonable chance of successfully completing the R&D programs. However, risk is associated with the completion of the projects and Qwest cannot assure that the projects will meet with either technological or commercial success.

    If none of these projects is successfully developed, the sales and profitability of Qwest may be adversely affected in future periods. The failure of any particular individual project in-process would not materially impact Qwest's financial condition, results of operations or the attractiveness of the overall LCI investment. Operating results are subject to uncertain market events and risks, which are beyond Qwest's control, such as trends in technology, government regulations, market size and growth, and product introduction or other actions by competitors.

    The developed technology, other intangibles and goodwill will be amortized on a straight-line basis over 10 years, 10 years and 40 years, respectively.

 (3) On March 30, 1998, Qwest acquired Phoenix pursuant to a transaction whereby each outstanding share of Phoenix common stock was exchanged for shares of Qwest Common Stock having an aggregate market value equal to approximately $27.2 million, and future payments of up to $4.0 million.

 (4) On September 13, 1998 Qwest and Icon entered into a definitive merger agreement (the "Icon Merger Agreement"). The Icon Merger Agreement provides for the acquisition of Icon in a stock-for-stock merger, which will be accounted for as a purchase. The actual number of shares of Qwest Common Stock to be exchanged for each Icon share will be determined by dividing $12 by a 15-day volume weighted average of trading prices for Qwest Common Stock prior to the Icon stockholders meeting that will be held prior to closing, but will not be less than .3200 shares (if Qwest's average stock price exceeds $37.50) or more than .4444 shares (if Qwest's average stock price is less than $27.00). Assuming 15.9 million shares of Icon common stock outstanding and an exchange ratio of 0.3220, the estimated number of shares of Qwest Common Stock to be issued to Icon stockholders is 5 million shares (excluding 0.8 million shares to be issued upon the exercise of outstanding Icon stock options and warrants assumed by Qwest). The proposed acquisition is subject to certain closing conditions, including approval by the stockholders of Icon.

 (5) Represents the amortization of intangible assets from the preliminary Icon purchase price allocation. The amortization is calculated using an estimated useful life of 10 years. See note 6.

 (6) The pro forma adjustment represents the purchase of the outstanding shares of Icon common stock by Qwest, the incurrence of related transaction costs and the initial purchase price allocation. The initial purchase price was based upon an estimated value of $207.0 million for the Qwest Common Stock to be issued in exchange for the outstanding shares of Icon common stock and the assumption of the Icon stock options and an estimated $3.5 million in transaction costs.

 (7) Represents the amortization of goodwill that resulted from the preliminary LCI purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 40 years. See note 2.

 (8) Represents the amortization of developed technology and other intangible assets that results from the preliminary LCI purchase price allocation. Developed technology and other intangible assets amortization is calculated using an estimated useful life of 10 years. See note 2.

 (9) Represents the amortization of goodwill that resulted from the Phoenix purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 15 years.

(10) Merger costs and the provision for in-process R&D are eliminated because they are non-recurring in nature. Merger costs and the provision for in-process R&D for Qwest are directly attributable to the LCI Merger. These charges are non-deductible for federal tax purposes.

(11) On October 22, 1997, Qwest acquired from an unrelated third party all the outstanding shares of common stock, and common stock issued at the closing of the acquisition of SuperNet for $20.0 million in cash. The acquisition was accounted for using the purchase method of accounting, and the purchase price was allocated on that basis to the net assets acquired. The historical statement of operations of Qwest includes the operating results of SuperNet beginning October 22, 1997. This pro forma adjustment represents SuperNet's unaudited results of operations for the period January 1, 1997 to October 21, 1997.

(12) Represents amortization for the period January 1, 1997 to October 21, 1997 of goodwill that resulted from the SuperNet purchase price allocation.

(13) Represents the reversal of merger costs recognized by LCI in the acquisition of USLD Communications Corp., which had been accounted for under the pooling-of-interests method.

(14) Represents the amortization of LCI debt premium over the 10-year life of the underlying debt.

(15) Represents the assumed income tax effect of the pro forma adjustment relating to the amortization of developed technology, the reversal of historical merger costs and the amortization of debt premium.

(16) Effective with the LCI merger, Qwest is no longer included in the consolidated federal income tax return of Anschutz Company, Qwest's majority shareholder. As a result, the tax sharing agreement with Anschutz Company is no longer effective. Qwest previously recognized a deferred tax asset attributable to its net operating loss carryforwards under the tax sharing agreement.

  Qwest currently believes the tax benefits previously recognized under the tax sharing agreement may be realized through tax planning strategies. Accordingly, any in-substance dividend resulting from the deconsolidation from Anschutz Company is not expected to be material to the consolidated balance sheet of Qwest.

(17) Transactions among Qwest, SuperNet, Phoenix, LCI and Icon are not significant.

                                 LEGAL OPINION

  The legality of the Qwest Common Stock to be issued in connection with the Merger is being passed upon for Qwest by O'Melveny & Myers LLP.

                                  TAX OPINION

  Certain of the tax consequences of the Merger are being passed upon for Icon by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report pertaining to such consolidated financial statements, dated February 24, 1998, except as to note 22, which is as of March 8, 1998, and the report dated February 24, 1998 pertaining to such schedule, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of LCI International, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 16, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 16, 1998) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of Phoenix Network, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included herein and in the Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in its reports with respect thereto, and are included herein in reliance on the reports of Grant Thornton LLP and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of SuperNet, Inc. as of June 30, 1997 and for the year ended June 30, 1997 have been included in the Registration Statement in reliance upon the report, dated September 26, 1997 of Dollinger, Smith & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Icon CMT Corp. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus, except as they relate to the financial statements of Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, by Ernst & Young LLP, independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  Icon and Qwest are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of such information may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Icon and Qwest. Icon Common Stock and Qwest Common Stock are traded on the Nasdaq National Market. Material filed by Icon and Qwest, respectively, may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  THIS PROXY STATEMENT/PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM S-4 (TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, THE "REGISTRATION STATEMENT") FILED BY QWEST PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN CONNECTION WITH THE ISSUANCE OF SHARES OF COMMON STOCK OF QWEST IN THE MERGER. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION. THE REGISTRATION STATEMENT AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS FILED AS A PART THEREOF, ALSO ARE AVAILABLE FOR INSPECTION AND COPYING AS SET FORTH ABOVE. STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT REFERRED TO HEREIN OR THEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH SUCH STATEMENT BEING QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE.

  No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Qwest or Icon. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Qwest or Icon since the date hereof or that the information in this Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

  ALL INFORMATION CONCERNING ICON CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY ICON AND ALL INFORMATION CONCERNING QWEST CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY QWEST.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that include, among others (1) statements by Qwest or Icon, as the case may be, concerning the benefits expected to result from certain business activities and transactions and the Merger, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by Qwest and Icon together after the closing of the Merger, (2) Qwest's plans to complete the Qwest Network, an approximately 18,450 route-mile, coast-to-coast, technologically advanced fiber optic communications network, and (3) other statements by Qwest or Icon, as the case may be, of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. The managements of Qwest and Icon, respectively, caution the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "RISK FACTORS," "PLAN OF MERGER--Recommendation of the Icon Board; Icon's Reasons for the Merger" and "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in this Proxy Statement/Prospectus and under "RISK FACTORS" and "QWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in Qwest's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 attached as Annex C to this Proxy Statement/Prospectus. The most important factors that could prevent Qwest or Icon, as the case may be, from achieving its stated goals include, but are not limited to, (a) failure by Qwest to construct the Qwest Network on schedule and on budget, (b) operating and financial risks related to managing rapid growth, integrating acquired businesses and sustaining operating cash flow to meet its debt service requirements, make capital expenditures and fund operations, (c) intense competition in Qwest's or Icon's communications services market, (d) Qwest's ability to achieve Year 2000 compliance, (e) rapid and significant changes in technology and markets, (f) adverse changes in the regulatory or legislative environment affecting Qwest or Icon, and (g) failure by Qwest and Icon to consummate the Merger on a timely basis or at all. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Qwest or persons acting on its behalf. Neither Qwest nor Icon undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                             ANNEXED DOCUMENTS

  Certain important information related to Qwest, Icon, their respective subsidiaries and the Merger is included in the materials attached to this Proxy Statement/Prospectus. Such materials are specifically incorporated herein and made part hereof. You should read these materials carefully. These materials are:

   Annex A The Merger Agreement.
   Annex B The written opinion of DLJ dated the date of this Proxy
           Statement/Prospectus.
   Annex C Qwest's Quarterly report on Form 10-Q for the quarter ended
           September 30, 1998.
   Annex D Excerpted information regarding Qwest and its subsidiaries from Amendment No. 1 to the Registration Statement on Form S-4 (File No.
           333-49915) of Qwest filed May 13, 1998, and the Registration
           Statement on Form S-4 (File No. 46145) of Qwest filed February 12,
           1998.

  Qwest's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 speaks only as of its date (or such other date as stated therein) and not as of the date of this Proxy Statement/Prospectus. In addition, the excerpted information contained in Annex D speaks only as of the date of the respective registration statements (or such other date as stated therein) and not as of the date of this Proxy Statement/Prospectus. If there are any inconsistencies between the text of this Proxy Statement/Prospectus and the information contained in Annex D, you should give precedence to the text of this Proxy Statement/Prospectus.

                                   GLOSSARY

ADSL (Asymmetric Digital
 Subscriber Line)........  A modem technology that increases the digital speed of ordinary telephone lines by a substantial factor over common modems.

ATM (Asynchronous
 Transfer Mode)..........  An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video (multimedia).

Backbone.................  A centralized high-speed network that connects smaller, independent networks.

Bandwidth................  The relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity.

CAP......................  Competitive Access Provider. A data and/or voice service provider that competes with LECs. CAPs typically offer regional service rather than national service.

CIX......................  Commercial Internet Exchange Association. A non-
                           profit trade association of Internet access providers that promotes and encourages development of the public data communications internetworking services industry and that operates a router at the Digital Internet Exchange.

Client/server system.....  An interconnected system of computers centered around a server, such as minicomputer, which stores data and applications and distributes them to user stations.

Cloud....................  A network designed such that each of its nodes is logically connected to every other node.

Code.....................  The Internal Revenue Code of 1986, as amended.

Common Carrier...........  A government-defined group of private companies offering telecommunications services or facilities to the general public on a non discriminatory basis.

Communications Act.......  The Communications Act of 1934, as amended.

DGCL.....................  The General Corporation Law of the State of
                           Delaware.

Digital..................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

DS-1.....................  A data communications line with transmission speeds of up to 1.54 Mbps.

DS-3.....................  A data communications line with transmission speeds of up to 45 Mbps.

DS-3 miles...............
                           A measure of the total capacity and length of a transmission path, calculated as the capacity of the transmission path in DS-3s multiplied by the length of the path in miles.

Distributed computing....  The process by which data and applications are distributed to minicomputers, workstations and personal computers within a network rather than maintained on a centralized mainframe.

Equal access.............  The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

Exchange Act.............  The Securities Exchange Act of 1934, as amended.

Extranet.................  A network that enables two or more institutions to privately share resources and communicate over the Internet in their own virtual space. This technology is typically used to enhance business-to-business communications.

Firewall.................  A gateway between two networks that buffers and screens all information that passes between such networks.

Frame Relay..............  A high-speed, data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modem fiber optic networks.

Gateway..................  Hardware and/or software that enables communication between dissimilar systems.

Graphical user             A means of communicating with a computer by
 interface...............  manipulating Icons and windows rather than using text commands.

HSR Act..................  Hart-Scott-Rodino Antitrust Improvements Act of
                           1976, as amended, 15 U.S.C. (S)18a.

Hosting..................  Housing and managing a user's website or application.

HTML.....................  HyperText Markup Language. The programming language used to create World Wide Web pages.

Internetworking..........  The process of communicating between and among networks.

Interexchange carrier....  A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

Intranet.................  A private network within an institution that uses
                           Internet software only for internal use. For example, many companies have web servers that are available only to employees. An intranet may simply be a network.

IP.......................
                           Internet protocol.

IP Address...............  Internet Protocol Address. The address or identification number of a host computer or other intelligent device on the Internet.

ISDN.....................  Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer customers digital data services as voice connections.

ISP......................  Internet Service Provider. An institution that provides access to the Internet.

Java.....................  A programming language intended to be used in networked environments.

Kbps.....................  Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

LAN......................  Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

LATAs (Local Access and
 Transport Areas)........  The approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services.

Leased Line..............  A dedicated telecommunications line rented for use along a predetermined route.

LEC......................  Local Exchange Carrier. A local telephone company for a given geographic area. In return for being given a monopoly over residential connections to the telephone network, the LEC is subject to strict regulation of the services it offers and rates it may charge for those services. The 1996 Telecommunications Act formed two types of LECs:
                           Incumbent Local Exchange Carriers (ILEC), including RBOCs, and Competitive Local Exchange Carriers
                           (CLEC).

Local loop...............  The last mile or last several miles from an
                           Internet access provider's backbone to a customer's phone or modem. Operation of the local loop is the responsibility of the LEC.

MAE-East.................  Metropolitan Area Ethernet. Network access peering point located in Washington, D.C.

MAE-West.................  Metropolitan Area Ethernet. Network access peering point located in San Jose, California.

Mbps.....................  Megabits per second. A measure of digital information transmission rates. One megabit equals 1,000 kilobits.

Microwave System.........  This term has the meaning stated on page   of the
                           Proxy Statement/Prospectus.

NAP......................
                           Network access point. The peering points at which major Internet access providers connect and exchange Internet traffic.

Nodes....................
                           An interlinked group of modems, routers and/or other computer equipment, located in a particular city or metropolitan area.

On-line services.........  Commercial information services that offer a computer user access through a modem to specified information, entertainment and communications.

OEM......................  Original Equipment Manufacturer. An institution that typically sells its product to other companies or resellers for integration into systems.

Peering..................  The exchange of routing announcements between two
                           Internet access providers for the purpose of ensuring that traffic from the first can reach all customers of the second, and vice-versa. Peering takes place predominantly at NAPs and MAEs.

Protocol.................  A formal description of message formats and the rules two or more machines must follow in order to exchange such messages.

PUC......................  State public utilities commission.

RBOCs (Regional Bell
 Operating Companies)....  The seven local telephone companies (formerly part of AT&T) established as a result of the AT&T
                           Divestiture Decree.

Regeneration/amplifier...  Devices which automatically re-transmit or boost signals on an out-bound circuit.

Reseller.................  A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

Routing Table............  A list that provides the path to an IP address.

Router...................  A device that receives and transmits data packets between segments in a network or different networks.

Securities Act...........  The Securities Act of 1933, as amended.

Server...................  A computer that offers a service to another computer. In addition, such term means the software which resides on the computer.

SONET (Synchronous
 Optical Network           An electronics and network architecture for
 Technology).............  variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds.

SONET ring...............  A network architecture which provides for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic the other direction around the ring. This occurs so rapidly (in 50 milliseconds) it is virtually undetectable to the user.

Source code..............  Software that is in the format in which it was originally programmed and has not been compiled or interpreted into machine code to run on end users' computers. Typically, software cannot be modified once it is compiled.

Switch...................
                           A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

Telecommunications Act...  The Telecommunications Act of 1996.

Tier 1 ISP...............  Tier 1 Internet Service Provider. An ISP that controls its own backbone, is directly connected to the Internet and directly exchanges Internet traffic with other Tier 1 ISPs. Other non-Tier 1 ISPs typically lease their connections and possibly other services from Tier 1 providers.

VAR......................
                           Value Added Reseller. An institution that sells OEM product to other companies.

WAN......................  Wide Area Network. A communications network which connects geographically dispersed users.

           INDEX TO ICON CMT CORP. CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of PricewaterhouseCoopers LLP....................................  F-2
  Report of Ernst & Young LLP.............................................  F-3
  Consolidated Balance Sheet as of December 31, 1996 and 1997.............  F-4
  Consolidated Statement of Operations for the years ended December 31,
   1995, 1996 and 1997....................................................  F-5
  Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
   the years ended December 31, 1995, 1996 and 1997.......................  F-6
  Consolidated Statement of Cash Flows for the years ended December 31,
   1995, 1996 and 1997....................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheet as of September 30, 1998 and
   December 31, 1997...................................................... F-23
  Condensed Consolidated Statement of Operations for the three months and the nine months ended September 30, 1998 and September 30, 1997........ F-24
  Condensed Consolidated Statement of Cash Flows for the nine months ended
   September 30, 1998 and September 30, 1997.............................. F-25
  Notes to Condensed Consolidated Financial Statements.................... F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Icon CMT Corp.

  In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Icon CMT Corporation and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Frontier Media Group, Inc. as of and for the years ended December 31, 1996 and 1997, which statements reflect total assets of $1,264 and $1,723 at December 31, 1996 and 1997, respectively, and total revenues of $4,596 and $5,344 for the years ended December 31, 1996 and 1997, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Frontier Media Group, Inc. as of and for the years ended December 31, 1996 and 1997, is based solely on the report of the other auditors. We conducted our audits of the consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Stamford, Connecticut
March 6, 1998, except as to the acquisition and restatement described in Note 2, which is as of September 30, 1998

                        REPORT OF INDEPENDENT AUDITORS

The Stockholders
Frontier Media Group, Inc.

  We have audited the balance sheets of Frontier Media Group, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Media Group, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 14, 1998

                                 ICON CMT CORP.

                           CONSOLIDATED BALANCE SHEET

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
                                                         (IN THOUSANDS, EXCEPT
                                                            SHARE AMOUNTS)
                        ASSETS
Current assets:
 Cash and cash equivalents.............................  $      722  $    1,410
 Accounts receivable, net of allowance for doubtful
  accounts of $442, and $455, respectively.............       8,080      10,237
 Unbilled costs and accrued earnings...................         265       1,119
 Notes receivable......................................         167         178
 Inventories...........................................          92         104
 Prepayments and other current assets..................         752       1,379
 Deferred financing costs..............................         --          824
 Deferred tax asset....................................         430         --
                                                         ----------  ----------
  Total current assets.................................      10,508      15,251
Fixed assets, net......................................       3,956       6,675
Other assets...........................................          92         231
                                                         ----------  ----------
  Total assets.........................................  $   14,556  $   22,157
                                                         ==========  ==========
    LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
       PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable......................................  $    6,808  $    9,124
 Accrued expenses......................................       2,523       4,542
 Short-term borrowings.................................       2,294       1,000
 Deferred revenue......................................         587         658
                                                         ----------  ----------
  Total current liabilities............................      12,212      15,324
 Deferred tax liability................................         155         --
                                                         ----------  ----------
  Total liabilities....................................      12,367      15,324
                                                         ----------  ----------
Commitments (Note 14)..................................
Mandatorily redeemable 10% PIK Series B Convertible
 Participating Preferred Stock ($.01 par value; 415,000
 shares authorized, none issued and outstanding in
 1996, 180,240 shares issued and outstanding in 1997)
 (liquidation preference of $18,866 at December 31,
 1997).................................................         --       16,628
Mandatorily redeemable Series A Convertible Participat-
 ing
 Preferred Stock ($.01 par value; 450,000 shares
 authorized, 422,607 issued and outstanding in 1996 and
 1997) (liquidation preference of $10,401 and $10,993,
 respectively).........................................       9,881      10,601
Stockholders' equity:
 Preferred stock ($.01 par value; 1,000,000 shares
  authorized)..........................................         --          --
 Common stock ($.001 par value; 50,000,000 shares au-
 thorized, 7,273,779 shares issued and outstanding in
 1996 and 1997)........................................           8           8
 Additional paid-in capital............................          58         533
 Accretion of mandatorily redeemable preferred stock...         (89)       (388)
 Accumulated deficit...................................      (7,669)    (20,549)
                                                         ----------  ----------
  Total stockholders' deficit..........................      (7,692)    (20,396)
                                                         ----------  ----------
  Total liabilities, mandatorily redeemable preferred
   stock and stockholders' deficit.....................  $   14,556  $   22,157
                                                         ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ICON CMT CORP.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                           YEAR ENDED DECEMBER 31,
                                  --------------------------------------------
                                      1995           1996            1997
                                  -------------  -------------  --------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues, net:
 Services:
  Professional..................  $       6,388  $      11,166  $       22,484
  Communications................            189          1,268           5,979
  Media.........................            202            529              89
                                  -------------  -------------  --------------
    Total services revenues.....          6,779         12,963          28,552
                                  -------------  -------------  --------------
 Products.......................         21,424         29,741          23,769
                                  -------------  -------------  --------------
    Total revenues, net.........         28,203         42,704          52,321
                                  -------------  -------------  --------------
Cost of revenues:
  Services......................          3,798          9,213          19,919
  Products......................         17,653         24,607          19,401
                                  -------------  -------------  --------------
    Total cost of revenues......         21,451         33,820          39,320
                                  -------------  -------------  --------------
Gross profit....................          6,752          8,884          13,001
                                  -------------  -------------  --------------
Operating expenses:
  General and administrative....          2,863          7,645          11,826
  Sales and marketing...........          3,782          7,184          10,849
  Research and development......            411            969           1,347
  Depreciation and
   amortization.................            241            493           1,024
                                  -------------  -------------  --------------
    Total operating expenses....          7,297         16,291          25,046
                                  -------------  -------------  --------------
Loss from operations............           (545)        (7,407)        (12,045)
                                  -------------  -------------  --------------
Other income (expense):
  Interest income...............             16            126             111
  Interest expense..............            (91)           (93)           (376)
                                  -------------  -------------  --------------
    Total other income
     (expense)..................            (75)            33            (265)
                                  -------------  -------------  --------------
Loss before income taxes........           (620)        (7,374)        (12,310)
                                  -------------  -------------  --------------
Provision (benefit) for income
 taxes..........................           (183)          (210)            256
                                  -------------  -------------  --------------
Net loss........................  $        (437) $      (7,164) $      (12,566)
                                  =============  =============  ==============
Basic loss per share and diluted
 loss per share.................  $       (0.06) $       (1.06) $        (1.90)
                                  =============  =============  ==============
Weighted average shares
outstanding used for
basic loss per share and diluted
loss per share..................          7,274          7,274           7,274

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ICON CMT CORP.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                      ACCRETION OF     RETAINED       TOTAL
                           COMMON STOCK   ADDITIONAL   MANDATORILY     EARNINGS   STOCKHOLDERS'
                         ----------------  PAID-IN     REDEEMABLE    (ACCUMULATED    EQUITY
                          SHARES   AMOUNT  CAPITAL   PREFERRED STOCK   DEFICIT)     (DEFICIT)
                         --------- ------ ---------- --------------- ------------ -------------
                                          (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT JANUARY 1,
 1995................... 7,273,779  $ 8     $  348                     $    395     $    751
 Issuance of
  compensatory stock
  options to employee...       --   --         133                          --           133
 Distributions to
  stockholders..........       --   --         (20)                         --           (20)
 Net loss...............       --   --         --                          (437)        (437)
                         ---------  ---     ------                     --------     --------
BALANCE AT DECEMBER 31,
 1995................... 7,273,779    8        461                          (42)         427
 Issuance of warrants in
  connection with sale
  of Series A
  convertible
  participating
  preferred stock.......       --   --         166                          --           166
 Accretion of
  mandatorily redeemable
  convertible preferred
  stock to redemption
  value.................       --   --        (569)       $ (89)            --          (658)
 Distributions to
  stockholders..........       --   --         --           --             (463)        (463)
 Net loss...............       --   --         --           --           (7,164)      (7,164)
                         ---------  ---     ------        -----        --------     --------
BALANCE AT DECEMBER 31,
 1996................... 7,273,779    8         58          (89)         (7,669)      (7,692)
 Issuance of warrants in
  connection with sale
  of 10% PIK Series B
  convertible
  participating
  preferred stock.......       --   --       2,362          --              --         2,362
 Expenses related to
  issuance of 10% PIK
  Series B convertible
  participating
  preferred stock.......       --   --        (500)         --              --          (500)
 Accretion of
  mandatorily redeemable
  convertible preferred
  stock to redemption
  values................       --   --      (1,387)        (299)            --        (1,686)
 Distributions to
  stockholders..........       --   --         --           --             (314)        (314)
 Net loss...............       --   --         --           --          (12,566)     (12,566)
                         ---------  ---     ------        -----        --------     --------
BALANCE AT DECEMBER 31,
 1997................... 7,273,779  $ 8     $  533        $(388)       $(20,549)    $(20,396)
                         =========  ===     ======        =====        ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 ICON CMT CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995    1996      1997
                                                     ------  -------  --------
                                                         (IN THOUSANDS)
Cash flows from operating activities:
 Net loss........................................... $ (437) $(7,164) $(12,566)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization.....................    278    1,180     2,370
  Deferred income taxes, net........................   (198)     (62)      275
  Noncash expenses..................................    133      --         20
 Changes in assets and liabilities:
  Accounts receivable............................... (2,234)  (1,783)   (2,157)
  Unbilled costs and accrued earnings...............    (33)    (203)     (854)
  Inventories.......................................    223      (71)      (12)
  Prepayments and other current assets..............   (352)    (402)     (638)
  Other assets......................................    (72)     --        (14)
  Accounts payable..................................    797    3,201     2,316
  Accrued expenses..................................    833      744     2,019
  Income taxes payable..............................   (316)     --        --
  Deferred revenue..................................    295      145        71
                                                     ------  -------  --------
    Net cash used in operating activities........... (1,083)  (4,415)   (9,170)
                                                     ------  -------  --------
Cash flows from investing activities:
  Capital expenditures.............................. (1,022)  (3,932)   (5,089)
  Investment in joint venture.......................    --       --       (125)
                                                     ------  -------  --------
    Net cash used in investing activities........... (1,022)  (3,932)   (5,214)
                                                     ------  -------  --------
Cash flows from financing activities:
  Net proceeds from issuance of mandatorily
   redeemable convertible preferred stock...........    --     9,389    16,504
  Proceeds from the issuance of short-term notes....  3,000    2,194     7,750
  Net repayments of short-term notes................    --    (3,000)   (8,044)
  Deferred financing costs..........................    --       --       (824)
  Distributions and loans to stockholders...........   (171)    (359)     (314)
                                                     ------  -------  --------
    Net cash provided by financing activities.......  2,829    8,224    15,072
                                                     ------  -------  --------
Net increase (decrease) in cash.....................    724     (123)      688
Cash and cash equivalents at beginning of period....    121      845       722
                                                     ------  -------  --------
Cash and cash equivalents at end of period.......... $  845  $   722  $  1,410
                                                     ======  =======  ========
Cash paid (received) for:
    Income taxes.................................... $  461  $  (175) $    (22)
                                                     ======  =======  ========
    Interest........................................ $   69  $    93  $    346
                                                     ======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION AND BUSINESS

 Organization

  Icon CMT Corp. (the "Company" or "Icon") was incorporated in February 1995 under the laws of the State of Delaware for the purpose of merging with Integration Consortium, Inc. (the "Predecessor"), which was incorporated in 1991 under the laws of the State of New York. In July 1995, the stockholders of the Predecessor exchanged their shares of the Predecessor for 6,545,454 shares of the common stock of Icon and the Predecessor became a wholly owned subsidiary of Icon. A merger of Icon and the Predecessor was effected in December 1995, and pursuant to the merger agreement, Icon was the surviving entity. The share exchange and subsequent merger has been accounted for in a manner similar to a pooling of interests.

 Business

  From inception through 1994, the Company was primarily engaged in the design, marketing, sale, installation and on-going support of information management systems and distribution of information over networks. Through 1994, the Company primarily generated revenue through the sales of hardware and services to migrate its customers' networks to local client/server environments and by managing, maintaining and expanding those networks.

  During 1995, the Company began its transition to become an end-to-end Internet solutions provider to corporate customers. The Company currently derives its revenues from the following services and products: (i) professional services including strategic planning and creative development, custom application and website development and design, systems integration and maintenance and support services, (ii) high quality Internet access and related communications services such as web/server hosting and management and
(iii) product resales, including hardware and software, as a part of systems design and integration.

2. ACQUISITION AND RESTATEMENT

  On May 27, 1998, the Company acquired all of the issued and outstanding shares of common stock of Frontier Media Group, Inc. ("Frontier") in exchange for 728,325 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interests. Frontier is an interactive marketing company that combines strategic planning, creative development and technical implementation to assist its customers to manage relationships with their customers and business partners. Frontier's deliverables include Internet, Intranet, extranet, e-commerce, CD-ROM and touchscreen kiosk programs. The Company issued approximately 0.26 shares of its common stock for each of Frontier's 2,800,000 outstanding shares of common stock. The financial data included in these financial statements has been restated to reflect the acquisition of Frontier. There were no material transactions between the Company and Frontier during the periods prior to the acquisition.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  The following is a summary of certain statement of operations data of the separate companies for the periods prior to the acquisition:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995     1996      1997
                                                     -------  -------  --------
   Revenues, net:
     Icon........................................... $26,212  $38,108  $ 46,977
     Frontier.......................................   1,991    4,596     5,344
                                                     -------  -------  --------
                                                     $28,203  $42,704  $ 52,321
                                                     =======  =======  ========
   Net (loss) income:
     Icon........................................... $  (440) $(8,038) $(12,997)
     Frontier.......................................       3      874       431
                                                     -------  -------  --------
                                                     $  (437) $(7,164) $(12,566)
                                                     =======  =======  ========

  There were no significant adjustments to the net assets or results of operations of Frontier for any of the periods presented to adopt the accounting policies of the Company.

  The Company incurred $1,094 of transaction and other costs associated with the acquisition of Frontier. Such costs were expensed in 1998 upon consummation of the acquisition.

3. LIQUIDITY

  The Company has incurred significant operating losses for the years ended December 31, 1996 and 1997. At December 31, 1996 and 1997 the Company had an accumulated deficit of $7,669 and $20,549, respectively, and a working capital deficit of $1,704 and $897, respectively. Such losses have resulted principally from general and administrative and selling and marketing expenses associated with the Company's expanded level of operations. The Company expects that its cash and working capital requirements will continue to increase as the Company's operations continue to expand. In order to fund these efforts, the Company completed private placements of its mandatorily redeemable Series A Convertible Participating Preferred Stock (the "Series A Preferred") during 1996 (Note 8) and its mandatorily redeemable 10% PIK Series B Convertible Participating Preferred Stock (the "Series B Preferred") during 1997. The Company utilized the net proceeds from these issuances for the repayment of short-term debt and working capital, including marketing and product line expansions. In addition, the Company has borrowed $1,000 under a secured line of credit at December 31, 1997 (Note 7) to meet its working capital requirements.

  In February 1998, the Company completed an initial public offering of its common stock and management believes that the net proceeds of such offering will provide sufficient funding to meet the Company's planned business objectives through December 31, 1998 (Note 15).

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and Frontier. All intercompany accounts and transactions have been eliminated in consolidation.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Services Revenue

  Revenue from custom software development, database design, outsourcing and corporate website production is recognized as the services are rendered or on a percentage of completion basis for contracts requiring milestone achievements prior to invoicing.

  Revenue from communications services, such as Internet access, hosting services, on-site maintenance, product enhancements and telephone support, is recognized ratably over the period of the underlying agreement as the services are provided, ranging from one to three years.

  Revenue from sponsorships of digital publications is recognized ratably over the period in which the sponsorship is displayed on a website or webzine produced by the Company.

  Unbilled costs and accrued earnings consist primarily of services performed which were not billed at the end of the period due to specific contractual terms established with certain customers.

 Products Revenue

  Revenue from the resale of products, which consist of high-end non-proprietary network hardware and software products, is recognized upon shipment to the customer when no significant vendor obligations exist and collectibility is probable.

 Deferred Revenue

  Deferred revenue consists principally of billings in advance for services not yet provided.

 Cash Equivalents

  Cash equivalents consist of short-term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest is accrued as earned.

 Inventories

  Inventories, which consist principally of purchased computer hardware, are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

 Deferred Financing Costs

  On October 16, 1997, the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering (the "IPO") pursuant to the Securities Act of 1933. In connection with the Company's proposed IPO, the Company has incurred certain costs which have been deferred at December 31, 1997 (Note
15).

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


 Fixed Assets

  Fixed assets are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets, generally three to five years. Depreciation expense related to equipment used solely for communications-related services is included in services cost of revenues.

 Research and Development

  The Company charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense.

 Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

  Effective May 27, 1998, in conjunction with its acquisition by the Company, Frontier became subject to taxation as a "C Corporation". Prior to the acquisition, the stockholders of Frontier had elected to be treated as an "S Corporation" for Federal income tax purposes as provided for under section 1362(a) of the Internal Revenue Code. The election resulted in each Frontier stockholder being responsible for their pro-rata share of Frontier's taxable income. The amount of deferred income taxes resulting from the termination of Frontier's S Corporation status was insignificant.

  Frontier's policy, prior to its acquisition by the Company, had been to make annual distributions to its stockholders to pay federal taxes based on their share of allocable taxable income. Frontier's distributions to stockholders for Federal taxes amounted to $20, $463 and $314 in 1995, 1996 and 1997, respectively.

 Reclassifications

  Certain prior year amounts have been reclassified to conform with their 1997 presentation.

 Fair Value of Financial Instruments

  The carrying value of accounts receivable, notes receivable, accounts payable, accrued expenses and short-term borrowings approximate their fair values due to the relatively short maturity of these instruments.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available-for-sale securities). The adoption of FAS 130 is not expected to have a material impact on the Company's financial statements.

                                ICON CMT CORP.

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which requires that public business enterprises report certain information about operating segments. It also requires that public business enterprises report certain information about products and services, geographic areas in which they operate and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The adoption of FAS 131 is not expected to have a material impact on the Company's existing disclosures.

5. LOSS PER COMMON SHARE

  Effective December 31, 1997 the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (i.e., options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

  All prior periods presented have been restated for the adoption of FAS 128. The adoption of FAS 128 did not have a significant impact on the loss per share of prior periods. The computations of basic loss per share and diluted loss per share for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
   Net loss................................  $     (437) $   (7,164) $  (12,566)
   Accrued dividends on Series A Preferred
    and
    Series B Preferred.....................         --         (542)     (1,234)
                                             ----------  ----------  ----------
   Loss available to common stockholders...  $     (437) $   (7,706) $  (13,800)
                                             ==========  ==========  ==========
   Weighted average shares outstanding used
    for basic loss per share and diluted
    loss per share.........................   7,273,779   7,273,779   7,273,779
   Basic loss per share and diluted loss
    per share..............................  $    (0.06) $    (1.06) $    (1.90)
                                             ==========  ==========  ==========

  At December 31, 1997, outstanding options to purchase 1,241,150 shares of common stock, with exercise prices ranging from $6.02 to $14.27 have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 948,891 shares of common stock, with exercise prices ranging from $0.01 to $6.02, were also antidilutive and excluded from the computation of diluted loss per share at December 31, 1997. Common shares issuable upon conversion of Series A Preferred and Series B Preferred have also been excluded from the computation of diluted loss per share at December 31, 1997 as they are antidilutive.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


6. FIXED ASSETS

  Fixed assets are comprised of the following at December 31, 1996 and 1997:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Computer equipment......................................... $ 5,013  $ 9,336
   Furniture and fixtures.....................................     411      483
   Vehicles...................................................      35       35
   Leasehold improvements.....................................     130      824
                                                               -------  -------
                                                                 5,589   10,678
   Less: accumulated depreciation and amortization............  (1,633)  (4,003)
                                                               -------  -------
                                                               $ 3,956  $ 6,675
                                                               =======  =======

7. NOTES PAYABLE

 Secured Lines of Credit

  On August 14, 1995, the Company obtained a secured line of credit with a bank for $3,000 which expired on June 30, 1996. Borrowings under this line were secured by certain assets of the Company. At December 31, 1995, borrowings under this line amounted to $3,000. Interest was charged at the bank's prime rate plus one percent, which was 9.5% at December 31, 1995. Interest expense amounted to $78 and $25 in 1995 and 1996, respectively. This line of credit was repaid in full on January 31, 1996.

  On August 13, 1996, the Company obtained a secured line of credit with a lending institution for $10,000 which expired on August 13, 1998. Such line was renewed on August 13, 1998 and expires on August 13, 1999. Borrowings under this line are secured by substantially all of the assets of the Company. Borrowings under this line are limited to a specified percentage of qualifying accounts receivable less outstanding obligations of the Company owed to the lending institution including outstanding letters of credit. The payment of cash dividends is prohibited under this secured line of credit. At December 31, 1996 and 1997, borrowings under this line amounted to $2,194 and $1,000, respectively. Interest is payable monthly at an annual rate equal to the lending institution's prime rate plus one percent, which was 9.25% and 9.50% at December 31, 1996 and 1997, respectively. The rate adjusts on the first of the month following any change. Interest expense amounted to $50 and $324 for the years ended December 31, 1996 and 1997, respectively. The agreement requires an annual commitment fee of approximately $28. At December 31, 1997, amounts available under this secured line of credit were $4,143.

  At December 31, 1997, irrevocable letters of credit of $1,000 were issued under this agreement which are being maintained as security for performance under long-term property lease agreements.

  Frontier had a $600 secured line of credit which expired on May 30, 1998. There were no outstanding borrowings under the line at December 31, 1997. Borrowings under this line were limited to a specific percentage of Frontier's qualifying receivables. The line was secured by substantially all assets of Frontier. Interest was payable monthly at an annual rate equal to the prime rate plus a quarter percent.

 Bridge Financing

  In March 1997, the Company obtained a $1,000 unsecured bridge loan which bore interest at a rate of 10% per annum from a holder of the Series A Preferred. The terms of the loan provided for a rate of interest of 10%

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

per annum through June 30, 1997 and 18% per annum from July 1, 1997, payable monthly. The loan was payable upon demand by the holder at any time after the earliest of the following to occur: (i) the closing of initial public offering in the amount of $8,000 or greater, (ii) the closing of a private placement of any class of the Company's capital stock equal to or exceeding $8,000, (iii) a "Disposal Event" as defined by the loan agreement, or (iv) September 30, 1997.

  The loan agreement also provided that upon completion of a public offering or private placement equal to or exceeding $8,000, the holder of the loan had the option to convert the outstanding principal amount of the note and accrued and unpaid interest into the class of capital stock issued in the public or private offering. In May 1997, the holder of the loan converted the loan plus accrued interest thereon, in the amount of $20, into 10,200 shares of Series B Preferred.

  In further consideration of the loan, upon completion of the Series B Preferred financing, the Company issued a warrant to the Series A Preferred holder to purchase 41,511 shares of common stock at an initial exercise price of $6.02 per share. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $103, has been recorded as additional paid-in capital.

8. COMMON STOCK AND CONVERTIBLE PARTICIPATING PREFERRED STOCK

 Common Stock Split, Increase in Authorized Common Shares, Change to Par Value of Common Stock, and Reverse Stock Split

  Effective May 30, 1997, the Company implemented a six-for-one stock split applicable to all issued and outstanding shares of the Company's common stock and increased the number of authorized shares of common stock from 10,000,000 to 50,000,000. In addition, the par value of the Company's common stock was changed from $.01 per share to $.001 per share.

  In connection with the IPO, on October 16, 1997 the Company's Board of Directors approved a 1-for-2.75 reverse stock split to be applicable to all issued and outstanding shares of the Company's common stock, which split became effective on December 15, 1997.

  All common shares, stock options, warrants and related per share data, reflected in the consolidated financial statements and notes thereto, have been presented as if the stock split had occurred on January 1, 1995.

 Series A Convertible Participating Preferred Stock

  In January 1996, the Company issued 422,607 shares of Series A Preferred at $23.33 per share providing gross proceeds of $9,859 and net proceeds, after deducting expenses, of $9,389. Each share of Series A Preferred is convertible at the option of the holder into the number of shares of common stock determined by dividing $23.33 by the conversion price. The initial conversion price was $10.70, which is subject to adjustment to the share price of any security issuances at a per share price lower than $10.70 prior to the second anniversary of the date of issuance of the Series A Preferred stock. Subsequent to the second anniversary of the issuance of the Series A Preferred the Series A shares are subject to weighted average anti-dilution provisions. Upon issuance of the initial Series B Preferred on May 30, 1997 (see below), the conversion price of the Series A Preferred was adjusted to $6.02 per share. The Series A Preferred shares converted into common stock upon the consummation of the Company's IPO.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  If the Series A Preferred shares had not been converted upon the consummation of the Company's IPO, then each holder, at their option, at any time after the fifth anniversary of the date of issuance of the Series A Preferred, could have sold such shares to the Company at a redemption price of $23.33 per share plus a redemption premium equal to $1.40 per annum accruing from the date of issuance to the redemption date, less any dividends paid thereon prior to the redemption date and including the amount of any dividends or other distributions declared but unpaid on the Series A Preferred. The excess of the redemption value over the carrying value was recorded by periodic charges to stockholders' equity through the earliest date at which the Series A Preferred holders may require redemption of the Series A Preferred.

  The holders of Series A Preferred were entitled to vote on matters which holders of common stock have the right to vote.

  In connection with this transaction, the Company issued a warrant for the purchase of 15,542 shares of the Company's common stock, at an initial exercise price of $0.03 per share, as a placement fee to a financial advisor. The fair value of the warrant in the amount of $166 has been recorded to additional paid-in capital. The warrant is exercisable for a period of ten years from the date of issuance.

 10% PIK Series B Convertible Participating Preferred Stock

  On May 30, 1997, the Company issued and sold 100,000 shares of the Series B Preferred at $100.00 per share providing gross proceeds of $10,000 and net proceeds, after deducting expenses, of $9,601. Subsequent to the initial issuance, and prior to the first anniversary of the closing date, subject to certain closing conditions, the Company had the option to issue and sell up to an additional 50,000 shares to the original investors at a price per share of $100.00. As of December 31, 1997, the Company had not exercised this option. This option lapsed upon the closing of the IPO. In connection with this transaction, the Company issued a warrant for the purchase of 838,199 shares of the Company's common stock, at an initial exercise price of $6.02 per share, to the original investors of the Series B Preferred. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $1,958, has been recorded as additional paid-in capital.

  The holders of the Series B Preferred had the right to convert such shares into common stock at an initial conversion rate of $100.00 divided by a conversion price of $6.02 per share. In the event the Company had exercised its option to sell the additional 50,000 shares of Series B Preferred to the original investors, the conversion price would have been amended to $4.51 per share. Such shares converted into common stock upon the consummation of the IPO.

  If the Series B Preferred shares had not been converted upon the consummation of the Company's IPO, then each holder, at their option, at any time after the fifth anniversary of the date of issuance of the Series B Preferred, could have sold such shares to the Company at a redemption amount, and in the event of a liquidation of the Company the holders of the Series B Preferred were entitled to a senior liquidation preference (each as defined).

  An in-kind dividend accrued at an annual rate of 10%. The excess of redemption value over carrying value, was recorded by periodic charges to stockholders' equity through May 30, 2002, the earliest date the Series B Preferred holders could have required redemption of the Series B Preferred. The holders of Series B Preferred were entitled to participate equally per share in any dividends to holders of common stock or the Series A Preferred in excess of an annual rate of 10% and were entitled to vote on matters which holders of common stock have the right to vote.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  Also in connection with the initial issuance of Series B Preferred, the Company issued a warrant to a financial advisor for the purchase of 50,042 shares of common stock at an exercise price of $0.03 per share. The fair value of the warrant, in the amount of $301, has been recorded to additional paid-in capital.

  Prior to the initial issuance of the Series B Preferred, the original Series B Preferred investors advanced amounts to the Company in the form of bridge loans totaling $5,750 bearing interest at an annual rate of 10%. Such advances were repaid with interest in the amount of $16, upon the closing of the initial issuance of the Series B Preferred.

  During the period from June 1997 to December 1997, the Company issued and sold an additional 70,040 shares of the Series B Preferred at $100.00 per share, providing gross proceeds of $7,004 and net proceeds, after deducting expenses, of $6,904.

9. TRANSACTIONS WITH RELATED PARTIES

  On July 17, 1995, the three founders and principal stockholders of the Company entered into an agreement whereby, among other things, each of these stockholders agreed to grant to the other two stockholders the right of first refusal to purchase any shares of the Company's common stock they propose to sell on substantially the same terms as a potential third-party is offering and, upon their death, the right to purchase any or all of their shares of common stock of the Company at the fair market value on the date of death. Upon consummation of the IPO, the agreement was terminated.

  In August 1995, the Company made loans in the amount of $50 to each of its three principal stockholders. The loans bear interest at a rate of 7% per annum. Interest income from such loans amounted to $3, $10, and $11 for the years ended December 31, 1995, 1996 and 1997, respectively. The loans, and accrued interest thereon, are due on demand.

  On December 4, 1995, the Company entered into employment agreements with each of its three principal stockholders and founders, which expire five years from the date of the agreement. The employment agreements, which provide for base salaries and guaranteed bonuses, contain certain non-compete clauses which are in effect for a period of one year following termination of employment. In the event of termination of employment of any of such principal stockholders following a change in control (as defined in the employment agreements), that has not been approved by the Board of Directors, the principal stockholders will receive a termination payment equal to 2.99 times their respective base salary. On June 2, 1997, the employment agreements were amended by the Company. As a result of these amendments, the expiration dates of the agreements were extended to May 29, 2002.

10. STOCK OPTION, DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

 Stock Option Plans

  In July 1995, the Company adopted a stock option plan (the "July Plan") which was subsequently terminated by the Company's Board of Directors on October 23, 1995. Pursuant to the July Plan, the Company granted certain employees options to purchase 552,000 shares of the Company's common stock at $0.27 per share. The Company recorded $133 of compensation expense during 1995 related to the grant of such options. As of the date of grant, 65,455 options were exercisable, and none were exercised prior to October 23, 1995, the date on which the July Plan and all options granted pursuant thereto were canceled.

  On October 23, 1995, the Company implemented its 1995 Stock Option Plan (the "Plan"), whereby incentive and nonqualified options to purchase up to 1,090,909 shares of the Company's common stock may be

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

granted to key employees, directors and consultants. On March 14, 1997, the Board of Directors approved an amendment to the Plan whereby the aggregate number of shares of common stock for which options may be granted under the Plan was increased to 1,636,363. The exercise and vesting periods and the exercise price for options granted under the Plan are determined by a Committee of the Board of Directors. The Plan stipulates that no option may be exercisable after ten years from the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors. Options granted under the Plan generally vest in equal installments over periods ranging from one to five years.

  Under the Plan, each non-employee director, upon their initial appointment, shall be granted options to purchase 3,273 shares of the Company's common stock at a price equal to its fair market value at the date of grant. Additionally, options to purchase 2,182 shares of the Company's common stock at the then fair market value shall be granted immediately following each annual meeting of the stockholders. These options are exercisable for five years from the date of grant. No such options have yet been granted as of December 31, 1997.

  On June 18, 1997 outstanding employee stock options, with exercise prices ranging from $6.42 to $14.27, to purchase 868,364 shares of common stock were repriced at $6.02 per share, which was the fair market value as determined by the Board of Directors at such date. Outstanding stock options to purchase 109,091 shares of common stock held by an employee who is also a principal stockholder were also repriced on such date from $11.76 to $6.63 per share.

  The following table summarizes activity regarding stock options for the years ended December 31, 1996 and 1997:

                                                                     WEIGHTED-
                                                           SHARES     AVERAGE
                                                            UNDER    EXERCISE
                                                           OPTION      PRICE
                                                          ---------  ---------
Options outstanding at December 31, 1995.................   614,182   $ 6.42
  Granted at $11.00-$11.74...............................   479,127    11.17
  Forfeited at $6.42.....................................  (148,364)    6.42
  Forfeited at $11.00....................................   (35,127)   11.00
                                                          ---------
Options outstanding at December 31, 1996 at:
  $6.42..................................................   465,818     6.42
  $11.00-$11.74..........................................   444,000    11.19
                                                          ---------
Total options outstanding at December 31, 1996...........   909,818     8.74
  Granted at $10.00-$14.27...............................   402,968    13.54
  Cancelled at $6.42-$14.27..............................  (977,455)    9.92
  Re-granted at $6.02-$6.63..............................   977,455     6.09
  Granted at $6.02.......................................   106,364     6.02
  Forfeited at $6.02-$11.00..............................  (178,000)    9.13
                                                          ---------
Options outstanding at December 31, 1997 at:
  $10.00-$14.27..........................................   173,877    12.58
  $6.02-$6.63............................................ 1,067,273     6.08
                                                          ---------
Total options outstanding at December 31, 1997........... 1,241,150     6.99
                                                          =========
Exercisable at December 31, 1997.........................   274,364     7.99
                                                          =========
Options available for grant at December 31, 1997.........   395,214
                                                          =========
Weighted average remaining contractual life for options
 at:
  $6.02-$6.63............................................ 2.3 years
  $10.00-$14.27.......................................... 2.3 years

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan and other stock-based compensation issued to employees and directors. During the years ended December 31, 1996 and 1997, the Company was not required to recognize compensation expense for options granted to employees.

  Had compensation cost for options grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the Company's net loss for the years ended December 31, 1995, 1996 and 1997 would have increased by approximately $35, $529 and $561, respectively.

  The fair values of options granted to employees during the years ended December 31, 1995, 1996 and 1997 has been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                      1995     1996     1997
                                                     -------  -------  -------
   Dividend yield..................................  None     None     None
   Weighted average risk free interest rate on date
    of grant.......................................      6.3%     6.3%     6.3%
   Forfeitures.....................................  None     None     None
   Expected life...................................  5 years  5 years  5 years

 Defined Contribution and Profit Sharing Plans

  The Company has a defined contribution savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code, for employees meeting certain service requirements. Participants may contribute up to 10% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The Plan provides for discretionary contributions to be made by the Company as determined by the Company's Board of Directors. The Company has not made any contributions to the Plan during periods presented. The Company also has a profit sharing plan (the "PSP") covering substantially all full-time employees. Contributions by the Company to the PSP amounted to $28 in 1996. There were no contributions to the PSP during 1995 and 1997.

  In 1997, Frontier implemented a defined contribution 401(k) employee savings plan (the "Frontier Plan") covering all full-time eligible employees, as defined in such plan. The Frontier Plan provides for discretionary contributions as determined by the Company's Board of Directors. For the year ended December 31, 1997, contributions in the amount of $10 were made by the Company to the Frontier Plan.

11. CONCENTRATION OF RISK AND CUSTOMER INFORMATION

  A significant percentage (54%, 60% and 59% in the years ended December 31, 1995, 1996, and 1997, respectively) of the Company's revenues are derived from third-party domestic financial services companies. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, notes receivable, accounts payable and short-term notes payable. The Company generally does not require collateral and the majority of its trade receivables are unsecured. The Company is directly affected by the well being of the financial services industry; however, the Company does not believe significant credit risk exists at December 31, 1997. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality required by the Company, are available only from a limited number of sources. The Company is also dependent upon local exchange carriers to provide telecommunications services to the Company and its customers. There can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an acceptable cost, or at all.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  The network-based information management systems sold by the Company are provided primarily by one manufacturer for whom the Company serves as a value-added reseller. Termination or loss of the Company's agreement with this manufacturer may have a material adverse impact on the Company's financial position and results of operations.

  Revenues attributable to a single customer comprised 26%, 27% and 44% of the Company's total net revenues in 1995, 1996 and 1997, respectively. Revenues attributable to a second customer comprised 14% and 12% of the Company's total net revenues in 1995 and 1996, respectively.

12. INCOME TAXES

  The Company has incurred losses during 1995, 1996, and 1997. At December 31, 1997, the Company has available for federal income tax purposes net operating loss carryforwards of approximately $19,182 that expire in 2011 through 2012. At December 31, 1997 the Company also had research and development tax credit carryforwards in the amount of $87 which expire in 2001. These losses and credits are subject to limitation on future years utilization as a result of certain ownership changes. In general, a change in ownership occurs when greater than a 50 percent change in ownership takes place. The annual utilization of net operating loss carryforwards generated prior to the change in ownership is limited, in any one year, to a percentage of the fair value of the Company at the time of the change in ownership.

  The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $8,778 at December 31, 1997. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured including continued market acceptance of the Company's products and services by customers. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance in the amount of $8,778 at December 31, 1997 to offset the deferred tax benefit amount.

  Significant components of the current and noncurrent deferred tax assets at December 31, 1996, and 1997 are as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Deferred tax assets:
     Accounts receivable reserves............................. $   185  $   197
     Net operating loss.......................................   3,296    8,392
     Accruals.................................................     245      135
     Research and development credits.........................     --        87
     Depreciation.............................................     --         4
                                                               -------  -------
       Total deferred tax assets..............................   3,726    8,815
                                                               -------  -------
   Deferred tax liabilities:
     Depreciation.............................................    (117)     --
     Other....................................................     (38)     (37)
                                                               -------  -------
       Total deferred tax liabilities.........................    (155)     (37)
                                                               -------  -------
   Net deferred tax asset.....................................   3,571    8,778
   Less: valuation allowance..................................  (3,296)  (8,778)
                                                               -------  -------
   Deferred tax asset, net.................................... $   275  $   --
                                                               =======  =======

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  The components of the provision (benefit) for income taxes are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1995      1996     1997
                                                    --------  --------  -------
   Current taxes:
     Federal.......................................      --   $   (148)     --
     State and city................................ $     15       --       --
                                                    --------  --------  -------
       Total current taxes.........................       15      (148)     --
                                                    --------  --------  -------
   Deferred taxes:
     Federal.......................................     (114)      (51) $   174
     State and city................................      (84)      (11)      82
                                                    --------  --------  -------
       Total deferred taxes........................     (198)      (62)     256
                                                    --------  --------  -------
   Provision (benefit) for income taxes............ $   (183) $   (210) $   256
                                                    ========  ========  =======

  The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to loss before taxes as follows:

                                                 YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                  1995      1996      1997
                                                 -------   -------   -------
   Federal income tax statutory rate............   (35.0)%   (35.0)%   (35.0)%
   State income taxes, net of federal tax
    benefit.....................................    (7.2)     (9.6)     (8.8)
   Stock compensation...........................     7.4       --        --
   Other nondeductible items....................     5.3       1.8       2.9
   Valuation allowance..........................     --       40.0      43.0
                                                 -------   -------   -------
   Income tax rate as recorded..................   (29.5)%    (2.8)%     2.1 %
                                                 =======   =======   =======

13. JOINT VENTURE

  In November 1997, the Company entered into a Joint Venture agreement with Teleway, a Japanese communications company, pursuant to which they agreed to establish Icon-Teleway Internet Corporation ("ITIC"). ITIC will operate an Internet solutions business to market end-to-end solutions to corporate customers in Japan. Teleway and the Company will hold equity stakes of 52% and 48%, respectively, in ITIC, which was formally established during the first quarter of 1998. The services provided ITIC will be similar to the services provided by the Company in the United States, including communications services, professional services and product resales.

  Teleway has agreed to provide ITIC an initial loan of (Yen)1 billion (approximately $7,900) and, upon request, to make an additional loan for up to
(Yen)500 million (approximately $4,000) to fund operations. In connection with the creation of ITIC, the Company licensed to ITIC the exclusive right to utilize the Company's intellectual property in Japan for a period of five years.

  As consideration of the rights granted to ITIC by the Company, ITIC will pay royalties to the Company in an amount equal to 3.5% and 1.0% of net income generated by ITIC through the leasing and sublicensing or sale of the Company's services and communications products, respectively. Any royalties received by the Company (up to a maximum of $8,000) will be contributed back to ITIC as equity and will be matched by Teleway so that their respective ownership interests will remain constant.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


  In connection with the formation of ITIC the Company was required to make a capital contribution of $125, which has been recorded in Other assets at December 31, 1997.

14. COMMITMENTS

 Leases

  Future minimum payments under non-cancelable operating leases, which primarily relate to network capacity and office space, with initial or remaining terms of one year or more, consist of the following as of December 31, 1997:

            YEAR
            ----
            1998................................. $ 1,861
            1999.................................   1,377
            2000.................................   1,247
            2001.................................   1,263
            2002.................................   1,291
            2003 and thereafter..................   3,879
                                                  -------
                                                  $10,918
                                                  =======

  Rent expense amounted to $294, $676 and $913 for 1995, 1996 and 1997, respectively.

 Other

  In February 1997, the Company entered into an agreement to purchase interexchange telecommunications services through February 29, 2000. Pursuant to this agreement the Company has a monthly commitment, before discounts, of $50. These purchase commitments are not expected to exceed usage requirements in any of the months covered by the agreement.

  At December 31, 1997 trade payables and accrued expenses to a vendor in the amount of $3,800 were secured by substantially all of the assets of the Company. The security agreement is subordinated to the security interests of a lending institution in connection with a secured line of credit (Note 7).

15. SUBSEQUENT EVENTS

 Initial Public Offering

  On February 18, 1998, the Company completed the IPO, selling 3,850,000 shares of common stock at a price of $10.00 per share providing gross proceeds to the Company of $38,500 and net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company, of approximately $34,505.

  Upon completion of the offering, the shares available for grant under the 1995 Stock Option Plan were increased from 1,636,364 to 2,181,818.

  Upon the closing of the IPO, all outstanding shares of Series A and Series B Preferred Stock converted into an aggregate of 4,629,831 shares of common stock.

                                ICON CMT CORP.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


 Discontinued Product Line

  In March 1998, the Company discontinued its media services product offerings. The Company generated revenues of $202, $529 and $89 from the selling of advertising space on its new media properties in 1995, 1996 and 1997, respectively. The cost of revenues associated with media services during 1995, 1996 and 1997 was $147, $1,504 and $2,316, respectively.

16. SUBSEQUENT EVENT--MERGER AGREEMENT (UNAUDITED)

  On September 13, 1998, the Company agreed, subject to stockholders approval, to merge with Qwest Communications International Inc. ("Qwest"). Under the terms of the merger agreement each share of the outstanding common stock of the Company will be exchanged for no less than 0.32 shares of Qwest common stock (if Qwest's average per share stock price exceeds $37.50) or no more than 0.4444 shares of Qwest common stock (if Qwest's average per share stock price is less than $27.00). The final ratio of exchange will be determined by dividing $12 by a 15-day volume weighted average of consecutive trading prices of Qwest common stock prior to the three business days before the Company's stockholders' meeting that will be called to approve the transaction. If the merger is terminated prior to consummation the Company will be required, under certain circumstances, to pay a $7,000 termination fee.

  Pursuant to the merger agreement the Company and Qwest have agreed to enter into a credit facility, maturing January 31, 2000, whereby Qwest will lend the Company up to an aggregate of $15,000 to fund working capital and for other corporate purposes. In connection with the credit facility, the Company has issued to Qwest ten year warrants to purchase an aggregate of 750,000 shares of the Company's common stock. The exercise price of the warrants is $12.00 per share. The Company's three founders and principal stockholders entered into agreements with Qwest to vote to approve the merger so long as a superior proposal has not been accepted by the Company's Board of Directors and to grant Qwest an option on their shares.

  Also, pursuant to the merger agreement, the Company entered into a private line service agreement and related master collocation license agreement for the use of certain of Qwest's communications related facilities.

  On September 15, 1998, a class action complaint was filed against the Company, its directors and Qwest. The complaint alleges, among other things, that the members of the Company's Board of Directors violated their fiduciary duties by failing to auction the Company or to seek other potential bidders. The Company considers the action to be without merit and intends to vigorously defend the action.

                              ICON CMT CORP.

                   CONDENSED CONSOLIDATED BALANCE SHEET

                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
                                                      (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $ 10,026      $  1,410
  Accounts receivable, net of allowance of $523 and
   $455, respectively...............................     11,926        10,237
  Unbilled costs and accrued revenue................      1,743         1,119
  Inventories.......................................        851           104
  Prepaid expenses and other current assets.........      2,385         2,381
                                                       --------      --------
    Total current assets............................     26,931        15,251
Fixed assets, net...................................     14,049         6,675
Other noncurrent assets.............................        108           231
                                                       --------      --------
    Total assets....................................   $ 41,088      $ 22,157
                                                       ========      ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
            STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................   $ 11,178      $  9,124
  Accrued expenses..................................      4,956         4,542
  Deferred revenue..................................      1,368           658
  Note payable......................................         --         1,000
                                                       --------      --------
    Total current liabilities.......................     17,502        15,324
Long term obligations...............................        128            --
                                                       --------      --------
    Total liabilities...............................     17,630        15,324
                                                       --------      --------
Mandatorily Redeemable 10% PIK Series B Convertible
 Participating Preferred Stock ($.01 par value,
 415,000 shares
 authorized, none issued and outstanding at
 September 30, 1998, 180,240 shares issued and
 outstanding at December 31, 1997)..................         --        16,628
Mandatorily Redeemable Series A Convertible
 Participating Preferred Stock ($.01 par value,
 450,000 shares authorized, none issued and
 outstanding at September 30, 1998, 422,607 shares
 issued and outstanding at December 31, 1997).......         --        10,601
Stockholders' equity:
  Preferred stock ($.01 par value; 1,000,000 shares
   authorized)......................................         --            --
  Common stock ($.001 par value; 50,000,000 shares
   authorized, 15,884,378 and 7,273,779 shares
   issued and outstanding, respectively)............         16             8
  Additional paid-in-capital........................     62,537           533
  Accretion of mandatorily redeemable preferred
   stock............................................         --          (388)
  Accumulated deficit...............................    (39,095)      (20,549)
                                                       --------      --------
   Total stockholders' equity (deficit).............     23,458       (20,396)
                                                       --------      --------
    Total liabilities, mandatorily redeemable
     convertible
     preferred stock and stockholders' equity.......   $ 41,088      $ 22,157
                                                       ========      ========

The accompanying notes are an integral part of these financial statements.

                              ICON CMT CORP.

              CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                (UNAUDITED)

                                                               FOR THE NINE
                                          FOR THE THREE           MONTHS
                                             MONTHS          ENDED SEPTEMBER
                                       ENDED SEPTEMBER 30,         30,
                                       --------------------  -----------------
                                         1998       1997       1998     1997
                                       ---------  ---------  --------  -------
Revenues, net
  Services:
    Professional...................... $   9,249  $   6,108  $ 24,996  $15,948
    Communications....................     3,812      1,760     9,875    3,931
    Media.............................        --         --        14       77
                                       ---------  ---------  --------  -------
      Total services revenues.........    13,061      7,868    34,885   19,956
                                       ---------  ---------  --------  -------
  Products............................     7,577      4,626    24,104   14,306
                                       ---------  ---------  --------  -------
    Total revenues, net...............    20,638     12,494    58,989   34,262
                                       ---------  ---------  --------  -------
Cost of revenues:
  Services............................     9,727      5,560    24,878   13,651
  Products............................     6,723      3,771    21,059   11,676
                                       ---------  ---------  --------  -------
    Total costs of revenues...........    16,450      9,331    45,937   25,327
                                       ---------  ---------  --------  -------
Gross profit                               4,188      3,163    13,052    8,935
                                       ---------  ---------  --------  -------
Operating expenses:
  General and administrative..........     5,754      2,814    14,509    8,227
  Sales and marketing.................     3,912      2,814    12,511    7,351
  Research and development............       445        361     1,612      920
  Depreciation and amortization.......       482        220     1,279      633
  Special transaction related
   charges............................       827         --     1,921       --
                                       ---------  ---------  --------  -------
    Total operating expenses..........    11,420      6,209    31,832   17,131
                                       ---------  ---------  --------  -------
Loss from operations..................    (7,232)    (3,046)  (18,780)  (8,196)
                                       ---------  ---------  --------  -------
Other income (expense):
  Interest income.....................       194         45       680       68
  Interest expense....................       (11)       (60)      (68)    (363)
  Other, net..........................        --         --      (125)      --
                                       ---------  ---------  --------  -------
    Total other income (expense)......       183        (15)      487     (295)
                                       ---------  ---------  --------  -------
Loss before income taxes..............    (7,049)    (3,061)  (18,293)  (8,491)
Provision for income taxes............        --         --        --      256
                                       ---------  ---------  --------  -------
Net loss.............................. $  (7,049) $  (3,061) $(18,293) $(8,747)
                                       =========  =========  ========  =======
Basic and diluted loss per share...... $   (0.44) $   (0.48) $  (1.28) $ (1.31)
                                       =========  =========  ========  =======
Weighted average shares outstanding
 used for
 basic and diluted loss per share.....    15,882      7,274    14,478    7,274
                                       =========  =========  ========  =======

The accompanying notes are an integral part of these financial statements.

                              ICON CMT CORP.

              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                              (IN THOUSANDS)

                                (UNAUDITED)

                                                         FOR THE NINE MONTHS
                                                         ENDED SEPTEMBER 30,
                                                         ---------------------
                                                            1998       1997
                                                         ----------  ---------
Cash flows from operating activities:
 Net Loss............................................... $  (18,293) $  (8,747)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.........................      3,288      1,516
  Deferred taxes and other..............................        --         295
 Changes in assets and liabilities, net.................         80     (1,336)
                                                         ----------  ---------
    Net cash used in operating activities...............    (14,925)    (8,272)
                                                         ----------  ---------
Cash flows from investing activities:
  Capital expenditures..................................    (10,503)    (2,773)
  Other.................................................        125        --
                                                         ----------  ---------
    Net cash used in investing activities...............    (10,378)    (2,773)
                                                         ----------  ---------
Cash flows from financing activities:
  Net proceeds from issuance of common stock............     34,337        --
  Net proceeds from exercise of stock options...........        834        --
  Borrowings of short-term notes........................      1,772      7,323
  Repayments of short-term notes........................     (2,772)    (8,617)
  Net proceeds from issuance of preferred stock.........         --     16,508
  Other.................................................       (252)      (110)
                                                         ----------  ---------
    Net cash provided by financing activities...........     33,919     15,104
                                                         ----------  ---------
Net increase in cash....................................      8,616      4,059
Cash and cash equivalents at beginning of period........      1,410        722
                                                         ----------  ---------
Cash and cash equivalents at end of period.............. $   10,026  $   4,781
                                                         ==========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              ICON CMT CORP.

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

  The accompanying unaudited financial statements for the three and nine month periods ended September 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K of Icon CMT Corp. ("Icon" or the "Company") for the year ended December 31, 1997.

2. INITIAL PUBLIC OFFERING

  On February 18, 1998, the Company completed its initial public offering (the "IPO"), selling 3,850,000 shares of common stock at a price of $10.00 per share, providing gross proceeds to the Company of $38,500 and net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company, of approximately $34,337.

  Upon the closing of the IPO, all outstanding shares of the Company's Series A and Series B Preferred Stock converted into an aggregate of 4,629,831 shares of common stock.

3. DISCONTINUED PRODUCT LINE

  In March 1998, the Company discontinued its media services product offerings. The Company generated revenues of $14 and $77 from selling advertising space on its media properties for the nine months ended September 30, 1998 and 1997, respectively. The cost of revenues associated with media services for the three months ended September 30, 1997 and the nine months ended September 30, 1998 and 1997 was $669, $548 and $1,723, respectively.

4. ACQUISITION OF FRONTIER MEDIA GROUP, INC.

  On May 27, 1998, the Company acquired all of the issued and outstanding shares of common stock of Frontier Media Group, Inc., in exchange for 728,325 shares of the Company's common stock. For accounting purposes, the acquisition has been accounted for using the pooling of interests method and prior periods have been restated to include the results of Frontier on a comparable basis. In connection with the acquisition of Frontier, the Company accrued $1,094 of transaction and other costs during the second quarter of 1998 associated with the business combination.

5. LOSS PER COMMON SHARE

  Effective December 31, 1997, the Company adopted Financial Accounting Standard No. 128, "Earnings per Share" ("FAS 128"), which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (i.e., options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

                              ICON CMT CORP.

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  The computation of basic and diluted loss per share for the three and nine months ended September 30, 1998 and 1997 is as follows:

                                FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                               -----------------------  -----------------------
                                  1998         1997        1998         1997
                               -----------  ----------  -----------  ----------
Net Loss.....................  $    (7,049) $   (3,061) $   (18,293) $   (8,747)
Accrued dividends on Series A
 Preferred and Series B
 Preferred Stock.............          --         (423)        (202)       (811)
                               -----------  ----------  -----------  ----------
Loss available to common
 stockholders................  $    (7,049) $   (3,484) $   (18,495) $   (9,558)
                               ===========  ==========  ===========  ==========
Weighted average shares
 outstanding used
 for basic and diluted loss
 per share...................   15,882,000   7,274,000   14,478,000   7,274,000
Basic and diluted loss per
 share.......................  $     (0.44) $    (0.48) $     (1.28) $    (1.31)
                               ===========  ==========  ===========  ==========

  At September 30, 1998, outstanding options to purchase 1,474,505 shares of common stock, with exercise prices ranging from $6.02 to $18.50 have been excluded from the computations of diluted loss per share as they are antidilutive. At September 30, 1998, outstanding warrants to purchase 1,683,350 shares of common stock, with exercise prices ranging from $0.01 to $12.00, were also antidilutive and excluded from the computations of diluted loss per share .

6. MERGER AGREEMENT WITH QWEST COMMUNICATIONS INTERNATIONAL INC.

  On September 13, 1998, the Company agreed, subject to stockholders and regulatory approval, to merge with Qwest Communications International Inc. ("Qwest"). Under the terms of the merger agreement, each share of the outstanding common stock of the Company will be exchanged for no less than
0.32 shares of Qwest common stock (if Qwest's average per share stock price exceeds $37.50) or no more than 0.4444 shares of Qwest common stock (if Qwest's average per share stock price is less than $27.00). The final ratio of exchange will be determined by dividing $12 by a 15-day volume weighted average of consecutive trading prices of Qwest common stock prior to the three business days before the Company's stockholders meeting that will be called to approve the transaction. If the merger is terminated prior to consummation the Company will be required, under certain circumstances, to pay a $7,000 termination fee.

  Pursuant to the merger agreement, on September 28, 1998, the Company and Qwest entered into a credit facility, maturing January 31, 2000, whereby Qwest will lend the Company, commencing January 31, 1999, up to an aggregate of $15,000 to fund working capital and for other corporate purposes. In connection with the credit facility, the Company has issued to Qwest warrants to purchase an aggregate of 750,000 shares of the Company's common stock. The exercise price of the warrants is $12.00 per share. In connection with the merger agreement, the Company's three founders and principal stockholders entered into agreements with Qwest to vote to approve the merger so long as a "superior proposal" (as defined in the merger agreement) has not been accepted by the Company's Board of Directors, and to grant Qwest an option to purchase their shares at $12.00 per share.

  Also, pursuant to the merger agreement, the Company entered into a private line service agreement and related master collocation license agreement for the use of certain of Qwest's communications related facilities.

  In connection with the merger agreement the Company has incurred $827 through September 30, 1998 of transaction related costs.

  On September 15, 1998, a putative class action complaint was filed against the Company, its directors and Qwest. The complaint alleges, among other things, that the members of the Company's Board of Directors violated their fiduciary duties by failing to auction the Company or to seek other potential bidders. The Company considers the action to be without merit, intends to vigorously defend the action and believes that the outcome will not have a material adverse effect on the operations or the financial position of the Company.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                      DATED AS OF SEPTEMBER 13, 1998
                                     AMONG
                                ICON CMT CORP.,
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                                      AND
                         QWEST 1998-I ACQUISITION CORP.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                   ARTICLE I

              THE TRANSACTIONS.........................................    A-6
 Section 1.1  The Merger...............................................    A-6
 Section 1.2  Qwest/Principal Stockholders Transactions................   A-11
 Section 1.3  Qwest Credit Transactions................................   A-12
 Section 1.4  Qwest Private Line Service Agreement.....................   A-12

                                   ARTICLE II

              CLOSING..................................................   A-12
 Section 2.1  Time of Closing..........................................   A-12
 Section 2.2  Location of Closing......................................   A-12

                                  ARTICLE III

              CONDITIONS OF CLOSING....................................   A-12
 Section 3.1  Conditions Precedent to Closing..........................   A-12

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   A-14
 Section 4.1  Corporate Existence and Power............................   A-14
 Section 4.2  Authorization; Contravention.............................   A-15
 Section 4.3  Approvals................................................   A-15
 Section 4.4  Binding Effect...........................................   A-15
 Section 4.5  Financial Information....................................   A-15
 Section 4.6  Absence of Certain Changes or Events.....................   A-17
 Section 4.7  Taxes....................................................   A-18
 Section 4.8  Undisclosed Liabilities..................................   A-19
 Section 4.9  Litigation...............................................   A-19
 Section 4.10 Compliance with Regulations..............................   A-20
 Section 4.11 Licenses.................................................   A-20
 Section 4.12 Employee Matters.........................................   A-20
 Section 4.13 Capitalization...........................................   A-24
 Section 4.14 Subsidiaries.............................................   A-25
 Section 4.15 Property.................................................   A-26
 Section 4.16 Proprietary Rights.......................................   A-26
 Section 4.17 Insurance................................................   A-27
 Section 4.18 Environmental Matters....................................   A-27
 Section 4.19 Books and Records........................................   A-28
 Section 4.20 Material Contracts.......................................   A-28
 Section 4.21 Transactions with Affiliates.............................   A-29
 Section 4.22 SEC Documents............................................   A-30
              Proxy Statement/Prospectus; Registration Statement; Other
 Section 4.23 Information..............................................   A-30
 Section 4.24 Company Board Approval...................................   A-30
 Section 4.25 Required Vote............................................   A-31
 Section 4.26 Business Combination Transactions........................   A-31
 Section 4.27 Fees for Financial Advisors, Brokers and Finders.........   A-31
 Section 4.28 Ownership of Qwest Common Stock..........................   A-31
 Section 4.29 Continuing Representations and Warranties................   A-31

                                                                          PAGE
                                                                          ----

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF QWEST AND QWEST
              SUBSIDIARY...............................................   A-32
 Section 5.1  Corporate Existence and Power............................   A-32
 Section 5.2  Authorization; Contravention.............................   A-32
 Section 5.3  Approvals................................................   A-32
 Section 5.4  Binding Effect...........................................   A-32
 Section 5.5  Financial Information....................................   A-32
 Section 5.6  Absence of Certain Changes or Events.....................   A-33
 Section 5.7  Litigation...............................................   A-33
 Section 5.8  Compliance with Regulations..............................   A-33
 Section 5.9  Capitalization...........................................   A-34
 Section 5.10 SEC Documents............................................   A-34
              Proxy/Statement/Prospectus; Registration Statement; Other
 Section 5.11 Information..............................................   A-34
 Section 5.12 Ownership of Company Common Stock........................   A-35
 Section 5.13 Continuing Representations and Warranties................   A-35

                                   ARTICLE VI

              COVENANTS OF THE PARTIES.................................   A-35
 Section 6.1  Covenants of the Parties.................................   A-35
 Section 6.2  Proxy Statement/Prospectus; Registration Statement.......   A-37
 Section 6.3  Letters of Accountants...................................   A-38

                                  ARTICLE VII

              ADDITIONAL COVENANTS OF THE COMPANY......................   A-38
 Section 7.1  Affirmative Covenants of the Company.....................   A-38
 Section 7.2  Negative Covenants of the Company........................   A-41

                                  ARTICLE VIII

              ADDITIONAL COVENANTS OF QWEST............................   A-46
 Section 8.1  NASDAQ Listing...........................................   A-46
 Section 8.2  Directors' and Officers' Insurance; Indemnification......   A-46
 Section 8.3  Employee Benefits Matters................................   A-47
 Section 8.4  Access to Information....................................   A-47

                                   ARTICLE IX

              TERMINATION..............................................   A-48
 Section 9.1  Termination..............................................   A-48
 Section 9.2  Costs, Expenses and Fees.................................   A-49

                                   ARTICLE X

              MISCELLANEOUS............................................   A-50
 Section 10.1 Notices..................................................   A-50
 Section 10.2 No Waivers; Remedies; Specific Performance...............   A-50
 Section 10.3 Amendments, Etc..........................................   A-51
 Section 10.4 Successors and Assigns; Third Party Beneficiaries........   A-51
 Section 10.5 Accounting Terms and Determinations......................   A-51
 Section 10.6 Governing Law............................................   A-51
 Section 10.7 Counterparts; Effectiveness..............................   A-51
 Section 10.8 Severability of Provisions...............................   A-51

                                                                           PAGE
                                                                           ----
 Section 10.9  Headings and References...................................  A-51
 Section 10.10 Entire Agreement..........................................  A-52
 Section 10.11 Survival..................................................  A-52
 Section 10.12 Exclusive Jurisdiction....................................  A-52
 Section 10.13 Waiver of Jury Trial......................................  A-52
 Section 10.14 Affiliate.................................................  A-52
 Section 10.15 Non-Recourse..............................................  A-52

                                     ANNEX

 Annex 1           -- Definitions......................................  A-55

                                    EXHIBITS

 Exhibit A         -- Form of Option Agreement.........................  A-65
 Exhibit B         -- Form of Voting Agreement and Proxy...............  A-76
 Exhibit C         -- Form of Stockholder Agreement....................  A-84
 Exhibit D         -- Term Sheet.......................................  A-90
 Exhibit E         -- Form of Warrants.................................  A-93
 Exhibit F         -- Form of Registration Rights Agreement............  A-107
 Exhibit 3.1(j)(1) -- Form of Qwest Tax Representation Letter..........  A-122
 Exhibit 3.1(j)(2) -- Form of Company Tax Representation Letter........  A-125
 Exhibit 3.1(j)(3) -- Form of Tax Opinion..............................  A-128
                   -- Form of U.S. Real Property Interest
 Exhibit 3.1(k)(7) Certification.......................................  A-130
                   -- Form of Affiliate Letter for Affiliates of the
 Exhibit 3.1(l)    Company.............................................  A-131

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of September 13, 1998 among ICON CMT Corp., a Delaware corporation (together with its successors and assigns, the "Company"), Qwest Communications International Inc., a Delaware corporation (together with its successors and assigns, "Qwest"), and Qwest 1998-I Acquisition Corp., a Delaware corporation (together with its successors and assigns, "Qwest Subsidiary").

  Terms not otherwise defined in this Agreement have the meanings stated in Annex 1 attached hereto.

                                   RECITALS

  A. The respective Boards of Directors of the Company, Qwest and Qwest Subsidiary have approved and have declared advisable the merger of Qwest Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") not owned by the Company, Qwest, Qwest Subsidiary or their respective Wholly-Owned Subsidiaries will be converted into the right to receive shares of common stock, par value $.01 per share, of Qwest (the "Qwest Common Stock") in accordance with the provisions of this Agreement, and have determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

  B. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  C. For federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

  The parties agree as follows:

                                   ARTICLE I

                               The Transactions

  Section 1.1 The Merger.

  (a) Merger. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Company and Qwest Subsidiary shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and make all other filings or recordings required by the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). At the Effective Time:

    (1) Qwest Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon (A) the separate existence of Qwest Subsidiary shall cease, (B) the Company shall be the surviving corporation (together with its successors and assigns, the "Surviving Corporation"), having all the rights, privileges and powers and being subject to all of the restrictions, disabilities and duties of the Company and Qwest Subsidiary, all as provided in the DGCL, (C) the bylaws of Qwest Subsidiary as in effect immediately prior to the Merger shall be the bylaws of the Surviving Corporation, (D) the certificate of incorporation of Qwest Subsidiary as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation, except that
  Article I of the certificate of incorporation of the

  Surviving Corporation shall be amended to read in its entirety as follows:
  "The name of this Corporation is "Icon CMT Corp."' and (E) the directors and officers of Qwest Subsidiary, in each case at the Effective Time, shall, from and after the Effective Time, be the initial directors and initial officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation;

    (2) each outstanding share of Company Common Stock shall cease to be outstanding and, subject to the exceptions in Sections 1.1(a)(4), shall be converted into the right to receive that number of shares of Qwest Common Stock equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). The "Exchange Ratio" is determined as follows:

      (a) if the Average Market Price (as defined below) is equal to a price that is not more than $37.50 or less than $27.00, the Exchange Ratio shall be equal to (x) $12.00 divided by (y) the Average Market Price;

      (b) if the Average Market Price is more than $37.50, the Exchange Ratio shall be equal to 0.3200; and

      (c) if the Average Market Price is less than $27.00, the Exchange Ratio shall be equal to 0.4444.

    The "Average Market Price" means the average (rounded to the nearest 1/10,000) of the daily volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Qwest Common Stock on the NASDAQ as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for each of the 15 consecutive trading days ending on the trading day that is three Business Days before the date of the Company Stockholder Meeting;

    (3) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company;

    (4) any shares of Company Common Stock held by the Company, Qwest, Qwest Subsidiary or their respective Wholly-Owned Subsidiaries shall be cancelled and no consideration shall be delivered in exchange therefor; and

    (5) each outstanding share of common stock of Qwest Subsidiary shall be converted into and exchangeable for one share (or such greater number of shares as Qwest shall determine before the Effective Time) of common stock of the Surviving Corporation.

  (b) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, holders of a certificate or certificates that immediately before the Effective Time represented shares of Company Common Stock (the "Certificates") shall have no right to vote or to receive any dividends or other distributions with respect to any shares of Company Common Stock that were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights in respect thereof other than as provided herein or by law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration as provided in Section 1.1(d). Until surrendered in accordance with the provisions of Section 1.1(d), each Certificate (other than Certificates representing shares of Company Common Stock held by any of the Company, Qwest, Qwest Subsidiary and their respective Wholly-Owned Subsidiaries) shall represent for all purposes only the right to receive (1) certificates representing the number of whole shares of Qwest Common Stock into which such shares shall have been converted pursuant to Section 1.1(a) (the "Qwest Certificates"), without interest, (2) certain dividends and other distributions in accordance with Section 1.1(e), without interest, and (3) cash in lieu of fractional shares of Qwest Common Stock in accordance with
Section 1.1(f), without interest. Holders of unsurrendered Certificates shall have no right to vote or consent with respect to shares of Qwest Common Stock exchangeable therefor.

  (c) Exchange Agent. Prior to the Effective Time, Qwest Subsidiary shall or, in the event Qwest Subsidiary shall fail to do so, Qwest shall (1) designate a bank or trust company to act as exchange agent in the Merger (the

"Exchange Agent") and shall enter into a mutually acceptable agreement with the Exchange Agent pursuant to which, after the Effective Time, the Exchange Agent will distribute the Merger Consideration on a timely basis and (2) according to the terms of the agreement with Exchange Agent, deposit or cause to be deposited with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 1.1, through the Exchange Agent, Qwest Certificates representing the number of whole shares of Qwest Common Stock issuable pursuant to Section 1.1(a) in exchange for outstanding shares of Company Common Stock. Such shares of Qwest Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Qwest Common Stock are referred to as the "Exchange Fund."

  (d) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall be instructed to mail to each record holder (other than the Company, Qwest, Qwest Subsidiary and their respective Wholly-Owned Subsidiaries) of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange therefor (1) a Qwest Certificate representing that number of whole shares of Qwest Common Stock which such holder has the right to receive pursuant to the provisions of
Section 1.1(a), (2) certain dividends or other distributions in accordance with Section 1.1(e) and (3) cash in lieu of any fractional share in accordance with Section 1.1(f), and such Certificate shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration, on any such dividend or other distribution or on cash payable in lieu of any fractional share of Qwest Common Stock. All distributions to holders of Certificates shall be subject to any applicable federal, state, local and foreign tax withholding, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made. If the Merger Consideration is to be distributed to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such distribution that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees, if required by the Surviving Corporation in its sole discretion) and that the person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a person other than the registered holder of the Certificate surrendered or, in the alternative, establish to the satisfaction of the Qwest Subsidiary that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

  (e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Qwest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Qwest Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.1(f), and all such dividends, other distributions and cash in lieu of fractional shares of Qwest Common Stock shall be paid such dividends, other distributions and cash in lieu of fractional shares of Qwest Common Stock shall be paid by Qwest to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with Section 1(d). Subject to the effect of applicable escheat or similar laws following surrender of any such Certificate, there shall be paid to the holder thereof (1) at the time of surrender, a Qwest Certificate representing whole shares of Qwest Common Stock issued in exchange therefor, without interest, (2) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Qwest Common Stock and the amount of any cash payable in lieu of a fractional share of Qwest Common Stock to which such holder is entitled pursuant to
Section 1.1(f) and (3) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Qwest Common Stock, without interest. Qwest shall make available to the Exchange Agent cash for these purposes to the extent sufficient funds are not then available in the Exchange Fund.

  (f) No Fractional Shares.

    (1) No Qwest Certificates or scrip representing fractional shares of Qwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Qwest shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Qwest.

    (2) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess (the "Excess Shares") of (A) the number of whole shares of Qwest Common Stock delivered to the Exchange Agent by Qwest pursuant to Section 1.1(a) over (B) the aggregate number of whole shares of Qwest Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.1(d). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Company, sell the Excess Shares at then-prevailing prices on NASDAQ, all in the manner provided in
  Section 1.1(f)(3).

    (3) The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ through one or more member firms of the NASD and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of the Company Common Stock. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of such trust to which such holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising such trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

    (4) Notwithstanding the provisions of Section 1.1(f)(2) and (3), Qwest may by written notice delivered to the Company before the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated by Sections 1.1(f)(2) and (3), elect to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Closing Price of the Qwest Common Stock on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 1.1(f)(4).

    (5) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 1.1(e).

  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Qwest, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.1 shall thereafter look only to Qwest as general creditors thereof for payment of their claim for Merger Consideration or shares, any cash in lieu of fractional shares of Qwest Common Stock and any dividends or distributions with respect to Qwest Common Stock.

  (h) No Liability. None of the Company, Qwest, Qwest Subsidiary and the Exchange Agent shall be liable to any person in respect of any shares of Qwest Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date of which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Section
1.1 or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of the claims or interest of any person previously entitled thereto.

  (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Qwest, on a daily basis. Any interest and other income arising from such investments shall be paid to Qwest.

  (j) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration with respect to such Certificates as may be required pursuant to Section 1.1(a); provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against any of Qwest, the Surviving Corporation and the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  (k) Adjustments. The Merger Consideration shall be adjusted in the event of any change in Qwest Common Stock by reason of split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, dividends or other distributions of Equity Securities of the Company, exchanges of shares or the like occurring after the date of this Agreement and before the Effective Time, such that, after the record date therefor the Merger Consideration shall be equal to the number and class of shares or other securities or property that would have been received in respect of a share of Company Common Stock, as the case may be, if the Effective Time had occurred immediately prior to such record date.

  (l) Assumption of Company Stock Options and Warrants.

    (1) Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Company Stock Option") granted under the Company Stock Option Plan shall be assumed by Qwest and deemed to constitute an option to acquire, on the same terms and conditions, mutatis mutandis, as were applicable under such Company Stock Option prior to the Effective Time, the number of shares of Qwest Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (A) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Stock Option (provided that such aggregate exercise price shall not exceed $12.00 multiplied by the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option) divided by (B) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed Company Stock Option; provided that the number of shares of Qwest Common Stock that may be purchased upon exercise of any such Company Stock Option shall not include any fractional share and, upon exercise of such Company Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price of a share of Qwest Common Stock on the Trading Day immediately preceding the date of exercise. Within three Business Days after the Effective Time, Qwest shall cause to be delivered to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such assumed Company Stock Option (as adjusted with respect to exercise price and the number of shares of Qwest Common Stock purchasable) shall continue in effect on the same terms and conditions. From and after the Effective Time, Qwest shall comply with the terms of the Company Stock Option Plan pursuant to which the Company Stock Options were granted. The adjustments provided in this Section 1.1(k) with respect to any Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with
  Section 424(a) of the Code.

    (2) At the Effective Time, each warrant to purchase shares of Company Common Stock (a "Company Warrant") shall be assumed by Qwest and deemed to constitute a warrant to acquire, on the same terms and conditions, mutatis mutandis, as were applicable under such Company Warrant prior to the Effective Time, the number of shares of Qwest Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Company Warrant was in fact exercisable) at a price per share equal to (A) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed Company Warrant; provided that the number of shares of Qwest Common Stock that may be purchased upon exercise of any such Company Warrant shall not include any fractional share and, upon exercise of such Company Warrant, a cash payment shall be made for any fractional share based upon the Closing Price of a share of Qwest Common Stock on the Trading Day immediately preceding the date of exercise.

    (3) Qwest shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Qwest Common Stock for delivery upon exercise of Company Stock Options and Company Warrants in accordance with this Section 1.1(l). Within 30 Business Days after the Effective Time, Qwest shall cause the Qwest Common Stock subject to Company Stock Options to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms), and shall use its reasonable best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Company Stock Options remain outstanding.

  (m) Tax Matters. The parties intend that the Merger qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties hereby accept this Agreement as a "plan of reorganization" within the meanings of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  Section 1.2 Qwest/Principal Stockholders Transactions.

  (a) Concurrently with the execution and delivery of this Agreement, Qwest and each of the Principal Stockholders are executing and delivering an Option Agreement substantially in the form of Exhibit A attached hereto (collectively, the "Option Agreements"), pursuant to which, among other things, such Principal Stockholder is (1) granting to Qwest an option (an "Option") to acquire all the shares of Company Common Stock beneficially owned by such Principal Stockholder (collectively, the "Option Shares") and (2) agreeing to certain restrictions on the voting and the sale or other transfer of such Option Shares.

  (b) Concurrently with the execution and delivery of this Agreement, Qwest and each of the Principal Stockholders are executing and delivering a Voting Agreement and Proxy substantially in the form of Exhibit B attached hereto (collectively, the "Voting Agreements"), pursuant to which, among other things, each of the Principal Stockholders is (1) agreeing to vote all the shares of Company Common Stock beneficially owned by such Principal Stockholder to approve this Agreement and the Merger and against any Business Combination Transaction (other than the Transactions), (2) granting to Qwest an irrevocable proxy in connection therewith, (3) agreeing to certain other restrictions on the voting and the sale or other transfer of such shares of Company Common Stock, (4) agreeing to certain restrictions on such Principal Stockholder with respect to Business Combination Transactions (other than the Transactions) with respect to any of the Company and its Subsidiaries and (5) agreeing to execute and deliver a Stockholder Agreement, as contemplated by
Section 1.2(d).

  (c) At or before the Closing, Qwest and each of the Principal Stockholders shall enter into a Stockholder Agreement substantially in the form of Exhibit C attached hereto (collectively, the "Stockholder Agreements"), pursuant to which each such person shall be subject to certain restrictions on the sale or other transfer of the shares of Qwest Common Stock payable to such person pursuant to the Merger.

  Section 1.3 Qwest Credit Transactions.

  (a) Qwest commits to lend to the Company up to $15,000,000 in the aggregate on the terms and conditions set forth in the term sheet attached as Exhibit D hereto, subject to the execution of definitive loan and security documentation in form and substance satisfactory to the Company and Qwest. The Company and Qwest shall use reasonable best efforts to negotiate and enter into definitive loan and security documentation, including, without limitation, a credit agreement, schedules, exhibits and ancillary documentation (collectively, the "Qwest Credit Facility"), as soon as practicable but in no event later than October 7, 1998. The commitment stated in this Section 1.3 terminates on the Termination Date if definitive loan and security documentation shall then not have been executed. Notwithstanding anything herein to the contrary, a binding agreement with respect to the Qwest Credit Facility and the loan to be advanced thereunder will result only from the execution of such definitive documentation and in each case subject to the terms and conditions stated therein, and this Agreement, the issuance of the Warrants and the Registration Rights Agreement do not create by estoppel or otherwise a contract with respect to the Qwest Credit Facility.

  (b) Concurrently with execution and delivery of this Agreement, the Company is issuing to Qwest Series Q Warrants to purchase 750,000 shares of Common Stock substantially in the form of Exhibit E attached hereto (the "Series Q Warrants").

  (c) Concurrently with the execution and delivery of this Agreement, the Company and Qwest are entering into a Registration Rights Agreement substantially in the form of Exhibit F attached hereto (the "Registration Rights Agreement") to provide for, among other things, the registration under the Securities Act of the disposition of the shares of Company Common Stock issuable upon exercise of the Series Q Warrants.

  Section 1.4 Qwest Private Line Service Agreement. Concurrently with the execution and delivery of this Agreement, Qwest and the Company are entering into the Qwest Private Line Service Agreement, pursuant to which Qwest will provide certain services to the Company.

                                  ARTICLE II

                                    Closing

  Section 2.1 Time of Closing. The closing of the Merger shall take place (the "Closing") on the Business Day following the date on which all the conditions precedent to the obligations of the parties under this Agreement with respect thereto (other than conditions that, by their terms, cannot be satisfied until the Closing Date) shall have been satisfied or waived, as the case may be, or such later date as the parties may agree (the "Closing Date").

  Section 2.2 Location of Closing. The Closing shall take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, or at such other location as approved by the parties.

                                  ARTICLE III

                             Conditions of Closing

  Section 3.1 Conditions Precedent to Closing. The respective obligations of each party under this Agreement with respect to the Merger are subject to the satisfaction of each of the following conditions, unless waived by each of the parties that is the beneficiary of the satisfaction of such condition, at or before the Closing:

    (a) holders of a majority of the outstanding shares of Company Common Stock shall have approved this Agreement and the Merger in accordance with the DGCL, the certificate of incorporation and bylaws of the Company and the Regulations of the NASDAQ;

    (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect;

    (c) the shares of Qwest Common Stock issuable in the Merger shall have been approved for inclusion in NASDAQ, if necessary, subject only to official notice of issuance;

    (d) each of the Company, its Subsidiaries, Qwest and Qwest Subsidiary shall have obtained from each Governmental Body or other person each Approval or taken all actions required to be taken in connection with each Approval, and all waiting, review or appeal periods under the Hart-Scott-Rodino Act or otherwise prescribed with respect to each Approval shall have terminated or expired, as the case may be, in each case with respect to an Approval that is required or advisable on the part of such person for (1) the due execution and delivery by such person of each Transaction Document to which it is or may become a party, (2) the conclusion of the Transactions, (3) the performance by such person of its obligations with respect to the Transactions under each Transaction Document to which it is or may become a party and (4) the exercise by such person of its rights and remedies with respect to the Transactions under each Transaction Document to which it is or may become a party or with respect to which it is or may become an express beneficiary, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

    (e) no Regulation shall have been enacted, entered, promulgated or enforced by any Governmental Body which is in effect and (1) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or (2) could reasonably be expected to have a Material Adverse Effect on any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary;

    (f) none of the Company, its Subsidiaries, Qwest and Qwest Subsidiary (1) is in violation or breach of or default with respect to (A) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations or
  (B) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected, (2) would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations in connection with or as a result of the conclusion of any of the Transactions or (3) has received notice that, in connection with or as a result of the conclusion of any of the Transactions, it is or would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, except in each case referred to in the preceding clauses (1), (2), (3), and (4) for violations, breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

    (g) each Transaction Document required to be executed and delivered prior to the Effective Time shall have been so executed and delivered by the respective parties thereto;

    (h) the representations and warranties of each other party contained in each Transaction Document to which such other party is a party shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to "material," "materiality," "Material Adverse Effect," specified dollar amount thresholds or other similar qualifiers), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on such person;

    (i) each other party shall have performed, in all material respects, all of the covenants and other obligations required by each Transaction Document required to be performed by such other party at or before the Closing;

    (j) counsel to the Company shall have received tax representation letters substantially in the form of Exhibits 3.1(j)(1) and 3.1(j)(2) attached hereto, and the Company shall have received an opinion from its counsel on the Closing Date dated as of the Closing Date, substantially in the form of
  Exhibit 3.1(j)(3) attached hereto;

    (k) each party shall have received from each other party the following, each dated the Closing Date, in form and substance reasonably satisfactory to the receiving party:

      (1) a certificate of the Secretary or an Assistant Secretary of such other party with respect to (A) the certificate of incorporation or articles of incorporation, as the case may be, of such other party, (B) the bylaws of such other party, (C) the resolutions of the Board of Directors of such other party, approving each Transaction Document to which such other party is a party and the other documents to be delivered by it under the Transaction Documents, and (D) the names and true signatures of the officers of such other party who signed each Transaction Document to which such other party is a party and the other documents to be delivered by such other party under the Transaction Documents;

      (2) a certificate of the President or a Vice President of such other party to the effect that (A) the representations and warranties of such other party contained in the Transaction Documents to which it is a party are true and correct in all material respects as of the Closing Date and (B) such other party has performed, in all material respects, all covenants and other obligations required by the Transaction Documents to which it is a party to be performed by it on or before the Closing Date;

      (3) with respect to the Company, certified copies, or other evidence reasonably satisfactory to Qwest and Qwest Subsidiary, of all Approvals of all Governmental Bodies and other persons with respect to the Company referred to in Section 4.3;

      (4) with respect to Qwest, certified copies, or other evidence reasonably satisfactory to the Company, of all Approvals of all Governmental Bodies and other persons with respect to Qwest referred to in Section 5.3;

      (5) with respect to Qwest Subsidiary, certified copies, or other evidence reasonably satisfactory to the Company, of all Approvals of all Governmental Bodies and other persons with respect to Qwest Subsidiary referred to in Section 5.3;

      (6) a certificate of the Secretary of State of the jurisdiction in which such other party is incorporated, dated as of a recent date, as to the good standing of and payment of taxes by such other party and as to the charter documents of such other party on file in the office of such Secretary of State; and

      (7) with respect to the Company, a certificate of the President or a Vice President of the Company with respect to U.S. real property interests, substantially in the form of Exhibit 3.1(k)(7) attached hereto; and

    (l) Qwest and Qwest Subsidiary shall have received from the Company a written agreement of each person who is identified as an "affiliate" on the list furnished by the Company pursuant to Section 7.1(h), which is substantially in the form of Exhibit 3.1(l) attached hereto, without material cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary and any other person.

                                  ARTICLE IV

                 Representations and Warranties of the Company

  The Company represents and warrants to Qwest and Qwest Subsidiary as follows:

  Section 4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (2) has all necessary corporate power and authority and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, in each case as described in the Company SEC Documents filed with the SEC prior to the date hereof, (3) is duly qualified as a foreign corporation under the laws of each jurisdiction in which qualification is required either to own, lease, license or use its properties now owned, leased, licensed and used or to carry on its business as now conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (4) has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is or may become a party and to perform its obligations thereunder.

  Section 4.2 Authorization; Contravention. Subject to obtaining the Approvals referred to in Section 4.3, except as expressly disclosed in Section 4.3 of the Company's Disclosure Schedule, the execution and delivery by each of the Company and its Subsidiaries of each Transaction Document to which it is or may become a party and the performance by it of its obligations under each of those Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (1) contravene, violate, result in a breach of or constitute a default under (A) its certificate of incorporation, articles of incorporation or bylaws, as applicable, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which any of the Company and its Subsidiaries or any of their properties may be bound or affected, including, without limitation, the Exchange Act, the Hart-Scott-Rodino Act and the DGCL, or (C) any agreement, indenture or other instrument to which any of the Company and its Subsidiaries is a party or by which any of the Company and its Subsidiaries or their properties may be bound or affected, (2) result in or require the creation or imposition of any Lien on any of the properties now owned or hereafter acquired by any of the Company and its Subsidiaries or (3) to the knowledge of the representing party, impair or disadvantage the business of any of the Company and its Subsidiaries or adversely affect any Company License, except in each case referred to in the preceding clauses (1), (2) and (3) for contraventions, violations, breaches, defaults or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.3 Approvals. Except as expressly referred to in this Agreement or otherwise disclosed in Section 4.3 of the Company's Disclosure Schedule, no Approval of any Governmental Body or other person is required or advisable on the part of any of the Company and its Subsidiaries for (1) the due execution and delivery by the Company or such Subsidiary, as the case may be, of any Transaction Document to which it is or may become a party, (2) the conclusion of the Transactions, (3) the performance by the Company or such Subsidiary, as the case may be, of its obligations under each Transaction Document to which it is or may become a party and (4) the exercise by Qwest or Qwest Subsidiary, as the case may be, of its rights under each Transaction Document to which Qwest or Qwest Subsidiary, as the case may be, is or may become a party, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.4 Binding Effect. Each Transaction Document to which any of the Company and its Subsidiaries is or may become a party is, or when executed and delivered in accordance with this Agreement will be, the legally valid and binding obligation of the Company or such Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

  Section 4.5 Financial Information.

  (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1997 (the "Company Balance Sheet") and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, true and complete copies of which have been delivered to Qwest and Qwest Subsidiary, fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the year then ended, in accordance with GAAP applied on a consistent basis except as described in the footnotes to the financial statements or as disclosed in
Section 4.5(a) of the Company's Disclosure Schedule.

  (b) The unaudited financial statements of the Company and its consolidated Subsidiaries as of June 30, 1998 filed with the SEC in the Company's quarterly report on Form 10-Q for the quarter then ended, true and complete copies of which have been delivered to Qwest and Qwest Subsidiary, fairly present, subject to normal year-end adjustments, the consolidated financial position of the Company and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the six months then ended.

  (c) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of July 31, 1998 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the seven months then ended, true and complete copies of which have been delivered to Qwest and Qwest Subsidiary, fairly present, subject to normal year-end adjustments, the consolidated financial position of the Company and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the seven months then ended.

  (d) At the respective dates of the balance sheets referred to in this
Section 4.5, none of the Company and its Subsidiaries had any material Liability that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in the balance sheets but was not, except for the omission of notes in unaudited balance sheets with respect to contingent liabilities that in the aggregate did not materially exceed those so reported in the latest audited balance sheets previously delivered and that were of substantially the same type as so reported.

  (e) All receivables of the Company and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the balance sheets referred to in this Section 4.5, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen in all material respects from bona fide transactions in the Ordinary Course, the carrying value of such receivables approximate their fair market values in all material respects and adequate reserves for the Company's receivables have been established on the balance sheets in accordance with prior practice and GAAP.

  (f) Except as disclosed in Section 4.5(f) of the Company's Disclosure Schedule, since December 31, 1997, none of the Company and its Subsidiaries has provided any material special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for goods or services provided by the Company or any Subsidiary except in the Ordinary Course, nor has any customer pre-paid any material amount for goods or services to be provided by the Company or any Subsidiary in the future, except in the Ordinary Course.

  (g) The Company has made available to Qwest and Qwest Subsidiary copies of each management letter delivered to any of the Company and its Subsidiaries by PricewaterhouseCoopers LLP in connection with the financial statements referred to in this Section 4.5 or relating to any review by them of the internal controls of the Company and its Subsidiaries during the two years ended December 31, 1996 and December 31, 1997, respectively, and has made available for inspection and, subject to the approval of PricewaterhouseCoopers LLP, after the date of this Agreement will make available for inspection all reports and working papers produced or developed by them or management in connection with their examination of those financial statements, as well as all such reports and working papers for prior periods for which any liability of any of the Company and its Subsidiaries for Taxes has not been finally determined or barred by applicable statutes of limitation.

  (h) Since January 1, 1996, there has been no material disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K under the Securities Act) between any of the Company and its Subsidiaries, on the one part, and any of its independent accountants, on the other part, with respect to any aspect of the manner in which the Company or such Subsidiary, as the case may be, maintained or maintains its books and records or the manner in which the Company or the Subsidiary, as the case may be, has reported upon the financial condition and results of operations of any of the Company and its Subsidiaries since such date, that has not been resolved to the satisfaction of the relevant independent accountants.

  Section 4.6 Absence of Certain Changes or Events.

  (a) Except as disclosed in Section 4.6(a) of the Company's Disclosure Schedule or the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1997, no circumstance has existed and no event has occurred that has had, will have or could reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 4.6(b) of the Company's Disclosure Schedule or the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1997, none of the Company and its Subsidiaries has done the following or entered into any agreement or other arrangement with respect to the following, except in each case with respect or pursuant to each Transaction Document to which it is or may become a party:

    (1) acquired or transferred any material asset, except in each case for fair value and in the Ordinary Course; or

    (2) incurred, assumed or guaranteed any Liability or paid, discharged or satisfied any Liability, except in each case in the Ordinary Course; or

    (3) created, assumed or suffered the existence of any Lien (other than Permitted Liens), except in each case in the Ordinary Course; or

    (4) waived, released, cancelled, settled or compromised any debt, claim or right of any material value, except in each case in the Ordinary Course; or

    (5) declared, made or set aside any amount for the payment of any Restricted Payment to any person other than any of the Company and its Wholly-Owned Subsidiaries; or

    (6) transferred or waived any right under any lease, license or agreement or any Proprietary Right or other intangible asset, except in each case in the Ordinary Course; or

    (7) paid or agreed to pay any bonus, extra compensation, pension, continuation, severance or termination pay, or otherwise increased the wage, salary, pension, continuation, severance or termination pay or other compensation (of any nature) to its stockholders, directors or executive officers, officers or employees, except for increases made in the Ordinary Course or as required by law; or

    (8) to the knowledge of the representing party, suffered (A) any damage, destruction or casualty loss (whether or not covered by insurance) of property the greater of cost or fair market value of which exceeds $50,000 individually or $100,000 in the aggregate for the Company and its Subsidiaries or (B) any taking by condemnation or eminent domain of any of its property or assets the greater of cost or fair market value of which exceeds $50,000 individually or $100,000 in the aggregate for the Company and its Subsidiaries; or

    (9) made any loan to or entered into any transaction with any of its stockholders having beneficial ownership of 5.0% or more of the shares of Company Common Stock then issued and outstanding, directors, officers or employees giving rise to any claim or right of, by, or against any person in an amount or having a value in excess of $25,000 individually or $50,000 in the aggregate for the Company and its Subsidiaries; or

    (10) entered into any material agreement, arrangement, commitment, contract or transaction (including, without limitation, any letter of intent or other agreement with respect to a Business Combination Transaction), amended or terminated any of the same, received any notice of termination or purported termination with respect to the same or otherwise conducted any of its affairs, except in each case in the Ordinary Course; or

    (11) made any contribution to any Company Employee Plan, other than regularly scheduled contributions and contributions required to maintain the funding levels of any Company Employee Plan, or made or incurred any commitment to establish or increase the obligation of the Company or a Subsidiary to any Company Employee Plan; or

    (12) except as disclosed in the footnotes to the financial statements referred to in Section 4.5 or in Section 4.6 of the Company's Disclosure Schedule, changed any accounting methods or principles used in recording transactions on the books of the Company or a Subsidiary or in preparing the financial statements of the Company or a Subsidiary;

and none of the events disclosed in Section 4.6 of the Company's Disclosure Schedule, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that the representations made in this
Section 4.6 with respect to Frontier Media Group, Inc. are made, with respect to all events or facts occurring or existing before May 27, 1998, to the knowledge of the representing party.

  (c) Except as disclosed in Section 4.6 of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, the occurrence of any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

  Section 4.7 Taxes. Except as disclosed in Section 4.7 of the Company's Disclosure Schedule:

  (a) Each of the Company and its Subsidiaries has (1) filed (or has caused to be filed) all Tax Returns that are required to be filed with any Governmental Body with respect to each of the Company and its Subsidiaries, except for the filing of Tax Returns as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (2) paid (or has caused to be paid) all Taxes of or with respect to each of the Company and its Subsidiaries required to be paid when due whether or not shown on such Tax Returns and all assessments received by it, except Taxes being contested in good faith by appropriate proceedings, for which adequate reserves or other provisions are maintained in accordance with GAAP and which Taxes are specified in Section 4.7(a) of the Company's Disclosure Schedule, or amounts of Taxes and assessments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) Federal income tax returns of the Company and its Subsidiaries are closed through the year ended December 31, 1994, either by the expiration of the applicable statute of limitations or closing agreement. None of the Company and its Subsidiaries know of any basis for the assessment of any material amount of Taxes for any period covered by the Tax Returns that are referred to in Section 4.7(a) that is not reflected on those Tax Returns. None of the Company and its Subsidiaries is a party to any pending Action by any Governmental Body with respect to the payment of Taxes of or with respect to any of the Company and its Subsidiaries, and no claim has been asserted in writing, or to the knowledge of the Company, threatened against it for assessment or collection of any Taxes which has not been resolved, other than Actions or claims which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the Company and its Subsidiaries has executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period of assessment or collection of any Taxes which has not expired or any consent to have the provisions of Section 341(f) of the Code (or any similar provision of state, local or foreign law) applied to it.

  (c) All Taxes that the Company or a Subsidiary is required to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper Governmental Body on a timely basis, and each of the Company and its Subsidiaries has withheld proper amounts from its employees, independent contractors, creditors, stockholders or other third parties for all periods in full compliance with tax withholding provisions of applicable Regulations, except for withholdings or collections as to which the failure to withhold or collect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (d) No portion of the real property or plant, structures, fixtures or improvements of the Company or a Subsidiary is subject to any special assessment, the liability with respect to which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Company and its Subsidiaries has any knowledge of any proposal for any such assessment.

  (e) None of the Company or its Subsidiaries is obligated to make, or is a party to an agreement or arrangement that obligates it to make, any payment that will not be deductible for federal income tax purposes by virtue of
Section 280G of the Code.

  (f) None of the Company and its Subsidiaries has any liability for the Taxes of any person other than the Company and its Subsidiaries (1) under Treasury Regulations (S)1.1502-6 (or any similar provision of state, local or foreign law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

  (g) None of the Company and its Subsidiaries has adopted a plan of complete liquidation.

  (h)(1) None of the Company and its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the execution and delivery of the Transaction Documents or the conclusion of any of the Transactions, (2) none of the Company and its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any person other than the Company and its Subsidiaries,
(3) with respect to Wholly-Owned Subsidiaries, none of the Company and its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for United States federal income tax purposes, (4) the prices for any property or services (or for the use of property) provided by any of the Company and its Subsidiaries to any other Subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code, and (5) none of the Company and its Subsidiaries has made an election or is required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any similar provision of state, local or foreign law.

  Section 4.8 Undisclosed Liabilities. Except as disclosed in Section 4.8 of the Company's Disclosure Schedule, none of the Company and its Subsidiaries has any material Liabilities, except Liabilities (1) shown or reflected in the Company Balance Sheet or the notes thereto, (2) expressly contemplated by the Transaction Documents or (3) in an aggregate amount not greater than $25,000.

  Section 4.9 Litigation.

  (a) Except as disclosed in Section 4.9(a) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, there is no Action pending or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries, that (1) as of the date of this Agreement involves any of the Transactions or (2) individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to result in a liability to any of them in an amount that exceeds $25,000 individually or $50,000 in the aggregate.

  (b) Except as disclosed in Section 4.9(b) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, there is no Action pending against any of the Company and its Subsidiaries or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries or any other person that involves any of the Transactions or any property owned, leased, licensed or used by the Company or such Subsidiary, as the case may be, that, individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to have a Material Adverse Effect.

  (c) Except as disclosed in Section 4.9(c) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, other than billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there is no Action pending against any of the Company and its Subsidiaries or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries, one stated purpose of which is to seek, facilitate or effect
(1) a reduction of rates charged to customers, (2) a reduction of earnings or
(3) refunds of amounts previously charged to customers, except in each case referred to in the preceding clauses (1), (2) and (3) for Actions that, individually or in the aggregate, if determined adversely to any of the Company and its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.10 Compliance with Regulations.

  (a) None of the Company and its Subsidiaries is in, and none of them has received written notice of, a violation of or default with respect to, any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, including individual products or services sold or provided by it, except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) Each of the Company and its Subsidiaries has filed or caused to be filed with each applicable Governmental Body all reports, applications, documents, instruments and information required to be filed by it pursuant to all applicable Regulations, other than those as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.11 Licenses.

  (a) To the knowledge of the representing party, one or more of the Company and its Subsidiaries are the registered holders of each License that is required to be held by the Company or such Subsidiary, as the case may be, so that it may carry on its business as now conducted and proposed to be conducted, the failure to hold which License, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (each such License, a "Company License").

  (b) To the knowledge of the representing party, each Company License is validly issued, in good standing and in full force and effect, unimpaired by any act or omission by the Company or such Subsidiary, as the case may be. Each of the Company and its Subsidiaries is in compliance with such Company License. None of the Company and its Subsidiaries has suffered a revocation, termination, suspension or material and adverse modification of a License that was, at the time of such event, a Company License. There is no Action pending or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries, and no other circumstance exists or event has occurred (whether or not with the giving of notice or the passage of time or both), that could reasonably be expected to result in the revocation, termination, suspension or material and adverse modification of any Company License. If a Company License is subject to termination upon the expiration of a term, the existence of another circumstance or the occurrence of another event, the representing party does not have any reason to believe that such Company License will not be renewed in the ordinary course. No Company License is subject to renegotiation by any Governmental Body. The execution and delivery of the Transaction Documents and the conclusion of any of the Transactions will not (and will not give any Governmental Body a right to) terminate or modify any rights of, or accelerate or increase any obligation of, the Company or any Subsidiary under any Company License.

  Section 4.12 Employee Matters.

  (a) Employment and Labor Relations.

    (1) Except as disclosed in Section 4.12(a) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof:

      (A) none of Company and its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and no union or labor organization has been recognized by any of the Company and its Subsidiaries as a bargaining representative for employees of any of the Company and its Subsidiaries;

      (B) there is no representation claim or petition pending before the National Labor Relations Board respecting the employees of any of the Company and its Subsidiaries, nor does Company have any knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees;

      (C) there is no unfair labor practice charge or complaint against any of the Company and its Subsidiaries pending or, to the knowledge of the representing party, threatened before the National Labor Relations Board or any similar Governmental Body;

      (D) there has not occurred nor has there been threatened since January 31, 1994, a labor strike, labor dispute, request for representation, work stoppage, work slowdown or lockout of or by employees of any of the Company and its Subsidiaries;

      (E) no grievance or arbitration proceeding arising out of any collective bargaining agreement to which any of the Company and its Subsidiaries is a party is pending;

      (F) no charge with respect to or relating to any of the Company and its Subsidiaries is pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;

      (G) no claim relating to employment or loss of employment with any of the Company and its Subsidiaries is pending in any federal, state or local court or in any other adjudicatory body and, to the knowledge of the representing party, no such claim against any of the Company and its Subsidiaries has been threatened;

      (H) none of the Company and its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Regulations to conduct an investigation of or relating to any of the Company and its Subsidiaries, and no such investigation is in progress;

      (I) since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), none of the Company and its Subsidiaries has effectuated (1) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (2) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and none of the Company and its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in any number to trigger application of any similar Regulation;

      (J) none of the Company and its Subsidiaries is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants or agents for any wages, salaries, commissions or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees, consultants, or agents;

      (K) in the event of termination of the employment or service of any of its current or former officers, directors, employees, consultants or agents, none of the Company, its Subsidiaries, Qwest and Qwest Subsidiary will be liable to any such persons for severance, continuation or termination pay pursuant to any agreement or by reason of any action taken or not taken by any of the Company and its Subsidiaries prior to the Effective Time; and

      (L) since December 31, 1997, there has not been any termination of employment of any officer, director or employee of any of the Company and its Subsidiaries receiving annual base salary in excess of $150,000.

    (2) Section 4.12(a) of the Company's Disclosure Schedule sets forth a correct and complete list of (A) all employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other agreements of any nature whatsoever between any of the Company and its Subsidiaries, on the one part, and any current officer, director, employee, consultant or agent thereof, on the other part, in each case whether written or oral, to which any of the Company and its Subsidiaries is a party or by which any of them is bound, except with respect to agreements approved by Qwest in writing, and (B) all collective bargaining, labor and similar agreements (other than any Employee Plans), in each case whether written or oral, currently in effect or under negotiation, to which any of the Company and its Subsidiaries is a party or by which any of them is bound or proposed to be bound, as the case may be. The Company has provided to Qwest and Qwest Subsidiary true and complete copies of all such agreements. Each of the Company and its Subsidiaries has complied with its obligations related to, and is not in default under, any of such agreements, except where the failure to comply with or a default under such agreements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (3) Except as disclosed in Section 4.12(a) of the Company's Disclosure Schedule, the execution and delivery of the Transaction Documents and the conclusion of the Transactions (A) will not require any of the Company and its Subsidiaries to make a payment to, or obtain any consent or waiver from, any current or former officer, director, employee, consultant or agent of any of the Company and its Subsidiaries and (B) will not result in any change in the nature of any rights of any current or former officer, director, employee, consultant or agent of any of the Company and its Subsidiaries under any agreement referred to in Section 4.12(a)(2), including any acceleration or change in the award, grant, vesting or determination of stock options, stock purchase, stock appreciation rights, phantom stock, restricted stock or other stock-based rights (other than exercise price and number of shares adjusted in accordance with Section 1.1(l)), severance pay, continuation pay, termination pay or other contingent obligations of any nature whatsoever of any of the Company and its Subsidiaries, or a change in the term of any such agreement.

    (4) Except as disclosed in Section 4.12(a) of the Company's Disclosure Schedule, each of the Company and its Subsidiaries is, and at all times since December 31, 1997 has been, in compliance with all applicable Regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not, and since January 31, 1994 has not, engaged in any unfair labor practices, except where the failure to so comply or such engagement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) Company Employee Plans.

    (1) Section 4.12(b) of the Company's Disclosure Schedule sets forth a correct and complete list of all Company Employee Plans. The Company has made available to Qwest Subsidiary true and complete copies of the Company Employee Plans and all related summary descriptions, including, without limitation, copies of any employee handbooks listing or describing any Company Employee Plans and summary descriptions of any Company Employee Plan not otherwise in writing.

    (2) Except for any failure or default that could not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its obligations under each Company Employee Plan, and there is no existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default by it under any Company Employee Plan. No Regulation currently in effect or, to the knowledge of the representing party, proposed to be in effect materially or adversely affects, or if adopted would materially or adversely affect, the rights or obligations of any of the Company and its Subsidiaries under any Company Employee Plan. There are no material negotiations, demands or proposals which are pending or which have been made to any of the Company and its Subsidiaries which concern matters now covered, or that would be covered, by any Company Employee Plan.

    (3) Each of the Company and its Subsidiaries is in full compliance with all Regulations applicable to each Company Employee Plan, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There has been no Employee Plan Event which is continuing or in respect of which there is any outstanding liability of any of the Company or its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and no such Employee Plan Event is reasonably expected to occur, with respect to any Company Employee Plan.

    (4) Except as disclosed in Section 4.12(b) of the Company's Disclosure Schedule, the execution and delivery of the Transaction Documents and the conclusion of the Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Company Employee Plan.

    (5) None of the Company and its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Employee Plan or to modify or change any existing Employee Plan that would affect any current or former employee of any of the Company and its Subsidiaries and that could reasonably be expected to result in a material liability.

    (6) All employment, consulting, deferred compensation, bonus, stock option, stock appreciation rights, phantom stock, severance, termination or indemnification agreements, arrangements or understandings, or other Employee Plans, between any of the Company and its Subsidiaries, on the one part, and any current or former officer or director of any of the Company and its Subsidiaries, on the other part, which are required to be disclosed under the Securities Act or the Exchange Act have been disclosed.

  (c) Employee Plans of the Company's ERISA Affiliates. Section 4.12(c) of the Company's Disclosure Schedule sets forth a correct and complete list of all ERISA Plans and Multiemployer Plans of any person that is an ERISA Affiliate of the Company or its Subsidiaries, other than any such ERISA Plans or Multiemployer Plans disclosed pursuant to Section 4.12(b). There has been no Employee Plan Event with respect to any ERISA Plan or Multiemployer Plan of any person that is an ERISA Affiliate of the Company or its Subsidiaries or who was an ERISA Affiliate of the Company or its Subsidiaries at any time since January 31, 1992, other than any ERISA Plan or Multiemployer Plan disclosed in Section 4.12 of the Company's Disclosure Schedule, in respect of which there is any outstanding liability, or, to the knowledge of the Company, in respect of which any liability could be expected to be incurred by any of the Company and its Subsidiaries. At no time since the organization of the Company or any of its Subsidiaries has any entity (other than the Company or any such Subsidiaries) been an ERISA Affiliate of any of the Company and its Subsidiaries.

  (d) Company Qualified Plans.

    (1) Each Company Qualified Plan satisfies, in all material respects, the requirements of Section 401(a) of the Code, and each trust under each such plan is exempt from Tax under Section 501(a) of the Code. To the knowledge of the Company, no event has occurred that will or could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections.

    (2) The Company has made available to Qwest and Qwest Subsidiary for each Company Qualified Plan copies of the following documents: (A) the Form 5500 filed for each of the three most recent plan years, including all schedules thereto and financial statements with attached opinions of independent accountants; (B) the most recent determination letter from the IRS; (C) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date; and (D) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. Such financial statements fairly present the financial condition and the results of operations of each Company Qualified Plan as of such dates, in accordance with GAAP.

    (3) No Company Employee Plan is an employee stock ownership plan (an "ESOP") within the meaning of Section 4975(e)(7) of the Code.

  (e) Company ERISA Plans and Multiemployer Plans. No Company Employee Plan is, and no employee benefit plan formerly maintained by any of the Company and its Subsidiaries was, an ERISA Plan. Neither the Company nor any of its Subsidiaries has ever contributed to, or withdrawn in a complete or partial withdrawal from, any Multiemployer Plan or incurred any contingent liability under Section 4204 of ERISA.

  Section 4.13 Capitalization.

  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock").

  (b) As of the date of this Agreement, there are (1) 15,884,378 shares of Company Common Stock issued and outstanding, of which 6,550,354 shares are registered in the names of the Principal Stockholders, (2) no shares of Company Preferred Stock issued and outstanding, (3) no shares of Company Common Stock held in the treasury of the Company, (4) 1,445,405 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options issued to current or former employees and directors of the Company and its Subsidiaries pursuant to the Company Stock Option Plan,
(5) 621,186 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Company Stock Option Plan and (6) 1,683,349 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Warrants, including 750,000 shares of Company Common Stock reserved for issuance upon exercise of the Series Q Warrants.

  (c) All outstanding shares of Company Common Stock are and all shares of Company Common Stock issuable upon the exercise of the Company Stock Options and Company Warrants, including, without limitation, the Series Q Warrants, upon issuance thereof in accordance with the terms of such Company Stock Options and Company Warrants, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable, free from any Liens created by the Company with respect to the issuance and delivery thereof and not subject to preemptive rights.

  (d) Except with respect to the outstanding shares of Company Common Stock, the Company Stock Options and the Company Warrants, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

  (e) Except with respect to the Company Stock Options and the Company Warrants, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Section 4.13(e) of the Company's Disclosure Schedule sets forth a correct and complete list of the outstanding Company Stock Options and Company Warrants.

  (f) Except as disclosed in Schedule 4.13(f) of the Company's Disclosure Schedule and except with respect to the Transaction Documents, to the knowledge of the representing party, there is no agreement or arrangement (1) restricting the voting or transfer of any of the Equity Securities of the Company, (2) restricting (A) the acquisition of any shares of Company Common Stock or other securities pursuant to any Option (B) the acquisition of any shares of Company Common Stock pursuant to the Series Q Warrants or (C) the voting or transfer of any shares of Company Common Stock or other securities so acquired, (3) that affords to any person "drag-along" or "tag-along" rights with respect to the sale or other transfer of any shares of Company Common Stock or other securities acquired by Qwest and its permitted assigns pursuant to the exercise of any Option or Series Q Warrant, or (4) that would impose limitations on the legal rights to be enjoyed by any of Qwest and its permitted assigns, as a stockholder of the Company, upon the acquisition of shares of Company Common Stock or other securities pursuant to the exercise of any Option or Series Q Warrant.

  (g) Except with respect to the Company Stock Options and the Company Warrants, there are no outstanding contractual obligations, commitments, understandings or arrangements of any of the Company and its

Subsidiaries to repurchase, redeem or otherwise acquire, require or make any payment in respect of any shares of Equity Securities of the Company.

  (h) Except as disclosed in Section 4.13(h) of the Company's Disclosure Schedule and with respect to the Company Credit Facilities, the Transaction Documents and statutory restrictions of general application, there are no legal, contractual or other restrictions on the payment of dividends or other distributions or amounts on or in respect of any of the Equity Securities of the Company.

  (i) Except as disclosed in Section 4.13(i) of the Company's Disclosure Schedule and with respect to the Transaction Documents, there are no agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

  (j) All outstanding Equity Securities of the Company were issued in compliance with all applicable Regulations, including, without limitation, the registration provisions of applicable federal and state securities laws. Equity Securities of the Company that were issued and reacquired by the Company were so reacquired (and, if reissued, so reissued) in compliance with all applicable Regulations, and the Company has no liability with respect to the reacquisition or reissuance of such Equity Securities.

  Section 4.14 Subsidiaries.

  (a) Section 4.14(a) of the Company's Disclosure Schedule sets forth a correct and complete list of each of its Subsidiaries and the directors and officers of the Subsidiary as of the date of this Agreement. All outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable or, with respect to partnership interests, limited liability company membership interests or their equivalent, are validly issued, the consideration therefor has been paid and no unmet calls for capital contributions or similar payments are outstanding.

  (b) All shares of capital stock or other equity interests of each Subsidiary, are owned beneficially and of record by the Company, free and clear of all Liens other than Permitted Liens. No other Equity Securities of any Subsidiary are outstanding.

  (c) Except with respect to the outstanding shares of capital stock or other Equity Securities of each Subsidiary, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of such Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Subsidiary may vote.

  (d) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any of the Company and its Subsidiaries is a party or by which any of them is bound obligating any of the Company and its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Securities of any of the Subsidiaries or obligating any of the Company and its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

  (e) Except with respect to the Transaction Documents, there is no agreement or arrangement restricting the voting or transfer of any of the Equity Securities of any of the Subsidiaries.

  (f) There are no outstanding contractual obligations, commitments, understandings or arrangements of any of the Company and its Subsidiaries to repurchase, redeem or otherwise acquire, require or make any payment in respect of any of the Equity Securities of any of the Subsidiaries.

  (g) Except with respect to the Company Credit Facilities, the Transaction Documents and statutory restrictions of general application, there are no legal, contractual or other restrictions on the payment of dividends or other distributions or amounts on or in respect of any of the Equity Securities of any of the Subsidiaries.

  (h) All outstanding Equity Securities of each of the Subsidiaries were issued in compliance with all applicable Regulations, including, without limitation, the registration provisions of applicable federal and state securities laws. Equity Securities of any of the Subsidiaries that were issued and reacquired by such Subsidiary were so reacquired (and, if reissued, so reissued) in compliance with all applicable Regulations, and none of the Company and its Subsidiaries has any liability with respect to the reacquisition or reissuance of such Equity Securities.

  Section 4.15 Property.

  (a) Each of the Company and its Subsidiaries owns, leases or licenses all real property and personal property, tangible or intangible, that are used or useful in its business and operations as now conducted and proposed to be conducted, the failure to own, lease or license which real or personal property, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (collectively, the "Company Properties").

  (b) All Company Properties are reflected in the financial statements referred to in Section 4.5 in the manner and to the extent required to be reflected therein by GAAP (other than any Company Properties disposed of in the Ordinary Course).

  (c) All tangible Company Properties are in such condition and repair, and are suitable, sufficient in amount, size and type and so situated, as is appropriate and adequate for the uses for which they are used and intended and to carry on the business of the Company or such Subsidiary, as the case may be, as now conducted and as proposed to be conducted.

  (d) To the knowledge of the representing party, all Company Properties comply in all material respects with the terms and conditions of all agreements relating to such real property and personal property and are in conformity in all material respects with all Regulations of any Governmental Body currently in effect, scheduled to come into effect or proposed to be adopted, entered or issued, as the case may be, and all decisions, rulings, orders and awards of any arbitrator applicable to it or its business, properties or operations, except where the failure to so comply or conform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.15(d) of the Company's Disclosure Schedule, there exists no default by any party under any lease agreement with respect to any Company Property, which default, individually or together with other defaults under the same lease agreement or other lease agreements, could reasonably be expected to have a Material Adverse Effect.

  (e) The interest of any of the Company and its Subsidiaries in each Company Property is free and clear of all Liens other than Permitted Liens, except where the absence of such title, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

  (f) None of the hardware or software used or useful in the business and operations of any of the Company and its Subsidiaries as now conducted and proposed to be conducted contains imbedded logic or code that will fail to recognize the year 2000 as such, or that might fail or cause other hardware or software to cease to perform according to specifications or to the needs of the business of the Company or the Subsidiary, as the case might be, by reason of the date change after December 31, 1999, or cannot accurately and correctly process data, including dates, from different countries, except where such condition, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 4.16 Proprietary Rights.

  (a) Each of the Company and its Subsidiaries owns or licenses all Proprietary Rights that are used or useful in its business and operations as now conducted and proposed to be conducted, the failure to own or license which Proprietary Rights could reasonably be expected to have a Material Adverse Effect (collectively, the "Company Proprietary Rights").

  (b) One or more of the Company and its Subsidiaries have good title to each of the interests created by, or an implied license to use, the Company Proprietary Rights. None of the Company and its Subsidiaries has received notice that the validity of any such Company Proprietary Right or its title to or use of any Company Proprietary Right is being questioned in any Action. The right, title and interest of the Company or a Subsidiary in and to each such Company Proprietary Right and the authority to use the same are free and clear of all Liens other than Permitted Liens. To the knowledge of the representing party, no use has been or is being made of any Company Proprietary Right by any person other than the Company, the Subsidiary or a person duly authorized to make that use. All Company Proprietary Rights used by the Company or a Subsidiary but previously owned or held by any of its directors, officers, employees or agents have been duly transferred to the Company or the Subsidiary, as the case may be. There is no liability or obligation of the Company or a Subsidiary with respect to any Company Proprietary Right that is required to have been paid or otherwise performed, as of the date of this Agreement, that has not been paid or otherwise performed in full.

  (c) The representing party has no knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use, by any of the Company and its Subsidiaries infringes on any Proprietary Right, (2) against the use by any of the Company and its Subsidiaries of any Company Proprietary Rights used in the business and operations of any of the Company and its Subsidiaries as now conducted or as proposed to be conducted or (3) challenging the ownership, validity, effectiveness or right of use of any of the Company Proprietary Rights.

  (d) The execution and delivery of the Transaction Documents and the conclusion of any of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, any of the Company and its Subsidiaries under any Company Proprietary Right.

  Section 4.17 Insurance. One or more of the Company and its Subsidiaries maintain insurance with reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated. There are no currently outstanding material losses for which the Company or such Subsidiary, as the case may be, has failed to give or present notice or claim under any policy. There are no requirements by any insurance company or by any board of fire underwriters or other body exercising similar functions or by any Governmental Body of which the representing party has knowledge requiring any repairs or other work to be done to any of the properties owned, leased, licensed or used by the Company or such Subsidiary, as the case may be, or requiring any equipment or facilities to be installed on or in connection with any of the properties, the failure to complete which could result in the cancellation of the policy of insurance. Policies for all the insurance are in full force and effect and none of the Company and its Subsidiaries is in default in any material respect under any of the policies. The representing party has no knowledge of the cancellation or proposed cancellation of any of the insurance or of any proposed increase in the contributions for workers' compensation applicable to each employee or unemployment insurance or of any conditions or circumstances applicable to the business of the Company or such Subsidiary, as the case may be, which might result in a material increase in those contributions. The Company has delivered to Qwest and Qwest Subsidiary true and complete copies of policies for all material fire and casualty, general liability, business interruption, product liability and other insurance maintained by any of the Company and its Subsidiaries.

  Section 4.18 Environmental Matters.

  (a) Each of the Company and its Subsidiaries has obtained all environmental, health and safety permits, authorizations and other Licenses required under all Environmental Laws to carry on its business as now conducted or proposed to be conducted, except to the extent failure to have any such permit, authorization or other License would not have a Material Adverse Effect. Each of such permits, authorizations and other Licenses is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

  (b) None of the Company and its Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else to generate, use, transport, treat, store, release or dispose of, any Hazardous Substance in a manner which has created or might reasonably be expected to create any liability or which would require reporting or giving notice to any Governmental Body, except for such events or occurrences for which the Company or its Subsidiaries would not reasonably be expected to incur liability or costs, individually or in the aggregate, in excess of $150,000 (exclusive of any amount with respect to which a reserve has been taken by the Company or a Subsidiary on or before December 31, 1997).

  Section 4.19 Books and Records.

  (a) The records and books of account of each of the Company and its Subsidiaries are correct and complete in all material respects, have been maintained in accordance with good business practices and are reflected accurately in the financial statements referred to in Section 4.5. Each of the Company and its Subsidiaries has accounting controls sufficient to insure that its transactions are (1) executed in accordance with management's general or specific authorization and (2) recorded in conformity with GAAP so as to maintain accountability for assets.

  (b) The minute books of each of the Company and its Subsidiaries true and correct copies of which have been made available to Qwest and Qwest Subsidiary, contain accurate records of all meetings and accurately reflect all corporate action of the stockholders and the board of directors (including committees) of the Company or such Subsidiary, as the case may be.

  (c) The stock books and ledgers of each of the Company and its Subsidiaries, true and correct copies of which have been made available to Qwest and Qwest Subsidiary, correctly record all transfer and issuances of all capital stock of the Company or the Subsidiary.

  Section 4.20 Material Contracts.

  (a) Section 4.20(a) of the Company's Disclosure Schedule sets forth a correct and complete list of the following agreements to which any of the Company and its Subsidiaries is a party (collectively, the "Company Material Contracts"), true and correct copies of which have been delivered to Qwest and Qwest Subsidiary:

    (1) agreements with investment bankers, brokers, finders, consultants and advisers engaged by the Company or a Subsidiary (including, without limitation, the Company's Financial Advisor) with respect to the Transactions, other Business Combination Transactions, the purchase or sale by the Company or a Subsidiary of assets not in the ordinary course of business or the issuance and sale by the Company or a Subsidiary of any Equity Securities;

    (2) Company Affiliate Agreements;

    (3) agreements made by any of the Company and its Subsidiaries not in the Ordinary Course that may require the payment or provision by or to any of the Company and its Subsidiaries of money in an aggregate amount, or goods or services having an aggregate value, in each case in excess of $100,000;

    (4) agreements made by any of the Company and its Subsidiaries since December 31, 1997, whether or not in the Ordinary Course, contemplating the acquisition by the Company or the Subsidiary, as the case may be, of any Equity Securities of any person or all or substantially all of the assets of any person;

    (5) agreements that by their terms may be cancelled, terminated, amended or modified, or pursuant to which payments might be required or acceleration of benefits may be required, in connection with or as the result of the execution and delivery of the Transaction Documents or the conclusion of any of the

  Transactions, in each case the consequence of which could reasonably be expected to adversely affect any of the Company and the Subsidiaries in an amount in excess of $100,000;

    (6) agreements that provide for the acceleration or payment of benefits upon the occurrence of a change of control (however defined), whether or not resulting from the execution and delivery of the Transaction Documents or the conclusion of any of the Transactions;

    (7) agreements that provide for the indemnification by any of the Company and its Subsidiaries of any director, officer, employee or agent of any of the Company and its Subsidiaries, other than agreements referred to in the preceding clause (1);

    (8) agreements that grant a power of attorney, agency or similar authority to another person;

    (9) joint venture, partnership and limited liability agreements;

    (10) agreements giving any person the right to renegotiate or require an increase or reduction in the price of goods or services provided by or to any of the Company and its Subsidiaries, an increase in amounts previously paid by any of the Company and its Subsidiaries with respect to any goods or services or the repayment by any of the Company and the Subsidiaries of amounts previously paid to any of them with respect to any goods or services;

    (11) agreements with any Governmental Body; and

    (12) agreements requiring the payment or provision by or to any of the Company and its Subsidiaries of money in an aggregate amount, or goods or services having an aggregate value, in each case in excess of $250,000 during the year ending December 31, 1998.

  (b) Each Company Affiliate Agreement is in full force and effect, and except as disclosed in Section 4.20(b) of the Company's Disclosure Schedule, no term or condition thereof has been amended, modified or waived after the execution thereof, in each case in any material respect, except in accordance with this Agreement. Each such Company Affiliate Agreement is the legally valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

  (c) Each agreement referred to in Sections 4.20(a)(5) and 4.20(a)(12) has, to the knowledge of the representing party with respect to parties other than the Company or the Subsidiary, as the case may be, been duly authorized, executed and delivered by the parties to such agreement, is in full force and effect and constitutes the legally valid and binding obligation of the parties to such agreement or their respective successors or assigns, enforceable against them in accordance with the terms of such agreement. Except as disclosed in Section 4.20(c) of the Company's Disclosure Schedule, there is no liability or obligation of the Company or a Subsidiary with respect to any such agreement referred to in Section 4.20(a)(5) or Section 4.20(a)(12) that, under the terms of such agreement, has not been paid or otherwise performed in full. The right, title and interest of the Company or a Subsidiary in, to and under each such agreement is free and clear of all Liens other than Permitted Liens. Except as disclosed in Section 4.20(c) of the Company's Disclosure Schedule, there exists no default under any such agreement by any party, which default, individually or together with other defaults under the same agreement or other agreements, could reasonably be expected to have a Material Adverse Effect. The execution and delivery of the Transaction Documents and the conclusion of any of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, any of the Company and its Subsidiaries under any such agreement.

  Section 4.21 Transactions with Affiliates. Except as disclosed in Section
4.21 of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, at no time since December 31, 1997 has any of the Company and its Subsidiaries entered into any transaction (including, but not limited to, the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except as contemplated by the Transaction Documents.

  Section 4.22 SEC Documents. The Company has filed with the Securities and Exchange Commission all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act to be filed by the Company since January 31, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the Securities and Exchange Commission on or before the date of this Agreement, the Company SEC Documents filed by the Company complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents (including any and all financial statements included therein) filed by the Company as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto. The Company has filed with the Securities and Exchange Commission as exhibits to the Company SEC Documents all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are true and complete copies of such agreements, contracts and other documents or instruments, as the case may be. None of the Subsidiaries of the Company is required to file any reports, schedules, statements or other documents with the Securities and Exchange Commission.

  Section 4.23 Proxy Statement/Prospectus; Registration Statement; Other Information. None of the information with respect to any of the Company and its Subsidiaries to be included in the Proxy Statement/Prospectus or the Registration Statement will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the representing party with respect to information supplied in writing by Qwest, Qwest Subsidiary or any Affiliate thereof specifically for inclusion in the Proxy Statement/Prospectus. The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with this Agreement and the Merger and any schedules required to be filed with the Securities and Exchange Commission in connection therewith are collectively referred to as the "Proxy Statement/Prospectus."

  Section 4.24 Company Board Approval.

  (a) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), but subject to clause (2) of the proviso to Section 7.2(z), has duly (1) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders, (2) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable, (3) determined that the other Transaction Documents and the other Transactions are in the best interests of the Company and its stockholders and approved such other Transaction Documents and Transactions and (4) recommended that the stockholders of the Company approve this Agreement and the Merger.

  (b) The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 251 of the DGCL and of each of the Transaction Documents and each of the Transactions (including, without limitation, the Qwest/Principal Stockholder Transactions, the Qwest Credit Transactions and the Qwest

Private Line Services Agreement) for purposes of Section 203 of the DGCL if the provisions thereof were to apply to any of the Transaction Documents or any of the Transactions.

  (c) The Company's Financial Advisor has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Company Common Stock who are Affiliates of the Company) in the Transactions is fair to such holders.

  Section 4.25 Required Vote. The affirmative vote, at a duly convened meeting of the holders of Company Common Stock at which the necessary quorum is present, of a majority of the outstanding shares of Company Common Stock is the only vote or consent of the holders of any class or series of the Equity Securities of the Company necessary to approve this Agreement and the Merger. The other Transaction Documents and the other Transactions are not required to be approved by the holders of shares of any class or series of Equity Securities of the Company.

  Section 4.26 Business Combination Transactions. None of the Company and its Subsidiaries has entered into any agreement with any person which has not been terminated as of the date of this Agreement and under which there remains any liability or obligation of any of the Company and its Subsidiaries with respect to a Business Combination Transaction (other than the Transactions).

  Section 4.27 Fees for Financial Advisors, Brokers and Finders. None of the Company, its Subsidiaries and the Principal Stockholders has authorized any person other than the Company's Financial Advisor to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from any of the Company and its Subsidiaries upon the conclusion of or in connection with any of the Transactions. The Company has disclosed to Qwest and Qwest Subsidiary the terms of the engagement of the Company's Financial Advisor by the Company.

  Section 4.28 Ownership of Qwest Common Stock. None of the Company and its Subsidiaries owns any shares of Qwest Common Stock or other Equity Securities of Qwest (exclusive of any shares of Qwest Common Stock owned by any Company Employee Plan).

  Section 4.29 Continuing Representations and Warranties.

  (a) Each of the representations and warranties made by the Company or a Subsidiary in this Agreement or in any other Transaction Document as of any date other than the Closing Date shall be true and correct in all material respects on and as of the Closing Date, except as otherwise contemplated by such Transaction Document.

  (b) Not less than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Qwest and Qwest Subsidiary such updates or other revisions of the written disclosures referred to in this Article IV as have been delivered by the Company to Qwest and Qwest Subsidiary as shall be necessary in order to make each of such written disclosures true and correct in all material respects on and as of the Closing Date. The requirement to prepare and deliver updates or other revisions of the written disclosures, and the receipt by Qwest and Qwest Subsidiary of information pursuant to Section
6.1 or otherwise on or before the Closing Date, shall not limit the right of Qwest and Qwest Subsidiary under Article III to require as a condition precedent to the performance of its obligations under this Agreement on such Closing Date the accuracy in all material respects of the representations and warranties made by the representing party in any Transaction Document and the performance in all material respects of the covenants of the Company made in any Transaction Document (without regard to such updates or other revisions) and to receive an unqualified certificate with respect to the same.

                                   ARTICLE V

         Representations and Warranties of Qwest and Qwest Subsidiary

  Each of Qwest and Qwest Subsidiary, jointly and severally, represents and warrants to the Company as follows:

  Section 5.1 Corporate Existence and Power. Each of Qwest and Qwest Subsidiary (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (2) has all necessary corporate power and authority and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, (3) is duly qualified as a foreign corporation under the laws of each jurisdiction in which qualification is required either to own, lease, license or use its properties now owned, leased, licensed or used or to carry on its business as now conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (4) has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is or may become a party and to perform its obligations thereunder.

  Section 5.2 Authorization; Contravention. Subject to obtaining the Approvals referred to in Section 5.3, the execution and delivery by each of Qwest and Qwest Subsidiary of each Transaction Document to which it is or may become a party and the performance by it of its obligations under each of those Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its certificate of incorporation or bylaws,
(B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which it or any of its properties may be bound or affected, including, but not limited to, the Hart-Scott-Rodino Act or (C) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on any property now owned or hereafter acquired by it, except in each case referred to in the preceding clauses (1) and (2) for contraventions, violations, breaches, defaults or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.3 Approvals. Except as disclosed in Section 5.3 of Qwest and Qwest Subsidiary's Disclosure Schedule, no Approval of any Governmental Body or other person is required or advisable on the part of Qwest or Qwest Subsidiary for (1) the due execution and delivery by Qwest or Qwest Subsidiary, as the case may be, of any Transaction Document, (2) the conclusion of the Transactions, (3) the performance by Qwest or Qwest Subsidiary, as the case may be, of its obligations under each Transaction Document to which it is or may become a party and (4) the exercise by the Company of its rights under each Transaction Document to which the Company is or may become a party, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.4 Binding Effect. Each Transaction Document to which Qwest or Qwest Subsidiary is or may become a party is, or when executed and delivered in accordance with this Agreement will be, the legally valid and binding obligation of Qwest or Qwest Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

  Section 5.5 Financial Information.

  (a) The consolidated balance sheet of Qwest and its consolidated Subsidiaries as of December 31, 1997 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick LLP, true and complete copies of which have been delivered to the Company, fairly present the consolidated financial position of Qwest and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the year then ended, in accordance with GAAP applied on a consistent basis except as described in the footnotes to the financial statements or as disclosed in Section 5.5 of Qwest and Qwest Subsidiary's Disclosure Schedule.

  (b) The unaudited consolidated balance sheet of Qwest and its consolidated Subsidiaries as of June 30, 1998 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the six months then ended, true and complete copies of which have been delivered to the Company, fairly present, subject to normal year-end adjustments, the consolidated financial position of Qwest and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the six months then ended.

  (c) At the respective dates of the balance sheets referred to in this
Section 5.5, none of Qwest and its Subsidiaries had any material Liability that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in the balance sheets but was not, except for the omission of notes in unaudited balance sheets with respect to contingent liabilities that in the aggregate did not materially exceed those so reported in the latest audited balance sheets previously delivered and that were of substantially the same type as so reported.

  (d) Since January 1, 1997, there has been no material disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K under the Securities Act) between any of Qwest and its Subsidiaries, on the one part, and any of its independent accountants, on the other part, with respect to any aspect of the manner in which the Company or such Subsidiary, as the case may be, maintained or maintains its books and records or the manner in which the Company or the Subsidiary, as the case may be, has reported upon the financial condition and results of operations of any of the Company and its Subsidiaries since such date, that has not been resolved to the satisfaction of the relevant independent accountants.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in
Section 5.6 of Qwest and Qwest Subsidiary's Disclosure Schedule or the Qwest SEC Documents filed with the SEC prior to the date hereof, since December 31, 1997, no circumstance has existed and no event has occurred that has had, will have or could reasonably be expected to have a Material Adverse Effect.

  Section 5.7 Litigation.

  (a) There is no Action pending against Qwest or Qwest Subsidiary or, to the knowledge of the representing party, threatened against Qwest, Qwest Subsidiary or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the conclusion of any of the Transactions.

  (b) There is no Action pending against any of Qwest and its Subsidiaries or, to the knowledge of the representing party, threatened against any of Qwest and its Subsidiaries or any other person that involves any of the Transactions or any property owned, leased, licensed or used by any of Qwest and its Subsidiaries, as the case may be, that, individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to have a Material Adverse Effect on Qwest.

  Section 5.8 Compliance with Regulations.

  (a) None of Qwest and its Subsidiaries is in, and none of them has received written notice of, a violation of or default with respect to, any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, including individual products or services sold or provided by it, except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) Each of Qwest and its Subsidiaries has filed or caused to be filed with each applicable Governmental Body all reports, applications, documents, instruments and information required to be filed by it pursuant to all applicable Regulations, other than those as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  Section 5.9 Capitalization.

  (a) As of the date of this Agreement, the authorized capital stock of Qwest consists of 600,000,000 shares of Qwest Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share, of Qwest (the "Qwest Preferred Stock").

  (b) As of August 31, 1998, there are approximately (1) 332,123,281 shares of Qwest Common Stock issued and outstanding, (2) no shares of Qwest Common Stock held in the treasury of Qwest, (3) no shares of Qwest Preferred Stock issued and outstanding, (4) 35,855,624 shares of Qwest Common Stock reserved for issuance upon exercise of outstanding stock options issued by Qwest to current or former employees and directors of Qwest and its Subsidiaries, (5) 14,787,963 shares of Qwest Common Stock reserved for issuance upon exercise of authorized but unissued stock options and (6) 8,600,000 shares of Qwest Common Stock reserved for issuance upon exercise of a warrant issued to Anschutz Family Investment Company LLC.

  (c) All outstanding shares of Qwest Common Stock are duly authorized, validly issued, fully paid and nonassessable, free from any Liens created by Qwest with respect to the issuance and delivery thereof and not subject to preemptive rights.

  (d) Except with respect to the outstanding shares of Qwest Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Qwest having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Qwest may vote.

  (e) All outstanding Equity Securities of Qwest were issued in compliance with all applicable Regulations, including, without limitation, the registration provisions of applicable federal and state securities laws. Equity Securities of Qwest that were issued and reacquired by Qwest were so reacquired (and, if reissued, so reissued) in compliance with all applicable Regulations, and Qwest has no liability with respect to the reacquisition or reissuance of such Equity Securities.

  Section 5.10 SEC Documents. Qwest has filed with the Securities and Exchange Commission all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act to be filed by Qwest since April 18, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Qwest SEC Documents"). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the Securities and Exchange Commission on or before the date of this Agreement, the Qwest SEC Documents filed by Qwest complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Qwest SEC Documents (including any and all financial statements included therein) filed by Qwest as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Qwest and its consolidated Subsidiaries included in the Qwest SEC Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto. Qwest has filed with the Securities and Exchange Commission as exhibits to the Qwest SEC Documents all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are true and complete copies of such agreements, contracts and other documents or instruments, as the case may be. None of the Subsidiaries of Qwest is required to file any reports, schedules, statements or other documents with the Securities and Exchange Commission.

  Section 5.11 Proxy/Statement/Prospectus; Registration Statement; Other Information. None of the information with respect to any of Qwest and its Subsidiaries to be included in the Proxy Statement/Prospectus or the Registration Statement will in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the representing party with respect to information supplied in writing by the Company or any Affiliate of the Company specifically for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Registration Statement will comply in all material respects with the provisions of the Securities Act. The registration statement on Form S-4, in which the Proxy Statement/Prospectus will be included, and all exhibits thereto, required to be filed with the Securities and Exchange Commission in connection with this Agreement and the Merger are collectively referred to as the "Registration Statement".

  Section 5.12 Ownership of Company Common Stock. None of Qwest and its Subsidiaries owns any shares of Company Common Stock or other Equity Securities of the Company (exclusive of any shares of Company Common Stock owned by any Employee Plan of Qwest and its Subsidiaries).

  Section 5.13 Continuing Representations and Warranties.

  (a) Each of the representations and warranties made by Qwest or Qwest Subsidiary in this Agreement or in any other Transaction Document as of any date other than the Closing Date shall be true and correct in all material respects on and as of the Closing Date, except as otherwise contemplated by such Transaction Document.

  (b) Not less than three Business Days prior to the Closing Date, Qwest and Qwest Subsidiary shall prepare and deliver to the Company such updates or other revisions of the written disclosures referred to in this Article V as have been delivered by Qwest and Qwest Subsidiary to the Company as shall be necessary in order to make each of such written disclosures correct and complete in all material respects on and as of the Closing Date. The requirement to prepare and deliver updates or other revisions of the written disclosures, and the receipt by the Company of information pursuant to Section
6.1 or otherwise on or before the Closing Date, shall not limit the right of the Company under Article III to require as a condition precedent to the performance of its obligations under this Agreement on such Closing Date the accuracy in all material respects of the representations and warranties made by the representing party in any Transaction Document and the performance in all material respects of the covenants of Qwest or Qwest Subsidiary, as the case may be, made in any Transaction Document (without regard to such updates or other revisions) and to receive an unqualified certificate with respect to the same.

                                  ARTICLE VI

                           Covenants of the Parties

  Section 6.1 Covenants of the Parties. The Company covenants and agrees for the benefit of Qwest and Qwest Subsidiary with respect to the Company, and Qwest and Qwest Subsidiary, jointly and severally, covenant and agree for the benefit of the Company, in each case that the party with respect to which the covenant and agreement is made shall (and, with respect to the Company, that the Company shall cause its Subsidiaries to) do the following until the Effective Time and, with respect to Sections 6.1(e) and 6.1(f), indefinitely after the date of this Agreement:

  (a) Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which qualification is required either (1) to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used or (2) to carry on its business as now conducted or proposed to be conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (b) Compliance With Regulations. Comply in all respects with all Regulations of each Governmental Body and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations in connection with the Transactions if a failure to comply with any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, including, without limitation, use its reasonable best efforts to comply (and exchange information with other parties to enable them to comply) with any applicable requirements under the Hart-Scott- Rodino Act relating to filing and furnishing information to the Department of Justice and the Federal Trade Commission, including, without limitation, the following:

    (1) assisting in the preparation and filing of each applicable "Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" and taking all other action required by 16 C.F.R. Parts 801-803 (or any successor form or Regulation);

    (2) complying with any additional request for documents or information made by the Department of Justice or the Federal Trade Commission or by a court; and

    (3) causing all affiliated persons of the "ultimate parent entity" of the party within the meaning of the Hart-Scott-Rodino Act to cooperate and assist in such filing and compliance.

  (c) Reasonable Best Efforts. Upon the terms and subject to the conditions provided in this Agreement or the other Transaction Documents, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement or any other Transaction Document in doing all things necessary, proper or advisable to cause the satisfaction of the conditions to the conclusion of the Transactions contemplated hereby or thereby as soon as reasonably practicable, including, without limitation, using its reasonable best efforts to obtain all Approvals that are required or advisable on the part of any party with respect to the Transactions. Nothing in this Section 6.1(c) or any other provision of any Transaction Document shall (1) require any of Qwest and its Subsidiaries to sell or otherwise dispose of any substantial amount of the assets of any of Qwest, the Company and their respective Subsidiaries, whether as a condition to obtaining any Approval from a Governmental Body or any other person or for any other reason, or (2) prevent Qwest from engaging in any activities, discussions or negotiations with respect to a Business Combination Transaction with respect to any of Qwest and its Subsidiaries, entering into any agreements or other arrangements with respect to the same or concluding any transactions contemplated by, or believed by any of Qwest and its Subsidiaries to be in furtherance of, such Business Combination Transaction, and no such actions by any of Qwest and its Subsidiaries with respect to such a Business Combination Transaction shall constitute a breach of any representation, warranty, covenant or agreement of Qwest or Qwest Subsidiary in any Transaction Document.

  (d) Notification. Give prompt notice to the other parties to this Agreement or any other Transaction Document, as the case may be, of (1) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the party contained herein or therein to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, any failure of the party to perform or otherwise comply with, in any material respect, any covenant, condition or agreement to be performed or complied with by it hereunder or thereunder and
(2) the receipt by the party of written or oral notice from any Governmental Body or other person stating, or causing such party to believe, that there is a reasonable likelihood that an Approval required by this Agreement to be obtained from such Governmental Body or other person will not be obtained timely or at all; which covenant of notification shall not limit the right of any other party hereunder or thereunder to require as a condition precedent to the performance of its obligations hereunder or thereunder the continuing accuracy and performance of the representations and warranties and covenants of the notifying party made herein or therein and to receive an unqualified certificate with respect to the same.

  (e) Publicity and Reports; Communications with Employees. Except as may be required by applicable laws, court process or by obligations pursuant to any Regulation of the NASD, as the case may be, refrain from issuing any press release or make any public filings with respect to the Transactions, without affording the other parties the opportunity to review and comment upon such release or filing; and, until the Effective Time, cooperate with the other parties in determining the method and content of written and oral communications by the parties and their respective Subsidiaries to employees of the Company and its Subsidiaries.

  (f) Confidentiality. Keep confidential any information disclosed by any other party or its representatives to the covenanting party or its representatives, whether before or after the date of this Agreement, in connection with the Transactions or the discussions and negotiations preceding the execution of the Transaction Documents, and to not use such information other than as contemplated by the Transaction Documents, in each case unless such information (1) becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives or (2) was available or becomes available to the receiving party or any of its representatives on a non-confidential basis, provided that the source of such information was not then known by the receiving party or its representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other obligation of confidentiality to the other party or any of its affiliates with respect to such information, except in each case to the extent the duty as to confidentiality is waived in writing by the other party; and if this Agreement is terminated, use reasonable efforts to return upon written request from any other party all documents (and reproductions of those documents) received by it or its representatives from the other party (and, in the case of reproductions, all reproductions made by the receiving party) unless the recipients provide assurances reasonably satisfactory to the requesting party that the documents have been destroyed.

  (g) Tax-Free Reorganization. Use, and cause its Affiliates to use, reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code including, without limitation, complying with the recording and reporting requirements under Section 1.368-3 of the United States Treasury Regulations; and not take, and cause its Affiliates not to take, any action that could cause the Merger not to qualify as a tax-free reorganization under those Sections and take the position for all purposes that the Merger qualifies as a tax-free reorganization under those Sections.

  (h) Further Assurances. Promptly upon request by any other party, correct any defect or error that may be discovered in any Transaction Document or in the execution or acknowledgement of any Transaction Document and execute, acknowledge, deliver, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments as the requesting party may reasonably require from time to time in order (1) to carry out more effectively the purposes of each Transaction Document, (2) to enable the requesting party to exercise and enforce its rights and remedies and collect any payments and proceeds under each Transaction Document, (3) to enable any party to prepare, execute and file all Tax Returns and other documents with respect to any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, transfer, recording, registration and other fees and similar taxes that become due in connection with the Transactions and (4) to better transfer, preserve, protect and confirm to the requesting party the rights granted or now or hereafter intended to be granted to the requesting party under each Transaction Document or under each other instrument executed in connection with any Transaction Document.

  Section 6.2 Proxy Statement/Prospectus; Registration Statement. As soon as practicable following the execution of this Agreement, each of the Company and Qwest shall prepare and file with the Securities and Exchange Commission the Proxy Statement/Prospectus and each of the Company and Qwest shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the Securities and Exchange Commission as promptly as practicable. As soon as practicable following such clearance, Qwest shall prepare and file with the Securities and Exchange Commission the Registration Statement, of which the Proxy Statement/Prospectus will form a part, and shall use its reasonable best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission as promptly as practicable thereafter. The Company and Qwest shall cooperate with each other in the preparation of the Proxy Statement/Prospectus, and each shall provide to the other promptly copies of all correspondence between it or any of its representatives and the Securities and Exchange Commission. Each of the Company and Qwest shall furnish to the other all information concerning it and its Affiliates required to be included in the Proxy Statement/Prospectus and the

Registration Statement. As promptly as practicable after the effectiveness of the Registration Statement, the Company shall mail the Proxy Statement/Prospectus to the stockholders of the Company and Qwest shall mail the Proxy Statement/Prospectus to the stockholders of Qwest. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of each of the Company and Qwest, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Qwest shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the Proxy Statement/Prospectus has been filed, or the issuance of any stop order, or the suspension of the qualification of Qwest Common Stock to be issued in the Merger for offering or sale in any jurisdiction, or of any request by the Securities and Exchange Commission or the NASD for amendment of the Registration Statement or the Proxy Statement/Prospectus. The parties shall take any action required to be taken under state blue sky or securities Regulations in connection with the Transactions.

  Section 6.3 Letters of Accountants. Each of the Company and Qwest shall use commercially reasonable efforts to cause to be delivered to the other "comfort" letters of PricewaterhouseCoopers LLP, the Company's independent public accountants, and of KPMG Peat Marwick LLP, Qwest's independent public accountants, respectively, in each case, dated and delivered on the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Boards of Directors of the Company and Qwest, in form and substance reasonably satisfactory to the other and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                                  ARTICLE VII

                      Additional Covenants Of The Company

  Section 7.1 Affirmative Covenants of the Company. The Company agrees for the benefit of Qwest and Qwest Subsidiary that, until the Effective Time (or, with respect to the covenant set forth in Section 7.1(m), for the period set forth therein), the Company shall, and shall cause each of its Subsidiaries to, do the following:

    (a) NASDAQ. Take all action required, if any, to cause the Company Common Stock to continue to be listed for trading on the NASDAQ and give such notice to the NASDAQ as shall be required, if any, with respect to the Transaction Documents and the Transactions.

    (b) Maintenance of Records. Keep adequate records and books of account reflecting all its financial transactions, keep minute books containing accurate records of all meetings and accurately reflecting all corporate action of its stockholders and its Board of Directors (including committees) and keep stock books and ledgers correctly recording all transfers and issuances of all capital stock, in each case in the Ordinary Course.

    (c) Maintenance of Properties. Maintain, keep and preserve all the Company Properties in the Ordinary Course.

    (d) Conduct of Business. Except as otherwise contemplated by this Agreement, continue to engage in the Ordinary Course in the same lines of business as conducted by it on the date of this Agreement; use its reasonable best efforts to keep available the services of its present officers, employees and consultants who are integral to the operation of its business as so conducted; and use its reasonable best efforts to preserve the business of the Company and its Subsidiaries and to preserve the goodwill of customers, suppliers and others having business relations with any of the Company and its Subsidiaries.

    (e) Maintenance of Insurance. Maintain insurance in the Ordinary Course.

    (f) Payment of Taxes. (1) Timely file (or cause to be filed) all Tax Returns that are required to be filed by it, except for the filing of such Tax Returns as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect, and (2) pay (or cause to be paid) before they become delinquent all Taxes required to be paid when due whether or not shown or such Tax Returns and any assessment received by it or otherwise required to be paid, except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or other provisions are maintained in accordance with GAAP, or amounts of Taxes and assessments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (g) Reporting Requirements. Furnish to Qwest and Qwest Subsidiary:

      (1) Adverse events. Promptly after the occurrence, or failure to occur, of any such event, information with respect to any event (A) which could reasonably be expected to have a Material Adverse Effect,
    (B) which, if known as of the date of this Agreement, would have been required by any Transaction Document to be disclosed to Qwest or Qwest Subsidiary, (C) which could reasonably be expected to cause any representation or warranty contained in any Transaction Document with respect to the Company or a Subsidiary to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (D) which constitutes an Option Trigger (as defined in the Option Agreements) or which would enable Qwest to exercise an Option;

      (2) Monthly financial statements. As soon as available, and in any event within 30 days after the end of each month, the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the month and the related consolidated statements of income
    (loss) for the portion of the fiscal year of the Company ended with the last day of the month, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year (subject to year-end adjustments);

      (3) Notice of litigation. Promptly after the commencement of each such matter, notice of all Actions affecting the Company or a Subsidiary that, individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to have a Material Adverse Effect;

      (4) Access to information. Afford to Qwest and Qwest Subsidiary and their respective officers, employees, financial advisors, attorneys, accountants and other representatives, reasonable access and duplicating rights (at the requesting party's expense) during normal business hours and upon reasonable advance notice to all its properties, books, contracts, commitments, personnel and records; furnish as promptly as practicable to Qwest and Qwest Subsidiary and their respective officers, employees, financial advisors, attorneys, accountants and other representatives such information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries as they may from time to time reasonably request and instruct the officers, employees, financial advisors, attorneys, accountants and other representatives of each of the Company and its Subsidiaries to cooperate with Qwest and Qwest Subsidiary and their respective officers, employees, financial advisors, attorneys, accountants and other representatives in their investigation of each of the Company and the Subsidiaries;

      (5) Reports to creditors and other persons. Promptly after the furnishing of each such document, copies of any statement or report furnished to any other person pursuant to the terms of the Company Credit Facilities or any other indenture, loan or credit or similar agreement and not otherwise required by any other clause of this
    Section 8.1 to be furnished to Qwest and Qwest Subsidiary; and

      (6) General information. Such other information respecting the condition or operations, financial or otherwise, of any of the Company and its Subsidiaries as Qwest or Qwest Subsidiary may from time to time reasonably request.

    (h) Affiliate Agreements. Deliver to Qwest and Qwest Subsidiary a list (reasonably satisfactory to counsel for Qwest and Qwest Subsidiary), setting forth names and addresses who are, at the time of the Company Stockholders Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act; furnish such information and documents as Qwest and Qwest Subsidiary may reasonably request for the purpose of reviewing such list; and obtain from each such person the written agreement referred to in Section 3.1(l), without cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary.

    (i) Company Stock Options. Cancel all securities of any of the Company and the Subsidiaries which, after the Effective Time, would be convertible into or exchangeable or exercisable for any shares of capital stock of any of the Surviving Corporation and its Subsidiaries, and use reasonable best efforts to obtain the written acknowledgement of each holder of a Company Stock Option that such Company Stock Option from and after the Effective Time is exercisable for shares of Qwest Common Stock as provided in Section 1.1(l), in each case without cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary.

    (j) Stockholder Agreements. Obtain from the Principal Stockholders the Stockholders Agreements, without cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary.

    (k) Company Stockholders Meeting; Proxy Statement/Prospectus.

      (1) The Company (to the extent necessary, acting through its Board of Directors) shall, in accordance with applicable Regulations and as soon as practicable following the execution and delivery of this Agreement,
    (A) duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the "Company Stockholders Meeting") for the purpose of considering the approval of this Agreement and the Merger, which date shall be not less than 20 days after the date the Proxy Statement/Prospectus shall be first mailed to the stockholders of the Company, (B) fix a record date for determining stockholders entitled to vote at the Company Stockholders Meeting and (C) subject to
    Section 7.2(z), include in the Proxy Statement/Prospectus the recommendation by the Board of Directors of the Company that the stockholders of the Company approve this Agreement and the Merger.

      (2) Notwithstanding the provisions of Section 7.2(z) and this Section 7.1(k), the obligations of the Company under Section 7.1(k)(1) shall not be affected by the withdrawal or modification by the Board of Directors of the Company Board Approval with respect to any matter. Without limiting the generality of the foregoing, the Company shall submit this Agreement and the Merger to the stockholders of the Company whether or not the Board of Directors of the Company determines that this Agreement and the Merger are no longer advisable and recommends that the stockholders of the Company reject this Agreement and the Merger.

    (l) Teleway Agreement. Use reasonable best efforts to amend and restate the Agreement of General Partnership of Icon CMT Corp. and Teleway Corporation Partners dated as of November 17, 1997, so as to reorganize the partnership created thereunder as a limited liability partnership or limited liability company organized under the laws of the State of Delaware, on terms no less favorable to the Company than those in effect on the date of this Agreement.

    (m) Qwest Services. If a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries shall be consummated within 12 months following the termination of obligations of the parties under this Agreement pursuant to Section 9.1(a) (other than pursuant to Section 9.1(a)(4)), (1) the Company and its Subsidiaries shall purchase from one or more of Qwest and its Subsidiaries products and services (including tariff and non-tariff services and facilities) selected by the Company in its sole discretion that are generally offered for sale by Qwest or such Subsidiary, at the prices and on the terms and conditions generally offered by Qwest or such Subsidiary from time to time during such period to customers of similar products and services at similar volume and commitment levels, for an aggregate purchase price equal to (A) $30,000,000 less (B) the aggregate purchase price for products and services purchased by the Company and its Subsidiaries from any of Qwest and its Subsidiaries from the Termination Date to the date of the consummation of such Business Combination Transaction, provided that purchases pursuant to commitments or agreements in existence on such date of consumation that were made by the other parties to such Business Combination Transaction and their respective Affiliates shall not be included in determining whether the Company shall have satisfied its obligation under this Section 7.1(m), (2) the Company shall purchase such products and services within a period of months following such date of consummation that is equal to (A) 12 months less (B) the quotient obtained by dividing 2 into the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the Termination Date and such date of consummation and (3) on such date of consummation, and as a condition to such consummation, the Company shall pay to Qwest a portion of the amount determined pursuant to the preceding clause (1) that is equal to (A) $2,500,000 times the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the Termination Date and such date of consummation less (B) the aggregate purchase price for products and services purchased from any of Qwest and its Subsidiaries from the Termination Date to such date of consummation.

  Section 7.2 Negative Covenants of the Company. The Company agrees for the benefit of Qwest and Qwest Subsidiary that, until the Effective Time (or, with respect to the covenant set forth in Section 7.2(aa) for the period set forth therein) and except as contemplated by the Transaction Documents or unless the Company shall have obtained the prior written approval of Qwest and Qwest Subsidiary (which approval may be granted, withheld, delayed or conditioned in their sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following or enter into any agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

    (a) Dissolution. Dissolve any of the Company and its Subsidiaries, or take any action in contemplation thereof.

    (b) Charter documents. Amend its articles of incorporation, certificate of incorporation, bylaws, operating agreement or limited partnership agreement, as applicable.

    (c) Capitalization. Any of (1) issue any shares of capital stock or other Equity Securities, except in connection with the exercise of any Company Stock Options or Company Warrants, (2) enter into an agreement or other arrangement having the effect of restricting the voting or transfer of any Equity Securities of any of the Company and its Subsidiaries, (3) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (4) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock; provided that the Company may amend the Company's 1995 Stock Option Plan in the manner contemplated by the Proxy Statement dated August 24, 1998 of the Company.

    (d) Debt. Create, incur, assume or suffer to exist any Debt, except:

      (1) any Debt under the Company Credit Facilities on the terms and conditions thereof in existence as of the date of this Agreement in an aggregate amount not exceeding $10,000,000 at any time outstanding;

      (2) any Debt as lessee under capitalized leases entered into in the Ordinary Course in an aggregate amount not exceeding $2,000,000 in the aggregate at any time outstanding;

      (3) any other Debt existing on the date of this Agreement, and all amendments, extensions, modifications, refunding, renewals, refinancings and substitutions thereof, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to the Company and its Subsidiaries than those in existence as of the date of this Agreement; and

      (4) any Debt under the Qwest Credit Facility.

    (e) Liens. Create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except Permitted Liens.

    (f) Liabilities. Either (1) incur any Liability, except Liabilities (a) incurred in the Ordinary Course or (b) expressly contemplated by the Transaction Documents or (2) pay, discharge or satisfy any Liabilities, except Liabilities (a) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company and its Subsidiaries referred to in Section 4.5, (B) incurred in the Ordinary Course, (C) legally required to be paid, discharged or satisfied or (D) expressly contemplated by the Transaction Documents.

    (g) Settle Litigation. Settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid (which are not payable or reimbursable under policies of insurance maintained by or on behalf of any of the Company and its Subsidiaries), individually in an amount in excess of $50,000 and in the aggregate in an amount in excess of $100,000, other than in consultation and cooperation with Qwest and Qwest Subsidiary, and, with respect to any such settlement, with the prior written consent of Qwest and Qwest Subsidiary.

    (h) Restricted Payments. Declare or make any Restricted Payment to any person other than any of the Company and its Wholly-Owned Subsidiaries.

    (i) Capital Expenditures. Make (or commit to make) any Capital Expenditures except in accordance with the Company's budget for 1998, as delivered to Qwest, and, thereafter, in accordance with a budget approved by Qwest and Qwest Subsidiary.

    (j) Acquisitions. Acquire (1) by merger, consolidation, acquisition of stock or assets, or otherwise, all or substantially all of the Equity Securities of any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated association or other entity or organization or (2) any assets, in each case, except for fair value and in the Ordinary Course.

    (k) Investments. Make or acquire any Investment in any person, other than
  (1) Investments in Wholly-Owned Subsidiaries, (2) Investments existing on the date of this Agreement in other Subsidiaries and (3) Investments pursuant to the cash management policy approved by the Board of Directors of the Company as of the date hereof, including, without limitation, any extension of the maturity, renewal, refunding or modification of such existing Investments in other Subsidiaries and all amendments, extensions, modifications, refundings, renewals and substitutions of such existing Investments, but only if the aggregate amount of such existing Investments shall not increase except as a result of the accrual of interest, dividends and other amounts payable in respect of such Investments.

    (l) Mergers, Etc. Merge or consolidate with any person, sell, lease, license or dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to any person or acquire all or substantially all of the assets or the business of any person, or take any other action to effect, any Business Combination Transaction (other than the Transactions), in each case whether in one transaction or in a series of transactions, except that a Subsidiary may merge into or transfer assets to the Company or a Wholly-Owned Subsidiary.

    (m) Leases. Create, incur, assume or suffer to exist, pursuant to a Guarantee or otherwise, any obligation as lessee for the rental or hire of any real or personal property, except the following:

      (1) conditional sale contracts that are Permitted Liens and any extensions or renewals of those contracts;

      (2) capitalized leases that are permitted under Section 7.2(d) and any extensions or renewals of those leases;

      (3) leases existing on the date of this Agreement and any extensions or renewals of those leases;

      (4) leases (other than capitalized leases) entered into in the Ordinary Course and any extensions or renewals of those leases; and

      (5) leases for office space in Philadelphia.

    (n) Sale and Leaseback. Transfer any real or personal property to any person and thereafter directly or indirectly lease back the same or similar property for an aggregate sales price in excess of $2,000,000 in any calendar quarter.

    (o) Sale or Lease of Assets. Transfer any of its assets now owned or hereafter acquired (including, but not limited to, shares of capital stock and indebtedness of Subsidiaries and leasehold interests), except the following:

      (1) assets that are no longer used or useful in the conduct of its business; and

      (2) assets that are transferred for fair value and in the Ordinary
    Course.

    (p) Conduct of Business. Either (1) engage in any line of business that is not conducted by it on the date of this Agreement or (2) except as contemplated by the Transaction Documents or otherwise in furtherance of the conclusion of the Transactions, enter into any agreement, arrangement, commitment, contract or transaction, amend or terminate any of the same, take any action or omit to take any action or otherwise conduct any of its affairs, in any case not in the Ordinary Course.

    (q) Confidential Information. Except as otherwise expressly permitted by the proviso to Section 7.2(z) with respect to a Business Combination Transaction or pursuant to confidentiality agreements with respect to the business, properties and operations of the Company and its Subsidiaries in effect as of the date of this Agreement or entered into thereafter in the Ordinary Course, use or disclose to any person (other than Qwest, Qwest Subsidiary and their Affiliates), except as required by law, any material non-public information concerning the business, properties, operations, prospects or condition (financial or otherwise) of any of the Company and its Subsidiaries.

    (r) Transactions with Affiliates. Enter into any transaction (including, but not limited to, the purchase, sale or exchange of property or the rendering of any service or the amendment, modification or termination of any of, or waiver of any provision of, the Company Affiliate Agreements) with any of its directors, officers or stockholders having beneficial ownership of 5.0% or more of the shares of Company Common Stock then issued and outstanding, or with any of its Affiliates or the directors, officers or such stockholders thereof, except (1) transactions among the Company and its Wholly-Owned Subsidiaries, (2) transactions pursuant to agreements, arrangements or understandings that are set forth in Section 7.2(r) of the Company's Disclosure Schedule, (3) transactions that are expressly contemplated by the Transaction Documents, and (4) transactions that do not require the payment or provision by or to any of the Company and its Subsidiaries of money in an aggregate amount, or goods or services having an aggregate value, in excess of $25,000.

    (s) Compliance With ERISA. Permit there to occur an Employee Plan Event that results in any material liability of any of the Company and its Subsidiaries.

    (t) Compensation. Permit (1) an increase in the amount of compensation of any senior executive officer of any of the Company and its Subsidiaries (including wages, salaries, bonuses, extra compensation, pension and continuation, severance or termination pay of all types, whether paid or accrued) that is not required by an existing agreement or, if not so required, is not in the Ordinary Course, (2) except as contemplated by
  Section 1.1(l), the adoption or amendment of, or acceleration of payment or vesting of the amounts payable or to become payable under, any bonus, profit sharing, compensation, severance, termination, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other stock-based plan, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any current or former officer, director, employee, consultant or agent of any of the Company and its Subsidiaries, (3) issuance of any additional Company Stock Options except for grants in the Ordinary Course in connection with the employment of new hires (x) in an aggregate amount not in excess of Company Stock Options exercisable for 50,000 shares of Company Common Stock in any calendar month and (y) in an amount for each such person not in excess of Company Stock Options exercisable for 15,000 shares of Company Common Stock, provided that this individual limit may be exceeded with the prior approval of Qwest, which approval shall not be unreasonably withheld, conditioned or delayed, (4) the payment of any benefit not required by any existing agreement, except for payments not material to the Company made in the Ordinary Course, (5) the adoption or amendment of any existing, employment, consulting, continuation pay, severance pay or termination pay agreement (including, without limitation, any such agreement that provides for the acceleration or payment of any benefit upon the occurrence of a change in control, however defined) with any officer, director or employee of any of the Company and its Subsidiaries or, except in accordance with the existing written policies of the Company or the Subsidiary, as the case may be, in existence as of the date of this Agreement, the grant of any continuation, severance or termination pay to any officer, director or employee of any of the Company and its Subsidiaries, except for severance or termination payments in each case not in excess of one month's salary or (6) the placement of any assets in any trust for the benefit of officers, directors or employees of any of the Company and its Subsidiaries; provided, however, that notwithstanding the foregoing, (w) each of the Company and its Subsidiaries may amend the provisions of any employee pension plan which is intended to be qualified under Section 401(a) of the Code in order to maintain such qualified status, (x) none of the Company and its Subsidiaries shall take any action, or refrain from taking any action, as the result of which the Company and its Subsidiaries shall be, or upon the occurrence of any change of control (however defined) or other event become, obligated to pay any benefits, except for the acceleration in the vesting of Company Stock Options and the creation of the obligation to make certain parachute payments under employment agreements with the Principal Shareholders, (y) the Company may amend the Company's 1995 Stock Option Plan in the manner contemplated by the Proxy Statement dated August 24, 1998 of the Company and (z) each of the Company and the Subsidiaries may replace an existing benefit plan with a substantially similar plan containing terms and conditions on the whole not less favorable to the Company or the Subsidiary than the benefit plan so replaced.

    (u) New Executive Officers. Employ, directly or indirectly (including as a consultant), any executive officers of any of the Company and its Subsidiaries not employed by the Company or such Subsidiary, as the case may be, in the same position or capacity on the date of this Agreement; provided that the consent of Qwest and Qwest Subsidiary with respect thereto shall not be unreasonably withheld, conditioned or delayed.

    (v) Union Contracts. Enter into or amend any agreements with any labor union or other collective bargaining group, other than in the Ordinary Course.

    (w) Stock of Subsidiary. Transfer any shares of capital stock of any Subsidiary, except in connection with a transaction permitted by Section 7.2(z).

    (x) Taxes. Make any material Tax election or waiver or settle or compromise any material Tax liability.

    (y) Accounting Changes. Except as disclosed in Section 7.2(y) of the Company's Disclosure Schedule, make or permit any significant change in accounting policies or reporting practices, except for any change required by GAAP, in the opinion of the Company's independent accountants.

    (z) Business Combination Transactions. Do, or permit any of its officers, directors, employees, financial advisors and other representatives to do, any of the following or to enter into an agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

      (1) enter into any agreement or other arrangement with respect to, or take any other action to effect, any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries or publicly announce any intention to do any of the foregoing;

      (2) solicit, initiate or encourage (including, without limitation, by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal to any of the Company, its Subsidiaries and its stockholders from any person (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) which constitutes, or may reasonably be expected to lead to, a proposal with respect to a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, or endorse any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries;

      (3) continue, enter into or participate in any activities, discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of any of the Company and its Subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; or

      (4) recommend that the stockholders of the Company accept or approve any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its

    Subsidiaries, modify or amend the Company Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdraw the Company Board Approval, or publicly announce any intention to do any of the foregoing;

  provided, that this Section 7.2(z) shall not prohibit (1) the Company from
  (a) furnishing to any person (other than a Principal Stockholder or an Affiliate of, or other person acting in concert with, the Company or a Principal Stockholder) that has made an unsolicited, bona fide written proposal with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries information concerning the Company and its Subsidiaries and the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries or
  (b) engaging in discussions or negotiations with such a person that has made such written proposal with respect to a Business Combination Transaction, (2) following receipt of such written proposal with respect to a Business Combination Transaction, the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (3) following receipt of such written proposal with respect to a Business Combination Transaction, the Board of Directors of the Company from withdrawing or modifying the Company Board Approval or (4) following the payment by the Company of all amounts then owed by the Company to Qwest and Qwest Subsidiary pursuant to Section 9.2, the Board of Directors from terminating the obligations of the parties pursuant to
  Section 9.1(a)(9) in order to enter into an agreement with any person (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person, acting in concert with, Qwest or Qwest Subsidiary) to effect a Superior Proposal; provided, however, that the Company or the Board of Directors of the Company, as the case may be,

    (x) shall take any action referred to in the preceding clauses (3) and
  (4) with respect to such written proposal if such written proposal satisfies each of the following requirements (a "Superior Proposal"): (a) such written proposal is for (i) the acquisition from the Company or any holder thereof of Equity Securities of the Company as a result of which the holders of shares of Company Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Company Common Stock issued and outstanding immediately after such transaction or series of transactions, (ii) the merger or consolidation of the Company with or into any person other than a Wholly-Owned Subsidiary or (iii) the transfer of all or substantially all the assets of the Company and its Subsidiaries and (B) with respect to such written proposal after the Board of Directors of the Company shall have concluded in good faith that (i) based on the advice of a financial advisor of nationally recognized reputation, taking into account the terms and conditions of such proposed Business Combination Transaction and the Merger Agreement respectively, all other legal, financial, regulatory and other aspects of such proposed Business Combination Transaction and the Merger, and respectively, the identity of the person making such written proposal,
  (a) such proposed Business Combination Transaction is reasonably capable of being completed and would, if completed, result in a transaction more favorable to the Company and its stockholders, other than the Principal Stockholders, from a financial point of view than would the Merger and (b) financing for such proposed Business Combination Transaction, to the extent required, is then committed by a financial institution or other source able to provide such financing and (ii) based on the advice of independent counsel for the Company, the failure to take such action would breach its fiduciary duties to the stockholders of the Company, other than the Principal Stockholders,

    (y) shall furnish to the person making such written proposal any information referred to in the preceding clause (1)(A) and engage in the negotiations or discussions referred to in the preceding clause (1)(B) only if the Board of Directors of the Company shall have determined in good faith that such written proposal is or is reasonably likely to be a Superior Proposal, and the Company shall then furnish such information to Qwest and Qwest Subsidiary (or shall have previously furnished such information to Qwest or Qwest Subsidiary) and such information shall be so furnished to such person pursuant to a customary confidentiality agreement and

    (z) shall take any action referred to in the preceding clauses (1), (2) and (3) only if the Board of Directors of the Company shall, by written notice delivered to Qwest and Qwest Subsidiary not less than 24 hours prior thereto, inform Qwest and Qwest Subsidiary of its intention to take such action;

  provided further, that the Company or the Board of Directors of the Company shall not take any action referred to in the preceding clauses (1), (3) and
  (4) if the Company Stockholders Meeting shall have occurred. The Company shall cease and cause to be terminated any existing activities, discussions or negotiations with all persons (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) conducted on or before the date of this Agreement with respect to any Business Combination Transaction. The Company shall inform each of its officers, directors, employees, financial advisors and other representatives of the obligations undertaken in this Section 7.2(z). If the Company, or any member of the Board of Directors thereof, receives a proposal or inquiry, in each case whether written or oral, with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries, then the Company and its financial advisers and independent counsel shall, by written notice delivered within 24 hours after the receipt of such proposal or inquiry, inform Qwest and Qwest Subsidiary of the terms and conditions of such proposal or inquiry and the identity of the person making the proposal or inquiry with respect to such Business Combination Transaction and shall keep Qwest and Qwest Subsidiary generally informed with reasonable promptness of any steps it is taking pursuant to the proviso to the first sentence of this Section 7.2(z) with respect to such proposal or inquiry. Nothing in this Section 7.2(z) shall permit the Company to terminate any obligations under this Agreement except pursuant to Article IX.

    (aa) Restrictions on Qwest. If any Series Q Warrants or Options are then outstanding, take or recommend to its stockholders any action that would impose limitations on the legal rights to be enjoyed by any of Qwest and its permitted assigns, as the holder of Series Q Warrants or as a stockholder of the Company, upon the acquisition of shares of Company Common Stock or other securities pursuant to the exercise of then Series Q Warrants or any Option, including, without limitation, any action which would impose or increase restrictions on any of Qwest and its permitted assigns, based upon the size of its security holdings, the business in which it is engaged or other considerations applicable to it and not to security holders generally, whether (a) by means of the issuance of or proposal to issue any other class of securities having voting power disproportionately greater than the equity investment in the Company represented by the Series Q Warrants, such shares of Company Common Stock or other securities, (b) by implementing or adopting a shareholder rights plan (sometimes referred to as a "poison pill") or issuing a similar security which has a "trigger" threshold of not less than the greatest number of shares of Company Common Stock that may be acquired by Qwest or its permitted assigns pursuant to the exercise of all Series Q Warrants and Options, (c) by charter or by-law amendment or (d) by contract, arrangement or other means.

                                 ARTICLE VIII

                         Additional Covenants of Qwest

  Section 8.1 NASDAQ Listing. Qwest agrees for the benefit of the Company that Qwest shall take all action required, if any, to cause the Qwest Common Stock that shall be issued in the Merger to be approved for inclusion in NASDAQ, if necessary, subject only to official notice of issuance, and give such notice to the NASD as shall be required, if any, with respect this Agreement and the Merger.

  Section 8.2 Directors' and Officers' Insurance; Indemnification. Qwest agrees for the benefit of the Indemnified Persons as follows:

    (a) For six years after the Effective Time, each of the Surviving Corporation and its Subsidiaries shall indemnify each person who is now, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent of any of the Company and its Subsidiaries, and the successors and assigns of such person (individually, an "Indemnified Person" and, collectively the "Indemnified Persons"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation, articles of incorporation, by-laws, operating agreements or limited partnership agreements, as applicable, of the Company and its Subsidiaries in effect on the date of this Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed (an "Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time; provided that if any claim for indemnification shall be asserted or made within such six-year period, all rights to such indemnification in respect of such claim shall continue until the disposition of such claim.

    (b) For six years after the Effective Time, the Surviving Corporation shall in effect policies of directors' and officers' liability insurance in amounts and for coverage agreed by the Company and Qwest to be appropriate in respect of the activities and operations of the Company and its Subsidiaries.

    (c) Promptly after receipt by an Indemnified Person of notice of the assertion (an "Assertion") of any claim or the commencement of any action against the person in respect of which indemnity or reimbursement may be sought hereunder against any of the Surviving Corporation and its Subsidiaries (collectively, "Indemnitors"), such Indemnified Person shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Person hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. The Indemnitors shall be entitled to participate in and, to the extent the Indemnitors elect by written notice to such Indemnified Person within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by the Indemnitors and reasonably satisfactory to an Indemnified Person. Notwithstanding that the Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Person shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Person, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Person. No Indemnified Person shall settle any Assertion without the prior written consent of Qwest nor shall Qwest settle any assertion without either (1) the written consent of all Indemnified Persons against whom such Assertion was a made or (2) obtaining a general release from the party making the Assertion for all Indemnified Persons as a condition of such settlement.

    (d) If any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the Transactions, existing or occurring at or prior to the Effective Time, then to the extent permitted by law the Surviving Corporation shall periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection herewith), subject to the provision by such Indemnified Person of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

  Section 8.3 Employee Benefits Matters.

  (a) Except as otherwise set forth in Section 1.1(l), in the case of any Company Employee Plans under which the employees' interests are based upon the Company Common Stock or the market price thereof (but which interests do not constitute stock options), Company and Qwest agree that such interests shall, from and after the Effective Time, be based on Qwest Common Stock determined in accordance with the Exchange Ratio.

  (b) Except as otherwise expressly set forth in any Transaction Document, none of the Transaction Documents and none of the Transactions shall (1) before or after the Effective Time, require the continued employment of any person by any of the Company, Qwest, the Surviving Corporation and their respective Subsidiaries or (2) after the Effective Time, prevent any of the Company, the Surviving Corporation and their respective Subsidiaries from taking any action or refraining from taking any action with respect to any person that may then be permitted by law.

  Section 8.4 Access to Information. Qwest shall afford to the Company and its officers, employees, financial advisers, attorneys, accountants and other representatives, reasonable access during normal business hours and upon reasonable advance notice to senior management of Qwest to discuss publicly available information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Qwest and its Subsidiaries.

                                  ARTICLE IX

                                  Termination

  Section 9.1 Termination.

  (a) The obligations of the parties under Articles I (other than Section 1.2) and VI (other than Section 6.1(f)) may be terminated on any date (the "Termination Date") prior to the Effective Time, whether before or after this Agreement and the Merger shall have been approved by the stockholders of the Company, in each case by:

    (1) the agreement of the parties;

    (2) the Company, on or after the date that is six months after the date of this Agreement, if (a) the Closing shall then not have occurred for any reason other than the breach or violation by the Company, in any material respect, of any of its representations, warranties, covenants and agreements set forth in this Agreement (a "Company Breach"), (b) a Company Breach shall not then have occurred and be continuing and (c) the Company shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2;

    (3) Qwest or Qwest Subsidiary, on or after the date that is six months after the date of this Agreement, if (a) the Closing shall then not have occurred for any reason other than the breach or violation by Qwest or Qwest Subsidiary, in any material respect, of any of their respective representations, warranties, covenants and agreements set forth in this Agreement (a "Qwest Breach") and (b) a Qwest Breach shall then not have occurred and be continuing;

    (4) the Company, on or after the date that is four months after the date of this Agreement, if (a) a Qwest Breach shall then have occurred and be continuing and (b) a Company Breach shall then not have occurred and be continuing;

    (5) Qwest or Qwest Subsidiary, on or after the date that is four months after the date of this Agreement, if (a) a Company Breach shall have occurred and be continuing and (b) a Qwest Breach shall then not have occurred and be continuing;

    (6) the Company, on or after the date of the Company Stockholders Meeting, and all adjournments thereof, if the stockholders of the Company shall not have approved this Agreement and the Merger and the Company shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2;

    (7) Qwest or Qwest Subsidiary, on or after the date of the Company Stockholders Meeting, and all adjournments thereof, if the stockholders of the Company shall not have approved this Agreement and the Merger;

    (8) Qwest or Qwest Subsidiary, if the Company or the Board of Directors of the Company shall have (a) authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries (other than the Transactions),
  (b) recommended (or publicly announced its intention to recommend) that the stockholders of the Company accept or approve any such Business Combination Transaction or (c) modified or amended (or publicly announced its intention to modify or amend) the Company Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdrawn (or publicly announced its intention to withdraw) the Company Board Approval; provided that (x) a communication of the Company to Qwest and Qwest Subsidiary that advises that the Company has received a written proposal with respect to a Business Combination Transaction and that takes no position with respect to such proposal or that advises that the Company is engaging in an activity permitted by clause (1) or (2) of the proviso to the first sentence of
  Section 7.2(z) with respect to a Superior Proposal, shall not be deemed to be a modification, amendment or withdrawal of the Company Board Approval and (y) a "stop-look-and-listen" communication of the nature contemplated in Rule 14d-9(e) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that, if concluded in accordance with the terms thereof, would constitute or result in a Business Combination Transaction with respect to any of the

  Company and its Subsidiaries (other than the Transactions), without more, shall not be deemed to be a modification, amendment or withdrawal of the Company Board Approval if, within the time period contemplated by Rule 14e-2 under the Exchange Act, the Board of Directors of the Company shall publicly confirm the Company Board Approval and recommend against the acceptance of such tender offer or exchange offer by the stockholders of the Company;

    (9) the Company, prior to the date of the Company Stockholders Meeting, if (a) the Board of Directors of the Company shall have determined that an unsolicited, bona fide written proposal made by any person (other than a Principal Stockholder or an Affiliate of, or other person acting in concert with, the Company or a Principal Stockholder) with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries is a Superior Proposal, (b) the Board of Directors of the Company shall have complied in all material respects with Section 7.2(z) with respect to actions taken or proposed to be taken by the Company or the Board of Directors of the Company with respect to such Superior Proposal,
  (c) the Company shall have notified Qwest and Qwest Subsidiary in writing, in each case not less than three full Business Days in advance of taking such action, of its election to terminate the obligations of the parties pursuant to this Section 9.1(a)(9) for the purpose of entering into an agreement to effect such Superior Proposal concurrently with such termination, (d) the Company and its advisors and representatives shall have discussed with Qwest and Qwest Subsidiary the modifications to the terms of this Agreement that would permit the Company to conclude the Merger in lieu of concluding such Superior Proposal, (e) at the end of such three Business Day period the Board of Directors of the Company shall have determined that such Superior Proposal continues to constitute a Superior Proposal, and (f) the Company shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to
  Section 9.2; or

    (10) Qwest or Qwest Subsidiary, if there shall have occurred a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries.

  (b) Any termination of the obligations of the parties pursuant to this
Section 9.1 shall be made by written agreement or by written notice from the terminating party to the other parties.

  (c) The termination of the obligations of the parties pursuant to this
Section 9.1 shall not relieve any party of any liability for a breach of any warranty, covenant or agreement, or for any misrepresentation, under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any breach or misrepresentation.

  Section 9.2 Costs, Expenses and Fees.

  (a) Termination Fee. The Company shall pay to Qwest in immediately available funds the sum of $7,000,000 (the "Termination Fee") as follows (1) in connection with the termination of the obligations of the parties or of this Agreement pursuant to any of clauses (6), (7), (8), (9) and (10) of Section 9.1(a), or, (2) if (A) the Company or Qwest shall terminate the obligations of the parties or this Agreement pursuant to any of clauses (2) and (3) of
Section 9.1(a), (B) at any time after the date of this Agreement and at or before the time of such termination there shall exist a proposal for a Business Combination Transaction with respect to any of the Company and its Subsidiaries (or the public announcement of a third party to commence or of its intention to pursue or engage in such a transaction) and (C) within 12 months of such termination, the Company enters into a definitive agreement with any third party with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries or such a transaction is consummated.

  (b) Collection Expenses; Interests. In addition to the other provisions of this Section 9.2, the Company shall promptly, but in no event later than three Business Days following receipt of written demand therefor, together with related bills or receipts, reimburse Qwest and Qwest Subsidiary for all reasonable out-of-pocket costs, fees and expenses (including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation) incurred in connection with collecting fees, expenses and other amounts due under this

Section 9.2. Interest shall be paid on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  (c) Other Expenses. Except as otherwise provided in this Section 9.2, whether or not the Merger is concluded, all costs and expenses incurred or paid by a party (including, without limitation, attorney's fees and expenses related to the Transactions and the preparation of the Transaction Documents, the Registration Statement or the Proxy Statement Prospectus) shall be paid by the party incurring or paying such expenses. Notwithstanding the foregoing, each of the Company and Qwest shall pay 50% of the costs and expenses of complying with the Securities Act, the Exchange Act and the Hart-Scott-Rodino Act (other than the attorney's fees and expenses related thereto or as stated in the preceding sentence).

  (d) Company's Fees for Financial Advisors, Brokers and Finders. The Company shall pay or cause to be paid to the Company's Financial Advisor the entire amount of the fee, commission, expense reimbursement or other payment to which the Company's Financial Advisor shall become so entitled in connection with the Transactions, all without cost, expense or any other liability whatsoever to any of Qwest, Qwest Subsidiary and any other person.

  (e) Qwest's Fees for Financial Advisors, Brokers and Finders. Qwest and Qwest Subsidiary shall pay or cause to be paid to any financial advisor retained by or on behalf of Qwest, the entire amount of the fee, commission, expense reimbursement or other payment to which such financial advisor shall become so entitled in connection with the Transactions, all without cost, expense or any other liability whatsoever to any of the Company, its Subsidiaries and any other person.

                                   ARTICLE X

                                 Miscellaneous

  Section 10.1 Notices. All notices, requests and other communications to any party or under any Transaction Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to a party at its address stated on the signature pages of this Agreement or any other Transaction Document or at any other address as the party may specify for this purpose by notice to the other parties. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

  Section 10.2 No Waivers; Remedies; Specific Performance.

  (a) No failure or delay by any party to or express beneficiary of any Transaction Document in exercising any right, power or privilege under such Transaction Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Transaction Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

  (b) In view of the uniqueness of the Transactions and the business, properties, operations, prospects and condition (financial and otherwise) of the Company and its Subsidiaries, a party to or express beneficiary of any Transaction Document would not have an adequate remedy at law for money damages in the event that such Transaction Document were not performed in accordance with its terms, and therefore each of the parties agrees that the other parties to and express beneficiaries of such Transaction Document shall be entitled to specific enforcement of the terms of such Transaction Document in addition to any other remedy to which it may be entitled, at law or in equity.

  Section 10.3 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Transaction Document, and no consent to any departure by a party to any Transaction Document from any provision of the Transaction Document, shall be effective unless it shall be in writing and signed and delivered by the other parties to the Transaction Document, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

  Section 10.4 Successors and Assigns; Third Party Beneficiaries.

  (a) No party may assign its rights or delegate its obligations under this Agreement. Any assignment or delegation in contravention of this Section 10.4 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under this Agreement.

  (b) The provisions of each Transaction Document shall be binding upon and inure solely to the benefit of the parties to such Transaction Document, and, except and to the extent that persons are expressly identified therein as beneficiaries of one or more of the provisions thereof, nothing in any Transaction Document is intended to or shall confer upon any other person any right, benefit or remedy whatsoever under or by reason of any Transaction Document (including, without limitation, by means of subrogation). Without limiting the generality of the foregoing, (1) the provisions of Section 7.2(aa) are intended to be for the express benefit of Qwest and its permitted assigns under each Option Agreement, (2) the provisions of Section 8.2 are intended to be for the express benefit of Indemnified Persons and their respective heirs, executors, legal representatives, successors and permitted assigns, and no other person and (3) the provisions of Section 8.3 are not intended for the benefit of, and may not be relied upon or enforced by, any employee of any of the Company, Qwest, the Surviving Corporation or their respective Subsidiaries and their respective heirs, executors, legal representatives, successors and permitted assigns.

  Section 10.5 Accounting Terms and Determinations. Unless otherwise specified, all accounting terms shall be interpreted, all accounting determinations shall be made, all records and books of account shall be kept and all financial statements required to be prepared or delivered shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes approved by the Company's independent public accountants) with the latest audited financial statements referred to in Section 4.5.

  Section 10.6 Governing Law. Each Transaction Document shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles, except that the Certificate of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

  Section 10.7 Counterparts; Effectiveness. Each Transaction Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

  Section 10.8 Severability of Provisions.

  (a) Any provision of any Transaction Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Transaction Document or affecting the validity or enforceability of the provision in any other jurisdiction.

  (b) The parties agree that the amount of the fees provided in Section 9.2(b) is fair and reasonable. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such fee exceeds the maximum amount permitted by law, then the amount of such fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by a court of competent jurisdiction.

  Section 10.9 Headings and References. Article and section headings in any Transaction Document are included in the Transaction Document for the convenience of reference only and do not constitute a part of the

Transaction Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Transaction Document are references to the parties to or the express beneficiaries, articles and sections of the Transaction Document, as the case may be, unless the context shall require otherwise.

  Section 10.10 Entire Agreement. The Transaction Documents embody the entire agreement and understanding of the respective parties, and supersede all prior agreements or understandings, with respect to the subject matters of the Transaction Documents.

  Section 10.11 Survival. Except as otherwise specifically provided in any Transaction Document, each representation and warranty of each party to the Transaction Document contained in or made pursuant to the Transaction Document shall remain in full force and effect notwithstanding any investigation or notice to the contrary or any waiver by any other party of a related condition precedent to the performance by such other party of an obligation under the Transaction Document.

  Section 10.12 Exclusive Jurisdiction. Each party, and each express beneficiary as a condition to its right to enforce or defend its rights under or in connection with any Transaction Document, (1) agrees that any Action with respect to any Transaction Document or any Transaction shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions; provided, however, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

  Section 10.13 Waiver of Jury Trial. Each party, and each express beneficiary as a condition to its right to enforce or defend its rights under or in connection with any Transaction Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Transaction Document and agrees that any Action shall be tried before a court and not before a jury.

  Section 10.14 Affiliate. Nothing contained in any Transaction Document shall constitute Qwest or Qwest Affiliate an "affiliate" of any of the Company and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

  Section 10.15 Non-recourse. No recourse under any Transaction Document shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under this Agreement or any other Transaction Document or for any claim based on, in respect of or by reason of such obligations or their creation.

                               ----------------

                          [INTENTIONALLY LEFT BLANK]

  In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.

                                          Icon CMT Corp.

                                                    /s/ Scott A. Baxter
                                          By: _________________________________
                                                      SCOTT A. BAXTER
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                          Address: 1200 Harbor Boulevard
                                                   Weehawken, NJ 07087
                                                   Attention: Scott A. Baxter
                                                   Fax: 201-601-1917

                                          With a copy to:

                                                 Parker Chapin Flattau &
                                                 Klimpl, LLP
                                                 1211 Avenue of the Americas
                                                 New York, NY 10036
                                                 Attention: Michael Weinsier
                                                 Fax: 212-704-6288

                                          Qwest Communications International
                                           Inc.

                                                   /s/ Joseph P. Nacchio
                                          By: _________________________________
                                                     JOSEPH P. NACCHIO
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                          Address:1000 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202
                                                 Attention: Marc B. Weisberg
                                                 Fax: 303-992-1723

                                          With a copy to:

                                                 O'Melveny & Myers LLP
                                                 153 East 53rd Street
                                                 New York, NY 10022
                                                 Attention: Drake S. Tempest
                                                 Fax: 212-326-2061

                                          Qwest 1998-I Acquisition Corp.

                                                   /s/ Marc B. Weisberg
                                          By: _________________________________
                                                     MARC B. WEISBERG
                                                      VICE PRESIDENT

                                          Address: 1000 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202
                                                 Attention: Marc B. Weisberg
                                                 Fax: 303-992-1723

                                          With a copy to:

                                                 O'Melveny & Myers LLP
                                                 153 East 53rd Street
                                                 New York, NY 10022
                                                 Attention: Drake S. Tempest
                                                 Fax: 212-326-2061

                                                                        ANNEX 1

                               DEFINITION ANNEX

  "Access Agreement" means the Security Agreement dated as of August , 1996, between the Company and Access Graphics, Inc., as of the date of this Agreement.

  "Action" against a person means an action, suit, investigation, complaint or other proceeding threatened or pending against or affecting the person or its property, whether civil or criminal, in law or in equity or before any arbitrator or Governmental Body.

  "Affiliate" of a person means (1) any other person that directly or indirectly controls, is controlled by or is under common control with, such person or any of its Subsidiaries and (2) if such person is an individual, any other individual that is a relative (by blood or marriage) of such person. The term "Control" means the possession, directly or in directly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

  "Approval" means an authorization, consent, approval or waiver of, clearance by, notice to or registration or filing with, or any other similar action by or with respect to a Governmental Body or any other person and the expiration or termination of all prescribed waiting, review or appeal periods with respect to any of the foregoing.

  "Average Market Price" has the meaning stated in Section 1.1(a)(2) of this Agreement.

  "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act), except as provided below, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all Affiliates of such person and all other persons with whom such person would constitute a Group.

  "Business Combination Transaction" with respect to any person and its Subsidiaries means, whether concluded or intended to be concluded in one transaction or a series of related transactions, each of the following:

    (1) the acquisition from any of such person and its Subsidiaries, or from any holder thereof, of any Equity Securities of any of such person and its Subsidiaries as a result of which the holders of Equity Securities of any of such person and its Subsidiaries immediately before such transaction or series of transactions would beneficially own less than 80% of the Equity Securities of such person or such Subsidiary, as the case may be, issued and outstanding immediately after such transaction or series of transactions;

    (2) the merger or consolidation of any of such person and its Subsidiaries with or into any person other than such person or its Wholly-Owned Subsidiary;

    (3) the transfer of a substantial portion of the assets of any of such person and its Subsidiaries to any person or Group other than such person or its Wholly-Owned Subsidiary; or

    (4) any transaction (whether or not any of such person and its Subsidiaries shall be a party thereto) as a result of which a majority of the members of the board of directors, or similar officials, of such person or such Subsidiary would not be persons who on the day after the closing date of such transaction were members of the board of directors, or similar officials, or who were nominated for election or elected with the approval of a majority of the directors, or similar officials, who were directors, or similar officials, on that date or whose nomination or election was previously so approved.

  "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday in the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

  "Capital Expenditure" of a person means payments that are made by the person for the rental, lease, purchase, construction or use of any property the value or cost of which should be capitalized and appear on the balance sheet of the person in the category of property, plant or equipment, without regard to the manner in which the payments or the instrument pursuant to which they are made are characterized by the person including, without but not limited to, payments for the installment purchase of property under conditional sale contracts and payments under capitalized leases.

  "Certificate of Merger" has the meaning stated in Section 1.1(a) of this Agreement.

  "Certificates" has the meaning stated in Section 1.1(b) of this Agreement.

  "Closing" has the meaning stated in Section 2.1 of this Agreement.

  "Closing date" has the meaning stated in Section 2.1 of this Agreement.

  "Code" has the meaning stated in Recital C to this Agreement.

  "Company" has the meaning stated in the heading to this Agreement.

  "Company Affiliate Agreements" means, collectively, the agreements between any of the Company and its Subsidiaries, on the one part, and any director or officer of any of the Company and its Subsidiaries, any stockholder having beneficial ownership of 5.0% or more of the shares of Company Common Stock then issued and outstanding or any Affiliate of any of the foregoing, and all stockholders' agreements and voting trusts with respect to the Company.

  "Company Balance Sheet" has the meaning stated in Section 4.5(a).

  "Company Board Approval" has the meaning stated in Section 4.24(a) of this Agreement.

  "Company Breach" has the meaning stated in Section 9.1(a)(2) of this Agreement.

  "Company Common Stock" has the meaning stated in Section 1.1(a)(2) of this Agreement.

  "Company Credit Facilities" means the Financing Agreement dated August 13, 1996, between The CIT Group/Business Credit, Inc., as lender, and the Company, as borrower, as amended and modified as of the date hereof and the Security Agreement dated October 9, 1996, between Frontier Media Group, Inc., a Pennsylvania corporation, and Meridian Bank.

  "Company Employee Plan" means any Employee Plan of any of the Company and its Subsidiaries.

  "Company ERISA Plan" means any ERISA Plan of any of the Company and its Subsidiaries.

  "Company Licenses" has the meaning stated in Section 4.11 of this Agreement.

  "Company Material Contracts" has the meaning stated in Section 4.20(a) of this Agreement.

  "Company Preferred Stock" has the meaning stated in Section 4.13(a) of this Agreement.

  "Company Properties" has the meaning stated in Section 4.15(a) of this Agreement.

  "Company Proprietary Rights" has the meaning stated in Section 4.16(a) of this Agreement.

  "Company Qualified Plan" means any Qualified Plan of any of the Company and its Subsidiaries.

  "Company SEC Documents" has the meaning stated in Section 4.22 of this Agreement.

  "Company Stock Option" has the meaning stated in Section 1.1(l)(1) of this Agreement.

  "Company Stock Option Plan" means the Company's 1995 Stock Option Plan, as amended as of the date of this Agreement and as further amended in accordance with the terms of this Agreement.

  "Company Stockholders Meeting" has the meaning stated in Section 7.1(k) of this Agreement.

  "Company Warrants" has the meaning stated in Section 1.1(l)(2) of this Agreement.

  "Company's Disclosure Schedule" means the schedule with respect to certain matters referred to in Article IV of this Agreement that has been delivered by the Company to Qwest or Qwest Subsidiary, as such schedule may be modified in accordance with this Agreement.

  "Company's Financial Advisor" means Donaldson, Lufkin & Jenrette Securities Corporation.

  "Consolidated" means, as applied to any financial or accounting term, the term determined on a consolidated basis for a person and its Subsidiaries, excluding intercompany items and minority interests.

  "Debt" of a person at any date means, without duplication, the sum of the following:

    (1) all obligations of the person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, (c) to pay the deferred purchase price of property or services, except current trade accounts payable arising in the ordinary course of business, (d) as purchaser under conditional sales contracts, (e) as lessee under capitalized leases, (f) under letters of credit issued for the account of the person and (g) arising under acceptance facilities; plus

    (2) all Debt of others Guaranteed by the person; plus

    (3) all Debt of others secured by a Lien on any asset of the person and whether or not such Debt is assumed by the person; plus

    (4) any balance sheet liability with respect to an ERISA Plan recognized pursuant to Financial Accounting Standards Board Statement 87 or 88, or with respect to post-retirement benefits other than pension benefits recognized pursuant to Financial Accounting Standards Board Statement 106; plus

    (5) any withdrawal liability under Section 4201 of ERISA with respect to a withdrawal from a Multiemployer Plan, as such liability shall have been set forth in a notice of withdrawal liability under Section 4219 of ERISA, and as adjusted from time to time subsequent to the date of such notice.

  "Debt Securities" of a person means the bonds, debentures, notes and other similar instruments of the person and all other securities convertible into or exchangeable or exercisable for any such debt securities, all rights or warrants to subscribe for or to purchase, all options for the purchase of, and all calls, commitments or claims of any character relating to, such debt securities and any securities convertible into or exchangeable or exercisable for any of the foregoing.

  "Department of Justice" means the Department of Justice of the United States of America.

  "DGCL" means the General Corporation Law of the State of Delaware, Title 8 Del. Code (S)(S)101 et seq., as amended.

  "Dollars" and "$" refer to United States dollars and other lawful currency of the United States of America from time to time in effect.

  "Effective Time" has the meaning stated in Section 1.1(a) of this Agreement.

  "Employee Plan" of a person means any plan, contract, commitment, program, policy, arrangement or practice maintained or contributed to by the person and providing benefits to any current or former employee, director or agent of the person, or any spouse or dependent of such beneficiary, including, without limitation, (1) any ERISA Plan, (2) any Multiemployer Plan, (3) any other "Employee Benefit Plan" (within the meaning of Section 3(3) of ERISA), (4) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, other stock-based pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement or practice and (5) any plan, contract, commitment, program, policy, arrangement or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance.

  "Employee Plan Event" means any of the following:

    (1) "Reportable Event" (within the meaning of Section 4043 of ERISA) with respect to any ERISA Plan for which the requirement of notice to the PBGC has not been waived by regulation;

    (2) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any ERISA Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any ERISA Plan or the failure to make any required contribution to a Multiemployer Plan;

    (3) the provision by the administrator of any ERISA Plan pursuant to
  Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

    (4) the withdrawal from any ERISA Plan during a plan year by a "substantial employer" as defined in Section 4001(a)(2) of ERISA resulting in liability pursuant to Section 4062(e) or Section 4063 of ERISA;

    (5) the institution by the PBGC of proceedings to terminate any ERISA Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan;

    (6) the imposition of liability pursuant to Sections 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

    (7) the withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

    (8) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), 502(i), 502(l) or 4071 of ERISA in respect of any such Employee Plan;

    (9) the assertion of a material claim (other than routine claims for benefits) against any Employee Plan other than a Multiemployer Plan or the assets of any Employee Plan, or against the person maintaining or contributing to such plan in connection with any such plan;

    (10) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or

    (11) the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any ERISA Plan.

  "Environmental Laws" means any and all presently existing federal, state, local and foreign Regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

  "Equity Securities" of a person means the capital stock of the person and all other securities convertible into or exchangeable or exercisable for any shares of its capital stock, all rights or warrants to subscribe for or to purchase, all options for the purchase of, and all calls, commitments or claims of any character relating to, any shares of its capital stock and any securities convertible into or exchangeable or exercisable for any of the foregoing.

  "ERISA" means the Employee Retirement Income Security Act of 1974 and the related Regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related Regulations also refer to successor provisions.

  "ERISA Affiliate", as applied to any person, means (1) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code of which such person is a member, (2) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which such person is a member, and (3) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which such person, any corporation described in clause (1) above or any trade or business described in clause (2) above is a member. Any former ERISA Affiliate of Company or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or its Subsidiaries and with respect to liability arising after such period for which Company or its Subsidiaries could be liable under the Code or ERISA.

  "ERISA Plan" of a person means an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA or subject to the minimum funding standards of
Section 412 of the Code or Section 302 of ERISA that is maintained by the person, to which the person contributes or has an obligation to contribute or with respect to which the person is an "employer" (within the meaning of Section 3(5) of ERISA).

  "Excess Shares" has the meaning stated in Section 1.1(f)(2) of this Agreement.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder.

  "Exchange Agent" has the meaning stated in Section 1.1(c) of this Agreement.

  "Exchange Fund" has the meaning stated in Section 1.1(c) of this Agreement.

  "Exchange Ratio" has the meaning stated in Section 1.1(a)(2) of this Agreement.

  "Federal Trade Commission" means the Federal Trade Commission of the United States of America.

  "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.

  "Governmental Body" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county or local, domestic or foreign.

  "Group" has the meaning given such term in Section 13(d)(3) of the Exchange
Act.

  "Guarantee" by any person means any obligation, contingent or otherwise, of the person directly or indirectly guaranteeing the payment or other performance of any Liability of any other person or in any manner providing for the payment or other performance of any Liability of any other person or the investment of funds in any other person or otherwise protecting the holder of such Liability against loss (whether by agreement to indemnify, to lease assets as lessor or lessee, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), but the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, regulations and published interpretations thereunder.

  "Hazardous Substance" means, collectively, (1) any petroleum or petroleum products, geothermal products, natural gas, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's), (2) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (3) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law and which is present in concentrations or at locations that present a threat to human health or the environment.

  "Indemnified Persons" has the meaning stated in Section 8.2(a) of this Agreement.

  "Investment" of a person means any investment in any other person (other than a Subsidiary), whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, or any commitment or option to make an investment or otherwise.

  "IRS" means the United States Internal Revenue Service or any Governmental Body succeeding to any or all of its functions.

  "Knowledge" of (1) an individual means the actual knowledge of such individual with respect to a representation or warranty of such person contained in any Transaction Document or (2) if a person that is not an individual, means, after reasonable inquiry by such person of each of the following persons, the actual knowledge of any of the officers or other employees of such person and its Subsidiaries having managerial responsibility for the portion of the operations, assets or liabilities of such person and its Subsidiaries with respect to which such knowledge of such person is being represented.

  "Liabilities" means all debts, claims, Actions, demands, rights, costs, expenses, liabilities, losses, damages, commitments and obligations (in each case whether fixed, contingent or absolute, matured, unmatured, or inchoate, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements of any person or disclosed in the notes thereto).

  "License" means any license, permit, franchise, certificate of authority, or order, or any extension, modification or waiver of the foregoing, required to be issued by a Governmental Body.

  "Lien" means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, restriction on transfer or encumbrance of any kind (including, without limitation, any conditional sale contract, any capitalized lease or any financing lease having substantially the same economic effect as the foregoing and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

  "Loss" means, with respect to any person, any cost, damage, disbursement, expense, liability, judgment, loss, deficiency, obligation, Tax, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable (including, without limitation, interest or other carrying costs, penalties, legal, accounting, expert witness, consultant and other professional fees and expenses incurred by such person in the investigation, collection, prosecution and defense of Actions (including, without limitation, claims in connection with the enforcement of any rights under any of the Transaction Documents) and amounts paid in settlement), that may be imposed on or otherwise incurred or suffered by such person.

  "Material Adverse Effect" means, with respect to a circumstance or event that is a condition to the obligation of a person in any Transaction Document or is the subject of a representation, warranty, covenant or other agreement of a person in any Transaction Document that includes a reference therein to the possible occurrence of a Material Adverse Effect, whether considered individually or together in the aggregate with all other circumstances or events that are included in the same condition or are the subject either of the same representation, warranty, covenant or other agreement or of other representations, warranties, covenants or other agreements by such person in the Transaction Documents, any one or more of the following:

    (1) a material adverse effect on the business, properties, operations, prospects or condition (financial or otherwise) of such person and its Subsidiaries, taken as a whole;

    (2) a material adverse effect on the ability of such person to perform its obligations under any Transaction Document to which it is or may become a party; or

    (3) the term or condition of an Approval, a Regulation, a decision, ruling, order or award of any arbitrator applicable to such person or its business, properties or operations or an Action, pending or threatened, in each case that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the conclusion of any of the Transactions.

  "Merger" has the meaning stated in Recital A to this Agreement.

  "Merger Consideration" has the meaning stated in Section 1.1(a)(2) of this Agreement.

  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA.

  "NASD" means the National Association of Securities Dealers, Inc. and each person succeeding to the authority thereof with respect to matters contemplated by or arising from the Transaction Documents and the Transactions.

  "NASDAQ" means the National Association of Securities Dealers Automated Quotation/National Market.

  "Option" has the meaning stated in Section 1.2(a) of this Agreement.

  "Option Agreement" has the meaning stated in Section 1.2(a) of this Agreement.

  "Option Documents" means, collectively, the Option Agreements and all other agreements, instruments and other documents executed and delivered by any Principal Stockholder pursuant to any Option Agreement.

  "Option Shares" has the meaning stated in Section 1.2(a) of this Agreement.

  "Ordinary Course" means, with respect to any person and as of any date of determination, the conduct or operation of a line of business of such person in the ordinary course of such business, as then conducted and proposed to be conducted, in a manner consistent with the past business practices of such person and in accordance with the reasonable requirements of such business, in each case as determined with respect to such business as of such date of determination.

  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

  "Permitted Liens" means, collectively, with respect to any of the Company and its Subsidiaries, (1) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable Regulations of any Governmental Body incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (3) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (4) Liens on real property which do not in the aggregate materially interfere with or impair the operation of any parcel of such real property for the purposes for which it is or may reasonably be expected to be used, (5) Liens securing the executory obligations of any person under any lease that constitutes an "operating lease" under GAAP, (6) Liens securing Debt permitted to be created, incurred, assumed or suffered to exist by any of the Company and its Subsidiaries pursuant to Section 7.2(d) of this Agreement, (7) Liens securing indebtedness created, incurred, assumed or suffered under the Access Agreement, and (8) other Liens approved by Qwest and Qwest Subsidiary in writing; provided, however, that, with respect to each of clauses (1)-(6) above, to the extent that any such Lien relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Lien shall not be a Permitted Lien unless adequate accruals for such Liability have been established therefor by the Company or such Subsidiary on the financial statements referred to in
Section 4.5 in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any employee benefit plan or arrangement sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such plan or arrangement shall be a Permitted Lien.

  "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated association or any other entity or organization, including a Governmental Body.

  "Principal Stockholders" means, collectively, Scott A. Baxter, Richard M. Brown and Scott Harmolin.

  "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

  "Proprietary Rights" means all copyrights, uncopyrighted works, trademarks, trademark rights, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions, licenses, permits, trade secrets, know-how, inventions, computer software, seismic data and intellectual property rights and other proprietary rights together with applications and licenses for, and the goodwill of the business relating to, any of the foregoing.

  "Proxy Statement/Prospectus" has the meaning stated in Section 4.28 of this Agreement.

  "Qualified Plan" of a person means any ERISA Plan of the person and any other pension, profit sharing or stock bonus plan within the meaning of
Section 401(a) of the Code maintained by the person or to which the person contributes or has an obligation to contribute.

  "Qwest" has the meaning stated in the heading to this Agreement.

  "Qwest Breach" has the meaning stated in Section 9.1(a)(3) of this Agreement.

  "Qwest Common Stock" has the meaning stated in Section 1.1(a)(2) of this Agreement.

  "Qwest Credit Facility" has the meaning stated in Section 1.3(c) of this Agreement.

  "Qwest Credit Transactions" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Qwest Credit Facility.

  "Qwest Preferred Stock" has the meaning stated in Section 5.13(a) of this Agreement.

  "Qwest Private Line Services Agreement" means, collectively, the Private Line Services Agreement and the Master Collocation License Agreement, each dated as of September 13, 1998 and between Qwest Communications Corporation and the Company.

  "Qwest SEC Documents" has the meaning stated in Section 5.20 of this Agreement.

  "Qwest Subsidiary" has the meaning stated in the heading to this Agreement.

  "Qwest/Principal Stockholders Documents" means, collectively, the Option Documents, the Voting Documents and the Stockholder Documents.

  "Qwest/Principal Stockholders Transactions" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Qwest/Principal Stockholders Documents.

  "Qwest's Disclosure Schedule" means the schedule with respect to certain matters referred to in Article V of this Agreement that has been delivered by Qwest and Qwest Subsidiary to the Company, as such schedule may be modified in accordance with this Agreement.

  "Reasonable Best Efforts" means the use of all reasonable efforts, including, without limitation, the expenditure of amounts reasonably related to the objective sought to be achieved, with respect to matters and actions over which the person has or could reasonably be expected to exert any control or influence.

  "Registration Rights Agreement" has the meaning stated in Section 1.3(b) of this Agreement.

  "Registration Statement" has the meaning stated in Section 5.21 of this Agreement.

  "Regulation" means (1) any applicable law, rule, regulation, ordinance, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Body, and (2) any official change in the interpretation or administration of any of the foregoing by the Governmental Body or by any other Governmental Body or other person responsible for the interpretation or administration of any of the foregoing.

  "Restricted Payment" with respect to a person means the following:

    (1) any dividend or other distribution of any kind on any shares of the person's capital stock, except dividends payable solely in shares of its capital stock, other than an Equity Security of the person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or which is convertible into or exchangeable or exercisable for debt securities of the person or any of its Subsidiaries, and

    (2) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of any Equity Securities of the person.

  "Securities Act" means the Securities Act of 1933, as amended, and the related rules and regulations thereunder.

  "Series Q Warrants" has the meaning stated in Section 1.3(b) of this Agreement.

  "Stockholder Agreement" has the meaning stated in Section 1.2(d) of this Agreement.

  "Stockholder Documents" means, collectively, the Stockholder Agreements and all other agreements, instruments and other documents executed by any Principal Stockholder pursuant to any Stockholder Agreement.

  "Subsidiary" of a person means (1) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the person or (2) a partnership or limited liability company in which the person or a Subsidiary of the person is, at the date of determination, a general partner, limited partner or member, as the case may be, but only if the person or its Subsidiary is entitled at any time to receive more than 50% of the amounts distributed or distributable by such partnership or limited liability company to the partners or members thereof whether upon dissolution or otherwise. Unless the context requires otherwise, references to one or more Subsidiaries shall be references to Subsidiaries of the Company.

  "Superior proposal" has the meaning stated in the proviso to the first sentence of Section 7.2(z) of this Agreement.

  "Tax Return" means a report, return or other information required to be filed by a person with or submitted to a Governmental Body with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the person.

  "Taxes" means all taxes, charges, fees, levies, duties, tariffs, imposts, withholdings, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any Governmental Body, including (without limitation) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties (civil and criminal), and additions to tax imposed with respect thereto.

  "Termination Date" has the meaning stated in Section 9.1(a) of this Agreement.

  "Trading Day" means, as applied to any class of stock, any day on which the NASDAQ or, if shares of such stock are not listed or admitted to trading on the NASDAQ, the principal national securities exchange on which the shares of such stock are listed or admitted for trading or, if the shares of such stock are not listed or admitted for trading on any national securities exchange, the NASDAQ or, if the shares of such stock are not included therein, any similar interdealer system then in general use in which the shares of such stock are included, is open for the trading of securities generally and with respect to which information regarding the sale of securities included therein, or with respect to which sales information is reported, is generally available.

  "Transaction Documents" means, collectively, this Agreement, the Qwest/Principal Stockholders Documents, the Qwest Credit Facility, the Qwest Private Line Services Agreement and all other instruments and documents executed and delivered by any person in connection with the conclusion of one or more of the transactions contemplated hereby and thereby.

  "Transactions" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Transaction Documents.

  "Transfer" means a sale, an assignment, a lease, a license, a pledge, a grant, a transfer or other disposition of, or the creating of a Lien on, an asset or any interest of any nature in an asset, including, without limitation, the beneficial ownership of such asset. The term "TRANSFER" used as a verb has a correlative meaning.

  "Voting Agreement" has the meaning stated in Section 1.2(a) of this Agreement.

  "Voting Documents" means, collectively, the Voting Agreements and all other agreements, instruments and other documents executed by any Principal Stockholder pursuant to any Voting Agreement.

  "Wholly-Owned Subsidiary" of a person means any Subsidiary all of the shares of capital stock or other ownership interests of which, except directors' qualifying shares, are at the time directly or indirectly owned by the person. Unless the context requires otherwise, references to one or more Wholly-Owned Subsidiaries shall be references to Wholly-Owned Subsidiaries of the Company.

                                                                      EXHIBIT A

                                    FORM OF
                               OPTION AGREEMENT

  The Option granted by this Option Agreement has not, and the shares of Company Common Stock transferable upon the exercise thereof have not, been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with said Act.

  Option Agreement dated as of September 13, 1998 between      ("Optionor")
and Qwest Communications International Inc., a Delaware corporation (together with its successors and assigns, "Optionee").

                                   RECITALS

  (a) Optionor beneficially owns     shares of common stock, par value $.001
per share (the "Company Common Stock"), of Icon CMT Corp., a Delaware
corporation (the "Company") [, including     shares of Company Common Stock
issuable upon the exercise of Company Stock Options vested as of the date of this Agreement]. All such shares, together with all other shares of Company Common Stock with respect to which Optionor has beneficial ownership as of the date of this Agreement or acquires beneficial ownership on or before the Option Termination Date, are collectively referred to as the "Option Shares".

  (b) Concurrently with the execution and delivery of this Agreement, the Company, Optionee and Qwest Subsidiary, a Delaware corporation ("Qwest Subsidiary"), are entering into the Agreement and Plan of Merger dated as of September 13, 1998 (as amended or modified from time to time, the "Merger Agreement"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

  (c) Concurrently with the execution and delivery of this Agreement, Optionor and Optionee are entering into the Voting Agreement and Proxy dated as of September 13, 1998 (the "Voting Agreement") to provide for, among other things, (1) the obligation of Optionor to vote the Option Shares to approve the Merger Agreement and the merger contemplated thereby (the "Merger") and against any Business Combination (other than the Transactions), (2) the grant by Optionor to each of Optionee and Qwest Subsidiary of an irrevocable proxy in connection therewith, (3) certain other restrictions on the voting and the sale or other transfer of the Option Shares by Optionor, (4) certain restrictions on Optionor with respect to Business Combination Transactions (other than the Transactions) with respect to any of the Company and its Subsidiaries and (5) the obligation of Optionor to execute and deliver the Stockholder Agreement at or before the Closing of the Merger.

  (d) As contemplated by Section 1.2(b) of the Merger Agreement, Optionor and Optionee desire to enter into this Agreement to provide for, among other things, (1) the grant by Optionor to Qwest of an option to acquire the Option Shares, and (2) certain restrictions on the voting and the sale or other transfer of the Option Shares. This Agreement and each Assignment of Rights Agreement (as defined below) and all other agreements, instruments and other documents executed and delivered by Optionor in connection with any of the foregoing, are collectively referred to as the "Option Documents".

  (e) Optionor acknowledges that Qwest and Qwest Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Optionor set forth in this Agreement and would not enter into the Merger if Optionor did not enter into this Agreement.

                                   AGREEMENT

  The parties agree as follows:

  Section 1. Term of Option; Exercise of Option; Adjustment of Option.

  (a) Term of Option. Subject to the conditions and on the terms of this Agreement, Optionor hereby grants Optionee the right (the "Option"), during the period commencing at the consummation of an Alternative Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries occurring after an Option Trigger and terminating at the Option Termination, to purchase from Optionor any or all of the Option Shares, in each case upon exercise of the Option and the payment therefor of an amount in cash equal to the product of the number of such Option Shares so purchased multiplied by $12.00 (the "Option Consideration"). The Option shall be void, have no value and be of no further effect with respect to any Exercise Notice delivered to Optionor after the Option Termination. The term "Option Trigger" means the first to occur of (1) the termination or purported termination of the Merger Agreement or the obligations of the parties thereunder, in any case without the prior written approval of Optionee, (2) the time of the occurrence or existence of any event or circumstance that would entitle any party to the Merger Agreement to exercise its right to terminate certain obligations of the parties thereunder pursuant to Section 9.1 of the Merger Agreement, (3) the public announcement (or written communication that is or becomes the subject of public disclosure) of a bona fide proposal by any person (other than Optionee or any Affiliate of, or any person acting in concert with, Optionee) with respect to a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, and (4) the occurrence of a breach by any Principal Stockholder of any obligation under an Option Agreement or a Voting Agreement. The term "Option Termination" means 5:00 p.m., New York City time, on the date that is the first anniversary of the Option commencement. The term "Alternative Transaction" means, whether concluded or intended to be concluded in one transaction or a series of transactions (other than the Transactions), (i) the acquisition from the Company or any holder thereof of Equity Securities of the Company as a result of which the holders of shares of Company Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Company Common Stock issued and outstanding immediately after such transaction or series of transactions, (ii) the acquisition of shares of Common Stock from Optionor and transferees of shares of Company Common Stock pursuant to clauses (b), (c) and (d) of the proviso to Section 3 as a result of which Optionor and such transferees would beneficially own in the aggregate less than 50% of the shares of Company Common Stock beneficially owned by Optionor and such transferees in the aggregate immediately before such transaction or series of transactions, (iii) the merger or consolidation of the Company with or into any person other than a Wholly-Owned Subsidiary or
(iv) the transfer of all or substantially all the assets of the Company and its Subsidiaries.

  (b) Exercise of Option. The Option may be exercised in whole or in part, at any time, by delivery by Optionee to Optionor (no earlier than in connection with the consummation of an Alternative Transaction following the occurrence of an Option Trigger and no later than the Option Termination) of written notice (the "Exercise Notice") stating that Optionee is exercising the Option in respect of the number of Option Shares specified therein.

  (c) Option Payment Election. In connection with the delivery of an Exercise Notice, Optionee may elect, in its sole discretion, to require Optionor to repurchase the Option, or portion thereof, with respect to the Option Shares specified in the Exercise Notice for cash in an amount equal to the excess of the consideration per Option Share that would be received by the Optionor in the Alternative Transaction pursuant to which the Option may be exercised (such consideration, the "Alternative Transaction Consideration") over $12.00. The value of any Alternative Transaction Consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Optionee and reasonably acceptable to Optionor. The fees and expenses of such investment bank or financial advisor shall be shared equally by Optionor and Optionee.

  (d) Adjustment of Option. The number of Option Shares and the Option Exercise Price shall be adjusted in the event of any change in Company Common Stock by reason of the issuance of any Equity Securities of the

Company, stock or other non-cash dividends, extraordinary cash dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like on or after the date hereof and on or before the Option Termination Date, such that, in each case, the Optionee shall receive upon the payment of the Option Exercise Price the number and class of shares of Company Common Stock or other securities or property that would have been received in respect of an Option Share if the date on which the Option Share is acquired upon exercise of the Option had occurred immediately prior to such event, or the record date therefor, as applicable.

  (e) Option Closing.

  (1) The closing of the exercise of the Option or the repurchase referenced in Section 1(c) shall take place (the "Option Closing") on the second Business Day after the conditions set forth in Section 1(d)(2) with respect thereto shall have been satisfied or waived, as the case may be, or on such other date as approved by Optionor and Optionee in writing (the "Option Closing Date"). The Option Closing shall take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, or at such other location as approved by Optionor and Optionee in writing. At the Option Closing, (1) Optionee shall pay to Optionor the Option Consideration or the Alternative Transaction Consideration then required to be paid by delivery of a certified or official bank check payable to Optionor or by wire transfer of immediately available funds in accordance with written wire instructions to be provided by Optionor and (2) Optionor shall deliver to Optionee one or more certificates representing any Option Shares then purchased by Optionee, duly endorsed in blank for transfer or accompanied by a stock power duly executed in blank, which certificates may bear any legends required by any agreement with the Company to appear thereon.

  (2) The obligations of each party under this Agreement with respect to the sale or purchase of the Option Shares at any Option Closing are subject to the satisfaction of the following conditions, unless waived by such party at or before the Option Closing:

      (a) Optionee shall have obtained the Approval required under the Hart-Scott-Rodino Act, and all waiting, review or appeal periods under the Hart-Scott-Rodino Act or otherwise prescribed with respect to each Approval shall have terminated or expired, as the case may be; and

      (b) the sale or purchase, as the case may be, of such Option Shares shall not violate, result in a breach of or constitute a default under any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which any of such party and its Subsidiaries or any of their properties may be bound or affected, except for violations, breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such party.

  Section 2. Covenants of Optionor.

  (a) Voting. Until the later of the day following the Termination Date and payment in full by the Company of all amounts then owed to Optionee and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement, subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any United States federal court or state court barring such action, Optionor shall do the following:

    (1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, so that all Option Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings; and

    (2) at each such meeting and with respect to each such written consent, except as otherwise approved in writing in advance by Optionee (which approval may be granted, withheld, conditioned or delayed in its sole discretion), vote (or cause to be voted) all such Option Shares (A) against any action or agreement that would result in any breach of any representation, warranty, covenant or agreement of Optionor contained in any Option Document, that would or could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of any of the transactions contemplated by this Agreement or that would or could reasonably be expected to materially reduce the benefits to Optionee of such transactions and (B) against any amendment to the articles of incorporation or the certificate of incorporation, as the case may be, or bylaws of the Company.

  (b) Compliance With Regulations. Optionor shall comply in all respects with all Regulations of each Governmental Body and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations, in connection with the exercise of the Option, including, without limitation, use its reasonable best efforts to comply (and exchange information with other persons to enable them to comply) with any applicable requirements under the Hart-Scott-Rodino Act relating to filing and furnishing information to the Department of Justice and the Federal Trade Commission, including, without limitation, the following:

    (1) assisting in the preparation and filing of the "Antitrust
  Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" and taking all other action required by 16 C.F.R. Parts 801-803 (or any successor form or Regulation);

    (2) complying with any additional request for documents or information made by the Department of Justice or the Federal Trade Commission or by a court; and

    (3) causing all affiliated persons of the "ultimate parent entity" of the party within the meaning of the Hart-Scott-Rodino Act to cooperate and assist in the filing and compliance.

  (c) Further Assurances. Promptly upon request by Optionee, Optionor shall correct any defect or error that may be discovered in any Option Document or in the exercise of the Option in whole or in part and execute, acknowledge, deliver, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments as Optionee may require from time to time in order (1) to carry out more effectively the purposes of each Option Document, (2) to enable Optionee to exercise and enforce its rights and remedies under each Option Document and (3) to better transfer, preserve, protect and confirm to Optionee the rights granted or now or hereafter intended to be granted to Optionee under each Option Document or under each other instrument executed in connection with or pursuant to each Option Document.

  (d) Option Commencement Notice. Optionor shall notify Optionee promptly in writing of the occurrence of the Option commencement and of the consummation of any Business Combination Transaction (other than the Transactions) prior to such consummation, it being understood that the giving of such notice by Optionor shall not be a condition to the right of Optionee to exercise the Option.

  Section 3. Transfer of Option Shares. Until the day following the Option Termination Date, Optionor shall not sell or otherwise transfer (or offer to sell or otherwise transfer) any Option Shares, or any interest therein, to any person other than Optionee; provided that Optionor may (a) transfer Option Shares to Qwest Subsidiary or any Affiliate thereof in connection with the conclusion of the Transactions (b) transfer Option Shares to one or more members of Optionor's immediate family or trusts with respect to which one or more of Optionor and such members are the exclusive beneficiaries, (c) pledge
or create a security interest in or other Lien on not more than     Option
Shares in the aggregate to secure bona fide indebtedness, of Option or owned to one or more financial institutions, (d) transfer Option Shares to any other person approved in advance in writing by Optionee, which approval may be granted, withheld, conditioned or delayed in the sole discretion of Optionee [and (e) sell the minimum number of Option Shares required to be sold to satisfy the express obligations of Optionor under Section 7.1 of the Property Settlement and Support Agreement dated as of August 10, 1998 between Optionor and his wife (in the form delivered by Optionor to Optionee, the "Property Settlement and Support Agreement")]; provided further that it shall be a condition to (x) each such transfer referred to in the preceding clauses (b) and (d) that such transferee shall (1) execute and deliver to Optionee the Transferee Agreement in the form of Annex 1 attached hereto and (2) execute and deliver to Optionee a replacement option identical in all respects to this Agreement except for the change in the name of Optionor and (y) each such transfer referred to in the preceding clause (c) that such transferee shall agree that Optionor shall have the right to exercise all voting rights with respect to the Option Shares so transferred and that no such transfer shall prevent, limit or interfere with Optionor's compliance with, or performance of its obligations under, this Agreement, absent a default under the terms of the related pledge or security agreement. The term "Transfer" means a sale, an assignment, a pledge, a grant, a transfer or other disposition of, or the creation of a Lien on, any Option Shares or any interest of any nature in any Option Shares, including, without limitation, the beneficial ownership of such Option Shares. The terms "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act).

  Section 4. Transfer of option. Optionee may transfer its rights and delegate its obligations under this Agreement (including, without limitation, the rights of Optionee under Sections 5 and 6) with respect to any Option Shares to any person at any time; provided that the proposed assignee shall execute and deliver to Optionor the Assignee Agreement in the form of Annex 2 attached hereto.

  Section 5. Power of Attorney.

  (a) Appointment. Optionor hereby irrevocably appoints the Optionee (acting in its capacity as attorney-in-fact pursuant hereto, the "Attorney-In-Fact") as the true and lawful attorney-in-fact and agent of Optionor, with power of substitution and resubstitution, to act in the name, place and stead of Optionor solely with respect to the following:

    (1) to take all actions necessary or appropriate to transfer or cause the transfer to the Optionee of any Option Shares purchased by the Optionee in accordance with the terms of this Agreement; and

    (2) to instruct the Company, on behalf of Optionor, to issue and deliver to the Optionee the Option Shares acquired upon exercise of the Option pursuant to this Agreement.

  (b) Confirmation. Optionor hereby acknowledges and confirms that the Power of Attorney granted pursuant to this Section 5 is coupled with an interest and, therefore, shall be irrevocable and shall not be terminated by any act of Optionor or by operation of law, whether by the death, disability, liquidation or dissolution of Optionor or by the occurrence of any other event or events, and if, after the execution hereof, Optionor dies or is disabled, liquidated or dissolved, or if any other such event or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such death, disability, liquidation or dissolution or other event or events had not occurred and regardless of notice thereof.

  (c) Termination. The Power of Attorney granted under this Section 5 shall terminate at 5:00 p.m., New York City time, on the Option Termination Date.

  Section 6. Legend. Optionor shall cause the following legend to be printed, typed, stamped or otherwise impressed on each certificate for the Option Shares and any certificates issued in exchange therefor or upon transfer thereof (other than to Optionee), other than certificates for Option Shares referred to in clause (c) of the proviso to Section 3:

    "The shares represented by this certificate are subject to an option to purchase and certain voting and transfer restrictions contained in the Option Agreement dated as of September 13, 1998 from the registered holder to Qwest Communications International Inc."

  Section 7. Representations and Warranties of Optionor. Optionor represents and warrants to Optionee as follows:

    (a) Existence and Power. If Optionor is not a natural person, Optionor
  (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or is a limited liability company, general partnership or limited partnership formed and validly existing under the laws of the jurisdiction of its formation and (2) has all necessary power and authority (as a corporation, limited liability company, general partnership or limited partnership, as the case may be) to execute and deliver each Option Document to which it is or may become a party.

    (b) Authorization; Contravention. Subject to obtaining the Approval referred to in Section 7(c), the execution and delivery by Optionor of each Option Document to which it is or may become a party and the performance by it of its obligations under each of those Option Documents have been duly authorized by all necessary action (as a corporation, limited liability company, general partnership or limited partnership, as the case may be), if Optionor is not a natural person, and do not and will not (1) contravene, violate, result in a breach of or constitute a default under,
  (a) its articles of incorporation, certificate of incorporation, operating agreement, partnership agreement, bylaws or articles or deed of trust, as applicable, (b) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which Optionor, the Option Shares or any of its other properties may be bound or affected or (c) any agreement, indenture or other instrument to which Optionor is a party or by which Optionor, the Option Shares or any of its other properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on the Option Shares or any of the other properties now owned or hereafter acquired by it.

    (c) Approvals. Except with respect to the Approval required under the Hart-Scott-Rodino Act, no Approval of any Governmental Body or other person is required or advisable on the part of Optionor for (1) the due execution and delivery by Optionor of any Option Document to which it is or may become a party, (2) the conclusion of the transactions contemplated by this Agreement and the other Option Documents, (3) the performance by Optionor of its obligations under each Option Document to which it is or may become a party and (4) the exercise by Optionee of its rights and remedies under each Option Document to which Optionor is or may become a party. Each such Approval shall have been obtained, all actions by each person required to be taken in connection with each such Approval shall have been taken and all prescribed waiting, review or appeal periods with respect to each such Approval shall have terminated or expired, as the case may be, in each case on or before the Option Closing Date.

    (d) Binding Effect. Each Option Document is, or when executed and delivered by Optionor will be, the legally valid and binding obligation of Optionor, enforceable against Optionor in accordance its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

    (e) Ownership. Optionor is the sole beneficial owner of all the Option Shares, free and clear of all Liens except the Liens created by this Agreement and the Voting Agreement and Liens permitted by clause (c) of the proviso to Section 3. As of the date of this Agreement, Optionor does not beneficially own any Equity Securities of the Company other than the Option Shares. At the Option Closing, Optionor will be the sole beneficial owner of the Option Shares to be sold, assigned and transferred by it under this Agreement on such date, and no other person will have any beneficial ownership interest in or to such Option Shares. Optionor has, and, at the Option Closing, will have, good right, full power and lawful authority to sell, assign and transfer to Optionee all its right, title and interest in and to such Option Shares, free and clear of all Liens. Immediately after the sale, assignment and transfer of such Option Shares pursuant to this Agreement, upon the registration of such Option Shares in the name of Optionee in the stock records of the Company and assuming that Optionee is a purchaser for value and without notice of any adverse claim, Optionee will have all the rights, title and interest of Optionor in and to such Option Shares, free and clear of all Liens.

    (f) Litigation. There is no Action pending against Optionor or, to the knowledge of Optionor, threatened against Optionor or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under any Option Document or the performance by any party of its obligations under any Option Document.

    (g) Voting and Transfer Restrictions. To the knowledge of Optionor, except with respect to the Option Documents and the Voting Documents, there is no agreement or arrangement restricting the voting of any Option Shares or, except with respect to the Option Documents, the Voting Documents and the pledge or security agreements creating the Liens permitted by clause (c) to the proviso to Section 3, there is no agreement or arrangement restricting the transfer of any Option Shares, or any interest therein.

    (h) Fees for Financial Advisers, Brokers and Finders. Optionor has not authorized any person to act as financial adviser, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from any person upon the conclusion of or in connection with any of the transactions contemplated by this Agreement.

    (i) Continuing Representations and Warranties. Each of the representations and warranties made by Optionor in any Option Document as of any date other than the date on which Optionor first executes this Agreement shall be true and correct in all material respects on and as of each Option Closing Date.

  Section 8. Miscellaneous Provisions.

  (a) Notices. All notices, requests and other communications to any party under any Option Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

  (b) No Waivers; Remedies; Specific Performance.

    (1) No failure or delay by Optionee in exercising any right, power or privilege under any Option Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Option Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

    (2) In view of the uniqueness of the agreements contained in the Option Documents and the transactions contemplated hereby and thereby and the fact that Optionee would not have an adequate remedy at law for money damages in the event that any obligation under any Option Document is not performed in accordance with its terms, Optionor therefore agrees that Optionee shall be entitled to specific enforcement of the terms of each Option Document in addition to any other remedy to which Optionee may be entitled, at law or in equity.

  (c) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Option Document, and no consent to any departure by Optionor or Optionee from any provision of any Option Document, shall be effective unless it shall be in writing and signed and delivered by Optionor and Optionee, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

  (d) Successors and Assigns; Third Party Beneficiaries.

    (1) Optionee may assign its rights and delegate its obligations under each Option Document only pursuant to Section 4. Optionor may assign its rights and delegate its obligations under any Option Document only pursuant to Section 3. Any assignment or delegation in contravention of this Section 8(d) shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Option Document.


    (2) The provisions of each Option Document shall be binding upon and inure to the benefit of the parties, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

  (e) Governing Law. Each Option Document shall be governed by and construed in accordance with the internal laws of the State of New York.

  (f) Counterparts; Effectiveness. Each Option Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

  (g) Severability of Provisions. Any provision of any Option Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Option Document or affecting the validity or enforceability of the provision in any other jurisdiction.

  (h) Headings and References. Article and section headings in any Option Document are included for the convenience of reference only and do not constitute a part of the Option Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Option Document are references to parties to or the express beneficiaries and sections of the Option Document, as the case may be, unless the context shall require otherwise.

  (i) Entire Agreement. The Option Documents embody the entire agreement and understanding of Optionor and Optionee, and supersedes all prior agreements or understandings, with respect to the subject matters of the Option Documents.

  (j) Survival. Except as otherwise specifically provided in any Option Document, each representation, warranty or covenant of a party contained in the Option Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Option Document.

  (k) Exclusive Jurisdiction. Each party, and each express beneficiary of an Option Document as a condition of its right to enforce or defend any right under or in connection with such Option Document, (1) agrees that any Action with respect to any Option Document or any transaction contemplated by any Option Document shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any legal action in those jurisdictions; provided, however, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

  (l) Waiver of Jury Trial. Each party, and each express beneficiary of an Option Document as a condition of its right to enforce or defend any right under or in connection with such Option Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Option Document and agrees that any Action shall be tried before a court and not before a jury.

  (m) Affiliate. Nothing contained in any Option Document shall constitute Optionee an "affiliate" of any of the Company and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

  (n) Non-Recourse. No recourse under any Option Document shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange
Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under any Option Document or for any claim based on, in respect of or by reason of such obligations or their creation.

  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.

                                          OPTIONOR:

                                          _____________________________________
                                          Name:
                                          Address: 1200 Harbor Boulevard
                                                 Weehawken, New Jersey 07087
                                                 Fax: 201-601-1917

                                          With a copy to:

                                                 Parker Chapin Flattau &
                                                        Klimpl, LLP
                                                 1211 Avenue of the Americas
                                                 New York, NY 10036
                                                 Attention: Michael Weinsier
                                                 Fax: 212-704-6288

                                          Qwest Communications International
                                          Inc.

                                          By: _________________________________
                                                     Joseph P. Nacchio
                                               President and Chief Executive
                                                          Officer

                                          Address: 1000 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202
                                                 Attention: Marc B. Weisberg
                                                 Fax: 303-992-1723

                                          With a copy to:

                                                 O'Melveny & Myers LLP
                                                 153 East 53rd Street
                                                 New York, NY 10022
                                                 Attention: Drake S. Tempest
                                                 Fax: 212-326-2061

                                                                        ANNEX 1

                                    FORM OF
                             TRANSFEREE AGREEMENT

                                                                         [Date]

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202

              Re: Option Agreement dated as of September 13, 1998
                       between [Optionor] and Qwest Communications
                       International Inc.

Ladies and Gentlemen:

       ("Transferor") proposes to transfer to the undersigned     shares of
common stock, par value $.001 per share, of Icon CMT Corp. (the "Transferred Shares") that are subject to the Option Agreement dated as of September 13, 1998 (the "Option Agreement") between [Optionor] and Qwest Communications International Inc. ("Qwest"). Terms not otherwise defined in this letter agreement have the meanings stated in the Option Agreement.

  This letter agreement is delivered to you pursuant to Section 3 of the Option Agreement. The undersigned has reviewed the Option Agreement and, to the extent necessary to understand the meaning of terms used in the Option Agreement that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Option Agreement provides that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed transfer.

  The undersigned agrees that, if and for so long as it holds any Transferred Shares, the undersigned:

    (1) shall be deemed to be the "Optionor" with respect to such Transferred Shares under the Option Agreement;

    (2) shall be bound by all of the terms and provisions of the Option Agreement with respect to such Transferred Shares, including, without limitation, Section 5 (Power of Attorney) of the Option Agreement;

    (3) shall assume all obligations of Transferor under the Option Agreement with respect to such Transferred Shares, including, without limitation,
  Section 5 (Power of Attorney) of the Option Agreement; and

    (4) until the day after the Option Termination Date, shall not transfer any Transferred Shares, or any interest therein, except in accordance with the provisions of the Option Agreement.

  The undersigned understands that, if the undersigned were not to agree with the foregoing, Transferor would be forbidden by the Option Agreement from transferring the Option Shares to the undersigned and that any such purported transfer would be void.

                                          Very truly yours,

                                          [Transferee]

                                          By: _________________________________
                                             Name:
                                             Title:

                                          Address:

                                                                        ANNEX 2

                                    FORM OF
                              ASSIGNEE AGREEMENT

                                                                         [Date]

[Optionor]




              Re: Option Agreement dated as of September 13, 1998
                       between [Optionor] and Qwest Communications
                       International Inc.

Ladies and Gentlemen:

       ("Assignor") proposes to transfer to the undersigned the rights of Assignor under the Option Agreement (the "Option Agreement") dated as of September 13, 1998 and between [Optionor] and Qwest Communications
International Inc. ("Qwest") with respect to     shares of common stock, par
value $.001 per share, of Icon CMT Corp. (the "Shares") [, except that Assignor does not propose to transfer to the undersigned the rights of
Assignor under Sections 2(a),     and     of the Option Agreement with respect
to the Shares]. This letter agreement is delivered to you pursuant to Section 4 of the Option Agreement.

  The undersigned has reviewed the Option Agreement and, to the extent necessary to understand the meaning of terms used in the Option Agreement that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Option Agreement states that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed assignment.

  The undersigned agrees that, if and for so long as it holds any rights under the Option Documents, the undersigned:

    (1) shall be deemed to be the "Optionee" under the Option Agreement with respect to the Shares;

    (2) shall be bound by all of the terms and provisions of the Option Agreement with respect to the Shares, including, without limitation,
  Section 5 (Power of Attorney) of the Option Agreement;

    (3) shall assume all obligations of Assignor under the Option Agreement with respect to the Shares; and

    (4) [shall have no rights under Sections 2(a),    and    of the Option
  Agreement with respect to the Shares.]

  The undersigned understands that, if the undersigned were not to agree with the foregoing, the Assignor would be forbidden by the Option Agreement from assigning to the undersigned any of its rights under the Option Agreement and that any such purported assignment would be void.

                                          Very truly yours,

                                          [Assignee]

                                          By: _________________________________
                                             Name:
                                             Title:

                                          Address:

                                          Telecopy:

                                                                      EXHIBIT B

                                    FORM OF
                          VOTING AGREEMENT AND PROXY

  VOTING AGREEMENT AND PROXY dated as of September 13, 1998 between ("Stockholder") and Qwest Communications International Inc., a Delaware corporation (together with its successors and assigns, "Qwest").

                                   RECITALS

  A. Stockholder beneficially owns      shares of common stock, par value
$.001 per share (the "Company Common Stock"), of Icon CMT Corp., a Delaware
corporation (the "Company") [, including      shares of Company Common Stock
issuable upon the exercise of Company Stock Options vested as of the date of this Agreement]. All such shares, together with all other shares of capital stock of the Company with respect to which Stockholder has beneficial ownership as of the date of this Agreement or acquires beneficial ownership on or before the Termination Date, are collectively referred to as the "Restricted Company Shares".

  B. Concurrently with the execution and delivery of this Agreement, the Company, Qwest and Qwest Subsidiary, a Delaware corporation ("Qwest Subsidiary"), are entering into the Agreement and Plan of Merger dated as of September 13, 1998 (as amended or modified from time to time, the "Merger Agreement"), providing for, among other things, the merger of Qwest Subsidiary with and into the Company (the "Merger"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

  C. Concurrently with the execution and delivery of this Option Agreement, Stockholder and Qwest are entering into the Option Agreement dated as of September 13, 1998 (the "Option Agreement") to provide for, among other things, (1) the grant by Stockholder to Qwest of an option to acquire the Restricted Company Shares and (2) certain restrictions on the voting and the sale or other transfer of the Restricted Company Shares.

  D. As contemplated by Section 1.2(c) of the Merger Agreement, Stockholder and Qwest desire to enter into this Agreement to provide for, among other things, (1) the obligation of Stockholder to vote the Restricted Company Shares to approve the Merger Agreement and the merger contemplated thereby (the "Merger") and against any Business Combination (other than the Transactions), (2) the grant by Stockholder to each of Qwest and Qwest Subsidiary of an irrevocable proxy in connection therewith, (3) certain restrictions on the voting and the sale or other transfer of the Restricted Company Shares by Stockholder, (4) certain restrictions on Stockholder with respect to Business Combination Transactions (other than the Transactions) with respect to any of the Company and its Subsidiaries and (5) the obligation of Stockholder to execute and deliver the Stockholder Agreement at or before the Closing of the Merger. This Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "Voting Documents".

  E. Stockholder acknowledges that Qwest and Qwest Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

                                   AGREEMENT

  The parties agree as follows:

  Section 1. Covenants of Stockholder.

  (a) Voting. Until the later of the day following the Termination Date and payment in full by the Company of all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement, subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any United States federal court or state court barring such action, Stockholder shall do the following:

    (1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, so that all Restricted Company Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings; and

    (2) at each such meeting held before the Effective Time and with respect to each such written consent, vote (or cause to be voted) the Restricted Company Shares (A) to approve each of the Merger Agreement and the Merger, and any action required in furtherance thereof, (B) except as otherwise approved in writing in advance by Qwest (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any action or agreement that would result in any breach of any representation, warranty, covenant or agreement of Stockholder or the Company contained in any Transaction Document, that would or could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of any of the Transactions or that would or could reasonably be expected to materially reduce the benefits to Qwest or Qwest Subsidiary of the Transactions, (C) except as otherwise approved in writing in advance by Qwest (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any Business Combination Transaction (other than the Transactions) and (D) except as otherwise approved in writing in advance by Qwest (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any amendment to the articles of incorporation or the certificate of incorporation, as the case may be, or bylaws of the Company.

  (b) Business Combination Transactions. Until the day following the Termination Date, Stockholder shall not do any of the following or enter into any agreement or other arrangement (other than the Voting Documents and the Option Documents) with respect to any of the following:

    (1) enter into any agreement with respect to or take any other action to effect any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries;

    (2) solicit, initiate or encourage (including, without limitation, by way of furnishing information) any inquiry or the making of any proposal to any of the Company, its Subsidiaries and its stockholders from any person (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) which constitutes, or may reasonably be expected to lead to, a proposal with respect to a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, or endorse any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries; or

    (3) continue, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing;

provided that the restrictions set forth in this Section 1(b) shall not prevent Stockholder from serving as a director of any of the Company and its Subsidiaries and in that capacity complying with his fiduciary obligations. If

Stockholder receives a proposal with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries, then Stockholder shall, by written notice delivered within 24 hours after receipt of such proposal, inform Qwest and Qwest Subsidiary of the terms and conditions of such proposal and the identity of the person making the a proposal with respect to such Business Combination Transaction. Stockholder agrees that the restrictions in this Section 1(b) are reasonable and properly required to accomplish the purposes of this Agreement.

  (c) Stockholder Agreement. At or before the Closing, Stockholder shall execute and deliver to Qwest a Stockholder Agreement substantially in the form of Exhibit B to the Merger Agreement (the "Stockholder Agreement").

  Section 2. Irrevocable Proxy. Stockholder hereby revokes any previous proxies and appoints each of Qwest and Qwest Subsidiary, with full power of substitution, as attorney and proxy of the undersigned, (1) to attend any and all meetings of stockholders of the Company, (2) to vote in accordance with the provisions of Section 1 the Restricted Company Shares that the undersigned is then entitled to vote, (3) to grant or withhold in accordance with the provisions of Section 1 all written consents with respect to the Restricted Company Shares that the undersigned is then entitled to vote, and (4) to represent and otherwise to act for the undersigned in the same manner and with the same effect as if the undersigned were personally present, with respect to all matters subject to Section 1. This proxy shall be deemed to be a proxy coupled with an interest, is irrevocable until the day following the Termination Date and shall not be terminated by operation of law upon the occurrence of any event. Stockholder authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

  Section 3. Transfer of Restricted Company Shares. Until the day following the Termination Date, Stockholder shall not transfer any Restricted Company Shares to any person other than Qwest; provided that Stockholder may (a) transfer Restricted Company Shares to Qwest Subsidiary or any Affiliate thereof in connection with the conclusion of the Transactions, (b) transfer Restricted Company Shares to one or more members of Stockholder's immediate family or trusts with respect to which one or more of Stockholder and such members are the exclusive beneficiaries, (c) pledge or create security
interest in or other Liens on not more than       Restricted Company Shares in
the aggregate to secure bona fide indebtedness of Stockholder owed to one or more financial institutions, (d) any other person approved in advance in writing by Qwest, which approval may be granted, withheld, conditioned or delayed in the sole discretion of Qwest [and (e) sell the minimum number of Restricted Company Shares required to be sold to satisfy the express obligations of Stockholder under Section 7.1 of the Property Settlement and Support Agreement dated as of August 10, 1998 between Stockholder and his wife (in the form delivered by Stockholder to Qwest)]; provided further that it shall be a condition to (x) each such transfer referred to in the preceding clauses (b) and (d) that such transferee shall (1) execute and deliver to Stockholder the Transferee Agreement in the form of Annex 1 attached hereto and (2) execute and deliver to Qwest an agreement identical in all respects to this Agreement except for the change in the name of Stockholder and the number of shares of Company Common Stock beneficially owned by Stockholder and (y) each such transfer referred to in the preceding clause (c) that such transferee shall agree that Stockholder (and Qwest with respect to the proxy referred to in Section 2) shall have the right to exercise all voting rights with respect to the Restricted Company Shares so transferred and that no such transfer shall prevent, limit or interfere with Stockholder's compliance with, or performance of its obligations under, this Agreement, absent a default under the terms of the related pledge or security agreement. The term "Transfer" means a sale, an assignment, a pledge, a grant, a transfer or other disposition of, or the creation of a Lien on, any Restricted Company Shares or any interest of any nature in any Restricted Company Shares, including, without limitation, the beneficial ownership of such Restricted Company Shares. The terms "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act).

  Section 4. Representations and Warranties of Stockholder. Stockholder represents and warrants to Qwest as follows:

    (a) Existence and Power. If Stockholder is not a natural person, Stockholder (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or is a limited liability company, general partnership or limited partnership formed and validly existing under the laws of the jurisdiction of its formation and (2) has all necessary power and authority (as a corporation, limited liability company, general partnership or limited partnership, as the case may be) to execute and deliver each Voting Document to which it is or may become a party.

    (b) Authorization; Contravention. The execution and delivery by Stockholder of each Voting Document and the performance by it of its obligations under each Voting Document have been duly authorized by all necessary action (as a corporation, limited liability company, general partnership or limited partnership, as the case may be), if Stockholder is not a natural person, and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its articles of incorporation, certificate of incorporation, operating agreement, partnership agreement, bylaws or articles or deed of trust, as applicable,
  (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which Stockholder, the Restricted Company Shares or any of its other properties may be bound or affected or (C) any agreement, indenture or other instrument to which Stockholder is a party or by which Stockholder, the Restricted Company Shares or any of its other properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on the Restricted Company Shares or any of the other properties now owned or hereafter acquired by it.

    (c) Approvals. No Approval of any Governmental Body or other person is required or advisable on the part of Stockholder for (1) the due execution and delivery by Stockholder of any Voting Document to which it is or may become a party, (2) the conclusion of the transactions contemplated by this Agreement and the other Voting Documents, (3) the performance by Stockholder of its obligations under each Voting Document to which it is or may become a party and (4) the exercise by Qwest of its rights and remedies under each Voting Document to which Stockholder is or may become a party.

    (d) Binding Effect. Each Voting Document is, or when executed and delivered by Stockholder will be, the legally valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

    (e) Ownership. Stockholder is the sole beneficial owner of all the Restricted Company Shares, free and clear of all Liens except the Liens created by this Agreement and the Option Agreement and Liens permitted by clause (c) of the proviso to Section 3. As of the date of this Agreement, Stockholder does not beneficially own any Equity Securities of the Company other than the Restricted Company Shares. As of the time of the Company Stockholders Meeting, Stockholder will be the sole beneficial owner of all the Restricted Company Shares, free and clear of all Liens except the Liens created by this Agreement and the Option Agreement and Liens permitted by clause (c) of the proviso to Section 3.

    (f) Litigation. There is no Action pending against Stockholder or, to the knowledge of Stockholder, threatened against Stockholder or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under any Voting Document or the performance by any party of its obligations under any Voting Document.

  Section 5. Restrictions.

  (a) Legend. The following legend shall be printed, typed, stamped or otherwise impressed on each certificate for the Restricted Company Shares and any certificates issued in exchange therefor or upon transfer thereof (other than to Qwest or Qwest Subsidiary), other than certificates for Restricted Company Shares referred to in clause (c) of the proviso to Section 3:

    "The shares represented by this certificate are subject to certain voting and transfer restrictions contained in the Voting Agreement dated as of September 13, 1998 from the registered holder to Qwest Communications International Inc."

  (b) Stop Order. Qwest may direct the Company to impose stop orders to prevent the transfer of the Restricted Company Shares on the books of the Company in violation of this Agreement.

  Section 6. Miscellaneous Provisions.

  (a) Notices. All notices, requests and other communications to any party under any Voting Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

  (b) No Waivers; Remedies; Specific Performance.

    (1) No failure or delay by Qwest in exercising any right, power or privilege under any Voting Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Voting Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

    (2) In view of the uniqueness of the agreements contained in the Voting Documents and the transactions contemplated hereby and thereby and the fact that Qwest would not have an adequate remedy at law for money damages in the event that any obligation under any Voting Document is not performed in accordance with its terms, Stockholder therefore agrees that Qwest shall be entitled to specific enforcement of the terms of each Voting Document in addition to any other remedy to which Qwest may be entitled, at law or in equity.

  (c) Amendments, Etc.

    (1) No amendment, modification, termination, or waiver of any provision of any Voting Document, and no consent to any departure by Stockholder or Qwest from any provision of any Voting Document, shall be effective unless it shall be in writing and signed and delivered by Stockholder and Qwest, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

    (2) Qwest may by written notice delivered from time to time to Stockholder terminate any or all of its rights under this Agreement and the proxy granted pursuant to Section 2 of this Agreement.

  (d) Successors and Assigns; Third Party Beneficiaries.

    (1) Qwest may assign any of its rights or delegate any of its obligations under any Voting Document. Stockholder may assign its rights and delegate its obligations under any Option Document only pursuant to Section 3. Any assignment or delegation in contravention of this Section 6(d) shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Voting Document.

    (2) The provisions of each Voting Document shall be binding upon and inure to the benefit of the parties, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

  (e) Governing Law. Each Voting Document shall be governed by and construed in accordance with the internal laws of the State of New York.

  (f) Severability of Provisions. Any provision of any Voting Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Voting Document or affecting the validity or enforceability of the provision in any other jurisdiction.

  (g) Headings and References. Article and section headings in any Voting Document are included for the convenience of reference only and do not constitute a part of the Voting Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Voting Document are references to parties to or the express beneficiaries, articles and sections of the Voting Document, as the case may be, unless the context shall require otherwise.

  (h) Entire Agreement. The Voting Documents embody the entire agreement and understanding of Stockholder and Qwest, and supersedes all prior agreements or understandings, with respect to the subject matters of the Voting Documents.

  (i) Survival. Except as otherwise specifically provided in any Voting Document, each representation, warranty or covenant of a party contained in the Voting Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Voting Document.

  (j) Exclusive Jurisdiction. Each party, and each express beneficiary of a Voting Document as a condition of its right to enforce or defend any right under or in connection with such Voting Document, (1) agrees that any Action with respect to any Voting Document or any transaction contemplated by any Voting Document shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any legal action in those jurisdictions; provided, however, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

  (k) Waiver of Jury Trial. Each party, and each express beneficiary of a Voting Document as a condition of its right to enforce or defend any right under or in connection with such Voting Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Voting Document and agrees that any Action shall be tried before a court and not before a jury.

  (l) Affiliate. Nothing contained in any Voting Document shall constitute Qwest an "affiliate" of any of the Company and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

  (m) Non-Recourse. No recourse under any Voting Document shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange
Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under any Voting Document or for any claim based on, in respect of or by reason of such obligations or their creation.

                          [INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.

                                          Stockholder:


                                          _____________________________________
                                          Name:
                                          Address: 1200 Harbor Boulevard
                                                 Weehawken, New Jersey 07087
                                                 Telecopy: 201-601-1917

                                          With a copy to:

                                                 Parker Chapin Flattau &
                                                        Klimpl, LLP
                                                 1211 Avenue of the Americas
                                                 New York, NY 10036
                                                 Attention: Michael Weinsier
                                                 Telecopy: 212-704-6288

                                          Qwest Communications International
                                          Inc.


                                          By: _________________________________
                                                     Joseph P. Nacchio
                                               President and Chief Executive
                                                          Officer

                                          Address: 1000 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202
                                                 Attention: Marc B. Weisberg
                                                 Fax: 303-992-1723
                                          With a copy to:

                                                 O'Melveny & Myers LLP
                                                 153 East 53rd Street
                                                 New York, NY 10022
                                                 Attention: Drake S. Tempest
                                                 Fax: 212-326-2061

                                                                        ANNEX 1

                                    FORM OF
                             TRANSFEREE AGREEMENT

                                                                         [Date]

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202

         Re: Voting Agreement and Proxy dated as of September 13, 1998 between Stockholder and Qwest Communications International Inc.

Ladies and Gentlemen:

       ("Transferor") proposes to transfer to the undersigned     shares of
common stock, par value $.001 per share, of Icon CMT Corp. (the "Transferred Shares") that are subject to the Voting Agreement and Proxy dated as of September 13, 1998 (the "Option Agreement") between Stockholder and Qwest Communications International Inc. ("Qwest"). Terms not otherwise defined in this letter agreement have the meanings stated in the Option Agreement.

  This letter agreement is delivered to you pursuant to Section 3 of the Voting Agreement and Proxy. The undersigned has reviewed the Voting Agreement and Proxy and, to the extent necessary to understand the meaning of terms used in the Voting Agreement and Proxy that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Voting Agreement and Proxy provides that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed transfer.

  The undersigned agrees that, if and for so long as it holds any Transferred Shares, the undersigned:

    (1) shall be deemed to be the "Stockholder" with respect to such Transferred Shares under the Voting Agreement and Proxy;

    (2) shall be bound by all of the terms and provisions of the Voting Agreement and Proxy with respect to such Transferred Shares, including, without limitation, Section 2 (Irrevocable Proxy) of the Voting Agreement and Proxy;

    (3) shall assume all obligations of Transferor under the Voting Agreement and Proxy with respect to such Transferred Shares, including, without limitation, Section 2 (Irrevocable Proxy) of the Voting Agreement and Proxy; and

    (4) until the day following the Termination Date, shall not transfer any Transferred Shares, or any interest therein, except in accordance with the provisions of the Voting Agreement and Proxy.

  The undersigned understands that, if the undersigned were not to agree with the foregoing, Transferor would be forbidden by the Voting Agreement and Proxy from transferring the Restricted Company Shares to the undersigned and that any such purported transfer would be void.

                                          Very truly yours,

                                          [TRANSFEREE]

                                          By: _________________________________
                                             Name:
                                             Title:

                                          Address:

                                          Telecopy:

                                                                      EXHIBIT C

                                    FORM OF
                             STOCKHOLDER AGREEMENT

  Stockholder Agreement dated as of      , 199  between       ("Stockholder")
and Qwest Communications International Inc., a Delaware corporation (together with its successors and assigns, "Qwest").

                                   RECITALS

  A. Stockholder will acquire, subject to adjustment for fractional shares, shares of common stock, par value $.01 per share, of Qwest ("Qwest Common
Stock") pursuant to the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement") among Icon CMT Corp., a Delaware corporation, Qwest and Qwest Subsidiary, a Delaware corporation ("Qwest Subsidiary"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

  B. As contemplated by Sections 1.2(d) and 3.1(i) of the Merger Agreement and
Section 1(c) of the Voting Agreement and Proxy dated as of September 13, 1998 between Stockholder and Qwest, Stockholder and Qwest desire to enter into this Agreement to provide for certain restrictions on the sale or other transfer by Stockholder of the shares of Qwest Common Stock received by Stockholder in the Merger (as such shares may be adjusted in the event of any change in the capital stock of Qwest by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like, collectively, the "Restricted Qwest Shares"). This Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "Stockholder Documents".

  C. Stockholder acknowledges that Qwest and Qwest Subsidiary entered into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not have entered into the Merger Agreement if Stockholder had not agreed to enter into this Agreement.

                                   AGREEMENT

  The parties agree as follows:

  Section 1. Transfers. Stockholder shall not sell or otherwise transfer (or offer to sell or otherwise transfer) any of the Restricted Qwest Shares, or any interest therein, if, after giving effect to such sale or other transfer, Stockholder would be the sole beneficial owner of less than 60% of the
Restricted Qwest Shares on       [the first anniversary of the Closing Date],
40% of the Restricted Qwest Shares on       [the second anniversary of the
Closing Date] or 20% of the Restricted Qwest Shares on       [the third
anniversary of the Closing Date], in each case free and clear of all Liens (except the Lien created by this Agreement); provided that Stockholder may (a) transfer Restricted Qwest Shares to one or more members of Stockholder's immediate family or trusts with respect to which Stockholder and one or more of such members are the exclusive beneficiaries, (b) sell or otherwise transfer any or all of the Restricted Qwest Shares pursuant to a Business Combination Transaction with respect to Qwest approved by the Board of
Directors of Qwest [and (c) on or after      , 1998, sell the minimum number
of Restricted Qwest Shares required to be sold to satisfy the express obligations of Stockholder under Section 7.1 of the Property Settlement and Support Agreement dated as of August 10, 1998 between Optionor and his wife (in the form delivered by Stockholder to Qwest)]. Each Restricted Qwest Share sold or otherwise transferred by Stockholder pursuant to this Section 1 shall, at the effective time of such sale or other transfer, cease to be subject to this Agreement. The term

"Transfer" means a sale, an assignment, a pledge, a grant, a transfer or other disposition of, or the creation of a Lien on, any Restricted Qwest Shares or any interest of any nature in any Restricted Qwest Shares, including, without limitation, the beneficial ownership of such Restricted Qwest Shares. The terms "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act).

  Section 2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Qwest as follows:

  (a) Existence and Power. If Stockholder is not a natural person, Stockholder
(1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or is a limited liability company, general partnership or limited partnership formed and validly existing under the laws of the jurisdiction of its formation and (2) has all necessary power and authority (as a corporation, limited liability company, general partnership or limited partnership, as the case may be) to execute and deliver each Stockholder Document to which it is or may become a party.

  (b) Authorization; Contravention. The execution and delivery by Stockholder of each Stockholder Document to which it is or may become a party and the performance by it of its obligations under each of those Stockholder Documents have been duly authorized by all necessary action (as a corporation, limited liability company, general partnership or limited partnership, as the case may
be), if Stockholder is not a natural person, and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its articles of incorporation, certificate of incorporation, operating agreement, partnership agreement, bylaws or articles or deed of trust, as applicable, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which Stockholder, the Restricted Qwest Shares or any of its other properties may be bound or affected or (C) any agreement, indenture or other instrument to which Stockholder is a party or by which Stockholder, the Restricted Qwest Shares or any of its other properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on the Restricted Qwest Shares or any of the other properties now owned or hereafter acquired by it.

  (c) Approvals. No Approval of any Governmental Body or other person is required or advisable on the part of Stockholder for (1) the due execution and delivery by Stockholder of any Stockholder Document to which it is or may become a party, (2) the conclusion of the transactions contemplated by this Agreement and the other Stockholder Documents, (3) the performance by Stockholder of its obligations under each Stockholder Document to which it is or may become a party and (4) the exercise by Qwest of its rights and remedies under each Stockholder Document to which Stockholder is or may become a party.

  (d) Binding Effect. Each Stockholder Document is, or when executed and delivered by Stockholder will be, the legally valid and binding obligation of Stockholder, enforceable against Optionor in accordance its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

  (e) Ownership. Stockholder will acquire pursuant to the Merger Agreement the number of Restricted Qwest Shares specified in Recital A above.

  (f) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against Stockholder or, to the knowledge of Stockholder, threatened against Stockholder or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under any Stockholder Document.

  Section 3. Legend. The following legend shall be printed, typed, stamped or otherwise impressed on each certificate for the Restricted Qwest Shares and any certificates issued in exchange therefor or upon transfer thereof (other than a permitted transfer pursuant to Section 1):

    "The shares represented by this certificate are subject to certain transfer restrictions contained in the Stockholder Agreement dated as of
       , 199  between registered holder and Qwest Communications
  International Inc."

  Section 4. Miscellaneous Provisions.

  (a) Notices. All notices, requests and other communications to any party under any Stockholder Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

  (b) No Waivers; Remedies; Specific Performance.

    (1) No failure or delay by Qwest in exercising any right, power or privilege under any Stockholder Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Stockholder Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

    (2) In view of the uniqueness of the agreements contained in the Stockholder Documents and the transactions contemplated hereby and thereby and the fact that Qwest would not have an adequate remedy at law for money damages in the event that any obligation under any Stockholder Document is not performed in accordance with its terms, Stockholder therefore agrees that Qwest shall be entitled to specific enforcement of the terms of each Stockholder Document in addition to any other remedy to which Qwest may be entitled, at law or in equity.

  (c) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Stockholder Document, and no consent to any departure by Stockholder or Qwest from any provision of any Stockholder Document, shall be effective unless it shall be in writing and signed and delivered by Stockholder and Qwest, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

  (d) Successors and Assigns; Third Party Beneficiaries.

    (1) Qwest may assign its rights and delegate its obligations under each Stockholder Document. Stockholder may assign its rights and delegate its obligations under any Stockholder Document only pursuant to Section 1. Any assignment or delegation in contravention of this Section 4(d) shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Stockholder Document.

    (2) The provisions of each Stockholder Document shall be binding upon and inure to the benefit of the parties, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

  (e) Governing Law. Each Stockholder Document shall be governed by and construed in accordance with the internal laws of the State of New York.

  (f) Counterparts; Effectiveness. Each Stockholder Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

  (g) Severability of Provisions. Any provision of any Stockholder Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Stockholder Document or affecting the validity or enforceability of the provision in any other jurisdiction.

  (h) Headings and References. Article and section headings in any Stockholder Document are included for the convenience of reference only and do not constitute a part of the Stockholder Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Stockholder Document are references to parties to or the express beneficiaries, articles and sections of the Stockholder Document, as the case may be, unless the context shall require otherwise.

  (i) Entire Agreement. The Stockholder Documents embody the entire agreement and understanding of Stockholder and Qwest, and supersedes all prior agreements or understandings, with respect to the subject matters of the Stockholder Documents.

  (j) Survival. Except as otherwise specifically provided in any Stockholder Document, each representation, warranty or covenant of a party contained in the Stockholder Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Stockholder Document.

  (k) Exclusive Jurisdiction. Each party, and each express beneficiary of an Stockholder Document as a condition of its right to enforce or defend any right under or in connection with such Stockholder Document, (1) agrees that any Action with respect to any Stockholder Document or any transaction contemplated by any Stockholder Document shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and
(3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any legal action in those jurisdictions; provided, however, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

  (l) Waiver of Jury Trial. Each party, and each express beneficiary of an Stockholder Document as a condition of its right to enforce or defend any right under or in connection with such Stockholder Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Stockholder Document and agrees that any Action shall be tried before a court and not before a jury.

  (m) Affiliate. Nothing contained in this Agreement shall constitute Stockholder an "affiliate" of any of Qwest and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

  (n) Non-Recourse. No recourse under this Agreement shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.

                                          Stockholder:

                                          _____________________________________
                                          Name:
                                          Address: 1200 Harbor Boulevard
                                                 Weehawken, New Jersey 07087
                                                 Telecopy: 201-601-1917

                                          With a copy to:

                                                 Parker Chapin Flattau &
                                                        Klimpl, LLP
                                                 1211 Avenue of the Americas
                                                 New York, NY 10036
                                                 Attention: Michael Weinsier
                                                 Telecopy: 212-704-6288

                                            Qwest Communications International
                                                           Inc.

                                          By: _________________________________
                                                     Joseph P. Nacchio
                                               President and Chief Executive
                                                          Officer

                                          Address: 1000 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202
                                                 Attention: Marc B. Weisberg
                                                 Fax: 303-992-1723
                                          With a copy to:

                                                 O'Melveny & Myers LLP
                                                 153 East 53rd Street
                                                 New York, NY 10022
                                                 Attention: Drake S. Tempest
                                                 Fax: 212-326-2061

                                                                        ANNEX 1

                                    FORM OF
                             TRANSFEREE AGREEMENT

                                                                         [Date]

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202

           Re: Stockholder Agreement dated as of     , 199  between
            [Stockholder] and Qwest Communications International Inc.

Ladies and Gentlemen:

        (the "Transferor") proposes to transfer to the undersigned     shares
of common stock, par value $.01 per share, of Qwest Communications International Inc. (the "Transferred Restricted Qwest Shares") that are
subject to the Stockholder Agreement dated as of      , 199  (the "Stockholder
Agreement") between [Stockholder] and Qwest Communications International Inc. Terms not otherwise defined in this letter agreement have the meanings stated in the Stockholder Agreement.

  This letter agreement is delivered to you pursuant to Section 1(b) of the Stockholder Agreement. The undersigned has reviewed the Stockholder Agreement and, to the extent necessary to understand the meaning of terms used in the Stockholder Agreement that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Stockholder Agreement provides that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed transfer.

  The undersigned agrees that, if and for so long as it holds any Transferred Restricted Qwest Shares, the undersigned:

    (1) shall be deemed to be the "Stockholder" with respect to such Transferred Restricted Qwest Shares under the Stockholder Agreement;

    (2) shall be bound by all of the terms and provisions of the Stockholder Agreement with respect to such Transferred Restricted Qwest Shares;

    (3) shall assume all obligations of the Transferor under the Stockholder Agreement with respect to such Transferred Restricted Qwest Shares;

    (4) until the Termination Date, shall not sell or otherwise transfer (or offer to sell or otherwise transfer) any Transferred Restricted Qwest Shares, or any interest therein, except in accordance with the provisions of the Stockholder Agreement.

  The undersigned understands that, if the undersigned were not to agree with the foregoing, the Transferor would be forbidden by the Stockholder Agreement from transferring the Transferred Restricted Qwest Shares to the undersigned and that any such purported transfer would be void.

                                          Very truly yours,

                                          [Transferee]
                                          By: _________________________________
                                             Name:
                                             Title:

                                   Address:

                                   Telecopy:

                                                                      EXHIBIT D

                             TERMS AND CONDITIONS

                             QWEST CREDIT FACILITY

  The following is a summary of the basic terms and conditions for the proposed financing. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Qwest Credit Facility and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. Terms not otherwise defined in this summary have the meanings stated in the Merger Agreement.

 Borrower:                Icon CMT Corp. (the "Company").
 Lender:                  Qwest Communications International Inc. ("Qwest") and
                          its successors and assigns.
 Amount and Availability: Up to $15,000,000 (the "Facility Amount"), of which
                          (i) up to an amount equal to the principal amount of
                          the indebtedness outstanding under the Company Credit
                          Facilities, but no more than $10,000,000, may be
                          borrowed on the Initial Funding Date and (ii) up to
                          $2,000,000 may be borrowed upon five day's notice in
                          one advance during each calendar month thereafter.
                          Advances shall be made in a minimum amount of
                          $500,000 and integral multiplies thereof. The last
                          advance must be made on or before January 15, 2000.
 Initial Funding Date:    January 31, 1999.
 Maturity Date:           January 31, 2000.
 Use of Proceeds:         To (i) repay indebtedness outstanding under the
                          Company Credit Facilities, (ii) pay indebtedness owed
                          under the Access Agreement, (iii) acquire equipment
                          and (iv) pay general corporate expenses.
 Guarantors:              All Subsidiaries of the Company.
 Collateral:              First perfected security interest in all existing and
                          after-acquired real and personal property of the
                          Company and its Subsidiaries, including a pledge of
                          100% of the stock of all Subsidiaries.
                          Negative pledge of all assets of Company and its
                          Subsidiaries.
 Interest:                Before occurrence of a Material Adverse Condition at
                          a floating rate equal to the rate published in The
                          Wall Street Journal from time to time as the Prime
                          Rate ("Prime"), plus 1.00%. After occurrence of
                          Material Adverse Condition at a floating rate, Prime
                          plus 8.00%. The term "Material Adverse Condition"
                          means a material adverse effect on the business,
                          properties, operations, prospects or condition
                          (financial or otherwise) of the Company and its
                          Subsidiaries, taken as a whole.
                          After the occurrence and during the continuance of an
                          event of default, interest shall accrue at a rate 2%
                          per annum in excess of the amount otherwise then
                          payable and shall be payable upon demand.
                          Interest will be paid monthly in arrears and upon the
                          maturity or termination of the Qwest Credit Facility
                          and computed on the basis of a 365-/366-day year.

 Warrants; Registration Rights:  750,000 warrants issued at execution of Merger
                                 Agreement and exercisable at $12.00 per share
                                 for 10 years with registration rights. The
                                 forms of warrant and registration rights
                                 agreement are attached as Exhibits E and F to
                                 the Merger Agreement, respectively.
 Prepayments:                    Optional prepayments of the loans will be
                                 permitted in whole or in part at the option of
                                 the Company without premium or penalty.
                                 Mandatory prepayments will be required as
                                 follows:
                                 Asset Sale Proceeds: the net after-tax cash
                                 proceeds of the sale or other disposition of
                                 any property or assets of the Company or any
                                 of the Subsidiaries, other than net cash
                                 proceeds of sales or other dispositions of
                                 inventory in the ordinary course of business
                                 in each case payable no later than the first
                                 business day following the date of receipt.
                                 Insurance/Condemnation Proceeds: the net cash
                                 proceeds received under any casualty insurance
                                 maintained by the Company or any of the
                                 Subsidiaries or as a result of the taking of
                                 any assets of the Company or any of the
                                 Subsidiaries pursuant to the power of eminent
                                 domain or condemnation, in each case payable
                                 no later than the first business day following
                                 the date of receipt.
                                 Proceeds of Equity Offerings: the net cash
                                 proceeds received from the issuance of equity
                                 securities of the Company any of its
                                 Subsidiaries, in each case payable no later
                                 than the first business day following the date
                                 of receipt.
                                 Proceeds of Debt Issuances: the net cash
                                 proceeds received from certain issuances of
                                 debt securities by the Company or any of the
                                 Subsidiaries, in each case payable no later
                                 than the first business day following the date
                                 of receipt.
                                 Prepayments shall be applied first to
                                 outstanding loans, and thereafter the
                                 commitment to make additional advances shall
                                 be reduced by an equivalent amount to the
                                 remaining proceeds.
 Documentation:                  The Qwest Credit Facility will be subject to
                                 the negotiation, execution and delivery of
                                 definitive loan and security documentation
                                 prepared by counsel to Qwest and in form and
                                 substance satisfactory to Qwest.
 Representations and Warranties: Customary and appropriate for transactions of this type, including, without limitation, due
                                 organization and authorization,
                                 enforceability, financial condition, no
                                 material adverse changes, title to properties,
                                 liens, litigation, payment of taxes, no
                                 material adverse agreements, compliance with
                                 laws, employee benefit liabilities,
                                 environmental liabilities, perfection and
                                 priority of liens securing the Qwest Credit
                                 Facility, full disclosure, and incorporating
                                 by reference all representations and
                                 warranties in the Merger Agreement, whether or
                                 not the Merger Agreement remains in full force
                                 and effect.

 Covenants:              Customary and appropriate affirmative and negative
                         covenants, including, without limitation, to
                         limitations on other indebtedness, liens, investments,
                         guarantees, restricted junior payments (dividends,
                         redemptions and payments on subordinated debt),
                         mergers and acquisitions, sales of assets, capital
                         expenditures, leases, transactions with affiliates,
                         conduct of business and other provisions customary and
                         appropriate for financings of this type, including
                         exceptions and baskets to be mutually agreed upon and
                         incorporating by reference appropriate covenants in
                         the Merger Agreement, whether or not the Merger
                         Agreement remains in full force and effect.
 Events of Default:      Customary and appropriate (subject to customary and
                         appropriate grace periods), including without
                         limitation failure to make payments when due, defaults
                         under other agreements or instruments of indebtedness,
                         noncompliance with covenants, breaches of
                         representations and warranties, bankruptcy, judgments
                         in excess of specified amounts, invalidity of
                         guaranties, impairment of security interests in
                         collateral, the occurrence of any volitional default
                         under the Merger Agreement, the termination of the
                         Merger Agreement pursuant to Section 9.1(a)(5) of the
                         Merger Agreement, the consummation of a Business
                         Combination Transaction (other than the Transactions)
                         with respect to the Company and its Subsidiaries.
 Conditions Precedent to Customary and appropriate for a transaction of this
  Initial and Subsequent type, including, without limitation, customary closing
  Advances:              documentation including opinions of borrower's
                         counsel, a certificate of the chief financial officer
                         of Company as to the solvency of Company in form and
                         substance satisfactory to Qwest, the absence of a
                         volitional default under the Merger Agreement and the
                         absence of consummation of a Business Combination
                         Transaction (other than the Transactions) with respect
                         to the Company and the Subsidiaries. The absence of
                         the occurrence of a Material Adverse Change is not a
                         condition to the initial advance or any subsequent
                         advance.
 Governing law:          New York. The Company will submit to the non-exclusive
                         jurisdiction of the federal and state courts of the
                         State of New York and will waive any right to trial by
                         jury.
 Expenses and Indemnity: The Company will pay the expenses of Qwest, including the fees and expenses of Qwest's counsel, whether or
                         not the closing of the facility occurs and shall
                         indemnify and hold harmless Qwest and its directors,
                         officers, employees, agents, attorneys and affiliates
                         from and against any losses, claims, damages,
                         liabilities or other expenses relating to the Qwest
                         Credit Facility and pay legal and other expenses in
                         connection with any investigation, litigation or other
                         proceeding relating thereto.

                                                                      EXHIBIT E

                                    FORM OF

                                ICON CMT CORP.

                               SERIES Q WARRANTS
                           TO PURCHASE COMMON STOCK
                              AT $.001 PER SHARE
                            (SUBJECT TO ADJUSTMENT)

  The Warrant represented by this certificate and the shares of Common Stock issuable upon the exercise hereof have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with said Act. This Warrant and such shares are also subject to the restrictions stated in a Registration Rights Agreement dated as of September 13, 1998, a copy of which is on file at the office of the Secretary of the Company.

         Certificate Number                       Certificate for

  This certificate is transferable                   Warrants
           in      ,

                                ICON CMT CORP.

             INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

  THIS CERTIFIES THAT, for value received, QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation, or registered assigns, is entitled to purchase from ICON CMT CORP., a Delaware corporation (the "Company"), at any time and from time to time after the date of this Warrant and prior to 5:00 p.m., New York time, on the Expiration Date, at the purchase price of $12.00 per share (as such price may be adjusted pursuant to Section 7, the "Warrant Price") the total number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, which is equal to the number of Warrants set forth above (as such number of shares may be adjusted pursuant to Section 7, the "Warrant Shares"). Terms not otherwise defined herein have the meanings stated in Section 20.

  Section 1. Transferability of Warrants.

  1.1 Warrant Register and Registration. The Secretary of the Company shall keep or cause to be kept at the office of the Company books for the registration and transfer (the "Warrant Register") of this Warrant certificate and any other Warrant certificate issued hereunder (collectively including the initial Warrant, the "Warrants"). The Warrants shall be numbered and shall be registered in the Warrant Register as they are issued. The Company and the Secretary of the Company shall be entitled to treat a person as the owner in fact for all purposes of each Warrant registered in such person's name (each registered owner is herein referred to as a "Holder" of such Warrant) and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

  1.2 Transfer. The Warrants shall be transferable only on the Warrant Register upon delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative, which endorsement shall be guaranteed by a bank or trust company located in the United States of America or by a broker or dealer that is a member of a registered national securities exchange, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Secretary of the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Secretary of the Company in its discretion. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the persons entitled thereto.

  1.3 Form of Warrant. The Warrants shall be executed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents and attested to by the Secretary of the Company or an Assistant Secretary. The signature of any of such officers on the Warrants may be manual or facsimile.

  Section 2. Exchange of Warrants. Each Warrant may be exchanged at the option of the holder thereof for another Warrant or Warrants entitling the holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant or Warrants surrendered then entitle such holder to purchase. Any holder desiring to exchange a Warrant or Warrants shall make such request in writing delivered to the Secretary of the Company, and shall surrender, properly endorsed, which endorsement shall be guaranteed as provided in Section 1.2 hereof if the new Warrant or Warrants are to be issued other than in the name of the holder, the Warrant or Warrants to be so exchanged at the office of the Secretary of the Company. Thereupon, a new Warrant or Warrants, as the case may be, as so requested, shall be delivered to the person entitled thereto.

  Section 3. Term of Warrants; Exercise of Warrants; Distributions.

  3.1 Term of Warrants. Each holder shall have the right, at any time before 5:00 p.m., New York time, on September 13, 2008, or, if such date is not a Business Day, the next Business Day (the "Expiration Date") to purchase from the Company the number of fully paid and nonassessable Warrant Shares that the holder may at the time be entitled to purchase on exercise of such Warrants at the Warrant Price in effect on such date. After the Expiration Date, any previously unexercised Warrants shall be void, have no value and be of no further effect.

  3.2 Exercise of Warrants.

  (a) A Warrant may be exercised upon surrender to the Company, in care of the Secretary of the Company, of the Warrant to be exercised, together with the duly completed and signed form of Election to Purchase attached hereto, and upon payment to the Company of the Warrant Price for the number of Warrant Shares in respect of which such Warrant is then exercised. Payment of the aggregate Warrant Price shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by the Company.

  (b) Subject to Section 5, upon such surrender of the Warrant and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder and in such name or names as the holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with a check or cash in respect of any fraction of a share of Common Stock otherwise deliverable upon such exercise, as provided in Section 5. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price; provided that if, at the date of surrender of such Warrant and payment of such Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrant shall be closed, the certificates for the Warrant Shares in respect of which such Warrant is then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Warrant Shares; provided, further that the transfer books, unless otherwise required by law, shall not be closed at any one time for a period longer than 20 days.

  (c) The rights of purchase represented by the Warrant shall be exercisable, at the election of the holders thereof, either in full or from time to time in part. If a Warrant is exercised in respect of less than all of the

Warrant Shares purchasable on such exercise at any time prior to the Expiration Date, a new Warrant evidencing the remaining Warrant Shares will be issued, and the Company shall deliver the new Warrant pursuant to the provisions of this Section 3.2.

  (d) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering of Common Stock or a Business Combination, such exercise may at the election of the holder be conditioned upon the conclusion of such transaction, in which case such exercise shall not be deemed to be effective until the conclusion of such transaction.

  3.3 Distributions. If the Company shall at any time (1) issue rights or warrants to all holders of shares of Common Stock, entitling them (for a period not exceeding forty-five (45) days after the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Average Market Price per share of Common Stock or to subscribe for or purchase Derivative Securities providing for the purchase of shares of Common Stock upon the conversion, exchange or exercise thereof at a price per share of Common Stock less than the Average Market Price per share of Common Stock, in each case on the record date fixed for the determination of shareholders entitled to receive such right or warrant, or (2) declare or pay any dividend or other distribution on the Common Stock (including, without limitation, any distribution of other or additional stock or other securities or property or rights or warrants to subscribe for or purchase securities of any of the Company and its Subsidiaries by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement), other than a dividend payable in shares of Common Stock or Derivative Securities, then the Company may, at the same time or times, pay a distribution on or in respect of each Warrant which is equivalent to such dividend or other distribution declared or paid on each share of Common Stock, multiplied by the number of shares of Common Stock into which each Warrant may be exercised on the record date for such action.

  Section 4. Adjustment of Warrant Price And Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as hereinafter described.

  4.1 Mechanical Adjustments. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price payable in connection therewith shall be subject to adjustment from time to time as follows:

    (a) If the Company shall at any time pay a dividend on the Common Stock (including, if applicable, shares of Common Stock held by the Company in treasury or by a Subsidiary) in shares of the Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or otherwise effect a reclassification or recapitalization of the Common Stock, then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant shall be adjusted so that this Warrant shall thereafter be exercisable for the number of Warrant Shares equal to the number of shares of Common Stock which the holder would have held after the occurrence of any of the events described above had this Warrant been exercised in full immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph (a) shall become effective retroactively to the related record date in the case of a dividend and shall become effective on the related effective date in the case of a subdivision, combination, reclassification or recapitalization.

    (b) Except with respect to Permitted Issuances, if the Company or a Subsidiary shall at any time issue or sell shares of Common Stock at a purchase price per share of Common Stock (the value of any consideration, if other than cash, to be determined as provided in Section 4.1(h)) less than the Average Market Price per share of Common Stock on the date of issuance or sale (for the purpose of this paragraph (b), the "Adjustment Date"), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such Adjustment Date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common

  Stock outstanding on such date of issuance or sale and the number of additional shares of Common Stock so issued or sold, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such date of issuance or sale and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Average Market Price. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

    (c) Except with respect to Permitted Issuances, if the Company or a Subsidiary shall at any time issue or sell Derivative Securities (as defined below) providing for the purchase of shares of Common Stock upon the conversion, exchange or exercise thereof at a price per share of Common Stock (taking into account any consideration received by the Company upon the issuance or sale of such Derivative Securities and any additional consideration to be received upon the conversion, exchange or exercise thereof, the value of such consideration, if other than cash, to be determined as provided in Section 4.1(h)) less than the Average Market Price per share of Common Stock on the date of issuance or sale (for the purpose of this paragraph (c), the "Adjustment Date"), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such Adjustment Date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of additional shares of Common Stock so offered for subscription or purchase upon the conversion, exchange or exercise of such Derivative Securities, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Average Market Price. Such adjustment shall be made whenever any such Derivative Securities are issued, and shall become effective on the date of issuance retroactive to the Adjustment Date. If all the shares of Common Stock so offered for subscription or purchase are not delivered upon the final conversion, exchange or exercise of such Derivative Securities, then, upon the final conversion, exchange or exercise of such Derivative Securities, or the expiration, cancellation or other termination thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall thereafter be readjusted to the number of Warrant Shares which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the conversion, exchange or exercise of such Derivative Securities, or the expiration, cancellation or other termination thereof rather than upon the number of shares of Common Stock so offered for subscription or purchase. If the purchase price provided for in any Derivative Securities, the additional consideration, if any, payable upon the conversion, exchange or exercise of any Derivative Securities or the rate at which any Derivative Securities are convertible into or exchangeable or exercisable for Common Stock shall change at any time (including, without limitation, at the time of or after such conversion, exchange or exercise but excluding any change as a result of any event that would cause the number of Warrant Shares to have been adjusted pursuant to Section 4.1), the number of Warrant Shares issuable upon exercise of this Warrant in effect at the time of such change shall be readjusted to the number of Warrant Shares issuable upon exercise of this Warrant which would have been in effect at such time had such Derivative Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, on the related Adjustment Date, and such readjustment shall become effective on the date of such change retroactive to the Adjustment Date; provided, that no such readjustment shall have the effect of decreasing the number of Warrant Shares issuable upon the exercise of this Warrant by an amount in excess of the amount of the adjustment initially made with respect to the issuance or sale of the Derivative Securities. For the purposes of this paragraph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

    (d) Except with respect to Permitted Issuances, if the Company or a Subsidiary shall at any time distribute to all the holders of Common Stock
  (1) Derivative Securities providing for the purchase of shares of Common Stock upon the conversion, exchange or exercise thereof (other than those referred to in Section 4.1(c)) or any evidence of indebtedness or other securities of the Company (other than Common Stock) or

  (2) assets (other than cash) having a fair market value (as determined in a resolution adopted by the Board of Directors of the Company, which shall be conclusive evidence of such fair market value) in an amount during any 12-month period equal to more than 10% of the Market Capitalization of the Company on the day immediately preceding the date of declaration or authorization of such distribution by the Board of Directors of the Company (for the purpose of this paragraph (d), the "Adjustment Date"), then, in each such case, the number of Warrant Shares issuable upon exercise of this Warrant after the record date with respect to such distribution shall be determined by multiplying the number of Warrant Shares issuable upon exercise of one Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the Average Market Price per share of Common Stock on such date of declaration or authorization and the denominator of which shall be such Average Market Price less the then fair market value (as determined by the Board of Directors of the Company as provided above) of the portion of the assets, rights, warrants, evidences of indebtedness or other securities so distributed applicable to one (1) share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of such distribution retroactive to the Adjustment Date.

    (e) Except with respect to the payment by the Company of a distribution on or in respect of the Warrants pursuant to Section 3.3, if the Company shall at any time declare or pay a dividend or other distribution on the Common Stock other than a stock dividend payable solely in shares of Common Stock or a cash dividend paid out of current earnings (the value of any such dividend or other distribution, if other than cash, to be determined as provided in Section 4.1(h)), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after the record date therefor (for the purpose of this paragraph (d), the "Adjustment Date") shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of additional shares of Common Stock which the aggregate value of such dividend or distribution would purchase at the Average Market Price per share of Common Stock on the date immediately preceding such Adjustment Date and the denominator of which shall be the number of shares of Common Stock outstanding on such Adjustment Date. For the purposes of this paragraph (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

    (f) If the Company or a Subsidiary shall at any time purchase shares of Common Stock at a price per share of Common Stock (the value of any consideration, if other than cash, to be determined as provided in Section 4.1(h)) less than the Average Market Price per share of the Common Stock on the date of such purchase (for the purpose of this paragraph (f), the "Adjustment Date"), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such Adjustment Date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of additional shares of Common Stock which the aggregate purchase price of the total number of shares so purchased would purchase at such Average Market Price and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of shares of Common Stock so purchased. For the purposes of this paragraph (f), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

    (g) In case of any capital reorganization or any reclassification (other than a change in par value) of the capital stock of the Company, or of any exchange or conversion of the Common Stock for or into securities of another corporation, or in case of the consolidation or merger of the Company with or into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or in case of any sale or conveyance of all or substantially all of the assets of the Company, the person formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires such assets, as the case may be, shall make provision such that this Warrant shall thereafter be exercisable for the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the shares of Common Stock equal to the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the effective date of such capital reorganization, reclassification of capital stock, merger, consolidation, sale or conveyance, assuming (1) such holder of Common Stock of the Company is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made as the case may be ("Constituent Entity"), or an affiliate of a constituent entity, and (2) such person failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance and, in any case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of Warrant Shares issuable upon exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of this Warrant. The provisions of this paragraph (g) shall similarly apply to successive consolidations, mergers, sales or conveyances.

    (h) If any shares of Common Stock or Derivative Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any shares of Common Stock or Derivative Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price thereof as of the date of receipt. In case any shares of Common Stock or Derivative Securities are issued to the owners of the non-surviving or selling entity in connection with any merger or consolidation or sale, lease or conveyance of all or substantially all the assets of such entity, or other business combination in which the Company is the surviving or purchasing entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Derivative Securities, as the case may be. The fair value of any consideration received by the Company or dividends or distributions paid by the Company, in each case, other than cash or marketable securities, shall be determined jointly by the Company and the holders of at least a majority of the total number of Warrants then outstanding (the "Required Holders"). If such persons are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Required Holders, whose determination shall be final and binding on the Company and all holders of the Warrants. The fees and expenses of such appraiser shall be paid by the Company.

    (i) If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution on the Common Stock or (2) to subscribe for or purchase shares of Common Stock or Derivative Securities, then such record date shall be deemed to be the date of the payment or distribution of such dividend or other distribution or the date of issuance and sale of any shares of Common Stock deemed to have been issued or sold in connection therewith. If shares of Common Stock are not so issued or sold, then the number of Warrant Shares issuable upon exercise of this Warrant shall thereafter be readjusted to the number of Warrant Shares which would have been in effect that such shares of Common Stock not been deemed to have been issued.

    (j) All calculations under this Section 4 shall be made to the nearest one-thousandth of a share of Common Stock.

    (k) Whenever the number of Warrant Shares issuable upon the exercise of this Warrant is adjusted or readjusted pursuant to paragraphs (a) through
  (i), inclusive, above, the Warrant Price payable upon exercise of this Warrant shall be adjusted or readjusted by multiplying such Warrant Price immediately prior to the related Adjustment Date by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of this Warrant immediately preceding such Adjustment Date, and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter; provided that no such readjustment pursuant to paragraph (c) above with respect to the conversion, exchange or exercise, or expiration, cancellation or other termination, of any Derivative Securities shall have the effect of increasing the Warrant Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance or sale of such Derivative Securities.

    (l) If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant and the Warrant Price so as to protect the rights of this Warrant.

    (m) For all purposes of this Warrant, the term "Shares of Common Stock" shall mean (1) the class of stock designated as the Common Stock of the Company at the date of this Warrant or (2) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraphs (a) through (l), inclusive, above, the holder shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in paragraphs (a) through (l), inclusive, above, and the provisions of Sections 4.2, 4.3, 4.4 and 4.5, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

  4.2 Time of Adjustments. Each adjustment required by Section 4.1 shall be effective as and when the event requiring such adjustment occurs.

  4.3 Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price is adjusted as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to each holder a certificate of the chief financial officer of the Company (who may be the regular accountants employed by the Company) setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment.

  4.4 No Adjustment for Dividends. Except as provided in Section 4.1, no adjustment shall be made during the term of this Warrant or upon the exercise of this Warrant in respect of any dividends declared or paid on the Common Stock.

  4.5 Statement on Warrants. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the initial Warrant.

  Section 5. Fractional Interests. No fractional Warrant Shares shall be issued upon the exercise of Warrants, but in lieu thereof the Company shall pay therefor in cash an amount equal to the product obtained by multiplying the Closing Price per Warrant Share on the Trading Day immediately preceding the date of exercise of the Warrant times such fraction. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented.

  Section 6. Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involved in the issue or delivery of any Warrant or certificates for Warrant Shares in a name other than that of the registered holder of such Warrant, and no such issue or delivery shall be made unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

  Section 7. Reservation Of Warrant Shares; Valid Issuance; Purchase Of Warrants; Cancellation Of Warrants.

  7.1 Reservation of Warrant Shares. There have been reserved, and the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock that shall from time to time be sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. All Warrants surrendered in the exercise of the rights thereby evidenced shall thereupon be cancelled by the Company and retired. Promptly after the Expiration Date, the Secretary of the Company shall certify to the Company the aggregate number of Warrants then outstanding, and thereafter no shares of Common Stock shall be subject to reservation in respect of such Warrants. The Company shall from time to time take all necessary actions, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the exercise of all the then outstanding Warrants.

  7.2 Valid Issuance. All shares of Common Stock or other securities issued upon exercise of the Warrants will, upon issuance in accordance with the terms hereof, be validly issued, fully paid and nonassessable, free from all liens, charges, security interests and encumbrances created by the Company with respect to the issuance and delivery thereof and not subject to preemptive rights.

  7.3 Purchase of Warrants by the Company. Any of the Company and its Subsidiaries shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

  7.4 Cancellation of Warrants. If any of the Company and its Subsidiaries shall purchase or otherwise acquire Warrants, the same shall thereupon be cancelled by the Company and retired. The Company shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

  Section 8. Mutilated Or Missing Warrants. If any Warrant shall be mutilated, lost, stolen or destroyed and the Company shall receive evidence thereof and indemnity reasonably satisfactory to it, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest. An applicant for such a substitute Warrant shall comply with such other reasonable requirements and pay such reasonable charges as the Company may prescribe.

  Section 9. No Rights as Stockholder. Nothing contained in this Warrant or in any of the Warrants shall be construed as conferring upon the holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

  Section 10. Notice to Holders. At any time prior to the expiration of the Warrants and prior to their exercise, if any of the following events shall occur:

    (1) the Company shall declare any dividend (or any other distribution) on Common Stock other than a cash dividend or shall declare or authorize repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

    (2) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock or any Derivative Securities; or

    (3) the Company shall propose any capital reorganization, recapitalization, subdivision or reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Company is a party for which approval of any stockholders of the Company shall be required, or the sale, transfer or lease of all or substantially all of the assets of the Company; or

    (4) the voluntary or involuntary dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entirety) shall be proposed;

then the Company shall give notice in writing of such event to the holders at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed consolidation, merger, sale, transfer or lease of assets, dissolution, liquidation or winding up. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

  Section 11. Notices. All notices, requests and other communications with respect to the Warrants shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the holder at the address in the Warrant Register and the Company at its offices in 1200 Harbor Boulevard, Weehawken, New Jersey 07087, fax: 201-601-1917 (with a copy to Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, NY 10036, attention: Michael Weinsier, fax: 212-704-6288), or at any other address as the holder or the Company, as the case may be, may specify for this purpose by notice to the other party. Each communication shall be effective
(1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

  Section 12. No Waivers; Remedies; Specific Performance.

  (a) Prior to the Expiration Date, no failure or delay by any holder in exercising any right, power or privilege with respect to the Warrants shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Warrants shall be cumulative and not exclusive of any rights or remedies provided by law.

  (b) In view of the uniqueness of the Warrants, a holder would not have an adequate remedy at law for money damages in the event that any of the obligations arising under the Warrants is not performed in accordance with its terms, and the Company therefore agrees that the holder shall be entitled to specific enforcement of the terms of the Warrants in addition to any other remedy to which they may be entitled, at law or in equity.

  Section 13. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of a Warrant, and no consent to any departure from any provision of the Warrant, shall be effective unless it shall be in writing and signed and delivered by the Company and the holder, and then it shall be effective only in the specific instance and for the specific purpose for which it is given. The rights of the holder and the terms and provisions of this Warrant including, without limitation, the performance of the obligations of the Company hereunder, shall not be affected in any manner whatsoever by the terms and provisions of any other agreement, whether entered into prior to or after the date of this Warrant.

  Section 14. Governing Law. The Warrants shall be governed by and construed in accordance with the internal laws of the State of New York.

  Section 15. Severability of Provisions. Any provision of the Warrants that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Warrants or affecting the validity or enforceability of the provision in any other jurisdiction.

  Section 16. Headings and References. Headings in the Warrants are included for the convenience of reference only and do not constitute a part of the Warrants for any other purpose. References to parties and sections in the Warrant are references to the parties or the sections of the Warrant, as the case may be, unless the context shall require otherwise.

  Section 17. Exclusive Jurisdiction. Each of the Company and the holder, by acceptance hereof, (1) agrees that any legal action with respect to the Warrant shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any legal action in those jurisdictions; provided, however, that any party may assert in a legal action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such legal action, may thereafter not be asserted by such party in an original legal action in the courts referred to in clause (1) above.

  Section 18. Waiver of Jury Trial. Each of the Company and the holder waives, by acceptance hereof, any right to a trial by jury in any legal action to enforce or defend any right under the Warrants or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with the Warrants and agrees that any legal action shall be tried before a court and not before a jury.

  Section 19. Merger or Consolidation of the Company. The Company will not merge or consolidate with or into any other corporation unless the corporation resulting from such merger or consolidation (if not the Company) shall expressly assume, by supplemental agreement, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

  Section 20. Definitions. For purposes of this Warrant, the following terms have the following meanings:

    (a) "Average Market Price" per share of Common Stock on any date means the average of the daily Closing Prices for the fifteen (15) consecutive Trading Days commencing twenty (20) Trading Days before such date.

    (b) "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which Banking institutions located in such state are authorized or required by law or other governmental action to close.

    (c) "Business Combination" means, whether concluded or intended to be concluded in one transaction or series of transactions, each of the following:

      (1) the merger or consolidation of any of the Company and its Subsidiaries with or into any person other than the Company or a wholly-owned Subsidiary of the Company;

      (2) the transfer of a substantial portion of the assets of any of the Company and its Subsidiaries to any person or group other than the Company or a wholly-owned Subsidiary of the Company;

      (3) an acquisition from any of the Company, it Subsidiaries and its stockholders of any shares of Common Stock or other securities of the Company; or

      (4) any tender offer (including a self-tender offer) or exchange offer, recapitalization, liquidation, dissolution or similar transaction involving any of the Company and its Subsidiaries;

    (d) "Closing Price" means, as applied to any class of stock on any date, the last reported sales price, regular way, per share of such stock on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in each case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading, or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations Systems ("NASDAQ") or, if not so reported, as reported by any similar interdealer system then in general use, or, if on any such date the shares of stock are not quoted or reported by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of stock selected by the Board of Directors of the Company, if such stock is the Common Stock, or by holders of at least a majority of the total number of Warrants, if such stock is not the Common Stock. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" means the fair market value per share as determined in good faith by the Board of Directors of the Company.

    (e) "Derivative Securities" means securities convertible into or exchangeable or exercisable for shares of Common Stock, rights or warrants to subscribe for or purchase shares of Common Stock, options for the purchase of, or calls, commitments or other claims of any character relating to, shares of Common Stock or any securities convertible into or exchangeable for any of the foregoing.

    (f) "Market Capitalization" as of any date means the product obtained by multiplying (A) the number of shares of Common Stock outstanding on such date by (B) the Average Market Price per share of the Common Stock on such date.

    (g) "Permitted Issuances" means each of the following:

      (1) the issuance of shares of Common Stock upon the exercise of stock options outstanding as of September 13, 1998 and issued by the Company to current and former employees of the Company and its Subsidiaries;

      (2) the issuance of shares of Common Stock upon the exercise of warrants outstanding as of September 13, 1998; and

      (3) the issuance of shares of Common Stock upon the exercise of the Warrants; and

      (4) the issuance and distribution by the Company of any securities with respect to which the Company shall pay a distribution on or in respect of the Warrants pursuant to Section 3.2.

    (h) "Subsidiary" means (A) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (B) a partnership or limited liability company in which the Company or a Subsidiary of the Company is, at the date of determination, a general or limited partner of such partnership or a member of such limited liability company, but only if the Company or its Subsidiary is entitled to receive more than fifty percent of the assets of such partnership or limited liability company upon its dissolution.

    (i) "Trading Day" means, as applied to any class of stock, any day on which the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, the principal national securities exchange on which the shares of such stock are listed or admitted for trading or, if the shares of such stock are not listed or admitted for trading on any national securities exchange, the NASDAQ or, if the shares of such stock are not included therein, any similar interdealer system then in general use in which the shares of such stock are included, is open for the trading of securities generally and with respect to which information regarding the sale of securities included therein, or with respect to which sales information is reported, is generally available.

  THIS WARRANT is executed and delivered by the Company on the date set forth below in New York, New York.

Dated: September 13, 1998                   ICON CMT CORP.


Attest: _____________________________       By: _______________________________
   Name:                                        Scott A. Baxter
   Title:                                       President and Chief
                                                Executive Officer

                                ICON CMT CORP.

                             ELECTION TO PURCHASE

                                 MAIL ADDRESS





  The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for and to purchase thereunder, shares of the stock provided for herein, and requests that certificates for such shares be issued in the name of

      ----------------------------------------------------------
      ----------------------------------------------------------
         (Please Print Name, Address and Social Security No.)
      ----------------------------------------------------------

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant Certificate for the balance remaining of the shares purchasable under the within Warrant Certificate be registered in the name of the undersigned holder of this Warrant or his Assignee as below indicated and delivered to the address stated below.

Date:         , 19  .

Name of holder of this Warrant or Assignee: ___________________________________
                                                  (Please Print)

Address: _________________________________________
    -------------------------------------------

Signature: _______________________________________

  Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

Signature Guaranteed: ____________________________

                                  ASSIGNMENT

                (TO BE SIGNED ONLY UPON ASSIGNMENT OF WARRANT)

  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

[                ] _______________________________________
-------------------------------------------------------------------------------
Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

DATED:         , 19  .

Signature of Registered holder: __________________________

  Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

Signature Guaranteed: ____________________________________

                                                                      EXHIBIT F

                                    FORM OF

                         REGISTRATION RIGHTS AGREEMENT

  Registration Rights Agreement dated as of September 13, 1998 between Icon CMT Corp., a Delaware corporation (the "Company"), and Qwest Communications International Inc., a Delaware corporation ("Stockholder").

                                   RECITALS

  A. Concurrently with the execution and delivery of this Agreement, the Company, Stockholder and Qwest Subsidiary, a Delaware corporation ("Qwest Subsidiary"), are entering into the Agreement and Plan of Merger dated as of September 13, 1998 (as amended or modified from time to time, the "Merger Agreement"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

  B. As contemplated by Section 1.3(c) of the Merger Agreement, concurrently with the execution and delivery of this Agreement the Company is issuing to Stockholder Warrants dated September 13, 1998 (the "Warrants") for the purchase of 750,000 shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"). Shares of Company Common Stock issued from time to time upon the exercise of the Warrants are collectively referred to as the "Registrable Shares".

  C. Each of the Company and Stockholder desire to enter into this Agreement to provide for, among other things, the registration under the Securities Act of the disposition of the Registrable Shares. The execution and delivery of this Agreement is a condition precedent to the respective obligations of the parties on the Option Closing Date.

                                   AGREEMENT

  The parties agree as follows:

  Section 1. Demand Registration Rights.

  (a) From and after September 13, 1998 (the "Commencement Date") and to and including the date that is the tenth anniversary of the Commencement Date, subject to extension pursuant to Section 4 (as so extended from time to time, the "Termination Date"), on one or more occasions when the Company shall have received the written request of Stockholder or holders of at least 100,000 Registrable Shares in the aggregate (as such number of shares may be adjusted in the event of any change in the capital stock of the Company by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like) that have been acquired directly or indirectly from Stockholder and to which rights under this Section 1 shall have been assigned pursuant to Section 13(a) (each such person, when requesting registration under this Section 1 or under Section 2 and thereafter in connection with any such registration, being hereinafter referred to as a "Registering Stockholder"), the Company shall give written notice of the receipt of such request to each potential Registering Stockholder, and each other person known by the Company to have rights with respect to the registration under the Securities Act of the disposition of securities of the Company. The Company shall use commercially reasonable efforts as promptly as practicable to include in a Registration Statement the Registrable Shares owned by the Registering Stockholders (collectively, "Transaction Registrable Shares") that in each case shall have been duly specified by such Registering Stockholders by written notice received by the Company not later than 10 Business Days after the Company shall have given written notice to the Registering Stockholders pursuant to this Section 1(a).

  (b) If the Registering Stockholders initiating a request for registration of Registrable Shares pursuant to Section 1 (a) shall state in such written notice that they intend to distribute the Transaction Registrable Shares covered by their request by means of an underwritten offering, the Company shall include such information in the written notice delivered by the Company pursuant to Section 1(a). The Registering Stockholders holding a majority of the Transaction Registrable Shares shall select the managing underwriter for the offering and any additional investment bankers and managers to be used in connection with the offering, with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

  (c) Notwithstanding anything herein to the contrary:

    (1) The Company shall not be required to prepare and file pursuant to this Section 1 a Registration Statement including less than 100,000 Transaction Registrable Shares in the aggregate (as such number of shares may be adjusted in the event of any change in the capital stock of the Company by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like);

    (2) subject to the following clause (3), the Company shall not be required to prepare and file pursuant to this Section 1 more than two Registration Statements in the aggregate; provided that a Registration Statement shall be deemed not to have been prepared and filed if the same does not become effective for any reason other than the withdrawal therefrom of 50% or more of the Transaction Registrable Shares requested to be included in such Registration Statement or the determination by Registering Stockholders owning 50% or more of such Transaction Registrable Shares not to proceed with the contemplated distribution of such Transaction Registrable Shares; and

    (3) if a requested registration pursuant to this Section 1 shall involve an underwritten offering, and if the managing underwriter shall advise the Company, and the Registering Stockholders in writing that, in its opinion, the number of Transaction Registrable Shares proposed to be included in the registration is so great as to adversely affect the offering, including the price at which the Transaction Registrable Shares could be sold, the Company shall include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated as follows:

      (A) first, all Transaction Registrable Shares duly requested to be included in the registration, allocated pro rata among all Registering Stockholders on the basis of the relative number of Transaction Registrable Shares that each Registering Stockholder shall have duly requested to be included in the registration; and

      (B) second, any other securities proposed to be registered by the Company other than for its own account, including, without limitation, securities proposed to be registered by the Company pursuant to the exercise by any person other than a Registering Stockholder of a "piggy-back" right requesting the registration of shares of Common Stock in circumstances similar to those contemplated by Section 2;

  provided that if 50% or more of the Transaction Registrable Shares requested to be included in a registration pursuant to this Section 1 are so excluded from any registration and an investment banking firm of recognized national standing shall advise the Company that the number of the Transaction Registerable Shares requested to be registered, at the time of the request and in light of the market conditions then prevailing, did not exceed the number that would have an adverse effect on the offering of such Transaction Registrable Shares, including the price of which such Transaction Registrable Shares could be sold, there shall be provided one additional registration under the preceding clause (2)(A) in respect of each such exclusion.

  Section 2. Piggy-Back Registration Rights.

  (a) From and after the Commencement Date to and including the date that is the tenth anniversary of the Commencement Date, if the Company shall determine to register or qualify by a registration statement filed under the Securities Act and under any applicable state securities laws, any offering of any Equity Securities of the Company, other than an offering with respect to which a Registering Stockholder shall have requested a registration pursuant to Section 1, the Company shall give notice of such determination to each potential Registering Stockholder and each other person known by the Company to have rights with respect to the registration under the Securities Act of the disposition of securities of the Company. The Company shall use commercially reasonable efforts as promptly as practicable to include in a Registration Statement the Registrable Shares owned by the Registering Stockholders (collectively, "Transaction Registrable Shares") that in each case shall have been duly specified by such Registering Stockholders by written notice received by the Company not later than 20 Business Days after the Company shall have given written notice to the Registering Stockholders pursuant to this Section 2(a).

  (b) Notwithstanding anything herein to the contrary:

    (1) The Company shall not be required by this Section 2 to include any Registrable Shares in a registration statement on Form S-4 or S-8 (or any successor form) or a registration statement filed in connection with an exchange offer or other offering of securities solely to the then existing stockholders of the Company; and

    (2) if a registration pursuant to this Section 2 involves an underwritten offering, the Company shall select the managing underwriter for the offering and any additional investment bankers and managers to be used in connection with the offering, and if the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in the registration is so great as to adversely affect the offering, including the price at which the securities could be sold, the Company shall include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated as follows:

      (A) first, all securities proposed to be registered by the Company for its own account;

      (B) second, all securities proposed to be registered by the Company pursuant to the exercise by any person other than a Registering Stockholder of a "demand" right requesting the registration of shares of Company Common Stock in circumstances similar to those contemplated by Section 1; and

      (C) fourth, any other securities proposed to be registered by the Company other than for its own account, including, without limitation, Transaction Registrable Shares duly requested to be included in the registration and securities proposed to be registered by the Company pursuant to the exercise by any person other than a Registering Stockholder or an Other Registering Stockholder of a "piggy-back" right requesting the registration of shares of Company Common Stock in circumstances similar to those contemplated by this Section 2, allocated pro rata among all Registering Stockholders and such other persons on the basis of the relative number of Transaction Registrable Shares or other securities that each Registering Stockholder or other person has duly requested to be included in such registration.

  Section 3. Registration Provisions. With respect to each registration pursuant to this Agreement:

    (a) Notwithstanding anything herein to the contrary, the Company shall not be required to include in any registration any of the Registrable Shares owned by a Registering Stockholder if (1) the Company shall deliver to the Registering Stockholder an opinion, satisfactory in form, scope and substance to the Registering Stockholder and addressed to the Registering Stockholder by legal counsel satisfactory to the Registering Stockholder, to the effect that the distribution of such Registrable Shares proposed by the Registering Stockholder is exempt from registration under the Securities Act and all applicable state securities laws, (2) such Registering Stockholder or any underwriter of such Registrable Shares shall fail to furnish to the Company the information in respect of the distribution of such Registrable Shares that may be required under this Agreement to be furnished by the Registering Stockholder or the underwriter to the Company or (3) if such registration involves an underwritten offering, such Registrable Shares are not included in such underwritten offering on the same terms and conditions as shall be applicable to the other securities being sold through underwriters in the registration or the Registering Stockholder fails to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering.

    (b) The Company shall make available for inspection by each Registering Stockholder participating in the registration, each underwriter of Transaction Registrable Shares owned by the Registering Stockholder and their respective accountants, counsel and other representatives all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with each registration of Transaction Registrable Shares owned by the Registering Stockholder, and shall cause the Company's officers, directors and employees to supply all information reasonably requested by any such person in connection with such registration; provided that records and documents which the Company determines, in good faith, after consultation with counsel for the Company and counsel for the Registering Stockholder or underwriter, as the case may be, to be confidential and which it notifies such persons are confidential shall not be disclosed to them, except in each case to the extent that (1) the disclosure of such records or documents is necessary to avoid or correct a misstatement or omission in the Registration Statement or (2) the release of such records or documents is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Registering Stockholder shall, upon learning that disclosure of any such records or documents is sought in a court of competent jurisdiction, give notice to the Company, and allow the Company, at the Company's expense, to undertake appropriate action and to prevent disclosure of any such records or documents deemed confidential.

    (c) Each Registering Stockholder shall furnish, and shall cause each underwriter of Transaction Registrable Shares owned by the Registering Stockholder to be distributed pursuant to the registration to furnish, to the Company in writing promptly upon the request of the Company the information regarding the Registering Stockholder or the underwriter, the contemplated distribution of the Transaction Registrable Shares and the other information regarding the proposed distribution by the Registering Stockholder and the underwriter that shall be required in connection with the proposed distribution by the applicable securities laws of the United States of America and the states thereof in which the Transaction Registrable Shares are contemplated to be distributed. The information furnished by any Registering Stockholder or any underwriter shall be certified by the Registering Stockholder or the underwriter, as the case may be, and shall be stated to be specifically for use in connection with the registration.

    (d) The Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission the Registration Statement, including the Prospectus, and each amendment thereof or supplement thereto, under the Securities Act and as required under any applicable state securities laws, on the form that is then required or available for use by the Company to permit each Registering Stockholder, upon the effective date of the Registration Statement, to use the Prospectus in connection with the contemplated distribution by the Registering Stockholder of the Transaction Registrable Shares requested to be so registered. A registration pursuant to Section 1 shall be effected pursuant to Rule 415 (or any similar provision then in force) under the Securities Act if the manner of distribution contemplated by the Register Stockholder initiating the request for such registration shall include an offering on a delayed or continuous basis. The Company shall furnish to each Registering Stockholder drafts of the Registration Statement and the Prospectus and each amendment thereof or supplement thereto for its timely review prior to the filing thereof with the Securities and Exchange Commission. If any Registration Statement refers to any Registering Stockholder by name or otherwise as the holder of any securities of the Company but such reference is not required by the Securities Act or any similar federal statute then in force, then the Registering Stockholder shall have the right to require, the deletion of such reference. The Company shall deliver to each Registering Stockholder, without charge, one executed copy of the Registration Statement and each amendment or post-effective amendment thereof and one copy of each document incorporated therein by reference. If the registration shall have been initiated solely by the Company or shall not have been initiated by a Registering Stockholder, the Company shall not be obligated to prosecute the registration, and may withdraw the Registration Statement at any time prior to the effectiveness thereof, if the Company shall determine in good faith not to proceed with the offering of securities included in the Registration Statement. In all other cases, the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective and, as soon as practicable after the effectiveness thereof, shall deliver to each Registering Stockholder evidence of the effectiveness and a reasonable supply of copies of the Prospectus and each amendment thereof or supplement thereto. The Company consents to the use by each Registering Stockholder of each Prospectus and each amendment thereof and supplement thereto in connection with the distribution, in accordance with this Agreement, of the Transaction Registrable Shares owned by the Registering Stockholder. In addition, if necessary for resale by the Registering Stockholders, the Company shall qualify or register in such states as may be reasonably requested by each Registering Stockholder the Transaction Registrable Shares of the Registering Stockholder that shall have been included in the Registration Statement; provided that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any state in which it is not subject to process or qualified as of the date of the request. The Company shall advise Stockholder and each Registering Stockholder in writing, promptly after the occurrence of any of the following, of (1) the filing of the Registration Statement or any Prospectus, or any amendment thereof or supplement thereto, with the Securities and Exchange Commission, (2) the effectiveness of the Registration Statement and any post- effective amendment thereto, (3) the receipt by the Company of any communication from the Securities Exchange Commission with respect to the Registration Statement or the Prospectus, or any amendment thereof or supplement thereto, including, without limitation, any stop order suspending the effectiveness thereof, any comments with respect thereto and any requests for amendments or supplements and (4) the receipt by the Company of any notification with respect to the suspension of the qualification of Transaction Registrable Shares owned by the Registering Stockholders for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

    (e) The Company shall use commercially reasonable efforts to cause the Registration Statement to remain effective under the Securities Act and the Prospectus to remain current, including the filing of necessary amendments, post-effective amendments and supplements, and shall furnish copies of such amendments, post-effective amendments and supplements to the Registering Stockholders, so as to permit the Registering Stockholders to distribute the Transaction Registrable Shares owned by them in their respective manner of distribution during their respective contemplated periods of distribution, but in no event longer than nine consecutive months from the effective date of the Registration Statement; provided that the period shall be increased by the number of days that any Registering Stockholder shall have been required by Section 4 to refrain from disposing under the registration any of the Transaction Registrable Shares owned by the Registering Stockholder. During such respective contemplated periods of distribution, the Company shall comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Transaction Registrable Shares owned by the Registering Stockholders that shall have been included in the Registration Statement in accordance with their respective contemplated manner of disposition by the Registering Stockholders set forth in the Registration Statement, the Prospectus or the supplement, as the case may be.

    (f) The Company shall notify each Registering Stockholder, at any time when a prospectus with respect to the Transaction Registrable Shares owned by the Registering Stockholders is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading; and, as promptly as practicable thereafter, but subject to Sections 4 and 5, the Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission an amendment or supplement to the Registration Statement or the Prospectus so that, as thereafter delivered to the purchasers of such Transaction Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company also shall notify each Registering Stockholder, when the Company becomes aware of the occurrence thereof, of the issuance by the Securities and Exchange Commission of an order suspending the effectiveness of the Registration Statement; and, as promptly as practicable thereafter, but subject to Sections 4 and 5, the Company shall use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment.

    (g) If requested by any Registering Stockholder or an underwriter of Transaction Registrable Shares owned by the Registering Stockholder, the Company shall as promptly as practicable prepare and file with the Securities and Exchange Commission an amendment or supplement to the Registration Statement or the Prospectus containing such information as the Registering Stockholder or the underwriter requests to be included therein, including, without limitation, information with respect to the Transaction Registrable Shares being sold by the Registering Stockholder to the underwriter, the purchase price being paid therefor by such underwriter and other terms of the underwritten offering of the Transaction Registrable Shares to be sold in such offering.

    (h) Each Registering Stockholder shall (1) offer to sell or otherwise distribute Registrable Shares in reliance upon a registration contemplated pursuant to Section 1 or 2 only if such Registrable Securities are Transaction Registrable Securities and after the related Registration Statement shall have been filed with the Securities and Exchange Commission, (2) sell or otherwise distribute Registrable Shares in reliance upon such registration only if such Registrable Securities are Transaction Registrable Securities and the related Registration Statement is then effective under the Securities Act, (3) not sell or otherwise distribute Transaction Registrable Securities during any period specified in a Suspension Notice delivered to the Registering Stockholder pursuant to
  Section 4 or after receiving a Termination Notice pursuant to Section 5 (until the Registering Stockholder shall have received written notice from the Company pursuant to Section 3(d) that the registration of such Transaction Registrable Shares is again effective) and (4) report to the Company distributions made by the Registering Stockholder of Transaction Registrable Shares pursuant to the Prospectus. Each Registering Stockholder shall distribute Transaction Registrable Shares only in accordance with the manner of distribution contemplated by the Prospectus with respect to the Transaction Registrable Shares owned by the Registering Stockholder. Each Registering Stockholder, by participating in a registration pursuant to this Agreement, acknowledges that the remedies of the Company at law for failure by the Registering Stockholder to comply with the undertaking contained in this paragraph (i) would be inadequate and that the failure would not be adequately compensable in damages and would cause irreparable harm to the Company, and therefore agrees that undertakings made by the Registering Stockholder in this paragraph (h) may be specifically enforced.

    (i) If the registration involves an underwritten offering, the Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting and shall deliver to each Registering Stockholder, its counsel and each underwriter of Transaction Registrable Shares owned by the Registering Stockholders to be distributed pursuant to such registration, the certificates, opinions of counsel and comfort letters that are customarily delivered in connection with underwritten offerings.

    (j) Prior to sales of such Transaction Registrable Shares, the Company shall cooperate with each Registering Stockholder and each underwriter of Transaction Registrable Shares owned by the Registering Stockholder to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the Transaction Registrable Shares to be sold under the Registration Statement, and to enable such Transaction Registrable Shares to be in such denominations and registered in such names as the Registering Stockholder or the underwriter may request.

    (k) The Company shall use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first calendar month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

    (l) The Company shall use commercially reasonable efforts to cause the Transaction Registrable Shares to be listed on each national securities exchange on which Company Common Stock shall then be listed, if any, and to be qualified for inclusion in the NASDAQ/National Market, as the case may be, if Company Common Stock is then so qualified, and in each case if the listing or inclusion of the Transaction Registrable Shares is then permitted under the rules of such national securities exchange or the NASD, as the case may be.

    (m) For the purposes of this Agreement, the following terms shall have the following meanings:

      (1) "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close;

      (2) "Prospectus" means (A) the prospectus relating to the Transaction Registrable Shares owned by the Registering Stockholders included in a Registration Statement, (B) if a prospectus relating to the Transaction Registrable Shares shall be filed with the Securities and Exchange Commission pursuant to Rule 424 (or any similar provision then in force) under the Securities Act, such prospectus, and (C) in the event of any amendment or supplement to the prospectus after the effective date of the Registration Statement, then from and after the effectiveness of the amendment or the filing with the Securities and Exchange Commission of the supplement, the prospectus as so amended or supplemented;

      (3) "Registration Statement" means (A) a registration statement filed by the Company in accordance with Section 3(d), including exhibits and financial statements thereto, in the form in which it shall become effective, the documents incorporated by reference therein pursuant to
    Item 12 of Form S-3 (or any similar provision or forms then in force) under the Securities Act and information deemed to be a part of such registration statement pursuant to paragraph (b) of Rule 430A (or any similar provision then in force) and (B) in the event of any amendment thereto after the effective date of the registration statement, then from and after the effectiveness of the amendment, the registration statement as so amended; and

      (4) information "Contained", "Included" or "Stated" in a Registration Statement or a Prospectus (or other references of like import) includes information incorporated by reference.

  Section 4. Blackout Provisions.

  (a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to any of the Registering Stockholders and the other holders of Registrable Shares (a "Suspension Notice"), stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (1) postpone effecting a registration under this Agreement, (2) require such addressee to refrain from disposing of Transaction Registrable Shares under the registration or (3) require such addressee to refrain from otherwise disposing of any Registrable Shares or other Equity Securities of the Company owned by such addressee (whether pursuant to Rule 144 or 144A under the Securities Act or otherwise), in each case for a reasonable time specified in the notice but not exceeding 60 days (which period may not be extended or renewed).

  (b) The Company may postpone effecting a registration or apply to any person specified in clauses (2) and (3) of paragraph (a) above any of the limitations specified such clauses if (1) the Company is then taking, or proposes to take, any of the actions referred to in Section 3(f), (2) an investment banking firm of recognized national standing shall advise the Company in writing that effecting the registration or the disposition by such person of Registrable Shares or other Equity Securities of the Company, as the case may be, would materially and adversely affect an offering of Equity Securities of the Company the preparation of which had then been commenced or (3) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would materially and adversely affect the interests of the Company.

  (c) If the Company shall take any action pursuant to paragraph (a) above, the period during which the Registering Stockholders may exercise their respective rights under Sections 1 and 2 shall be extended by one day beyond the Termination Date for each day that, pursuant to this Section 4, the Company postpones effecting a registration, requires any person to refrain from disposing of Transaction Registrable Shares under a registration or otherwise requires any person to refrain from disposing of Registrable Shares or other Equity Securities of the Company.

  Section 5. Termination Provisions. Notwithstanding anything in this Agreement to the contrary, if, in the opinion of counsel for the Company, there shall have arisen any legal impediment to the offering of Transaction Registrable Shares pursuant to this Agreement or if any legal action or administrative proceeding shall have been instituted or threatened or any other claim shall have been made relating to the registration or the offer made by the related prospectus or against any of the parties involved in the offering, the Company may at any time upon written notice (a "Termination Notice") to each Registering Stockholder participating in the registration (1) terminate the effectiveness of the related Registration Statement or (2) withdraw from the Registration Statement the Transaction Registrable Shares owned by the Registering Stockholder; provided that, promptly after those matters shall be resolved to the satisfaction of counsel for the Company, then, pursuant to Section 1 or 2, as the case may be, the Company shall cause the registration of Transaction Registrable Shares formerly covered by the Registration Statement that were removed from registration by the action of the Company.

  Section 6. Expenses.

  (a) The Company shall bear all expenses of the following in connection with the registration of Transaction Registrable Shares pursuant to this Agreement, whether or not any related Registration Statement shall become effective:

    (1) preparing, printing and filing each Registration Statement and Prospectus and each qualification or notice required to be filed under federal and state securities laws or the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") in connection with a registration pursuant to Section 1;

    (2) all fees and expenses of complying with federal and state securities laws and the rules and regulations of the NASD;

    (3) furnishing to each Registering Stockholder one executed copy of the related Registration Statement and the number of copies of the related Prospectus that may be required by Sections 3(d) and 3(e) to be so furnished, together with a like number of copies of each amendment, post-effective amendment or supplement;

    (4) performing its obligations under Sections 3(d) and 3(j);

    (5) printing and issuing share certificates, including the transfer agent's fees, in connection with each distribution so registered; and

    (6) preparing audited financial statements required by the Securities Act and the rules and regulations thereunder to be included in the Registration Statement and preparing audited financial statements for use in connection with the registration other than audited financial statements required by the Securities Act and the rules and regulations thereunder;

    (7) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties);

    (8) premiums or other expenses relating to liability insurance required by the Company or underwriters of the Registering Stockholders;

    (9) fees and disbursements of underwriters of the Registering
  Stockholders customarily paid by issuers or sellers of securities;

    (10) listing of the Registrable Shares on national securities exchanges and inclusion of the Registrable Shares on the NASDAQ/National Market; and

    (11) fees and expenses of any special experts retained by the Company in connection with the registration.

  (b) The Registering Stockholders shall bear all other expenses incident to the distribution by the respective Registering Stockholders of the Transaction Registrable Shares owned by them in connection with a registration pursuant to this Agreement, including, without limitation (but excluding the expenses referred to in paragraph

(a)(8) above), the selling expenses of the Registering Stockholders, commissions, underwriting discounts, insurance, fees of counsel for the Registering Stockholders and their underwriters.

  Section 7. Indemnification

  (a) The Company shall indemnify and hold harmless each Registering Stockholder participating in a registration pursuant to this Agreement, each underwriter of Transaction Registrable Shares owned by the Registering Stockholder to be distributed pursuant to the registration, each partner in the Registering Stockholder, the officers and directors of the Registering Stockholder and the underwriter and each person, if any, who controls the Registering Stockholder, any partner in the Registering Stockholder or the underwriter within the meaning of Section 15 (or any successor provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Registering Stockholder and each other person indemnified pursuant to this Section 7(a) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company shall not be liable in any case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Registering Stockholder or the underwriter of such Transaction Registrable Shares specifically for use in the Registration Statement or the Prospectus.

  (b) Each Registering Stockholder, by participating in a registration pursuant to this Agreement, thereby agrees to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them within the meaning of Section 15 (or any successor provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and each other person indemnified pursuant to this
Section 7(b) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that (x) this Section 7(b) shall apply only if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the Registering Stockholder specifically for use in the Registration Statement or the Prospectus and (y) in no event shall the liability of a Registering Stockholder under this Section 7 exceed the amount of the gross proceeds paid to the Registering Stockholder in consideration of the sale of Transaction Registrable Shares pursuant to such registration.

  (c) If any action or proceeding (including any governmental investigation or inquiry) shall be brought, asserted or threatened against any person indemnified under this Section 7, the indemnified person shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense of the action or proceeding, including the employment of counsel satisfactory to the indemnified person and the payment of all expenses. The indemnified person shall have the right to employ separate counsel in any action or proceeding and to participate in the defense of the action or proceeding, but the fees and expenses of that counsel shall be at the expense of the indemnified person unless:

    (1) the indemnifying party shall have agreed to pay those fees and expenses; or

    (2) the indemnifying party shall have failed to assume the defense of the action or proceeding or shall have failed to employ counsel reasonably satisfactory to the indemnified person in the action or proceeding; or

    (3) the named parties to the action or proceeding (including any impleaded parties) include both the indemnified person and the indemnifying party, and the indemnified person shall have been advised by counsel that there may be one or more legal defenses available to the indemnified person that are different from or additional to those available to the indemnifying party (in which case, if the indemnified person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified person; it being understood, however, that the indemnifying party shall not, in connection with any one action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the indemnified person, which firm shall be designated in writing by the indemnified person).

  The indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party shall indemnify and hold harmless the indemnified person from and against any loss or liability by reason of the settlement or judgment.

  (d) If the indemnification provided for in this Section 7 is unavailable to an indemnified person (other than by reason of exceptions provided in this Section 7) in respect of losses, claims, damages, liabilities or expenses referred to in this Section 7, then each applicable indemnifying party, in lieu of indemnifying the indemnified person, shall contribute to the amount paid or payable by the indemnified person as a result of the losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified person on the other in connection with the statements or omissions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified person and by these persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. The amount paid or payable by a person as a result of the losses, claims, damages, liabilities and expenses shall be deemed to include any legal or other fees or expenses reasonably incurred by the person in connection with investigating or defending any action or claim. Notwithstanding in the foregoing to the contrary, no Registering Stockholder or underwriter of Transaction Registrable Shares owned by the Registering Stockholder shall be required to contribute any amount in excess of the amount by which (1) in the case of the Registering Stockholder, the gross proceeds paid to the Registering Stockholder in consideration of the sale pursuant to the registration of Transaction Registrable Shares owned by it or (2) in the case of the underwriter, the total price at which such Transaction Registrable Shares purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that the Registering Stockholder or underwriter, as the case may be, has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission. No person guilty of fraudulent representation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

  (e) Each Registering Stockholder participating in a registration pursuant to
Section 1 shall cause each underwriter of any Transaction Registrable Shares owned by the Registering Stockholder to be distributed pursuant to the registration to agree in writing on terms reasonably satisfactory to the Company to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them within the meaning of Section 15 (or any similar provision then in force) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company and each other person indemnified pursuant to the agreement for any legal or any other expense reasonably incurred in connection with investigating or defending any claim, loss, damage, liability or action; provided that the agreement shall apply only if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the underwriter specifically for use in the Registration Statement or the Prospectus.

  Section 8. Transfer Restrictions.

  (a) Stockholder acknowledges that, the Company has issued the Warrants and, upon the exercise thereof, will issue the Registrable Shares to Stockholder pursuant to an exemption from registration under the Securities Act. Stockholder represents that (1) it has acquired the Warrants and will acquire Registrable Shares for investment and without any view toward distribution of any of Registrable Securities to any other person, (2) it will not sell or otherwise dispose of the Warrants or Registrable Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and (3) before any sale or other disposition of any of the Warrants or Registrable Shares other than in a sale registered under the Securities Act or pursuant to Rule 144 or 144A (or any similar provisions then in force) under the Securities Act (unless the Company shall have been advised by counsel that the sale does not meet the requirements of Rule 144 or Rule 144A, as the case may be, for such sale), it will deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is unnecessary.

  (b) (1) Except as provided to the contrary in this Section 8, each instrument or certificate evidencing or representing any Registrable Shares, and any certificate issued in exchange therefor or upon conversion, exercise or transfer thereof, shall bear legends substantially in the following form:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SAID. ACT THE ARE ALSO SUBJECT TO THE RESTRICTIONS STATED IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 13, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY."

  (2) Except as provided to the contrary in this Section 8, each instrument or certificate evidencing or representing any Warrant, and any certificate issued in exchange therefor or upon conversion, exercise or transfer thereof, shall bear legends substantially in the following form:

    "THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SAID ACT. THIS WARRANT AND SUCH SHARES ARE ALSO SUBJECT TO THE RESTRICTIONS STATED IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 13, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY."

  (c) If the holder of any Warrant or any Registrable Shares shall request in writing that the Company remove any or all of the legends stated in Section 8(b) from the instruments or certificates evidencing or representing such Registrable Shares, then, as soon as practicable following the later of the date of receipt of such request and the date of receipt of such instruments or certificates bearing such legends, the Company shall issue and deliver to the registered owner of such Registrable Shares or its registered transferee instruments or certificates evidencing or representing such Warrant or such Registrable Shares without such legends if either (1) such substitute instruments or certificates are issued in connection with a sale that is registered under the Securities Act or (2) (A) one year shall have elapsed from the date of the consummation of the Merger and the provisions of Rule 145(d)(2) under the Securities Act are then available to the holder or (B) Stockholder has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Stockholder, or a "no-action" letter obtained by the holder from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Securities Act no longer apply to such shares.

  Section 9. Exempt Sales.

  (a) The Company shall make all filings with the Securities and Exchange Commission required by paragraph (c) of Rule 144 (or any similar provision then in force) under the Securities Act to permit the sale of Registrable Shares by any holder thereof (other than an Affiliate of the Company) to satisfy the conditions of Rule 144 (or any similar provision then in force). The Company shall, promptly upon the written request of the holder of Registrable Shares, deliver to such holder a written statement as to whether the Company has complied with all such filing requirements.

  (b) Prior to sales of Registrable Shares proposed to be sold pursuant to an exemption from the registration requirements of the Securities Act, the Company shall, subject to Section 8(c), cooperate with Principal Stockholder and each other holder of Purchaser Securities to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing such Purchaser Securities.

  Section 10. Merger, Consolidation, Exchange, Etc. In the event, directly or indirectly, (1) the Company shall merge with and into, or consolidate with, any other person or (2) any person shall merge with and into, or consolidate, the Company and the Company shall be the surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Registrable Shares shall be changed into or exchanged for stock or other securities of any other person, then, in each such case, proper provision shall be made so that such other person shall be bound by the provisions of this Agreement and the term the "Company" shall thereafter be deemed to refer to such other person.

  Section 11. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

  Section 12. No Waivers; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 13. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

  Section 14. Successors and Assigns.

  (a) Each holder of Registrable Shares may assign to any transferee of Registrable Shares its rights and delegate to the transferee its obligations under this Agreement including, without limitation, the rights of assignment pursuant to this Section 14; provided that such transferee assignee shall accept such rights and assume such obligations for the benefit of the Company by written instrument, in form and substance reasonably satisfactory to the Company. Thereafter, without any further action by any person, all references in this

Agreement to the holder of such Registrable Shares, and all comparable references, shall be deemed to be references to the transferee, and the transferor shall be released from each obligation or liability under this Agreement with respect to the Registrable Shares so transferred.

  (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement, the express beneficiaries thereof and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

  Section 15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

  Section 16. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

  Section 17. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

  Section 18. Headings and References. Section headings in this Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties, express beneficiaries and sections in this Agreement are references to the parties to or the express beneficiaries and sections of this Agreement, as the case may be, unless the context shall require otherwise.

  Section 19. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties and supersedes all prior agreements or understandings with respect to the subject matters of this Agreement.

  Section 20. Survival. Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of each party contained in to this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by the other party of a related condition precedent to the performance by such other party of an obligation under this Agreement.

  Section 21. Exclusive Jurisdiction. Each party, and each express beneficiary of this Agreement as a condition of its right to enforce or defend any right under or in connection with this Agreement, (1) agrees that any Action with respect to this Agreement or any transaction contemplated by this Agreement shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any legal action in those jurisdictions; provided, however, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

  Section 22. Waiver of Jury Trial. Each party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

  Section 23. Affiliate. Nothing contained in this Agreement shall constitute Stockholder or any Registering Stockholder an "affiliate" of any of the Company and its Subsidiaries within the meanings of the Securities Act or the Exchange Act, respectively, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

  Section 24. Non-Recourse. No recourse under this Agreement shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of such party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of such party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

  Section 25. No Inconsistent Agreements. The Company shall not enter into, or amend or otherwise modify, any agreement to afford to any person other than Stockholder and the holders of Registrable Shares rights with respect to the registration under the Securities Act of shares of Company Common Stock or other securities or the inclusion of any such shares or other securities in any registration that are inconsistent with, or conflict with, the rights of Stockholder and the holders of Registrable Shares under this Agreement, including, without limitation, Sections 1 and 2.

                         -----------------------------
                          [INTENTIONALLY LEFT BLANK]

  In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.

                                          Icon CMT Corp.

                                          By___________________________________
                                                      SCOTT A. BAXTER
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                          Address: 1200 Harbor Boulevard
                                                  Weehawken, NJ 07087
                                                  Attention: Scott A. Baxter
                                                  Fax: 201-601-1917

                                          With a copy to:

                                                  Parker Chapin Flattau &
                                                   Klimpl, LLP
                                                  1211 Avenue of the Americas
                                                  New York, NY 10036
                                                  Attention: Michael Weinsier
                                                  Fax: 212-704-6288

                                          Qwest Communications International
                                           Inc.

                                          By:
                                            -----------------------------------
                                                     JOSEPH P. NACCHIO
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                          Address: 1000 Qwest Tower
                                                  555 Seventeenth Street
                                                  Denver, Colorado 80202
                                                  Attention: Marc B. Weisberg
                                                  Fax: 303-992-1723

                                          With a copy to:

                                                  O'Melveny & Myers LLP
                                                  153 East 53rd Street
                                                  New York, NY 10022
                                                  Attention: Drake S. Tempest
                                                  Fax: 212-326-2061

                                                              EXHIBIT 3.1(J)(1)

                    FORM OF QWEST TAX REPRESENTATION LETTER

            [LETTERHEAD OF QWEST COMMUNICATIONS INTERNATIONAL INC.]

                                                                         [Date]

[Counsel for the Company]
[Address]

             Re: Representation Letter for Proposed Merger Opinion

Gentlemen:

  This letter is being furnished in connection with the merger (the "Merger") of Qwest 1998-I Acquisition Corp., a Delaware corporation ("Qwest Subsidiary") and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("Qwest"), with and into Icon CMT Corp., a Delaware corporation (the "Company"), in exchange for shares of voting common stock, par value $.01 per share, of Qwest ("Qwest Common Stock") pursuant to the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement"), among Qwest, Qwest Subsidiary, and the Company. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

  Qwest represents and warrants as follows:

    1. The representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time. The facts relating to the Merger as described in the Merger Agreement insofar as they relate to Qwest or Qwest Subsidiary are true, correct and complete in all material respects.

    2. The fair market value of Qwest Common Stock and other consideration (including cash in lieu of fractional shares), if any, received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the Company stock surrendered by such stockholder in the Merger.

    3. Neither Qwest nor any person related to Qwest has any plan or intention to redeem or acquire any shares of Qwest Common Stock issued pursuant to the Merger. For purposes of this representation, persons are considered to be "related" if such persons are related within the meaning of Treasury Regulation (S)1.368-1(e).

    4. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Common Stock. None of the shares of Qwest Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to unrelated third parties bargaining at arm's length for similar services.

    5. Immediately following the Merger, the Company will hold at least 90 percent of the fair market value of Qwest Subsidiary's net assets and at least 70 percent of the fair market value of Qwest Subsidiary's gross assets held immediately prior to the Merger. Following the Merger, Qwest intends to, and absent a change in circumstances which occurs after, and is not in connection with, the Merger, will, cause the Company to hold (a) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, and (b) at least 90 percent of the fair market value of Qwest Subsidiary's net assets and at least 70 percent of the fair market value of Qwest Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid to Company stockholders who receive cash or other property (including cash for fractional shares), amounts used by the Company or Qwest Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included in the assets of the Company or Qwest Subsidiary, as the case may be, immediately prior to the Merger.

    6. Prior to the Merger, Qwest will be in control of Qwest Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the"Code").

    7. Qwest has no plan or intention to cause the Company, following the Merger, to issue additional shares of its stock that would result in Qwest's losing control of the Company within the meaning of Section 368(c) of the Code. Immediately following the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Qwest's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

    8. Qwest has no plan or intention (a) to liquidate the Company, (b) to merge the Company with or into another corporation, (c) to sell or otherwise dispose of the stock of the Company except for transfers of stock to a member of Qwest's qualified group or to a qualified partnership, or
  (d) to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Qwest Subsidiary, except for dispositions made in the ordinary course of business or transfers to a member of Qwest's qualified group or to a qualified partnership. For purposes of this representation, "Qwest's qualified group" is the qualified group within the meaning of Treasury Regulation (S)1.36 8-1(d)(4)(ii) in which Qwest is the issuing corporation, and a "qualified partnership" is a partnership in which members of Qwest's qualified group, in the aggregate, own at least 33 1/3 percent of the capital and profits interests in the partnership.

    9. Qwest Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

    10. Qwest Subsidiary has been newly formed solely to consummate the Merger and, prior to the Effective Time, Qwest Subsidiary has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Qwest).

    11. Following the Merger, Qwest intends to, and absent a change in circumstances which occurs after, and is not in connection with, the Merger, will, cause the Company to continue its historic business or use a significant portion of its historic business assets in a business within the meaning of Treasury Regulation (S)1.368-1(d).

    12. Qwest, Qwest Subsidiary, the Company, and the stockholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger. Neither Qwest nor Qwest Subsidiary will pay or assume any expense of the Company in connection with the transactions described in the Merger Agreement.

    13. There is no intercorporate indebtedness existing between Qwest and the Company or between Qwest Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

    14. In the Merger, shares of Company stock representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Qwest Common Stock. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Qwest will be treated as outstanding Company stock on the date of the Merger.

    15. Qwest does not own, nor has it owned during the past five years, any shares of the stock of the Company.

    16. Neither Qwest nor Qwest Subsidiary is an investment company as defined in Section 368(a)(2)(F) of the Code.

    17. The payment of cash in lieu of fractional shares of Qwest Common Stock is solely for the purpose of avoiding the expense and inconvenience to Qwest of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders instead of issuing fractional shares of Qwest Common Stock will be issued in the Merger to the Company stockholders in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated (except in cases where the beneficial interests cannot be identified or it would be improper to aggregate), and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Qwest Common Stock.

    18. Qwest and Qwest Subsidiary and after the Merger, the Company, will treat the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Neither Qwest nor Qwest Subsidiary, nor after the Merger, the Company, will take any position that is inconsistent with the treatment of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a determination within the meaning of Section 1313(a)(1) of the Code or by applicable state or local income or franchise tax law.

    19. Other than those described in the Merger Agreement, the Joint Proxy Statement/Prospectus of Qwest and the Company or Qwest's Registration Statement on Form S-4, there are no agreements, arrangements or understandings (whether written or oral) between or among (a) any of Qwest, its subsidiaries, affiliates or stockholders, on the one hand, and (b) any of the Company, its subsidiaries, affiliates or stockholders on the other hand, concerning the Merger.

  Qwest represents and warrants that the foregoing representations are true, correct and complete at the Effective Time as well as on the date hereof, and Qwest will notify you in writing of any changes therein prior to the Effective Time and prior to the Closing.

  Qwest understands the foregoing representations and has had the opportunity to discuss these representations, their meaning and factual support therefor with its tax advisors before signing this letter. Qwest recognizes that you will be relying on these representations in connection with your rendering an opinion regarding the federal income tax treatment of the Merger to the Company and its stockholders.

  The undersigned has authority to sign this representation letter on behalf of Qwest and is an executive officer of Qwest fully familiar with its operations and ownership.

                                          Very truly yours,

                                          Qwest Communications International
                                           Inc.

                                          By: ____________________________
                                            Name:
                                            Title:

                                                              EXHIBIT 3.1(J)(2)

                   FORM OF COMPANY TAX REPRESENTATION LETTER

                        [LETTERHEAD OF ICON CMT CORP.]

                                                                         [Date]

[Counsel for the Company]
[Address]

             Re: Representation Letter for Proposed Merger Opinion

Gentlemen:

  This letter is being furnished in connection with the merger (the "Merger") of Qwest 1998-I Acquisition Corp., a Delaware corporation ("Qwest Subsidiary") and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("Qwest"), with and into Icon CMT Corp., a Delaware corporation (the "Company"), in exchange for shares of voting common stock, par value $.01 per share, of Qwest ("Qwest Common Stock") pursuant to the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement"), among Qwest, Qwest Subsidiary, and the Company. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

  The Company represents and warrants as follows:

    1. The representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time. The facts relating to the Merger as described in the Merger Agreement insofar as they relate to the Company are true, correct and complete in all material respects.

    2. The fair market value of Qwest Common Stock and other consideration (including cash in lieu of fractional shares), if any, received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the Company stock surrendered by such stockholder in the Merger.

    3. At least 50 percent of the aggregate value of all Company stock outstanding immediately prior to the Merger is preserved in the Merger within the meaning of Treasury Regulation (S)1.368-1(e). For purposes of this representation, the value of a share of Company stock is considered to be preserved in the Merger if the share of Company stock is exchanged for Qwest Common Stock in the Merger. However, the value of a share of Company stock is not preserved in the Merger (and is treated as outstanding immediately prior to the Merger) if and to the extent that (a) in connection with the Merger, the share of Company stock is acquired by Qwest or a person related to Qwest for consideration other than Qwest Common Stock, (b) if, prior to the Merger, the share of Company stock was redeemed by the Company or acquired by a person related to the Company, (c) if, in connection with the Merger, Qwest Common Stock issued in the Merger is redeemed or acquired by a person related to Qwest, or (d) to the extent that prior to and in connection with the Merger, an extraordinary distribution (as such term is used in Treasury Regulation (S)1.368-1T(e)) is made with respect to the share of Company stock.

    Neither the Company nor any person related to the Company has redeemed or acquired nor does the Company or any person related to the Company have any plan or intention to redeem or acquire any shares of Company stock or make an extraordinary distribution with respect to any shares of Company stock. To the best of the Company's knowledge, neither Qwest nor any person related to Qwest has any plan or intention to redeem or acquire any shares of Qwest Common Stock issued pursuant to the Merger.

    For purposes of this representation, persons are considered "related" if such persons are related within the meaning of Treasury Regulation
  (S)1.368-1(e).

    4. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Common Stock. None of the shares of

  Qwest Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to unrelated third parties bargaining at arm's length for similar services.

    5. Following the Merger, the Company will hold (a) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, and
  (b) to the best of the Company's knowledge, at least 90 percent of the fair market value of Qwest Subsidiary's net assets and at least 70 percent of the fair market value of Qwest Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid to Company stockholders who receive cash or other property (including cash for fractional shares), amounts used by the Company or Qwest Subsidiary to pay reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by the Company and all assets disposed of by the Company in contemplation of the Merger (except in the ordinary course of business) will be included in the assets of the Company or Qwest Subsidiary as the case may be, immediately prior to the Merger.

    6. To the best of the Company's knowledge, prior to the Merger, Qwest will be in control of Qwest Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

    7. The Company has no plan or intention to issue additional shares of its stock that would result in Qwest's losing control of the Company within the meaning of Section 368(c) of the Code. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Qwest's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

    8. To the best of the Company's knowledge, Qwest has no plan or intention
  (a) to liquidate the Company, (b) to merge the Company with or into another corporation, (c) to sell or otherwise dispose of the stock of the Company except for transfers of stock to a member of Qwest's qualified group or to a qualified partnership, or (d) to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Qwest Subsidiary, except for dispositions made in the ordinary course of business or transfers to a member of Qwest's qualified group or to a qualified partnership. For purposes of this representation, "Qwest's qualified group" is the qualified group within the meaning of Treasury Regulation (S)1.368-1(d)(4)(ii) in which Qwest is the issuing corporation, and a "qualified partnership" is a partnership in which members of Qwest's qualified group, in the aggregate, own at least 33 1/3 percent of the capital and profits interests in the partnership.

    9. Qwest Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

    10. To the best of the Company's knowledge, Qwest Subsidiary has been newly formed solely to consummate the Merger and, prior to the Effective Time, Qwest Subsidiary has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Qwest).

    11. To the best of the Company's knowledge, following the Merger, the Company will continue its historic business assets in a business or use a significant portion of its historic business assets in a business within the meaning of Treasury Regulation (S)1.368-1(d). No assets of the Company have been disposed of in any manner prior to the Merger nor does the Company have any plan or intention to dispose of any such assets, except in the ordinary course of business.

    12. Qwest, Qwest Subsidiary, the Company, and the stockholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger. Neither Qwest nor Qwest Subsidiary will pay or assume any expense of the Company in connection with the transactions described in the Merger Agreement.

    13. There is no intercorporate indebtedness existing between Qwest and the Company or between Qwest Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

    14. In the Merger, shares of Company stock representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Qwest Common Stock. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Qwest will be treated as outstanding Company stock on the date of the Merger.

    15. Qwest does not own, nor has it owned during the past five years, any shares of the stock of the Company.

    16. The Company, and to the best of the Company's knowledge, Qwest and Qwest Subsidiary are not investment companies as defined in Section 368(a)(2)(F) of the Code.

    17. At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

    18. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    19. The payment of cash in lieu of fractional shares of Qwest Common Stock is solely for the purpose of avoiding the expense and inconvenience to Qwest of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders instead of issuing fractional shares of Qwest Common Stock will be issued in the Merger to the Company stockholders in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated (except in cases where the beneficial interests cannot be identified or it would be improper to aggregate), and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Qwest Common Stock.

    20. The Company will treat the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The Company will not take any position that is inconsistent with the treatment of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a determination within the meaning of Section 1313(a)(1) of the Code or by applicable state or local income or franchise tax law.

    21. Other than those described in the Merger Agreement, the Joint Proxy Statement/Prospectus of Qwest and the Company or Qwest's Registration Statement on Form S-4, there are no agreements, arrangements or understandings (whether written or oral) between or among (a) any of Qwest, its subsidiaries, affiliates or stockholders, on the one hand, and (b) any of the Company, its subsidiaries, affiliates or stockholders on the other hand, concerning the Merger.

    22. The Company represents and warrants that the foregoing representations are true, correct and complete at the Effective Time as well as on the date hereof, and the Company will notify you in writing of any changes therein prior to the Effective Time and prior to the Closing.

  The Company understands the foregoing representations and has had the opportunity to discuss these representations, their meaning and factual support therefor with its tax accountants before signing this letter. The Company recognizes that you will be relying on these representations in connection with your rendering an opinion regarding the federal income tax treatment of the Merger to the Company and its stockholders.

  The undersigned has authority to sign this representation letter on behalf of the Company and is an executive officer of the Company fully familiar with its operations and ownership.

                                          Very truly yours,

                                          Icon CMT Corp.

                                          By: ____________________________
                                            Name:
                                            Title:

                                                              EXHIBIT 3.1(J)(3)

                              FORM OF TAX OPINION

                                                                         [Date]

Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey 07087

            Re: Tax Consequences of Merger of Icon CMT Corporation

Gentlemen:

  We have acted as counsel to Icon CMT Corp., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Qwest 1998-I Acquisition Corp. ("Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("Parent"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement"), among the Company, Parent and Subsidiary. This opinion is being rendered pursuant to the Merger Agreement. All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement.

  In connection with this opinion, we have examined a copy of the Merger Agreement and Qwest's Registration Statement on Form S-4 as filed with the
Securities Exchange Commission on     , 1998 (the "Form S-4"). In our
examination, we have assumed the genuineness of all signatures, the legal capacity and corporate authority of all parties, and the authenticity and conformity to originals of all documents submitted to us. In rendering the opinion set forth below, we have assumed that the parties will act in accordance with the terms, representations and covenants contained in the Merger Agreement. In addition, we have relied upon certain written representations and covenants of Qwest and the Company, copies of which are annexed hereto (the "Representation Letters"), and have assumed that the parties will act in accordance with the representations and covenants set forth therein.

  Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Qwest and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

  As a tax-free reorganization, the Merger will have the following Federal income tax consequences for the Company and its stockholders:

    1. The Company will not recognize any gain or loss as a result of the Merger.

    2. No gain or loss will be recognized by holders of Company Common Stock as a result of the exchange of such shares for shares of Qwest Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share of Qwest Common Stock. Each stockholder of the Company receiving cash in lieu of a fractional share of Qwest Common Stock will be treated as having received such fractional share and as having sold it for the cash received, thereby recognizing gain or loss equal to the difference between the amount of cash received and that stockholder's tax basis in the fractional share. Such gain or loss will generally be capital gain or loss, unless the deemed sale is essentially equivalent to a dividend within the meaning of Section 302 of the Code.

    3. The tax basis of the shares of Qwest Common Stock received by each stockholder of the Company (including any fractional share deemed to have been received by that stockholder) will be equal to the tax basis of such stockholder's shares of Company Common Stock exchanged in the Merger.

    4. The holding period for the shares of Qwest Common Stock received by each stockholder of the Company (including any fractional share deemed to have been received by that stockholder) will include the holding period for the shares of Company Common Stock of such stockholder exchanged in the Merger.

  The foregoing opinion relates only to the U.S. federal income tax consequences of the Merger to a U.S. person who holds the Company Common Stock as a capital asset within the meaning of Section 1221 of the Code. In addition, it does not apply to certain types stockholders who are subject to special treatment under the Code in light of their particular situations.

  Our opinion is based upon our analysis of those provisions of the Code, Treasury Regulations, administrative rulings and proceedings and case law as of the date hereof which we deem relevant. It should be noted that such authority is subject to change retroactively as well as prospectively, and that we have no duty to advise you of any such changes or their effect upon this opinion. It should also be recognized that the Internal Revenue Service may disagree with our conclusions and that a court may uphold such contrary positions. Finally, in expressing our opinions, we have relied on the facts, representations and covenants as set forth in the Merger Agreement, the Form S-4 and the Representation Letters. We have not made any independent analysis of any of the items or information set forth therein or reviewed any other documentation in connection therewith. If any of the facts are determined to be different than those stated therein or any of the representations or covenants are breached, our conclusions may no longer be applicable.

  Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Merger to any party, or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and may be relied upon solely by your and your stockholders in connection with the Merger. This opinion may not be used or relied upon by any other person or for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                          Very truly yours,

                                                              EXHIBIT 3.1(K)(7)

                                    FORM OF

                   U.S. REAL PROPERTY INTEREST CERTIFICATION

  The undersigned is       of Icon CMT Corp., a Delaware corporation (the
"Company"). This certificate is delivered to Qwest Communications International Inc., a Delaware corporation ("Qwest"), and Qwest 1998-I Acquisition Corp., a Delaware corporation ("Qwest Subsidiary"), pursuant to
Section 3.1(k)(7) of the Agreement and Plan of Merger dated as of September 13, 1998 among the Company, Qwest and Qwest Subsidiary, as the same may have been amended as of the date hereof (the "Merger Agreement"). Terms not otherwise defined herein have the meanings stated in the Merger Agreement.

  To inform Qwest and Qwest Subsidiary that no withholding is required pursuant to section 1445 of the Code with respect to Qwest's acquisition of the Company, the undersigned hereby certifies the following on behalf of the Company that the Company is not, and has not been at any time during the period specified in section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" as that term is defined in section 897(c)(2) of the Code.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

                                          Icon CMT Corp.

Date: _______________________             _____________________________
                                          Name:
                                          Title:

                                                                 EXHIBIT 3.1(L)

                                    FORM OF

                AFFILIATE LETTER FOR AFFILIATES OF THE COMPANY

                                                                         [Date]

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202

Attention of Marc B. Weisberg

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Icon CMT Corp., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").

  Pursuant to the terms of the Agreement and Plan of Merger dated as of September 13, 1998 among the Company, Qwest Communications International Inc., a Delaware corporation ("Qwest"), and Qwest Subsidiary, a Delaware corporation ("Qwest Subsidiary"), as amended (the "Merger Agreement"), Qwest Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

  As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Qwest (the "Qwest Common Stock") in exchange for shares (or upon exercise of options for shares) of common stock, par value $.001 per share, of the Company (the "Company Common Stock") owned by me.

  1. I hereby represent, warrant and covenant to Qwest that, if I receive any shares of Qwest Common Stock in the Merger:

    (a) I shall not make any sale or other transfer of such shares (or any interest therein) in violation of the Securities Act.

    (b) I have carefully read this letter and the Merger Agreement and discussed with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell or otherwise transfer such shares (or any interest therein), to the extent I felt necessary.

    (c) I have been advised that the issuance of such shares to me in the Merger has been registered with the Securities and Exchange Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (i) I may be deemed to be an affiliate of the Company and (ii) the distribution by me of such shares has not been registered under the Securities Act, I may not sell or otherwise transfer such shares (or any interest therein) issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act,
  (y) such sale or other transfer has been registered under the Securities Act or (z) in the opinion of counsel reasonably acceptable to Qwest, such sale or other transfer is otherwise exempt from registration under the Securities Act.

    (d) I understand that, except as provided for in the Merger Agreement, Qwest is under no obligation to register the sale or other transfer of such shares (or any interest therein) by me or on my behalf under the

  Securities Act, except as provided in paragraph 2(a) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

    (e) I also understand that there will be placed on the certificates for such shares issued to me, or any substitutions therefor, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 13, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

    (f) I also understand that unless a sale or transfer of such shares by me is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Qwest reserves the right to put the following legend on the certificates issued to my transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    (g) Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

  2. By Qwest's acceptance of this letter, Qwest agrees with me that, if I receive any shares of Qwest Common Stock in the Merger:

    (a) For so long as and to the extent necessary to permit me to sell such shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Qwest shall (i) use its reasonable best efforts to (x) file, on a timely basis, all reports and data required to be filed with the Securities and Exchange Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), and (y) furnish to me upon request a written statement as to whether Qwest has complied with such reporting requirements during the 12 months preceding any proposed sale of the shares by me under Rule 145, and (ii) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Qwest has filed all reports required to be filed with the Securities and Exchange Commission under Section 13 of the Exchange Act during the preceding 12 months.

    (b) It is understood and agreed that certificates for such shares having the legends set forth in paragraphs (e) and (f) above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date of the consummation of the Merger and the provisions of Rule 145(d)(2) under the Securities Act are then available to me or (ii) Qwest has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Qwest, or a "no-action" letter obtained by the undersigned from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Securities Act no longer apply to such shares.

                                          Very truly yours,

                                          _____________________________________

                                          Name:

Accepted and Agreed:

Qwest Communications International
 Inc.


By: _________________________________
  Name:
  Title:

Date:

                                                                        ANNEX B

      [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                                         December 10, 1998

Board of Directors
Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey 07087

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of common stock of Icon CMT Corp. (the "Company") (other than the holders of common stock of the Company who are Affiliates of the Company) of the Merger Consideration (as defined below) to be received by such holders of common stock pursuant to the terms of the Agreement and Plan of Merger, dated as of September 13, 1998 (the "Agreement"), among the Company, Qwest Communications International Inc. ("Qwest") and Qwest 1998-I Acquisition Corp. ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into the Company. Any capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Agreement.

  Pursuant to the Agreement, each share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") will be converted (excluding shares held by the Company, Qwest, Sub or their respective Wholly-Owned Subsidiaries) into the right to receive (i) if the average trading price of the common stock on the NASDAQ, par value $.01 per share, of Qwest, ("Qwest Common Stock") for the 15 consecutive trading days ending on the trading day that is three Business Days before the date of the Company Stockholder Meeting (the "Average Market Price") is not more than $37.50 nor less than $27.00, a number of shares of Qwest Common Stock equal to $12.00 divided by the Average Market Price, (ii) if the Average Market Price is more than $37.50, .3200 of a share of Qwest Common Stock, and (iii) if the Average Market Price is less than $27.00, .4444 of a share of Qwest Common Stock (the "Merger Consideration").

  In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Qwest, including information provided during discussions with their respective managements. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning December 31, 1997 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Qwest with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and Qwest Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Qwest or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on the representation of management of the Company that the financial projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, assuming the Company would be able to satisfy its anticipated funding needs on satisfactory terms and timing. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. We are expressing no opinion herein as to prices at which Qwest Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services and is being compensated for services rendered in connection with the Merger, including the delivery of this opinion. DLJ also has performed in the past, and is currently performing, investment banking and other services not related to the Merger for Qwest and its principal stockholder, and has been, and will be, compensated for such services. In particular, DLJ is performing investment banking services for Qwest's principal stockholder in connection with an ongoing transaction involving Qwest Common Stock which was publicly announced on November 28, 1998, and will receive a fee from Qwest's principal stockholder at the conclusion of that transaction. The transaction will reduce the principal stockholder's ownership interest in Qwest to approximately 48% of the outstanding shares of Qwest Common Stock. Qwest will not receive any proceeds from the transaction. The amount of DLJ's fee in such transaction is dependent principally on the value of Qwest Common Stock at the conclusion of such transaction, and may be greater than the fee payable to DLJ at the consummation of the Merger.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by holders of Company Common Stock (other than holders of Company Common Stock who are Affiliates of the Company) pursuant to the Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                   /s/ Louis P. Friedman
                                          By: _________________________________
                                                     Louis P. Friedman
                                                     Managing Director

                                                                   ANNEX C
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             UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                               ----------------

                               FORM 10-Q/A

                               ----------------

  [X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

                           EXCHANGE ACT OF 1934

            FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998

                                    OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

                           EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM            TO

                     COMMISSION FILE NUMBER 000-22609

                               ----------------

                 QWEST COMMUNICATIONS INTERNATIONAL INC.

           (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)

                               ----------------

             DELAWARE                              84-1339282
 (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                             1000 QWEST TOWER

                          555 SEVENTEENTH STREET

                          DENVER, COLORADO 80202

                 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              (303) 992-1400

           (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.



                              YES X   NO

  The number of shares of Common Stock, $.01 par value, outstanding (the only class of common stock of the Company outstanding) was 335.6 million, as of October 31, 1998.

-------------------------------------------------------------------------------
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                                      C-1

                  QWEST COMMUNICATIONS INTERNATIONAL INC.

                     QUARTER ENDED SEPTEMBER 30, 1998

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I. FINANCIAL INFORMATION

    Item 1. Financial Statements (Unaudited)
            Condensed Consolidated Statements of Operations for the Three
             and Nine Months Ended September 30, 1998 and 1997...........    C-3
            Condensed Consolidated Balance Sheets as of September 30,
             1998 and December 31, 1997..................................    C-4
            Condensed Consolidated Statements of Cash Flows for the Nine
             Months Ended September 30, 1998 and 1997....................    C-5
            Notes to Condensed Consolidated Financial Statements.........    C-6
    Item 2. Management's Discussion and Analysis of Financial Condition
             and Results of Operations for the Three and Nine Months
             Ended September 30, 1998 and 1997...........................   C-14

PART II. OTHER INFORMATION

    Item 1. Legal Proceedings............................................   C-27
    Item 2. Changes in Securities and Use of Proceeds....................   C-28
    Item 6. Exhibits and Reports on Form 8-K.............................   C-28
    Signature Page........................................................  C-29

                       PART I. FINANCIAL INFORMATION

ITEM 1. CONDENSED FINANCIAL STATEMENTS

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

      FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                (UNAUDITED)

                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                       --------------------  -------------------
                                         1998       1997       1998      1997
                                       ---------  ---------  ---------  --------
Revenue:
  Communications services............  $   601.8  $    32.5  $   884.2  $  77.1
  Construction services..............      205.0      156.5      493.4    413.2
                                       ---------  ---------  ---------  -------
    Total revenue....................      806.8      189.0    1,377.6    490.3
                                       ---------  ---------  ---------  -------
Operating expenses:
  Access and network operations......      371.6       25.0      556.1     61.8
  Construction services..............      128.2      107.5      333.8    292.0
  Selling, general and
   administrative....................      189.4       31.4      341.5    123.2
  Depreciation and amortization......       79.9        5.1      120.0     13.1
  Merger costs.......................        --         --        62.5      --
  Provision for in-process research
   and development...................        --         --       750.0      --
                                       ---------  ---------  ---------  -------
    Total operating expenses.........      769.1      169.0    2,163.9    490.1
                                       ---------  ---------  ---------  -------
    Earnings (loss) from operations..       37.7       20.0     (786.3)     0.2
Other (income) expense:
  Interest expense, net..............       29.0        4.2       62.3      8.9
  Other (income) expense, net........        2.9       (4.0)     (11.6)   (13.2)
                                       ---------  ---------  ---------  -------
    Earnings (loss) before income
     taxes...........................        5.8       19.8     (837.0)     4.5
Income tax expense (benefit).........       12.7        7.0      (14.4)     2.2
                                       ---------  ---------  ---------  -------
Net earnings (loss)..................  $    (6.9) $    12.8  $  (822.6) $   2.3
                                       =========  =========  =========  =======
Net earnings (loss) per share--
 basic...............................  $   (0.02) $    0.06  $   (3.17) $  0.01
                                       =========  =========  =========  =======
Net earnings (loss) per share--
 diluted.............................  $   (0.02) $    0.06  $   (3.17) $  0.01
                                       =========  =========  =========  =======
Weighted average shares outstanding--
 basic...............................      330.7      206.6      259.9    185.1
                                       =========  =========  =========  =======
Weighted average shares outstanding--
 diluted.............................      330.7      211.6      259.9    189.0
                                       =========  =========  =========  =======

  See accompanying notes to condensed consolidated financial statements.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

              AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                  (IN MILLIONS, EXCEPT SHARE INFORMATION)

                                (UNAUDITED)

                                                              1998      1997
                                                            --------  --------
ASSETS
Current assets:
  Cash..................................................... $  225.4  $  379.8
  Trade accounts receivable, net...........................    293.9      58.3
  Deferred income tax asset................................    297.2       --
  Prepaid expenses and other...............................    313.8     285.9
                                                            --------  --------
    Total current assets...................................  1,130.3     724.0
Property and equipment, net................................  2,043.9     614.6
Excess of cost over net assets acquired....................  3,203.7      21.2
Other, net.................................................    456.1      38.3
                                                            --------  --------
    TOTAL ASSETS........................................... $6,834.0  $1,398.1
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  160.4  $   55.9
  Facility costs accrued and payable.......................    276.4       8.3
  Accrued expenses and other...............................    743.0     251.1
                                                            --------  --------
    Total current liabilities..............................  1,179.8     315.3
Long-term debt and capital lease obligations...............  1,387.1     630.5
Other long-term liabilities................................    515.1      70.5
Commitments and contingencies..............................      --        --
Stockholders' equity:
  Preferred stock--$.01 par value; authorized 25.0 million
   shares; no shares issued and outstanding................      --        --
  Common stock--$.01 par value; authorized 600.0 million
   shares; 332.7 million shares and 206.6 million shares
   issued and outstanding at September 30, 1998 and
   December 31, 1997, respectively.........................      3.3       2.1
  Paid-in capital..........................................  4,603.2     411.6
  Accumulated deficit......................................   (854.5)    (31.9)
                                                            --------  --------
    Total stockholders' equity.............................  3,752.0     381.8
                                                            --------  --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............. $6,834.0  $1,398.1
                                                            ========  ========

  See accompanying notes to condensed consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                1998    1997
                                                               ------  -------
Net cash provided by (used in) operating activities........... $106.3  $ (60.0)
                                                               ------  -------
Cash flows from investing activities:
  Acquisitions and other......................................  (27.4)     9.0
  Expenditures for property and equipment..................... (751.0)  (205.3)
                                                               ------  -------
    Net cash used in investing activities..................... (778.4)  (196.3)
                                                               ------  -------
Cash flows from financing activities:
  Proceeds from long-term debt................................  300.0    328.0
  Repayments of long-term debt................................  (25.8)  (186.0)
  Net short-term debt borrowings..............................  151.9      --
  Proceeds from issuance of common stock, net.................    --     319.5
  Proceeds from employee stock transactions and issuance of
   stock warrants.............................................   96.4      2.3
  Other.......................................................   (4.8)   (27.7)
                                                               ------  -------
    Net cash provided by financing activities.................  517.7    436.1
                                                               ------  -------
    Net (decrease) increase in cash and cash equivalents...... (154.4)   179.8
Cash and cash equivalents, beginning of period................  379.8      6.9
                                                               ------  -------
Cash and cash equivalents, end of period...................... $225.4  $ 186.7
                                                               ======  =======
Supplemental disclosure of cash flow information:
  Cash paid for interest, net................................. $ 21.8  $   4.5
                                                               ======  =======
  Cash paid for taxes......................................... $  7.9  $   0.2
                                                               ======  =======


     See accompanying notes to condensed consolidated financial statements.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND BACKGROUND

  Qwest Communications International Inc. and subsidiaries (the "Company" or "Qwest") was wholly-owned by Anschutz Company (the "Majority Shareholder") until June 27, 1997, when the Company issued common stock in an initial public offering (the "IPO"). As of September 30, 1998, the Majority Shareholder owned approximately 52.0% of the outstanding common stock of the Company.

  The Company is a facilities-based provider of a full range of multimedia communications services to businesses, consumers and other communications entities ("Communications Services"). In addition, the Company is constructing and installing fiber optic systems for interexchange carriers and other communications entities, as well as for its own use ("Construction Services").

(2) BASIS OF PRESENTATION

  The accompanying unaudited interim condensed consolidated financial statements as of September 30, 1998 and for the three and nine months ended September 30, 1998 and 1997 include the accounts of the Company and all majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated. The unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, which are, in the opinion of management, necessary to fairly present the results of the interim periods. The results of operations for any interim period are not necessarily indicative of results for the full year. Such financial statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Certain prior year balances have been reclassified to conform with 1998 presentation.

  The Company has no elements of comprehensive income other than net income.

(3) ACQUISITIONS

 (a) Icon Acquisition

  On September 13, 1998, the Company signed a definitive merger agreement with Icon CMT Corp. ("Icon"), a provider of integrated Internet solutions associated with web hosting and Internet protocol integration. The terms of the merger agreement call for the acquisition of all of Icon's outstanding common shares and the assumption of all of Icon's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $207.0 million, not including approximately $3.5 million of direct acquisition costs. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. The merger is expected to close by December 31, 1998.

  The Company has also agreed to advance up to $15.0 million to Icon, with an initial availability date of January 31, 1999, to fund working capital requirements and for other corporate purposes. In consideration for this commitment, Icon issued to the Company a warrant to purchase up to 750,000 shares of Icon stock at $12 per share.

  Approval of the merger is subject to the affirmative vote of a majority of the outstanding shares of Icon common stock. Icon's three founders also entered into agreements with the Company to vote to approve the merger and to grant the Company purchase options on their shares. The warrant and purchase options give the Company beneficial ownership of approximately 44% of Icon's common stock.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

 (b) LCI Acquisition

  On June 5, 1998, the Company acquired LCI International, Inc. and subsidiaries ("LCI"), a communications services provider for approximately $3.9 billion in Company common stock. At the close of the acquisition (the "LCI Merger"), the Company issued approximately 129.9 million shares of the Company's common stock (including outstanding LCI stock options assumed by the Company), and incurred approximately $13.5 million in direct acquisition costs. The LCI Merger was accounted for as a purchase.

  In connection with the acquisition of LCI, the Company allocated $682.0 million of the purchase price to in-process research and development ("R&D") projects, $318.0 million to developed technology, $65 million to other intangible assets and $3,026.0 million to goodwill. This allocation to the in-process R&D represents the estimated fair value based on risk-adjusted cash flows related to the incomplete projects. The developed technology, other intangibles and goodwill are being amortized on a straight-line basis from 10 to 40 years.

  The acquired R&D represents engineering and test activities associated with the introduction of new services and information systems. Specifically, LCI had been working on a variety of projects that are essential to delivering data services, which are a significant departure in terms of technological complexity from the Company's traditional voice products. These efforts are related to redesigning and scaling the network infrastructure as well as developing the requisite network management systems. These projects are time-consuming and difficult to complete. If the R&D projects are not completed as planned, they will neither satisfy the technical requirements of a changing market nor be cost effective. Since these projects had not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achievability of the projects or the ascribed values. Accordingly, these costs were expensed as of the acquisition date.

  The Securities and Exchange Commission staff performed a limited review of the Company's Form S-3 (File No. 333-58617) filed July 7, 1998, as amended on September 30, 1998 and December 9, 1998. In connection with the limited review, the Company has increased the allocation of purchase price to developed technology and reduced the in-process R&D writeoff by $58 million. In addition, the Company allocated $65 million of purchase price to other intangible assets and recorded a corresponding reduction to goodwill. As a result of the increases to developed technology and other intangible assets, the Company recorded approximately $53.2 million of deferred tax liabilities and a corresponding increase to goodwill.

  The aggregate purchase price was allocated as follows (in millions):

     Working capital, excluding deferred taxes...................... $  (352.1)
     Deferred tax asset, net........................................     144.4
     Property and equipment.........................................     716.6
     Goodwill.......................................................   3,026.0
     R&D............................................................     682.0
     Developed technology...........................................     318.0
     Other intangibles..............................................      65.0
     Long-term debt, excluding current portion......................    (462.4)
     Other liabilities and assets, net..............................    (207.0)
                                                                     ---------
                                                                     $ 3,930.5
                                                                     ---------

  LCI's results of operations have been included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The Company will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of purchase price will not differ materially from the preliminary allocation.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

 (c) EUnet Acquisition

  On April 14, 1998, the Company acquired EUnet International Limited ("EUnet"), a European Internet service provider with subsidiaries in 14 countries, for approximately $158.2 million. Certain EUnet stockholders and option holders received approximately 3.6 million shares of Company common stock, having a value of approximately $135.3 million, and $4.2 million in cash. Direct costs of the acquisition were approximately $3.5 million. Approximately 0.6 million shares were placed in escrow for two years and may be recovered by the Company to satisfy any indemnification claims. At the expiration of the escrow period, these shares revert to the EUnet stockholders. In addition, the Company committed to purchase certain preference shares for $15.2 million. The Company will issue additional shares of Company common stock or cash to fulfill this purchase commitment. The EUnet acquisition was accounted for as a purchase.

  The Company allocated $68.0 million of the purchase price to incomplete R&D projects. These projects include the design and development of several new value-added internet services as well as the development of the necessary customer care and network management systems. Remaining development efforts for these projects include various phases of design, development and testing efforts that are expected to be completed in stages over the next 21 months. Since these projects had not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achievability of the projects or the ascribed values. Accordingly, these costs were expensed as of the acquisition date. The remaining intangibles from the purchase relate to developed technology and goodwill and are being amortized on a straight-line basis over five years and ten years, respectively.

  The aggregate purchase price was allocated as follows (in millions):

     Working capital.................................................. $  (5.1)
     Property and equipment...........................................    10.7
     Deferred tax liability...........................................   (50.3)
     R&D..............................................................    68.0
     Developed technology.............................................     7.0
     Goodwill.........................................................   127.6
     Other............................................................     0.3
                                                                       -------
                                                                       $ 158.2
                                                                       -------

  The results of operations of EUnet have been included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The accompanying condensed consolidated financial statements reflect the preliminary allocation of purchase price which is subject to adjustment.

 (d) Phoenix Transaction

  On March 30, 1998, the Company acquired Phoenix Network, Inc. ("Phoenix"), a non-facilities-based reseller of long distance services. Approximately 0.8 million shares of the Company common stock having a value of approximately $27.2 million were exchanged for the outstanding shares of Phoenix. The results of operations of Phoenix have been included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The Phoenix acquisition was accounted for as a purchase.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  The aggregate purchase price was allocated as follows (in millions):

      Working capital................................................. $ (16.5)
      Property and equipment..........................................     2.9
      Goodwill........................................................    53.8
      Other liabilities...............................................   (13.0)
                                                                       -------
                                                                       $  27.2
                                                                       =======

 (e) Pro Forma Results

  The following pro forma operating results of the Company, LCI, Phoenix and EUnet for the nine months ended September 30, 1998 and 1997 have been prepared assuming these acquisitions occurred on January 1, 1998 and 1997, respectively. On a pro forma basis for the nine months ended September 30, 1998 and 1997, revenue was $2,158.8 million and $1,790.8 million, respectively, and net loss was $824.4 million, or ($2.52) per basic and diluted share, and $806.3 million, or ($2.49) per basic and diluted share, respectively. The pro forma results do not purport to represent what the Company's results of operations would have actually been had the above transactions occurred on the dates indicated and are not indicative of future results.

(4) ACCOUNTS RECEIVABLE SECURITIZATION

  As of September 30, 1998, the Company, through its wholly-owned subsidiary, LCI, maintained an agreement to sell a percentage ownership interest in a defined pool of trade accounts receivable (the "Securitization Program"). Under the Securitization Program, LCI SPC I, Inc. ("SPC"), a single purpose subsidiary of the Company, sells accounts receivable. Receivables sold are not included in the accompanying condensed consolidated balance sheet as of September 30, 1998. SPC had approximately $150.0 million of accounts receivable available for sale and had sold a total of approximately $125.0 million as of September 30, 1998. The Company retains substantially the same risk of credit loss as if the receivables had not been sold, and has established reserves for such estimated credit losses.

  In October 1998, the Company funded the reacquisition of the ownership interest in the $125.0 million pool of trade accounts receivable that were sold under the Securitization Program through short-term debt borrowings and available cash balances.

(5) CONSTRUCTION SERVICES

  Costs and billings on uncompleted contracts included in the accompanying condensed consolidated financial statements were as follows (in millions):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
     Costs incurred on uncompleted contracts........    $  791.9      $ 473.8
     Estimated earnings.............................       411.4        238.2
                                                        --------      -------
                                                         1,203.3        712.0
     Less: billings to date.........................       941.2        476.8
                                                        --------      -------
     Costs and estimated earnings in excess of
      billings, net.................................    $  262.1      $ 235.2
                                                        ========      =======
     Revenue the Company expects to realize for work
      to be performed on the above uncompleted
      contracts.....................................    $  268.9      $ 506.8
                                                        ========      =======

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  The Company has entered into various agreements to provide indefeasible rights of use of multiple fibers along the Qwest Network, an approximately 18,450 route-mile, coast-to-coast, technologically advanced fiber optic communications network. Such agreements include contracts with three major customers for an aggregate purchase price of approximately $1.0 billion. Construction Services revenue relating to the contracts with these major customers was approximately $75.1 million and $136.2 million for the three months ended September 30, 1998 and 1997, respectively, and $286.8 million and $374.0 million for the nine months ended September 30, 1998 and 1997, respectively. Progress billings are made upon customers' acceptance of performance milestones.

  Although these construction agreements provide for certain penalties if the Company does not complete construction within the time frames specified within the agreements, management does not anticipate that the Company will incur any substantial penalties under these provisions.

(6) LONG-TERM DEBT

  LONG-TERM DEBT CONSISTED OF THE FOLLOWING (IN MILLIONS):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
     8.29% Notes.....................................   $  316.9      $   --
     9.47% Notes.....................................      382.6        356.9
     10 7/8% Notes...................................      250.0        250.0
     7.25% Notes.....................................      351.7          --
     Credit facility and lines of credit.............      232.5          --
     Equipment credit facility.......................       57.3         22.6
     Capital lease and other obligations.............       32.0         13.0
                                                        --------      -------
     Total debt......................................    1,623.0        642.5
     Less current portion............................     (235.9)       (12.0)
                                                        --------      -------
     Long-term debt..................................   $1,387.1      $ 630.5
                                                        ========      =======

  Current portion of long-term debt is included in accrued expenses and other in the accompanying condensed consolidated balance sheets.

  In January 1998, the Company issued $450.5 million in principal amount at maturity of 8.29% Senior Discount Notes, due 2008 (the "8.29% Notes"), generating net proceeds of approximately $299.2 million, after deducting offering costs. Interest on the 8.29% Notes is compounded semiannually. The principal amount of the 8.29% Notes is due and payable in full on February 1, 2008. The 8.29% Notes are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2003 at specified redemption prices. In addition, prior to February 1, 2001, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the 8.29% Notes at specified redemption prices. Cash interest on the 8.29% Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semiannually in arrears commencing on August 1, 2003, and thereafter on February 1 and August 1 of each year. The Company has the option of commencing cash interest on an interest payment date on or after February 1, 2001, in which case the outstanding principal amount at maturity of the 8.29% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter.

  In July 1998, the Company completed an exchange of the 8.29% Series B Senior Discount Notes (the "8.29% Exchange Notes"), registered under the Securities Act of 1933, as amended ("the Act"), for all of the $450.5 million in principal amount at maturity of the 8.29% Notes. The 8.29% Exchange Notes are identical in all material respects to the originally issued 8.29% Notes.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  In connection with the LCI Merger, the Company assumed LCI's existing debt instruments, including $350.0 million of 7.25% Senior Notes, due 2007 (the "7.25% Notes"); a $250.0 million revolving credit facility ("Credit Facility") from a syndicate of banks; and three separate discretionary line of credit agreements (the "Lines of Credit") with commercial banks for up to a total of $75.0 million.

  The Credit Facility bears interest at a rate consisting of two components: the base rate component is dependent upon a market indicator; the second component varies from 0.30% to 0.75%, based on the more favorable of the relationship of borrowing levels to operating cash flow (the "leverage ratio") or the senior unsecured debt rating. As of September 30, 1998, the Company had $215.0 million outstanding under the Credit Facility at an annual interest rate of 6.0%. The Credit Facility contains various financial covenants, the most restrictive being the leverage ratio requirement and the restriction on the ability of the Company and its subsidiaries to pay dividends. As of September 30, 1998, the Company was in compliance with all Credit Facility covenants. The Credit Facility expires December 31, 1998 and is therefore included in current liabilities in the accompanying condensed consolidated balance sheet as of September 30, 1998. In November 1998, the outstanding balance under the Credit Facility was repaid.

  As of September 30, 1998, $17.5 million was outstanding on the Lines of Credit at an interest rate of 6.3%. The Lines of Credit are short-term in nature and are therefore included in current liabilities in the accompanying condensed consolidated balance sheet as of September 30, 1998. In November 1998, the outstanding balance under the Lines of Credit was repaid.

  In October 1998, the Company entered into a $67.0 million short-term demand note with a bank to partially fund the reacquisition of the ownership interest in the $125.0 million pool of trade accounts receivable that were sold under the Securitization Program (see Note 4). The annual interest rate of the demand note was 6.1% as of October 31, 1998. In November 1998, the outstanding balance under the demand note was repaid.

  In November 1998, the Company issued and sold $750.0 million in principal amount of 7.50 % Senior Notes, due 2008 (the "7.50% Notes"), generating net proceeds of approximately $741.0 million, after deducting offering costs. Interest on the 7.50% Notes is payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 1999. The 7.50% Notes are subject to redemption at the option of the Company, in whole or in part, at any time at specified redemption prices.

  In connection with the sale of the 7.50% Notes, the Company agreed to make an offer to exchange new notes, registered under the Securities Act of 1933, as amended (the "Securities Act"), and with terms identical in all material respects to the 7.50% Notes, for the 7.50% Notes or, alternatively, to file a shelf registration statement under the Securities Act with respect to the 7.50% Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, is not declared effective within specified time periods or, after being declared effective, ceases to be effective or usable for resale of the 7.50% Notes during specified time periods (each a "Registration Default"), additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount of the 7.50% Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount of the 7.50% Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

  On November 5, 1998, the Company executed a commitment letter with its three lead banks to syndicate an unsecured, $500.0 million to $750.0 million credit facility. Each of the lead banks has agreed to commit up to $100.0 million, with a minimum aggregate commitment of $250.0 million. The new credit facility would be structured to include a $250.0 million 364-day revolving credit facility, with the balance as a five-year revolving credit facility. The 364-day facility would be extendable for an additional 364 days on the lenders' approval or convertible at the Company's option to a term loan terminating at the same time as the five-year facility.

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

Borrowings under the new credit facility would bear interest at a variable rate based on LIBOR plus an applicable margin. Consummation of the new credit facility is conditioned, among other things, on the execution of a mutually satisfactory credit agreement. The Company and the three lead banks are working toward a December 1998 closing, but there can be no assurance that the new credit facility will be in place before the Credit Facility expires.

(7) INCOME TAXES

  Effective with the LCI Merger, Qwest is no longer included in the consolidated federal income tax return of its Majority Shareholder. As a result, the tax sharing agreement with the Majority Shareholder is no longer effective for activity after June 5, 1998. The Company is still subject to the provisions of the tax sharing agreement for activity through June 5, 1998.

  The Company's effective tax rate for the three and nine months ended September 30, 1998 and 1997, differed from the statutory income tax rate as follows:

                                    THREE MONTHS ENDED   NINE MONTHS ENDED
                                      SEPTEMBER 30,        SEPTEMBER 30,
                                    -------------------- --------------------
                                      1998       1997      1998        1997
                                    ---------  --------- ---------   --------
Federal tax at statutory rate......      35.0%     35.0%     (35.0)%     35.0%
State taxes (net of federal
 effect)...........................       5.0%      --        (5.0)%      2.4%
In-process R&D.....................       --        --        35.8 %      --
Goodwill and other non-deductible
 expenses..........................     179.0%      --         2.0 %      1.0%
Growth share plan..................       --        --         --         8.7%
Other, net.........................       --        0.6%       0.5 %      1.8%
                                    ---------  --------  ---------   --------
Effective tax rate.................     219.0%     35.6%     (1.79%)     48.9%
                                    =========  ========  =========   ========

(8) COMMITMENTS AND CONTINGENCIES

 (a) Network Construction Project and Capital Requirements

  In 1996, the Company commenced construction of the Qwest Network. The Company estimates the total cost to construct and activate the Qwest Network (which now includes the LCI network) and complete construction of the dark fiber sold to customers will be approximately $2.3 billion. The Company projects its total remaining cost as of September 30, 1998 for completing the construction of the Qwest Network will be approximately $800.0 million.

 (b) Network and Telecommunications Capacity Exchanges

  From time to time, the Company enters into agreements to acquire long-term telecommunications capacity rights from unrelated third parties in exchange for long-term telecommunications capacity rights along segments of the Qwest Network under construction. In general, the exchange agreements provide for the payment of cash by either of the parties for any period during the contract term in which a party provides less than the contracted telecommunications capacity. The exchange agreements provide for liquidated damages to be levied against the Company in the event the Company fails to deliver the telecommunications capacity, in accordance with the agreed-upon timetables.

 (c) Long-term Capacity Agreements

  From time to time, the Company enters into long-term agreements to sell capacity on the Qwest Network to third parties. These agreements generally call for the Company to provide the third party the use of a circuit

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES on the Qwest Network at varying capacity levels for a period of time ranging up to 25 years. The agreements may or may not include maintenance fees paid to the Company.

 (d) Vendor Agreements

  The Company has agreements with certain telecommunications interexchange carriers and third party vendors that require the Company to maintain minimum monthly and/or annual billings based on usage. The Company has historically met all minimum billing requirements and believes the minimum usage commitments will continue to be met.

 (e) Legal Matters

  The Company has been named as a defendant in various litigation matters. Management intends to vigorously defend these outstanding claims. The Company believes it has adequate accrued loss contingencies and, that although the ultimate outcome of these claims cannot be ascertained at this time, current pending or threatened litigation matters are not expected to have a material adverse impact on the Company's results of operations or financial position.

(9) NET EARNINGS (LOSS) PER SHARE

  The following are computations of the basic and diluted earnings per share (in millions, except per share information):

                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                          SEPTEMBER 30,       SEPTEMBER 30,
                                       -------------------- -------------------
                                         1998       1997      1998       1997
                                       ---------  --------- ---------  --------
Net earnings (loss)..................     $ (6.9)    $ 12.8   $(822.6)   $  2.3
                                       =========  ========= =========  ========
Shares:
Weighted average number of shares
 outstanding during
 the period for computing basic earn-
 ings per share......................      330.7      206.6     259.9     185.1
Incremental common shares attribut-
 able to dilutive securities:
  Common shares issuable for war-
   rants.............................        --         2.0       --        0.7
  Common shares issuable under stock
   option plan.......................        --         2.4       --        0.8
  Common shares issuable for out-
   standing growth shares............        --         0.6       --        2.4
Number of shares as adjusted for pur-
 poses of computing diluted earnings
 per share...........................      330.7      211.6     259.9     189.0
                                       =========  ========= =========  ========
  Net earnings (loss) per share-ba-
   sic...............................     $(0.02)     $0.06    $(3.17)    $0.01
                                       =========  ========= =========  ========
  Net earnings (loss) per share-di-
   luted.............................     $(0.02)     $0.06    $(3.17)    $0.01
                                       =========  ========= =========  ========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Quarterly Report on Form 10-Q contains or refers to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, that include, among others, (1) statements by Qwest concerning the benefits expected to result from certain business activities and transactions, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by the Company after the closing of such transactions, (2) the Company's plans to complete the Qwest Network, an approximately 18,450 route-mile, coast-to-coast, technologically advanced fiber optic communications network, and (3) other statements by the Company of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. The Company cautions the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, in documents filed with the Securities and Exchange Commission (the "Commission"). The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to:
(a) failure by the Company to construct the Qwest Network on schedule and on budget, (b) operating and financial risks related to managing rapid growth, integrating acquired businesses and maintaining sufficient cash flow to meet its debt service requirements, make capital expenditures and fund operations,
(c) intense competition in the Company's Communcations Services market, (d) the Company's ability to achieve year 2000 compliance, (e) rapid and significant changes in technology and markets, and (f) adverse changes in the regulatory or legislative environment affecting the Company. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on its behalf. The Company undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

  The Company is a facilities-based provider of a full range of multimedia communications services to businesses, consumers and other communications entities ("Communications Services"). In addition, the Company is constructing and installing fiber optic systems for interexchange carriers and other communications entities, as well as for its own use ("Construction Services").

  The Company expects to complete its domestic voice and data network in 1999. In April 1998, the Company activated the entire transcontinental portion of the Qwest Network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native Internet Protocol ("IP") fiber network. The Company is also expanding its network to carry international data and voice traffic to Mexico and Europe. Completion of the Mexico network is scheduled for early 1999. The network expansion into Europe includes capacity on three undersea submarine systems. The transatlantic capacity includes eight STM-1s (the European equivalent to SONET OC-3) from New York City to London and other European destinations.

  In August 1998, the Company announced its participation in a consortium of communications companies that is building a submarine cable system connecting the United States to Japan. Scheduled for completion by the second quarter of 2000, the 13,125-mile four-fiber pair cable will ultimately possess the capability to transmit information at the rate of 640 gigabits per second.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  In September 1998, the Company announced that in November 1998 it planned to make available for use the nation's first OC-48 native IP network along the Qwest Network. Along this OC-48 network, the Company will offer high-speed dedicated Internet access, web hosting, IP-based virtual private network services and expanded availability of voice over IP long distance services. Additionally, the Company's European subsidiary, EUnet International Limited ("EUnet), will provide the first pan-European Internet broadcasting network. The new services will allow customers in Europe to broadcast video, data and voice globally.

  Communications Services. Communications Services consists of retail and wholesale services. The Company's retail services include voice, data and video services to business and residential customers. The Company builds direct, end-user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services. The Company's wholesale services provides high-volume and conventional private line services over the Company's owned capacity and switched services over owned and leased capacity to other communications providers. In addition to traditional communications carriers, the Company is marketing to Internet service providers, electric utility companies and other data service companies.

  Construction Services. Construction Services constructs and installs fiber optic systems for other communications providers, as well as for the Company's own use. The Company began operations in 1988 constructing fiber optic conduit systems primarily for major long distance carriers in exchange for cash and capacity rights. The Company has entered into major construction contracts for the sale of dark fiber to Frontier, MCI WorldCom and GTE whereby the Company has agreed to install and provide dark fiber to each along portions of the Qwest Network. In addition to these contracts, the Company has signed agreements with other communications providers for the sale of dark fiber along the Qwest Network. Revenue from Construction Services generally is recognized under the percentage of completion method as performance milestones relating to the contract are satisfactorily completed. After completion of the Qwest Network in 1999, the Company expects that revenue from Construction Services will be less significant to the Company's operations.

  Icon Acquisition. On September 13, 1998, the Company signed a definitive merger agreement with Icon CMT Corp. ("Icon"), a provider of integrated Internet solutions associated with web hosting and IP integration. The terms of the merger agreement call for the acquisition of all of Icon's outstanding common shares and the assumption of all of Icon's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $207.0 million, not including approximately $3.5 million of direct acquisition costs. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. The merger is expected to close by December 31, 1998.

  The Company has also agreed to advance up to $15.0 million to Icon, with an initial availability date of January 31, 1999, to fund working capital requirements and for other corporate purposes. In consideration for this commitment, Icon issued to the Company a warrant to purchase up to 750,000 shares of Icon stock at $12 per share.

  Approval of the merger is subject to the affirmative vote of a majority of the outstanding shares of Icon common stock. Icon's three founders also entered into agreements with the Company to vote to approve the merger and to grant the Company purchase options on their shares. The warrant and purchase options give the Company beneficial ownership of approximately 44% of Icon's common stock.

  LCI Acquisition. On June 5, 1998, the Company acquired LCI International, Inc. and subsidiaries ("LCI"), a communications services provider, for approximately $3.9 billion in Company common stock. At the close of the acquisition (the "LCI Merger"), the Company issued approximately 129.9 million shares of the Company's common stock (including outstanding LCI stock options assumed by the Company), and incurred approximately $13.5 million in direct acquisition costs. The LCI Merger was accounted for as a purchase.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  In connection with the acquisition of LCI, the Company allocated $682.0 million of the purchase price to in-process research and development ("R&D") projects, $318.0 million to developed technology, $65 million to other intangible assets and $3,026.0 million to goodwill. This allocation to the in-process R&D represents the estimated fair value based on risk-adjusted cash flows related to the incomplete projects. The developed technology, other intangibles and goodwill are being amortized on a straight-line basis from 10 to 40 years (See further discussion of the LCI Merger in RESULTS OF OPERATIONS).

  LCI's results of operations have been included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The Company will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of purchase price will not differ materially from the preliminary allocation.

  EUnet Acquisition. On April 14, 1998, the Company acquired EUnet, a European internet service provider with subsidiaries in 14 countries, for approximately $158.2 million. Certain EUnet stockholders and option holders received approximately 3.6 million shares of Company common stock, having a value of approximately $135.3 million, and $4.2 million in cash. Direct costs of acquisition were approximately $3.5 million. Approximately 0.6 million shares were placed in escrow for two years and may be recovered by the Company to satisfy any indemnification claims. At the expiration of the escrow period, these shares revert to the EUnet stockholders. In addition, the Company committed to purchase certain preference shares for $15.2 million. The Company will issue additional shares of Company common stock or cash to fulfill this purchase commitment. The EUnet acquisition was accounted for as a purchase.

  The Company allocated $68.0 million of the purchase price to incomplete R&D projects. These projects include the design and development of several new value-added internet services as well as the development of the necessary customer care and network management systems. Remaining development efforts for these projects include various phases of design, development and testing efforts that are expected to be completed in stages over the next 21 months. Since these projects had not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achievability of the projects or the ascribed values. Accordingly, these costs were expensed as of the acquisition date. The remaining intangibles from the purchase relate to developed technology and goodwill and are being amortized on a straight-line basis over five years and ten years, respectively.

  The results of operations of EUnet have been included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The accompanying condensed consolidated financial statements reflect the preliminary allocation of purchase price which is subject to adjustment.

  Phoenix Transaction. On March 30, 1998, the Company acquired Phoenix Network, Inc. ("Phoenix"), a non-facilities-based reseller of long distance services. Approximately 0.8 million shares of the Company common stock having a value of approximately $27.2 million were exchanged for the outstanding shares of Phoenix. The results of operations of Phoenix have been included in the accompanying condensed consolidated statements of operations of the Company from the date of acquisition. The Phoenix acquisition was accounted for as a purchase.

                          RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997

  The Company reported a net loss of $6.9 million for the three months ended September 30, 1998, compared to net earnings of $12.8 million for the same period of the prior year. For the nine months ended September 30,

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

1998, the Company reported a net loss of $822.6 million compared to net earnings of $2.3 million for the nine months ended September 30, 1997. The increase in the net loss for the three-and nine-month periods as compared to the same periods in the prior year was primarily due to the factors discussed below. For the comparative periods presented, the Company's results of operations include the acquisitions of: SuperNet, Inc. from October 1997; Phoenix from March 1998; EUnet from April 1998; and LCI from June 1998. Excluding the effect of the merger related costs and the write-off of in-process R&D costs related to the LCI and EUnet acquisitions, the Company's reported net loss would have been $30.9 million for the nine months ended September 30, 1998 compared to net earnings of $2.3 million for the same period of the prior year.

  The following pro forma operating results of the Company, LCI, Phoenix and EUnet for the nine months ended September 30, 1998 and 1997 have been prepared assuming these acquisitions occurred on January 1, 1998 and 1997, respectively. On a pro forma basis for the nine months ended September 30, 1998 and 1997, revenue was $2,158.8 million and $1,790.8 million, respectively, and net loss was $824.4 million, or ($2.52) per basic and diluted share, and $806.3 million, or ($2.49) per basic and diluted share, respectively.

  Revenue. Selected components of revenue for the three and nine months ended September 30, 1998 and 1997, were as follows (in millions):

                                 THREE MONTHS             NINE MONTHS
                                  1998   1997  INCREASE   1998    1997  INCREASE
                                 ------ ------ -------- -------- ------ --------
Communications services......... $601.8 $ 32.5  $569.3  $  884.2 $ 77.1  $807.1
Construction services...........  205.0  156.5    48.5     493.4  413.2    80.2
                                 ------ ------  ------  -------- ------  ------
  Total revenue................. $806.8 $189.0  $617.8  $1,377.6 $490.3  $887.3
                                 ====== ======  ======  ======== ======  ======

  During the three and nine months ended September 30, 1998, as compared to the same periods in the prior year, Communications Services revenue increased due to the addition of revenue from the acquisitions discussed above. If the anticipated acquisition of Icon is consummated, the Company expects Communications Services revenue to grow. Additionally, excluding acquisitions, revenue increased due to growth in retail and data services.

  During the three and nine months ended September 30, 1998, as compared to the same periods in the prior year, Construction Services revenue increased primarily due to additional dark fiber sales to other carriers.

  Operating Expenses. Selected components of operating expenses for the three and nine months ended September 30, 1998 and 1997, were as follows (in millions):

                               THREE MONTHS             NINE MONTHS
                                1998   1997  INCREASE   1998    1997  INCREASE
                               ------ ------ -------- -------- ------ --------
Access and network
 operations................... $371.6 $ 25.0  $346.6  $  556.1 $ 61.8 $  494.3
Construction services.........  128.2  107.5    20.7     333.8  292.0     41.8
Selling, general and
 administrative...............  189.4   31.4   158.0     341.5  123.2    218.3
Depreciation and
 amortization.................   79.9    5.1    74.8     120.0   13.1    106.9
Merger related costs..........    --     --      --      812.5    --     812.5
                               ------ ------  ------  -------- ------ --------
  Total operating expenses.... $769.1 $169.0  $600.1  $2,163.9 $490.1 $1,673.8
                               ====== ======  ======  ======== ====== ========

  Expenses for access and network operations primarily consist of the cost of operation of the Qwest Network, Local Exchange Carrier ("LEC") access charges and the cost of leased capacity. The increase in access and network operations for both the three and nine months ended September 30, 1998 was primarily attributable to growth in revenue from acquisitions, as well as internally generated growth in Communications Services revenue. As the Qwest Network is completed and activated, the Company is able to serve more customer needs over its own network.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  Expenses for construction services consist primarily of costs to construct the Qwest Network, including conduit, fiber, cable, construction crews and rights of way. Costs attributable to the construction of the Qwest Network for the Company's own use are capitalized. Expenses for construction services increased for the three and nine months ended September 30, 1998 as compared to the same periods in the prior year due to additional contracts that were signed during 1998.

  Selling, general and administrative ("SG&A") expense includes the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. The increase in SG&A for the three and nine months ended September 30, 1998 was primarily due to the addition of SG&A expenses related to acquired entities, increased sales and marketing efforts, new service offerings, administrative and information services supporting the Company's growth, increased payroll from the recruiting and hiring of additional personnel, increased commissions expense related to the growth in Communications Services revenue, and increased property taxes and maintenance costs related to the increase of fixed assets along the Qwest Network. During the three and nine months ended September 30, 1998, as compared to the same periods in the prior year, the Company experienced increases in the number of employees from acquisitions and the expansion of the sales and customer support infrastructure from approximately 1,290 employees at September 30, 1997 to approximately 6,900 employees at September 30, 1998. The increases in SG&A were partially offset by a decrease in Growth Share Plan expense. The Company has a Growth Share Plan for certain of its employees and directors, which was the Company's management incentive plan prior to the initial public offering. Growth Share Plan expense for the three and nine months ended September 30, 1998 was $2.3 million and $7.1 million, respectively, compared to $4.1 million and $69.3 million for the three and nine months ended September 30, 1997, respectively. Growth Share Plan expense is not expected to be material to the operations of the Company in the future. SG&A is expected to increase in the short term as the Company continues to grow, as segments of the Qwest Network become operational and as the Company continues the expansion of its Communications Services business.

  The Company's depreciation and amortization expense increased primarily due to activating segments of the Qwest Network during the three and nine months ended September 30, 1998, purchases of fixed assets to accommodate the Company's growth and depreciation and amortization of fixed assets and goodwill related to the Company's acquisitions. The Company expects that depreciation and amortization expense will continue to increase in subsequent periods as the Company continues to activate additional segments of the Qwest Network.

  During the nine months ended September 30, 1998, the Company recorded $62.5 million in merger-related costs due to the merger with LCI, including $31.0 million of duplicate facilities, $25.0 million of channel consolidation and duplicate commitments and $6.5 million of other miscellaneous merger costs.

  In connection with the acquisition of LCI, the Company allocated $682.0 million of the purchase price to in-process R&D projects, $318.0 million to developed technology, $65 million to other intangible assets and $3,026.0 million to goodwill. The developed technology, other intangibles and goodwill are being amortized on a straight-line basis from 10 to 40 years. This allocation to the in-process R&D represents the estimated fair value based on risk-adjusted cash flows related to the incomplete projects. At the date of the merger, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the merger date.

  Through the use of third party appraisal consultants, the Company assessed and allocated values to the in-process research and development. The values assigned to these assets were determined by identifying significant research projects for which technological feasibility had not been established. These assets consisted of a significant number of R&D projects grouped into three categories: (1) next-generation network systems automation tools; (2) advanced data services, including frame relay and Internet Protocol technologies; and
(3) new operational systems and tools. Taken together, these projects, if successful, will enable the Company to

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

provide advanced voice and data services as well as sophisticated network management and administration functions. A brief description of the three categories of in-process projects is presented below:

  . R&D Related to Network Systems Automation. These R&D projects are intended to create a new method of automating LCI's service provisioning and network management systems, and were valued at approximately $218 million. These proprietary projects include the development of data warehousing and new interface technologies to enable the interchange of data across disparate networks. As of the transaction date, the Company believes that the overall project was 60% complete. Development efforts through September 30, 1998 have proceeded according to expectations. The expected costs to complete the projects are approximately $4 million in 1998 and $10 million in 1999. While material progress has been made with these projects, significant risk still is associated with their completion. If these projects are unsuccessful, their expected contribution to revenues and profits will not materialize.

  . R&D Related to Frame Relay and IP Services. These projects involve R&D related to the deployment of frame relay and IP technologies within the LCI network, and were valued at approximately $155 million. With the completion of this next-generation network, LCI will be able to address emerging new demand trends for data services. Management considers this a complex project due to the customized work required. As of the transaction date, the Company believes the overall project was approximately 60% to 70% complete as of the LCI transaction date. Development efforts through September 30, 1998 have proceeded according to expectations. The expected costs to complete the projects are approximately $53 million in 1998 and $7 million in 1999. While material progress has been made with these projects, significant risk still is associated with their completion. If these projects are unsuccessful, their expected contribution to revenues and profits will not materialize.

  . R&D Related to Operational Systems and Tools. These projects involve R&D related to the development of new service and network management tools and engineering functions, and were valued at approximately $309 million. These proprietary projects are closely associated with LCI's deployment of advanced data services. Applications enabled by these new technologies include the ability to offer new products and service packages. As of the transaction date, the Company believes the projects were 60% to 70% complete. Development efforts through September 30, 1998 have proceeded according to expectations. The expected costs to complete the projects are approximately $10 million in 1998 and $24 million in 1999. While material progress has been made with the R&D projects, these are unique technologies and significant risk is associated with their completion. If these projects are unsuccessful, their expected contribution to revenues and profits will not materialize.

  Remaining R&D efforts for these projects include various phases of technology design, development and testing. Anticipated completion dates for the projects in progress will occur in phases over the next two years, at which point the Company expects to begin generating the economic benefits from the technologies. At the time of valuation, the costs incurred and the expected costs to complete all such projects were approximately $50 million and $60 million, respectively.

  The value assigned to purchased in-process technology was determined by estimating the contribution of the purchased in-process technology to developing commercially viable products, estimating the resulting net cash flows from the expected product sales of such products, and discounting the net cash flows from the expected product sales of such products, to their present value using a risk-adjusted discount rate.

  The Company estimates total revenues from the specific acquired in-process technology peak in 2003 and steadily decline from 2004 through 2009 as other new product and service technologies are expected to be introduced by the company. These projections are based on management's estimates of market size and growth, expected trends in technology, and the expected timing of new product introductions.

  Discounting the net cash flows back to their present values is based on the weighted average cost of capital ("WACC"). The business enterprise is comprised of various types of assets, each possessing different degrees of investment risk contributing to the LCI's overall weighted average cost of capital. Intangible assets are

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

assessed higher risk factors due to their lack of liquidity and poor versatility for redeployment elsewhere in the business. Reasonable returns on monetary and fixed assets were estimated based on prevailing interest rates. The process for quantifying intangible asset investment risk involved consideration of the uncertainty associated with realizing discernible cash flows over the life of the asset. A discount rate of 19% was used for valuing the in-process research and development. This discount rate is higher than the implied WACC due to the inherent uncertainties surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that are unknown at this time. As is standard in the appraisal of high growth markets, projected revenues, expenses and discount rates reflect the probability of technical and marketing successes.

  The value of the in-process projects was adjusted to reflect value and contribution of the acquired research and development. In doing so, consideration was given to the R&D's stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete projects.

  The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the merger. The Company cannot assure, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

  The Company expects to continue their support of these efforts and believes the Company has a reasonable chance of successfully completing the R&D programs. However, risk is associated with the completion of the projects and the Company cannot assure that the projects will meet with either technological or commercial success.

  If none of these projects is successfully developed, the sales and profitability of the Company may be adversely affected in future periods. The failure of any particular individual project in-process would not materially impact the Company's financial condition, results of operations or the attractiveness of the overall LCI investment. Operating results are subject to uncertain market events and risks, which are beyond the Company's control, such as trends in technology, government regulations, market size and growth, and product introduction or other actions by competitors.

  The Securities and Exchange Commission staff performed a limited review of the Company's Form S-3 (File No. 331-58617), filed July 7, 1998, as amended on September 30, 1998 and December 9, 1998. In connection with the limited review, the Company has increased the allocation of purchase price to developed technology and reduced the in-process R&D writeoff by $68 million. In addition, the Company allocated $65 million of purchase price to other intangible assets and recorded a corresponding reduction to goodwill. As a result of the increases to developed technology and other intangible assets, the Company recorded approximately $53.2 million of deferred tax liabilities and a corresponding increase to goodwill.

  Other (Income) Expense. Selected components of other (income) expense for the three and nine months ended September 30, 1998 and 1997, were as follows (in millions):

                                     THREE
                                     MONTHS             NINE MONTHS
                                   1998  1997  INCREASE 1998    1997   INCREASE
                                   ----- ----  -------- -----  ------  --------
Interest expense, net............. $29.0 $4.2   $24.8   $62.3  $  8.9   $53.4
Other (income) expense, net.......   2.9 (4.0)    6.9   (11.6)  (13.2)    1.6
                                   ----- ----   -----   -----  ------   -----
Total other (income) expense...... $31.9 $0.2   $31.7   $50.7  $ (4.3)  $55.0
                                   ===== ====   =====   =====  ======   =====

  The increase in interest expense, net during the three and nine months ended September 30, 1998, as compared to the same period in the prior year, resulted from an increase in long-term indebtedness, (see "Liquidity and Capital Resources" below), partially offset by an increase in capitalized interest resulting from

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

construction of the Qwest Network. As the Qwest Network is completed, interest expense will increase as the amount of capitalized interest decreases. Other (income) expense, net, increased due primarily to decreases in interest income due to lower average cash balances and a loss recorded for the write-off of certain assets during the three and nine months ended September 30, 1998. Additionally, in the first half of 1997, the Company recorded a $9.3 million gain on sale of contract rights.

  Income Taxes. Effective with the LCI Merger, Qwest is no longer included in the consolidated federal income tax return of its Majority Shareholder. As a result, the tax sharing agreement with the Majority Shareholder is no longer effective for activity after June 5, 1998. The Company is still subject to the provisions of the tax sharing agreement for activity through June 5, 1998.

  The Company's effective tax rate for the three and nine months ended September 30, 1998, differed from the statutory income tax rate primarily as a result of the nondeductibility of R&D write-offs and acquisition-related goodwill. The effective tax rate for the nine months ended September 30, 1997, differred from the statutory rate primarily as a result of the nondeductibility of a portion of growth share expense.

                     LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operations was $106.3 million during the nine months ended September 30, 1998. Cash used in investing activities was $778.4 million during the nine months ended September 30, 1998, including $751.0 million to fund capital expenditures. Cash provided by financing activities was $517.7 million during the nine months ended September 30, 1998, including total debt borrowings of $451.9 million.

  The Company estimates the total cost to construct and activate the Qwest Network and complete construction of dark fiber sold to third parties will be approximately $2.3 billion. Of this amount, the Company had already expended approximately $1.5 billion as of September 30, 1998.

  The Company has obtained the following sources of funds which are available to complete the build-out: (i) approximately $1.4 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $900.0 million had already been received and $500.0 million remained to be received at September 30, 1998;
(ii) $90.0 million of vendor financing, with approximately $57.3 million outstanding as of September 30, 1998; and (iii) approximately $1.1 billion from various debt and equity financings, with approximately $949.5 million of such debt outstanding as of September 30, 1998. The Company believes that its available cash and cash equivalent balances at September 30, 1998, cash flow from operations, proceeds from the November 1998, 7.50% senior notes offering (described below) and its proposed bank financings (described below) will satisfy its currently anticipated cash requirements at least for the next 12 months.

  In connection with the LCI Merger, the Company assumed LCI's existing debt instruments, including $350.0 million of 7.25% Senior Notes, due 2007 (the "7.25% Notes"); a $250.0 million revolving credit facility ("Credit Facility") from a syndicate of banks; and three separate discretionary line of credit agreements (the "Lines of Credit") with commercial banks for up to a total of $75.0 million.

  The Credit Facility bears interest at a rate consisting of two components: the base rate component is dependent upon a market indicator; the second component varies from 0.30% to 0.75%, based on the more favorable of the relationship of borrowings levels to operating cash flow (the "leverage ratio") or senior unsecured debt rating. As of September 30, 1998, the Company had $215.0 million outstanding under the Credit Facility. The Credit Facility contains various financial covenants, the most restrictive being the leverage ratio requirement and the restriction on the ability of the Company and its subsidiaries to pay dividends. As of September 30, 1998, the Company was in compliance with all Credit Facility covenants. The Credit Facility

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

expires December 31, 1998 and is therefore included in current liabilities in the accompanying condensed consolidated balance sheet as of September 30, 1998. In November 1998, the outstanding balance under the Credit Facility was repaid.

  As of September 30, 1998, $17.5 million was outstanding on the Lines of Credit. The Lines of Credit are short-term in nature and are therefore included in current liabilities in the accompanying condensed consolidated balance sheet as of September 30, 1998. In November 1998, the outstanding balance under the Lines of Credit was repaid.

  As of September 30, 1998, the Company, through its wholly-owned subsidiary, LCI, maintained an agreement to sell a percentage ownership interest in a defined pool of trade accounts receivable (the "Securitization Program"). The Company can transfer an undivided interest in the trade accounts receivable on an ongoing basis to maintain the participation interest up to $150.0 million. As of September 30, 1998, the Company had approximately $150.0 million of accounts receivable available for sale and had sold a total of approximately $125.0 million. The Company retains substantially the same risk of credit loss as if the receivables had not been sold, and has established reserves for such estimated credit losses.

  In October 1998, the Company funded the reacquisition of the ownership interest in the $125.0 million pool of trade accounts receivable that were sold under the Securitization Program through short-term debt borrowings and available cash balances.

  In November 1998, the Company issued and sold $750.0 million in principal amount of 7.50 % Senior Notes, due 2008 (the "7.50% Notes"), generating net proceeds of approximately $741.0 million, after deducting offering costs. Interest on the 7.50% Notes is payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 1999. The 7.50% Notes are subject to redemption at the option of the Company, in whole or in part, at any time at specified redemption prices.

  In connection with the sale of the 7.50% Notes, the Company agreed to make an offer to exchange new notes, registered under the Securities Act and with terms identical in all material respects to the 7.50% Notes, for the 7.50% Notes or, alternatively, to file a shelf registration statement under the Securities Act with respect to the 7.50% Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, is not declared effective within specified time periods or, after being declared effective, ceases to be effective or usable for resale of the 7.50% Notes during specified time periods (each a "Registration Default"), additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount of the 7.50% Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount of the 7.50% Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

  On November 5, 1998, the Company executed a commitment letter with its three lead banks to syndicate an unsecured, $500.0 million to $750.0 million credit facility. Each of the lead banks has agreed to commit up to $100.0 million, with a minimum aggregate commitment of $250.0 million. The new credit facility would be structured to include a $250.0 million 364-day revolving credit facility, with the balance as a five-year revolving credit facility. The 364-day facility would be extendable for an additional 364 days on the lenders' approval or convertible at the Company's option to a term loan terminating at the same time as the five-year facility. Borrowings under the new credit facility would bear interest at a variable rate based on LIBOR plus an applicable margin. Consummation of the new credit facility is conditioned, among other things, on the execution of a mutually satisfactory credit agreement. The Company and the three lead banks are working toward a December 1998 closing, but there can be no assurance that the new credit facility will be in place before the Credit Facility expires.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

YEAR 2000

  Many existing computer systems, including hardware and software, use only the last two digits to identify a year. Consequently, as the year 2000 approaches, such systems will not recognize the difference in a year that begins with "20" rather than "19". As a result of the date change in the year 2000, if any of the Company's computer systems use only two digits to define the year, these defective systems may cause disruptions in its network operations through which the Company provides communications services to its customers and in its internal operations. Additionally, the Company is dependent upon outside sources to provide communications services to its customers and to bill its customers for such services. The greatest risk to the Company's ability to provide communications services is the failure of third-party service providers to be year 2000 compliant, especially those third-party service providers that provide local access and certain of the billing systems upon which the provision of long distance telecommunications service relies.

  The Company has established a year 2000 compliance group. The objective of the year 2000 compliance group is to eliminate disruptions as a result of the date change in the year 2000. The compliance group has developed a five-step plan to identify and repair year 2000 affected systems: (i) identify potentially date-sensitive systems, including third-party products; (ii) assess such systems for year 2000 compliance; (iii) modify, upgrade or replace non-compliant systems; (iv) test the corrected systems; and (v) deploy the corrected systems.

  The year 2000 compliance group has focused mainly on the Company's domestic operations and, to a lesser extent, on its international operations.

  In addition to reviewing its own systems, the year 2000 compliance group is submitting requests to third-party service providers to obtain information as to their compliance efforts.

  The Company currently anticipates that remediation of the systems supporting the domestic operations will be completed by December 31, 1998. Testing and deployment of corrected systems is scheduled for completion by June 30, 1999. The Company's ability to meet these target dates depends on third parties for operational testing, as well as the Company's overall efforts to integrate the operations of recently acquired businesses, including LCI. Thus, various factors, including the compliance efforts of third parties, over which the Company has no control, may affect these target dates.

  The Company is developing contingency plans in the event that the Company or any of its third-party service providers fail to be year 2000 compliant. The contingency plans are expected to be completed by June 1999.

  The Company estimates the SG&A expenses of implementing its year 2000 plan will be approximately $5.0 million to $7.0 million for the year ending
December 31, 1998. During the nine months ended September 30, 1998, the Company incurred approximately $3.0 million for the year 2000 compliance costs, included in SG&A expense. The Company expects to incur an additional approximately $10.0 million to 15.0 million in SG&A expense during the remainder of 1998 and in 1999 to implement its year 2000 plan.

                           INDUSTRY ENVIRONMENT

  Historically, the Company has operated in the $80 billion long-distance telecommunications industry. Recent legislative and regulatory activity is designed to create one telecommunications industry to encompass both long-distance and local telecommunications services. The Company intends to compete in what is estimated to be a $150 billion combined market.

  The current industry environment subjects the Company to varying degrees of regulatory oversight on both the national and state levels. There are numerous judicial and regulatory actions that are ongoing which can

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

impact the nature and degree of competition in the telecommunications industry. The Company is unable to predict the timing for resolution of these actions, or the ultimate impact of these matters on the industry and competition. The regulatory and legislative actions discussed below could impact the Company's pricing and cost structure by changing access or by generally increasing competition. The Company is unable to predict what impact these changes will have on its pricing, revenue growth or operating margin.

                           LEGISLATIVE MATTERS

  Telecommunications Act of 1996. In February 1996, the Telecommunications Act of 1996 ("the Telecommunications Act") was enacted to increase competition in the long-distance and local telecommunications industries. The legislation is intended to open competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the Regional Bell Operating Companies ("RBOCs"). The Telecommunications Act allows RBOCs to provide long-distance service between LATAs to consumers inside their local service territories only after meeting certain criteria, including a list of 14 specific "competitive checklist" requirements for opening the local market to competition. The Telecommunications Act also provides a framework for the Company and other long-distance carriers to compete with LECs by reselling local telephone service, leasing unbundled elements of the incumbent LEC networks or building new local service facilities. The Company has signed local service resale agreements with Ameritech Corporation, BellSouth Corporation and Bell Atlantic Corporation ("Bell Atlantic"). The Company has also signed an interconnection agreement with Ameritech Corporation.

  In July 1997, SBC Communications Inc. ("SBC"), followed by U S West and Bell Atlantic, filed a lawsuit in the United States District Court for the Northern District of Texas ("the District Court") challenging, on constitutional grounds, the restrictions contained in the Telecommunications Act applicable only to RBOCs. In December 1997, the District Court ruled that the RBOC-specific provisions of the Telecommunications Act were an unconstitutional bill of attainder. The FCC, AT&T, MCI WorldCom and Sprint appealed this ruling to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"), which stayed the ruling pending appeal. In September 1998, the Fifth Circuit overturned the District Court ruling and upheld the Telecommunications Act's provisions. On October 20, 1998, SBC and U.S. West petitioned the United States Supreme Court for review. If the District Court ruling is ultimately upheld, the RBOCs may be able to provide long-distance services within their local service territories much sooner than expected and without the detailed review and approval process by state regulators and the FCC that is currently required under the Telecommunications Act. If this decision were upheld, the Company expects an increase in competition for long-distance services which could result in the loss of market share and/or a decrease in operating margins. However, the Company believes that the RBOCs' and other companies' participation in the market will provide opportunities for the Company to sell fiber or lease long distance high volume capacity. The Company is unable to predict the outcome of the pending petition for review.

                            REGULATORY MATTERS

  In order to implement the Telecommunications Act, the FCC is required to undertake a variety of regulatory actions that impact competition in the telecommunications industry. Many of the actions taken by the FCC to implement the Telecommunications Act, in addition to the Telecommunications Act itself, face court challenges. Certain of these regulatory actions are described below.

  Access Charge Reform. In May 1997, the FCC issued an order designed to reform the system of interstate access charge expenses levied by LECs on long-distance service carriers. In that order, the FCC used rate reductions and presumably increased competition in interstate access in an attempt to bring interstate access

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

charges closer to actual economic cost. Various parties filed petitions for reconsideration of the order with the FCC. Some parties, including the Company, appealed the order to the Eighth Circuit, which, in August 1998, upheld the FCC's determinations. The FCC has stated that it will issue a further order designed to permit incumbent LECs to lower interstate access charges in response to competition, and has recently announced it will delay certain adjustments until July 1, 1999. The manners in which the FCC implements its approach to lowering access charge levels will have a material effect on the prices the Company and its long-distance competitors pay for originating and terminating interstate traffic. Although the ultimate outcome of the FCC actions is uncertain, the Company did expect lower access charges in 1998. This decrease, however, has been offset by increases in customer line charges and charges for the universal service fund.

  Under traditional federal regulatory policy, providers of long distance services over the Internet and companies that use IP technology to provide long distance services have been exempt from access charges. Two RBOCs recently informed carriers that provide long distance voice services over the Internet or use IP technology that they also must pay access charges on IP telephony services. This is the first effort by incumbent local exchange carriers to levy access charges on IP telephony services. Furthermore, there has been no definitive FCC determination as to treating IP telephony as a service subject to access charges. If local exchange carriers are allowed to levy access charges on IP telephony long distance service offerings, this development would increase the Company's costs to provide such services and might cause the Company to reevaluate the pricing of such services.

  Universal Service. The FCC released a companion order on universal service reform in May 1997. In accordance with the Telecommunications Act, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding would be based on all interexchange carriers' gross retail revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services were eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers would be funded by an assessment on total interstate and intrastate revenues of all interexchange carriers. The FCC stated that it intends to study the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. Several parties have filed petitions for reconsideration or judicial appeals or both of this order, many of which are still pending. Further to its study of the mechanism for support of universal service, on April 10, 1998, the FCC released a report to Congress suggesting that the FCC might, in a later proceeding, classify some kinds of "phone-to-phone" voice services using the Internet protocol as telecommunications services. Such an outcome would extend new regulatory obligations and associated costs, including the obligation to support universal service, to providers of those services. The Company is unable to predict the outcome of the further FCC proceedings or the pending judicial appeals or petitions for FCC reconsideration on its operations. The Company is required to contribute in 1998 a percentage of its gross retail revenue to the universal services fund and includes charges for these contributions in its 1998 billings.

  Deployment of Advanced Telecommunications Services. Recently, the FCC initiated two proceedings on the deployment of advanced telecommunications services (e.g., high-speed Internet access, video telephony) and the petitions filed by several entities pursuant to the Telecommunications Act of 1996. A Notice of Inquiry examines if advanced telecommunications services are being made available to consumers on a reasonable and timely basis. A Notice of Proposed Rulemaking proposes to offer incumbent local telephone companies the option to provide advanced telecommunications services through a separate affiliate on a largely deregulated basis. The Company has filed comments in both proceedings, but is unable to predict what impact these proceedings will have on the nature of competition or how advanced telecommunications services offered by LECs will be regulated.

  State Regulation. The Company's intrastate long distance telecommunications operations are subject to various state laws and regulations including, in many jurisdictions, certification and tariff filing requirements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  Generally, the Company must obtain and maintain certificates of authority from regulatory bodies in most states in which it offers intrastate services. In most of these jurisdictions the Company must also file and obtain prior regulatory approval of tariffs for its intrastate services. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. The Company is currently authorized to provide intrastate services throughout the United States. The Company intends to have authority in all states where competition is allowed.

  Those states that permit the offering of intrastate/intraLATA service by interexchange carriers generally require that end users desiring to use such services dial special access codes. Historically, this has put the Company at a competitive disadvantage compared with LECs whose customers can make intrastate/intraLATA calls simply by dialing 1 plus the desired number. If a long distance carrier's customer attempts to make an intraLATA call by simply dialing 1 plus the desired number, the call will be routed to and completed by the LEC. Regulatory agencies in a number of states have issued decisions that would permit the Company and other interexchange carriers to provide intraLATA calling on a 1 + basis. Further, the Telecommunications Act requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region interLATA services. The Company expects to benefit from the ability to offer 1 + intraLATA services in states that allow this type of dialing parity.

  Local Regulation. The Company is occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic network using municipal rights-of-way. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In addition, the Company could be at a competitive disadvantage if its competitors do not pay the same level of fees as the Company. However, the Telecommunications Act requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.

  Other. The Company monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. The Company believes that it is in compliance with such regulations, although there can be no assurance that any such discharge, disposal or emission might not expose the Company to claims or actions that could have a material adverse effect on the Company.

                            INDUSTRY STRUCTURE

  The long-distance telecommunications market is highly competitive. The principal competitive factors affecting the Company's market share are pricing, regulatory and judicial developments (as described above), customer service and diversity of services and features. The Telecommunications Act is expected to change the nature of the industry by allowing carriers other than incumbent LECs to provide local service, while permitting RBOCs to provide interLATA long-distance services. As RBOCs are allowed into the long-distance market, the Company expects competition within the industry to increase in both the long-distance and local markets.

  Several of the Company's competitors are larger and have greater financial, technical and marketing resources. In addition to the largest telecommunications companies, AT&T, MCI WorldCom and Sprint, the Company also competes with hundreds of other long-distance carriers, as well as LECs, in various types of telecommunications services. The Company's principal pricing strategy is to offer a simple, flat-rate pricing

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

structure with rates competitive with those of AT&T, MCI WorldCom and Sprint. Although the Company is prepared to respond to competitive offerings from other carriers, the Company continues to believe that its marketing and service pricing approach is competitive in retaining existing customers, as well as in obtaining new customers. The Company believes that the nature of competition will continue to change with consolidation in the industry. The telecommunications industry has experienced significant merger activity in the last year. Of the many mergers that have occurred or have been announced in the last year, the most significant include: SBC/Pacific Telesis Group, MCI/WorldCom, Inc., SBC/Southern New England Telephone Company, AT&T/Teleport Communications Group, SBC/Ameritech, AT&T/TCI and GTE/Bell Atlantic. At this time the Company is unable to predict the impact of these mergers, if any, on the Company or competition within the industry as a whole. The Company's ability to compete effectively will depend on maintaining exceptional customer service and high quality, market-responsive services at prices generally equal to or below those charged by its major competitors.

                        PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  In March, 1998 four putative class action complaints ("Complaints") against LCI, its directors and in two of these cases, Qwest, were filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"). The Complaints each made substantially the same allegations. The plaintiffs alleged that the consummation of the LCI Merger subjected LCI stockholders to the control of the Majority Shareholder. The plaintiffs further alleged that the LCI Merger constitutes a change in control of LCI and imposes heightened fiduciary duties on the members of the LCI Board to maximize stockholder value. The plaintiffs also alleged that the members of the LCI Board violated their fiduciary duties by failing to auction LCI or to undertake an active "market check" for other potential bidders. The plaintiffs had sought, among other things, to have the Court declare the suit a proper class action, enjoin the LCI Merger and require the members of' the LCI Board to auction LCI and/or conduct a "market check," and award monetary damages, together with costs and disbursements.

  On May 5, 1998, Qwest and LCI entered into a proposed settlement with the plaintiffs in the Complaints. Pursuant to the Memorandum of Understanding entered into by counsel for Qwest, LCI and the plaintiffs, Qwest and LCI agreed, among other things, to (i) include in the Joint Proxy Statement/Prospectus for the LCI Merger financial information with respect to the quarter ended March 31, 1998, (ii) request Lehman Brothers to issue an updated opinion with respect to the fairness of the LCI Merger; (iii) include in the Joint Proxy Statement/Prospectus additional disclosure regarding actions by LCI and its representatives regarding alternative business combination transactions and (iv) not oppose an application for legal fees and expenses by the plaintiffs' attorneys in the amount of not more than $410,000. Pursuant to the proposed settlement, the actions will be dismissed with prejudice and the defendants will be released from claims that were or could have been asserted in the actions. Because the Complaints are putative class actions, the proposed settlement is subject to reasonable confirmatory discovery, certification of the plaintiff class of LCI Stockholders as of March 9, 1998 through the consummation of the LCI Merger, notice to the class and Court approval. The proposed settlement does not affect the Phillips action discussed below. On June 3, 1998, the four putative class action lawsuits were consolidated by an Order of the Court and the complaint in Miri Shapiro v. William F. McConnell [sic], Julius W. Erving, Douglas M. Karp, George M. Perrin, H. Brian Thompson, John L. Vogelstein, Thomas J. Wayne [sic], LCI International, Inc. and Qwest Communications International Inc., was designated as the operative complaint in the consolidated action. Confirmatory discovery was completed in June 1998. The parties have prepared for execution a Stipulation and Agreement of Compromise, Settlement and Release. The parties also have prepared for submission to the Court a scheduling order for approval of the settlement. On November 2, 1998, the Court approved the settlement.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  On April 3, 1998, in an action captioned Lionel Phillips v. LCI International Inc. and H. Brian Thompson, the plaintiff filed a putative class action complaint in the United States District Court for the Eastern District of Virginia against LCI and H. Brian Thompson, the Chairman and Chief Executive Officer of LCI. The plaintiff brought the action purportedly on behalf of stockholders of LCI who sold LCI Common Stock between February 17, 1998 and March 9, 1998. The plaintiff alleged, among other things, that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder by making materially false and misleading statements that LCI was not for sale at a time when negotiations between Qwest and LCI regarding a potential merger were allegedly ongoing. The plaintiff sought, among other things, to have the Court declare the suit a proper class action and award damages, together with costs and disbursements. On June 25, 1998, defendants moved to dismiss the complaint on the grounds that it failed to state a claim against defendants. By Order dated July 20, 1998, the Court granted defendants' motion to dismiss the complaint but granted the plaintiff leave to amend the complaint within fifteen days. On August 4, 1998, the plaintiff filed an amended complaint and the Company again moved to dismiss the lawsuit. On September 30, 1998, the Court granted the defendant's motion to dismiss the complaint. On October 20, 1998, the plaintiff filed notice to appeal the Court's decision.

  The Company also has been named as a defendant in various other litigation matters. Management intends to vigorously defend these outstanding claims. The Company believes it has adequate accrued loss contingencies and, that although the ultimate outcome of these claims cannot be ascertained at this time, current pending or threatened litigation matters are not expected to have a material adverse impact on the Company's results of operations or financial position.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

(d)Use of Proceeds

  The Company has used approximately $187.1 million of the $319.5 million net proceeds from its initial public offering for construction of its fiber optic communications network with the remaining net proceeds temporarily invested in certain short-term investment grade securities.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 ------- ----------------------------------------------------------------------
   2.1   Agreement and Plan of Merger dated as of September 13, 1998 among
         Qwest Communications International Inc., and Icon CMT Corp.
         (incorporated by reference to Annex A of the Joint Proxy
         Statement/Prospectus included as part of the Registration Statement on
         Form S-4 filed by Qwest on September 30, 1998 (File No. 333-65095).
    27   Financial Data Schedule filed herewith

(b)Reports on Form 8-K:

  During the quarter ended September 30, 1998, the Company filed the following Current Reports on Form 8-K:

    (i) On July 8, 1998, the Company filed a Current Report on Form 8-K announcing that it would host a major investment community meeting to discuss strategic direction, operational plans and status of integration activities related to the merger of LCI International, Inc.
        and the Company.
   (ii) On July 10, 1998, the Company filed a Current Report on Form 8-K/A to amend a portion of Exhibit 99.1 to Form 8-K filed on July 8, 1998.
  (iii) On September 16, 1998, the Company filed a Current Report on Form 8-K announcing the signing of a definitive merger agreement with Icon CMT
        Corp.

                                SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          Qwest Communications International
                                          Inc., a Delaware corporation

                                                  /s/ Robert S. Woodruff

                                          By: ____________________________

                                                 ROBERT S. WOODRUFF

                                            EXECUTIVE VICE PRESIDENT--FINANCE
                                                        AND

                                               CHIEF FINANCIAL OFFICER AND
                                                     TREASURER

                                           (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

November 13, 1998

                                                                   ANNEX D

                        QWEST AND ITS SUBSIDIARIES

  The following contains certain important information related to Qwest and its subsidiaries. Except as stated in the next sentence, the information is excerpted from Amendment No. 1 to the Registration Statement on Form S-4 (File No. 49915) of Qwest filed May 13, 1998, and speaks only as of such date (or such other date as stated herein). The financial statements of SuperNet, Inc., included herein are exerpted from the Registration Statement on Form S-4 (File No. 333-46145) of Qwest filed February 12, 1998, and speak as of the date of such financial statements. None of the information contained in this Annex D speaks as of the date of the Proxy Statement/Prospectus. If there are any inconsistencies between the text of information provided elsewhere in the Proxy Statement/Prospectus and the information contained in this Annex D, you should give precedence to such other information provided elsewhere in the Proxy Statement/Prospectus.

                                BUSINESS OF LCI

  LCI is a facilities-based, telecommunications carrier that provides a broad range of voice and data transmission services to residential and business customers and other telecommunications carriers throughout the United States and to more than 230 international locations. LCI provides service to its customers through owned and leased digital fiber-optic facilities and more than 15 switches strategically located throughout the U.S. (the "LCI Network"), connecting LCI to metropolitan areas that account for 95% of U.S. call volume.

  LCI, a Delaware corporation, was incorporated in 1988 and is a holding company. LCI's operations are conducted through LCI's direct and indirect wholly owned subsidiaries, principally LCI International Management Services, Inc., LCI International Telecom Corp., and USLD Communications Corp.

  LCI's principal executive offices are located at 8180 Greensboro Drive, Suite 800, McLean, Virginia 22102, and its telephone number is 800-555-2124.

TELECOMMUNICATIONS SERVICES

  LCI provides a broad array of long distance and local telecommunications services to its customers, which include residential/small business, medium-sized and large businesses, national accounts, other interexchange carriers, government agencies and academic institutions. LCI's switched services include basic long distance or measured toll service, accessible via "1 plus" dialing or dialing a five digit access code.

  LCI has developed a marketing strategy that focuses on differentiating it through "simple, fair and inexpensive" domestic and international telecommunications service offerings in all market segments. LCI provides low, easy to understand rates that vary primarily based on the time a call is placed and not by the distance of an interstate call. Since 1991, LCI has offered flat rates to business customers. In 1992, LCI was the first to bill residential customers in six-second increments, instead of rounding up to the full minute like every major competitor. In 1997, LCI was the first to introduce Exact BillingSM to both residential and business customers, billing in single second increments, after an initial one minute call increment. In addition, LCI offers discounted evening rates beginning at 6 p.m. and does not require waiting until later hours for discounts. LCI does not attach complex conditions to the simple, fair and inexpensive service, such as minimum monthly usage or term requirements, or requiring customers to sign up other customers to earn full discounts. For commercial customers, LCI also focuses on offering a full complement of high quality, competitively priced services to small, medium-sized and large customers, including calling card services, prepaid calling cards, toll-free services, audioconferencing, frame relay data service, broadcast fax, Internet access, and specialized high-volume data transmission services. Although LCI provides long distance services to a wide range of market segments, it does not seek to compete with every service offered by competitors. LCI's strategy for competitive flexibility includes a balance across all market segments with selective service offerings.

  LCI's strategic direction is supported by growth through geographic expansion of sales presence and the LCI Network operating facilities, as well as expansion in sales channels, targeted service offerings to each market segment, and selective acquisitions. This approach is dependent on maintaining efficient, low cost operations in order to preserve pricing flexibility and operating margins. LCI has historically managed its selling, general and administrative expenses ("SG&A") at a percentage of revenue which is lower than AT&T, MCI and Sprint, LCI's three largest competitors.

TARGETED SERVICE OFFERINGS

  Residential/small business customers and medium-sized businesses primarily purchase switched services, while carriers and large commercial customers typically purchase both switched and dedicated services. Switched services, charged on a usage-sensitive basis, are telecommunications services provided to each customer through switching and transmission facilities. Private line services, a type of dedicated service, are charged on a fixed price basis for which transmission capacity is reserved for a specific customer's traffic.

  Business Services. In the quarter ended March 31, 1998 and in each of 1997, 1996 and 1995, business long distance customers, including wholesale customers, accounted for more than 70% of LCI's annual revenues. LCI has expanded its marketing to include a full range of large and small businesses throughout the United States. In 1997, LCI introduced Simply Guaranteed PlusSM for general business customers which offers an all-in-one package with guaranteed domestic rates for business customers spending between $100 and $10,000 a month. It offers a complete line of voice and data services with Exact BillingSM at rates that are, on average, 30% lower than those offered by AT&T, MCI and Sprint. In response to the fast-growing market of small and home-based businesses, LCI delivered services specially tailored to the needs of these customers through its product offering Simply BusinessSM. Unlike other plans for businesses, LCI offers plans that do not require term commitments, contracts, subscription fees or penalties. These popular commercial services have continued to be successful and have been extended to the small and medium-sized business customer. LCI's simple, fair and inexpensive philosophy also extends to pricing for international calls, with rates varying based on the originating and terminating countries.

  Another important source of revenue for LCI is the sale of transmission capacity and services to other long distance wholesalers and to resellers of long distance service. Although gross margin on some switched services sales can be lower than LCI's overall average, the service expenses associated with this segment are lower, and should result in an operating margin in line with LCI's overall average.

  LCI also offers private line telecommunications services to its business and wholesale customers, as well as increased offerings to small to medium-sized companies. Private line services are dedicated exclusively for a single customer's use and typically connect to three or four customer locations with dedicated access facilities. LCI has experienced success with its frame-relay service, FramePlusSM, and offers strict performance guarantees and new network management technologies.

  Residential Services. Within the past three years, LCI has implemented marketing and service development efforts intended to expand its share of the U.S. residential long distance market. LCI offers residential customers Exact BillingSM after the first minute for all state-to-state, international outbound, in-state, toll, residential 800 and calling card calls. Residential/small business revenue grew 30%, 125%, and 170% in 1997, 1996, and 1995, respectively, and represented approximately 30% of revenue in 1997 and 1996 and 20% of revenue in 1995. In the quarter ended March 31, 1998, such revenue grew more than 22%, as compared to the comparable period a year ago, and represented approximately 25% of revenue. The decline in residential/small business revenue growth reflects competitive pricing as well as a larger base of customers and revenue.

  In addition to its internal sales force, LCI uses a combination of other channels, such as advertising and third-party sales representatives, to market its services. For certain third-party sales representatives, compensation is paid through a combination of upfront payments and an ongoing commission based upon collected long distance revenue attributable to customers identified by the representatives. LCI retains responsibility for the customer relationship, including billing and customer service. American Communications Network, Inc. ("ACN"), a nationwide network of third-party sales representatives, continued to be the largest of LCI's sales representatives for residential/small business customers. LCI has diversified and expanded other sales channels and, as a result, channels other than ACN currently are generating more than 70% of new residential/small business sales. ACN is authorized to sell certain defined services that currently exist; new services may or may not be authorized in the future.

  LCI has experienced an increase in SG&A, such as billing, commissions and bad debt expenses, as a result of the growth in the residential/small business service line. Although, the residential/small business segment incurs higher proportional SG&A, it also provides a higher gross margin than most other segments.

  Local Services. LCI is seeking state regulatory approval to resell local services in various states, which would enable LCI to provide combined local and long distance services to existing and prospective customers. LCI is currently reselling local telecommunications service in more than 40 markets.

  LCI has extended its simple, fair and inexpensive marketing strategy to its local service offerings. Through LCI's Simply DirectSM service offering, LCI's local service customers will receive simplified rates, direct dialing for local and long distance service, 24-hour customer service, combined billing for local and long distance service and six-second incremental billing.

ACQUISITIONS

  On December 22, 1997, LCI acquired USLD in a stock-for-stock merger that was accounted for as a pooling of interests. USLD provides long distance telecommunications services, principally to business customers in the Southwest, Southeast, Pacific Northwest and Western regions of the United States. In addition, USLD offers operator services for the hospitality and payphone industries, as well as local telephone service in selected markets. LCI exchanged approximately 12 million shares of LCI Common Stock for all of the outstanding shares of USLD common stock. LCI's consolidated financial statements have been restated to include the results for USLD, as though the companies had always been a combined entity.

FACILITIES EXPANSION

  The LCI Network utilizes transmission equipment consisting of digital fiber optic transmission circuits to complete long-distance calls. In 1997, LCI entered into several agreements to extend its owned fiber-optic network throughout several geographic areas of the United States. LCI purchased 3,100 route miles from Chicago to Los Angeles, via Dallas. The route miles from Chicago to Dallas were paid for and delivered in the third quarter of 1997 with the remaining miles from Dallas to Los Angeles expected for delivery in the first half of 1998. LCI also purchased a position in 729 route miles from Cleveland to New York and 1,925 route miles between Washington D.C. and Dallas. Delivery of the route miles is expected in the first half of 1998. In addition, LCI has entered into an agreement to swap fiber along routes with excess capacity in exchange for fiber from New York to Baltimore, which completes a strategic fiber ring for the LCI Network. Adding to the 1,400 route miles within the central Midwest region of the United States, LCI will have more than 8,500 route miles of owned network capacity. LCI provides nationwide long-distance telecommunications services primarily through the entire LCI Network, which includes both owned and leased digital fiber optic transmission facilities spanning the continental United States. LCI expects increased costs during the transition to the new owned facilities during 1998, but expects a lower cost of services after the transition and as a result of the LCI Network synergies. LCI will continue to evaluate the best options to expand its network capacity through leased or owned facilities.

  In 1997, LCI opened sales offices in Denver, Boston, Los Angeles, Tampa, and Fort Lauderdale. The offices added with the acquisition of USLD expanded LCI's coverage into the Southwest, West, and Pacific Northwest. As of the end of 1997, LCI has more than 60 direct sales offices.

LEGISLATIVE MATTERS

  Telecommunications Act of 1996. In February 1996, the Telecommunications Act of 1996 (the "Act") was enacted to increase competition in the long-distance and local telecommunications industries. The legislation is intended to open competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the RBOCs. The Act allows RBOCs to provide inter-LATA long-distance voice and data services to consumers inside their local service territories only after meeting certain competitive criteria, including a list of 14 specific "competitive checklist" requirements for opening the local market to competition.

  The Act provides a framework for LCI and other long-distance carriers to compete with LECs by reselling local telephone service, leasing unbundled elements of the incumbent LEC networks or building new local service facilities. LCI has signed local service resale agreements with Ameritech Corporation ("Ameritech"), BellSouth Corporation ("BellSouth") and Bell Atlantic Corporation ("Bell Atlantic"). LCI has also signed an interconnection agreement with Ameritech and is currently in formal interconnection negotiations with several other LECs for interconnection agreements. LCI intends to vigorously compete in the local service market and is currently providing local service to customers on a bundled resale basis. LCI is also evaluating providing local service through the recombination of unbundled network elements; however, a recent court ruling does not require the LECs to recombine the various network elements on behalf of local service competitors. LCI could also decide in the future to build, or otherwise acquire, local service facilities or use a competitive LEC other than incumbent LECs (such as the RBOCs or GTE) to provide local service. LCI's decision on the timing and method of providing local service is dependent on the economic viability and profitability of the available options, the resolution of various operational issues, and the outcome of several pending regulatory and judicial proceedings. See "--Regulatory Matters--Local Competition Order".

  In July 1997, SBC Communications Inc. ("SBC"), followed by US WEST Communications ("US West") and Bell Atlantic filed a lawsuit in the United States District Court for the Northern District of Texas (the "District Court") challenging, on constitutional grounds, the restrictions contained in the Act applicable only to RBOCs. The plaintiffs sought both a declaratory judgment and an injunction against the enforcement of the challenged provisions. On December 31, 1997, the District Court ruled that the RBOC-specific provisions of the Act were an unconstitutional bill of attainder. The FCC, AT&T, MCI and Sprint have appealed this ruling to the United States Court of Appeals for the Fifth Circuit and requested a stay of this ruling pending the outcome of the appeal. On February 11, 1998, the District Court granted a stay, pending appeals. If the ruling is ultimately upheld, the RBOCs will likely be able to provide long-distance services within their local service territories much sooner than expected and without first undergoing the kind of detailed review by state regulators and the FCC that is currently required under the Act. If this decision were upheld, LCI expects to see a significant increase in competition in long-distance services which could result in the loss of market share and/or a decrease in operating margins. LCI is unable to predict the outcome of the pending appeal.

  In addition, Congress is considering several amendments to the Act. Congress is considering reducing or eliminating the statutory requirements that RBOCs must meet prior to entering the in-region, inter-LATA market. In addition, Congress is considering legislation that would impose increased verification requirements when a customer switches to a new long-distance carrier and would increase the penalties for violations of the verification requirements. LCI cannot predict whether these amendments will be passed.

REGULATORY MATTERS

  In order to implement the Act, the FCC is required to undertake a variety of regulatory actions that impact competition in the telecommunications industry. Many of the actions taken by the FCC to implement the Act--as well as the Act itself--face court challenges. Certain of these regulatory actions are described below.

  Local Competition Order. In August 1996, the FCC adopted a local competition order (the "Local Competition Order") which established a minimum national framework related to the manner in which companies wanting to provide local service could interconnect with the LECs. The Local Competition Order covered several important interconnection issues, including the purchase of unbundled local network elements, resale discounts and arbitration procedures between incumbent LECs and competitive local exchange carriers.

  Several states, companies, associations and other entities appealed the Local Competition Order. On July 18, 1997, the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") overturned on jurisdictional grounds many of the rules established in the Local Competition Order, including the pricing of interconnection, resale and unbundled network elements. In addition, the Eighth Circuit overturned the "pick-and-choose" rule, which would have allowed potential competitors to receive the benefit of the most favorable provisions contained in a LEC's interconnection agreements with other carriers. On October 14, 1997, the Eighth Circuit further overturned the FCC's rules pertaining to the unbundled network elements platform. The Eighth Circuit concluded that the FCC's rules prohibiting a LEC from separating network elements that are currently combined in the incumbent LEC's network are contrary to the Act. The FCC and others filed a petition for a writ of certiorari asking the United States Supreme Court to accept the case and consider the merits of various appeals. In addition, several incumbent LECs filed cross petitions with the Supreme Court requesting review of the Eighth Circuit's decision to uphold certain of the FCC's rules regarding resale and unbundled network elements. On January 26, 1998, the Supreme Court announced that it will hear the appeals from the Eighth Circuit.

  The Eighth Circuit's decisions substantially limit the FCC's jurisdiction and expand the jurisdiction of state regulators to establish and enforce rules governing the development of local competition. If the Eighth Circuit's decisions are upheld, it is likely that over time the rules governing local competition will vary substantially from state to state. If a patchwork of state regulations were to develop, it could make competitive entry in some markets difficult and expensive and could increase the costs of regulatory compliance associated with local entry. If the Supreme Court were to uphold the Eighth Circuit ruling, it could negatively affect LCI's ability to offer competitive local service and increase the costs associated with local service. LCI cannot predict the outcome of the current appeals to the Supreme Court.

  RBOC Applications to Provide In-Region Inter-LATA Long-Distance. Throughout 1997, various RBOCs applied to the FCC for authority to provide in-region inter-LATA service. The FCC denied these in-region applications for various reasons, including that the RBOCs have not demonstrated compliance with the competitive checklist or the other safeguards of the Act. BellSouth and SBC have appealed the denial of their applications, by the FCC to provide long distance service within the states of Louisiana and South Carolina and Oklahoma, respectively. On March 20, 1998, the United States Court of Appeals for the D.C. Circuit (the "D.C. Circuit") upheld the FCC's rejection of SBC's application. Several appeals by RBOC's and in region inter-LATA applications are still pending. LCI is unable to predict when one or more RBOCs may be actively competing in the long distance market, but expects that when able to compete, RBOCs will gain a significant market share.

  On April 6, 1998, the Chairman of the New York Public Service Commission outlined a series of tests and conditions that Bell Atlantic has agreed to meet prior to seeking approval from the FCC to provide long distance service within New York. The conditions agreed upon by Bell Atlantic include among others; access to unbundled network elements, including the network elements platform, for a period of four to six years; however, after that period competitive local exchange carriers ("CLECs") will still have access to the network elements platform by recombining the network elements themselves; third party testing of operational support systems ("OSS") supervised by the FCC and the Department of Justice; and terms and conditions under which CLECs will be able to connect their facilities with Bell Atlantic. Once Bell Atlantic has met the conditions set forth in their pre-filing document, they still must seek approval from the New York Public Service Commission and the FCC for authority to provide in-region long distance service in New York. LCI is unable to predict when Bell Atlantic will be able to comply with the conditions set forth in its pre-filing document or the impact on the market if Bell Atlantic's application is approved.

  Access Charge Reform. In May 1997, the FCC issued an order designed to reform the system of interstate access charge expenses levied by LECs on long-distance service carriers. In the May order, the FCC decided to rely on a combination of prescriptive rate reductions and increased competition in interstate access to bring interstate access charges closer to actual economic cost. The FCC has stated that it will issue a further order designed to permit incumbent LECs to lower interstate access charges in response to competition. The manner in which the FCC implements its approach to lowering access charge levels will have a material effect on the prices LCI and its long-distance competitors pay for originating and terminating interstate traffic. Various parties have filed petitions for reconsideration of the May order with the FCC. Some parties, including LCI, have appealed the May order to the Eighth Circuit, which heard oral arguments on January 15, 1998. LCI cannot predict when the Eighth Circuit will issue a ruling on LCI's appeal. Although the ultimate outcome of the May order and resulting court actions is uncertain, LCI does expect lower access charges in 1998. This decrease, however, is expected to be offset by increases in customer line charges and charges for the universal service fund. It is possible that either federal statutory or regulatory changes will mandate that the increase in universal service payments made by long-distance carriers are completely offset by reductions in interstate access charges.

  Payphone Compensation. In September 1996, the FCC adopted rules to implement the Act's requirement to fairly compensate payphone service providers. This order included a specific fee to be paid to each payphone service provider by long-distance carriers and intra-LATA toll providers (including LECs) on all "dial-around" calls, including debit card and calling card calls. In orders released in July and September 1997, the D.C. Circuit vacated and remanded some of the FCC rules. In October, 1997, the FCC established a default per-call rate of $0.284 for a two-year period to respond to the D.C. Circuit. The FCC's action will increase LCI's costs to carry certain calls that originate from payphones. This decision has been appealed by several parties. In the quarter ended March 31, 1998, LCI implemented billing procedures to charge its customers for the expected cost of these calls. In light of this appeal and any court action in these proceedings, LCI is unable to predict the ultimate impact this decision will have on LCI.

  Petition for Expedited Rulemaking. In May 1997, LCI and the Competitive Telecommunications Association ("CompTel") jointly filed a petition for expedited rulemaking requesting that the FCC establish performance standards for incumbent LECs to meet the OSS requirements of the Act and applicable FCC regulations. The OSS requirements are critical in ensuring that access to the incumbent LECs' internal systems is provided at a level of quality consistent with services incumbent LECs provide to themselves. In its petition, LCI proposed that an industry group consisting of local and long-distance carriers, trade associations and regulators be given approximately nine weeks to establish measurement categories, measurement formulas and default performance intervals for several OSS categories. In June 1997, the FCC issued a public notice requesting comments on LCI's petition. Numerous parties, including the California Public Service Commission, the Wisconsin Public Service Commission and the National Association of Regulatory Utilities Commissioners, have filed comments in support of LCI's petition. On April 17, 1998, the FCC issued a notice of proposal rulemaking regarding OSS requirements based on LCI's petition. At this time, LCI is unable to determine the action of this proceeding.

  Universal Service. In May 1997, the FCC released an order establishing a significantly expanded federal telecommunications subsidy regime. Providers of interstate telecommunications services, such as LCI, as well as certain other entities, must pay to subsidize services for schools, libraries and rural health care providers as well as services for low-income consumers and consumers living in high-cost areas. LCI's share of the federal subsidy will be based on its market share of defined telecommunications services and certain defined telecommunications end user revenues. The order has resulted in an increase of LCI's total obligation, but LCI anticipates that such increase will be billed to the customer. Several parties have appealed the May 1997 order, and those appeals have been transferred and consolidated in the United States Court of Appeals for the Fifth Circuit.

  Detariffing. In October 1996, the FCC issued an order that non-dominant interexchange carriers will no longer be permitted to file tariffs for interstate domestic long-distance services. Under the terms of the FCC order, detariffing would be mandatory after a nine-month transition period. Interexchange carriers would still be required to retain and make available information as to the rates and terms of the services they offer. The FCC's order was appealed by several parties and, in February 1997, the D.C. Circuit issued a stay preventing the rules from taking effect pending judicial review. LCI is currently unable to predict what impact the FCC's order will have on LCI or the telecommunications industry if the mandatory detariffing rules take effect.

  Operator Services. On January 29, 1998, the FCC released an order requiring operator service providers ("OSPs") to put in place a process for customers to determine the cost of making 0+ calls from payphones and other public phones prior to making such calls. The new disclosure rules, which are scheduled to take effect on July 1, 1998, may increase the amount of operator staff time needed to provide cost information to customers, which consequently may increase the cost of LCI's OSP activities.

  Local Service. LCI is seeking state approval to resell local services in various states, which would enable LCI to provide combined local and long-distance services to existing and prospective customers. Presently, LCI has received approval to resell local service in 37 states and the District of Columbia, and has applications pending to resell local service in another seven states. LCI is currently reselling local telecommunications service in more than 40 markets.

  To date, LCI's efforts to provide local resale service have not been profitable. LCI continues to identify and evaluate alternatives to reselling incumbent LEC service, such as purchasing service from competitive access providers and investments in local facilities-based providers. On January 22, 1998, LCI filed a petition with the FCC that identified three critical barriers to local competition, including the absence of a nondiscriminatory OSS, no practical and efficient unbundled network elements, and pricing that discriminates in favor of the RBOC's own retail operations. To mitigate discrimination, the petition recommends that the RBOCs be given the option to separate into wholesale and retail units. The wholesale units would be required to provide comparable service to new local service providers, such as LCI, and the RBOC's retail operations. In return, the RBOC would benefit from a rebuttable presumption in favor of granting in-region inter-LATA authority. On January 26, 1998, the FCC issued a public notice seeking comments on LCI's Petition. In February 1998, the Illinois Commerce Commission initiated a notice of inquiry into LCI's proposal, and the Oklahoma Corporation Commission opened a notice of inquiry into the status of local telephone exchange competition and asked for input on the issue of structural separation. On April 17, 1998, the FCC issued a notice of proposed rulemaking regarding OSS requirements based on LCI's petition. At this time, LCI is unable to determine the outcome of this proceeding.

  Impact of Regulatory Issues. The regulatory actions discussed above could impact LCI's pricing and cost structure by changing access, per-line and pay phone charges or other costs, or by generally increasing competition. LCI is unable to predict what impact these changes will have on its pricing, revenue growth or operating margin.

EMPLOYEES

  At December 31, 1997, LCI had more than 3,900 full-time employees, none of whom were subject to any collective bargaining agreement.

PROPERTIES

  Currently, LCI's corporate headquarters are located in McLean, Virginia, where it leases space for general and administrative functions as well as a sales office under a lease expiring in March 2004. During 1996, LCI entered into an operating lease agreement for the rental of a new corporate headquarter being developed in Arlington, Virginia. This agreement has a three-year lease term with two options to renew for one year each. The property is owned by an unrelated entity that is leasing the facility to LCI. LCI plans to occupy the building in June 1998. In addition, LCI leases office space in Dublin, Ohio, a suburb of Columbus, for certain LCI Network operations as well as administrative and marketing offices. Office space is leased in three buildings: two under capitalized leases expiring in 2005 and 2012, respectively; and an operating lease, which expires in 2001. LCI leases more than 80 properties for its offices, switching and other facilities. Properties leased by LCI for general office space are generally available at fair market rentals in all of the locations in which LCI operates. LCI's growth and ability to operate have not been constrained by a lack of suitable office space.

LEGAL PROCEEDINGS

  LCI has been named as a defendant in various litigation matters incident to the character of its business. LCI's management intends to vigorously defend these outstanding claims. LCI believes it has adequate accrued loss contingencies and that current or threatened litigation matters will not have a material adverse impact on LCI's results of operations or financial condition. See also "PLAN OF MERGER--Litigation."

                   SELECTED HISTORICAL FINANCIAL DATA OF LCI

  The selected data presented below under the captions "Income Statement Information" and "Balance Sheet Information" as of the end of and for each of the years in the five-year period ended December 31, 1997 and as of March 31, 1998 and 1997, and for the three months ended March 31, 1998 and 1997, have been taken or derived from the historical Consolidated Financial Statements of LCI. Consolidated Financial Statements of LCI as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere in this Joint Proxy Statement/Prospectus. The information set forth below should be read in conjunction with the discussion under "LCI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF LCI" and the Historical Consolidated Financial Statements of LCI and the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus.

                   SELECTED HISTORICAL FINANCIAL DATA OF LCI
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                    THREE MONTHS
                                                                        ENDED
                                 YEARS ENDED DECEMBER 31,             MARCH 31,
                         ------------------------------------------ -------------
                         1993(1)  1994(1)   1995  1996(1)  1997(1)   1997   1998
                         -------  -------  ------ -------- -------- ------ ------
INCOME STATEMENT
 INFORMATION:
  Revenues.............. $431.2   $589.5   $824.3 $1,303.9 $1,641.7 $367.8 $447.7
  Income (loss) from
   continuing
   operations........... $ (4.4)  $  5.4   $ 48.5 $   63.0 $   31.3 $ 21.9 $ 29.2
  Income (loss) per
   common share from
   continuing
   operations(2)........ $(0.27)  $(0.01)  $ 0.53 $   0.64 $   0.32 $ 0.22 $ 0.29
  Shares used in
   calculating per share
   data.................   55.3     76.2     92.2     99.2     99.1   98.5  101.8

                                    AS OF DECEMBER 31,             AS OF MARCH 31,
                         ---------------------------------------- -----------------
                         1993(1) 1994(1)  1995    1996     1997     1997     1998
                         ------- ------- ------ -------- -------- -------- --------
BALANCE SHEET
 INFORMATION:
  Book value per common
   share(3)............. $ 2.94  $ 3.13  $ 4.77 $   5.51 $   5.75 $   5.58 $   6.15
  Total assets.......... $443.2  $574.3  $896.6 $1,053.4 $1,353.5 $1,081.5 $1,398.7
  Long-term debt........ $102.5  $162.6  $291.3 $  252.3 $  412.7 $  260.2 $  394.9
  Stockholders' equity.. $234.4  $254.1  $416.0 $  490.2 $  551.8 $  518.4 $  598.8

--------
(1) Includes write-off of assets, loss of contingency expenses and restructuring charges of $54.1 in 1997, $15.8 in 1996, $62.5 in 1994 and $13.8 in 1993.
(2) Income (loss) from continuing operations per common share are presented on a diluted basis.
(3) Assumes that the conversion of LCI preferred stock into 12.1 million shares of LCI Common Stock occurred in 1993.

            LCI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with LCI's audited Consolidated Financial Statements and unaudited interim financial statements and the notes thereto, appearing elsewhere in this Joint Proxy
Statement/Prospectus.

  LCI is a facilities-based telecommunications carrier that provides a broad range of domestic and international telecommunications services, including long-distance, data and local services. LCI targets all markets--retail and wholesale businesses, residential and local--and sells through a variety of channels, including an internal sales force and external channels. LCI serves its customers primarily through owned and leased digital fiber-optic facilities, including switches strategically located throughout the United States. Collectively, these facilities constitute the LCI Network.

INDUSTRY ENVIRONMENT

  Historically, LCI has operated in the $80 billion long-distance telecommunications industry. Recent legislative and regulatory activity is designed to create one telecommunications industry to encompass both long-distance and local telecommunications services. LCI intends to provide combined local and long-distance services to compete in what is estimated to be a $150 billion combined market.

  The current industry environment subjects LCI to varying degrees of regulatory oversight on both the national and state levels. There are numerous judicial and regulatory actions that are ongoing which can impact the nature and degree of competition in the telecommunications industry. LCI is unable to predict the timing for resolution of these actions, or the ultimate impact of these matters on the industry and competition. In addition, these regulatory and legislative actions could impact LCI's pricing and cost structure by changing access, per-line and payphone charges, or by generally increasing competition. LCI is unable to predict what impact these changes will have on its pricing, revenue growth or operating margin. See "BUSINESS OF LCI-- Legislative Matters" and "--Regulatory Matters."

INDUSTRY STRUCTURE

  The long-distance telecommunications market is highly competitive. The principal competitive factors affecting LCI's market share are pricing, regulatory and judicial developments (as described above), customer service and diversity of services and features. The Act is expected to change the nature of the industry by allowing carriers other than incumbent LECs to provide local service, while permitting RBOCs to provide inter-LATA long-distance services. As RBOCs are allowed into the long-distance market, LCI expects competition within the industry to increase in both the long-distance and local markets.

  Several of LCI's competitors are larger and have greater financial, technical and marketing resources. In addition to the largest telecommunications companies, AT&T, MCI and Sprint, or the "Big Three," LCI also competes with hundreds of other long-distance carriers, as well as LECs, in various types of telecommunications services. LCI's principal pricing strategy is to offer a simple, flat-rate pricing structure with rates competitive with those of the Big Three. Although LCI is prepared to respond to competitive offerings from other carriers, LCI continues to believe that its Simple, Fair and Inexpensive SM marketing and service pricing approach is competitive in retaining existing customers, as well as in obtaining new customers. In 1997, LCI introduced Exact Billing SM, a differentiator that neither the Big Three nor any other nationwide long-distance carrier offers, giving LCI a competitive advantage in some markets. LCI believes that the nature of competition will continue to change with consolidation in the industry. LCI's ability to compete effectively will depend on maintaining exceptional customer service and high quality, market-responsive services at prices generally equal to or below those charged by its major competitors.

  Industry Mergers. The telecommunications industry has experienced significant merger activity in the last year. Of the many mergers that have occurred or have been announced in the last year, the most significant include: LCI with Qwest, Bell Atlantic with NYNEX CableComms Group Inc. ("NYNEX"); SBC with Pacific Telesis Group ("PacTel"); MCI with WorldCom; SBC with Southern New England Telephone Company; AT&T with Teleport; and, more recently, SBC with Ameritech. To date, only the Bell Atlantic/NYNEX and SBC/PacTel mergers have received federal and state regulatory approvals. At this time LCI is unable to predict the impact of these mergers, if any, on LCI or competition within the industry as a whole.

GENERAL--RESULTS OF OPERATIONS

  LCI's revenues primarily consist of switched and private line revenues. Switched revenues are a function of switched minutes of use ("MOUs") and rate structure (rates charged per MOU), which are based on LCI's customer and service mix. Private line revenues are a function of fixed rates that do not vary with usage. LCI's cost of services consists primarily of expenses incurred for origination, termination and transmission of calls through LECs and over the LCI Network.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997

  REVENUES. Revenues for the three months ended March 31, 1998 increased 22% to $448 million on 3.5 billion MOUs as compared to $368 million on 2.9 billion MOUs for the three months ended March 31, 1997. The following table provides further information regarding LCI's revenues:

                                                                 THREE MONTHS
                                                               ENDED MARCH 31,
                                                              ------------------
                                                              1998  1997  CHANGE
                                                              ----- ----- ------
      Total Revenues (in millions)........................... $ 448 $ 368   22%
      MOUs (in billions).....................................   3.5   2.9   21%
      Switched Revenue per MOU(1)............................ $.120 $.118    2%

     --------

      (1) Switched revenue divided by MOUs

  Revenues from business customers increased in excess of 21% for the three months ended March 31, 1998 over the comparable period in 1997, and represented approximately three-fourths of LCI's total revenues. Residential/small business revenues represented approximately one-fourth of total revenues and increased in excess of 22% for the three months ended March 31, 1998 compared to the same period in 1997. Growth in international service revenues across all revenue service lines was approximately 68% for the three months ended March 31, 1998, compared to the same period in 1997.

  LCI experienced an increase in average revenue per MOU for the three months ended March 31, 1998, as compared to the same period in 1997. Revenue per MOU reflects changing cost of services, changes in the mix of services by market segments and competitive pricing. LCI's growth in various segments, which have different rate structures and generate different gross margins, has changed its revenue mix and consequently impacted the average revenue per MOU. The increase in revenue per MOU also reflects the impact of certain changes in access charges in 1998 that have been reflected in billings to its customers.

  LCI uses a variety of channels to market its services. In addition to its internal sales force, LCI uses a combination of other channels, such as advertising and third party sales agents. For certain third party sales agents, compensation is paid to agents in the form of an ongoing commission based upon collected long distance revenue attributable to customers obtained through the agents. LCI retains responsibility for the customer relationship, including billing and customer service. ACN, a nationwide network of third party sales agents, continued to be the largest of LCI's sales agents for residential/small business customers. LCI does, however, continue to expand its sales presence across the country using a variety of channels.

  GROSS MARGIN. LCI's gross margin increased 27% to $189 million for the three months ended March 31, 1998 from $149 million for the three months ended March 31, 1997. During the first quarter of 1998, gross margin as a percentage of revenue increased to 42% from 40% for the same period in 1997. The increase as a percentage of revenue reflects efficiencies gained as LCI expands its owned fiber network and traffic is moved from current leased facilities to the new owned facilities. In addition, the improvement in gross margin as a percentage of revenue reflects a favorable change in the mix of LCI's services from wholesale to commercial and residential/small business. LCI continues to evaluate strategies to reduce its cost of services and improve the reliability and efficiency of the LCI Network.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 26% to $106 million for the three months ended March 31, 1998, as compared to the same periods in 1997. As a percentage of revenues, selling, general and administrative expenses were 24% for the three months ended March 31, 1998, as compared to 23% for the same period in 1997. The increase in selling, general and administrative expenses is due to the expansion of LCI's geographic sales presence, entrance into the local service market, and temporarily, due to acquisition integration activity. The increase also reflects the slow down of wholesale revenue which carries a lower selling, general and administrative burden as compared to commercial revenue, which became a larger part of the revenue mix.

  LCI's selling, general and administrative expense increases year-over-year were substantially impacted by payroll and commissions. Payroll expenses increased 31% for the three months ended March 31, 1998, as compared to the same period in 1997. LCI experienced increases in the number of employees from acquisitions and the expansion of the sales and customer support infrastructure.

  The increase in selling, general and administrative expenses includes a 30% increase in commission expense for the three months ended March 31, 1998 over the comparable prior period. The increase in commission expense is attributable to the growth in commercial and residential/small business revenue, which carry a higher commission rate than wholesale revenue.

  DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the three months ended March 31, 1998 was $27 million, a 29% increase over the same period in 1997. The increase reflects the investments made in infrastructure for sales, customer service and other service delivery systems in support of LCI's growth in revenues and MOUs. LCI anticipates that depreciation and amortization will continue to increase due to investments in new technology, as well as the expansion of the owned portion of the LCI Network. The increase in depreciation and amortization for the additional LCI Network facilities is expected to continue into the fourth quarter of 1998, but should be offset by a decrease in the cost of the leased LCI Network which is reflected in cost of services. Depreciation and amortization expense as a percentage of revenues was a consistent 6% for the three months ended March 31, 1998 and 1997.

  OPERATING INCOME. Operating income increased 27% to $56 million for the three months ended March 31, 1998, over the same period in 1997. As a percentage of revenues, operating income was 13% for the three months ended March 31, 1998, compared to 12% for the same period in 1997. The increase in operating income as a percentage of revenue reflects operating efficiencies and management of LCI's cost structures.

  INTEREST AND OTHER EXPENSE, NET. Interest and other expense, net of capitalized interest, increased to $8 million for the three months ended March 31, 1998, compared to $7 million for the same period in 1997. This increase is primarily due to an increase in interest expense as a result of the higher long-term debt balance when compared to the average debt balance for the period a year ago.

  INCOME TAX EXPENSE. Income tax expense was $19 million for the three months ended March 31, 1998 as compared to $15 million for the same period in 1997. The increase in income tax expense resulted from the increase in the growth in earnings before taxes. LCI analyzes and adjusts its effective tax rate, if necessary, on a quarterly basis.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  REVENUES. In 1997, total revenues increased 26% to $1.6 billion, compared to $1.3 billion in 1996. Total revenues in 1996 increased 58% from $824 million in 1995. Revenues for all periods presented are reduced by estimated allowances for credits and uncollectible accounts (sales allowance).

  Revenues from business customers increased approximately 25% during 1997, as compared to approximately 42% and 26% during 1996 and 1995, respectively. Business revenues represented in excess of 70% of LCI's total revenues in 1997. The decline in business revenue growth rates are the result of current competitive pricing and acquisition revenue in 1996 and 1995. Residential/small business revenues increased approximately 30% in 1997, compared to approximately 125% in 1996 and 170% in 1995, and represented nearly 30% of total revenues for 1997. Growth in international service revenues across all revenue service lines was more than 80% in 1997, compared to more than 100% in both 1996 and 1995. The decline in residential/small business and international revenue growth rates reflect both competitive pricing and LCI's larger base of customers and revenue. LCI's growth rates remain substantially higher than the general industry growth rates.

  LCI experienced a 6% decrease year-over-year in revenue per MOU for 1997, compared to a 4% and 2% decrease in 1996 and 1995, respectively. Revenue per MOU is affected by several factors, including competitive pricing and the mix of services, market segments and regions. The growth in business and international service volumes, as measured in MOUs, exceeded the growth in revenue due to competitive pricing pressures, changes in the mix of services and changes in the mix of international country traffic. LCI's growth in various segments, which have different rate structures and generate different gross margins, has changed its revenue mix and consequently impacted average revenue per MOU.

  In addition to its internal sales force, LCI uses a combination of other channels, such as advertising and third-party sales representatives, to market its services. For certain third-party sales representatives, compensation is paid through a combination of upfront payments and an ongoing commission based upon collected long-distance revenue attributable to customers identified by the representatives. LCI retains responsibility for the customer relationship, including billing and customer service. ACN continued to be the largest of LCI's sales representatives for residential/small business customers. LCI has diversified and expanded other sales channels and, as a result, channels other than ACN currently are generating more than 70% of new residential/small business sales.

  GROSS MARGIN. LCI's gross margin increased 25% to $656 million in 1997 from $526 million in 1996. Gross margin in 1996 increased 60% from $328 million in 1995. The following table provides information regarding gross margin:

                                                            1997    1996   1995
                                                           ------  ------  ----
                                                             (IN MILLIONS)
      Revenues............................................ $1,642  $1,304  $824
      Cost of services....................................    986     778   496
      Gross margin........................................ $  656  $  526  $328
      Gross margin %......................................   40.0%   40.3% 39.8%

  Gross margin as a percentage of revenue remained relatively flat in 1997, reflecting several market conditions. LCI experienced a shift in the revenue mix to higher volume customers with a lower gross margin per MOU, and continued competitive pricing pressures existed in all market segments. The domestic market has seen a significant rate decline due to forward pricing, or pricing reductions that anticipated access charge reductions. Access charge reform lowered access charges on January 1, 1998; however, this is expected to be offset by higher customer line charges and increased costs for universal service funding. LCI expects that the impact of access reform will not significantly impact the cost of providing service.

  LCI continues to evaluate strategies for reducing its cost of services. These strategies include using its owned fiber-optic capacity and gaining access to fiber-optic and broadband capacity through contract negotiations or other arrangements with carriers. LCI's substantial fiber expansion will continue into early 1998 and will temporarily result in redundant facilities and increased costs while traffic is migrated from current leased facilities to the new owned facilities. In addition, while awaiting delivery of the fiber in 1998, LCI is continuing the current LCI Network expansion on a temporary leased basis. The increased cost of these leased facilities has pressured gross margin; however, after delivery of the fiber, these temporary leased facilities will no longer be needed in the LCI Network. The transition from the current and incremental leased facilities to LCI's owned facilities will occur throughout 1998.

  Expansion of the fiber capacity will require only minimal incremental costs. As a result, as LCI's volume grows, costs per MOU are expected to decline. In addition, the LCI Network expansion allows LCI to begin to compete more aggressively and to accelerate the growth of data and private line services. The costs associated with the growth of these services are primarily embedded in the fixed cost of the owned LCI Network and should allow LCI to improve overall gross margins. The historical results as restated do not reflect synergies LCI expects to realize from the transition of USLD traffic to the owned LCI Network or the significant cost reductions from the fiber expansion. The expected owned LCI Network synergies will occur primarily in the second half of 1998 and should lower cost of services.

OPERATING EXPENSES AND OPERATING INCOME

                                                               1997  1996  1995
                                                               ----  ----  ----
                                                               (IN MILLIONS)
Gross margin.................................................. $656  $526  $328
Selling, general and administrative expenses..................  408   305   193
Merger charges................................................   45    --    --
Restructuring charges.........................................    9    16    --
Depreciation and amortization.................................   96    75    54
Operating income.............................................. $ 98  $130  $ 81
As a percent of revenue:
Gross margin.................................................. 40.0% 40.3% 39.8%
Selling, general and administrative expenses.................. 24.8% 23.4% 23.4%
Merger charges................................................  2.7%  --    --
Restructuring charges.........................................  0.6%  1.2%  --
Depreciation and amortization.................................  5.8%  5.8%  6.6%
Operating income..............................................  6.0% 10.0%  9.8%

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 34% to $408 million in 1997, and increased 58% to $305 million in 1996 from $193 million in 1995. As a percentage of revenues, SG&A expenses were 24.8% in 1997 and 23.4% for both 1996 and 1995. SG&A expenses increased in 1997 due to several one-time charges, which are discussed below.

  LCI's SG&A expenses are affected primarily by payroll and commissions. Payroll expenses increased 28%, 46% and 34% in 1997, 1996 and 1995, respectively. Payroll expenses represented approximately 7% of revenue in each of the years 1997, 1996 and 1995. In 1996 and 1995, LCI experienced increases in the number of employees from LCI's acquisitions and the expansion of the sales and customer support infrastructure. For each of the years 1997, 1996 and 1995, commission expenses represented approximately 6% of revenue and grew in proportion to revenue growth for the same periods. Residential/small business revenue related to third-party sales agents was the primary driver of the dollar increase in commission expense. The costs incurred for third-party commissions primarily replace other variable marketing and selling expenses for this revenue segment.

  Included in SG&A for 1997 was $35 million of costs that LCI does not expect to continue. This primarily included strengthening the allowance for doubtful accounts for the combined customer base of LCI and USLD through a $21 million charge. This charge was required as a result of several large customers that either filed bankruptcy or were identified at risk for collection during the fourth quarter of 1997; reserve strengthening for RBOC uncollectible rates; and increased credits associated with LCI's conversion to its in-house billing system for residential/small business customers. The one-time charges also included approximately $6 million of costs for the write-off of assets associated with the $300 million investment in the LCI Network as LCI moves from a primarily leased to a primarily owned network. The remaining charges were for the write-off of certain assets, and one-time charges related to salary and commissions expenses and other miscellaneous items.

  LCI anticipates an incremental increase in SG&A expenses with the continued expansion of its geographic sales presence, and expansion in the data and local services markets. LCI's efforts to resell services in the local services market have not been profitable due to pricing discrimination and other difficulties with the LECs, as well as the uncertain regulatory and judicial proceedings governing the provision of local service. LCI expects continued increases in SG&A expenses to correspond with growth in the residential/small business segment, which incurs higher proportional costs, but also provides a higher gross margin than other segments. LCI continues to expand its growth geographically, in market segments and services, and actively manages LCI's investment in and expected profitability of this growth. SG&A expenses should be positively impacted by efficiencies resulting from the integration of USLD's operations, which should be realized in the second half of 1998.

  MERGER CHARGE. During 1997, LCI recorded a charge of $45 million in connection with the merger of USLD. The merger charge included $7 million for direct transaction costs, including fees for investment bank and other professional fees, $31 million for the elimination of redundant facilities and the write-off of assets, and $7 million for employee severance and termination costs.

  RESTRUCTURING CHARGE. Restructuring costs of $9 million were recorded in 1997, which included $8 million for the move to a new corporate headquarters and for employee severance costs, and $1 million for the resignation of USLD's former chairman of the board of directors.

  During 1996, USLD recorded a $13 million charge for the spin-off of its billing clearinghouse and information management services business ("Billing") and $3 million for restructuring costs associated with the consolidation of support functions and the write-off of certain assets.

  DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense ("D&A") for 1997, 1996 and 1995 increased 28%, 39% and 20% year-over-year, respectively. The increase reflects the investments made in infrastructure for sales, customer service and other service delivery systems in support of LCI's growth in revenues and MOUs, as well as additional amortization expenses from acquisitions. D&A as a percentage of revenues was consistent at 5.8% in both 1997 and 1996, which decreased from 6.6% in 1995. LCI's revenue growth has exceeded the growth in the cost of additional LCI Network and other capital assets, due to LCI's ability to take advantage of improved technology with higher capacity at lower costs. An increase in D&A for the additional LCI Network facilities is expected beginning in the first quarter of 1998 as LCI moves from a primarily leased network to a primarily owned network. The increase will be offset by lower cost of services paid to third-party providers for leased facilities.

  OPERATING INCOME. Operating income decreased 25% to $98 million in 1997 and increased 60% to $130 million in 1996 from $81 million in 1995. As a percentage of revenues, operating income decreased to 6.0% for the year ended December 31, 1997, from approximately 10% for each of the years ended December 31, 1996 and 1995. The merger costs, restructuring costs and the one-time items in SG&A had an adverse effect on operating income as a percentage of revenue. In addition, the decline in operating income as a percentage of revenue reflects the competitive pressure on gross margin, the higher leased facilities costs for USLD off-LCI Network traffic and the increase in SG&A.

  INTEREST AND OTHER EXPENSE, NET. Interest and other expense, net of capitalized interest, increased to $36 million in 1997 from $29 million in 1996 and $16 million in 1995. The $350 million senior debt securities (the "LCI Notes") issued in June 1997, which carry a higher interest rate than previously outstanding short-term debt, resulted in increased interest expense for more than half of the year. Interest expense is expected to increase due to the higher fixed rate of interest on the LCI Notes compared to LCI's floating short-term rates. However, the issuance provides interest rate stability and provides additional availability under LCI's other credit facilities.

Interest and other expense in 1997 includes a $5 million write-off of deferred financing fees associated with prior credit facilities and $5 million and $2 million in 1997 and 1996, respectively, for the costs of the LCI
Securitization Program.

  The increases in interest and other expense, net in 1996 and 1995 were the result of higher debt levels to fund LCI's acquisitions and capital expenditures. Interest and other expense, net in 1996 included a gain of approximately $2 million on the sale of a wholly owned subsidiary, which provided service to non-strategic geographic locations, and in 1995 included a gain of approximately $2 million related to the resolution of an investment in STN Incorporated.

  INCOME TAXES. Income tax expense was $31 million, $38 million and $16 million in 1997, 1996 and 1995, respectively. In 1997, the effective tax rate increased to 50% as a result of non-deductible costs incurred in connection with the merger of USLD. However, LCI believes that its recurring effective tax rate is between 39% and 40%. Increased income tax expense resulted from an increase in the effective tax rate and the increase in income before income taxes for 1996 as compared to 1995. The effective income tax rate was lower than the statutory rate in 1996 and 1995, primarily due to LCI's expected use of available net operating losses. Previously generated net operating losses for financial reporting purposes were fully realized as of December 31, 1996.

  DISCONTINUED OPERATIONS. In August 1996, USLD completed the spin-off of Billing. The spin-off was accounted for as discontinued operations and, accordingly, $11 million and $15 million were recorded, net of income taxes of $7 million and $9 million, in 1996 and 1995, respectively.

  PREFERRED DIVIDENDS. Preferred dividends were $3 million and $6 million for 1996 and 1995, respectively, as a result of the dividend requirements on LCI's previously outstanding 5% Cumulative Convertible Exchangeable Preferred Stock ("Convertible Preferred Stock"). During 1996, nearly all of the 4.6 million shares of Convertible Preferred Stock outstanding were converted into shares of LCI Common Stock.

  NET INCOME AND EARNINGS PER COMMON SHARE. Net income decreased to $31 million from $74 million in 1996 and $64 million in 1995. Income on common stock was $31 million, $71 million and $58 million for 1997, 1996 and 1995, respectively.

  LCI adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," for the fiscal year ending December 31, 1997, and accordingly, all periods have been restated to calculate basic and diluted earnings per share. Basic earnings per share were calculated as income available to common shareowners divided by the weighted average number of common shares outstanding. For the years ended December 31, 1996 and 1995, the diluted weighted average number of common shares included the assumed conversion of any Convertible Preferred Stock then outstanding at any time during the period into 12 million shares of LCI Common Stock. For all years presented, LCI Common Stock equivalents were reflected in the diluted weighted average number of common shares using the treasury stock method.

LIQUIDITY AND CAPITAL RESOURCES

  LCI is a holding company and conducts its operations through its direct and indirect wholly owned subsidiaries. LCI SPC I, Inc. ("SPC") is a wholly owned subsidiary of LCI and facilitates the LCI Securitization Program. Except in limited circumstances, SPC is subject to certain contractual prohibitions concerning the payment of dividends and the making of loans and advances to LCI. There are, however, no restrictions on the movement of cash within the remainder of the consolidated group. Therefore, LCI's discussion of its liquidity is based on the consolidated group.

  CASH FLOWS--OPERATING ACTIVITIES. LCI's operations provided $78 million of cash for the three months ended March 31, 1998, compared to $41 million for the same period in 1997. Excluding the securitization activity, cash from operations was $47 million for the three month period ended March 31, 1998, compared to $41 million for the same period in 1997.

  CASH FLOWS--INVESTING ACTIVITIES. LCI has supported its growth strategy with capital expenditures and acquisitions. During the three months ended March 31, 1998, LCI used $97 million for investing activities as compared to $53 million for the same period in 1997. In the first quarter of 1998, LCI spent $97 million, as compared to $47 million for the quarter ended March 31, 1997, in capital expenditures to acquire additional switching, transmission and distribution capacity, as well as to develop and license information systems support, representing an increase of $50 million. This increase includes progress payments totaling $14 million for various fiber routes which LCI is purchasing to extend the owned portion of the LCI Network.

  CASH FLOWS--FINANCING ACTIVITIES. Financing activities provided a net $19 million for the three months ended March 31, 1998, compared with $9 million provided by financing activities during the same period in 1997. Financing activities for the quarter ended March 31, 1998 included proceeds of $14 million from employee stock plans and warrants.

  CAPITAL RESOURCES. The net proceeds from the issuance of LCI Notes in June 1997 were used to repay outstanding indebtedness and for working capital and general corporate purposes.

  LCI has a $750 million credit facility with a syndicate of banks, which allows LCI to borrow funds on a daily basis. As a result, LCI uses its available cash to reduce the balance of its borrowings and usually maintains no cash on hand. As of March 31, 1998, there was no outstanding balance on the credit facility. The interest rate on the debt outstanding is variable based on several indices. See note 5 to the Condensed Consolidated Financial Statements. The credit facility contains certain financial and negative covenants. As of March 31, 1998, LCI was in compliance with all covenants.

  LCI has three separate discretionary line of credit agreements with commercial banks for a total of $75 million. The LCI Lines of Credit provide flexible short-term borrowing facilities at competitive rates dependent upon a market indicator. Any outstanding balance is reflected in long-term debt in the accompanying consolidated balance sheets due to borrowing availability under the credit facility to repay such balances. As of March 31, 1998, there was a $14 million outstanding balance on the LCI Lines of Credit.

  LCI maintains the LCI Securitization Program to sell a percentage ownership interest in a defined pool of LCI's trade accounts receivable. LCI can transfer an undivided interest in a designated pool of accounts receivable on an ongoing basis to maintain the participation interest up to $150 million. At March 31, 1998, the pool of trade accounts receivable which was available for sale was approximately $140 million and the amount of receivables sold, but not collected was approximately $100 million.

                               MANAGEMENT OF LCI

  The following table sets forth the executive officers of LCI as of May 1, 1998:

        NAME        AGE POSITION
        ----        --- --------
                        Chairman of the Board of Directors and Chief Executive
 H. Brian Thompson   59 Officer
 Joseph A. Lawrence  48 Executive Vice President and Chief Financial Officer
 Marshall W. Hanno   52 Senior Vice President--Commercial Segment
                        Senior Vice President--Engineering, Operations and
 Lawrence J. Bouman  51 Technology
 Roy N. Gamse        52 Senior Vice President--Business Marketing
                        Senior Vice President--Local Telecommunications
 Anne K. Bingaman    54 Division
 John G. Musci       41 Senior Vice President--Wholesale Segment
 John C. Taylor      40 Senior Vice President--Consumer Segment

  Mr. Thompson has been Chairman of the Board of Directors and Chief Executive Officer of LCI and its subsidiaries since July 1991. Mr. Thompson previously served as Executive Vice President of MCI and its affiliates where he was responsible for all eight of MCI's operating divisions and held various other senior executive positions from 1981 to 1991. Mr. Thompson is a director of Bell Canada International Inc., Microdyne Corporation, Golden Books Family Entertainment, Inc. and Comcast UK Cable Partners Limited. He is a member of the Listed Company Advisory Committee to the NYSE Board of Directors.

  Mr. Lawrence was named Executive Vice President of LCI in 1997, and has served as LCI's Chief Financial Officer of LCI since October 1993. From January 1985 through October 1993, ~Mr. Lawrence held several executive positions at MCI, including Senior Vice President--Finance and Vice President Finance and Administration for the Consumer Division and Vice President Finance for the Mid-Atlantic Division. Mr. Lawrence is a director of Journal Register Company.

  Mr. Hanno was named to Senior Vice President--Commercial Segment in January 1997. Since July 1991, Mr. Hanno held the positions of Senior Vice President-- Sales and Vice President of Sales. From 1987 to July 1991, Mr. Hanno was Vice President of Sales of MCI and prior thereto was Vice President of Sales and Marketing with Allnet Communications.

  Mr. Bouman has been Senior Vice President--Engineering, Operations and Technology of LCI and its subsidiaries since October 1995. From October 1990 through October 1995, Mr. Bowman held several executive positions at MCI, including Senior Vice President of Network Operations, Senior Vice President of Network Engineering and Senior Vice President of Planning and Program Management.

  Mr. Gamse has been Senior Vice President--Business Marketing of LCI since March 1996. From 1982 to 1993, Mr. Gamse held several positions at MCI, including Senior Vice President of Marketing for Consumer Markets and Senior Vice President of Customer Service. In addition, Mr. Gamse was previously a policy advisor at the U.S. Environmental Protection Agency.

  Ms. Bingaman was appointed Senior Vice President--Local Telecommunications Division in January 1997. From 1993 to 1996, Ms. Bingaman was Assistant Attorney General at the U.S. Department of Justice and Chief of the Antitrust Division.

  Mr. Musci was named Senior Vice President--Wholesale segment in 1997. From 1985 to 1997, Mr. Musci has held several executive positions at LCI in sales and marketing. Prior to joining LCI, Mr. Musci held marketing and sales positions with AT&T Information Systems and Ohio Bell Telephone.

  Mr. Taylor was named Senior Vice President--Consumer Segment in 1997, after serving as Vice President of Corporate Development and Investor Relations at LCI since 1995. Prior to joining LCI, Mr. Taylor spent 12 years at MCI in a variety of key positions in financial and strategic planning, business development, sales channel development and partner marketing.

                   COMPENSATION OF LCI'S EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The table below sets forth all compensation paid by LCI to each of the named executive officers for the last three fiscal years.

                                                            LONG TERM
                                                           COMPENSATION
                                                              AWARDS
                                                           ------------
                                     ANNUAL
                                  COMPENSATION
                               ----------------------       SECURITIES
NAME AND PRINCIPAL                                          UNDERLYING     ALL OTHER
POSITION                  YEAR SALARY($)     BONUS($)       OPTIONS(#)  COMPENSATION($)
------------------        ---- ---------     --------      ------------ ---------------
H. Brian Thompson.......  1997  560,000      744,800         200,000        145,276(/2/)(/5/)(/6/)
Chairman and Chief
 Executive Officer        1996  530,000      403,740         200,000        139,314(/2/)(/3/)(/5/)(/6/)
                          1995  500,000      508,750         300,000         19,338(/3/)(/5/)(/6/)
Joseph A. Lawrence......  1997  295,000      238,373         190,000         68,230(/2/)(/5/)(/6/)
Executive Vice President
 and Chief                1996  260,000      120,675         115,000         68,845(/2/)(/4/)(/5/)(/6/)
Financial Officer         1995  235,000      143,478         160,000          7,403(/4/)(/5/)(/6/)
Anne K. Bingaman........  1997  215,000      155,500         125,000            --
Senior Vice President
and President -- Local
Telecommunications
Division
Lawrence J. Bouman......  1997  225,000      171,000         175,000        160,149(/5/)(/7/)
Senior Vice President --
  Engineering,            1996  215,000       98,034         100,000            --
Operations and
 Technology               1995   48,000(/1/)  29,400(/1/)    150,000          1,150(/7/)
Marshall W. Hanno.......  1997  225,000      165,240         100,000        161,168(/5/)(/7/)
Senior Vice President --
  Commercial Segment      1996  215,000       88,984         100,000        103,536(/5/)(/7/)
                          1995  195,000      119,058         140,000          4,500(/5/)

--------
(/1/)Represents partial year, Mr. Bouman joined LCI as an executive officer in
     October 1995.
(/2/)Includes the cost to LCI of split-dollar life insurance policies on the lives of Messrs. Thompson and Lawrence. See "--Employment Contracts, Termination of Employment and Change-in-Control Arrangements." LCI paid premiums on these policies of $318.000 in 1997 and 1996 for Mr. Thompson and of $156,000 in 1997 and 1996 for Mr. Lawrence. LCI is entitled to a refund of the cumulative annual premiums paid by it to the insurer pursuant to the split-dollar life insurance arrangement before any benefits are paid by the insurer to the owner or beneficiaries of the policy. The amount of "All Other Compensation" associated with the split-dollar insurance arrangements includes (i) amounts representing the term life insurance component of the policy of $7,177 in 1997 and $5,842 in 1996 for Mr. Thompson; and $l,215 in 1997 and $l,092 in 1996 for Mr. Lawrence, and (ii) the actuarial value of the benefit of the remainder of the premiums paid by LCI of $97,816 in 1997 and $104,323 in 1996 for Mr. Thompson and $55,174 in 1997 and $59,033 in 1996 for Mr. Lawrence.
(/3/)Includes premiums of $3,224 and $2,865 in 1996 and 1995, respectively, paid by LCI on a former split-dollar life insurance policy, the proceeds of which were payable to designated beneficiaries of Mr. Thompson. Such policy was converted to paid up key man life insurance during 1996.
(/4/)Includes premiums of $599 and $553 in 1996 and 1995, respectively, paid by LCI on a former split dollar life insurance policy, the proceeds of which were payable to designated beneficiaries of Mr. Lawrence. Such policy was converted to paid-up key man life ~insurance during 1996.
(/5/)Includes the following matching contributions made to officers' accounts in LCI's 401 (k) Plan: $1,969 in 1997, $l,904 in 1996, and $2,108 in 1995
     for Mr. Thompson; $4,620 in 1997, $4,500 in 1996 and $4,500 in 1995 for
     Mr. Lawrence; $4,620 in 1997, $4,327 in 1996, $4,500 in 1995 for Mr.
     Hanno; and $1,970 in 1997 for Mr. Bouman.
(/6/)Includes the following matching contributions made to officers' accounts in LCI's Supplemental Plan: $14,769 in 1997, $13,996 in 1996 and $9,692
     in 1995 for Mr. Thompson and $3,450 in 1997, $3,300 in 1996 and $l,765 in
     1995 for Mr. Lawrence. Also includes the following imputed return on investment for contributions to LCI's Supplemental Plan at the same rate as achieved in LCI's 401 (k) Plan: $23,545 in 1997, $10,025 in 1996 and
     $4,673 in 1995 for Mr. Thompson and $3,771 in 1997, $321 in 1996 and $585
     in 1995 for Mr. Lawrence.
(/7/)Includes reimbursement for relocation expenses of $156,548 in 1997 and $99,209 in 1996 for Mr. Hanno and $158,179 in 1997 and $l,150 in 1995 for
     Mr. Bouman.

  The following table contains information concerning the grant of options under LCI's 1997/1998 Stock Option Plan to each of the named executive officers of LCI during the year ended December 31, 1997. No stock appreciation rights ("SARs") were granted in 1997.

OPTION GRANTS IN 1997

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                         POTENTIAL REALIZABLE VALUE
                           NUMBER OF    % OF TOTAL                       AT ASSUMED ANNUAL RATES OF
                          SECURITIES     OPTIONS                          STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO  EXERCISE                 FOR OPTION TERM(2)
                            OPTIONS    EMPLOYEES IN  PRICE   EXPIRATION ------------------------------
NAME                     GRANTED(#)(1) FISCAL YEAR   ($/SH)     DATE        5%          10%
----                     ------------- ------------ -------- ---------- ----------- -----------
H. Brian Thompson.......    200,000        7.0%      $19.31   2/13/07   $ 2,428,791 $ 6,155,033
Joseph A. Lawrence......    115,000                  $19.31   2/13/07   $ 1,396,555 $ 3,539,144
                             75,000                  $20.53   8/04/07   $   968,340 $ 2,453,965
                            -------                                     ----------- -----------
                            190,000        6.7%                         $ 2,364,895 $ 5,993,109
Anne K. Bingaman........    125,000        4.4%      $20.50   1/03/07   $ 1,611,542 $ 4,083,965
Lawrence J. Bouman......    100,000                  $19.31   2/13/07   $ 1,214,396 $ 3,077,517
                             75,000                  $20.53   8/04/07   $   968,340 $ 2,453,965
                            -------                                     ----------- -----------
                            175,000        6.2%                         $ 2,182,736 $ 5,531,482
Marshall W. Hanno.......    100,000        3.5%      $19.31   2/13/07   $ 1,214,396 $ 3,077,517

--------
(1) 20% of these options become exercisable a year from the date of grant and 1.66% become exercisable each month thereafter for 48 months. Options were granted with an exercise price at the fair market value of a share of LCI Common Stock determined pursuant to LCI's 1997/1998 Stock Option Plan on the date of grant and expire ten years from the date of grant.
(2) The potential realizable value represents the estimated future gain in the value of the options over their exercise price which may exist immediately prior to the scheduled expiration date of the options. The calculation assumes the specified compounded rates of appreciation in the per share price of LCI Common Stock starting on the date of the grant and further assumes that the options will be exercised on their expiration date. The actual value, if any, which may be realized will depend upon the market price of the shares of LCI Common Stock on the date the option is exercised.

  The following table sets forth information with respect to the exercise of options during 1997 and the options held as of December 31, 1997 by each of the named executive officers. As of December 31, 1997, no SARs were outstanding.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          SHARES                    UNDERLYING               IN-THE-MONEY
                         ACQUIRED               UNEXERCISED OPTIONS        OPTIONS AT FY-END
                            ON      VALUE          AT FY-END(#)                 ($)(2)
                         EXERCISE  REALIZED  ------------------------- -------------------------
                           (#)      ($)(1)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         -------- ---------- ----------- ------------- ----------- -------------
H. Brian Thompson....... 300,000  $4,986,000  1,745,347     554,121    $44,891,554  $8,306,382
Joseph A. Lawrence...... 100,000  $1,138,204    334,752     385,248    $ 6,420,126  $5,336,780
Anne K. Bingaman........     --          --         --      125,000            --   $1,281,250
Lawrence J. Bouman......     --          --     103,333     321,667    $ 1,264,113  $3,673,887
Marshall W. Hanno.......  20,000  $  388,646    324,188     249,068    $ 7,076,031  $3,524,803

--------
(1) The value realized is calculated by subtracting the aggregate exercise price from the fair market value of the shares of LCI Common Stock as of the exercise date multiplied by the number of shares exercised.
(2) Represents the difference between the closing market price of the shares of LCI Common Stock at December 31, 1997 of $30.75 per share and the exercise price of in-the-money options multiplied by the number of shares underlying the in-the-money options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Effective April 19, 1993, LCI and LCI International Management Services, Inc. ("LCIM") entered into employment agreements with Messrs. Thompson and Hanno, pursuant to which each executive agreed to serve full time in his present position. In July 1997 and December 1997, the employment agreements for Messrs. Hanno and Thompson, respectively, renewed for two-year periods. Effective in October 1993, LCI and LCIM entered into an employment agreement with Mr. Lawrence, pursuant to which Mr. Lawrence agreed to serve full time as Chief Financial Officer. In October 1997, Mr. Lawrence's employment agreement renewed for a two-year period. Effective October 2, 1995, LCIM entered into an employment agreement with Mr. Bouman, pursuant to which Mr. Bouman agreed to serve full time as Senior Vice President-Engineering, Operations and Technology. In October 1997, Mr. Bouman's employment agreement renewed for a two-year period. Effective January 3, 1997, LCIM entered into an employment agreement with Ms. Bingaman, pursuant to which Ms. Bingaman agreed to serve full time for two years as Senior Vice President and President-Local Telecommunications Division. The term of the employment agreements for Messrs. Thompson, Hanno and Lawrence will automatically extend for successive two-year periods except that any party may terminate the agreement by giving written notice no later than 90 days prior to the end of any term. The employment agreements for Mr. Bouman and Ms. Bingaman provide for a single two-year renewal. The annual base salary under the agreements for Messrs. Thompson, Lawrence, Hanno, and Bouman and Ms. Bingaman will be set by LCI, but cannot be less than $400,000, $206,000, $150,000, $200,000 and $215,000, respectively.
In addition, each of these executives will be eligible to receive bonus payments under LCI's incentive plans in amounts determined by the LCI Board.

  Pursuant to these employment agreements, if the executive is terminated for cause (as defined in the agreements) or the executive voluntarily terminates his or her employment, he or she will receive base salary plus any amounts due under benefit plans or otherwise through the date of termination. If the executive's employment is terminated without cause, he or she will receive (i) base salary plus any amounts due under benefit plans or otherwise through the date of termination, (ii) a severance payment in an amount equal to the executive's annual base salary, and (iii) bi-weekly payments in an amount equal to the last such payment received by the executive prior to the date of termination for up to one year after the termination of employment (the "Termination Payments"). In addition, Mr. Bouman and Ms. Bingaman may participate in group insurance plans for one year following any termination without cause. For executive officers other than Mr. Bouman and Ms. Bingaman, if there is a material change in an executive's position or duties (and in the case of Mr. Lawrence, compensation or benefits) without the executive's consent, and the executive thereafter terminates employment, such termination shall be deemed to be without cause and the executive will be entitled to the rights of an executive terminated without cause. Mr. Lawrence is also entitled to receive the Termination Payments if he resigns as a result of any material breach by LCI of his employment agreement or his office being moved to a location outside the McLean or Arlington, Virginia areas.

  The employment agreements further provide that if there is a "change in control" of LCI, all stock options granted to the executives will vest and become immediately exercisable. "Change in control" is defined under the employment agreements as the acquisition by any person, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) other than Warburg, Pincus Capital Company, L.P. or its affiliates, of more than 50% of the then outstanding voting securities of LCI. All other employees with stock options have the same "change in control" provision in their stock option agreements.

  LCI and each of Messrs. Thompson and Lawrence have entered into split-dollar life insurance arrangements dated as of November 1, 1996 (the "Split-Dollar Plans"). Under the Split-Dollar Plans, LCI has agreed to pay to an insurer annual premiums on split-dollar life insurance policies on the lives of Messrs. Thompson and Lawrence. Such split-dollar policies are currently owned by trusts established by each of Messrs. Thompson and Lawrence. LCI will receive a reimbursement of all premiums before any benefits are paid by the insurer to the owner or beneficiaries of the policies. The premiums advanced are secured through collateral assignments of the respective policies. Until such time as the cash surrender value of each policy exceeds the cumulative annual premiums paid by LCI, the deficiency will be secured by notes from the respective trusts to LCI. As of December 31, 1997, the amount of the deficiency was $82,083 for Mr. Thompson's trust, and $29,659 from Mr. Lawrence's trust.

                SECURITY OWNERSHIP OF LCI MANAGEMENT AND OTHERS

  The following table sets forth certain information regarding the ownership of LCI Common Stock as of the LCI Record Date by (i) each person known by LCI to be the beneficial owner of more than 5% of the outstanding LCI Common Stock, (ii) each of the executive officers named in "Compensation of LCI's Executive Officers," (iii) each director of LCI and (iv) all directors and executive officers of LCI as a group. To LCI's knowledge, except as otherwise noted, the named beneficial owner has sole voting and investment power.

                                                SHARES              PERCENTAGE
                                             BENEFICIALLY               OF
NAME                                            OWNED                 TOTAL
----                                         ------------           ----------
FMR Corp. ..................................  13,121,460(/1/)          13.4%
 82 Devonshire Street
 Boston, MA 02109
The Capital Group Companies, Inc............   5,912,300(/2/)           6.0%
 333 South Hope Street
 Los Angeles, CA 90071
AMVESCAP PLC................................   5,175,964(/3/)           5.3%
 11 Devonshire Square
 London EC2M 4YR
 England
Anne K. Bingaman............................      37,500(/4/)             *
Lawrence J. Bouman..........................     156,251(/4/)             *
Richard E. Cavanagh.........................      16,000(/4/)             *
William F. Connell..........................      39,000(/4/)             *
Julius W. Erving, II........................      30,000(/4/)             *
Marshall W. Hanno...........................     409,718(/4/)             *
Douglas M. Karp.............................     208,493(/4/),(/5/)       *
Joseph A. Lawrence..........................     431,067(/4/)             *
George M. Perrin............................      51,000(/4/)             *
H. Brian Thompson...........................   2,246,471(/4/)           2.3%
John L. Vogelstein..........................     302,843(/4/),(/6/)       *
All executive officers and directors as a
 group (14 persons).........................   3,981,873(/7/)           3.9%

--------
* Less than one percent.
(/1/) On May 8, 1998, FMR Corp. notified LCI by means of a Statement on
      Schedule 13G that it may be deemed to be the beneficial owner of 13,121,460 shares of LCI Common Stock over which certain of its subsidiaries exercised investment and/or dispositive power as of April 30, 1998. FMR Corp. may be deemed to have sole dispositive power over all such shares and sole voting power over 436,200 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., may be deemed to be the beneficial owner of 12,681,360 of such shares.
(/2/) On February 10, 1998, The Capital Group Companies, Inc. ("CGC") notified
      LCI by means of a Statement on Schedule 13G that it may be deemed to be the beneficial owner of 5,912,300 shares of LCI Common Stock over which certain of its subsidiaries had investment and/or dispositive power as of December 31, 1997. Capital Research and Management Company, a wholly-owned subsidiary of CGC, may be deemed to be the beneficial owner of 4,500,000 shares of LCI Common Stock with sole dispositive power over all shares and no voting power over any shares.
(/3/) On February 11, 1998, AMVESCAP PLC notified LCI by means of a Statement on Schedule 13G that certain of its subsidiaries have shared investment and dispositive power over various investment accounts which as of December 31, 1997 held 5,175,964 shares of LCI Common Stock.
(/4/) Includes shares of LCI Common Stock which the directors and named executive officers had the right to acquire through the exercise of options as of the LCI Record Date as follows: Anne K. Bingaman--33,333; Lawrence J. Bouman--143,333; Richard E. Cavanagh--8,000; William F. Connell--17,000; Julius W. Erving, II--17,000; Marshall W. Hanno-- 373,975; Douglas M. Karp--8,000; Joseph A. Lawrence--395,920; George M. Perrin--33,000; H. Brian Thompson--1,866,249; and John L. Vogelstein-- 8,000. Also includes shares of LCI Common Stock which the executive officers have the right to acquire through the exercise of options exercisable within 60 days of the LCI Record Date as follows: Anne K. Bingaman--4,167; Lawrence J. Bouman--11,667; Richard E. Cavanagh--8,000; William F. Connell--8,000; Julius W. Erving, II--8,000; Marshall W. Hanno--15,947; Douglas M. Karp--8,000; Joseph A. Lawrence--21,000; George
      M. Perrin--8,000; H. Brian Thompson--40,219; and John L. Vogelstein--
      8,000.
(/5/) 5,650 of shares of LCI Common Stock indicated above are owned directly by Mr. Karp. 186,843 of the shares of LCI Common Stock indicated as owned by Mr. Karp are beneficially owned by Warburg, Pincus & Co., a New York general partnership ("WP"). As a partner of WP, Mr. Karp may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by WP. Mr. Karp disclaims beneficial ownership of these shares of LCI Common Stock within the meaning of Rule 13d-3 under the Exchange Act.
(/6/) 100,000 of the shares of LCI Common Stock indicated above are owned directly by the John L. Vogelstein Revocable Trust. Mr. Vogelstein has sole voting power and sole investment power with respect to such shares. 186,843 of the shares of LCI Common Stock indicated as owned by Mr. Vogelstein are beneficially owned by WP. As a partner of WP, Mr. Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by WP. Mr. Vogelstein disclaims beneficial ownership of these shares of LCI Common Stock within the meaning of Rule 13d-3 under the Exchange Act.
(/7/) Includes shares of LCI Common Stock set forth in the preceding footnotes.

                               BUSINESS OF QWEST

  Qwest is a facilities-based provider of multimedia communications services to interexchange carriers and other communications entities, businesses and consumers, and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. Qwest is expanding its existing long distance network into the Qwest Network, an approximately 16,250 route mile coast-to-coast, technologically advanced, fiber optic telecommunications network. Qwest will employ, throughout substantially all of the Qwest Network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent and Nortel, respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems in commercial use today. In addition, Qwest has entered into construction contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

  The executive offices of Qwest Communications International Inc., a Delaware corporation, are located at 1000 Qwest Tower, 555 Seventeenth Street, Denver, CO 80202, and its telephone number is (303) 291-1400.

RECENT DEVELOPMENTS

  EUnet Transaction. On April 14, 1998, Qwest acquired EUnet, an Amsterdam-based, European internet service provider with business units operating in 13 European countries, for approximately $154.4 million in cash and Qwest Common Stock. At the time of the acquisition, EUnet had approximately 60,000 customers throughout Europe. Under the terms of the acquisition, Qwest acquired all of the preference shares, "A" ordinary shares and options of EUnet and approximately 97% of the ordinary shares of EUnet. Following the closing, certain EUnet stockholders and optionholders will receive approximately 3.6 million newly issued shares of Qwest Common Stock, having a deemed value of approximately $135.3 million (based upon a deemed value of approximately $37.42 per share), and approximately $4.7 million in cash. In addition, in connection with the registration of the resale of the shares of Qwest Common Stock to be issued in the transaction under the Securities Act, as described below, EUnet stockholders will receive at Qwest's option, either
(i) approximately $14.4 million in cash (plus interest to the date of payment) or (ii) additional newly issued shares of Qwest Common Stock having the value of such cash payment, based upon an average of the Qwest Common Stock closing prices for 15 consecutive trading days commencing 20 trading days before the effective date of registration. Of the number of shares of Qwest Common Stock to be issued in the transaction, approximately .6 million shares will be placed in escrow for two years, and may be recovered by Qwest, to satisfy any indemnification claims. Qwest will acquire the remaining 3% of the ordinary shares of EUnet by means of a compulsory purchase under applicable law. The EUnet acquisition was accounted for as a purchase. The shares of Qwest Common Stock will be issued to EUnet stockholders and optionholders in a private placement exempt from registration under the Securities Act. Qwest has agreed to undertake the registration of the resale of the shares of Qwest Common Stock under the Securities Act not later than the earlier of (i) three weeks after the closing of the Merger or (ii) September 30, 1998 (or, under certain circumstances, a later date, but no later than October 31, 1998). See "RISK FACTORS--Shares Eligible for Future Sale."

  Phoenix Transaction. On March 30, 1998, Qwest acquired Phoenix, a non-facilities-based reseller of long distance services. At the time of the acquisition, Phoenix had approximately 40,000 customers, primarily in the business market. Under the terms of the acquisition, approximately .8 million shares of Qwest Common Stock having a deemed value of approximately $27.2 million (based upon an adjusted average price of $34.67 per share) were exchanged for the outstanding shares of Phoenix. Additional cash consideration to the Phoenix Stockholders of up to $4.0 million is being withheld pending the outcome of litigation for which Phoenix or its affiliates may have certain potential liability.

  AGIS Transaction. In January 1998, Qwest signed a long-term contract to provide Apex Global Internet Services, Inc. ("AGIS"), an Internet service provider ("ISP"), telecommunications capacity along approximately 10,000 route miles of the Qwest Network. In consideration, Qwest received, on a contingent basis, 19.99% of AGIS's common stock and will receive up to $310.0 million in cash over an extended payment term. There are restrictions on the sale by Qwest of AGIS's common stock, and AGIS has the right to repurchase the common stock until the contract's second anniversary. Qwest will also receive monthly operations and maintenance fees totaling approximately $251.0 million over the term of the multi-year contract. Prior to delivery of the telecommunications capacity and acceptance by AGIS, AGIS has the right to purchase interim capacity from Qwest. The total cash consideration under the contract will be reduced by 60% of the sums paid by AGIS for purchases of interim capacity. Pursuant to the terms of the contract, AGIS may require Qwest to purchase an additional $10.0 million of its common stock. If Qwest fails to complete at least 75% of AGIS's network by the contract's third anniversary, AGIS may, at its option, either accept the completed portion and pay for it on a pro rata basis or terminate the contract and require Qwest to return all consideration received.

  Note Offering. In January 1998, Qwest issued $450.5 million in principal amount at maturity of its 8.29% Senior Discount Notes (the "New Senior Discount Notes"), generating net proceeds of approximately $299.2 million, after deducting offering costs which are included in intangible and other long-term assets and will be amortized to interest expense over the term of the New Senior Discount Notes. The net proceeds will be used primarily to fund the activation and expansion of the Qwest Network and the growth of its multimedia communications services and informational systems infrastructure. In addition, Qwest may use a portion of the proceeds to increase its presence in international markets, such as Mexico and Europe. The principal amount of the New Senior Discount Notes is due and payable in full on February 1, 2008. The New Senior Discount Notes are redeemable at Qwest's option, in whole or in part, at any time on or after February 1, 2003, at specified redemption prices. In addition, prior to February 1, 2001, Qwest may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the New Senior Discount Notes at specified redemption prices. Cash interest on the New Senior Discount Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semi-annually in arrears commencing on August 1, 2003 and thereafter on August 1 and February 1 (each an interest payment date) of each year. Qwest has the option of commencing the accrual of cash interest on an interest payment date on or after February 1, 2001 and prior to February 1, 2003, in which case the outstanding principal amount at maturity of the New Senior Discount Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter. The indenture for the New Senior Discount Notes contains certain covenants that are substantially identical to Qwest's 9.47% Senior Discount Notes due 2007 (the "Senior Discount Notes") and Qwest 10 7/8% Series B Senior Notes due 2007 (the "Senior Notes") described under "QWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

  In connection with the sale of the New Senior Discount Notes, Qwest agreed to make an offer to exchange new notes (the "Exchange Offer"), registered under the Securities Act and with terms identical in all material respects to the New Senior Discount Notes or, alternatively, to file a shelf registration statement under the Securities Act with respect to the New Senior Discount Notes. In April 1998, Qwest filed a registration statement with respect to the Exchange Offer. If the Exchange Offer registration statement is not declared effective within specified time periods or, after being declared effective, ceases to be effective during specified time periods (each, a "New Senior Discount Registration Default"), additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the New Senior Discount Notes during the 90-day period immediately following the occurrence of a New Senior Discount Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the New Senior Discount Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the New Senior Discount Registration Default is cured.

OPPORTUNITIES

  Qwest believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T, MCI, Sprint and WorldCom) to replace or augment portions of their older systems; and (v) reform in regulation of domestic access charges and international settlement rates, which Qwest expects will lower long distance rates and fuel primary demand for long distance services.

  . Accommodation of the Internet and Other New Applications. Qwest believes that additional network transmission capacity and faster response times will be required to accommodate multimedia (voice, data and video) and other potential high bandwidth applications, such as increasing use of the Internet by commercial users, the deployment of corporate intranets and the use of telecommunications infrastructure for providing cable television and other entertainment services. Qwest believes this growth will result in increased demand for high bandwidth dedicated circuits and other network services provided by Qwest (such as Frame Relay and ATM).

  . Base Growth of Existing Telecommunications Providers. Domestic long distance industry revenue has increased in recent years. The revenue increases were achieved against a backdrop of declining unit prices for most telecommunications services, which suggests that the demand for telecommunications bandwidth has increased at an even higher rate. Qwest believes that these growth trends generally will continue and that certain companies that do not own most of their networks have potential needs to invest in network facilities or lease high bandwidth network capacity in order to remain competitive. In addition, Qwest believes that the Qwest Network will allow Qwest to offer an attractive alternative for leased capacity simply to meet current levels of demand for wholesale telecommunications services.

  . Capacity Required by New Communications Entrants. Competition and deregulation are bringing new entrants into the telecommunications market. Qwest anticipates that this trend will accelerate as a result of the Telecommunications Act. The Telecommunications Act allows the RBOCs and GTE to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. As these entities emerge as long distance competitors, Qwest believes they will need their own facilities and additional high bandwidth capacity to compete effectively with facilities-based providers.

  . Augmentation of Older Systems. The coast-to-coast fiber systems currently operated by the Tier 1 carriers were constructed for the most part prior to 1990, using standard, single mode fiber. Most of these systems were buried directly in the ground without protective conduit. The conversion of these older systems to the use of SONET ring architecture requires increasingly more bandwidth over additional route miles. Accordingly, Qwest believes that the Tier 1 carriers will generally need to replace or augment parts of their networks to add more capacity, route diversity and redundancy to their systems and to lower their overall operating costs. Qwest believes that the older, legacy systems operated by certain of the Tier 1 carriers generally face certain other disadvantages when compared to the Qwest Network, such as: (i) lower transmission speeds; (ii) lower overall capacity; (iii) shorter distances between regeneration/amplifier facilities; (iv) more costly maintenance requirements; (v) greater susceptibility to system interruption from physical damage to the network infrastructure; and (vi) greater difficulty in upgrading to more advanced fiber due to lack of a spare conduit.

  . Access Charge and International Settlement Rate Reform. Qwest anticipates that primary demand for long distance services will be stimulated by reforms of domestic access charges and international settlement rates and recent international trade negotiations. As long distance prices decline, Qwest expects that overall demand for its services by carriers, businesses and consumers will increase.

STRATEGY

  Qwest's objective is to become a leading, coast-to-coast facilities-based provider of multimedia communications services to other communications providers, businesses and consumers. To achieve this objective, Qwest intends to:

  . Deploy a Technologically Advanced Network. Qwest believes the technical characteristics of the Qwest Network will enable it to provide highly reliable services to interexchange carriers and other communications entities at low per unit costs as it expands its customer base and increases network traffic volume. For instance, the Qwest Network's advanced fiber optic cable and electronic equipment permit high capacity transmission over longer distances between regeneration/amplifier facilities than older fiber systems. This translates into generally lower installation and operating costs. These costs typically constitute a significant portion of the overall cost of providing telecommunications services.

  . Build on Network Construction Expertise and Existing Network Assets. As of March 31, 1998, Qwest had built over 11,400 route miles of telecommunications conduit systems over the last eight years for itself and major interexchange carriers including AT&T, MCI, Sprint and WorldCom. As of March 31, 1998, Network Construction Services employed approximately 1,000 experienced construction personnel led by a senior construction management team. Qwest utilizes its own fleet of owned and leased railroad equipment. Qwest had in place railroad and other right-of-way agreements covering approximately 97% of the Qwest Network and had installed approximately 68% of the route miles of conduit required for the Qwest Network as of March 31, 1998. In addition, Qwest has fixed-price supply agreements for the provision of all the fiber and transmission electronics necessary to construct and activate the Qwest Network.

  . Establish Low Cost Position. Qwest has entered into major construction contracts for the sale of dark fiber in the Qwest Network that will allow Qwest to achieve a low net capital investment in the Qwest Network and share future operating and maintenance costs. Earnings from these agreements will reduce Qwest's net cost per fiber mile with respect to the fiber that it retains for its own use. Qwest believes that this network cost advantage, coupled with the operating and maintenance cost advantages of owning an entirely new network with advanced fiber and equipment uniformly deployed systemwide, will enable it to establish a low cost position in the long distance industry relative to its competitors.

  . Build on Management Experience. Qwest's management team and board of directors include individuals with significant experience at major telecommunications companies. These executives have extensive management experience in marketing, sales, finance, construction, information technology, network operations and engineering, having served in various capacities within large, rapidly growing organizations. See "MANAGEMENT OF QWEST."

  . Grow Carrier Revenue Base. Qwest is currently expanding Carrier Services to increase its revenue stream and reduce per unit costs, targeting capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking long-term, high volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, Qwest is marketing to ISPs and other data service companies.

  . Develop Commercial Services. Qwest plans to build on its Carrier Services experience to expand its presence in the Commercial Services market by developing its distinctive "Ride the Light(TM)" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. Qwest plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

  . Acquire Complementary Businesses. Qwest continually evaluates opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and assets to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business. See "QWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources." Qwest recently announced the following acquisitions or proposed acquisitions:

     In October 1997, Qwest acquired SuperNet, an ISP, for $20.2 million in cash, including acquisition costs. SuperNet is a regional ISP in the Rocky Mountain region that offers Internet services ranging from metered dial-in access to Internet-based data management and hosting services. SuperNet provides a customer base, existing product lines and technical expertise from which Qwest can build product lines in Commercial Services, including corporate intranet and extranet services and virtual private networks.

     In March 1998, Qwest acquired Phoenix, a non-facilities based seller of long distance services. See "--Recent Developments--Phoenix Transaction."

     In April 1998, Qwest acquired EUnet, a European ISP. See "--Recent Developments--EUnet Transaction."

THE QWEST NETWORK

  As of March 31, 1998, Qwest's network infrastructure included, among other assets: (i) approximately 11,100 route miles of conduit in place, consisting of more than 5,400 route miles of lit fiber including the spans connecting California to New York (this includes the April 10, 1998 activation of the transcontinental network from Los Angeles to San Francisco to New York City), Dallas to Houston and Phoenix to Austin, Texas; approximately 3,300 route miles of dark fiber installed in conduit; and approximately 2,400 route miles of vacant conduit; (ii) right-of-way agreements in place for approximately 4,800 additional route miles of planned construction for the Qwest Network;
(iii) an approximately 3,500 mile digital microwave system (the "Microwave System"); (iv) approximately 15,000 DS-3 miles of fiber transmission capacity leased by Qwest from other carriers, used primarily to extend Qwest's switched services for originating and terminating traffic beyond the boundaries of Qwest's lit fiber network; and (v) five digital switches (two of which are leased).

  The physical components of the Qwest Network are: (i) high density polyethylene conduit, which is hollow tubing 1 1/2 to 2 inches in diameter;
(ii) fiber optic cable, which consists of fiber strands placed inside a plastic sheath and strengthened by metal; (iii) electronic equipment necessary to activate the fiber for transmission; (iv) switches that enable Qwest to provide switched services to carrier and commercial customers; and (v) approximately 125 points of presence, which allow Qwest to concentrate customers' traffic at locations where Qwest does not have switches and carry the traffic to switching centers over the Qwest Network.

  With the completion of the Qwest Network, Qwest will provide telecommunications services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest is evaluating the economics of extending its core network versus continuing to lease network capacity. Qwest expects to deploy three new DMS 250 switches from Nortel. The new switches are planned to be installed in Atlanta, Indianapolis, and New York City. The additional switches will expand Qwest's on-net switch network to include key business centers in the Northeast, Southeast and Midwest regions of the United States. Also, Qwest continues to evaluate opportunities to acquire or invest in complementary, attractively valued businesses, facilities, contract positions and assets to improve its ability to offer new products and services to customers, to compete more effectively and to facilitate further growth of its business.

  Advanced Technology. Qwest is installing technologically advanced fiber optic cable and electronic equipment in a uniform configuration throughout the Qwest Network, using an advanced network management system. The Qwest Network's technologies include Lucent's non-zero dispersion shifted fiber and Nortel's dense wave division multiplexing, forward error correction technology and SONET ring technology that enable OC-192 transmission capacity and high integrity levels.

  The Qwest Network is designed for superior security and reliability, based on (i) bi-directional SONET ring architecture, a self-healing system that allows for nearly instantaneous rerouting and virtually eliminates downtime in the event of a fiber cut; (ii) fiber cable installed in high density polyethylene conduit generally buried 42-56 inches below the ground; and (iii) extensive use of railroad rights-of-way, which typically offer greater protection of the fiber system than other systems built over more public rights-of-way such as highways, telephone poles or overhead power transmission lines.

  The Qwest Network is designed for expandability and flexibility and will contain two conduits along substantially all of its route. The first conduit will contain a cable generally housing at least 96 fibers, and the second conduit will serve as a spare. The spare conduit will allow for future technology upgrades and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated dark fiber sales, Qwest generally plans to retain a minimum of 48 fibers for its own use in the Qwest Network. With the combined use of non-zero dispersion shifted fiber, dense wave division multiplexing and high bit rate transmission electronics, each of the fibers retained by Qwest can achieve substantially greater capacity per fiber than standard, single mode fiber now in use.

  Qwest monitors its current network, and will monitor the Qwest Network, 24 hours a day, seven days a week from its Network Management Center in Denver, Colorado. This facility provides centralized network surveillance, troubleshooting and customer service, using technology that enables Qwest to reduce service costs and customer downtime. The system currently allows Qwest's technicians to detect a component malfunction in the Qwest Network, quickly reroute the customer to an available alternate path and effect an expedited repair. Upon completion of the Qwest Network with its SONET ring architecture, the rerouting function will be fully automated. In addition, Qwest is deploying new management tools, including Nortel's Integrated Network Management Solutions, that will give Qwest's Carrier Services customers the ability to monitor and reconfigure their leased capacity on an essentially real time basis from their own network management centers and the ability to rapidly increase or reduce bandwidth to better match their needs. The available software features equipment inventory management, bandwidth inventory management, configuration management, fault isolation management, "point-and-click" provisioning on partitioned network and alarm monitoring. As of March 31, 1998, Qwest maintained a staff of approximately 390 technicians and other related personnel across the system to provide maintenance and technical support services. Qwest has also implemented a "Call Before U Dig" ("CBUD") program, backed up by its 24-hour Network Management Center to reduce the risk of damage to the conduit or fiber system. Additionally, above ground markers are placed at frequent intervals along the route of the Qwest Network.

  Railroad Rights-of-Way. Qwest has agreements in place with major railroads that provide it with rights-of-way throughout the United States. Qwest believes that use of railroad rights-of-way, along with the protective conduit, give Qwest inherent advantages over other systems built over more public rights-of-way, such as highways, telephone poles or overhead power transmission lines. These advantages include higher security for the Qwest Network and greater protection of the fiber system.

  Railroad rights-of-way also provide the Qwest Network generally with a direct, continuous route between cities. This eliminates the potential need, and the associated time and costs, to piece together rights-of-way using a combination of agreements with private owners and state or municipal agencies. In addition, railroad rights-of-way typically extend into downtown areas of cities that are strategically important to Qwest. Qwest's right-of-way agreements provide for continuing or lump-sum cash payments, exchanges of rights-of-way for network capacity or a combination of both. Between 70% and 80% of the Qwest Network will be installed on railroad rights-of-way.

  Qwest has other right-of-way agreements in place, where necessary or economically preferable, with highway commissions, utilities, political subdivisions and others. As of March 31, 1998, Qwest had in place agreements for approximately 97% of the rights-of-way needed to complete the Qwest Network. As of March 31, 1998, the remaining rights-of-way needed for completion of the Qwest Network consisted of approximately 360 route miles located primarily in the Midwest and Mid-Atlantic regions. Qwest has identified alternative rights-of-way for these route miles and is currently in negotiations with respect to all of them.

  Network Installation. As of March 31, 1998, Qwest employed approximately 1,000 experienced construction personnel and uses its own fleet of equipment, as well as leased equipment. Qwest supplements these resources with independent contractors.

  Dark Fiber Sales. Qwest has entered into agreements with Frontier, WorldCom and GTE and others whereby each is purchasing dark fiber along the Qwest Network. The proceeds from these contracts for the sale of dark fiber will provide cash for a significant portion of the total estimated costs to construct the Qwest Network and provide the dark fiber sold to Frontier, WorldCom and GTE and others. This is expected to provide Qwest with a strategic network cost advantage on the fibers that Qwest retains for the Qwest Network. Each agreement requires the purchaser to pay an aggregate price consisting of an initial payment followed by installments during the construction period based on Qwest's achievement of certain milestones (e.g., commencement of construction, conduit installation and fiber installation), with final payment for each segment made at the time of acceptance. Each agreement provides for the sharing of certain maintenance costs. The Frontier and GTE agreements also provide for sharing of certain operating costs. The agreements establish anticipated delivery dates for construction and delivery of segments along the route of the Qwest Network. Delivery may be extended under each agreement for force majeure events. The Frontier and GTE agreements provide for penalties in the event of delay of segments and, in certain circumstances, allow Frontier and GTE to delete non-delivered segments from the contracts.

  Qwest believes that significant opportunities exist to sell additional dark fiber throughout the Qwest Network and management has identified and is in various stages of negotiations with potential customers. However, Qwest does not expect to enter into additional agreements of the size and scope of the Frontier and GTE contracts. These potential customers include other interexchange carriers, cable, entertainment and data transmission companies, RBOCs, ISPs, LECs and CLECs. Qwest believes that these potential customers will view Qwest as an attractive source for certain of their long distance transmission needs. In order to meet the needs of this diverse group of customers, Qwest expects to offer a wide variety of pricing and system options to meet specific needs of each customer. For example, customers may purchase or lease dark fiber or purchase capacity on a short- or long-term basis.

  The Frontier and GTE agreements each provide for the purchase of 24 fibers along major portions of the Qwest Network, while the WorldCom agreement generally provides for the purchase of 24 or, in certain segments, 36 fibers. Several smaller construction contracts for sales of dark fiber provide for the sale of smaller numbers of fibers over a more limited number of segments. In segments where Qwest agrees to sell dark fiber to others, it generally will install enough fibers so that it can retain 48 fibers for its own use along substantially all of the route of the Qwest Network.

SIGNIFICANT CUSTOMERS

  Qwest's top ten customers accounted for approximately 74.6%, 83.6% and 69.3% of its consolidated gross revenue during the first three months of 1998 and in 1997 and 1996, respectively. Frontier, WorldCom and GTE accounted for 26.9%, 6.0% and 27.4%, respectively, of such revenue in the first three months of 1998, 31.2%, 6.1% and 36.6%, respectively, of such revenue in 1997 and 26.3%, 27.8% and 0.0%, respectively, of such revenue in 1996, attributable primarily to construction contracts for the sale of dark fiber to these customers that extend through 1998 or into 1999 pursuant to the applicable contract.

CARRIER SERVICES

  General. Qwest has been positioned historically in the long distance business as a "carrier's carrier," providing dedicated line and switched services to other carriers over Qwest's owned or leased fiber optic network facilities. Management believes that Qwest has earned a reputation of providing quality services at competitive prices to meet specific customer needs. Total revenue from Carrier Services was approximately $55.6 million, $57.6 million and $67.8 million for the years 1997, 1996 and 1995, respectively, and approximately $19.2 million and $11.2 million for the three months ended March 31, 1998 and 1997, respectively. These revenue amounts have not been adjusted for the sale of Qwest's resale dedicated line services on leased capacity which occurred in July 1996.

  Products. Products offered by Carrier Services fall into three primary categories: (i) high volume capacity services; (ii) conventional dedicated line services; and (iii) switched services.

  . High Volume Capacity Services. Qwest provides high volume transmission at or above the OC-3 level (or its equivalent) through service agreements for terms of one year or longer. As the Qwest Network is deployed, Qwest also is targeting potential large users in the inter-LATA market that may seek to augment their own networks or provide diverse routing alternatives in strategic areas of their systems.

  . Conventional Dedicated Line Services. Qwest provides dedicated line services on owned capacity to a wide range of customers at capacities below the OC-3 level generally for terms of one year or less. Qwest expects the Qwest Network will enable Qwest to offer these services over a significantly expanded geographic area.

  . Switched Services. Qwest provides switched terminating services over its switched service network to large and small long distance carriers. The carrier switched terminating service business is specifically used to increase volume on Qwest's switched service network to allow for more efficient "trunking" of calls. While the carrier switched services generate revenue at lower margins than the dedicated line services, such services facilitate cost effective management of the Qwest Network.

  Qwest also plans to provide high speed ATM and Frame Relay data services to carriers and Internet Service Providers ("ISPs") by installing ATM and Frame Relay switching equipment. Qwest expects such services to become available in 1998.

  Customers. Carrier Services' customer base in the inter-LATA carrier market consists of the following:

  . Tier 1 and Tier 2 Carriers. Qwest offers high volume transmission capacity, conventional dedicated line services and dedicated switched services to the Tier 1 and Tier 2 carriers on a national or regional basis. As RBOCs enter the long distance market, Qwest believes they will be potential customers to lease high volume capacity from Qwest on a national basis.

  . Tier 3 Carriers. Qwest currently offers switchless resale services to Tier 3 carriers on a limited basis. Qwest anticipates that this business will expand as coverage of Qwest's switched network grows.

  . Internet Service Providers. Qwest currently offers high volume capacity to ISPs on a limited basis.

  . Operator Services Companies and Other Niche Companies. These companies concentrate on providing operator services and other communications services to the long distance industry, private payphone operators, prisons and credit card companies. These carriers also manage their own networks and switching equipment while leasing virtually all of their transmission facilities. Qwest provides transmission services to these carriers.

  Service Agreements. Qwest provides high volume transmission capacity services through service agreements for terms of one year or longer. Dedicated line services are generally offered under service agreements for an initial term of one year. High volume capacity service agreements and dedicated line service agreements generally provide for "take or pay" monthly payments at fixed rates based on the capacity and length of circuit used. Customers are typically billed on a monthly basis and also may incur an installation charge or certain ancillary charges for equipment. After contract expiration, the contracts may be renewed or the services may be provided on a month-to-month basis. Switched services agreements are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Revenue from carrier customers that is billed on a minutes-of-use basis has the potential to fluctuate significantly based on changes in usage that are highly dependent on differences between the prices charged by Qwest and its competitors. Qwest, however, has not experienced significant fluctuations to date.

  In April 1998, Qwest signed an agreement with the U.S. government valued at up to $430.0 million over a ten year period whereby Qwest will provide the government with the fiber, hardware, engineering, communications services and network management that will compose a custom virtual private network

("VPN"). Leveraging the Qwest Network and Qwest's Terabit Points of Presence network design, this custom VPN will provide the customer with the privacy, service features and price performance designed to meet its application requirements.

  In April 1998, Qwest announced it will provide its native IP network for CalREN2, a high-performance, next generation Internet project initiated by the Corporation for Education Network Initiatives in California (a not-for-profit corporation formed by the University of California, Stanford University, the California Institute of Technology, the University of Southern California and California State University). The CalREN2 network will enable new research and educational applications that currently do not work effectively over the existing Internet, such as interactive simulation and collaborative environments allowing students at different campuses to participate in 3D virtual experiments, remote transmission of high-precision medical images for clinical diagnosis and high-speed access to digital library resources.

  Also in April 1998, Qwest announced that, together with the University Corporation for Advanced Internet Development ("UCAID"), it will provide the Internet2 IP backbone network, Project Abilene (a collaboration of Qwest, Cisco Systems and Nortel, led by UCAID), to create the farthest reaching, highest capacity research and education network in the world, available to Internet2 member universities. Project Abilene's initial operation is expected to begin before the end of 1998, with full deployment completed by the end of 1999, and will work with existing advanced research and education networking efforts, such as the U.S. government's Next Generation Internet initiative. Internet2 is a collaboration of over 120 U.S. research universities, industry leaders and U.S. government agencies, to develop a new family of advanced applications to meet emerging academic requirements in research, teaching and learning.

COMMERCIAL SERVICES

  General. Qwest began offering Commercial Services in 1993. Commercial Services focuses primarily on the sale of inter-LATA long distance services to the retail market, principally to small- and medium-sized businesses and to consumers. Qwest currently provides facilities-based services along the majority of its lit routes, and is a switch based reseller elsewhere. Total revenue from Commercial Services was approximately $59.6 million, $34.3 million and $20.4 million in 1997, 1996 and 1995, respectively, and approximately $23.4 million and $9.4 million for the three months ended March 31, 1998 and 1997, respectively. Qwest plans to transfer carrier and commercial switched traffic from leased facilities onto the Qwest Network as it is activated. As traffic volume increases and Qwest carries a greater percentage of traffic on the Qwest Network, Qwest believes it will realize economies of scale and thereby lower its cost of sales as a percentage of revenue. See "RISK FACTORS--Managing Rapid Growth."

  Products. Qwest markets the following products:

  . One Plus. This basic service offers customers the ability to make outbound long distance calls from any local telephone line by simply dialing a 1, plus the area code and phone number. Customers select Qwest as their primary long distance provider by placing an order with it. This service may be used for both domestic and international calling.

  . 10056. This service allows the customer to access the Qwest Network by dialing 10056 plus 1, plus the area code and phone number, with no need to change their primary long distance provider. These customers are solicited through direct mailing.

  . Dedicated Access Service. These lines are designed for larger users with enough traffic volume to warrant the use of a dedicated access line to originate calls. Instead of a switched access line that is shared by many users, this service uses a high capacity line that is used exclusively to connect between the end user and the long distance carrier's switch. This results in lower originating access cost and reduced rates to the user.

  . Toll Free 800/888. This inbound service, where the receiving party pays for the call, is accessed by dialing an 800/888 area code. This is used in a wide variety of applications, many of which generate revenue for the user (such as reservation centers or customer service centers). Qwest plans to introduce additional enhanced features such as call routing by origination point, time of day routing and other premium features in 1998.

  . Calling Card. These traditional, basic telephone calling cards allow the user to place calls from anywhere in the United States or Canada. Qwest offers additional higher margin features such as conference calling, international origination, information service access (such as weather or stock quotes), speed dialing and voice messaging.

  . Prepaid Card. Prepaid cards allow a customer to purchase and pay in advance for a card with a fixed amount of calling time. The card is then used as a standard calling card. Prepaid cards may be purchased with enhanced features similar to those of calling cards and also may be renewed by purchasing additional time.

  . Media Express(TM). This is an exclusive switched digital broadband service that provides variable bandwidth for video communications and other data applications on demand and allows users to control all the required components of a video conference from a personal computer.

  . Voice Over IP. In February 1998, Qwest began commercial service for its voice over Internet protocol ("IP") telephony service, Q.talkSM, with customers using the service through a controlled introduction in nine cities. Qwest expects to expand its service offering to approximately 25 cities by mid-1998, and continue the expansion of the service in conjunction with the planned Qwest Network buildout. Qwest offers to customers uncompressed voice over IP service at 7.5 cents per minute, 24 hours a day, seven days a week.

  Other services offered by Commercial Services include audio conferencing, operator services, directory assistance, special rate structures, custom services, special contract pricing and special local access arrangements in selected markets. In addition, Qwest intends to develop and offer additional value-added services to its customers, particularly business customers, to differentiate Qwest from its competitors and enhance Commercial Services profit margins. Qwest also is evaluating and intends to introduce in the future a variety of services specifically designed to capture a share of the growing data networking market.

  In September 1997, Qwest entered into an arrangement with Cisco Systems Inc. under which they will jointly define and test new broadband business multimedia services.

  In April 1998, Qwest began expanding its high-speed data networking service offerings. Through agreements with various technology partners. Qwest will offer Remote Access VPN or native IP and advanced Frame Relay/ATM services along the Qwest Network.

  Customers. Commercial Services currently targets small and medium to large businesses. The strategy of Commercial Services is to develop a customer base in geographic proximity to the Qwest Network.

NETWORK CONSTRUCTION SERVICES

  General. Qwest's Network Construction Services operations commenced in 1988 with the construction of conduit systems for major interexchange carriers. Total revenue from Network Construction Services was approximately $581.4 million, $139.2 million and $36.9 million in 1997, 1996 and 1995, respectively, and approximately $134.5 million and $52.1 million for the three months ended March 31, 1998 and 1997, respectively.

  Products. The principal product of Network Construction Services historically has been turn-key conduit systems built for other carriers. In most cases, while fulfilling customer contracts, Qwest installed additional conduit that it retained for its own use. Qwest is using its Network Construction Services resources to implement its strategic plan to complete the Qwest Network, in addition to providing Network Construction Services to third party customers along Qwest Network routes.

  In 1996, Qwest began selling dark fiber to telecommunications entities to help fund development of the Qwest Network. In 1996, Qwest's Network Construction Services revenue was derived largely from two principal dark fiber sales contracts with Frontier and WorldCom. These two contracts, along with the contracts with GTE, generated the majority of Network Construction Services revenue in 1997, and it is expected that these contracts will also generate the majority of such revenue in 1998. In addition, Qwest expects to generate additional revenue through the sale of dark fiber along various segments of the Qwest Network to other carriers.

  Customers. Network Construction Services customers historically have been primarily interexchange carriers, as well as major LECs and other telecommunications companies. In the first three months of 1998, GTE was the largest single Network Construction Services customer, accounting for approximately 27.4% of Qwest's consolidated gross revenue, with Frontier accounting for approximately 26.9%. For the year ended December 31, 1997, GTE was the largest single Network Construction Services customer, accounting for approximately 36.6% of Qwest's consolidated gross revenue, with Frontier accounting for approximately 31.2%. For the year ended December 31, 1996, WorldCom was Qwest's largest single customer, accounting for approximately 27.8% of Qwest's consolidated gross revenue, and Frontier accounted for approximately 26.3% of Qwest's consolidated gross revenue. No other customers accounted for more than 10% of consolidated gross revenue in 1997 and 1996. For the year ended December 31, 1995, MCI was Qwest's largest single customer, accounting for approximately 35.4% of consolidated gross revenue. No other customer accounted for more than 10% of consolidated gross revenue in 1995.

SALES AND MARKETING

  Qwest sells network dedicated and switched services to carriers through its carrier sales organization. This organization consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and key contacts within the industry at various levels in the carrier organizations.

  In Commercial Services, Qwest currently solicits targeted businesses through telemarketing personnel, independent contractors and a direct sales channel. Qwest plans to expand its presence in the Commercial Services market by developing its distinctive "Ride the Light(TM)" brand identity and aggressively marketing its existing and planned voice, data and other transmission products and services. Qwest plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

  In September 1997, Qwest entered into a marketing agreement with Innova, Inc. ("Innova") under which Innova will be an authorized sales representative of Qwest marketing Qwest's long distance products through affinity groups. Innova is a marketing company that wholesales and retails telecommunication products on a national basis with an emphasis on developing bundled product packages.

  Also in September 1997, Qwest entered into a marketing agreement with en-able, a joint venture of KN Energy, Inc. ("KN") and PacifiCorp. Jordan Haines, a Director of Qwest, is also a Director of KN. Qwest's One Plus and Calling Card services (with competitive international pricing for both) will be offered to utilities across the nation along with other services provided by en-able under its Simple ChoiceSM brand name.

  In February 1998, Qwest introduced its QwestLinked(TM) partner marketing program. Carriers, corporations and technology partners who choose the Qwest Network for their data, multimedia and voice connections are eligible to become QwestLinked and share the brand trademark.

COMPETITION

  The telecommunications industry is highly competitive. Many of Qwest's existing and potential competitors in the Carrier Services, Commercial Services and Network Construction Services markets have financial, personnel, marketing and other resources significantly greater than those of Qwest, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act could give rise to significant new competitors to Qwest.

  In the Carrier Services market, Qwest's primary competitors are other carrier service providers. Within the Carrier Services market, Qwest competes with large and small facilities-based interexchange carriers. For high volume capacity services, Qwest competes primarily with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom, although a proposed WorldCom/MCI merger is pending). Qwest is aware that others are planning additional networks that, if constructed, could employ advanced technology similar to the Qwest Network. Upon completion of the Qwest Network, Frontier and GTE will each have a fiber network similar in geographic scope and potential operating capability to that of Qwest. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. The scope and capacity of that competitor's network, as publicly announced, is less than that of Qwest, and does not contain all of the advanced technologies designed for the Qwest Network, but is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes. A carrier's carrier announced in January 1998 that it plans to sell wholesale capacity on its fiber optic network and that it has entered into an agreement with one of the RBOCs to be the primary user of its network. Qwest believes that this network, although potentially competitive, is different in operating capability from the Qwest Network. Another potential competitor, a new telecommunications company, has announced its intention to create a telecommunications network based on Internet technology.

  Qwest's competitors in Carrier Services include many large and small interexchange carriers. Qwest's Carrier Services business competes primarily on the basis of pricing, transmission quality, network reliability and customer service and support. The ability of Qwest to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors.

  Commercial Services has been and expects to continue to be a provider of high quality, low cost service primarily to small- and medium-sized business customers and consumers. Qwest intends to move into the market for higher volume business customers as the Qwest Network is completed and new products are introduced. In recent years the small- and medium-sized business market has experienced increased competition. The industry wide changes in technology and the effects of deregulation resulting from the Telecommunications Act are likely to further increase competition. Many of Qwest's competitors and potential competitors have financial, personnel and other resources substantially greater than those of Qwest. In the Commercial Services market, Qwest's primary competitors include AT&T, MCI, Sprint and WorldCom, all of whom have extensive experience in the long distance market. On November 10, 1997, MCI and WorldCom announced a proposed merger, and on March 11, 1998, the stockholders of both companies approved the merger. The impact on Qwest of such a merger or other consolidation in the industry is uncertain. In addition, the Telecommunications Act will allow the RBOCs and others to enter the long distance market. See "RISK FACTORS--Competition" and "INDUSTRY OVERVIEW--Telecommunications Markets."

  In the future, Qwest may be subject to additional competition due to the development of new technologies and increased supply of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by Qwest. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by Qwest.

  High initial network cost and low marginal costs of carrying long distance traffic have led to a trend among nonfacilities-based carriers to consolidate in order to achieve economies of scale. Such consolidation could result in larger, better capitalized competitors. However, Qwest believes that such competitors would also be stronger prospects as potential Carrier Services customers.

REGULATORY MATTERS

  General Regulatory Environment. Qwest's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecommunications Act and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by PUCs and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within the state. The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to Qwest. All of Qwest's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on Qwest, or that domestic or international regulators or third parties will not raise material issues with regard to Qwest's compliance or noncompliance with applicable regulations.

  The Telecommunications Act may have potentially significant effects on the operations of Qwest. The Telecommunications Act, among other things, allows the RBOCs and GTE to enter the long distance business, and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial competition to Qwest's Commercial Services and Carrier Services customers, and may have a material adverse effect on Qwest and such customers. However, Qwest believes that the RBOCs' and other companies' participation in the market will provide opportunities for Qwest to sell fiber or lease long distance high volume capacity.

  Under the Telecommunications Act, the RBOCs may immediately provide long distance service outside those states in which they provide local exchange service ("out-of-region" service), and long distance service within the regions in which they provide local exchange service ("in-region" service) upon meeting certain conditions. GTE may enter the long distance market without regard to limitations by region. The Telecommunications Act does, however, impose certain restrictions on, among others, the RBOCs and GTE in connection with their provision of long distance services. Out-of-region services by RBOCs are subject to receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. In-region services by RBOCs are subject to specific FCC approval and satisfaction of other conditions, including a checklist of pro-competitive requirements. On December 31, 1997, the U.S. District Court, Northern District of Texas (Wichita Falls) (the "District Court"), in SBC Communications, Inc. v. FCC and U.S. (the "SBC Communications Case"), overturned as unconstitutional the provisions of the Telecommunications Act which prohibited RBOCs from providing inter-LATA long distance services within their own region without demonstrating that the local exchange market was opened to local competition. The decision, however, affects only SBC, U.S. West and Bell Atlantic. Bell South has filed a recent suit making similar claims. Ameritech has not yet filed such a suit. Following the filing of respective petitions for stay by AT&T, MCI, the FCC and other intervenors in the SBC Communications Case, the District Court on February 11, 1998, stayed its decision, pending appellate review. In an order entered on January 22, 1998, the Eighth Circuit Court of Appeals ruled that the FCC may not require the RBOCs to comply with other checklist items, including the FCC's standard for pricing of access and interconnection, as a condition of providing in-region service. Under the Telecommunications Act, the RBOCs may provide in-region long distance services only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of presubscribed long distance access lines in the United States are also restricted from packaging other long distance services and local services provided over RBOC facilities. GTE is subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on LECs, and must obtain regulatory approvals otherwise applicable to the provision of long distance services in connection with its providing long distance services.

  Federal Regulation. The FCC has classified QCC, Qwest's principal operating subsidiary, as a non-dominant carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. However, the FCC has the power to impose more stringent regulation requirements on Qwest and to change its regulatory classification. In the current regulatory atmosphere, Qwest believes that the FCC is unlikely to do so with respect to Qwest's domestic service offerings.

  The FCC regulates many of the charges, practices and classifications of dominant carriers to a greater degree than non-dominant carriers. Among domestic carriers, large LECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while all other interstate service providers are considered non-dominant carriers. On April 18, 1997, the FCC ordered that the RBOCs and independent LECs offering domestic interstate inter-LATA services, in-region or out-of-region, be regulated as non-dominant carriers. However, such services offered in-region must be offered in compliance with the structural separation requirements mentioned above. AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate interexchange market in October 1995 and in the international market in May 1996. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated. A number of parties sought the FCC's reconsideration of AT&T's status, but the FCC denied these petitions on October 9, 1997.

  As a non-dominant carrier, QCC may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, so long as QCC obtains all necessary authorizations from the FCC for use of any radio frequencies. Non-dominant carriers are required to obtain prior FCC authorization to provide international telecommunications, and Qwest has obtained international authority that permits it to operate as a facilities-based carrier to all permissible international points and to operate as a resale carrier (including the resale of private lines for the provision of switched services) to all permissible points. The FCC also imposes prior approval requirements on certain transfers of control and assignments of operating authorizations. Non-dominant carriers are required to file periodic reports with the FCC concerning their interstate circuits and deployment of network facilities. International carriers are also required to file periodic reports regarding traffic and revenue and regarding circuit status and additions. Qwest is required to offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. While the FCC generally has chosen not to exercise direct oversight over cost justification or levels of charges for services of non-dominant carriers, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. Qwest or any of its operating subsidiaries could be subject to legal actions seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to have been injured by Qwest's practices. Qwest cannot predict either the likelihood of the filing of any such complaints or the results if filed.

  Under existing regulations, non-dominant carriers are required to file with the FCC tariffs listing the rates, terms and conditions of both interstate and international services provided by the carrier. Pursuant to such regulations, Qwest has filed with the FCC tariffs for its interstate and international services. On October 29, 1996, the FCC adopted an order in which it eliminated, as of September 1997, the requirement that non-dominant interstate carriers such as Qwest maintain tariffs on file with the FCC for domestic interstate services and in fact prohibited the filing of such tariffs, although tariffs for international service must still be filed. Such carriers were given the option to cease filing tariffs during a nine-month transition period that concluded on September 22, 1997. The FCC's order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. However, on February 19, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC's order pending further expedited judicial review or FCC reconsideration or both. In August 1997, the FCC issued an order on reconsideration in which it affirmed its decision to impose complete or mandatory detariffing, although it decided to allow optional or permissive tariffing in certain limited circumstances (including for interstate, domestic, interexchange dial-around services, which end users access by dialing a carrier's 10XXX access code). Petitions for further reconsideration of this order are pending, and this order also remains subject to the Court of Appeals' stay pending further judicial review and the pending appeals of the order on reconsideration. Qwest cannot predict the ultimate outcome of these or other proceedings on its service offerings or operations.

  On May 8, 1997, the FCC released an order intended to reform its system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the Telecommunications Act. Access service is the use of local exchange facilities for the origination and termination of interexchange communications. The FCC's historic access charge rules were formulated largely in anticipation of the 1984 divestiture of AT&T and the emergence of long distance competition, and were designated to replace piecemeal arrangements for compensating LECs for use of their networks for access, to ensure that all long distance companies would be able to originate and terminate long distance traffic at just, reasonable, and non-discriminatory rates, and to ensure that access charge revenues would be sufficient to provide certain levels of subsidy to local exchange service. While there has been pressure on the FCC historically to revisit its access pricing rules, the Telecommunications Act has made access reform timely. The FCC's access reform order adopts various changes to its rules and policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the FCC modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element; changed its structure for interstate transport services; and affirmed that ISPs may not be assessed interstate access charges. In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to levels that would be achieved through competition but that a "prescriptive" approach, specifying the nature and timing of changes to existing access rate levels, might be adopted in the absence of competition. The FCC intends to address these and other related matters in subsequent proceedings. Several parties have filed petitions for reconsideration or judicial appeals or both of this order, many of which are still pending. Though Qwest believes that access reform through lowering and/or eliminating excessive access service charges will have a positive effect on its service offerings and operations, it cannot predict how or when such benefits may present themselves, or the outcome of the pending judicial appeals or petitions for FCC reconsideration.

  The FCC also released a companion order on universal service reform on May 8, 1997. The universal availability of basic telecommunications service at affordable prices has been a fundamental element of U.S. telecommunications policy since enactment of the Communications Act of 1934. The current system of universal service is based on the indirect subsidization of LEC pricing, funded as part of a system of direct charges on some LEC customers, including interexchange carriers such as QCC, and above-cost charges for certain LEC services such as local business rates and access charges. In accordance with the Telecommunications Act, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding be based on all interexchange carriers' gross retail revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services be eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers be funded by an assessment on total interstate and intrastate revenues of all interexchange carriers. The FCC stated that it intends to study the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. Several parties have filed petitions for reconsideration or judicial appeals or both of this order, many of which are still pending. Further to its study of the mechanism for support of universal service, the FCC on April 10, 1998 released a report to Congress suggesting that the FCC might, in a later proceeding, classify some kinds of "phone-to phone" voice services using the Internet protocol as telecommunications. Such an outcome would extend new regulatory obligations and associated costs, including the obligation to support universal service, to providers of those services, such as Qwest. Qwest is unable to predict the outcome of the further FCC proceedings or of the pending judicial appeals or petitions for FCC reconsideration on its operations. Qwest is required to contribute in 1998 a percentage of its gross retail revenue to the universal services fund and includes charges for these contributions in its 1998 billings.

  On April 11, 1997, the FCC released an order requiring that all carriers transition from three-digit to four-digit Carrier Identification Codes ("CICs") by January 1, 1998. CICs are the suffix of a carrier's Carrier Access Code ("CAC"), and the transition will expand CACs from five (10XXX) to seven digits (101XXXX). These codes permit customers to reach their carrier of choice from any telephone. Parties filed petitions for reconsideration of this design, arguing in part that this short transition (following the FCC's proposal for a six-year transition) does not permit carriers sufficient time to make necessary hardware and software upgrades or to educate their customers regarding the need to dial additional digits to reach their carrier of choice. In response to these petitions, the FCC on October 22, 1997 issued an order on reconsideration that modified the transition to create a "two-step" process. LECs must have completed switch changes to recognize the new codes by January 1, 1998, but interexchange carriers have until June 30, 1998 to prepare for and educate their consumers about the change to new codes. Petitions for reconsideration and judicial appeals of the FCC's orders are pending. Qwest cannot predict the outcome of these proceedings or whether this transition period will permit adequate customer notification.

  Qwest's Microwave System subsidiary is subject to applicable FCC regulations for the use of radio frequencies. The FCC issues domestic microwave radio licenses for limited periods not to exceed 10 years. Qwest must seek renewal of such licenses prior to their expiration. Qwest knows of no facts that would result in the denial of any such renewals, although there can be no assurance in that regard. Although the FCC has never denied a microwave license application made by Qwest, there can be no assurance that Qwest will receive all authorizations or licenses necessary to implement its business plan or that delays in the licensing process will not adversely affect Qwest's business.

  The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license. These ownership restrictions apply to Qwest's Microwave System but currently do not apply to non-radio facilities, such as fiber optic cable. The FCC adopted rules relating to requests to exceed the statutory limit on indirect foreign ownership of common carrier radio licenses, and the participation of foreign carriers or U.S. entities with foreign carrier affiliates (generally an ownership interest greater than 25% or a controlling interest) in an entity holding U.S. international authority. Under those rules, the FCC has scrutinized either form of foreign participation to determine whether the relevant foreign market offers "effective competitive opportunities" ("ECO"). The FCC may impose restrictions (including prohibition of the proposed participation or investment) on applicants not meeting the ECO test. These rules have also required international carriers to notify the FCC 60 days in advance of an acquisition of a 10% or greater interest by a foreign carrier in that U.S. carrier. The FCC has discretion to determine that unique factors require application of the ECO test or a change in regulatory status of the U.S. carrier even though the foreign carrier's interest is less than 25%. These rules also reduce international tariff notice requirements for dominant, foreign-affiliated carriers from 45 days' notice to 14 days' notice. Such reduced tariff notice requirements may make it easier for dominant, foreign-affiliated carriers to compete with Qwest. The Telecommunications Act partially amends existing restrictions on foreign ownership of radio licenses by allowing corporations with non-U.S. citizen officers or directors to hold radio licenses. Other non-U.S. ownership restrictions, however, currently remain unchanged, but the U.S. has agreed in recent world trade negotiations to allow for a significant increase in permissible foreign investment, including 100% indirect foreign ownership of U.S. common carrier radio licensees. On November 26, 1997, the FCC issued an order that modified the continued applicability of its ECO test in light of this agreement. In that order, which became effective February 9, 1998, the FCC eliminated the ECO test for applicants from the World Trade Organization ("WTO") member countries seeking international authority from the FCC or seeking to exceed the indirect foreign ownership limits on US common carrier radio licenses. The FCC instead adopted an open entry standard with a presumption that such participation by WTO member countries is permissible. The FCC retained the ECO test, however, for applicants from non-WTO member countries. The FCC also modified certain dominant carrier safeguards and further reduced the tariff notice requirements from 14 to one day's notice. Finally, the FCC raised the threshold for the required 60-day advance notification of foreign carrier affiliations from 10% to 25%. Petitions for reconsideration of this order are pending at the FCC. Qwest cannot predict the outcome of this proceeding. Although Qwest believes these changes will have a positive effect on its ability to identify potential sources of capital, they will also increase the number of competitors for international traffic. The effect on Qwest of the Telecommunications Act or other new legislation, negotiations or regulations which may become applicable to Qwest cannot be determined.

  International Settlements. Under the international settlement system, international long distance traffic is exchanged under bilateral correspondent agreements between facilities-based carriers in two countries. Correspondent agreements generally are three to five years in length and provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, correspondent agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for their own costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to a correspondent agreement at a negotiated rate (which must be the same for all U.S. based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.

  The difference in cost between providing domestic long distance and international service is minimal, and technical advances in facilities deployed for international calling are making distance largely irrelevant to cost. Increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates. As a result, domestic customers currently pay significantly more for an international call than they do for a domestic long distance call. The FCC has adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or judicial appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may have a significant impact on settlement rates.

  Qwest believes that the average cost of international telephone calls will be reduced, and anticipates further international opportunities will be created as a result of recent worldwide trade negotiations. On February 15, 1997, representatives of 70 countries, including the United States, finalized the WTO Basic Telecommunications Agreement ("WTO Agreement"), a compact addressing market access, investment and pro-competitive regulatory principles in areas currently generating over 95% of the world's telecommunications revenue. The WTO Agreement took effect on February 5, 1998. Among other things, the agreement provides U.S. companies market access for local, long distance and international service in 53 historically monopolized countries through any means of network technology, either as a facilities-based provider or as a reseller of existing network capacity. The countries providing market access for telecommunications services as a result of the WTO Agreement account for 99% of the world's telecommunications revenue. Although some countries have reserved specific exceptions, the agreement generally ensures that U.S. companies may acquire, establish, or hold a significant stake in telecommunications companies around the world, and that foreign companies may acquire, establish or hold such a stake in U.S. telecommunications companies. Additionally, pro-competitive regulatory principles based largely upon the Telecommunications Act were adopted by 65 countries within the WTO

Agreement. U.S. companies will be able to enforce these principles, as well as the WTO Agreement's market access and investment commitments, at the WTO and through enabling legislation in the U.S. Qwest expects to benefit from the anticipated effects of the WTO Agreement, but cannot predict where or when such opportunities may present themselves.

  State Regulation. Qwest's intrastate long distance telecommunications operations are subject to various state laws and regulations including, in many jurisdictions, certification and tariff filing requirements.

  Generally, Qwest must obtain and maintain certificates of authority from regulatory bodies in most states in which it offers intrastate services. In most of these jurisdictions Qwest must also file and obtain prior regulatory approval of tariffs for its intrastate services. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Qwest is currently authorized to provide intrastate services in the 48 contiguous United States. Qwest intends to have authority in all states where competition is allowed.

  Those states that permit the offering of intrastate/intra-LATA service by interexchange carriers generally require that end users desiring to use such services dial special access codes. Historically, this has put Qwest at a competitive disadvantage compared with LECs whose customers can make intrastate/intra-LATA calls simply by dialing 1 plus the desired number. If a long distance carrier's customer attempts to make an intra-LATA call by simply dialing 1 plus the desired number, the call will be routed to and completed by the LEC. Regulatory agencies in a number of states have issued decisions that would permit Qwest and other interexchange carriers to provide intra-LATA calling on a 1 + basis. Further, the Telecommunications Act requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region inter-LATA services. Qwest expects to benefit from the ability to offer 1 + intra-LATA services in states that allow this type of dialing parity.

  Local Regulation. Qwest is occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic network using municipal rights-of-way. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that Qwest remove its facilities or abandon its network in place could have a material adverse effect on Qwest. In some municipalities where Qwest has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In addition, Qwest could be at a competitive disadvantage if its competitors do not pay the same level of fees as Qwest. However, the Telecommunications Act requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.

  Other. Qwest monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Qwest believes that it is in compliance with such regulations, although there can be no assurance that any such discharge, disposal or emission might not expose Qwest to claims or actions that could have a material adverse effect on Qwest.

PROPERTIES

  The Qwest Network in progress and its component assets are the principal properties owned by Qwest. Qwest owns substantially all of the telecommunications equipment required for its business. Qwest's installed fiber optic cable is laid under the various rights-of-way held by Qwest. Other fixed assets are located at various leased locations in geographic areas served by Qwest. Qwest is opening sales offices in selected major geographic locations.

  Qwest's executive, administrative and sales offices and its Network Management Center are located at its principal office in Denver, Colorado. Qwest leases this space from an affiliate of Anschutz Company at market rates under an agreement that expires in October 2004. Qwest also leases office space in the Denver area for customer service operations. Qwest leases additional space in Dallas, Texas, housing the headquarters for operation of its Microwave System.

  In December 1995, Qwest entered into an agreement (as amended in January
1997) with Ferrocarriles Nacionales de Mexico whereby Qwest was granted easements for the construction of multiple conduit systems along railroad rights-of-way within Mexico for consideration of approximately $7.7 million, including $1.1 million in value-added taxes. Qwest has capitalized total costs, including right-of-way, equipment, construction and design costs, relating to this investment of approximately $13.0 million as of December 31, 1997.

  In July 1997, Qwest entered into an agreement with an unrelated third party whereby Qwest will receive (i) four dark fibers along a 2,220 kilometer route to be constructed in Mexico by the third party, and (ii) certain construction inventory and value-added tax refunds, totaling approximately $2.9 million. In exchange for these assets, the third party will receive the stock of Qwest's subsidiary, SP Servicios de Mexico S.A. de C.V., and approximately $6.7 million in cash.

EMPLOYEES

  As of March 31, 1998, Qwest employed approximately 1,965 employees of which 240 perform corporate and administrative services, 1,000 provide Network Construction Services, 300 provide Commercial Services, 35 provide Carrier Services, and 390 perform network engineering and related functions. Qwest uses the services of independent contractors for installation and maintenance of portions of the Qwest Network. None of the Qwest's employees are currently represented by a collective bargaining unit. Qwest believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  Qwest and its subsidiaries are subject to various claims and proceedings in the ordinary course of business. Based on information currently available, Qwest believes that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on Qwest's financial condition or results of operations, although there can be no assurances in this regard. See also "PLAN OF MERGER--Litigation."

                  SELECTED HISTORICAL FINANCIAL DATA OF QWEST

  The selected data presented below under the captions "Statement of Operations and Other Financial Data" and "Summary Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1997 and as of March 31, 1998 and 1997, and for the three months ended March 31, 1998 and 1997, have been taken or derived from the historical Consolidated Financial Statements of Qwest. Consolidated Financial Statements of Qwest as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere in this Joint Proxy Statement/Prospectus. The information set forth below should be read in conjunction with the discussion under "QWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF QWEST" and the Historical Consolidated Financial Statements and the unaudited Pro Forma Condensed Combined Financial Statements of Qwest and the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus.

                  SELECTED HISTORICAL FINANCIAL DATA OF QWEST

                                                                            THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                     MARCH 31,
                         -------------------------------------------------  -------------------
                           1993      1994      1995      1996      1997       1997      1998
                         --------  --------  --------  --------  ---------  --------  ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 AND OTHER FINANCIAL
 DATA:
Total revenue........... $ 69,327  $ 70,873  $125,102  $230,996  $ 696,703  $ 72,693  $ 177,047
Total operating
 expenses...............   80,247    81,488   161,158   243,010    673,222    85,337    180,572
Earnings (loss) from
 operations.............  (10,920)  (10,615)  (36,056)  (12,014)    23,481   (12,644)    (3,525)
Other income
 (expense)(1)...........  122,631       (70)   (2,411)    1,813         99     5,410     (6,302)
Earnings (loss) before
 income taxes...........  111,711   (10,685)  (38,467)  (10,201)    23,580    (7,234)    (9,827)
Net earnings (loss)..... $ 68,526  $ (6,898) $(25,131) $ (6,967) $  14,523    (4,776) $  (6,649)
                         ========  ========  ========  ========  =========  ========  =========
Earnings (loss) per
 share-basic............ $   0.40  $  (0.04) $  (0.15) $  (0.04) $    0.08  $  (0.03) $   (0.03)
Earnings (loss) per
 share-diluted.......... $   0.40  $  (0.04) $  (0.15) $  (0.04) $    0.07  $  (0.03) $   (0.03)
EBITDA(2)............... $   (824) $ (6,338) $(26,007) $  6,912  $  41,733  $(10,678)    $4,506
Net cash provided by
 (used in) operating
 activities............. $ (7,125) $  3,306  $(56,635) $ 32,524  $ (36,488) $ 33,359  $  53,540
Net cash provided by
 (used in) investing
 activities............. $107,496  $(41,712) $(58,858) $(52,622) $(356,824) $(56,922) $(141,644)
Net cash provided by
 (used in) financing
 activities............. $(95,659) $ 34,264  $113,940  $ 25,519  $ 766,191  $177,327  $ 281,481
Capital
 expenditures(3)........ $  3,794  $ 40,926  $ 48,732  $ 85,842  $ 444,659  $ 78,922  $ 159,704


                                      AS OF DECEMBER 31,                AS OF MARCH 31,
                         -------------------------------------------- -------------------
                          1993    1994     1995     1996      1997      1997      1998
                         ------- ------- -------- -------- ---------- -------- ----------
                                                  (IN THOUSANDS)
SUMMARY BALANCE SHEET
 DATA:
Total assets............ $60,754 $89,489 $184,178 $262,551 $1,398,105 $469,614 $1,779,568
Long-term debt.......... $ 2,141 $27,034 $ 68,793 $109,268 $  630,463 $286,325 $  959,270
Total stockholders'
 equity(4).............. $12,079 $24,581 $ 26,475 $  9,442 $  381,744 $  4,666 $  407,162

                                  AS OF DECEMBER 31,              AS OF MARCH 31,
                          ----------------------------------- -----------------------
                             1995        1996        1997        1997        1998
                          ----------- ----------- ----------- ----------- -----------
OPERATING DATA:
Route miles of conduit
 installed..............        3,200       3,650       9,500       4,900      11,100
Route miles of lit fiber
 installed..............          580         900       3,400         900       5,400
Total minutes of
 use(5).................  237,000,000 382,000,000 669,000,000 107,000,000 262,000,000

-------
(1) In November 1993, Qwest sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, Qwest recognized a gain of approximately $126.5 million. See "QWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS OF QWEST."
(2) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, a nonrecurring expense of $2.6 million in the year ended December 31, 1996 to restructure operations, the gain on sale of telecommunications agreements of $6.1 million (which is non-recurring) in the year ended December 31, 1996, and the gain on sale of contract rights of approximately $9.3 million (which is non-recurring) in the year ended December 31, 1997. EBITDA includes earnings from the construction contracts for the sale of dark fiber that Qwest will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of Qwest's operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies. Qwest believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan expense, EBITDA would have been $115.2 million, $20.0 million, and $1.8 million for the years ended December 31, 1997, 1996 and 1993, respectively, and $6.8 million and $2.4 million for the three months ended March 31, 1998 and 1997, respectively.
(3) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.
(4) Qwest has not declared or paid cash dividends on the Qwest Common Stock since becoming a public company in June 1997.
(5) Represents total minutes of use for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997.

      QWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with Qwest's audited Consolidated Financial Statements and unaudited interim financial statements and the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus.

OVERVIEW

  Qwest is a facilities-based provider of multimedia communications services to interexchange carriers and other telecommunications entities, businesses and consumers and constructs and installs fiber optic communications systems for interexchange carriers and other telecommunications entities, as well as for its own use.

  Qwest is expanding its existing voice and data network into the Qwest Network, an approximately 16,250 route-mile, coast-to-coast, technologically advanced fiber optic telecommunications network. The domestic network is expected to be completed in 1999. In April 1998, Qwest activated the entire transcontinental portion of the Qwest Network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native IP fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for late 1998. The network extension to Europe will be obtained through the exchange of telecommunications capacity with Teleglobe Inc., including two 155-megabit circuits crossing the Atlantic Ocean from New York City to London and with Global Crossing Ltd. ("Global"), including four STM1s (the European equivalent of OC3 SONET Circuits) on Global's subsea fiber optic cable system connecting U.S. cities with Europe. The transatlantic telecommunications capacity supports Qwest's growth into the European market.

  In October 1997, Qwest acquired SuperNet, an ISP, for $20.2 million in cash, including acquisition costs.

  On March 30, 1998, Qwest consummated its acquisition of Phoenix, a non-facilities-based reseller of long distance services, for approximately $27.2 million in Qwest Common Stock. Additional cash consideration to the Phoenix Stockholders of up to $4.0 million is being withheld pending the outcome of litigation for which Phoenix or its affiliates may have potential liability. At the time of the acquisition, Phoenix had approximately 40,000 customers, primarily in the business market. The merger was accounted for as a purchase.

  On April 14, 1998, Qwest acquired EUnet, a European Internet service provider with business units operating in 13 European countries, for approximately $154.4 million in Qwest Common Stock and cash. At the time of the acquisition, EUnet had approximately 60,000, primarily business, customers throughout Europe. The acquisition was accounted for as a purchase.

  Carrier Services. Carrier Services provides high-volume and conventional dedicated line services over Qwest's owned capacity and switched services over owned and leased capacity to interexchange carriers and other telecommunications providers. Qwest is currently focusing on expanding Carrier Services to increase its revenue stream and reduce per unit costs, targeting capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking longer-term, high-volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, Qwest is marketing to ISPs and other data service companies. For the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996, Qwest's five largest carrier customers accounted for approximately 46.2%, 42.3% and 41.3% of Carrier Services revenue, respectively.

  Commercial Services. Commercial Services provides voice, data and video services to businesses and consumers. Qwest builds direct, end-user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

  Revenue from Commercial Services is recognized primarily on a minutes-of-use basis. Commercial Services has generated revenue using four primary sales channels: direct sales, direct mail, agent and telemarketing. In September 1997, Qwest entered into an arrangement with a third party under which they will jointly define and test new broadband business multimedia services.

  Network Construction Services. Network Construction Services constructs and installs fiber optic communication systems for interexchange carriers and other telecommunications providers, as well as for Qwest's own use. Qwest began operations in 1988 constructing fiber optic conduit systems primarily for major long distance carriers in exchange for cash and capacity rights. In 1996, Qwest entered into major construction contracts for the sale of dark fiber to Frontier and WorldCom whereby Qwest has agreed to install and provide dark fiber to each along portions of the Qwest Network. The company also entered into two substantial construction contracts with GTE in 1997 for the sale of dark fiber along portions of the route of the Qwest Network. After completion of the Qwest Network, Qwest expects that revenue from Network Construction Services will be less significant to Qwest's operations. See "BUSINESS OF QWEST--The Qwest Network --Dark Fiber Sales."

  Revenue from Network Construction Services generally is recognized under the percentage of completion method as performance milestones relating to the contract are satisfactorily completed. Losses, if any, on uncompleted contracts are expensed in the period in which they are identified and any revisions to estimated profits on a contract are recognized in the period in which they become known.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  Qwest reported a net loss of $6.6 million in the three months ended March 31, 1998, compared to a net loss of $4.8 million in the three months ended March 31, 1997. The increase in net loss was primarily due to the factors discussed below. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, Qwest's reported net loss would have been approximately $5.2 million for the three months ended March 31, 1998 compared to net income of $3.7 million for the three months ended March 31, 1997.

  Revenues. Selected components of revenues for the three months ended March 31, 1998 and 1997, were as follows (dollars in thousands):

                                           MARCH 31, MARCH 31,    $        %
                                             1998      1997    INCREASE INCREASE
                                           --------- --------- -------- --------
   Carrier services....................... $ 19,190   $11,199  $  7,991    71%
   Commercial services....................   23,394     9,411    13,983   149%
   Network construction services..........  134,463    52,083    82,380   158%
                                           --------   -------  --------   ---
     Total revenues....................... $177,047   $72,693  $104,354   144%
                                           ========   =======  ========   ===

  Telecommunication services revenue increased due to increases in revenue from carrier switched services and carrier dedicated line services provided on the Qwest Network. Additionally, commercial services experienced growth in switched services provided to businesses and consumers as a result of continued expansion of Qwest's direct sales, direct mail, agent and telemarketing sales channels. Revenue from sales to consumers became more diversified, reflecting the growth in branded dial-1 service, the expansion of agent channels that focused on affinity-based marketing efforts and the growth in voice over IP service (Q.talkSM), which was launched in the first quarter 1998. Direct mail marketing efforts continued to be successful. Network Construction Services revenue increased primarily due to revenue from dark fiber sales to WorldCom, GTE, Frontier and other carriers under contracts entered into subsequent to the first quarter 1997.

  Operating Expenses. Selected components of operating expenses for the three months ended March 31, 1998 and 1997, were as follows (dollars in thousands):

                                                             $          %
                                     MARCH 31, MARCH 31, INCREASE/  INCREASE/
                                       1998      1997    (DECREASE) (DECREASE)
                                     --------- --------- ---------- ----------
   Telecommunication services....... $ 32,695   $18,063   $ 14,632      81%
   Network Construction Services....   93,117    36,265     56,852     157%
   Selling, general and
    administrative..................   44,428    13,947     30,481     219%
   Growth share plan................    2,301    13,100    (10,799)    (82%)
   Depreciation and amortization....    8,031     3,962      4,069     103%
                                     --------   -------   --------     ---
     Total operating expenses....... $180,572   $85,337   $ 95,235     112%
                                     ========   =======   ========     ===

  Expenses for telecommunications services primarily consist of the cost of leased capacity, LEC access charges, engineering and other operating costs. The growth in telecommunications services expenses was primarily attributable to the continued growth in switched services and network engineering and operations, partially offset by an increase in on-net traffic over the Qwest Network. As the Qwest Network is completed and activated, Qwest is able to serve more customer needs over its own capacity.

  Expenses for network construction services consist primarily of costs to construct the Qwest Network, including conduit, fiber cable, construction crews and rights of way. Costs attributable to the construction of the Qwest Network for Qwest's own use are capitalized. Expenses for network construction services increased due to costs of construction contracts relating to increased dark fiber sales revenue.

  SG&A includes the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. The increase was due primarily to increases in expenses related to Qwest's direct mail sales program, the marketing of Qwest's new brand identity and new service offerings, administrative and information services support of Qwest's growth, the recruiting and hiring of additional personnel and increased property taxes and maintenance costs related to the increase in fixed assets along the Qwest Network. Qwest is in the process of opening commercial sales offices in selected major geographic markets to implement Qwest's strategy, as segments of the Qwest Network become operational. In addition, SG&A expenses will increase as Qwest continues to expand its Carrier Services and Commercial Services, initiate its United States and international direct sales operations, and recruit experienced telecommunications industry personnel to implement Qwest's strategy.

  Qwest has a Growth Share Plan for certain of its employees and directors, which was Qwest's management incentive plan prior to the initial public offering. Growth Share Plan expense reflects Qwest's estimate of compensation expense with respect to the Growth Shares issued to participants. A "Growth Share" is a unit of value based on the increase in value of Qwest over a specified measuring period. Qwest anticipates total additional expense of up to approximately $21.1 million through the year 2002 in connection with this plan. Qwest does not anticipate any future grants under the Growth Share Plan.

  Qwest's depreciation and amortization expense increased primarily due to activating segments of the Qwest Network during the three months ended March 31, 1998, purchases of additional equipment used in constructing the Qwest Network, purchases of other fixed assets to accommodate Qwest's growth and amortization of goodwill related to the SuperNet acquisition. Qwest expects that depreciation and amortization expense will continue to increase in subsequent periods as Qwest continues to activate additional segments of the Qwest Network and amortizes goodwill recorded from acquisitions.

  Other Income (Expense). Selected components of other income (expense) for the three months ended March 31, 1998 and 1997, were as follows (dollars in thousands):

                                                            $          %
                                   MARCH 31,  MARCH 31, INCREASE/  INCREASE/
                                     1998       1997    (DECREASE) (DECREASE)
                                   ---------  --------- ---------- ----------
   Interest expense, net of
    capitalized................... $(14,376)   $ (984)   $(13,392)   (1,361)%
   Interest income................    8,074       680       7,394     1,087 %
   Other income (expense), net....      --      5,714      (5,714)     (100)%
                                   --------    ------    --------    ------
     Total other income
      (expense)................... $ (6,302)   $5,410    $(11,712)     (216)%
                                   ========    ======    ========    ======

  The increase in net interest expense resulted from an increase in interest on long-term indebtedness, related primarily to the Senior Notes, the Senior Discount Notes and the New Senior Discount Notes, partially offset by increases in capitalized interest resulting from construction of the Qwest Network. See, "--Liquidity and Capital Resources." Interest income increased due primarily to increased cash equivalent balances.

  Pursuant to a capacity sale in 1993, Qwest obtained certain rights of first refusal to re-acquire network communications equipment and terminal locations including leasehold improvements should the purchaser, under that agreement, sell the network. In the three months ended March 31, 1997, Qwest sold certain of these rights to the purchaser in return for $9.0 million in cash and the right to re-acquire certain terminal facilities, $7.0 million of which Qwest received in the three months ended March 31, 1997 and recorded as gain on sale of contract rights.

  Qwest sold a portion of its dedicated line services on leased capacity in July 1996. During the transition of the service agreements to the buyer, Qwest incurred certain facilities costs on behalf of the buyer, which were to be reimbursed to Qwest. A dispute arose with respect to the reimbursement of such costs and, as a result, Qwest made a provision of approximately $2.0 million in the three months ended March 31, 1997. No such items of other income or expense occurred in the three months ended March 31, 1998.

  Income Taxes. Qwest is included in the consolidated federal income tax return of Anschutz Company. A tax sharing agreement provides for allocation of tax liabilities and benefits to Qwest, in general, as though it filed a separate tax return. Qwest's effective tax rate during the three months ended March 31, 1998 and 1997 approximated the statutory federal rate.

  If the Merger is consummated, Qwest will no longer be included in the consolidated federal income tax return of Anschutz Company, its majority stockholder. As a result, the net operating losses for income tax purposes of Qwest, included in the consolidated federal income tax returns of Anschutz Company from January 1, 1997 through the Closing Date, will not be available for use by Qwest in its separate tax returns after the Merger. Qwest recognized a deferred tax asset because it believed that the tax benefits attributable to its net income tax operating loss carryforwards would be realized by the recognition of future taxable amounts under the terms of its tax sharing agreement with Anschutz Company. Based on an analysis of the tax attributes of Qwest and Anschutz Company, Anschutz Company will not be able to realize the benefit of Qwest's net operating losses. Accordingly, the deferred tax assets attributable to Qwest's net operating loss carryforwards, calculated on a separate return basis, will be reported on the consummation date of the Merger as an adjustment to Qwest's capital in the form of an in-substance dividend.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Qwest reported net earnings of $14.5 million in the year ended December 31, 1997, compared to a net loss of $7.0 million in the same period of the prior year. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, Qwest's reported net earnings would have been approximately $61.6 million and $1.5 million for the years ended December 31, 1997 and 1996, respectively.

  Revenue. Total revenue increased $465.7 million, or 202% during the year ended December 31, 1997, as compared to 1996. Carrier Services revenue decreased $1.9 million, or 3% for the year ended December 31, 1997, as compared to 1996, primarily due to Qwest's sale of its resale dedicated line services on leased capacity on July 1, 1996. The sold business generated revenue of $18.8 million for the year ended December 31, 1996. Exclusive of this revenue, Carrier Services revenue increased $16.9 million, or 44%, during the year ended December 31, 1997, as compared to 1996. This increase in Carrier Services revenue was due primarily to increases in revenue from carrier switched services and carrier dedicated line services provided on the Qwest Network. Commercial Services revenue increased $25.4 million, or 74% for the year ended December 31, 1997, as compared to 1996. The increase was due primarily to growth in switched services provided to small- and medium-sized businesses and to consumers as a result of continued expansion of Qwest's direct sales, direct mail, agent and telemarketing sales channels. Revenue from Network Construction Services increased $442.2 million, or 318% during the year ended December 31, 1997, as compared to the corresponding period in 1996. The increase was due primarily to revenue from dark fiber sales to WorldCom, GTE and Frontier.

  Operating Expenses. Qwest's principal operating expenses consist of expenses for telecommunications services, network construction incurred by Network Construction Services, SG&A, Growth Share Plan expense and depreciation and amortization. Total operating expenses increased $430.2 million, or 177% during the year ended December 31, 1997 as compared to the corresponding period in 1996. Expenses for telecommunications services primarily consist of the cost of leased capacity, LEC access charges, engineering and other operating costs. Expenses for telecommunications services increased $10.8 million, or 13% for the year ended December 31, 1997, as compared to 1996. The growth in telecommunications services expenses was primarily attributable to the continued growth in switched services and network engineering and operations, partially offset by the reduction in expenses resulting from the sale on July 1, 1996 of Qwest's resale dedicated line services on leased capacity and an increase in on-net traffic over the Qwest Network. When the Qwest Network is completed and activated, Qwest will be able to serve more customer needs over its own capacity on the Qwest Network.

  Expenses for Network Construction Services consist primarily of costs to construct the Qwest Network, including conduit, fiber cable, construction crews and rights-of-way. Costs attributable to the construction of the Qwest Network for Qwest's own use are capitalized. Expenses for Network Construction Services increased $309.6 million, or 354% in the year ended December 31, 1997, as compared to 1996, due to costs of construction contracts relating to increased dark fiber sales revenue.

  SG&A includes the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. SG&A increased $45.4 million, or 99% in the year ended December 31, 1997, as compared to 1996. The increase was due primarily to increases in expenses related to Qwest's direct mail sales program, the development of Qwest's new brand identity, administrative and information services support of Qwest's growth, and the recruiting and hiring of additional personnel. Qwest is in the process of opening commercial sales offices in selected major geographic markets to implement Qwest's strategy, as segments of the Qwest Network become operational. In addition, SG&A expenses will increase as Qwest continues to expand its Carrier and Commercial Services, initiate its United States and international direct sales operations, and recruit experienced telecommunications industry personnel to implement Qwest's strategy.

  Qwest has a Growth Share Plan for certain of its employees and directors. Growth Share Plan expense, reflects Qwest's estimate of compensation expense with respect to the growth shares issued to participants. A "growth share" is a unit of value based on the increase in value of Qwest over a specified measuring period. Qwest estimated an increase in the value of growth shares, primarily triggered by the Qwest Initial Public Offering, and has recorded $73.5 million of additional compensation expense in the year ended December 31, 1997, and $13.1 million in the year ended December 31, 1996. Qwest anticipates total additional expense of up to approximately $23.4 million through the year 2002 in connection with this plan. Qwest does not anticipate any future grants under the Growth Share Plan.

  Qwest's depreciation and amortization expense increased $4.0 million, or 25% during the year ended December 31, 1997 as compared to 1996. This increase resulted primarily from activating segments of the Qwest

Network during 1997, purchases of additional equipment used in constructing the Qwest Network and purchases of other fixed assets to accommodate Qwest's growth. Qwest expects that depreciation and amortization expense will continue to increase in subsequent periods as Qwest continues to activate additional segments of the Qwest Network and amortizes the goodwill acquired with the SuperNet purchase. See, "--Overview."

  Other Income (Expense). Pursuant to a capacity sale in 1993, Qwest obtained certain rights of first refusal to re-acquire network communications equipment and terminal locations including leasehold improvements should the purchaser, under that agreement, sell the network. In the first quarter of 1997, Qwest sold certain of these rights to the purchaser in return for $9.0 million in cash and the right to re-acquire certain terminal facilities, which Qwest received in 1997 and has recorded as gain on sale of contract rights.

  During 1997, Qwest's net interest income (expense) increased $2.8 million as compared to 1996. The increase resulted from an increase in interest on long-term indebtedness, related primarily to the Senior Notes and the Senior Discount Notes, partially offset by increases in capitalized interest resulting from construction of the Qwest Network and interest income attributable to the increase in cash equivalent balances. In January 1998, Qwest issued the New Senior Discount Notes which are expected to increase net interest expense in subsequent periods. See, "--Liquidity and Capital Resources."

  As previously discussed, Qwest sold a portion of its dedicated line services on leased capacity in July 1996. During the transition of the service agreements to the buyer, Qwest incurred certain facilities costs on behalf of the buyer, which were to be reimbursed to Qwest. A dispute arose with respect to the reimbursement of such costs and, as a result, Qwest made a provision of approximately $2.0 million in the first quarter of 1997.

  Income Taxes. Qwest is included in the consolidated federal income tax return of Anschutz Company. A tax sharing agreement provides for allocation of tax liabilities and benefits to Qwest, in general, as though it filed a separate tax return. Qwest's effective tax rate in 1997 was higher than the statutory federal rate as a result of permanent differences between book and tax expense relating to the Growth Share Plan and amortization of goodwill. Qwest's effective tax rate in the year ended December 31, 1996 approximated the statutory federal rate.

  Net Earnings (Loss). Qwest realized net earnings of $14.5 million in the year ended December 31, 1997, as compared to a net loss of $7.0 million in the corresponding period of 1996 as a result of the factors discussed above.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Total revenue increased $105.9 million, or 85%, due primarily to significantly higher revenue from Network Construction Services, as well as increased revenue from Commercial Services, offset in part by lower revenue from Carrier Services. Revenue from Network Construction Services increased $102.3 million, or 277%, due to revenue from dark fiber sales of approximately $121.0 million to WorldCom and Frontier. Commercial Services revenue increased $13.9 million, or 68%. This increase is largely attributable to growth in switched services provided to small- and medium-sized business and consumers as a result of the expansion of Qwest's agent, telemarketing and direct mail sales channels. Carrier Services revenue decreased $10.2 million or 15%, primarily due to decreases in revenue resulting from Qwest's sale of a portion of its dedicated line services on leased capacity on July 1, 1996. The sold business generated revenues of $18.8 million for the year ended December 31, 1996 and $39.7 million for the year ended December 31, 1995. The decrease in Carrier Services revenue was partially offset by an increase in revenue from carrier switched services, which increased to $19.4 million in 1996 from $13.8 million in 1995.

  Operating Expenses. Total operating expenses increased $81.9 million, or 51%, due primarily to increases in Network Construction Services, SG&A and compensation expenses associated with the Growth Share Plan. Expenses for telecommunications services decreased $0.8 million or 1%. The sale on July 1, 1996 of Qwest's dedicated line services on leased capacity generated a reduction in expenses, which was partially offset by an increase in telecommunications services expenses associated with the growth in switched services and servicing the Qwest Network. Expenses for Network Construction Services increased $54.8 million or 167%. This increase was due to cost of construction contracts relating to increased dark fiber sales.

  SG&A expenses increased $8.6 million, or 23%. Qwest incurred additional SG&A expenses as a result of growth in Qwest's telecommunications services and the construction of the Qwest Network, including additional sales commissions on higher revenue, expenses incurred in the implementation of Qwest's direct mail sales channel and expenses for customer service personnel added to support Qwest's expansion of its commercial customer base. The SG&A expenses in 1996 also included restructuring expenses of $1.6 million incurred by Qwest as a result of its decision to close 13 sales offices and the termination of approximately 130 employees involved in sales, marketing and administrative functions. As a result of this restructuring, Qwest experienced a reduction in payroll, commissions and rental expense. Qwest anticipates that, as it deploys the Qwest Network and expands its Carrier Services and Commercial Services, SG&A expenses will continue to increase.

  Qwest estimated a $13.1 million increase in value of the growth shares at December 31, 1996, due to the Frontier dark fiber sale. No expense was recognized for the year ended December 31, 1995, as there were no significant compensatory elements in those periods.

  Qwest's depreciation and amortization expense increased $6.3 million, or 63%. This increase was primarily due to Qwest's investment in the Qwest Network. Qwest expects that depreciation and amortization expense will continue to increase in subsequent periods as Qwest continues to activate additional segments of the Qwest Network.

  Other Income (Expense). Qwest's net interest and other expenses increased $1.9 million, or 79%. This increase was primarily attributable to additional debt incurred in 1996 to finance capital expenditures and to provide working capital. For a discussion of additional indebtedness, see "--Liquidity and Capital Resources."

  Income Taxes. Qwest is included in the consolidated federal income tax return of Anschutz Company. A tax sharing agreement provides for allocation of tax liabilities and benefits to Qwest, in general, as though it filed a separate tax return. Qwest's effective tax rate in 1996 and 1995 approximated the statutory federal rate. The difference between the income tax benefit of $3.2 million in 1996 as compared to $13.3 million in 1995 resulted from a $28.3 million decrease in loss before income taxes.

  Net Loss. Qwest experienced a net loss of $7.0 million in 1996 compared to a net loss of $25.1 million in 1995 as a result of the factors discussed above.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the manner in which business enterprises are to report information about operating segments in its annual statements and requires those enterprises to report selected information regarding operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to March 31, 1997, Qwest funded capital expenditures, debt service and cash used in operations through a combination of stockholder advances, capital contributions and external borrowings supported by collateral owned by Anschutz Company or affiliates, as well as external borrowings collateralized by certain of Qwest's assets. Since March 31, 1997, Qwest funded capital expenditures and long-term debt repayments primarily through net proceeds from the issuance of debt and equity securities aggregating approximately $903.6 million. Qwest also received net proceeds of $299.2 million from the issuance of the New Senior Discount Notes in January 1998. Qwest intends to finance its operations in the future through internally and externally generated funds without relying on cash advances, contributions or guarantees from Anschutz Company.

  Total cash expended during the three months ended March 31, 1998 to fund capital expenditures and repayments of long-term debt to third parties was $142.1 million and $19.4 million, respectively. Total cash provided by operations was $53.5 million during the same period. As of March 31, 1998, Qwest had working capital of $568.9 million resulting primarily from the issuance of the New Senior Discount Notes in January 1998. Total cash expended during the three years ended December 31, 1997 to fund capital expenditures, repayments of long-term debt to third parties, repayment of net advances from Anschutz Company, and for acquisitions was $449.2 million, $223.9 million, $9.9 million and $32.6 million, respectively. Total cash used in operations was $60.6 million during the same period. Total cash provided during this same period from revolving loans secured by collateral owned by Anschutz Company or an affiliate was $138.0 million, and capital contributions from Anschutz Company were approximately $28.0 million. The loans from Anschutz Company were repaid in 1997. In addition, during this same period, Qwest's net cash provided by secured borrowings under long-term debt agreements with third parties aggregated $67.6 million. At December 31, 1996 and 1995, Qwest had working capital deficits of approximately $75.7 million and $2.6 million, respectively.

  Qwest estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $2.0 billion. Of this amount, Qwest had already expended approximately $1.0 billion as of March 31, 1998. Qwest anticipates remaining total cash outlays (including capital expenditures) for these purposes of approximately $750.0 million in 1998 and $235.0 million in 1999. Estimated total Qwest Network expenditures for 1998 include Qwest's commitment to purchase a minimum quantity of fiber for approximately $399.0 million (subject to quality and performance specifications), of which approximately $287.0 million had been expended as of March 31, 1998. Estimated total expenditures for 1998 and 1999 together also include approximately $92.0 million for the purchase of electronic equipment. In addition, Qwest anticipates approximately $557.0 million of capital expenditures in 1998 and 1999 to support growth in Carrier Services and Commercial Services.

  As of March 31, 1998, Qwest has obtained the following sources of funds which are available to complete the build-out: (i) approximately $1.2 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $575.0 million had already been received and $625.0 million remained to be paid at March 31, 1998; (ii) $90.0 million of vendor financing; (iii) $242.0 million in net proceeds from the sale of the Senior Notes, of which approximately $124.4 million was used to pay down certain existing debt; (iv) $342.1 million in net proceeds from the sale of the Senior Discount Notes; (v) $299.2 million in net proceeds from the sale of the New Senior Discount Notes; and (vi) approximately $319.5 million in net proceeds from the Qwest Initial Public Offering. Qwest believes that its available cash and cash equivalent balances at March 31, 1998 and cash flow from operations will satisfy its currently anticipated cash requirements at least through the end of 1998.

  In January 1998, Qwest issued its New Senior Discount Notes, generating net proceeds of approximately $299.2 million, after deducting offering costs. The New Senior Discount Notes will accrete at a rate of 8.29% per annum, compounded semiannually, to an aggregate principal amount of $450.5 million by February 1, 2003. The New Senior Discount Notes mature on February 1, 2008. The New Senior Discount Notes are redeemable at Qwest's option, in whole or in part, at any time on or after February 1, 2003, at specified redemption prices. Cash interest on the New Senior Discount Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semiannually in arrears commencing on August 1, 2003 and thereafter on February 1 and August 1 of each year. The New Senior Discount Notes indenture contains certain covenants that, among other things, limit the ability of Qwest and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of Qwest or its Restricted Subsidiaries, issue or sell capital stock of Qwest's Restricted Subsidiaries or enter into certain mergers and consolidations.

  In connection with the sale of the New Senior Discount Notes, Qwest agreed to make the Exchange Offer or, alternatively, to file a shelf registration statement under the Securities Act with respect to the New Senior Discount Notes. In April 1998, Qwest filed a registration statement with respect to the Exchange Offer. If the Exchange Offer registration statement is not declared effective within specified time periods or, after being declared effective, ceases to be effective during specified time periods, resulting in a New Senior Discount Registration Default, additional cash interest will accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the New Senior Discount Notes during the 90-day period immediately following the occurrence of a New Senior Discount Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the New Senior Discount Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the New Senior Discount Registration Default is cured.

  In October 1997, Qwest issued and sold its Senior Discount Notes, generating net proceeds of approximately $342.1 million, after deducting offering costs. In February 1998, Qwest completed an exchange of identical notes, registered under the Securities Act, for all of the Senior Discount Notes.

  In June 1997, Qwest received approximately $319.5 million in net proceeds from the sale of 31,050,000 shares of Qwest's Common Stock in the Qwest Initial Public Offering.

  In May 1997, Qwest and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million credit agreement (the "Equipment Credit Facility") to fund a portion of certain capital expenditures required to equip the Qwest Network. Under the Equipment Credit Facility, Qwest may borrow funds up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel as vendor as it purchases the equipment, with the purchased equipment and related items serving as collateral for the loans of a third party lender. Qwest is committed to purchase from Nortel a minimum of $100.0 million of such equipment and services under a separate procurement agreement. Qwest's total remaining commitment under the procurement agreement was approximately $68.4 million as of December 31, 1997. Principal amounts outstanding under the Equipment Credit Facility will be payable in quarterly installments commencing on June 30, 2000, with full repayment due on March 31, 2004. Borrowings bear interest at Qwest's option at either: (i) a floating base rate announced by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin.

  In March 1997, Qwest issued and sold its Senior Notes, generating net proceeds of approximately $242.0 million, after deducting offering costs. A portion of the net proceeds were used to repay amounts due under the then existing revolving credit facility, the construction term loan, equipment loans and term notes, described below. Interest on the Senior Notes is payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The Senior Notes mature on April 1, 2007. The Senior Notes are subject to redemption at the option of Qwest, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. The indenture for the Senior Notes contains certain covenants that are substantially identical to the New Senior Discount Notes and Senior Discount Notes described above.

  In 1996, Qwest entered into and subsequently amended a long-term $100.0 million revolving credit facility agreement, which was collateralized by shares of common stock owned and pledged by Anschutz Company. In October 1997, Qwest repaid the outstanding balance and terminated this facility.

  In April 1995, Qwest entered into a secured construction loan facility used to fund certain conduit installation projects. The outstanding balance of $10.9 million at December 31, 1997 was repaid in February 1998.

  Qwest also incurred other indebtedness during the three-year period ended December 31, 1997, including five equipment loans in 1995 and 1996 aggregating $10.0 million and two term notes in January 1995 aggregating $12.0 million, the proceeds of which were used to repay a portion of the prior advance from Anschutz Company. In addition, Qwest had other outstanding indebtedness in 1997 which it had incurred prior to 1995, including amounts payable under a network credit facility and an additional equipment loan. Such indebtedness had a weighted average interest rate of approximately 9% in 1997, and was repaid in the second quarter of 1997 with proceeds from the Senior Notes.

YEAR 2000

  Qwest has created a project team including internal and external resources that is in the process of identifying and addressing the impact of problems and uncertainties related to the year 2000 on its operating and application software and products. Qwest expects to resolve year 2000 compliance issues primarily through replacement and normal upgrades of its software and products. However, there can be no assurance that such replacements and upgrades can be completed on schedule and within the estimated costs.

INFLATION

  Inflation has not significantly affected Qwest's operations during the past three years.

                              MANAGEMENT OF QWEST

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Qwest, their ages and positions with Qwest, and brief biographies are set forth below:

 NAME                                   AGE             POSITION
 ----                                   ---             --------
 Philip F. Anschutz.................... 58  Director and Chairman
                                            Director, President and Chief
 Joseph P. Nacchio..................... 48  Executive Officer
 Robert S. Woodruff.................... 49  Director, Executive Vice
                                             President--Finance and Chief
                                             Financial Officer and
                                             Treasurer
 Jordan L. Haines...................... 70  Director
 Cannon Y. Harvey...................... 57  Director
 Richard T. Liebhaber.................. 63  Director
 Douglas L. Polson..................... 56  Director
 Craig D. Slater....................... 41  Director
 W. Thomas Stephens.................... 55  Director
 Roy A. Wilkens........................ 55  Director
 Joseph T. Garrity..................... 46  Secretary

OTHER MANAGEMENT

  In addition, senior management of QCC includes the individuals set forth below:

 NAME                                   AGE              POSITION
 ----                                   ---              --------
                                            Senior Vice President--Carrier
 Gregory M. Casey...................... 39  Markets
                                            Senior Vice President--Consumer
 Stephen M. Jacobsen................... 39  Markets
                                            Executive Vice President and Chief
 Brij Khandelwal....................... 52  Information Officer
 Reynaldo U. Ortiz..................... 51  Managing Director and Senior Vice
                                             President-- International
 Larry A. Seese........................ 52  Executive Vice President--Network
                                             Engineering and Operations
                                            Executive Vice President--Product
 Nayel S. Shafei....................... 38  Development
                                            Senior Vice President--Network
 August B. Turturro.................... 51  Construction
                                            Senior Vice President--New
 A. Dean Wandry........................ 57  Business Development
                                            Senior Vice President--Corporate
 Marc B. Weisberg...................... 40  Development
 Lewis O. Wilks........................ 44  President--Business Markets

  Philip F. Anschutz has been a Director and the Chairman of the Qwest Board since February 1997. He was a Director and Chairman of the Board of QCC from November 1993 until September 1997. He has been a Director and Chairman of the Board of Anschutz Company, Qwest's majority stockholder, for more than five years, and a Director and Chairman of the Board of The Anschutz Corporation, a wholly owned subsidiary of Anschutz Company, for more than five years. Since the merger of Southern Pacific Rail Corporation ("SPRC") and Union Pacific Corporation ("UP") in September 1996, Mr. Anschutz has served as Vice-Chairman of UP. Prior to the merger, Mr. Anschutz was a Director of SPRC from June 1988 to September 1996, Chairman of SPRC from October 1988 to September 1996, and President and Chief Executive Officer of SPRC from October 1988 to July 1993. He also has been a Director of Forest Oil Corporation since 1995. Mr. Anschutz serves as a member of the Compensation Committee of the Qwest Board (the "Compensation Committee").

  Joseph P. Nacchio became Director, President and Chief Executive Officer of Qwest in February 1997, having been appointed to the same positions at QCC in January 1997. Prior to joining Qwest he was Executive Vice President of AT&T's Consumer and Small Business Division since January 1996. In that capacity he was responsible for AT&T's core consumer long distance business, and AT&T's DirecTV, AT&T Alascom and Language Line businesses. He was also responsible for marketing and sales targeted at all consumer and small businesses in the United States. In 1994 and 1995 Mr. Nacchio was President of AT&T's Consumer Communications Services long distance, a winner of the Malcolm Baldrige National Quality Award for Excellence. From November 1991 until August 1994, Mr. Nacchio was President of AT&T's Business Communications Services unit focused on the long distance communications needs of business customers. Since joining AT&T in June 1970 he held assignments in network operations, engineering, marketing and sales. Mr. Nacchio earned an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program. He also received an M.B.A. degree and a B.S. degree in electrical engineering, both from New York University.

  Robert S. Woodruff became a Director and Executive Vice President--Finance and Chief Financial Officer of Qwest in February 1997. He served as interim Chief Operating Officer of Qwest and QCC from November 1996 through April 1997. He has served as a Director of QCC since December 1996. He became Executive Vice President--Finance, Chief Financial Officer and Treasurer of QCC in August 1994. He serves as a Director of FSI Acquisition Corp., Government Communications Inc., Qwest Transmission Inc., Qwest Properties, Inc., and U.S. TeleSource, Inc., all of which are wholly owned subsidiaries of QCC. He is also Sole Administrator of QCC's Mexican subsidiaries, Opticom, S.A. de C.V., Servicios Derecho de Via, S.A. de C.V., and S.P. Servicios Mexico, S.A. de C.V. Prior to joining Qwest he had been a partner in the accounting firm of Coopers & Lybrand since 1984, where his responsibilities included providing services to communications companies. Mr. Woodruff received a B.B.A. degree in accounting, with honors, from the University of Wisconsin.

  Jordan L. Haines was appointed a Director of Qwest in June 1997. He was Chairman of the Board of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1983 until his retirement in 1991. He has been a member of the Board of Directors of KN Energy, Inc. since 1983 and a Director of Forest Oil Corporation since 1996. Mr. Haines serves as a member of the Audit Committee of the Qwest Board (the "Audit Committee") and the Compensation Committee.

  Cannon Y. Harvey has been a Director of Qwest since February 1997, and was Director of QCC from December 1996 until September 1997. He has been President and Chief Operating Officer of both Anschutz Company and The Anschutz Corporation since December 1996. From February 1995 until September 1996 he served as Executive Vice President--Finance and Law of SPRC; from September 1993 to February 1995 he served as Senior Vice President and General Counsel of SPRC; from May 1993 to September 1993 he served as Vice President--Finance and Law and General Counsel of SPRC. Prior to joining SPRC, Mr. Harvey was a Partner in the law firm of Holme Roberts & Owen LLP for more than five years. Mr. Harvey serves on the Audit Committee.

  Richard T. Liebhaber has been a Director of Qwest since February 1997. He has been a Managing Director of Veronis, Suhler & Associates, Inc., the New York media merchant banking firm, since June 1, 1995. Mr. Liebhaber has been a member of the board of directors of Objective Communications, Inc. since August 1994, the board of directors of Alcatel Network Systems, Inc. since June 1995, the board of directors of Geotek Communications, Inc. since April 1995, the Board of Directors of Internet Communications Corporation since May 1997, and the Board of Directors of Scholz Master Builders since December 1985. From December 1985 to his retirement in May 1995, Mr. Liebhaber served as Executive Vice President of MCI Communications Corporation and as a member of its Management Committee. Mr. Liebhaber was a member of the Board of Directors of MCI Communications Corporation from July 1992 until his retirement in May 1995.

  Douglas L. Polson has been a Director of Qwest since February 1997, and was Director of QCC for more than five years until 1997. He has been a Director and Vice President--Finance of both Anschutz Company and The Anschutz Corporation for more than five years. He was a Director of SPRC from June 1988 to September 1996; Vice Chairman of SPRC from June 1988 to September 1996; and a Vice President of SPRC from October 1988 to September 1996.

  Craig D. Slater has been a Director of Qwest since February 1997 and a Director of QCC since November 1996. He has been President of Anschutz Investment Company since August 1997 and Vice President--Acquisitions and Investments of both Anschutz Company and The Anschutz Corporation since August 1995. Mr. Slater served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996 and held various other positions with those companies from 1988 to 1995. He has been a Director of Forest Oil Corporation since 1995 and Internet Communications Corporation since 1996.

  W. Thomas Stephens was appointed a Director of Qwest in June 1997. He is President, Chief Executive Officer and a Director of MacMillan Bloedel Limited, Canada's largest forest products company. He served from 1986 until his retirement in 1996 as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation Board of Directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens is a Director of The Putnam Funds and New Century Energies. He serves as a member of the Audit Committee and the Compensation Committee.

  Roy A. Wilkens was appointed a Director of Qwest in March 1998. Mr. Wilkens was President of Williams Pipeline Company when he founded WilTel Network Services as an operating unit of The Williams Companies, Inc. in 1985. He was Founder/CEO of WilTel Network Services from 1985 to 1997. In 1995, WilTel Network Services was acquired by LDDS Communications, which now operates under the name WorldCom. In 1997, Mr. Wilkens retired from WorldCom as Vice Chairman. In 1992, Mr. Wilkens was appointed by President George Bush to the National Security Telecommunications Advisory Council. He has also served as Chairman of both the Competitive Telecommunications Association ("CompTel") and the National Telecommunications Network. Mr. Wilkens is a member of the Board of Directors of Paging Network Inc., UniDial Inc. and Invensys Corporation Inc.

  Joseph T. Garrity has been Secretary of Qwest since February 1997, Secretary of QCC since November 1996, and has been a Director of QCC since September 1997. He is also Senior Director--Legal, Regulatory and Legislative Affairs of QCC since November 1996 and was Director--Regulatory and Legislative Affairs of QCC from March 1995 to November 1996. Prior to joining Qwest, from 1992 to March 1995, Mr. Garrity was Senior Attorney with MCI Telecommunications Corporation; and from 1991 to 1992 he was President of Garrity, Inc. and Joseph T. Garrity, P.C., where he was an attorney and consultant in the areas of domestic and international telecommunications. From 1988 to 1991 he was Counsel and Assistant Secretary to Jones International, Ltd., Jones Intercable, Inc. and Jones Spacelink, Ltd. and from 1989 to 1991 was President, Jones Programming Services, Inc. He has B.S. and M.S. degrees from Northwestern University and a J.D. degree from DePaul University College of Law.

  Gregory M. Casey became Senior Vice President--Carrier Markets of QCC in June 1997. In this capacity, he is responsible for all of Qwest's carrier marketing and sales programs. Prior to joining QCC, Mr. Casey was, since 1996, Vice President of Carrier Relations and Regulatory Affairs at LCI, with responsibility for managing relationships with RBOCs and LECs and negotiating interconnection arrangements and wholesale pricing for resale of local service. From 1991 to 1996, he was employed by ONCOR Communications Inc., where he served as Senior Vice President of Regulatory Affairs and Telephone Company Relations. Prior to joining ONCOR, he was Senior Vice President and General Counsel for Telesphere International Inc. Mr. Casey holds a B.A. degree in political science from the University of Connecticut and a J.D. degree from DePaul University College of Law.

  Stephen M. Jacobsen became Senior Vice President--Consumer Markets of QCC in March 1997. In this capacity, he is responsible for all of QCC's consumer marketing and sales programs. Prior to joining QCC, Mr. Jacobsen was Regional Vice President--Consumer and Small Business for AT&T in Southern California and Nevada since 1996, with responsibility for all marketing functions for consumer and small business customers in those geographic areas. During his nearly sixteen-year career at AT&T, Mr. Jacobsen held key managerial positions in the network services division, including responsibility for AT&T's network operations center in the western region as well as positions in sales, marketing and product management. Mr. Jacobsen holds an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program and a B.S.B.A. degree from the University of Arizona.

  Brij Khandelwal became Executive Vice President and Chief Information Officer of QCC in October 1997. Prior to joining Qwest he was Vice President and Chief Information Officer at Lucent Technologies Network Systems from November 1995 to October 1997. At Lucent from August 1994 to October 1997, he was responsible for global delivery of enterprise information systems and services aligned with corporate strategic and tactical goals. He is experienced in a wide range of information technologies, systems and processes affecting the business enterprise, including sales, marketing, financial, operations, and R&D. From August 1990 through August 1994 he was Director, Systems Development at GE Aerospace/Martin Marietta, where he was responsible for architecture and delivery of enterprise information systems. Mr. Khandelwal holds a B.S. from the University of Roorkee (Roorkee, India), an M.S. from the University of Nebraska, and a Ph.D. from the University of Wisconsin.

  Reynaldo U. Ortiz became Managing Director and Senior Vice President-- International of QCC in December 1997. Before joining Qwest full time, Mr. Ortiz was a consultant to QCC. In this capacity, he negotiated with the government of Mexico and arranged a transaction with Bestel S.A. de C.V. to extend the Qwest network into 14 major cities in Mexico. Previously, Mr. Ortiz served as President and CEO of US West International, Inc., where he developed and implemented a successful strategy for US West's entry into the cable television-telephony and wireless communications markets in Asia, Europe and Latin America. He also developed international distribution sales and marketing agreements and product sourcing for International Business Machines, Inc. Mr. Ortiz received an honorary doctorate degree in law from New Mexico State University for his international achievements. He also holds an M.S. in management from Stanford University.

  Larry A. Seese became Executive Vice President--Network Engineering and Operations of QCC in October 1997. From 1968 to October 1997, he was employed by AT&T, most recently as Vice President of Network Operations. During Mr. Seese's 29 year tenure at AT&T, he was responsible for managing the operations, reliability and cost performance of AT&T's voice and data networks and worked on the development of advanced switching systems and the development of lightwave systems. He has experience in all aspects of network planning, development, certification and deployment. Mr. Seese holds a B.S. from the University of Kentucky and an M.S. from Columbia University, both in electrical engineering. He also received an M.S. from the Sloan School of Management at Massachusetts Institute of Technology.

  Nayel S. Shafei became Executive Vice President--Product Development of QCC in August 1997. From August 1996 to August 1997 he was Senior Vice President and General Manager of Arrowsmith Corporation's Telecommunications Division. From July 1994 to August 1996, he was Vice President and General Manager for AlliedSignal. From April 1992 to July 1994, he was Vice President, Development and General Manager for Computervision Corporation, and was Principal Architect, Research and Development for Computervision from August 1986 to February 1991. Mr. Shafei serves as a computer/communications consultant for the United Nations Development Program and is a member of the IEEE Computer Society, Association of Computer Machinery, Society of Cable Engineers and Product Data Exchange Standards. He holds an undergraduate degree from Cairo University and an M.S. and a Ph.D. in computer science from the school of engineering at Massachusetts Institute of Technology.

  August B. Turturro became Senior Vice President--Network Construction for QCC in September 1997 and President and Chief Operating Officer of Qwest Network Construction Services. From January 1996 to September 1997, Mr. Turturro was President and Chief Operating Officer of Inliner American, a specialty trenchless utility contractor. From January 1992 to January 1996 he was President and Chief Executive Officer of Fishbach Corporation and its Natkin Group, which is the second largest specialty contractor in the United States. Mr. Turturro has over 27 years of construction experience as a professional engineer and holds contractor licenses in several states. He holds a B.S. degree in Mechanical Engineering from West Virginia University.

  A. Dean Wandry became Senior Vice President--Cable & Access Services for QCC in November 1994 and Senior Vice President--New Business Development for QCC in December 1995. In 1981 Mr. Wandry formed Citation Cable Systems Limited, which merged into Fanch Communications, Inc. in 1986. Following the merger, he served as Vice President-Operations until he joined QCC. He joined Bayly Corp., a multinational apparel manufacturer, in 1967 and served as President of the Sales and Marketing Division from 1977 to 1981. He holds a B.S. degree in economics from the University of Colorado.

  Marc B. Weisberg became Senior Vice President--Corporate Development of QCC in September 1997. Prior to joining QCC, he was the founder and owner of Weisberg & Company, where he provided investment banking and advisory services to clients in several industries, including telecommunications, multimedia and emerging technologies. Mr. Weisberg holds a B.A. from Michigan State University.

  Lewis O. Wilks became President--Business Markets of QCC in October 1997. Mr. Wilks, who previously was President of GTE Communications, has extensive senior-level management experience in delivering communications services to the corporate sector. While Mr. Wilks served as President of GTE Communications, he oversaw national sales, service and marketing activities for the competitive local exchange markets. The business unit, under his leadership, was responsible for all consumer, business and strategic accounts as well as long distance, media ventures and Internet product distribution. Before joining GTE, Mr. Wilks was a senior executive with MCI Corporation, and held a variety of management positions with Wang Laboratories. Mr. Wilks holds a B.S. degree in public relations and data processing from Central Missouri State University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

  The Qwest Board held 14 meetings during 1997, including both regularly scheduled and special meetings and actions by unanimous written consent.

  Audit Committee. The Qwest Board established an Audit Committee in May 1997 to: (i) make recommendations concerning the engagement of independent public accountants; (ii) review with Qwest management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of Qwest's internal accounting controls; and (v) perform any other duties and functions required by any organization under which Qwest's securities may be listed. Cannon Y. Harvey, Jordan L. Haines and W. Thomas Stephens are the members of the Audit Committee. The Audit Committee did not meet during 1997.

  Compensation Committee. In December 1996, the Board of Qwest's predecessor company created a Compensation Committee and appointed Philip F. Anschutz and Cannon Y. Harvey to serve on the committee. In July 1997, Mr. Harvey resigned from the committee. Since July 1997, Philip F. Anschutz, Jordan L. Haines and
W. Thomas Stephens have served on the committee. The Compensation Committee determines the salaries, cash bonuses and fringe benefits of the executive officers, reviews the salary administration and benefit policies of Qwest and administers the Growth Share Plan and the Equity Incentive Plan. Effective as of November 1997, Mr. Anschutz elected not to participate in the grant of options and other awards under the Equity Incentive Plan. During 1997, the Compensation Committee held one formal meeting in conjunction with a meeting of the Board, took action by unanimous written consent four times and had informal meetings preceding the actions taken by unanimous written consent.

  Each Director attended more than 75% of the aggregate number of the Qwest Board and/or applicable committee meetings in 1997.

           COMPENSATION OF QWEST'S DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

  Directors who are officers or employees of Qwest or any of its affiliates do not receive compensation, except as officers or employees of Qwest or its affiliates.

  Directors who are neither officers nor employees of Qwest or any of its affiliates, other than Mr. Liebhaber, are entitled to receive $24,000 per annum for serving as directors of Qwest. Each director who is neither an officer nor an employee of Qwest or any of its affiliates, other than Mr. Liebhaber, is entitled to receive an attendance fee of $2,000 per meeting of the Board and of a committee of which he is a member. The Board has adopted the Qwest Communications International Inc. Equity Compensation Plan for Non-Employee Directors (the "Director Equity Plan") pursuant to which each director who is not an employee of Qwest or any of its affiliates may elect to receive directors' fees in the form of Qwest Common Stock. Directors may elect on a quarterly basis to receive their directors' fees either in Qwest Common Stock or in cash.

  Mr. Liebhaber has a consulting agreement with QCC. The consulting agreement provides that he will be paid an annual retainer fee of $250,000 plus reimbursement for out-of-pocket expenses not to exceed $10,000 without QCC's prior approval. Mr. Liebhaber agreed to waive director's fees in consideration for these payments. See "CERTAIN QWEST TRANSACTIONS."

  Messrs. Slater, Polson and Liebhaber, directors of Qwest, have been granted a total of 20,000, 7,500 and 10,000 growth shares, respectively, under the Growth Share Plan. All of Mr. Polson's growth shares became 100% vested and payable at the time of the Qwest Initial Public Offering and he received compensation attributable to his growth shares in 1997 of $1,772,449. 7,500 of Mr. Slater's growth shares became 100% vested and payable at the time of the Qwest Initial Public Offering and he received compensation attributable to such growth shares in 1997 of $1,772,449. The balance of Mr. Slater's growth shares and all of Mr. Liebhaber's growth shares remain outstanding, but the value of such growth shares has been capped at a value generally determined by the $11.00 per share price (as adjusted to reflect the Qwest Stock Split) of Qwest's Common Stock in the Initial Public Offering and the performance cycle will end on a date in 2001 selected by Qwest in its sole discretion. Based upon the provisions of the Growth Share Plan and their respective growth share agreements, as amended, the maximum amount payable to Messrs. Slater and Liebhaber with respect to the balance of their growth shares is $2.3 million and $1.8 million, respectively. Messrs. Slater and Liebhaber also received stock options at the time of the Qwest Initial Public Offering to provide incentive compensation with respect to appreciation in the Qwest Common Stock subsequent to the Qwest Initial Public Offering.

  Messrs. Slater, Liebhaber and Harvey have each been granted stock options pursuant to the Equity Incentive Plan. Mr. Slater has been granted stock options covering a total of 650,000 shares of Qwest Common Stock with 250,000 options having an exercise price of $11.00 per share and vesting at the rate of 20% per year beginning at the same time as Mr. Slater's growth shares and 400,000 options having an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998. Mr. Liebhaber has been granted stock options covering a total of 300,000 shares of Qwest Common Stock, with 200,000 options having an exercise price of $11.00 per share and vesting at the rate of 20% per year beginning at the same time as Mr. Liebhaber's growth shares and 100,000 shares having an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998. Mr. Harvey has been granted stock options covering a total of 200,000 shares of Qwest Common Stock with an exercise price of $30.00 per share and vesting at the rate of 20% per year beginning on December 1, 1998.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid or accrued to Qwest's Chief Executive Officer and four other most highly compensated executive officers of Qwest and its operating subsidiaries (the "Named Executives") during the fiscal years ended December 31, 1997, 1996, and 1995, together with the compensation paid or accrued to additional executive officers of Qwest and its operating subsidiaries who joined Qwest in 1997 whose annualized rate of salary would place them among the four most highly compensated executive officers. The position identified in the table for each person is that person's current position at Qwest unless otherwise indicated. Mr. Nacchio joined Qwest as its Chief Executive Officer effective January 4, 1997. Mr. Woodruff served as interim Chief Operating Officer of QCC from November 1996 to April 28, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                       ANNUAL COMPENSATION               COMPENSATION
                                  ---------------------------------  ---------------------
                                                                       AWARDS    PAYOUTS
                                                                     ---------- ----------
                                                                     NUMBER OF
                                                                     SECURITIES
                                                       OTHER ANNUAL  UNDERLYING    LTIP     ALL OTHER
 NAME/PRINCIPAL POSITION     YEAR  SALARY      BONUS   COMPENSATION   OPTIONS    PAYOUTS   COMPENSATION
 -----------------------     ---- --------    -------- ------------  ---------- ---------- ------------
 Joseph P. Nacchio.......    1997 $593,461    $300,000         --    6,000,000          --  $7,405,273(1)
  President and Chief        1996       --          --         --           --          --          --
  Executive Officer          1995       --          --         --           --          --          --
 Robert S. Woodruff......    1997 $200,000    $ 70,000    $25,000(2)   400,000  $9,453,025  $    7,750(3)
  Executive Vice
   President--               1996  182,200      25,000      2,083           --          --       5,466
  Finance and Chief          1995  167,766      16,500         --           --          --       1,671
  Financial Officer and
  Treasurer
 A. Dean Wandry...........   1997 $157,000    $ 47,100         --      150,000  $8,271,383  $    7,930(3)
  Senior Vice President--    1996  148,300      30,000         --           --          --       7,725
  New Business               1995  141,866      14,000         --           --          --       2,310
  Development of QCC
 Anthony J. Brodman.......   1997 $157,000    $     --         --       50,000  $5,908,127  $    7,930(3)
  Senior Vice President--    1996  152,333      30,000         --           --          --       7,945
  Fiber Markets of QCC       1995  130,270      11,364    $15,752(4)        --          --       7,163
 Stephen M. Jacobson......   1997 $143,020(5)       --   $132,085(6)   600,000          --          --
  Senior Vice President--    1996       --          --         --           --          --          --
  Consumer Markets of QCC    1995       --          --         --           --          --          --
 Lewis O. Wilks...........   1997 $ 50,750(7)       --   $200,000(6)   700,000          --          --
  President--Business        1996       --          --         --           --          --          --
  Markets of QCC             1995       --          --         --           --          --          --
 Brij Khandelwal..........   1997 $ 47,740(8)       --   $150,000(6)   700,000          --          --
  Executive Vice President   1996       --          --         --           --          --          --
  and Chief Information      1995       --          --         --           --          --          --
  Officer of QCC
 Larry A. Seese...........   1997 $ 54,994(9)       --   $200,000(6)   750,000          --          --
  Executive Vice President   1996       --          --         --           --          --          --
  --Network Engineering
   and                       1995       --          --         --           --          --          --
  Operations of QCC

--------
(1) The amount shown represents the first installment of the "equalization payment" (see "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements") paid to Mr. Nacchio in 1997 together with interest of $173,273 that accrued with respect to the remaining portion of the "equalization payment." That interest was paid to Mr. Nacchio in January 1998.
(2) The amount shown represents QCC's forgiveness of a portion of a loan.
(3) The amount shown represents QCC's contribution to QCC's 401(k) plan.
(4) The amount shown represents commissions.
(5) Mr. Jacobsen began his employment with QCC in March 1997 and amounts disclosed for Mr. Jacobsen for 1997 represent compensation paid after that date. Mr. Jacobsen will receive an annual salary of $192,770 for 1998.
(6) The amount shown represents relocation payments.
(7) Mr. Wilks began his employment with QCC in October 1997 and amounts disclosed for Mr. Wilks for 1997 represent compensation paid after that date. Mr. Wilks will receive an annual salary of $273,000 for 1998.
(8) Mr. Khandelwal began his employment with QCC in October 1997 and amounts disclosed for Mr. Khandelwal for 1997 represent compensation paid after that date. Mr. Khandelwal will receive an annual salary of $225,000 for 1998.
(9) Mr. Seese began his employment with QCC in October 1997 and amounts disclosed for Mr. Seese for 1997 represent compensation paid after that date. Mr. Seese will receive an annual salary of $230,000 for 1998.

STOCK OPTION GRANTS

  The following table sets forth information with respect to the Named Executives concerning the grant of stock options in 1997.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                              ANNUAL RATE OF STOCK
                                                                               PRICE APPRECIATION
                                      INDIVIDUAL GRANTS AWARDS                     FOR OPTION
                         --------------------------------------------------- -----------------------
                            NUMBER OF      % OF TOTAL    EXERCISE
                           SECURITIES    OPTIONS GRANTED OR BASE
                           UNDERLYING    TO EMPLOYEES IN  PRICE   EXPIRATION
          NAME           OPTIONS GRANTED   FISCAL YEAR    ($/SH)     DATE       5%($)      10%($)
          ----           --------------- --------------- -------- ---------- ----------- -----------
Joseph P. Nacchio.......    6,000,000(1)      43.18%     $ 11.00   6/30/03   $22,617,341 $51,375,214
Robert S. Woodruff......      400,000(2)       2.88%     $ 30.00   12/1/07     7,546,736  19,124,910
Lewis O. Wilks..........      700,000(3)       5.04%     $ 23.75   10/3/07    10,455,373  26,495,968
Brij Khandelwal.........      700,000(4)       5.04%     $22.875   9/27/07    10,070,175  25,519,801
Larry A. Seese..........      750,000(5)       5.40%     $22.875   9/26/07    10,789,473  27,342,644
A. Dean Wandry..........      150,000(2)       1.08%     $ 30.00   12/1/07     2,830,026   7,171,841
Stephen M. Jacobsen.....      600,000(6)       4.32%     $ 11.00   9/24/03     2,299,861   5,248,074
Anthony J. Brodman......       50,000(7)       0.36%     $ 11.00    4/1/03       182,584     413,888

--------
(1) Granted on June 23, 1997 and exercisable in five annual increments of 20% each commencing December 31, 1997.
(2) Granted on December 1, 1997 and exercisable in five annual increments of 20% each commencing December 1, 1998.
(3) Granted on October 3, 1997 and exercisable in increments of 140,000 shares each year for four years beginning October 27, 1998 and in two additional increments of 70,000 shares each on October 27, 2002 and October 27, 2003.
(4) Granted on September 27, 1997 and exercisable in five annual increments of 20% each commencing October 16, 1998.
(5) Granted on September 26, 1997 and exercisable in two annual increments of 200,000 shares each commencing October 6, 1998, three annual increments of 100,000 shares for each of three years beginning October 6, 2000 and a final increment of 50,000 shares on October 6, 2003.
(6) Granted on June 23, 1997 and exercisable in 15% increments on each of March 24, 1998 through March 24, 2001 and in an increment of 40% on March 24, 2002.
(7) Granted on June 23, 1997 and exercisable in 15% increments commencing October 1, 1997 through October 1, 2000 and in an increment of 40% on October 1, 2001.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Named Executives concerning unexercised options held at the end of 1997. None of the Named Executives exercised options during 1997.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                              OPTIONS AT FISCAL YEAR    OPTIONS AT FISCAL YEAR
                                        END                       END
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Joseph P. Nacchio...........  1,200,000    4,800,000   $22,500,000  $90,000,000
Robert S. Woodruff..........         --      400,000            --           --
Lewis O. Wilks..............         --      700,000            --    4,200,000
Brij Khandelwal.............         --      700,000            --    4,812,500
Larry A. Seese..............         --      750,000            --    5,156,250
A. Dean Wandry..............         --      150,000            --           --
Stephen M. Jacobsen.........         --      600,000            --   11,250,000
Anthony J. Brodman..........      7,500       42,500       140,625      796,875

GROWTH SHARE PLAN

  Qwest's Growth Share Plan (the "Growth Share Plan"), as amended, provides for the grant of "growth shares" to selected employees and directors of Qwest and certain affiliates who can significantly affect the long-term financial success of Qwest. The Growth Share Plan is unfunded and is a general, unsecured obligation of Qwest. A growth share is a unit of value based on the increase in the value of Qwest over a specified performance cycle or other specified measuring period. The value of a growth share is generally equal to
(i) the value of Qwest at or near the date of a "triggering event" (as defined below), minus (ii) the value of Qwest as of a date determined by the Qwest Board in its sole discretion at the time of grant of a growth share ("Beginning Company Value"), minus (iii) the value of contributions to capital during the period beginning with the date as of which Qwest's value for purposes of the growth share grant is determined and ending with the date as of which the value of the growth shares is determined (the "Measuring Period") together with an amount equal to 9% of each such contribution made by entities controlled by Philip F. Anschutz, compounded annually, reduced for any return of capital, plus (iv) dividends paid during the Measuring Period, divided by
(v) 10,000,000 (the total number of growth shares authorized). The value of Qwest for this purpose will be based on the trading price of Qwest's equity securities over the 20 consecutive trading days ending on the last day of the Measuring Period if all classes of Qwest's outstanding equity securities are publicly traded and Qwest is subject to the reporting and disclosure rules of the Exchange Act, otherwise the value will be determined by independent appraisal. Payment for growth shares is generally made at the end of the performance cycle or upon the occurrence of certain "triggering events", which consist of termination of the Growth Share Plan and a "change in control" (see "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements"). Qwest has entered into amendments to the growth share arrangements with Messrs. Nacchio and Jacobsen which provide that (i) following completion of the Qwest Initial Public Offering, the value of the growth shares is capped at a value generally determined by the $11 per share price (as adjusted to reflect the Qwest Stock Split) of the Qwest Common Stock in the Qwest Initial Public Offering and (ii) the performance cycle will end on a date in 2001 selected by Qwest in its sole discretion. Based upon the provisions of the Growth Share Plan and their respective growth share agreements, as amended, the maximum amount payable to Messrs. Nacchio and Jacobsen with respect to their growth shares is $27.7 million and $2.8 million, respectively. The growth shares vest at the rate of 20% per year, beginning on January 1, 1998 for Mr. Nacchio and March 24, 1998 for Mr. Jacobsen. In addition, the growth shares will become fully vested in the event of death, disability or retirement after age 65. See "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" for a more detailed description of Mr. Nacchio's growth share grant.

  The following table sets forth the growth shares that were granted to the Named Executives in 1997.

             LONG-TERM INCENTIVE PLANS--AWARDS IN FISCAL YEAR 1997

                                                NUMBER
                                               OF GROWTH
                     NAME                       SHARES     PERFORMANCE PERIOD
                     ----                      --------- -----------------------
Joseph P. Nacchio.............................  300,000  January 1, 1997 to 2001
Stephen M. Jacobsen...........................   30,000  January 1, 1997 to 2001

EQUITY INCENTIVE PLAN

  Qwest adopted the Qwest Communications International Inc. Equity Incentive Plan (the "Equity Incentive Plan") effective June 23, 1997. The purposes of the Equity Incentive Plan are to provide those who are selected for participation with added incentives to continue in the long-term service of Qwest and to create in such persons a more direct interest in the future success of the operations of Qwest by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Equity Incentive Plan is more closely aligned with the income of the Qwest Stockholders. The Equity Incentive Plan is also designed to provide a financial incentive that will help Qwest attract, retain and motivate the most qualified employees and consultants.

  The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to employees of Qwest and affiliated companies and consultants to Qwest and affiliated companies. A maximum of 20,000,000 shares of Qwest Common Stock may be subject to awards under the Equity Incentive Plan. The number of shares is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the Qwest Common Stock. Shares of Qwest Common Stock covered by unexercised non-qualified or incentive stock options that expire, terminate or are canceled, together with shares of Qwest Common Stock that are forfeited pursuant to a restricted stock grant or any other award (other than an option) under the Equity Incentive Plan or that are used to pay withholding taxes or the option exercise price, will again be available for option or grant under the Equity Incentive Plan.

  Participation. The Equity Incentive Plan provides that awards may be made to eligible employees and consultants who are responsible for Qwest's growth and profitability. Qwest currently considers all of its employees and consultants to be eligible for grant of awards under the Equity Incentive Plan. As of March 31, 1998, there were approximately 1,965 eligible participants.

  Administration. The Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee must be structured at all times so that the Equity Incentive Plan satisfies the requirements of Rule 16b-3 under the Exchange Act. To the extent practicable, Qwest intends to satisfy the requirement for administration by "outside" directors under
Section 162(m) of the Code ("Section 162(m)") with respect to grants to employees whose compensation is subject to Section 162(m). The Compensation Committee has the sole discretion to determine the employees and consultants to whom awards may be granted under the Equity Incentive Plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and stock units are granted by the Compensation Committee to employees and consultants in such numbers and at such times during the term of the Equity Incentive Plan as the Compensation Committee shall determine, except that the maximum number of shares subject to one or more awards that can be granted during the term of the Equity Incentive Plan to any employee or consultant is 20,000,000 shares of Qwest Common Stock, and except that incentive stock options may be granted only to employees. In granting options, stock appreciation rights, restricted stock and stock units, the Compensation Committee will take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and consultants and their present and potential contributions to Qwest's success.

  Exercise of Options. The Compensation Committee determines the exercise price for each option; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the Qwest Common Stock on the date the incentive stock option is granted (at least equal to 110% of fair market value in the case of an incentive stock option granted to an employee who owns Qwest Common Stock having more than 10% of the voting power). An option holder may exercise an option by written notice and payment of the exercise price in (i) cash or certified funds, (ii) by the surrender of a number of shares of Qwest Common Stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, or (iii) through a broker's transaction by directing the broker to sell all or a portion of the Qwest Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the Qwest Common Stock to be received upon exercise of the option. Options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not generally transferable other than by will or by the laws of descent and distribution.

  Option Term. The Compensation Committee determines the term of each Option, which shall be no longer than ten years (five years in the case of an incentive stock option granted to an employee who owns Qwest Common Stock having more than 10% of the voting power). Unless the Compensation Committee provides otherwise, the following provisions apply in the event of an employee's termination of employment. If the option holder's services are terminated for cause, as determined by Qwest, the option terminates immediately. If the option holder becomes disabled, the option may be exercised for one year after the option holder terminates employment on account of disability. If the option holder dies during employment or in the one-year period referred to in the preceding sentence, the option may be exercised for one year after the option holder's death. If the option holder terminates employment for any reason other than cause, disability, or death, the option may be exercised for three months after termination of employment. In all cases, the option can be exercised only to the extent it is vested at the time of termination of employment.

  Restricted Stock. The Compensation Committee may grant a Participant a number of shares of restricted stock as determined by the Compensation Committee in its sole discretion. Grants of restricted stock may be subject to such restrictions, including for example, continuous employment with Qwest for a stated period of time or the attainment of performance goals and objectives, as determined by the Compensation Committee in its sole discretion. The restrictions may vary among awards and participants. If a participant dies or becomes disabled or retires pursuant to Qwest's retirement policy, the restricted stock will become fully vested as to a pro rata portion of each award based on the ratio of the number of months of employment completed at termination of employment from the date of the award to the total number of months of employment required for each award to become fully vested. The remaining portion of the restricted stock will be forfeited. If a participant terminates employment for any other reason, all unvested shares of restricted stock will be forfeited.

  Stock Units. The Compensation Committee may grant stock units to participants. The Compensation Committee determines the number of stock units to be granted, the goals and objectives to be satisfied, the time and manner of payment, and any other terms and conditions applicable to the stock units.

  Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights to participants, either separately or in tandem with the grant of options. The Compensation Committee determines the period during which a stock appreciation right may be exercised and the other terms and conditions applicable to the stock appreciation rights. Upon exercise of a stock appreciation right, a participant is entitled to a payment equal to the number of shares of Qwest Common Stock as to which the stock appreciation right is exercised times the excess of the fair market value of a share of Qwest Common Stock on the date the stock appreciation right is exercised over the fair market value of a share of Qwest Common Stock on the date the stock appreciation right was granted. The amount may be paid in shares of Qwest Common Stock, in cash, or in a combination of cash and Qwest Common Stock as the Compensation Committee determines in its sole discretion. Upon termination of employment, stock appreciation rights are exercisable in the same manner as options. See "--Option Term." If a stock appreciation right is granted in tandem with an option, exercise of the stock appreciation right or the option will result in an equal reduction in the number of shares subject to the corresponding option or stock appreciation right.

  Other Stock Grants. The Compensation Committee may award stock bonuses to such participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock bonuses may be outright grants or may be conditioned on continued employment or attainment of performance goals as the Compensation Committee determines in its sole discretion. The Qwest Board may, in its sole discretion, establish other incentive compensation arrangements pursuant to which participants may acquire Qwest Common Stock or provide that other incentive compensation will be paid in Qwest Common Stock under the Equity Incentive Plan.

  Nontransferability. Except as may be otherwise permitted by the Compensation Committee, options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

  Change in Control. All awards granted under the Equity Incentive Plan shall immediately vest upon any "change in control" of Qwest unless provided otherwise by the Compensation Committee at the time of grant. A "change in control" occurs if (i) 20% or more of Qwest's voting stock or outstanding stock is acquired by persons or entities (other than Anschutz Company, The Anschutz Corporation, a Delaware corporation wholly owned by Anschutz Company, or any other entity controlled by Philip F. Anschutz ("Anschutz Entities")) and the beneficial ownership so acquired exceeds the beneficial ownership of the Anschutz Entities or (ii) the Anschutz Entities no longer have beneficial ownership of at least 20% of Qwest's voting stock or outstanding stock.

  Merger and Reorganization. Upon the occurrence of (i) the reorganization (other than a bankruptcy reorganization), merger or consolidation of Qwest (other than a reorganization, merger or consolidation in which Qwest is the continuing company and that does not result in any change in the outstanding shares of Qwest Common Stock), (ii) the sale of all or substantially all of the assets of Qwest (other than a sale in which Qwest continues as a holding company of an entity that conducts the business formerly conducted by Qwest), or (iii) the dissolution or liquidation of Qwest, all outstanding options will terminate automatically when the event occurs if Qwest gives the option holders 30 days' prior written notice of the event. Notice is also given to holders of other awards. Notice is not required for a merger or consolidation or for a sale if Qwest, the successor, or the purchaser makes adequate provision for the assumption of the outstanding options or the substitution of new options or awards on terms comparable to the outstanding options or awards. When the notice is given, all awards shall immediately vest and all restrictions shall lapse and all outstanding options can be immediately exercised prior to the event and all other awards become exercisable and/or payable.

  Amendment and Termination. The Qwest Board may amend the Equity Incentive Plan in any respect at any time provided stockholder approval is obtained when necessary or desirable, but no amendment can impair any option, stock appreciation right, award or unit previously granted or deprive an option holder, without his or her consent, of any Qwest Common Stock previously acquired. The Equity Incentive Plan will terminate in 2007 unless sooner terminated by the Qwest Board.

  Federal Income Tax Consequences of Issuance and Exercise of Options Under the Equity Incentive Plan. When a non-qualified stock option is granted, there are no income tax consequences for the option holder or Qwest. When a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the Qwest Common Stock on the date of exercise over the exercise price. If, however, the sale of the Qwest Common Stock at a profit would subject the option holder to liability under Section 16(b) of the Exchange Act ("Section 16(b)"), the option holder will recognize compensation income equal to the excess of (i) the fair market value of the Qwest Common Stock on the earlier of the date that is six months after the date of exercise or the date the option holder can sell the Qwest Common Stock without Section 16(b) liability over (ii) the exercise price. The option holder who is subject to Section 16(b) can make an election under Section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. The compensation recognized by an employee is subject to income tax withholding. Qwest is entitled to a deduction equal to the compensation recognized by the option holder for Qwest's taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by
Section 162(m).

  When an incentive stock option is granted, there are no income tax consequences for the option holder or Qwest. When an incentive option is exercised, the option holder does not recognize income and Qwest does not receive a deduction. The option holder, however, must treat the excess of the fair market value of the Qwest Common Stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a "disqualifying disposition" of the Qwest Common Stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences.

  If the option holder disposes of the Qwest Common Stock after the option holder has held the Qwest Common Stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as capital gain for the option holder. Qwest is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the Qwest Common Stock by disposing of the Qwest Common Stock before a date at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the Qwest Common Stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. In the event of a disqualifying disposition, Qwest is entitled to a deduction equal to the compensation recognized by the option holder for Qwest's taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m).

  The Equity Incentive Plan provides that option holders are responsible for making appropriate arrangements with Qwest to provide for any additional withholding amounts. Furthermore, Qwest shall have no obligation to deliver shares of Qwest Common Stock upon the exercise of any options, stock appreciation rights, awards or units under the Equity Incentive Plan until all applicable federal, state and local income and other tax withholding requirements have been satisfied.

  The following table sets forth the options granted from inception of the Equity Incentive Plan to the specified individuals and groups and outstanding as of March 27, 1998.

                                                                      OPTIONS
NAME AND POSITION                                                     GRANTED
-----------------                                                    ----------
Joseph P. Nacchio...................................................  5,824,451
Robert S. Woodruff..................................................    400,000
A. Dean Wandry......................................................    150,000
Anthony J. Brodman..................................................     50,000
Steven M. Jacobson..................................................    600,000
Lewis O. Wilks......................................................    700,000
Brij Khandelwal.....................................................    700,000
Larry M. Seese......................................................    750,000
All Current Executive Officers as a Group........................... 11,174,000
All Current Directors who are not Executive Officers as a Group.....  1,150,000
All Employees as a Group other than Executive Officers..............  3,647,600

--------
  Detailed information with respect to option grants under Qwest's Equity Incentive Plan with respect to the Named Executives is set forth above. See, "--Stock Option Grants." The options reflected in the above table were granted at exercise prices ranging between $7.50 and $36.25 per share. The options generally provide for vesting at the rate of 20% per year commencing on the first anniversary of the date of grant and expire either five years or ten years from the date of grant, as determined by the Compensation Committee at the time of grant. The market value of the shares of Qwest's Common Stock covered by all outstanding options under the Equity Incentive Plan as of March 25, 1998 was approximately $621 million.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Mr. Nacchio. Qwest and Joseph P. Nacchio entered into an employment agreement dated as of December 21, 1996 and amended as of January 3, 1997, pursuant to which Mr. Nacchio joined Qwest as its President and Chief Executive Officer effective January 4, 1997 for a term through the close of business on December 31, 2001, unless terminated earlier by either party. The agreement provides for an annual base salary of $600,000, a $300,000 bonus for 1997, and a $300,000 bonus for 1998. Mr. Nacchio may participate in the employee benefit plans available to Qwest's senior executives according to the plans' terms and conditions. Under the agreement, Mr. Nacchio has been granted 300,000 growth shares under the Growth Share Plan, with a five year performance cycle commencing January 1, 1997 and a "beginning company value" of $1 billion. See "--Growth Share Plan."

  The value of the growth shares is capped at a value generally determined by the $11.00 per share price (as adjusted to reflect the Qwest Stock Split) of the Qwest Common Stock in the Qwest Initial Public Offering. The growth shares will vest in 20% increments on each January 1 beginning January 1, 1998, provided that the final 20% increment will vest on the date in 2001 that ends the performance cycle, as determined by Qwest in its sole discretion. The growth share agreement between Qwest and Mr. Nacchio provides for terms that are different from the general terms of the Growth Share Plan in certain respects. Annually, Mr. Nacchio may elect to receive payment for up to 20% of his vested growth shares in shares of Qwest Common Stock; the growth shares for which he has received payment will be canceled. The number of growth shares granted to Mr. Nacchio are subject to adjustment upon changes in Qwest's capital structure in connection with mergers and other reorganizations. If Mr. Nacchio's employment is terminated for good reason (generally, resignation after a reduction in title or responsibility) or other than for cause (as defined below), he will vest in one-twelfth of the 20% of growth shares subject to annual vesting for the year of termination for each full month of employment in such calendar year. A change in control (as defined in the employment agreement) will not result in full vesting of, or payment for, the growth shares unless Mr. Nacchio is terminated without cause or resigns for good reason after the change in control. If his employment is terminated for cause, he will be paid for his vested growth shares based on the value of Qwest as of the end of the immediately preceding calendar year. Upon payment of certain dividends, the growth shares will vest 100% and Mr. Nacchio will be paid for a portion of the growth shares. Termination of the Plan will not be a "triggering event," see "--Growth Share Plan," with respect to Mr. Nacchio's growth shares.

  Qwest has granted Mr. Nacchio an option under Qwest's Equity Incentive Plan to purchase six million shares of Qwest Common Stock. See "--Equity Incentive Plan." The exercise price is $11.00 per share. The option will vest 20% per year beginning on December 31, 1997 and will become fully vested upon Mr. Nacchio's death, disability or retirement. If Mr. Nacchio resigns for good reason (as defined in the growth share agreement) or if Qwest terminates his employment other than for cause, he will vest in one-twelfth of the 20% increment scheduled to vest for the year of termination for each full month of employment with Qwest during such year. If Qwest terminates his employment without cause or if he resigns for good reason (as defined in the employment agreement, provided that for this purpose the occurrence of a change in control by itself is not good reason), in each case following a change in control, the option will become fully vested. If Mr. Nacchio's employment terminates for any other reason, he will forfeit the unvested portion of his option and retain the vested portion of his option, provided that if his employment is terminated for cause, he can exercise the vested portion of the option only until the first to occur of (1) the date that is six months after the day after his termination or (2) June 30, 2003. He can exercise the vested portion of the option at any time before the option expires. Generally, the option will terminate and expire on June 30, 2003.

  The employment agreement also provides that in order to compensate Mr. Nacchio for certain benefits from his former employer, AT&T, that Mr. Nacchio may lose or forfeit as a result of his termination of employment and commencement of employment with Qwest, Qwest will pay him $10,735,861, as adjusted (the "equalization payment"). The equalization payment is to be made in three installments. The first installment of $7,232,000 was paid in 1997 and the second installment of $1,469,861, together with interest of $173,273, was paid in January 1998. The remaining installment of $2,034,000 is scheduled to be paid on January 1, 1999, with annual interest at the rate of 5% from January 7, 1997 to the date of payment. If Mr. Nacchio's employment is terminated for cause (including any willful misconduct materially detrimental to Qwest, felony conviction, or nonfeasance with respect to duties set forth in the employment agreement) on or before December 31, 1999, the agreement provides that he will repay to Qwest a portion of the equalization payment previously paid. If a termination for cause occurs after December 31, 1999, the equalization payment will not be repaid. If Qwest terminates Mr. Nacchio's employment other than for cause or if Mr. Nacchio resigns for good reason, which for this purpose includes a change in control of Qwest or certain other events, Qwest will be obligated to make certain payments to him, including an amount equal to two times his base salary at the rate in effect on the date of employment termination and any installments of the equalization payment that have not yet been made, with interest. Mr. Nacchio will also be entitled to continuation of certain benefits, including welfare benefits and participation in the Growth Share Plan for a two-year period following termination. For this purpose, change in control means the acquisition of 20% or more of Qwest by an individual, entity (not controlled by Philip F. Anschutz) or group if the new acquirors own a larger percentage of Qwest than entities controlled by Philip F.

Anschutz. The agreement provides that if Mr. Nacchio receives any payments upon a change in control that are subject to the excise tax of Section 4999 of the Code, Qwest will pay Mr. Nacchio an amount that reimburses him in full for the excise tax.

  Mr. Woodruff. In November 1996 QCC extended Robert S. Woodruff an unsecured, noninterest-bearing loan in the principal amount of $100,000. The principal amount is forgiven in monthly increments of $2,083 beginning December 1, 1996. As of December 1997 the outstanding principal balance of the loan was $72,921. If Mr. Woodruff terminates employment voluntarily or if QCC terminates his employment on account of willful misconduct, QCC may declare the unforgiven outstanding principal amount due and payable within 45 days after the date he terminates employment. If Mr. Woodruff's employment terminates for any other reason, the outstanding principal balance will be forgiven. In December 1996, QCC and Mr. Woodruff entered into a letter agreement to provide that if his employment is terminated for reasons other than willful misconduct, he will receive either a lump sum payment equal to one year's compensation at his then current rate or payment in accordance with QCC's severance policy then in effect, as he elects.

  Mr. Wilks. Qwest and Lewis O. Wilks entered into an employment letter agreement dated October 8, 1997 pursuant to which Mr. Wilks joined Qwest as President--Business Markets. Under the agreement, Mr. Wilks is entitled to an annual base salary of $273,000 and a minimum bonus at the end of his first year of employment of $100,000. Mr. Wilks also received reimbursement for relocation expenses in the amount of $200,000. The agreement also provides for the grant to Mr. Wilks of a stock option pursuant to the Equity Incentive Plan covering 700,000 shares of Qwest Common Stock with an exercise price per share of $23.75. The option becomes exercisable as to 140,000 shares of Qwest Common Stock at the end of each of the first four years of employment and an additional 70,000 shares at the end of each of the fifth and sixth years of employment. Mr. Wilks will also receive a transition payment of $200,000 in 1998, payable $50,000 during each calendar quarter beginning January 1, 1998. If Mr. Wilks' employment with Qwest terminates for any reason other than cause during his first year of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Khandelwal. Qwest and Brij Khandelwal entered into an employment letter agreement dated September 26, 1997 pursuant to which Mr. Khandelwal joined Qwest as its Executive Vice President and Chief Information Officer. Under the agreement, Mr. Khandelwal is entitled to an annual base salary of $225,000 and a minimum bonus at the end of the first year of employment of $112,500. Mr. Khandelwal also received reimbursement for relocation expenses of $150,000. The agreement also provides for the grant to Mr. Khandelwal of a stock option pursuant to the Equity Incentive Plan covering 700,000 shares of Qwest Common Stock with an exercise price of $22.875. The option becomes exercisable as to 140,000 shares of Qwest Common Stock at the end of each of the first five years of employment. If Mr. Khandelwal's employment with Qwest terminates for any reason other than cause during his first year of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Seese. Qwest and Larry A. Seese entered into an employment letter agreement dated September 19, 1997 pursuant to which Mr. Seese joined Qwest as Executive Vice President--Network Engineering and Operations. Mr. Seese is entitled to an annual base salary of $230,000 and a minimum bonus at the end of his first year of employment of $92,000. Mr. Seese also received reimbursement for relocation expenses of $200,000. The agreement also provides for the grant to Mr. Seese of a stock option pursuant to Qwest's Equity Incentive Plan covering 750,000 shares of Qwest Common Stock with an exercise price per share of $22.875. The option becomes exercisable as to 200,000 shares of Qwest Common Stock at the end of each of the first two years of employment, an additional 100,000 shares of Qwest Common Stock at the end of each of the third through the fifth years of employment and an additional 50,000 shares of Qwest Common Stock at the end of the sixth year of employment. If the value of Mr. Seese's options is less than $1,000,000 on the sixth anniversary of his employment Qwest will pay him the difference. If Mr. Seese's employment is terminated for any reason other than cause during his first two years of employment, he will be entitled to a lump sum payment of one year's base salary.

  Mr. Jacobsen. Qwest and Stephen M. Jacobsen entered into an employment letter agreement dated March 7, 1997 pursuant to which Mr. Jacobsen joined Qwest as its Senior Vice President--Consumer Markets. Under the agreement, Mr. Jacobsen is entitled to an annual base salary of $185,000, which has been increased to $192,770 for 1998. Mr. Jacobsen also received reimbursement for relocation expenses in the amount of $132,085. The agreement provides for the grant to Mr. Jacobsen of 30,000 growth shares pursuant to the Growth Share Plan. If Mr. Jacobsen's employment with Qwest terminates for any reason other than cause, he will be entitled to a lump sum payment of one year's base salary.

  Change in Control. The Growth Share Plan provides that upon a "change of control" of Qwest or a termination of the Growth Share Plan, the outstanding growth shares will become fully vested. For this purpose, "change of control" is defined as either (A) the acquisition by an individual, entity or group (as defined in the Exchange Act), other than the Anschutz Entities, of beneficial ownership of 20% or more of either (1) the then-outstanding shares of Qwest Common Stock or (2) the combined voting power of the then-outstanding voting securities of Qwest entitled to vote generally in the election of directors and the beneficial ownership of the individual, entity or group exceeds the beneficial ownership of the Anschutz Entities or (B) the Anschutz Entities no longer have beneficial ownership of at least 20% of the then-outstanding shares of Qwest Common Stock or 20% of the combined voting power. See "-- Growth Share Plan" above.

  The Equity Incentive Plan provides that, upon a change in control, all awards granted under the Equity Incentive Plan will vest immediately. See "-- Equity Incentive Plan" above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Anschutz, a member of the Compensation Committee, is a Director and Chairman (not an executive officer position) of Qwest, a Director and Chairman of Anschutz Company, Qwest's majority stockholder, and a Director and Chairman of The Anschutz Corporation, a subsidiary of Anschutz Company. Mr. Harvey, who served on the Compensation Committee until July 1997, is a Director of Qwest and President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation. Certain transactions and relationships between Qwest and Anschutz Company or one of its affiliates are described directly below under "CERTAIN QWEST TRANSACTIONS."

                          PRINCIPAL QWEST STOCKHOLDER

  Philip F. Anschutz is the sole beneficial owner of the Anschutz Shares, which constitute approximately 83.4% of the outstanding shares of Qwest Common Stock. Qwest has granted a warrant to Anschutz Family Investment Company LLC, an affiliate of Anschutz Company, to purchase 8,600,000 shares of Qwest Common Stock. See "CERTAIN QWEST TRANSACTIONS." Anschutz Company has granted or expects to grant from time to time security interests in all or part of its shares of the Qwest Common Stock in connection with transactions entered into by it or its affiliates. Although not anticipated, under certain circumstances, shares of Qwest Common Stock could be sold pursuant to such security interests, which could result in a change of control of Qwest for purposes of Delaware law.

  In connection with the execution of the Merger Agreement, LCI, Mr. Anschutz, the beneficial owner of the Anschutz Shares, and Anschutz Company, the record holder of the Anschutz Shares, entered into the Voting Agreement pursuant to which, among other things, Mr. Anschutz has agreed to cause Anschutz Company, and Anschutz Company has agreed, to vote the Anschutz Shares in favor of the Qwest Share Issuance and the Qwest Certificate Amendment at the Qwest Special Meeting. Because the affirmative vote of the Anschutz Shares is sufficient to approve the Qwest Share Issuance and the Qwest Certificate Amendment, it is expected that each of such proposals will be adopted at the Qwest Special Meeting, even if no other Qwest Stockholder votes to approve either of the Qwest Share Issuance or the Qwest Certificate Amendment. See "PLAN OF MERGER-- The Voting Agreement."

                          CERTAIN QWEST TRANSACTIONS

  Certain affiliates of Anschutz Company indirectly provide facilities to Qwest at prevailing market rates. Qwest rents its corporate office in Denver, Colorado from a limited partnership in which Mr. Anschutz serves as a general partner and indirectly holds limited partner interests and rents certain telecommunications equipment used by Qwest at its corporate office from an affiliate of Anschutz Company. Such expenses totaled $600,000 and $1.4 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

  Affiliates of Anschutz Company incur certain costs on Qwest's behalf, including primarily insurance and corporate transportation services, and allocate such costs to Qwest based on actual usage. The cost to Qwest for such services was approximately $1.0 million and $4.3 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

  Qwest historically has received capital contributions and noninterest-bearing advances from Anschutz Company and an affiliate of Anschutz Company to fund operations. Outstanding advances totaled $19.1 million at December 31, 1996. In May 1997, all outstanding advances, then totaling approximately $28.0 million, were repaid, and no further advances are expected to be made.

  Effective May 23, 1997, Qwest sold to the Anschutz Family Investment Company LLC, for $2.3 million in cash, a warrant to acquire 8,600,000 shares of Qwest Common Stock at an exercise price of $14.00 per share, exercisable on May 23, 2000, with certain exceptions. The warrant is not transferable. Shares of Qwest Common Stock issued upon exercise of the warrant would be subject to restrictions on sale and transfer for two years after exercise. Anschutz Company is the manager of, and owns a 1% equity interest in, the Anschutz Family Investment Company LLC, and a trust, of which members of Mr. Anschutz's immediate family are beneficiaries, owns the remainder of the equity interests.

  Qwest has a tax sharing agreement with Anschutz Company that provides for the allocation of tax liabilities and benefits. In general, the agreement requires Qwest to pay to Anschutz Company the applicable income taxes for which Qwest would be liable if it filed a separate return and requires Anschutz Company to pay Qwest for losses or credits which would have resulted in a refund of taxes if Qwest had filed a separate return. The payments under the agreement may be made in the form of cash, setoffs, contributions of capital, dividends, notes or any combination of the foregoing. The tax benefits payable to Qwest under the existing agreement through December 31, 1996 of $11.1 million were forgiven. The tax sharing agreement was amended, effective as of January 1, 1997, to provide that Qwest will be responsible to Anschutz Company to the extent of income taxes for which Qwest would have been liable if it had filed a separate return after giving effect to any loss or credit carryover belonging to Qwest from taxable periods after January 1, 1997. Anschutz Company will be responsible to Qwest to the extent an unused loss or credit can be carried back to an earlier taxable period after January 1, 1997.

  If the Merger is consummated, Qwest will no longer be included in the consolidated federal income tax return of Anschutz Company, its majority stockholder. As a result, the net operating losses for income tax purposes of Qwest, included in the consolidated federal income tax returns of Anschutz Company from January 1, 1997 through the Closing Date, will not be available for use by Qwest in its separate tax returns after the Merger. Qwest recognized a deferred tax asset because it believed that the tax benefits attributable to its net income tax operating loss carryforwards would be realized by the recognition of future taxable amounts under the terms of its tax sharing agreement with Anschutz Company. Based on an analysis of the tax attributes of Qwest and Anschutz Company, Anschutz Company will not be able to realize the benefit of Qwest's net operating losses. Accordingly, the deferred tax assets attributable to Qwest's net operating loss carryforwards, calculated on a separate return basis, will be reported on the consummation date of the Merger as an adjustment to Qwest's capital in the form of an in-substance dividend.

  Qwest had a $100.0 million three-year revolving credit facility with ABN AMRO that was collateralized by shares owned and pledged by an affiliate of Anschutz Company. In October 1997, Qwest repaid the then outstanding balance and terminated this credit facility.

  Anschutz Company guaranteed a QCC construction loan with an outstanding balance at December 31, 1997, of approximately $10.9 million. The construction loan, which was repaid in 1998, pertained to a network construction project undertaken by QCC for an interexchange carrier. The guarantee was limited to indemnification against defective construction, warranty or other claims of the interchange carrier that would reduce or eliminate the interexchange carrier's obligation to pay QCC. In addition, Anschutz Company has guaranteed bonds totaling $175.0 million furnished by Qwest to support its construction obligations under a contract for sale of dark fiber. Qwest has agreed to indemnify Anschutz Company and its subsidiaries against any cost or losses incurred by any of them as a result of their providing credit support to Qwest (in the form of collateral pledges, guarantees, bonds or otherwise).

  Richard T. Liebhaber, a Director of Qwest, entered into a consulting agreement with an affiliate of Anschutz Company in December 1996 to provide consulting services in 1997 and serve on the boards of directors of Qwest and its subsidiaries upon request. The agreement was assigned to Qwest in February 1997. Mr. Liebhaber was required under the contract to provide a minimum of 30 days of consulting services to QCC during 1997 and was paid $250,000 plus out-of-pocket expenses during 1997. The agreement was renewed for 1998.
Mr. Liebhaber was granted 10,000 growth shares, effective December 1, 1996, with a performance cycle ending in 2001 under the Growth Share Plan. See "COMPENSATION OF QWEST'S DIRECTORS AND EXECUTIVE OFFICERS--Growth Share Plan" and "--Equity Incentive Plan."

  No director or executive officer of Qwest and its operating subsidiaries was indebted to Qwest or its subsidiaries at any time since the beginning of 1997 in excess of $60,000, except Mr. Woodruff as described above under the description of his employment contract. See "COMPENSATION OF QWEST'S DIRECTORS AND EXECUTIVE OFFICERS--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

                  BENEFICIAL OWNERSHIP OF QWEST COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Qwest Common Stock as of the Qwest Record Date by (i) each person known by Qwest to beneficially own more than five percent of the Qwest Common Stock; (ii) each director of Qwest; (iii) each of the current executive officers of Qwest named in the Summary Compensation Table under the heading "COMPENSATION OF QWEST'S DIRECTORS AND EXECUTIVE OFFICERS"; and (iv) all current directors and executive officers of Qwest as a group.

                                                      AMOUNT AND
                                                      NATURE OF      PERCENT OF
                                                      BENEFICIAL     OUTSTANDING
            NAME              ADDRESS FOR 5% OWNERS  OWNERSHIP(1)     SHARES(2)
            ----              ---------------------- ------------    -----------
Philip F. Anschutz........... 555 Seventeenth Street 173,019,002(3)     83.4%
                              Suite 1000
                              Denver, CO 80202
Joseph P. Nacchio............                          1,234,336(4)        *
Robert S. Woodruff...........                            358,710(5)        *
Cannon Y. Harvey.............                              6,000           *
Richard T. Liebhaber.........                             30,000(6)        *
Douglas L. Polson............                             68,008           *
Craig D. Slater..............                             98,668(7)        *
Jordan L. Haines.............                              4,000           *
W. Thomas Stephens...........                              4,000           *
Roy A. Wilkens...............                             42,080(8)        *
A. Dean Wandry...............                            147,222           *
Stephen M. Jacobsen..........                             90,000(6)        *
Lewis O. Wilks...............                                 --           *
Brij Khandelwal..............                                 --           *
Larry A. Seese...............                                 --           *
Directors and Executive
 Officers
 as a Group (20 persons).....                        175,102,026        84.4%

--------
* Less than one percent.

(1) Except as otherwise indicated, Qwest believes that the persons listed in the above table have sole investment and voting power with respect to all shares beneficially owned by them, subject to applicable community property laws. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and generally includes voting or investment power with respect to securities. Under that Rule, securities relating to options are deemed to be beneficially owned if they are currently exercisable or exercisable within 60 days. The amounts shown in the table do not include shares relating to options not currently exercisable or exercisable within 60 days.
(2) Based upon 207,541,517 shares of Qwest Common Stock issued and outstanding as of the Qwest Record Date plus, as to the holder thereof only and no other person, exercise of all derivative securities that are exercisable or convertible currently or within 60 days of the Qwest Record Date. Assuming 211,335,531 shares of Qwest Common Stock and 111,300,413 shares of LCI Common Stock are outstanding immediately prior to the Effective Time and assuming Exchange Ratios of 1.5583 and 1.0625, respectively, immediately after the Effective Time (a) Mr. Anschutz would own 45.0% and 52.5%, respectively, of the Qwest Common Stock and (b) the directors and executive officers as a group would own 45.5% and 53.1%, respectively, of the Qwest Common Stock.
(3) Includes 20,336 shares held as custodian for one of Mr. Anschutz's children, as to which beneficial ownership is disclaimed. Does not include 8,600,000 shares issuable upon exercise of a warrant held by Anschutz Family Investment Company LLC of which Anschutz Company, a corporation wholly owned by Mr. Anschutz, is the manager and one percent equity owner.
(4) Includes 1,024,451 shares currently issuable upon exercise of options and 1,600 shares owned by or for the benefit of Mr. Nacchio's children.
(5) Includes 1,000 shares owned by Mr. Woodruff's spouse as to which beneficial ownership is disclaimed.
(6) Represents shares issuable within 60 days upon exercise of options.
(7) Includes 37,500 shares currently issuable upon exercise of options.
(8) Includes 3,930 shares held by a limited liability company in which one of Mr. Wilkens's children owns a 99% interest, as to which beneficial ownership is disclaimed.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report............................................  D-73
Consolidated Balance Sheets as of December 31, 1997 and 1996............  D-74
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995....................................................  D-76
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1997, 1996 and 1995.......................................  D-77
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995....................................................  D-78
Notes to Consolidated Financial Statements..............................  D-79

                            LCI INTERNATIONAL, INC.

AUDITED FINANCIAL STATEMENTS:
Report of Independent Public Accountants................................  D-98
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995....................................................  D-99
Consolidated Balance Sheets as of December 31, 1997 and 1996............ D-100
Consolidated Statements of Shareowners' Equity for the Years Ended
 December 31, 1997, 1996 and 1995....................................... D-101
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995.................................................... D-102
Notes to Consolidated Financial Statements.............................. D-103
UNAUDITED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations for the Three Months
 Ended March 31, 1998 and 1997.......................................... D-118
Condensed Consolidated Balance Sheets as of March 31, 1998 and December
 31, 1997............................................................... D-119
Condensed Consolidated Statement of Shareowners' Equity for the Three
 Months Ended March 31, 1998............................................ D-120
Condensed Consolidated Statements of Cash Flows for the Three Months
 Ended March 31, 1998 and 1997.......................................... D-121
Notes to Interim Condensed Consolidated Financial Statements............ D-122

                             PHOENIX NETWORK, INC.

Report of Independent Certified Public Accountants...................... D-127
Consolidated Balance Sheets as of December 31, 1997 and 1996............ D-128
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995.................................................... D-129
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1997, 1996 and 1995....................................... D-130
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995.................................................... D-131
Notes to Consolidated Financial Statements.............................. D-133

                              SUPERNET, INC.

Independent Auditor's Report.............................................  D-146
Balance Sheet as of June 30, 1997 and September 30, 1997 (Unaudited).....  D-147
Statements of Operations for the Year Ended June 30, 1997 and for the
 Three-Month Period Ended September 30, 1997 and 1996 (Unaudited)........  D-148
Statements of Changes in Stockholder's Equity for the Year Ended June 30,
 1997 and for the Three Months Ended September 30, 1997 (Unaudited)......  D-149
Statements of Cash Flows for the Year Ended June 30, 1997 and for the
 Three Months Ended September 30, 1997 and 1996 (Unaudited)..............  D-150
Notes to Financial Statements (information as of September 30, 1997, and for the Three Months Ended September 30, 1997 and 1996 is Unaudited)....  D-151

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
QWEST COMMUNICATIONS INTERNATIONAL INC.:

  We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP
Denver, Colorado
February 24, 1998,
 except as to note 22,
 which is as of
 March 8, 1998

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                1997      1996
                                                             ---------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $  379,784 $  6,905
  Accounts receivable, net..................................     67,395   29,248
  Costs and estimated earnings in excess of billings........    256,566    4,989
  Notes and other receivables...............................     10,855   14,934
  Other current assets......................................      9,342      328
                                                             ---------- --------
    Total current assets....................................    723,942   56,404
Property and equipment, net.................................    614,640  186,535
Deferred income tax asset...................................     17,988    4,593
Notes and other receivables.................................         59   11,052
Intangible and other long-term assets, net..................     41,476    3,967
                                                             ---------- --------
    Total assets............................................ $1,398,105 $262,551
                                                             ========== ========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                             1997       1996
                                                          ----------  --------
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................. $  253,313  $ 80,129
  Billings in excess of costs and estimated earnings.....     21,390     5,034
  Deferred income tax liability..........................     22,344       --
  Current portion of long-term debt......................     12,011    25,193
  Payable to Majority Shareholder........................      2,091    19,138
  Deferred revenue.......................................      4,273     2,649
                                                          ----------  --------
    Total current liabilities............................    315,422   132,143
  Long-term debt.........................................    630,463   109,268
  Other liabilities......................................     70,476    11,698
                                                          ----------  --------
    Total liabilities....................................  1,016,361   253,109
                                                          ----------  --------
Stockholders' equity:
  Preferred Stock, $.01 par value. Authorized 25,000,000
   shares
   No shares issued and outstanding......................        --        --
  Common Stock, $.01 par value. Authorized 400,000,000
   shares.
   206,669,874 shares and 173,000,000 shares issued and
   outstanding at December 31, 1997 and December 31,
   1996, respectively....................................      2,066     1,730
  Additional paid-in capital.............................    411,605    54,162
  Accumulated deficit....................................    (31,927)  (46,450)
                                                          ----------  --------
  Total stockholders' equity.............................    381,744     9,442
                                                          ----------  --------
Commitments and contingencies
    Total liabilities and stockholders' equity........... $1,398,105  $262,551
                                                          ==========  ========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                   1997      1996      1995
                                                 --------  --------  ---------
Revenue:
  Carrier services.............................. $ 55,644  $ 57,573  $  67,789
  Commercial services...........................   59,649    34,265     20,412
                                                 --------  --------  ---------
                                                  115,293    91,838     88,201
  Network construction services.................  581,410   139,158     36,901
                                                 --------  --------  ---------
                                                  696,703   230,996    125,102
                                                 --------  --------  ---------
Operating expenses:
  Telecommunications services...................   91,166    80,368     81,215
  Network construction services.................  397,153    87,542     32,754
  Selling, general and administrative...........   91,190    45,755     37,195
  Growth share plan.............................   73,451    13,100        --
  Depreciation and amortization.................   20,262    16,245      9,994
                                                 --------  --------  ---------
                                                  673,222   243,010    161,158
Earnings (loss) from operations.................   23,481   (12,014)   (36,056)
Other income (expense):
  Interest expense, net.........................  (18,895)   (6,827)    (4,248)
  Interest income...............................   11,708     2,454      1,782
  Other income, net.............................    7,286     6,186         55
                                                 --------  --------  ---------
    Earnings (loss) before income taxes.........   23,580   (10,201)   (38,467)
Income tax expense (benefit)....................    9,057    (3,234)   (13,336)
                                                 --------  --------  ---------
    Net earnings (loss)......................... $ 14,523  $ (6,967) $ (25,131)
                                                 ========  ========  =========
Earnings (loss) per share--basic................ $   0.08  $  (0.04) $   (0.15)
                                                 ========  ========  =========
Earnings (loss) per share--diluted.............. $   0.07  $  (0.04) $   (0.15)
                                                 ========  ========  =========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                             COMMON STOCK
                          ------------------ ADDITIONAL                 TOTAL
                           NUMBER OF           PAID-IN  ACCUMULATED  STOCKHOLDERS'
                             SHARES   AMOUNT   CAPITAL    DEFICIT       EQUITY
                          ----------- ------ ---------- ----------- --------------
BALANCES, JANUARY 1,
 1995...................  173,000,000 $1,730  $ 37,203   $(14,352)     $ 24,581
Cash contribution from
 Majority Shareholder...          --     --     28,000        --         28,000
Reduction in additional
 paid-in capital
 attributable to effect
 of the tax allocation
 agreement with Majority
 Shareholder............          --     --       (975)       --           (975)
Net loss................          --     --        --     (25,131)      (25,131)
                          ----------- ------  --------   --------      --------
BALANCES, DECEMBER 31,
 1995...................  173,000,000  1,730    64,228    (39,483)       26,475
Cancellation of income
 tax benefit receivable
 from Majority
 Shareholder............          --     --    (11,088)       --        (11,088)
Equity contribution from
 Majority Shareholder...          --     --      1,022        --          1,022
Net loss................          --     --        --      (6,967)       (6,967)
                          ----------- ------  --------   --------      --------
BALANCES, DECEMBER 31,
 1996...................  173,000,000  1,730    54,162    (46,450)        9,442
Issuance of common stock
 in initial public
 offering, net..........   31,050,000    310   319,171        --        319,481
Issuance of common stock
 warrants...............          --     --      2,300        --          2,300
Issuance of common stock
 for Growth Shares......    2,591,532     26    35,284        --         35,310
Issuance of common stock
 upon exercise of
 employee stock
 options................        9,644    --        132        --            132
Issuance of common stock
 under Equity Incentive
 Plan...................       18,698    --        556        --            556
Net earnings............          --     --        --      14,523        14,523
                          ----------- ------  --------   --------      --------
BALANCES, DECEMBER 31,
 1997...................  206,669,874 $2,066  $411,605   $(31,927)     $381,744
                          ----------- ------  --------   --------      --------


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                   1997       1996      1995
                                                 ---------  --------  ---------
Cash flows from operating activities:
 Net earnings (loss)...........................  $  14,523  $ (6,967) $ (25,131)
 Adjustments to reconcile net earnings (loss)
  to net cash (used in) provided by operating
  activities:
 Depreciation and amortization.................     20,262    16,245      9,994
 Gain on sale of contract rights...............     (9,296)      --         --
 Gain on sale of telecommunications service
  agreements...................................        --     (6,126)       --
 Deferred income tax expense (benefit).........      8,949    (1,123)    (2,839)
 Changes in operating assets and liabilities:
  Receivables--accounts and notes, net.........    (22,397)  (25,680)   (21,379)
  Costs and estimated earnings in excess of
   billings, net...............................   (235,221)   24,172    (21,650)
  Accounts payable and accrued liabilities.....    189,797    34,455      5,852
  Payable to related parties, net..............        --     (2,983)     1,263
  Other changes................................     (3,105)      531     (2,745)
                                                 ---------  --------  ---------
   Net cash (used in) provided by operating
    activities.................................    (36,488)   32,524    (56,635)
                                                 ---------  --------  ---------
Cash flows from investing activities:
 Proceeds from sale of contract rights.........      9,000       --         --
 Proceeds from sale of telecommunications
  service agreements...........................        --      4,500        --
 Expenditures for property and equipment.......   (345,788)  (57,122)   (46,313)
 Cash paid for acquisitions, net of cash
  acquired.....................................    (20,036)      --     (12,545)
                                                 ---------  --------  ---------
   Net cash used in investing activities.......   (356,824)  (52,622)   (58,858)
                                                 ---------  --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of common stock in
  initial public offering, net.................    319,481       --         --
 Proceeds from issuance of common stock
  warrants.....................................      2,300       --         --
 Proceeds from exercise of employee stock
  options......................................        132       --         --
 Borrowings of long-term debt..................    678,003    65,000     62,606
 Repayments of long-term debt..................   (200,233)  (21,322)    (2,331)
 Debt issuance costs...........................    (16,445)     (112)      (591)
 Net (payments to) advances from Majority
  Shareholder..................................    (17,047)  (19,069)    26,256
 Contributions from Majority Shareholder.......        --      1,022     28,000
                                                 ---------  --------  ---------
   Net cash provided by financing activities...    766,191    25,519    113,940
                                                 ---------  --------  ---------
   Net increase (decrease) in cash and cash
    equivalents................................    372,879     5,421     (1,553)
Cash and cash equivalents, beginning of
 period........................................      6,905     1,484      3,037
                                                 ---------  --------  ---------
Cash and cash equivalents, end of period.......  $ 379,784  $  6,905  $   1,484
                                                 =========  ========  =========
Supplemental disclosure of cash flow
 information:
 Cash paid for interest, net...................  $  16,696  $  8,825  $   3,972
                                                 =========  ========  =========
 Cash paid for taxes, other than to Majority
  Shareholder..................................  $     244  $    160  $     725
                                                 =========  ========  =========
Supplemental disclosure of significant non-cash
 investing and financing activities:
 Accrued capital expenditures..................  $  76,267  $ 28,000  $     --
                                                 =========  ========  =========
 Capital expenditures financed with equipment
  credit facility..............................  $  22,604  $    --   $     --
                                                 =========  ========  =========

          See accompanying notes to consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(1) ORGANIZATION AND BACKGROUND

  Qwest Communications International Inc. (the "Company") was wholly-owned by Anschutz Company (the "Majority Shareholder") until June 27, 1997, when the Company issued common stock in an initial public offering (the "IPO"). As of December 31, 1997, the Majority Shareholder owns approximately 83.7% of the outstanding common stock of the Company. The Company is the ultimate holding company for the operations of Qwest Communications Corporation and subsidiaries ("Qwest").

  The Company is a developer and operator of telecommunications networks and facilities and operates in a single business segment, the telecommunications industry. It principally provides the following services within that industry:

  --Telecommunications Services--the Company provides dedicated line and switched services to interexchange carriers and competitive access providers ("Carrier Services") and long distance voice, data and video services to businesses and consumers ("Commercial Services").

  --Network Construction Services--the Company installs fiber optic communications systems for interexchange carriers, local telephone companies, cable television companies, competitive access providers and other communications entities, as well as for its own use.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The accompanying audited consolidated financial statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 include the accounts of the Company and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

 (b) Telecommunications Services Revenue

  Revenue from telecommunications services is recognized monthly as the services are provided. Amounts billed in advance of the service month are recorded as deferred revenue.

 (c) Long-Term Construction Contracts

  The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect progress toward contract completion.

  Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. When necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Contract costs are estimated using allocations of the total cost of constructing the Qwest Network, a coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). Revisions to estimated profits on contracts are recognized in the period they become known.

 (d) Cash and Cash Equivalents

  The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts, and any other investments with an original maturity of three months or less, that the Company may hold from time to time, as cash and cash equivalents.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 (e) Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed on a straight-line basis using the estimated useful lives of the assets, commencing when they are available for service. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Network construction costs, including interest during construction, are capitalized. Interest capitalized in the years ended December 31, 1997, 1996 and 1995 was approximately $17.7 million, $2.4 million and $1.9 million, respectively.

  The useful lives of property and equipment are as follows:

   Facility and leasehold improvements................ 5--25 years or lease term
   Communications and construction equipment.......... 3--10 years
   Fiber and conduit systems.......................... 15--25 years
   Office equipment and furniture..................... 3--7 years
   Capital leases..................................... lease term

  While constructing network systems for customers, the Company may install additional conduit for its own use. This additional conduit is capitalized at the incremental cost of construction. Costs of the initial conduit, fiber and facilities are allocated to the customer and the Company based upon the number of fibers retained by the Company relative to the total fibers installed, or square footage in the case of facilities.

 (f) Impairment of Long-Lived Assets

  The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, in accordance with Statement of Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized are permanent and may not be restored in the future. No impairment expense was recognized in 1997, 1996 or 1995.

 (g) Income Taxes

  The Company uses the asset and liability method of accounting for income taxes, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (h) Intangible and Other Long-Term Assets

  Intangible and other long-term assets include debt issuance costs, deferred compensation, goodwill and acquired intangibles such as customer contracts and non-compete covenants. Such costs are amortized on a straight-line basis over a period ranging from three to fifteen years.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 (i) Earnings Per Share

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which requires the presentation of basic earnings per share and, for companies with potentially dilutive securities, such as convertible debt, options and warrants, diluted earnings per share. Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the year. Potentially dilutive instruments for the periods prior to the Company's IPO, as defined by Securities and Exchange Commission Staff Accounting Bulletin Number 98, Earnings Per Share, were not material and were excluded from the computation of earnings per share. Diluted earnings per share give effect to all potential dilutive common shares that were outstanding during the year.

 (j) Stock-Based Compensation

  As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company accounts for compensation expense under the Growth Share Plan and the Equity Incentive Plan in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

 (k) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (l) Reclassifications

  Certain prior year balances have been reclassified to conform with 1997 presentation.

(3) OTHER INCOME (EXPENSE)

  On March 10, 1997, the Company entered into an agreement with an unrelated third party to terminate certain equipment purchase and telecommunications capacity rights and options of the Company exercisable against the third party for $9.0 million in cash, which the Company received in 1997 and has recorded as gain on sale of contract rights.

  On July 1, 1996, the Company sold its right, title and interest in certain telecommunications service agreements to an unrelated third party (the "Buyer") for $5.5 million. During the transition of service agreements to the Buyer, the Company incurred certain facilities costs on behalf of the Buyer, which are reimbursable to the Company. On March 31, 1997, the arrangement relating to the transition services agreements expired and has not yet been renegotiated. A dispute has arisen with respect to reimbursement of these costs and, as a result, the Company made a provision of $2.0 million in the three months ended March 31, 1997. Negotiations with the Buyer are continuing. As of December 31, 1997 and 1996, net amounts of approximately $5.0 million and $2.0 million, respectively, were due to the Company for such costs. The Company believes that the receivable balance as of December 31, 1997 is collectible.

(4) ACQUISITIONS

  On October 22, 1997, the Company and an unrelated third party consummated an agreement whereby the Company acquired from the third party all of the issued and outstanding shares of capital stock of SuperNet, Inc.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

("SNI"), a regional internet service provider, and the capital stock of SNI issued at the closing of the acquisition, for approximately $20.0 million in cash, plus acquisition costs. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated as follows (in thousands):

   Working capital.................................................... $(1,517)
   Property and equipment.............................................   2,890
   Goodwill...........................................................  19,200
   Other..............................................................   ( 423)
                                                                       -------
                                                                       $20,150
                                                                       =======

  The accompanying consolidated statements of operations include the operating results of SNI since October 22, 1997. The following pro forma operating results of the Company and SNI for the years ended December 31, 1997 and 1996 have been prepared assuming the acquisition had been consummated as of January 1, 1996 (in thousands, except per share amounts):

                                                               1997     1996
                                                             -------- --------
   Revenue.................................................. $702,260 $236,538
   Net earnings (loss)...................................... $ 10,783 $(14,226)
   Earnings (loss) per share -- basic....................... $   0.06 $  (0.08)
   Earnings (loss) per share--diluted....................... $   0.06 $  (0.08)

(5) NETWORK CONSTRUCTION SERVICES REVENUE AND EXPENSES

  Costs and billings on uncompleted contracts included in the accompanying consolidated financial statements are as follows (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          ---------  --------
   Costs incurred on uncompleted contracts............... $ 473,760  $ 82,840
   Estimated earnings....................................   238,191    48,853
                                                          ---------  --------
                                                            711,951   131,693
   Less: billings to date                                   476,775   131,738
                                                          ---------  --------
                                                          $ 235,176  $    (45)
                                                          =========  ========
   Costs and estimated earnings in excess of billings.... $ 256,566  $  4,989
   Billings in excess of costs and estimated earnings....   (21,390)   (5,034)
                                                          ---------  --------
                                                          $ 235,176  $    (45)
                                                          =========  ========
   Revenue the Company expects to realize for work to be
    performed on the above uncompleted contracts......... $ 506,791  $328,688
                                                          =========  ========

  The Company has entered into various agreements to provide indefeasible rights of use of multiple fibers along the Qwest Network. Such agreements include contracts with three major customers for an aggregate purchase price of approximately $1.0 billion. The Company obtained construction performance bonds totaling $175.0 million which have been guaranteed by the Majority Shareholder. Network Construction Services revenue relating to the contracts with these major customers was approximately $513.0 million and $121.0 million in 1997 and 1996, respectively. Progress billings are made upon customers' acceptance of performance milestones.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

The Company expects to bill and collect all costs and estimated earnings in excess of billings as of December 31, 1997, in 1998.

  Although these construction agreements provide for certain penalties if the Company does not complete construction within the time frames specified within the agreements, management does not anticipate that the Company will incur any substantial penalties under these provisions.

(6) ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
   Carrier services........................................... $11,833  $ 9,978
   Commercial services........................................  14,095    5,736
   Network construction services..............................  37,085   13,751
   Due from affiliate.........................................   1,804      --
   Other......................................................   7,189    3,452
                                                               -------  -------
                                                                72,006   32,917
     Less allowance for doubtful accounts.....................  (4,611)  (3,669)
                                                               -------  -------
   Accounts receivable, net................................... $67,395  $29,248
                                                               =======  =======

(7) NOTES AND OTHER RECEIVABLES

  In 1994, an unrelated third party entered into a $45.0 million agreement to purchase a single conduit from the Company. Contract revenue from this agreement was approximately $3.1 million and $29.7 million in the years ended December 31, 1996 and 1995, respectively. The Company may be required to pay up to $13.0 million to the third party in the event of the sale of the Company-owned conduits. The balance of the notes receivable related to the contract was paid subsequent to year end.

(8) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                              --------  --------
   Land...................................................... $    991  $    506
   Facility and leasehold improvements.......................   17,910     7,951
   Communications and construction equipment.................   83,313    52,076
   Fiber and conduit systems.................................  118,192    42,446
   Office equipment and furniture............................   16,019     6,360
   Capital leases............................................    3,778     3,197
   Work in progress..........................................  417,042    99,915
                                                              --------  --------
                                                               657,245   212,451
     Less accumulated depreciation and amortization..........  (42,605)  (25,916)
                                                              --------  --------
   Property and equipment, net............................... $614,640  $186,535
                                                              ========  ========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


(9) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                               ----------------
                                                                 1997    1996
                                                               -------- -------
   Accounts payable........................................... $ 80,862 $41,642
   Construction accrual.......................................   75,543  18,071
   Property, sales and other taxes............................   33,926   3,582
   Capacity service obligation................................    8,196   3,658
   Accrued interest...........................................    7,704     707
   Right-of-way obligations...................................   34,006   3,290
   Other......................................................   13,076   9,179
                                                               -------- -------
   Accounts payable and accrued expenses...................... $253,313 $80,129
                                                               ======== =======

(10) OTHER LIABILITIES

  Other liabilities consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
   Right-of-way obligations.................................... $39,014 $ 1,297
   Growth share accrual........................................  17,686   9,291
   Equipment to be financed....................................  10,756     --
   Other.......................................................   3,020   1,110
                                                                ------- -------
   Other liabilities........................................... $70,476 $11,698
                                                                ======= =======

(11) RIGHT-OF-WAY OBLIGATIONS

  The Company has easement agreements with railroads and public transportation authorities. The following is a schedule by years of future minimum payments under easement agreements together with the present value of the net minimum payments as of December 31, 1997.

   Year ended December 31:
     1998............................................................. $ 34,225
     1999.............................................................    4,228
     2000.............................................................    4,228
     2001.............................................................    4,250
     2002.............................................................    6,099
     Thereafter.......................................................   83,788
                                                                       --------
     Total minimum payments........................................... $136,818
     Less amount representing interest................................  (63,798)
                                                                       --------
     Present value of net minimum payments............................ $ 73,020
                                                                       ========

  The present value of net minimum payments is included in accounts payable and accrued expenses and other liabilities. (See note 9--Accounts Payable and Accrued Expenses and note 10--Other Liabilities.)

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


  In certain limited instances the Company may be obligated to pay costs of relocating certain conduits owned by third parties on approximately 500 miles of railroad rights-of-way. The majority of such commitments expire in February 2001. The Company has made a provision of approximately $2.9 million for such costs in 1997.

  Pursuant to certain easement agreements, the Company is required to provide easement grantors with communications capacity for their own internal use.

(12) LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
   9.47% Notes.............................................. $356,908  $    --
   10 7/8% Notes............................................  250,000       --
   Revolving credit facility................................      --     60,000
   Equipment credit facility................................   22,604       --
   Network credit facility..................................      --     27,077
   Equipment loans..........................................      --      9,820
   Term notes...............................................      --      9,416
   Capital lease and other obligations......................   12,962    28,148
                                                             --------  --------
   Total debt...............................................  642,474   134,461
     Less current portion...................................  (12,011)  (25,193)
                                                             --------  --------
   Long-term debt........................................... $630,463  $109,268
                                                             ========  ========

  In October 1997, the Company issued and sold $555.9 million in principal amount at maturity of 9.47% Senior Discount Notes, due 2007 (the "9.47% Notes"), generating net proceeds of approximately $342.1 million, after deducting offering costs which are included in intangible and other long-term assets. The 9.47% Notes will accrete at a rate of 9.47% per annum, compounded semiannually, to an aggregate principal amount of $555.9 million by October 15, 2002. The principal amount of the 9.47% Notes is due and payable in full on October 15, 2007. The 9.47% Notes are redeemable at the Company's option, in whole or in part, at any time on or after October 15, 2002, at specified redemption prices. In addition, prior to October 15, 2000, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the 9.47% Notes at specified redemption prices. Cash interest on the 9.47% Notes will not accrue until October 15, 2002, and thereafter will accrue at a rate of 9.47% per annum, and will be payable semiannually in arrears commencing on April 15, 2003 and thereafter on April 15 and October 15 of each year. The Company has the option of commencing the accrual of cash interest on an interest payment date on or after October 15, 2000, in which case the outstanding principal amount at maturity of the 9.47% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable thereafter. In February 1998, the Company completed an exchange of the 9.47% Series B Senior Discount Notes (the "9.47% Exchange Notes"), registered under the Securities Act of 1933 (the "Act"), for all of the 9.47% Notes. The 9.47% Exchange Notes are identical in all material respects to the originally issued 9.47% Notes.

  In May 1997, the Company entered into a $90.0 million credit agreement (the "Equipment Credit Facility") with an unrelated third party supplier of transmission electronics equipment (the "Supplier") to fund a portion of certain capital expenditures required to equip the Qwest Network currently under construction. The facility subsequently was assigned by the Supplier to another institution, which assumed the Equipment Credit Facility

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

and currently acts as the agent. Under the Equipment Credit Facility, the Company may borrow up to 75% of the price of purchased equipment and related engineering and installation services provided by the Supplier, with the purchased equipment and related items serving as collateral for the loans. The Company is committed to purchase from the Supplier a minimum of $100.0 million of such equipment and services under a separate procurement agreement, which was executed in May 1997. The Company's total remaining commitment under the procurement agreement was approximately $68.4 million as of December 31, 1997. Principal amounts outstanding under the Equipment Credit Facility will be payable in quarterly installments commencing on June 30, 2000, with full repayment due on March 31, 2004. Borrowings will bear interest at the Company's option at either (i) a floating base rate offered by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin.

  On March 31, 1997, the Company issued and sold 10 7/8% Senior Notes due 2007 having an aggregate principal amount at maturity of $250.0 million. The net proceeds of the 10 7/8% Senior Notes were approximately $242.0 million, after deducting offering costs which are included in intangible and other long-term assets. Interest on the 10 7/8% Senior Notes is payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The 10 7/8% Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. In addition, prior to April 1, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 10 7/8% Senior Notes at specified redemption prices. In August 1997, the Company completed an exchange of 10 7/8% Series B Senior Notes (the "10 7/8% Notes"), registered under the Act, for all of the 10 7/8% Senior Notes. The 10 7/8% Notes are identical in all material respects to the originally issued 10 7/8% Senior Notes.

  In April 1996, the Company entered into a long-term $100.0 million revolving credit facility agreement as amended in September 1996 (the "Facility") which was collateralized by shares of common stock owned and pledged by the Majority Shareholder. In October 1997, the Company repaid the outstanding balance and terminated the Facility.

  In April 1995, the Company entered into a $45.0 million customer contract credit facility agreement to finance certain construction projects undertaken at that time. The facility converted to a term loan upon completion of the construction projects in 1996 and 1995 and is now secured by notes receivable issued in connection with these construction projects. The facility bears interest at the Company's option at either (i) the higher of (a) the bank's base rate of interest, or (b) the Federal Funds Rate plus 1/2%; or (ii) LIBOR plus 9/16%. The outstanding balance was repaid in February 1998.

  The Company also incurred other indebtedness during the three-year period ended December 31, 1997, including in 1995 and 1996 $10.0 million in aggregate under five equipment loans and in January 1995 $12.0 million in aggregate under two term notes, the proceeds of which were used to repay a portion of the advance from the Majority Shareholder used to purchase Qwest Transmission Inc. In addition, the Company had other outstanding indebtedness in 1997 which it had incurred prior to 1995, including amounts payable under a network credit facility and an additional equipment loan. Such indebtedness had a weighted average interest rate of approximately 9% in 1997, and was repaid in the second quarter of 1997 with proceeds from the 10 7/8% Senior Notes.

  The indentures for the 10 7/8%, 9.47% and 8.29% Notes (defined below) contain certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell capital stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations.

  The Company leases certain network construction equipment under capital lease agreements. The amortization charge applicable to capital leases is included in depreciation expense. Future minimum payments under capital lease obligations is included in contractual maturities of long-term debt summarized below.

  Contractual maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

                                                                          1997
                                                                        --------
   Year ended December 31:
     1998.............................................................. $ 12,011
     1999..............................................................      622
     2000..............................................................    3,671
     2001..............................................................    5,078
     2002..............................................................    5,877
     Thereafter........................................................  615,215
                                                                        --------
                                                                        $642,474
                                                                        ========

  The carrying amounts of the Term Loan and the Equipment Credit Facility approximate fair value since the interest rates are variable and reset periodically. The estimated fair values of the 9.47% Notes and the 10 7/8% Notes, each with a carrying value at December 31, 1997 of approximately $356.9 million and $250.0 million, respectively, were approximately $382.2 million and $283.8 million, respectively, at December 31, 1997, based on current rates offered for debt of similar terms and maturity.

  In January 1998, the Company issued and sold $450.5 million in principal amount at maturity of 8.29% Senior Discount Notes, due 2008 (the "8.29% Notes"), generating net proceeds of approximately $299.2 million, after deducting offering costs. The 8.29% Notes will accrete at a rate of 8.29% per annum, compounded semiannually. The principal amount of the 8.29% Notes is due and payable in full on February 1, 2008. The 8.29% Notes are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2003 at specified redemption prices. In addition, prior to February 1, 2001, the Company may use the net cash proceeds from certain equity transactions to redeem up to 35% of the 8.29% Notes at specified redemption prices. Cash interest on the 8.29% Notes will not accrue until February 1, 2003, and thereafter will accrue at a rate of 8.29% per annum, and will be payable semiannually in arrears commencing on August 1, 2003, and thereafter on February 1 and August 1 of each year. The Company has the option of commencing cash interest on an interest payment date on or after February 1, 2001, in which case the outstanding principal amount at maturity of the 8.29% Notes will, on such interest payment date, be reduced to the then accreted value, and cash interest will be payable on each interest payment date thereafter.

  In connection with the sale of the 8.29% Notes, the Company agreed to make an offer to exchange new notes, registered under the Act and with terms identical in all material respects to the 8.29% Notes, for the 8.29% Notes or, alternatively, to file a shelf registration statement under the Act with respect to the 8.29% Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, is not declared effective within specified time periods or, after being declared effective, ceases to be effective or usable for resale of the 8.29% Notes during specified time periods (each a "Registration Default"), additional cash interest will

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

accrue at a rate per annum equal to 0.50% of the principal amount at maturity of the 8.29% Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum of the principal amount at maturity of the Discount Notes up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

(13) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 is as follows (in thousands):

                                                       1997   1996      1995
                                                      ------ -------  --------
   Current:
     Federal......................................... $  --  $(1,673) $(10,497)
     State...........................................    108    (438)      --
                                                      ------ -------  --------
       Total current income tax expense (benefit)....    108  (2,111)  (10,497)
                                                      ------ -------  --------
   Deferred:
     Federal.........................................  8,949  (1,123)   (2,839)
     State...........................................    --      --        --
                                                      ------ -------  --------
       Total deferred income tax expense (benefit)...  8,949  (1,123)   (2,839)
                                                      ------ -------  --------
       Total income tax expense (benefit)............ $9,057 $(3,234) $(13,336)
                                                      ====== =======  ========

  Total income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate (35%) to earnings (loss) before income tax expense (benefit) as a result of the following items for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                     1997   1996      1995
                                                    ------ -------  --------
   Expected income tax expense (benefit)........... $8,253 $(3,570) $(13,463)
   State income taxes, net of federal income tax
    expense (benefit).................................  70    (279)      --
   Goodwill amortization...........................    306     568        56
   Compensation and growth share expenses..........    345     --        --
   Other, net......................................     83      47        71
                                                    ------ -------  --------
       Total income tax expense (benefit).......... $9,057 $(3,234) $(13,336)
                                                    ====== =======  ========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                              1997     1996
                                                            --------  -------
   Current deferred tax assets (liabilities):
     Allowance for doubtful accounts....................... $  1,130  $ 1,283
     Accrued liabilities...................................    1,219    1,277
     Deferred compensation.................................      492      --
                                                            --------  -------
                                                               2,841    2,560
     Network construction contracts........................  (25,185)  (2,560)
                                                            --------  -------
                                                            $(22,344) $   --
                                                            ========  =======
   Long-term deferred tax assets (liabilities):
     Deferred compensation................................. $  6,503  $ 3,252
     Depreciation..........................................    4,337    2,205
     Accrued liabilities...................................    1,235      --
     Net operating loss carryforward.......................   34,773      --
                                                            --------  -------
                                                              46,848    5,457
     Intangible assets, principally due to differences in
      basis and amortization...............................      (71)    (112)
     Property and equipment................................  (28,789)    (752)
                                                            --------  -------
                                                             (28,860)    (864)
                                                            --------  -------
                                                            $ 17,988  $ 4,593
                                                            ========  =======

  The Company has analyzed the sources and expected reversal periods of its deferred tax assets. The Company believes that the tax benefits attributable to deductible temporary differences will be realized by recognition of future taxable amounts. Accordingly, the Company believes a valuation allowance for its federal deferred tax assets is not necessary.

  At December 31, 1997, the Company has net operating loss carryforwards for income tax purposes of approximately $99.4 million which, if not utilized to reduce taxable income in future periods, will expire in 2012.

  The Company is included in the consolidated federal income tax return of the Majority Shareholder, which has a July 31 year-end for income tax purposes. There is a tax allocation agreement between the Company and the Majority Shareholder which encompasses U. S. federal tax consequences. The Company is responsible to the Majority Shareholder to the extent of income taxes for which the Company and its subsidiaries would have been liable if the Company had filed a consolidated federal income tax return, giving effect to any loss or credit carryover belonging to the Company and its subsidiaries from periods after the Effective Date (defined below). The Majority Shareholder would be responsible to the Company to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  The tax agreement was amended effective as of January 1, 1997 (the "Effective Date"). Prior to the amendment, the Company was responsible to the Majority Shareholder for its share of the current consolidated income tax liabilities. The Majority Shareholder was responsible to the Company to the extent that the Company's income tax attributes were utilized by the Majority Shareholder to reduce its consolidated income

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

tax liabilities, subject to certain limitations on net operating loss and credit carryforwards. At December 31, 1996, the income tax benefit receivable from Majority Shareholder of approximately $11.1 million was canceled, which resulted in a reduction of additional paid-in capital.

  In certain cases, differences may arise between amounts reported in the financial statements under generally accepted accounting principles and the amounts actually payable or receivable under the tax allocation agreement. Those differences are generally reported as adjustments to capital, as in-substance dividends.

(14) RELATED PARTY TRANSACTIONS

 (a) Transactions with Majority Shareholder

  The Majority Shareholder incurs certain costs on the Company's behalf, including primarily insurance and corporate transportation services, and allocates such costs to the Company based on actual usage. The cost to the Company for such services was approximately $4.3 million, $2.1 million and $2.5 million in the years ended December 31, 1997, 1996 and 1995, respectively. In addition, accounts receivable from (payable to) the Majority Shareholder are recognized to reflect federal income tax benefits receivable (income taxes payable) pursuant to the tax allocation agreement between the Company and the Majority Shareholder. Advances from Majority Shareholder of approximately $19.1 million outstanding at December 31, 1996 were repaid in 1997.

  The Company has agreed to indemnify the Majority Shareholder and its subsidiaries against any costs or losses incurred by them as a result of their providing credit support to the Company (in the form of collateral pledges, guarantees, performance bonds or otherwise).

 (b) Transactions with Other Related Parties

  The Company leases its corporate office in Denver, Colorado from an affiliate of the Majority Shareholder. The cost to the Company for such lease was approximately $1.4 million, $1.2 million and $1.0 million in the years ended December 31, 1997, 1996 and 1995, respectively.

  The Majority Shareholder owned approximately 25% of Southern Pacific Rail Corporation and its subsidiaries ("SPRC") at December 31, 1995. In September 1996, SPRC was acquired by Union Pacific Corporation. As a result of this transaction, the Majority Shareholder's ownership was reduced to approximately 5% of Union Pacific Corporation, and SPRC ceased to be a related party. While a related party, the Company provided telecommunications services to SPRC and charged SPRC approximately $1.5 million and $3.6 million in the years ended December 31, 1996 and 1995, respectively. Additionally, the Company purchased and has made future commitments relating to right-of-way easements from SPRC and utilizes specialized SPRC personnel and equipment for its construction projects. While a related party, SPRC charged the Company approximately $3.3 million and $2.2 million for these services in the years ended December 31, 1996 and 1995, respectively.

 (c) Equity Contribution From Majority Shareholder

  On November 11, 1996, the former president and chief executive of the Company resigned his position. Upon his resignation, the Majority Shareholder forgave a note receivable from him in the amount of approximately $1.0 million. This charge was allocated to the Company in 1996 and is included in selling, general and administrative expenses and additional paid-in capital in the Company's consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of notes and other receivables approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying amount of long-term right-of-way obligation approximates fair value since it is based upon current interest rates of obligations with similar maturities.

(16) COMMITMENTS AND CONTINGENCIES

 (a) Network Construction Project

  In 1996, the Company commenced construction of the Qwest Network. The Company projects its total remaining cost at December 31, 1997 for completing the construction of the Qwest Network will be approximately $1.1 billion. This amount includes the Company's remaining commitment through December 31, 1998 to purchase a minimum quantity of materials for approximately $147.0 million as of December 31, 1997, subject to quality and performance expectations, and contracts for the construction of conduit systems aggregating approximately $24.7 million.

 (b) Network and Telecommunications Capacity Exchanges

  The Company enters into agreements to exchange telecommunications capacity rights and to exchange network assets. In 1997, the Company entered into agreements to acquire network assets from unrelated third parties in exchange for certain of the Company's network assets under construction. Title to the network assets will pass to the exchange parties upon completion of construction and consummation of the exchange.

  In January 1998, the Company entered into an agreement to acquire long-term telecommunications capacity rights from an unrelated third party in exchange for long-term telecommunications capacity rights along segments of the Qwest Network under construction. The exchange agreement provides for the payment of cash by either of the parties for any period during the contract term in which a party provides less than the contracted telecommunications capacity. It is anticipated that the Company will make cash payments for a portion of the telecommunications capacity it receives pursuant to the agreement until it completes construction of the Qwest Network. The exchange agreement provides for liquidating damages to be levied against the Company in the event the Company fails to deliver the telecommunications capacity, in accordance with the agreed-upon timetable.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 (c) Leases and Telecommunications Service Commitments

  The Company leases certain terminal locations and office space under operating lease agreements and has committed to use certain telecommunications capacity services. Future minimum payments under noncancelable operating lease and service commitments as of December 31, 1997 are as follows (in thousands):

                                                   CAPACITY
                                                    SERVICE   OPERATING
                                                  COMMITMENTS  LEASES    TOTAL
                                                  ----------- --------- -------
   Year ended December 31:
     1998........................................   $3,977     $ 6,187  $10,164
     1999........................................      250       5,113    5,363
     2000........................................      --        3,170    3,170
     2001........................................      --        2,280    2,280
     2002........................................      --        1,950    1,950
     Thereafter..................................      --        4,848    4,848
                                                    ------     -------  -------
       Total minimum payments....................   $4,227     $23,548  $27,775
                                                    ======     =======  =======

  Capacity service expenses are included in telecommunications service expenses. Amounts expensed related to capacity service commitments in the years ended December 31, 1997, 1996 and 1995 were approximately $7.3 million, $19.0 million and $19.6 million, respectively.

  Amounts expensed in the years ended December 31, 1997, 1996 and 1995 related to operating leases were approximately $6.2 million, $5.0 million and $4.6 million, respectively.

 (d) Mexico Fiber Purchase Agreement

  In July 1997, the Company entered into an agreement with an unrelated third party whereby the Company will receive (i) four dark fibers along a 2,220 kilometer route to be constructed in Mexico by the third party, and (ii) certain construction inventory and value-added tax refunds, totaling approximately $2.9 million. In exchange for these assets, the third party will receive the stock of the Company's subsidiary, SP Servicios de Mexico S. A. de
C. V., and approximately $6.7 million upon the achievement of certain milestones.

(17) GROWTH SHARE PLAN

  The Company has a Growth Share Plan (the "Plan") for certain of its employees and directors. A "Growth Share" is a unit of value based on the increase in value of the Company over a specified measurement period. All Growth Share grants made through December 31, 1997 have been made based on a beginning Company value that was greater than or equal to the fair value of the Company at the grant date. The total number of Growth Shares is set at 10 million and the maximum presently available for grant under the Plan is 850,000. All participants, except those granted Growth Shares under the October 1996 Plan, vested fully upon completion of the Company's IPO and settlement was made with 2,591,532 common shares, net of amounts relating to tax withholdings of approximately $21.9 million. Growth Shares granted under the October 1996 Plan vest at the rate of 20% for each full year of service completed after the grant date subject to risk of forfeiture and are to be settled with the Company's Common Stock. The future compensation expense associated with the remaining shares has been capped at $11.00 per share, or approximately $23.4 million, and will be amortized as expense over the remaining approximately four-year vesting period. At December 31, 1997, approximately $14.9 million is included in other long-term liabilities related to outstanding Growth Shares. The Company does not presently

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

intend to make any additional Growth Share grants under this plan. Certain triggering events, such as a change in control of the Company, cause immediate vesting of the remaining Growth Shares and would result in accelerated expense recognition of all unamortized compensation. Participants receive their vested portion of the increase in value of the Growth Shares upon a triggering event, which includes the end of a Growth Share performance cycle.

  The Company has estimated an increase in value of the Growth Shares during 1997 and has recorded approximately $73.5 million of additional compensation expense for this plan in the year ended December 31, 1997. Had the Company accounted for compensation under the Growth Share Plan pursuant to the fair value method in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the amount of compensation would not have been different from what has been reflected in the accompanying consolidated financial statements.

  The following table summarizes Growth Share grants and Growth Shares outstanding:

                                                                    OUTSTANDING
                                                                   GROWTH SHARES
                                                                   -------------
   December 31, 1994..............................................    676,000
     1995 grants..................................................     11,000
     1995 forfeitures.............................................    (42,500)
                                                                     --------
   December 31, 1995..............................................    644,500
     1996 grants..................................................     67,500
     1996 forfeitures and settlements.............................   (436,600)
                                                                     --------
   December 31, 1996..............................................    275,400
     1997 grants..................................................    358,050
     1997 settlements.............................................   (253,950)
                                                                     --------
   December 31, 1997..............................................    379,500
                                                                     ========

  The Company estimated an increase in value of the Growth Shares at December 31, 1996 due to the signing of an agreement to provide an indefeasible right of use to a major customer and recorded approximately $13.1 million of additional compensation expense in 1996, approximately $6.0 million of which is payable subsequent to December 31, 1997. No expense was recognized in the accompanying consolidated financial statements for the year ended December 31, 1995, as there were no significant compensatory elements in that period.

(18) CAPITAL STOCK

  On January 20, 1998, the Board of Directors declared a stock dividend of one share for every share outstanding to stockholders of record as of February 2, 1998, to be distributed on February 24, 1998. This dividend was accounted for as a two for one stock split. All share and per share information included in the consolidated financial statements and the notes hereto have been adjusted to give retroactive effect to the change in capitalization.

  On May 23, 1997, the Board of Directors approved a change in the Company's capital stock to authorize 400 million shares of $.01 par value Common Stock (of which 20 million shares are reserved for issuance under the Equity Incentive Plan, 2 million shares are reserved for issuance under the Growth Share Plan, and 8.6 million shares are reserved for issuance upon exercise of warrants, as described below), and 25 million shares of $.01 par value Preferred Stock. On May 23, 1997, the Board of Directors declared a stock dividend to the existing

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

stockholder of 172,980,000 shares of Common Stock, which was paid immediately prior to the effectiveness of the registration statement on June 23, 1997. This dividend was accounted for as a stock split. The Company completed the IPO of 31,050,000 shares of Common Stock on June 27, 1997, raising net proceeds of approximately $319.5 million.

  Effective May 23, 1997, the Company sold to an affiliate of the Majority Shareholder for $2.3 million in cash, a warrant to acquire 8.6 million shares of Common Stock at an exercise price of $14.00 per share, exercisable on May 23, 2000. The warrant is not transferable. Stock issued upon exercise of the warrant will be subject to restrictions on sale or transfer for two years after exercise.

  Effective June 23, 1997, the Company adopted the Equity Incentive Plan. This plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to key employees of the Company and affiliated companies and key consultants to the Company and affiliated companies who are responsible for the Company's growth and profitability. A maximum of 20 million shares of Common Stock may be subject to awards under the Equity Incentive Plan.

  The Company's Compensation Committee (the "Committee") determines the exercise price for each option; however, stock options must have an exercise price that is at least equal to the fair market value of the Common Stock on the date the stock option is granted, subject to certain restrictions.

  Stock option awards generally vest in equal increments over a five-year period, and awards granted under the Equity Incentive Plan will immediately vest upon any change in control of the Company, as defined, unless provided otherwise by the Committee at the time of grant. Options granted in 1997 have terms ranging from six to ten years.

  Stock option transactions during 1997 were as follows:

                                                    NUMBER OF   WEIGHTED AVERAGE
                                                     OPTIONS     EXERCISE PRICE
                                                    ----------  ----------------
   Outstanding January 1, 1997.....................        --           --
   Granted......................................... 13,958,000       $15.88
   Exercised.......................................    (12,000)      $11.00
                                                    ----------
   Outstanding December 31, 1997................... 13,946,000       $15.89
                                                    ==========
   Exercisable December 31, 1997...................  1,340,000       $11.00
                                                    ==========

  The following table summarizes certain information about the Company's stock options at December 31, 1997:

                                    NUMBER OF  WEIGHTED AVERAGE
          RANGE OF EXERCISE          OPTIONS      REMAINING     WEIGHTED AVERAGE
               PRICES              OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE
   ------------------------------- ----------- ---------------- ----------------
   $ 7.50 - $11.00................  8,654,000        5.6             $10.80
   $14.69 - $18.06................    535,000        9.6             $15.84
   $22.88 - $24.00................  3,100,000        9.7             $23.15
   $25.13 - $30.19................  1,657,000        9.9             $29.39
                                   ----------
   $ 7.50 - $30.00................ 13,946,000        7.2             $15.88
                                   ==========

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


  Compensation expense recognized for grants under the Equity Incentive Plan was not material in 1997. If compensation expense for the Equity Incentive Plan had been determined using the fair value method described in SFAS 123, the Company's net earnings and earnings per share for 1997 would have been reduced to the pro forma amounts shown in the following table (in thousands, except per share information):

                                                                         1997
                                                                        -------
   Net earnings
     As reported....................................................... $14,523
     Pro forma.........................................................     861
   Earnings per share--basic
     As reported.......................................................    0.08
     Pro forma.........................................................     --
   Earnings per share--diluted
     As reported.......................................................    0.07
     Pro forma.........................................................     --

  The weighted-average fair value of each option grant is estimated as of the date of grant to be $7.94 using the Black-Scholes option pricing model, with the following weighted average assumptions: risk-free interest rate of 5.8%, no expected dividend yields, expected option lives of 7.6 years, and expected volatility of 31%.

(19) EARNINGS (LOSS) PER SHARE

  The following is a reconciliation of the denominators of the basic and diluted earnings per share computations (in thousands, except per share information):

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1997     1996      1995
                                                   -------- --------  --------
   Net earnings (loss)...........................  $ 14,523 $ (6,967) $(25,131)
                                                   ======== ========  ========
   Shares:
   Weighted average number of shares outstanding
    during the period for computing basic
    earnings per share...........................   190,505  173,000   173,000
                                                   -------- --------  --------
   Incremental common shares attributable to
    dilutive securities:
    Common shares issuable for warrants..........     1,635      --        --
    Common shares issuable under stock option
     plan........................................     1,621      --        --
    Common shares issuable for outstanding growth
     shares......................................       294      --        --
                                                   -------- --------  --------
   Number of shares as adjusted for purposes of
    computing diluted earnings per share.........   194,055  173,000   173,000
                                                   ======== ========  ========
   Earnings per share--basic.....................  $   0.08 $  (0.04) $  (0.15)
                                                   ======== ========  ========
   Earnings per share--diluted...................  $   0.07 $  (0.04) $  (0.15)
                                                   ======== ========  ========

  The weighted average number of options to purchase common stock that was excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 800,000 for 1997.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


(20) 401(K) PLAN

  The Company sponsors a 401(k) Plan (the "Plan") which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees are eligible to participate after one year of service. The Company contributes a base percentage and matches a portion of the voluntary employee contributions. The cost of the Plan charged to expense was not material in the periods presented in the consolidated financial statements.

(21) SIGNIFICANT CUSTOMERS

  During the years ended December 31, 1997, 1996 and 1995, two or more customers, in aggregate, have accounted for 10% or more of the Company's total revenue in one or more periods, as follows:

                                     CUSTOMER A CUSTOMER B CUSTOMER C CUSTOMER D
                                     ---------- ---------- ---------- ----------
   1997.............................      6%        31%        37%       --
   1996.............................     28%        26%       --           4%
   1995.............................      7%       --         --          35%

  At December 31, 1997 and 1996, one or more of the customers described above have accounted for 10% or more of the Company's combined accounts receivable, net, and costs and estimated earnings in excess of billings, as follows:

                                     CUSTOMER A CUSTOMER B CUSTOMER C
                                     ---------- ---------- ----------
   1997.............................    --          26%        32%
   1996.............................     11%        20%       --

(22) SUBSEQUENT EVENTS

  In January 1998, the Company entered into a merger agreement (the "Merger Agreement") with an unrelated third party non-facilities-based reseller of long distance services. In the Merger, each outstanding share of the third party's Common Stock (including shares of the third party's Common Stock issued upon conversion of its Series I Stock) will be acquired for that many shares of the Qwest's Common Stock having an aggregate market value equal to $28.5 million, reduced by certain adjustments and limitations to $26.8 million, and future payments of $4.0 million. The proposed acquisition is subject to certain closing conditions that include requisite shareholder approval. If consummated, the proposed acquisition will be accounted for using the purchase method of accounting.

  Also in January 1998, the Company signed a long-term contract to provide an unrelated third party telecommunications capacity along approximately 10,000 route miles of the Qwest Network (the "Contract"). In consideration, the Company will receive 19.99% of the third party's common stock and up to $310.0 million in cash over an extended payment term. There are restrictions on the sale by the Company of the unrelated third party's common stock, and the unrelated third party has the right to repurchase the common stock until the Contract's second anniversary. The Company will also receive monthly operations and maintenance fees over the term of the multi-year Contract. Prior to delivery of the telecommunications capacity and acceptance by the unrelated third party, the unrelated third party has the right to purchase interim capacity from the Company. The total cash consideration under the Contract will be reduced by 60% of the sums paid by the unrelated third party for purchases of interim capacity. Pursuant to the terms of the Contract, the unrelated third party may require the Company to purchase an additional $10.0 million of its common stock. If the Company fails to complete at least 75% of the unrelated third party's network by the Contract's third anniversary, the unrelated third party may at

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

its option either: (i) accept the completed portion and pay for it on a pro rata basis; or (ii) terminate the Contract and require the Company to return all consideration received.

  On March 8, 1998, the Company signed a definitive merger agreement with an unrelated third party communications services provider. The boards of directors of each company have approved the merger. The terms of the merger agreement call for the acquisition of all of the third party's outstanding common shares and the assumption of all of the third party's stock options by the Company. The purchase price of the all-stock transaction is anticipated to be approximately $4.4 billion. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

(23) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE INFORMATION) (UNAUDITED)


                                                      1997
                            ---------------------------------------------------------
                            FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                            ------------- -------------- ------------- --------------
   Revenue.................   $ 72,693       $228,673      $188,955       $206,382
   Earnings (loss) from
    operations.............    (12,644)        (7,098)       19,860         23,363
   Net earnings (loss).....     (4,776)        (5,612)       12,651         12,260
   Earnings (loss) per
    share--basic...........      (0.03)         (0.03)         0.06           0.06
   Earnings (loss) per
    share--diluted.........      (0.03)         (0.03)         0.06           0.06
                                                      1996
                            ---------------------------------------------------------
                            FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
                            ------------- -------------- ------------- --------------
   Revenue.................   $ 34,632       $ 50,871      $ 44,333       $101,160
   Earnings (loss) from
    operations.............    (14,653)        (2,262)          571          4,330
   Net earnings (loss).....     (9,979)        (2,376)        3,454          1,934
   Earnings (loss) per
    share--basic...........      (0.06)         (0.01)         0.02           0.01
   Earnings (loss) per
    share--diluted.........      (0.06)         (0.01)         0.02           0.01

  The Company adopted SFAS 128 in the fourth quarter of 1997. All per share information reflected in the selected consolidated quarterly financial data above has been restated.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS
AND SHAREOWNERS OF LCI INTERNATIONAL, INC.:

  We have audited the accompanying consolidated balance sheets of LCI International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LCI International, Inc. and subsidiaries, as of December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                            Arthur Andersen LLP

Washington, D.C.
February 16, 1998
(except with respect to the matter
Discussed in Note 15, as to which
the date is March 16, 1998)

                            LCI INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN MILLIONS, EXCEPT EARNINGS PER COMMON SHARE)

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------------------
                                                    1997       1996      1995
                                                 ---------- ---------- ----------
Revenues.......................................  $    1,642 $    1,304 $     824
  Cost of services.............................         986        778       496
                                                 ---------- ---------- ---------
Gross margin...................................         656        526       328
  Selling, general and administrative
   expenses....................................         408        305       193
  Merger charges...............................          45        --        --
  Restructuring charges........................           9         16       --
  Depreciation and amortization................          96         75        54
                                                 ---------- ---------- ---------
Operating income...............................          98        130        81
  Interest and other expense, net..............          36         29        16
                                                 ---------- ---------- ---------
Income from continuing operations before income
 taxes.........................................          62        101        65
  Income tax expense...........................          31         38        16
                                                 ---------- ---------- ---------
Income from continuing operations..............          31         63        49
Discontinued operations:
  Income from discontinued operations, net of
   income taxes of $7 and $9 for 1996 and 1995,
   respectively................................         --          11        15
                                                 ---------- ---------- ---------
Net income.....................................          31         74        64
                                                 ---------- ---------- ---------
Preferred dividends............................         --           3         6
                                                 ---------- ---------- ---------
Income on common stock.........................  $       31 $       71 $      58
                                                 ========== ========== =========
Earnings per common share
Continuing operations:
  Basic........................................  $     0.34 $     0.73 $    0.60
                                                 ========== ========== =========
  Diluted......................................  $     0.32 $     0.64 $    0.53
                                                 ========== ========== =========
Earnings per common share:
  Basic........................................  $     0.34 $     0.86 $    0.81
                                                 ========== ========== =========
  Diluted......................................  $     0.32 $     0.75 $    0.69
                                                 ========== ========== =========
Weighted average number of common shares:
  Basic........................................          91         83        71
  Diluted......................................          99         99        92

        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                DECEMBER 31,
                                                                --------------
                                                                 1997    1996
                                                                ------  ------
                            ASSETS
Current assets
  Cash and cash equivalents.................................... $  --   $   12
  Trade accounts receivable, less allowance for doubtful
   accounts of $52 and $30 for 1997 and 1996, respectively.....    190     121
  Current deferred tax assets, net.............................     59      51
  Prepaids and other...........................................     22      22
                                                                ------  ------
    Total current assets.......................................    271     206
                                                                ------  ------
Property and equipment
  Fiber-optic network..........................................    558     450
  Technology platforms, equipment and building lease...........    231     125
  Less--accumulated depreciation and amortization..............   (206)   (204)
                                                                ------  ------
                                                                   583     371
  Property under construction..................................     88      61
                                                                ------  ------
    Total property and equipment, net..........................    671     432
                                                                ------  ------
Other assets
  Excess of cost over net assets acquired, net of accumulated amortization of $38 and $28 for 1997 and 1996,
   respectively................................................    359     364
  Other, net...................................................     53      51
                                                                ------  ------
    Total other assets.........................................    412     415
                                                                ------  ------
    Total assets............................................... $1,354  $1,053
                                                                ======  ======
              LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
  Accounts payable............................................. $   43  $   40
  Facility costs accrued and payable...........................    154     135
  Accrued expenses and other...................................     91      63
                                                                ------  ------
    Total current liabilities..................................    288     238
                                                                ------  ------
  Long-term debt and capital lease obligations.................    413     252
                                                                ------  ------
  Other liabilities and deferred credits.......................    101      73
                                                                ------  ------
Commitments and contingencies
Shareowners' equity
  Preferred Stock--authorized 15 million shares, no shares
   issued and outstanding in 1997 and 1996.....................    --      --
  Common Stock--authorized 300 million shares, issued and
   outstanding 96 million shares in 1997 and 89 million shares
   in 1996.....................................................      1       1
  Paid-in capital..............................................    511     480
  Retained earnings............................................     40       9
                                                                ------  ------
  Total shareowners' equity....................................    552     490
                                                                ------  ------
    Total liabilities and shareowners' equity.................. $1,354  $1,053
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

                                 (IN MILLIONS)

                          PREFERRED        COMMON
                            STOCK          STOCK
                          --------- --------------------         RETAINED     TOTAL
                          $.01 PAR  ISSUED AND  $.01 PAR PAID-IN EARNINGS  SHAREOWNERS'
                            VALUE   OUTSTANDING  VALUE   CAPITAL (DEFICIT)    EQUITY
                          --------- ----------- -------- ------- --------- ------------
BALANCE AT DECEMBER 31,
 1994...................    $115         69       $ 1     $242     $(104)      $254
Acquisition of CTG......     --           5       --        93       --          93
Employee stock purchases
 and exercises of
 options/warrants,
 including related tax
 benefits...............     --           1       --        10       --          10
Conversion/redemption of
 Convertible Preferred
 Stock..................      (1)       --        --         1       --         --
Other transactions......     --         --        --         1       --           1
Net income..............     --         --        --       --         64         64
Preferred dividends.....     --         --        --       --         (6)        (6)
                            ----        ---       ---     ----     -----       ----
BALANCE AT DECEMBER 31,
 1995...................    $114         75       $ 1     $347     $ (46)      $416
                            ----        ---       ---     ----     -----       ----
Employee stock purchases
 and exercises of
 options/warrants,
 including related tax
 benefits...............     --           2       --        19       --          19
Conversion/redemption of
 Convertible Preferred
 Stock..................    (114)        12       --       114       --         --
Spin-off of Billing.....     --         --        --       --        (16)       (16)
Net income..............     --         --        --       --         74         74
Preferred dividends.....     --         --        --       --         (3)        (3)
                            ----        ---       ---     ----     -----       ----
BALANCE AT DECEMBER 31,
 1996...................    $--          89       $ 1     $480     $   9       $490
                            ----        ---       ---     ----     -----       ----
Employee stock purchases
 and exercises of
 options/warrants,
 including related tax
 benefits...............     --           7       --        31       --          31
Net income..............     --         --        --       --         31         31
                            ----        ---       ---     ----     -----       ----
BALANCE AT DECEMBER 31,
 1997...................    $--          96       $ 1     $511     $  40       $552
                            ----        ---       ---     ----     -----       ----



        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                         1997    1996    1995
                                                        ------  ------  ------
Operating activities
Income from continuing operations...................... $   31  $   63  $   49
Adjustments to income from continuing operations:
  Depreciation and amortization........................     96      75      54
  Change in deferred taxes.............................     20      36      (1)
  Merger and restructuring charges.....................     43     --      --
Change in assets/liabilities:
  Trade accounts receivable............................    (16)    (52)    (67)
  Net securitization activity..........................    (53)    112     --
  Accounts payable and facility costs accrued and
   payable.............................................     34      53      21
  Other assets/liabilities.............................     32      21      (2)
                                                        ------  ------  ------
    Net cash provided by operating activities..........    187     308      54
                                                        ------  ------  ------
    Net cash provided by discontinued operations.......    --       15       8
                                                        ------  ------  ------
Investing activities
  Capital expenditures--property and equipment.........   (321)   (156)   (106)
  Payment for acquisitions and other...................    (17)   (124)    (79)
                                                        ------  ------  ------
    Net cash (used in) investing activities............   (338)   (280)   (185)
                                                        ------  ------  ------
Financing activities
  Proceeds from issuance of debt.......................    350       6       5
  Net debt (payments) borrowings.......................   (228)    (48)    115
  Preferred dividend payments..........................    --       (3)     (6)
  Proceeds from employee stock plans and warrants......     17      14       9
                                                        ------  ------  ------
    Net cash provided by (used in) financing
     activities........................................    139     (31)    123
                                                        ------  ------  ------
Change in cash and cash equivalents....................    (12)     12     --
                                                        ------  ------  ------
Cash and cash equivalents at the beginning of the
 year..................................................     12     --      --
                                                        ------  ------  ------
Cash and cash equivalents at the end of the year....... $  --   $   12  $  --
                                                        ======  ======  ======


        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS ORGANIZATION AND PURPOSE

  The financial statements presented herein include the Consolidated Balance Sheets of LCI International, Inc., a Delaware corporation, and its wholly owned subsidiaries (LCI or the Company) as of December 31, 1997 and 1996, and the related Consolidated Statements of Operations, Shareowners' Equity and Cash Flows for the three years ended December 31, 1997.

  LCI is a facilities-based telecommunications carrier that provides a broad range of domestic and international voice and data services to the commercial, wholesale, residential/small business and local market segments, and operator assisted services. The Company serves its customers primarily through owned and leased digital fiber-optic facilities.

  On December 22, 1997, the Company acquired USLD Communications Corp. (USLD) in a stock-for-stock transaction that has been accounted for as a pooling of interests. The Company exchanged approximately 12 million shares of its common stock, par value $.01 per share (Common Stock) for all of the outstanding shares of USLD common stock. The Company's Consolidated Financial Statements have been restated to include the results for USLD, as though the companies had always been a combined entity.

2. ACCOUNTING POLICIES

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Principles of Consolidation

  The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the Consolidated Financial Statements for 1996 and 1995 to conform with the 1997 presentation. In August 1996, USLD completed the spin-off of its billing clearinghouse and information management services business, Billing Information Concepts Corp. (Billing). The spin-off has been accounted for as discontinued operations and, accordingly, the Company restated its Consolidated Financial Statements for all periods presented prior to that date in accordance with Accounting Principles Board Opinion (APB) No. 30. Financial disclosures for all periods presented reflect that restatement.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company uses its available cash to reduce the balance of its revolving credit facility (Credit Facility) and generally maintains no cash on hand.

 Trade Accounts Receivable

  Trade accounts receivable represent amounts due from customers for telecommunications services, less an allowance for uncollectible accounts. Revenues and, therefore, trade accounts receivable, include amounts recognized for services provided but not yet billed.

 Accounts Receivable Securitization Program

  In accordance with Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transfers of receivable balances meet the criteria to be classified as a sale for accounting purposes. As such, amounts sold under the

                            LCI INTERNATIONAL, INC.

accounts receivable securitization program (Securitization Program) are not included in the accompanying Consolidated Financial Statements. The costs of the Securitization Program are included in interest and other expense, net in the accompanying Consolidated Statements of Operations. The cash proceeds are included in operating activities in the accompanying Consolidated Statements of Cash Flows.

 Prepaids and Other

  Prepaids and other assets include deferred customer promotion costs and customer acquisition costs that are amortized over the estimated life of the related contract term, and various other accounts and notes receivable expected to be received within the next year.

 Property and Equipment

  These assets are stated at cost or at fair market value if obtained as part of an acquisition. Construction costs include material, labor, interest and overhead costs. Property and equipment as of December 31, 1997 and 1996 includes the net book value of $25 million and $9 million for a capitalized building lease for the Company's operating subsidiaries' headquarters. Routine repairs and maintenance of property and replacements of minor items are charged to expense as incurred. Depreciation of buildings and equipment is provided using the composite method over the estimated useful lives of these assets. The cost of equipment retired in the ordinary course of business, less proceeds, is charged to accumulated depreciation. The capitalized building lease is amortized on a straight-line basis over the term of the lease.

  The estimated depreciation and amortization periods by asset type:

   ASSET CATEGORY                                                          YEARS
   --------------                                                          -----
   Fiber-optic network:
     Fiber-optic cable and buildings......................................    30
     Transmission, distribution and switching equipment................... 10-15
     Installation costs...................................................     3
   Technology platforms...................................................     5
   Equipment:
     Information systems--hardware and software...........................   3-5
     General office equipment.............................................  5-10
   Capitalized building lease.............................................    15

 Excess of Cost Over Net Assets Acquired

  Excess of cost over net assets acquired (goodwill) consists of the excess of the cost to acquire an entity over the estimated fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. The Company continually evaluates whether events and circumstances have occurred which indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If such an event has occurred, the Company estimates the sum of the expected future cash flows, undiscounted and without interest charges, derived from such goodwill over its remaining life. The Company believes that no such impairment existed at December 31, 1997. Amortization of goodwill was $10 million, $10 million and $5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

 Other Assets

  Other assets consist of debt issuance costs, rights-of-way, customer lists, non-compete agreements and other deferred costs, which are amortized over the estimated life or contract term of the agreement.

                            LCI INTERNATIONAL, INC.

 Other Liabilities and Deferred Credits

  Other liabilities and deferred credits primarily include long-term deferred income taxes and other long-term liabilities. As of December 31, 1997 and 1996, net long-term deferred tax liabilities of $84 million and $56 million, respectively, were included in other liabilities and deferred credits.

 Revenue Recognition

  Telecommunications revenues are recognized when services are provided and are net of estimated credits and uncollectible amounts.

 Advertising Cost

  In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," costs for advertising are expensed as incurred within the fiscal year. If it is determined that the advertising costs will provide a future economic benefit, the costs are capitalized and amortized over the period of benefit, not to exceed one year.

 Income Taxes

  The Company follows SFAS No. 109, "Accounting for Income Taxes" (see Note
13).

 Fair Value of Financial Instruments

  The carrying amounts of current assets and liabilities approximate their fair market value. The fair market value of long-term debt is discussed further in Note 7.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the number of market segments, the large number of entities comprising the Company's customer base and the dispersion of those entities across many different industries and geographic regions. As of December 31, 1997, the Company had no significant concentrations of credit risk.

 Statements of Cash Flows

  Cash payments and significant non-cash activity:

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                          --------------------
                                                           1997   1996   1995
                                                          ------ ------ ------
                                                             (IN MILLIONS)
   Cash payments for interest............................ $   30 $  27  $   17
   Cash payments for income taxes........................ $    4 $   2  $    3
   Non-cash investing and financing activities:
     Tax benefit recognized in connection with stock
      option exercises................................... $   12 $   6  $    1
     Capital lease obligations incurred.................. $   17 $   1  $  --
     Dividend pursuant to spin-off of Billing............ $  --  $  34  $  --

  During 1997, the Company exchanged approximately 12 million shares of Common Stock for all of the outstanding common stock of USLD to affect the business combination, and 5 million shares of Common Stock were issued in connection with the non-cash exercise of warrants. During 1996, shareowners converted approximately 5 million shares of Convertible Preferred Stock into approximately 12 million shares of Common Stock. During 1995, the Company issued 5 million shares of Common Stock with a market value of approximately $93 million, as partial consideration in a purchase acquisition.

                            LCI INTERNATIONAL, INC.

 Accounting Pronouncements Not Yet Effective

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are required for financial statements in fiscal years beginning after December 15, 1997.

  SFAS No. 130 requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. As the Company does not currently have any components of comprehensive income, it is not expected that this statement will affect the Consolidated Financial Statements.

  SFAS No. 131 requires entities to disclose financial and detailed information about its operating segments in a manner consistent with internal segment reporting used by the Company to allocate resources and assess financial performance. The Company has not completed the analyses required to determine the additional disclosures requirements, if any, for the adoption of SFAS No. 131.

  In anticipation of the year 2000 (Year 2000), management has developed a plan to review software that was internally developed and/or externally purchased or licensed for compliance with Year 2000 processing requirements. In accordance with Emerging Issues Task Force Opinion No. 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000," the Company will expense all costs as incurred.

3. MERGER & RESTRUCTURING

 Merger

  On December 22, 1997, the Company acquired USLD in a stock-for-stock transaction that resulted in USLD becoming a wholly owned subsidiary of LCI. Under the terms of the agreement, USLD shareholders received .7576 of a share of Common Stock of the Company for each USLD share. Accordingly, the Company issued approximately 12 million shares of Common Stock for all outstanding shares of USLD common stock. Additionally, outstanding options and warrants to acquire USLD common stock were converted to options and warrants to purchase approximately 2 million shares of Common Stock of the Company.

  The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the accounts and operations of USLD for all periods presented as though the two companies had always been a combined entity.

  Combined and separate results of LCI and USLD during the periods preceding the merger:

                                                            LCI   USLD  COMBINED
                                                           ------ ----  --------
                                                              (IN MILLIONS)
   Nine months ended September 30, 1997
     Revenues............................................. $1,018 $178   $1,196
     Net income........................................... $   65 $  4   $   69
                                                           ------ ----   ------
   Year ended December 31, 1996
     Revenues............................................. $1,103 $201   $1,304
     Net income........................................... $   75 $ (1)  $   74
                                                           ------ ----   ------
   Year ended December 31, 1995
     Revenues............................................. $  673 $151   $  824
     Net income........................................... $   51 $ 13   $   64
                                                           ------ ----   ------

                            LCI INTERNATIONAL, INC.

  No adjustments were necessary to the combined financial results presented above to conform the accounting policies of the two companies, other than reclassifications of certain revenue and expense reporting to conform financial statement presentation. There were no material intercompany transactions between the two companies for the periods presented.

  In connection with the merger, the Company recorded a $45 million one-time merger charge during 1997. The charge included $7 million of transaction costs for investment bank and other professional fees, $31 million for the elimination of duplicate facilities and the write-off of assets, and $7 million for employee severance and termination costs.

 Restructuring

  In the fourth quarter of 1997, the Company recorded restructuring charges of $8 million for the costs associated with relocation to the new headquarters building and for employee severance and termination costs. In addition, during the second quarter of 1997, there was a $1 million one-time charge by USLD for the resignation of its former chairman of the board of directors.

  In 1996, USLD charged $13 million for the direct spin-off costs related to Billing. In addition, $3 million of restructuring charges were recorded for the costs associated with consolidating support functions and the write-off of assets.

4. ACQUISITIONS

  The Company has supplemented growth from its base business with several strategic acquisitions. Each acquisition during 1996 and 1995 was accounted for as a purchase.

  In January 1996, the Company purchased the long-distance business assets of Teledial America, Inc. (Teledial America), which did business as U.S. Signal Corporation, and an affiliated company, ATS Network Communications, Inc.
(ATS). The Company acquired both companies for approximately $99 million in cash, and the amount of goodwill recorded in the purchase transactions was $100 million. The results of operations for Teledial America and ATS were included in the Consolidated Statement of Operations from January 1, 1996.

  In September 1995, the Company acquired Corporate Telemanagement Group, Inc.
(CTG), for approximately $140 million in cash and Common Stock, and assumed approximately $24 million in debt. The amount of goodwill recorded in the purchase transaction was $157 million. The Consolidated Statements of Operations include the results of CTG from September 1, 1995. The combination of the operations of the Company and CTG provided pro forma net revenues of $815 million, pro forma net income of $54 million and pro forma earnings per common share of $0.63. The pro forma information is provided as if the acquisition had occurred at the beginning of the 1995 fiscal year and is for informational purposes only.

  USLD had insignificant business combinations in 1997 and 1995 that were not material for financial statement purposes.

5. DISCONTINUED OPERATIONS

  In August 1996, USLD completed the spin-off of Billing. The spin-off has been accounted for as discontinued operations and, accordingly, the Company restated its Consolidated Financial Statements for all periods presented prior to that date. The spin-off was a tax-free distribution of 100% of the common stock of Billing to USLD's shareowners. Revenue of the discontinued operations of Billing was $86 million and $81 million for the years ended December 31, 1996 and 1995, respectively. Basic and diluted earnings per share for

                            LCI INTERNATIONAL, INC.

discontinued operations for the year ended December 31, 1996 were $0.13 and $0.11, respectively, and for the year ended December 31, 1995 were $0.21 and $0.16.

  In connection with the spin-off, USLD distributed, for financial statement purposes, a dividend of $16 million to record the net effect of forgiven intercompany payable/receivable balances, the reimbursement by Billing of direct spin-off costs, and the transfer of a working capital balance of $22 million to USLD. Direct spin-off costs of $13 million were included in restructuring charges in the Consolidated Statements of Operations for the year ended December 31, 1996. These costs included professional fees, tax payments triggered by the spin-off, payments under employment agreements and costs associated with accelerated stock grants.

6. ACCOUNTS RECEIVABLE SECURITIZATION

  In August 1996, the Company entered into an agreement to sell a percentage ownership interest in a defined pool of its trade accounts receivable (Securitization Program). Under the Company's Securitization Program, LCI SPC I, Inc. (SPC), a wholly owned, bankruptcy-remote subsidiary of the Company, sells accounts receivable. Under this Securitization Program, the Company can transfer an undivided interest in a designated pool of its accounts receivable on an ongoing basis to maintain the participation interest up to a maximum of $150 million. The accounts receivable balances sold, but not yet collected, of approximately $59 million and $112 million at December 31, 1997 and 1996, respectively, are not included in the accompanying Consolidated Balance Sheets. SPC had approximately $130 million and $120 million of accounts receivable available for sale as of December 31, 1997 and 1996. The cost of the Securitization Program is based on a discount rate equal to the short-term commercial paper rate plus certain fees and expenses. The Company retains substantially all the same risk of credit loss as if the receivables had not been sold, and has established reserves for such estimated credit losses.

  Under the Securitization Program agreement, the Company acts as agent for the purchaser of the receivables by performing recordkeeping and collection functions on the interest sold and receives a fee providing adequate compensation for such services. The agreement also contains certain covenants regarding the quality of the accounts receivable portfolio, as well as financial covenants that are substantially identical to those contained in the Company's Credit Facility (see Note 7). Except in limited circumstances, SPC is subject to certain contractual prohibitions concerning the payment of dividends and the making of loans and advances to LCI.

7. DEBT

  In June 1997, the Company issued $350 million of 7.25% Senior Notes (Notes), which mature June 15, 2007. The net proceeds from the issuance of the Notes were used to repay outstanding indebtedness and for working capital and general corporate purposes. As of December 31, 1997, the fair market value of the Notes was approximately $361 million.

  The Company had approximately $10 million in various fixed-rate notes as of December 31, 1997. These notes are expected to be repaid during early 1998.

 Credit Facility

  The Company has an aggregate $750 million revolving credit (Credit Facility) from a syndicate of banks. The Credit Facility is comprised of two separate facilities of $500 million and $250 million. The first facility has a term of five years, while the second facility has a one-year term. Each facility may be extended for a limited number of periods. Both facilities bear interest at a rate consisting of two components: The base rate component is dependent upon a market indicator; the second component varies from 0.30% to 0.75% based on the more favorable of the relationship of borrowing levels to operating cash flow (leverage ratio) or the Company's senior unsecured debt rating.

                            LCI INTERNATIONAL, INC.

  The Credit Facility contains various financial covenants, the most restrictive being the leverage ratio requirement. As of December 31, 1997 and 1996, the Company was in compliance with all Credit Facility covenants. The company had no outstanding balance under the Credit Facility as of December 31, 1997, compared to $215 million outstanding as of December 31, 1996. The weighted average interest rate on the outstanding borrowings under the Credit Facility as of December 31, 1996 was 6.09%. The carrying amount of the Credit Facility approximates its fair value, as the underlying instruments are variable rate notes that reprice frequently.

  The Company also has an interest rate cap agreement with certain banks to manage interest rate risk on the Credit Facility. The agreement is for a two-year period ending February 1998 and limits the base interest rate exposure to 7.5% on $130 million notional principal balance of the Credit Facility. In the event of non-performance by the banks, the Company would be obligated to make the contractual payments under the Credit Facility, and would have exposure to the extent of any increase in the base rate component above 7.5%. The Company believes the probability of such an event is remote.

 Lines of Credit

  The Company has three separate discretionary line of credit agreements (Lines of Credit) with commercial banks for a total of $75 million. The Lines of Credit provide flexible short-term borrowing at competitive rates dependent upon a market indicator. As of December 31, 1997 and 1996, the outstanding balances under the Lines of Credit were $25 million and $8 million, respectively, with interest rates of 6.26% and 5.93%, respectively.

  The outstanding balance in the accompanying Consolidated Balance Sheets is reflected in long-term debt, due to the borrowing availability under the Credit Facility to repay such balances. The carrying value of the Lines of Credit approximates its fair market value.

8. LEASES

  The Company's capital leases primarily include two building leases, which expire at various times through 2012. The noncurrent portions of all capital lease obligations were $28 million and $13 million as of December 31, 1997 and 1996, respectively. The Company has operating leases for other office space and equipment with lease terms from three to ten years with options for renewals.

  During 1996, the Company entered into an operating lease agreement for the rental of a new corporate headquarters being developed in Arlington, Virginia. This agreement has a three-year base term with two options to renew for one year each. The agreement includes a maximum residual guarantee of $62 million at the end of the base term, which is included in the minimum lease payments, below. However, the Company expects to exercise the renewal options, which will extend the lease term and defer the residual guarantee payment. The property is owned by an unrelated entity that is leasing the facility to the Company. The Company plans to occupy the building in June 1998.

                            LCI INTERNATIONAL, INC.

  Total expenses for operating leases for the years ended December 31, 1997, 1996 and 1995 were $15 million, $12 million and $9 million, respectively. The Company is required, at a minimum, to make the following payments on capital and operating leases:

                                                               CAPITAL OPERATING
                                                               ------- ---------
                                                                 (IN MILLIONS)
   1998.......................................................   $ 5     $ 19
   1999.......................................................     5       80
   2000.......................................................     5       14
   2001.......................................................     5       11
   2002.......................................................     5       10
   Thereafter.................................................    28       49
                                                                 ---     ----
   Total minimum lease payments...............................    53     $183
                                                                         ====
   Less--amounts representing interest........................    23
                                                                 ---
   Capital lease obligations..................................    30
   Less--amounts due within one year..........................     2
                                                                 ---
   Noncurrent portion of capital lease obligations............   $28
                                                                 ===

9. COMMITMENTS AND CONTINGENCIES

 Capital Requirements

  During 1998, the Company expects that its nonbinding commitment for capital expenditures (excluding acquisitions) will increase from the levels expended in 1997 and is dependent on the Company's geographic and revenue growth. The Company's capital requirements are primarily for switching and transmission facilities and technology platforms arising from the Company's strategic expansion plans. In addition to its ongoing capital requirements, the Company has entered into several agreements to extend its fiber-optic network. These commitments will extend the Network throughout several geographic areas of the United States, and are expected to require incremental capital expenditures of approximately $250 million for fiber-optic capacity and related equipment. The timing of payments will depend on the delivery and acceptance of facilities, which are expected to be completed in the first half of 1998.

 Vendor Agreements

  The Company has agreements with certain interexchange carriers, LECs and third-party vendors to lease facilities for originating, terminating and transport services. Some agreements require the Company to maintain minimum monthly and/or annual billings based on usage. The Company has met and expects to continue to meet these minimum usage requirements.

  During 1997, the Company amended an agreement with its largest provider of leased and international services. Under the terms of the amended contract, the Company is no longer obligated to use that carrier for its leased facilities and the minimum usage commitments were significantly reduced. In addition, the Company received a usage credit in exchange for agreeing to increases in certain domestic and international switch services. The Company expects to mitigate the impact of increased rates by applying the credit against future use of services during the two-year agreement period, as well as using alternative arrangements and strategic investments to reduce the reliance on this third-party carrier.

 Legal Matters

  The Company has been named as a defendant in various litigation matters. Management intends to vigorously defend these outstanding claims. The Company believes it has adequate accrued loss contingencies.

                            LCI INTERNATIONAL, INC.

Although the ultimate outcome of these claims cannot be ascertained at this time, in management's opinion, current pending or threatened litigation matters will not have a material adverse impact on the Company's results of operations or financial condition.

10. SHAREOWNERS' EQUITY

 Preferred Stock

  In January 1997, the Board of Directors adopted a shareholder rights agreement (Rights Agreement) designed to ensure that shareowners receive fair and equal treatment in the event of a proposed takeover of the Company. One preferred share purchase right (Right) has been attached to each share of the Company's Common Stock to shareowners of record on January 22, 1997 (and all subsequently issued shares) and, until distributed, may be transferred only with the Common Stock. Each Right, when exercisable, represents the right to purchase one one-thousandth of a share of a newly issued series of preferred stock of the Company, designated as Junior Participating Preferred Stock, par value $.01 per share or, in certain circumstances, to purchase shares of Common Stock at less than the prevailing market price. The exercise price is $100 per Right, the redemption price is $.01 per Right, and the Right expires on January 22, 2007. The Rights will be distributed and become exercisable only in the event that any person or entity, together with its affiliates or associates, acquires more than a certain specified percentage of Common Stock of the Company.

  On September 3, 1996, the remaining outstanding shares of the Company's previously outstanding 5% Cumulative Convertible Exchangeable Preferred Stock (Convertible Preferred Stock) were redeemed by the Company. Preferred dividends, cumulative from the date of issuance, were paid quarterly at an annual rate of $1.25 per share on the outstanding shares until redemption. Prior to redemption, shareowners converted 4.6 million shares of Convertible Preferred Stock into 12.1 million shares of Common Stock.

 Common Stock

  In December 1997, the Company issued 12.4 million shares of Common Stock in connection with the merger of USLD with LCI Acquisition Corp., a wholly owned subsidiary of the Company. In September 1995, the Company issued 4.6 million shares of Common Stock to purchase CTG.

 Common Stock Warrants

  In 1993, the Company issued warrants for 5.4 million shares of Common Stock, at $2.83 per share. During 1997 and 1996, respectively, warrant holders exercised 5.2 million and 0.2 million warrants for an aggregate amount of 4.6 million and 0.2 million shares of Common Stock. As of December 31, 1997, all Common Stock warrants had been exercised. USLD had granted warrants to purchase shares of Common Stock pursuant to telecommunications service agreements in 1992, 1995 and 1997. Pursuant to the merger agreement, each outstanding warrant was converted into a warrant to purchase Common Stock of LCI based on the conversion ratio stated in the terms of the merger agreement. As of December 31, 1997, approximately 0.2 million of these warrants were outstanding.

 Employee Benefit Plans

  The Company maintains a defined contribution retirement plan for its employees. Under this plan, eligible employees may contribute a percentage of their base salary, subject to certain limitations. Beginning in 1994, the Company elected to match a portion of the employees' contributions. The expense of the Company's matching contribution was approximately $1 million for each year ending December 31, 1997, 1996 and 1995.

                            LCI INTERNATIONAL, INC.

11. INCENTIVE STOCK PLANS

 Stock Options

  The Company has stock option plans under which options to purchase shares of Common Stock may be granted to directors and key employees. Under the plans, the Company may grant incentive stock options (ISOs), as defined by the Internal Revenue Code, or non-qualified options (NQOs). Stock options generally have a five-year vesting period. In the event of a change in control of the Company, all options outstanding would become 100% exercisable. Under the plans, options expire up to 10 years after the date of the grant and shares of Common Stock underlying surrendered options may be re-granted by the Board of Directors. Options that had been issued pursuant to USLD option plans were converted to options to purchase Common Stock of LCI based on the conversion ratio stated in the terms of the merger agreement. Upon the effective date of the merger, all USLD options became fully vested and exercisable, but otherwise have the same terms and conditions in effect prior to the merger.

  The option price under all plans is fixed at the discretion of the compensation committee of the Board of Directors at the time of grant. During 1997, 1996 and 1995, the option prices for all options granted were the fair market value of the shares on the date of grant. As of December 31, 1997, there were 18 million options authorized under the Company's stock option plans.

                                             NUMBER                WEIGHTED
                                               OF   EXERCISABLE    AVERAGE
                                             SHARES   OPTIONS   EXERCISE PRICE
                                             ------ ----------- --------------
                                                       (IN MILLIONS)
   OUTSTANDING AS OF DECEMBER 31, 1994......    7         3         $ 5.28
   Options granted..........................    4                    12.49
   Options exercised........................   (1)                    6.52
   Options surrendered......................   (1)                   14.09
                                              ---       ---         ------
   OUTSTANDING AS OF DECEMBER 31, 1995......    9         4           7.37
                                              ---       ---         ------
   Options granted..........................    3                    18.92
   Options exercised........................   (1)                    7.17
   Options surrendered......................  --                     16.66
                                              ---       ---         ------
   OUTSTANDING AS OF DECEMBER 31, 1996......   11         5          10.27
                                              ---       ---         ------
   Options granted..........................    4                    19.76
   Options exercised........................  (2)                     5.18
   Options surrendered......................   (1)                   19.67
                                              ---       ---         ------
   OUTSTANDING AS OF DECEMBER 31, 1997......   12         7         $13.44
                                              ---       ---         ------
   Options available for grant as of
    December 31, 1997.......................    4

  The following table presents information for the 12 million options outstanding as of December 31, 1997:

                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   ------------------------------------  -------------------------
                               WEIGHTED     WEIGHTED                  WEIGHTED
       RANGE OF                AVERAGE      AVERAGE                    AVERAGE
       EXERCISE    NUMBER OF   EXERCISE   CONTRACTUAL    NUMBER OF    EXERCISE
        PRICE       OPTIONS     PRICE     LIFE (YEARS)    OPTIONS       PRICE
       --------    ---------   --------   ------------   ----------   -----------
                                 (IN MILLIONS)
       $ 0.17 -
        $ 2.83          1      $  2.00          4                 1   $      2.00
       $ 4.56 -
        $ 8.91          3      $  6.93          5                 2   $      6.88
       $ 9.75 -
        $11.21          2      $ 11.05          7                 2   $     10.94
       $11.25 -
        $19.31          3      $ 18.68          8                 1   $     15.55
       $19.35 -
        $35.13          3      $ 22.62          8                 1   $     22.65

                            LCI INTERNATIONAL, INC.

 Employee Stock Purchase Plan

  The Company has an employee stock purchase plan (ESPP) that enables substantially all employees to purchase shares of Common Stock on monthly offering dates at a purchase price equal to the lesser of 85% of the fair market value of the Common Stock on the date of its purchase or 85% of the fair market value of the Common Stock, as established at intervals from time to time. In August 1997, the Company amended the ESPP to extend the offering period through February 2000 or until shares authorized under the ESPP are exhausted. A maximum of 1.8 million shares of Common Stock were authorized for purchase under the ESPP. During 1997, 1996 and 1995, respectively, 0.4 million, 0.3 million and 0.2 million shares were issued under the ESPP at average prices of $19.02, $24.64 and $11.59. As of December 31, 1997, the amount of Common Stock available for issuance under the ESPP was 0.7 million shares.

 Stock-Based Compensation Plans

  The Company follows the requirements of APB No. 25 to account for its stock option plans and ESPP and, accordingly, no compensation cost is recognized in the Consolidated Statements of Operations for these plans. In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires certain disclosures about stock-based employee compensation arrangements. SFAS No. 123 requires pro forma disclosure of the impact on net income and earnings per share if the fair value method defined in SFAS No. 123 had been used.

  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.2%, 5.7% and 6.7% for the stock option plans and 5.6%, 5.5% and 5.6% for the ESPP; no expected dividend yields; expected lives of 5.2 years, 3.9 years and 4.0 years for the stock option plans and 0.7 years, 1.5 years and 2.2 years for the ESPP; and expected volatility of 46.7%, 39.6% and 48.3% for the stock option plans and 44.1%, 45.3% and 47.5% for the ESPP. The weighted compiled average fair values of options granted during 1997, 1996 and 1995 for the stock option plans were $8.48, $6.69 and $4.53, respectively, and for the employee stock purchase plan were $6.02, $9.48 and $7.17, respectively.

  Pro forma net income, as if the fair value method had been applied, was $15 million, $66 million and $60 million for the years ended December 31, 1997, 1996 and 1995, respectively. The pro forma earnings per share on a diluted basis for the same periods were $0.16, $0.66 and $0.65.

  In accordance with SFAS No. 123, the fair value method was not applied to options granted prior to January 1, 1995. The resulting pro forma impact may not be representative of results to be expected in future periods and is not reflective of actual stock performance.

                            LCI INTERNATIONAL, INC.

12. EARNINGS PER SHARE

  In February 1997, SFAS No. 128, "Earnings per Share," was issued, which required the Company to change the method used to calculate earnings per share. Basic earnings per share were calculated as income available to common shareowners divided by the weighted average number of common shares outstanding. Diluted earnings per share were calculated as net income divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares was calculated using the treasury stock method for Common Stock equivalents, which included Common Stock issuable pursuant to stock options, Common Stock warrants and Convertible Preferred Stock. The following is provided to reconcile the earnings per share calculations:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                           1997   1996    1995
                                                          ------ ------  ------
                                                          (IN MILLIONS, EXCEPT
                                                           PER SHARE AMOUNTS)
   INCOME:
   Net income............................................ $   31 $   74  $   64
     Less--preferred dividends...........................    --      (3)     (6)
                                                          ------ ------  ------
   Income available to common shareowners................ $   31 $   71  $   58
                                                          ====== ======  ======
   Shares:
   Weighted average shares (Basic).......................     91     83      71
                                                          ------ ------  ------
    Effect of dilutive securities:
     Stock options.......................................      4      6       5
     Warrants............................................      4      5       4
     Convertible Preferred Stock.........................    --       5      12
                                                          ------ ------  ------
   Diluted weighted average shares.......................     99     99      92
                                                          ------ ------  ------
   PER SHARE AMOUNTS:
   Basic earnings per share.............................. $ 0.34 $ 0.86  $ 0.81
                                                          ====== ======  ======
   Diluted earnings per share............................ $ 0.32 $ 0.75  $ 0.69
                                                          ====== ======  ======

13. INCOME TAXES

  Income tax expenses for the years ended December 31, 1997, 1996 and 1995, consisted of:

                                                               1997 1996  1995
                                                               ---- ----  ----
                                                               (IN MILLIONS)
   Current tax expense (benefit):
    Federal................................................... $ 1  $ 3   $ (4)
    State.....................................................   3    1    --
   Deferred tax expense:
    Increase in deferred tax liability........................  22    4      5
    Decrease in deferred tax asset............................   5   38     27
    Decrease in valuation allowance........................... --    (8)   (12)
                                                               ---  ---   ----
     Income tax expense....................................... $31  $38   $ 16
                                                               ===  ===   ====

  The decrease in the valuation allowance in 1996 and 1995 resulted from the Company's realization of its net operating loss (NOL) carryforwards based on the Company's growth in recurring operating income.

                            LCI INTERNATIONAL, INC.

  The Company pays state income taxes on the greater of a net worth basis or an income basis in a majority of the states in which it operates. The Company records state deferred tax assets and liabilities, net of its federal benefit, at an average blended rate of 4%.

  The effective income tax rate varies from the federal statutory rate for the years ended December 31, 1997, 1996 and 1995, as follows:

                                                1997      1996       1995
                                              --------  ---------  ---------
                                                    (IN MILLIONS)
   Expected tax expense at federal statutory
    income tax rate.......................... $ 22  35% $ 35   35% $ 23   35%
   Effect of:
     State income tax expense................    2   3     5    5     2    3
     Merger-related expenses.................    5   9   --   --    --   --
     Non-deductible expenses.................    2   3     4    4     1    2
     Change in valuation allowance...........  --  --     (8)  (8)  (12) (18)
     Other, net..............................  --  --      2    2     2    3
                                              ---- ---  ----  ---  ----  ---
       Income tax expense.................... $ 31  50% $ 38   38% $ 16   25%
                                              ==== ===  ====  ===  ====  ===

  The significant items giving rise to the deferred tax (assets) and liabilities as of December 31, 1997 and 1996, were:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Deferred tax liabilities:
     Property and equipment..................................... $   65  $   42
     Acquisition related........................................     26      24
     Deferred expenses..........................................      4       3
                                                                 ------  ------
       Total deferred tax liabilities...........................     95      69
                                                                 ------  ------
   Deferred tax (assets):
     Other loss contingencies...................................     (2)     (6)
     Property and other taxes...................................     (8)     (4)
     Accrued expenses...........................................     (9)     (5)
     Acquired assets............................................     (5)     (5)
     NOLs and tax credit carryforwards..........................    (46)    (44)
                                                                 ------  ------
       Total deferred tax (assets)..............................    (70)    (64)
                                                                 ------  ------
         Net deferred tax liability............................. $   25  $    5
                                                                 ======  ======

  The Company's 1997 deferred income tax balances were included in current deferred tax assets, net of $59 million, and in other liabilities and other deferred credits of $84 million. The 1996 deferred income tax balances were included in current deferred tax assets, net of $51 million, and in other liabilities and other deferred credits of $56 million.

  The Company has generated significant NOLs that may be used to offset future taxable income. Each year's NOL has a maximum 15-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent on future taxable income. As of December 31, 1997, the Company has NOL carryforwards of $104 million for income tax return purposes subject to various expiration dates beginning in 1998 and ending in 2010. The future tax benefit of these NOL carryforwards of $43 million and $41 million in 1997 and 1996, respectively, has been recorded as a deferred tax asset.

                            LCI INTERNATIONAL, INC.

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31:

                                                1997
                         --------------------------------------------------
                            FIRST       SECOND       THIRD       FOURTH
                         ----------- ------------ ----------- -------------
                          (IN MILLIONS, EXCEPT EARNINGS PER COMMON SHARE)
Revenues................ $       368 $       399  $       430 $         446
Cost of services........         219         240          256           271
                         ----------- -----------  ----------- -------------
  Gross margin..........         149         159          174           175
Selling, general and
 administrative
 expenses...............          84          90           98           136
Merger charges..........         --          --             1            44
Restructuring charges...         --            1          --              8
Depreciation and
 amortization...........          21          23           26            25
                         ----------- -----------  ----------- -------------
  Operating income
   (loss)...............          44          45           49           (38)
Interest and other
 expense, net...........           7           7            9            13
                         ----------- -----------  ----------- -------------
  Income (loss) before
   income taxes.........          37          38           40           (51)
Income tax expense
 (benefit)..............          15          15           16           (14)
                         ----------- -----------  ----------- -------------
  Net income (loss).....          22          23           24           (37)
                         ----------- -----------  ----------- -------------
EARNINGS PER COMMON
 SHARE
  Earnings per share--
   basic................ $      0.25 $      0.25  $      0.27 $       (0.39)
                         ----------- -----------  ----------- -------------
  Earnings per common
   share--diluted....... $      0.22 $      0.23  $      0.24 $       (0.39)
                         ----------- -----------  ----------- -------------
  Basic weighted average
   shares...............          89          90           91            95
                         ----------- -----------  ----------- -------------
  Diluted weighted
   average shares.......          99          98           99            95(a)
                         ----------- -----------  ----------- -------------
                                                1996
                         --------------------------------------------------
                            FIRST       SECOND       THIRD       FOURTH
                         ----------- ------------ ----------- -------------
                          (IN MILLIONS, EXCEPT EARNINGS PER COMMON SHARE)
Revenues................ $       297 $       321  $       341 $         344
Cost of services........         180         193          201           203
                         ----------- -----------  ----------- -------------
  Gross margin..........         117         128          140           141
Selling, general and
 administrative
 expenses...............          70          75           81            80
Restructuring charges...         --            7            9           --
Depreciation and
 amortization...........          17          18           20            20
                         ----------- -----------  ----------- -------------
  Operating income......          30          28           30            41
Interest and other
 expense, net...........           8           7            8             6
                         ----------- -----------  ----------- -------------
Income before income
 taxes..................          22          21           22            35
  Income tax expense....           8           7           10            12
                         ----------- -----------  ----------- -------------
Income from continuing
 operations.............          14          14           12            23
Discontinued
 operations.............           5           4            2           --
                         ----------- -----------  ----------- -------------
  Net income............          19          18           14            23
  Income on common
   stock................ $        18 $        17  $        14 $          23
                         ----------- -----------  ----------- -------------
EARNINGS PER COMMON
 SHARE
  Earnings per common
   share--basic......... $      0.23 $      0.21  $      0.16 $        0.26
                         ----------- -----------  ----------- -------------
  Earnings per common
   share--diluted....... $      0.20 $      0.18  $      0.14 $        0.23
                         ----------- -----------  ----------- -------------
  Basic weighted average
   shares...............          77          81           86            89
                         ----------- -----------  ----------- -------------
  Diluted weighted
   average shares.......          98          99           99           100
                         ----------- -----------  ----------- -------------

--------
(a) Common Stock equivalents were antidilutive and therefore excluded from weighted average shares.

                            LCI INTERNATIONAL, INC.

15. SUBSEQUENT EVENT

  On March 8, 1998, the Company entered into a merger agreement with Qwest Communications International Inc. (Qwest) and a subsidiary of Qwest pursuant to which LCI will become a wholly owned subsidiary of Qwest. The all-stock transaction is valued at approximately $4.4 billion. Under the terms of the agreement, each of the outstanding shares of the Company's common stock, par value $.01 per share, will be converted into $42 of Qwest common stock, subject to certain exceptions. The number of shares of Qwest common stock to be exchanged for each share of the Company's common stock will be determined by dividing $42 by a 15-day volume weighted average of trading prices for Qwest common stock prior to the closing, but will not be less than 1.0625 shares (if Qwest's average stock price exceeds $39.53) or more than 1.5583 shares (if Qwest's average stock price is less than $26.95). The Company may terminate the merger agreement if Qwest's average stock price is less than $26.95, unless Qwest then agrees to exchange for each share of common stock of the Company the number of Qwest shares determined by dividing $42 by such average price. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. It is anticipated that the merger will occur by the end of the third quarter of 1998. The transaction is subject to the majority vote of the outstanding shares of Qwest and LCI and to other customary conditions such as receipt of regulatory approvals. The majority shareholder of Qwest has entered into an agreement to vote in favor of the merger. There can be no assurances that the conditions to closing of the merger will be met.

                            LCI INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE THREE MONTHS ENDED MARCH 31,
            (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS) (UNAUDITED)

                                                                    1998  1997
                                                                    ----- -----
REVENUES........................................................... $ 448 $ 368
Cost of services...................................................   259   219
                                                                    ----- -----
GROSS MARGIN.......................................................   189   149
Selling, general and administrative expenses.......................   106    84
Depreciation and amortization......................................    27    21
                                                                    ----- -----
OPERATING INCOME...................................................    56    44
Interest and other expense, net....................................     8     7
                                                                    ----- -----
INCOME BEFORE INCOME TAXES.........................................    48    37
Income tax expense.................................................    19    15
                                                                    ----- -----
NET INCOME......................................................... $  29 $  22
                                                                    ===== =====
PER SHARE DATA
Earnings Per Common Share
  Basic............................................................ $0.30 $0.25
                                                                    ===== =====
  Diluted.......................................................... $0.29 $0.22
                                                                    ===== =====
Weighted Average Number of Common Shares
  Basic............................................................    97    89
                                                                    ===== =====
  Diluted..........................................................   102    99
                                                                    ===== =====


        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                            MARCH 31,  DECEMBER 31,
                                                              1998         1997
                                                           ----------- ------------
                                                           (UNAUDITED)
ASSETS
Current Assets:
  Trade accounts receivable, net..........................   $  164       $  190
  Current deferred tax assets, net........................       51           59
  Prepaids and other......................................       25           22
                                                             ------       ------
    Total current assets..................................      240          271
                                                             ------       ------
Property and Equipment:
  Fiber optic network.....................................      593          558
  Technology platforms, equipment and building leases.....      255          231
  Less--Accumulated depreciation and amortization.........     (224)        (206)
                                                             ------       ------
                                                                624          583
  Property and equipment under construction...............      118           88
                                                             ------       ------
    Total property and equipment, net.....................      742          671
                                                             ------       ------
Other Assets:
  Excess of cost over net assets acquired, net............      356          359
  Other, net..............................................       61           53
                                                             ------       ------
    Total other assets....................................      417          412
                                                             ------       ------
    Total Assets..........................................   $1,399       $1,354
                                                             ======       ======
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities:
  Accounts payable........................................   $   64       $   43
  Facility costs accrued and payable......................      127          154
  Accrued expenses and other..............................      111           91
                                                             ------       ------
    Total current liabilities.............................      302          288
                                                             ------       ------
Long-term Debt and Capital Lease Obligations..............      395          413
                                                             ------       ------
Other Liabilities and Deferred Credits....................      103          101
                                                             ------       ------
Commitments and Contingencies
Shareowners' Equity:
  Preferred Stock--Authorized 15 shares, no shares issued
   and outstanding........................................      --           --
  Common stock--Authorized 300 million shares, issued and
   outstanding 97 million shares as of March 31, 1998 and
   96 million shares as of December 31, 1997..............        1            1
  Paid-in capital.........................................      529          511
  Retained earnings.......................................       69           40
                                                             ------       ------
    Total shareowners' equity.............................      599          552
                                                             ------       ------
    Total Liabilities and Shareowners' Equity.............   $1,399       $1,354
                                                             ======       ======

        The accompanying notes are an integral part of these statements.

                            LCI INTERNATIONAL, INC.

            CONDENSED CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                           (IN MILLIONS) (UNAUDITED)

                                     COMMON STOCK
                                 --------------------
                                 ISSUED AND  $.01 PAR   PAID-    RETAINED
                                 OUTSTANDING  VALUE   IN CAPITAL EARNINGS TOTAL
                                 ----------- -------- ---------- -------- -----
BALANCE AT DECEMBER 31, 1997....      96       $  1      $511      $ 40   $552
Employee stock purchases and
 exercise of options/warrants,
 including related tax
 benefits.......................       1        --         18       --      18
Net Income......................     --         --        --         29     29
                                    ----       ----      ----      ----   ----
BALANCE AT MARCH 31, 1998.......      97       $  1      $529      $ 69   $599
                                    ====       ====      ====      ====   ====





         The accompanying notes are an integral part of this statement.

                            LCI INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                      FOR THE THREE MONTHS ENDED MARCH 31,
                           (IN MILLIONS) (UNAUDITED)

                                                                     1998  1997
                                                                     ----  ----
OPERATING ACTIVITIES:
  Net cash provided by operating activities......................... $ 78  $ 41
                                                                     ----  ----
INVESTING ACTIVITIES:
  Capital expenditures..............................................  (97)  (47)
  Other payments....................................................  --     (6)
                                                                     ----  ----
    Net cash used in investing activities...........................  (97)  (53)
                                                                     ----  ----
FINANCING ACTIVITIES:
  Net debt borrowings...............................................    5     3
  Proceeds from employee stock plans and warrants...................   14     6
                                                                     ----  ----
    Net cash provided by financing activities.......................   19     9
                                                                     ----  ----
    Net increase (decrease) in cash and cash equivalents............  --     (3)
                                                                     ----  ----
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD............  --     12
                                                                     ----  ----
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD.................. $--   $  9
                                                                     ====  ====




        The accompanying notes are an integral part of these statements.

                         LCI INTERNATIONAL, INC.

       NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                        MARCH 31, 1998 (UNAUDITED)

(1) GENERAL

  The results of operations for the interim periods shown are not necessarily indicative of results to be expected for the fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 1998 and 1997. All such adjustments are of a normal recurring nature.

(2) BUSINESS ORGANIZATION AND PURPOSE

  The financial statements presented herein are for LCI International, Inc., a Delaware corporation, and its subsidiaries (collectively LCI or the Company). Included are the condensed consolidated statements of operations for the three months ended March 31, 1998 and 1997, the condensed consolidated balance sheets as of March 31, 1998 and December 31, 1997, the condensed consolidated statement of shareowners' equity for the three months ended March 31, 1998, and the condensed consolidated statements of cash flows for the three months ended March 31, 1998 and 1997.

  LCI is a facilities-based telecommunications company that provides voice and data transmission services to business, residential and local customers, as well as other telecommunications carriers, throughout the United States and international locations. The Company serves its customers through owned and leased digital fiber-optic facilities (the Network).

(3) ACCOUNTING POLICIES

  Note 2 of the Notes to Consolidated Financial Statements in LCI's 1997 Annual Report to Shareowners summarizes the Company's significant accounting policies.

  Principles of Consolidation. The accompanying Condensed Consolidated Financial Statements (Unaudited) include the accounts of LCI and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated. In December 1997, the Company acquired USLD Communications Corp. (USLD) and accounted for the acquisition as a pooling of interests. The Company's Condensed Consolidated Financial Statements have been restated to include the results for USLD, as though the companies had always been a combined entity.

(4) ACCOUNTS RECEIVABLE SECURITIZATION

  Under the Company's agreement to sell a percentage ownership interest in a defined pool of its trade accounts receivable (Securitization Program), LCI SPC I, Inc. (SPC), a bankruptcy-remote subsidiary of the Company, sells accounts receivable. Receivables sold are not included in the accompanying condensed consolidated balance sheets as of March 31, 1998 and December 31, 1997. SPC had approximately $140 million of accounts receivable available for sale and had sold, but not yet collected, a total of approximately $100 million as of March 31, 1998. The Company retains substantially the same risk of credit loss as if the receivables had not been sold, and has established reserves for such estimated credit losses.

  Under the Securitization Program, the Company acts as agent for the purchaser of the receivables by performing recordkeeping and collection functions on the participation interest sold. The agreement also contains certain covenants regarding the quality of the accounts receivable portfolio, as well as financial covenants which are substantially identical to those contained in the Company's Revolving Credit Facility (See Note 5). Except in certain limited circumstances, SPC is subject to certain contractual prohibitions concerning the payment of dividends and the making of loans and advances to LCI.

                            LCI INTERNATIONAL, INC.

                          MARCH 31, 1998 (UNAUDITED)


(5) DEBT AGREEMENTS

  In June 1997, the Company issued $350 million of 7.25% Senior Notes (Notes), which mature on June 15, 2007. The net proceeds from the issuance of the Notes were used to repay outstanding indebtedness and for working capital and general corporate purposes.

  The Company also has a $750 million Revolving Credit Facility (Credit Facility) from a syndicate of banks. The Credit Facility is comprised of two separate facilities of $500 million and $250 million. The first facility has a term of five years, while the second facility has a one-year term. Each facility may be extended for a limited number of periods. Both facilities bear interest at a rate consisting of two components: The base rate component is dependent upon a market indicator; the second component varies from 0.30% to 0.75% based on the more favorable of the relationship of borrowings levels to operating cash flow (leverage ratio) or senior unsecured debt rating. As of March 31, 1998, the Company had no outstanding balance under the Credit Facility. The Credit Facility contains various financial covenants, the most restrictive being the leverage ratio requirement. As of March 31, 1998, the Company was in compliance with all Credit Facility covenants.

  The Company has three separate Discretionary Line of Credit Agreements (Lines of Credit) with commercial banks for a total of $75 million. As of March 31, 1998, there was a $14 million outstanding balance on the Lines of Credit. In addition, the Company had approximately $3 million in various fixed-rate notes as of March 31, 1998.

(6) COMMITMENTS AND CONTINGENCIES

  Vendor Agreements. The Company has agreements with certain telecommunications interexchange carriers and third party vendors that require the Company to maintain minimum monthly and/or annual billings based on usage. The Company has historically met all minimum billing requirements and believes the minimum usage commitments will continue to be met.

  Capital Requirements. During 1998, the Company expects its nonbinding commitment for capital expenditures, which is dependent on the Company's geographic and revenue growth, to increase from the level expended in 1997. The Company's on-going capital requirements are primarily for switching and transmission facilities and technology platforms arising from the Company's strategic expansion plans.

  In addition to its ongoing capital requirements, the Company has entered into several agreements to extend its fiber-optic network. These commitments will extend the Network throughout several geographic areas of the United States, and are expected to require incremental capital expenditures of approximately $270 million for fiber-optic capacity and related equipment. During the first quarter of 1998, the Company made progress payments totaling $14 million to expand its Network between Cleveland, Ohio and New York, New York; Chicago, Illinois and Los Angeles, California; and Dallas, Texas and Washington, D.C. The timing of other payments will depend on the delivery and acceptance of facilities, which is expected to be completed in 1998.

  Proposed Merger. On March 8, 1998, the Company entered into a merger agreement with Qwest Communications International Inc. (Qwest) and a subsidiary of Qwest pursuant to which the Company will become a wholly owned subsidiary of Qwest. The all-stock transaction is valued at approximately $4.4 billion. Under the terms of the agreement, each of the outstanding shares of the Company's common stock, par value $.01 per share, will be converted into $42 of Qwest common stock, subject to certain exceptions. The number of shares of Qwest common stock to be exchanged for each share of the Company's common stock will be determined by dividing $42 by a 15-day volume weighted average of trading prices for Qwest common stock prior to the closing, but will not be less than 1.0625 shares (if Qwest's average stock price exceeds $39.53) or

                            LCI INTERNATIONAL, INC.

                          MARCH 31, 1998 (UNAUDITED)

more than 1.5583 shares (if Qwest's average stock price is less than $26.95). The Company may terminate the merger agreement if Qwest's average stock price is less than $26.95, unless Qwest then agrees to exchange for each share of common stock of the Company the number of Qwest shares determined by dividing $42 by such average price. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. It is anticipated that the merger will occur by the second or third quarter of 1998. The transaction is subject to the majority vote of the outstanding shares of Qwest and LCI and to other customary conditions such as receipt of regulatory approvals. The majority shareholder of Qwest has entered into an agreement to vote in favor of the merger. There can be no assurances that the conditions to closing the merger will be met; however the Company does not currently anticipate any impediments to completing the merger.

  Legal Matters. The Company has been named as a defendant in various litigation matters incident to the character of its business. In addition, the Company, certain of its directors, and Qwest have been named as defendants in suits in connection with the Qwest merger agreement. Management intends to vigorously defend these outstanding claims. The Company believes it has adequate accrued loss contingencies and that current or threatened litigation matters will not have a material adverse impact on the Company's results of operations or financial condition.

(7) SHAREOWNERS' EQUITY

  Rights Agreement and Preferred Stock. In January 1997, the Company adopted a shareholder rights agreement (Rights Agreement), designed to ensure that its shareowners receive fair and equal treatment in the event of any proposed takeover of the Company. One preferred share purchase right (Right) has been attached to each share of the Company's Common Stock and, until distributed, may be transferred only with the Common Stock. The Rights will be distributed and become exercisable only in the event that any person or entity, together with its affiliates or associates, acquires more than a certain percentage of Common Stock of the Company. As of March 31, 1998, no such preferred stock was issued or outstanding. On March 8, 1998 the Company's Board of Directors approved an amendment to exempt the proposed merger with Qwest from the application of the Rights Agreement.

  Common Stock. The Company has stock option plans that grant options to purchase shares of Common Stock to directors and key employees. During the three months ended March 31, 1998, the Company granted options to purchase approximately 3 million shares of Common Stock. The option price for all options granted was the fair market value of the shares on the date of grant. The Company issued 1 million shares of Common Stock during the three months ended March 31, 1998 pursuant to options exercised under all stock option plans. The stock option plans contain a provision which accelerates vesting in the event of a change in control of the Company. The merger with Qwest, as proposed, would result in accelerated vesting of the Company's options outstanding.

  The Company also has an Employee Stock Purchase Plan and a defined contribution retirement plan for its employees which allow participants to invest in Common Stock of the Company. The Company issued approximately 0.1 million of Common Stock under these employee benefit plans during the three months ended March 31, 1998.

                            LCI INTERNATIONAL, INC.

                          MARCH 31, 1998 (UNAUDITED)


(8) INCOME TAXES

  The provision for income taxes for the three months ended March 31, 1998 and 1997, consists of:

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                                (IN MILLIONS)
   Current tax expense:
     Federal.................................................. $     4  $     1
     State....................................................       1        1
                                                               -------  -------
       Total current tax expense..............................       5        2
                                                               -------  -------
   Deferred tax expense:
     Increase in deferred tax liabilities.....................       2        1
     Decrease in deferred tax asset...........................      12       12
                                                               -------  -------
       Total deferred tax expense.............................      14       13
                                                               -------  -------
       Total income tax expense............................... $    19  $    15
                                                               =======  =======

  The effective income tax rate varies from the Federal statutory income tax rate for the three months ended March 31, 1998 and 1997, as follows:

                                                           THREE MONTHS
                                                          ENDED MARCH 31,
                                                          -----------------
                                                           1998      1997
                                                          -------   -------
   Expected tax expense at federal statutory income tax
    rate:                                                      35%       35%
   Effect of:
     State income tax expense............................       4         4
     Non-deductible expenses.............................       1         1
     Other, net..........................................      (1)      --
                                                          -------   -------
   Income tax expense....................................      39%       40%
                                                          =======   =======

  The effective tax rate of 39% and 40% for the three months ended March 31, 1998 and 1997, respectively, represents the Company's estimated effective tax rate for the periods. This effective tax rate is adjusted quarterly based on the Company's estimate of future taxable income.

  The Company has generated significant net operating losses (NOLs) that may be used to offset future taxable income. Each NOL has a maximum 15-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent upon future taxable income. As of March 31, 1998, the Company had NOL carryforwards for income tax purposes of $74 million, subject to various expiration dates from 2000 to 2010. The Company believes the utilization of such NOLs is likely.

  The Company's deferred income tax balances include $50 million in current deferred tax assets, net and $86 million in other noncurrent liabilities as of March 31, 1998. As of December 31, 1997, deferred income tax balances included $59 million in current deferred tax assets, net and $84 million in other noncurrent liabilities.

                            LCI INTERNATIONAL, INC.

                          MARCH 31, 1998 (UNAUDITED)


9. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which changed the method used to calculate earnings per share. Basic earnings per share has been calculated as income available to common shareowners divided by the weighted average number of common shares outstanding. Diluted earnings per share has been calculated as net income divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares has been calculated using the treasury stock method for Common Stock equivalents, which includes Common Stock issuable pursuant to stock options and Common Stock warrants. The following is provided to reconcile the earnings per share calculations:

                                                                 FOR THE
                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                          (IN MILLIONS, EXCEPT
                                                           PER SHARE AMOUNTS)
   Income:
     Net income.......................................... $       29 $       22
                                                          ========== ==========
   Shares:
     Weighted average shares (Basic).....................         97         89
       Effect of dilutive securities:
         Stock options...................................          5          5
         Warrants........................................        --           5
   Diluted weighted average shares.......................        102         99
                                                          ========== ==========
   Per Share Amounts:
     Basic earnings per share............................ $     0.30 $     0.25
                                                          ========== ==========
     Diluted earnings per share.......................... $     0.29 $     0.22
                                                          ========== ==========

  Options to purchase 0.1 million and 2.4 million shares of Common Stock were outstanding but not included in the computation of diluted earnings per share during the three months ended March 31, 1998 and 1997, respectively. The options were excluded because the exercise price of such options was greater than the average market price of the Common Stock for the period.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Phoenix Network, Inc.

  We have audited the accompanying consolidated balance sheets of Phoenix Network, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Network, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements as of December 31, 1997 and 1996, have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses from operations in recent years and has continually used, rather than provided, cash in its operations. Such losses, and other items discussed in note B, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plans in regard to these matters are also discussed in note B.

GRANT THORNTON LLP

Denver, Colorado
February 19, 1998

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31,

                      ASSETS                            1996          1997
                      ------                        ------------  ------------
CURRENT ASSETS
  Cash and cash equivalents........................ $  1,548,061  $    447,983
  Accounts receivable, net of allowance for
   doubtful accounts of $3,600,830 in 1996 and
   $1,280,444 in 1997..............................   14,419,829     9,623,721
  Prepaid carrier costs............................          --      1,274,790
  Deferred commissions.............................      969,940       405,329
  Other current assets.............................      686,271       459,808
                                                    ------------  ------------
    Total current assets...........................   17,624,101    12,211,631
Furniture, equipment and data processing systems--
 at cost, less accumulated depreciation of
 $2,495,701 in 1996 and $3,479,973 in 1997.........    5,522,771     3,078,020
Deferred commissions...............................      414,873        71,617
Customer acquisition costs, less accumulated
 amortization of $3,145,245 in 1996 and $4,664,092
 in 1997...........................................    2,725,275     1,177,043
Goodwill, less accumulated amortization of
 $1,059,613 in 1996 and $2,049,731 in 1997.........   18,553,332    17,816,119
Other assets.......................................      953,831       779,245
                                                    ------------  ------------
                                                    $ 45,794,183  $ 35,133,675
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES
  Current maturities of capital lease.............. $        --   $    140,635
  Current maturities of note payable to
   stockholder.....................................          --      1,388,206
  Current maturities of note payable to finance
   company.........................................      444,839       483,283
  Note payable to vendor...........................    1,161,148           --
  Line of credit--finance company..................    4,698,645     6,663,349
  Accounts payable.................................   16,686,690    14,533,446
  Accrued liabilities..............................    2,418,627     1,842,685
                                                    ------------  ------------
    Total current liabilities......................   25,409,949    25,051,604
LONG-TERM DEBT
  Note payable to stockholder......................    1,388,206           --
  Note payable to finance company, less current
   maturities......................................      824,306       355,364
  Capital lease, less current maturities...........          --         30,464
COMMITMENTS AND CONTINGENCIES......................          --            --
STOCKHOLDERS' EQUITY
  Preferred stock--$.001 par value, authorized
   5,000,000 shares, issued and outstanding 546,458
   in 1996 and 39,500 in 1997, liquidation
   preference aggregating $3,368,020 and $808,181
   at December 31, 1996 and 1997, respectively.....          546            39
  Common stock--$.001 par value, authorized
   50,000,000 shares, issued 25,851,894 in 1996 and
   33,575,902 in 1997..............................       25,851        33,576
  Additional paid-in capital.......................   45,225,554    52,587,282
  Accumulated deficit..............................  (27,077,707)  (42,922,132)
  Treasury stock--1,300 common shares at cost......       (2,522)       (2,522)
                                                    ------------  ------------
                                                      18,171,722     9,696,243
                                                    ------------  ------------
                                                    $ 45,794,183  $ 35,133,675
                                                    ============  ============

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            YEAR ENDED DECEMBER 31,

                                          1995          1996          1997
                                       -----------  ------------  ------------
Revenue..............................  $75,854,969  $ 99,307,277  $ 76,947,454
Cost of revenue......................   53,775,779    73,438,757    57,195,121
                                       -----------  ------------  ------------
    Gross profit.....................   22,079,190    25,868,520    19,752,333
Selling, general and administrative
 expenses............................   22,323,202    31,114,723    25,940,774
Depreciation and amortization........    1,125,563     4,357,720     3,972,924
Relocation expenses..................          --      1,133,158           --
Acquisition expenses.................          --      1,308,634       513,457
Loss on abandonment of fixed assets..    1,019,648        15,238     3,260,204
Aborted bond offering expenses.......          --        246,083           --
                                       -----------  ------------  ------------
                                        24,468,413    38,175,556    33,687,359
                                       -----------  ------------  ------------
    Operating loss...................   (2,389,223)  (12,307,036)  (13,935,026)
Other income (expense)
  Interest income....................      103,125        84,627        70,518
  Interest expense...................     (260,639)     (625,817)   (1,091,489)
  Miscellaneous income (expense).....       (6,767)        4,264        11,013
                                       -----------  ------------  ------------
    Loss before income taxes.........   (2,553,504)  (12,843,962)  (14,944,984)
Income tax expense...................     (500,000)          --            --
                                       -----------  ------------  ------------
    Net loss.........................  $(3,053,504) $(12,843,962) $(14,944,984)
Net loss attributable to common
 shares
  Net loss...........................  $(3,053,504) $(12,843,962) $(14,944,984)
  Preferred dividends................     (594,381)   (1,206,042)     (179,126)
                                       -----------  ------------  ------------
                                       $(3,647,885) $(14,050,004) $(15,124,110)
                                       ===========  ============  ============
Basic loss per common share..........  $     (0.24) $      (0.68) $      (0.52)
                                       ===========  ============  ============
Weighted average common shares.......   15,335,268    20,673,276    28,951,196
                                       ===========  ============  ============


        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1997

                                            ADDITIONAL
                         PREFERRED  COMMON    PAID-IN   ACCUMULATED   TREASURY
                           STOCK    STOCK     CAPITAL     DEFICIT      STOCK
                         --------- -------- ----------- ------------  --------
Balance at January 1,
 1995...................  $ 1,622  $ 13,825 $14,227,069 $ (9,728,142) $ (2,522)
  Exercise of stock
   options and
   warrants.............      --        418     525,914          --        --
  Conversion of
   preferred stock into
   common stock.........       (4)       24       7,200       (7,220)      --
  Issuance of common
   stock, net of
   expenses.............      --      2,685   6,314,779          --        --
  Issuance of preferred
   stock, net of
   expenses, and
   conversion of Series
   E and Series F.......    1,119       --   11,071,674          --        --
  Preferred dividends...      --        --          --      (187,288)      --
  Net loss..............      --        --          --    (3,053,504)      --
                          -------  -------- ----------- ------------  --------
Balance at December 31,
 1995...................    2,737    16,952  32,146,636  (12,976,154)   (2,522)
  Exercise of stock
   options and
   warrants.............      --        792   1,327,243          --        --
  Conversion of
   preferred stock into
   common stock.........   (2,191)    5,307   1,254,475   (1,257,591)      --
  Issuance of common
   stock in connection
   with a business
   acquisition..........      --      2,800  10,497,200          --        --
  Net loss..............      --        --          --   (12,843,962)      --
                          -------  -------- ----------- ------------  --------
Balance at December 31,
 1996...................      546    25,851  45,225,554  (27,077,707)   (2,522)
  Exercise of stock
   options and
   warrants.............      --        942     921,563          --        --
  Conversion of
   preferred
  stock into common
   stock................     (782)    6,783     893,440     (899,441)      --
  Issuance of preferred
   stock................      275       --    5,224,725          --        --
  Issuance of 200,000
   common stock purchase
   warrants.............      --        --      322,000          --        --
  Net loss..............      --        --          --   (14,944,984)      --
                          -------  -------- ----------- ------------  --------
Balance at December 31,
 1997...................  $    39  $ 33,576 $52,587,282 $(42,922,132) $ (2,522)
                          =======  ======== =========== ============  ========

         The accompanying notes are an integral part of this statement.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEAR ENDED DECEMBER 31,

                                          1995          1996           1997
                                      ------------  -------------  ------------
Cash flows from operating activities
  Cash received from customers......  $ 72,103,864  $  98,612,681  $ 78,250,720
  Interest received.................        83,227         84,627        70,518
  Cash paid to suppliers and
   employees........................   (73,638,371)  (102,047,484)  (82,823,340)
  Interest paid.....................      (259,919)      (625,817)   (1,091,489)
  Cash paid for income taxes........        (3,340)        (2,245)          --
                                      ------------  -------------  ------------
    Net cash used in operating
     activities.....................    (1,714,539)    (3,978,238)   (5,593,591)
Cash flows from investing activities
  Note receivable--
   director/shareholder.............        (3,000)           --            --
  Purchases of furniture, equipment
   and data processing systems......      (589,419)    (3,620,989)   (1,652,566)
  Notes receivable--agents..........       (23,115)           --            --
  Payments on agents notes
   receivable.......................        70,900            --            --
  Customer base acquisitions........    (1,553,238)      (468,002)          --
  Business acquisitions, net of cash
   acquired.........................    (4,692,153)    (4,085,093)          --
  Additions to goodwill.............           --             --       (252,907)
                                      ------------  -------------  ------------
    Net cash used in investing
     activities.....................    (6,790,025)    (8,174,084)   (1,905,474)
Cash flows from financing activities
  Proceeds from issuance of common
   stock, net of offering costs.....     6,317,464            --            --
  Proceeds from issuance of
   preferred stock, net of offering
   costs............................    11,072,793            --      5,225,000
  Proceeds from notes payable to
   bank and finance company.........     6,143,950      6,060,358     3,575,000
  Payments on notes payable to bank
   and finance company..............    (8,686,625)      (134,036)   (2,040,794)
  Payments on note payable to
   vendor...........................           --      (1,851,977)   (1,161,148)
  Payments on capital lease
   obligation.......................           --             --       (121,576)
  Preferred stock dividends.........      (187,288)           --            --
  Proceeds from exercise of options
   and warrants.....................       526,332      1,328,035       922,505
                                      ------------  -------------  ------------
    Net cash provided by financing
     activities.....................    15,186,626      5,402,380     6,398,987
                                      ------------  -------------  ------------
    NET INCREASE (DECREASE) IN
     CASH...........................     6,682,062     (6,749,942)   (1,100,078)
Cash and cash equivalents at
 beginning of year..................     1,615,941      8,298,003     1,548,061
                                      ------------  -------------  ------------
Cash and cash equivalents at end of
 year...............................  $  8,298,003  $   1,548,061  $    447,983
                                      ============  =============  ============

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                            YEAR ENDED DECEMBER 31,

                                           1995          1996          1997
                                        -----------  ------------  ------------
Reconciliation of net loss to net cash
 provided by (used in) operating
 activities
  Net loss............................  $(3,053,504) $(12,843,962) $(14,944,984)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities
    Provision for doubtful accounts...    2,689,250     3,147,077     3,407,842
    Abandonment of fixed assets.......    1,019,648        15,238     3,260,204
    Depreciation and amortization.....    1,125,563     4,357,720     3,972,924
    Deferred taxes....................      500,000           --            --
    Changes in assets and liabilities
      Accounts receivable.............   (3,751,105)     (959,900)    1,388,266
      Deferred commissions............   (1,467,519)    1,718,450       907,867
      Prepaid carrier costs...........          --            --     (1,274,790)
      Other current assets............     (163,740)     (217,473)      226,464
      Other assets....................          511       (67,893)      191,802
      Accounts payable and accrued
       liabilities....................    1,386,357       872,505    (2,729,186)
                                        -----------  ------------  ------------
        Net cash used in operating
         activities...................  $(1,714,539) $ (3,978,238) $ (5,593,591)
                                        ===========  ============  ============
Noncash financing and investing
 activities
  Conversion of preferred stock into
   common stock.......................  $     7,224  $  1,259,782  $    900,223
  Capital lease obligation............          --            --        292,675
  Noncash components of consideration
   issued in connection with business
   combination
    Common stock......................          --     10,500,000           --
    Note payable to stockholder.......          --      1,388,206           --
    Assumption of net liabilities.....          --      1,603,576           --


        The accompanying notes are an integral part of these statements.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF COMPANY AND SUMMARY OF ACCOUNTING POLICIES

  Phoenix Network, Inc. ("Phoenix" or the "Company") was a switchless reseller of long distance telecommunication services marketing primarily to small- to medium-sized commercial accounts located throughout the United States. Effective January 1, 1996, as a result of the acquisition of Automated Communications, Inc. ("ACI"), the Company became a facilities based reseller. The Company provides its customers with long distance services utilizing the networks of facilities-based carriers such as AT&T Corporation, MCI Communications Corporation, Sprint Communications, L.P., Frontier Corp., WorldCom, Inc. (formerly Wiltel, Inc.) and others, who handle the actual transmission services. The carriers bill Phoenix at contractual rates for the combined usage of Phoenix's customers utilizing their network. Phoenix then bills its customers individually at rates established by Phoenix.

  The following is a summary of the Company's significant accounting policies applied in the preparation of the accompanying consolidated financial statements.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated in consolidation.

 Revenue Recognition

  Revenue is recognized in the month in which the Company's customers complete the telephone call.

 Cash and Cash Equivalents

  The Company considers demand deposits, certificates of deposit and United States Treasury bills purchased with a maturity of three months or less as cash and cash equivalents.

 Prepaid Carrier Costs

  Prepaid carrier costs consist of contract shortfall billings which are anticipated to be recovered through increased usage during the remaining term of the contract.

 Deferred Commissions

  Deferred commissions consist of direct commissions paid on a one-time basis to third parties upon the acquisition of new customers. Deferred commissions are amortized on a four year sum-of-the-year's-digits method.

 Furniture, Equipment and Data Processing Systems

  Depreciation of furniture, equipment and data processing systems is provided utilizing the straight-line method over five years.

 Customer Acquisition Costs

  Customer acquisition costs represent the value of acquired billing bases of customers and are amortized using the sum-of-the-years-digits method over a four-year period.

 Goodwill

  Goodwill represents the excess of cost over the fair value of the net assets acquired and is being amortized by the straight-line method over 20 years.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

 Impairment of Long-Lived Assets

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of (SFAS 121). SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS 121 also generally requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of the carrying amount or the fair value, less cost to sell. SFAS 121 is effective for the Company's 1997 fiscal year end. Any impairment provisions recognized in accordance with SFAS 121 are permanent and may not be restored in the future. No impairment expense was recognized in the years ended December 31, 1997 and 1996.

 Use of Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the period. Significant estimates made by management include the allowance for doubtful accounts, estimated carrier credits, and the amortization periods related to acquired customers and goodwill. Actual results could differ from those estimates.

 Income Taxes

  Deferred income taxes are recognized for tax consequences of temporary differences by applying current enacted tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities.

 Loss per Common Share

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires the presentation of basic earnings per share (EPS) and, for companies with potentially dilutive securities such as convertible debt, options and warrants, diluted EPS.

  EPS is computed in accordance with SFAS 128 by dividing net income by the weighted average number of shares outstanding during the period. All outstanding securities at the end of 1997 which could be converted into common shares are anti-dilutive (see note I). Therefore, the basic and diluted EPS are the same. There is no impact on EPS for prior years as a result of the adoption of SFAS 128.

NOTE B--REALIZATION OF ASSETS

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years and has continually used, rather than provided, cash in its operations. In addition, the Company is delinquent on a payment of approximately $230,000 on a note payable to a shareholder, which constitutes a default, rendering the entire amount of the note payable (approximately $1.4 million) due and payable.

  In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements on a

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

  In 1998, management entered into a merger agreement with a subsidiary of Qwest Communications International Inc., a facilities-based provider of multi-media communications services to interexchange carriers and to businesses and consumers. The merger, subject to approval by Phoenix's shareholders on March 30, 1998, would result in Phoenix shareholders receiving stock of Qwest with an aggregate market value of approximately $28.5 million, subject to certain adjustments and limitations described in the merger agreement, and up to $4 million in cash, contingent upon the outcome of certain litigation.

NOTE C--POOLING-OF-INTERESTS, ACQUISITIONS, AND MERGERS

  On October 8, 1996, Phoenix Merger Corp., a wholly-owned subsidiary of Phoenix, was merged with and into Americonnect, Inc. and 2,663,810 shares of the Company's common stock were issued in exchange for all of the outstanding common stock of Americonnect. The merger was accounted for as a pooling-of-interests and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of Americonnect for all periods prior to the merger.

  Separate results of the combining entities for the year ended December 31, 1995, are as follows (amounts in 000s):

      Net sales
        Phoenix........................................................ $58,755
        Americonnect...................................................  17,100
                                                                        -------
                                                                        $75,855
                                                                        =======
      Net income (loss)
        Phoenix........................................................ $(1,334)
        Americonnect...................................................  (1,719)
                                                                        -------
                                                                        $(3,053)
                                                                        =======

  In connection with the merger, approximately $1.3 million of merger costs and expenses were incurred and have been charged to expense in the Company's fourth quarter of 1996.

  In August 1995, the Company acquired in purchase transactions the customer bases and substantially all of the assets and liabilities of Tele-Trend Communications, LLC ("Tele-Trend"), a Denver based switchless reseller, and Bright Telecom L.P. ("Bright"), an international call-back provider, for $4,369,317 and $356,388, respectively. The operations of Tele-Trend and Bright are included from August 1, 1995. Additionally, during 1995, the Company acquired three customer bases at a cost of $2,078,238.

  In January 1996, the Company acquired, in a purchase transaction, Automated Communications, Inc. (ACI), a Golden, Colorado, facilities-based long distance phone service carrier operating switching centers in Colorado Springs, Minneapolis, and Phoenix. Consideration for the acquisition was in the form of $4,085,093 in cash, 2,800,000 shares of the Company's common stock valued at approximately $10,500,000, a long-term note of $1,388,206 bearing interest at 9%, and the assumption of net liabilities of $1,603,576. The Company's consolidated results of operations include ACI from January 1, 1996, the effective date of the purchase transaction. The excess of the purchase price over the fair market value of the assets and liabilities acquired has

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
been allocated to customer acquisition costs ($1,950,000) and to goodwill ($15,626,875). Customer acquisition costs are amortized over four years using the sum-of-the-years-digits method, and goodwill is amortized on a straight-line basis over 20 years.

  The following unaudited condensed pro forma information presents the results of operations of the Company as if the acquisition of ACI and Tele- Trend had occurred on January 1, 1995.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
      Revenue.................................................   $104,729,000
      Net loss................................................   $ (4,428,000)
      Net loss attributable to common shares..................   $ (5,603,000)
      Basic loss per common share.............................   $      (0.31)
      Weighted average number of shares outstanding...........     18,135,000

NOTE D--FURNITURE, EQUIPMENT AND DATA PROCESSING SYSTEMS

  Furniture, equipment and data processing systems consist of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
      Data processing systems......................... $ 4,872,174  $ 3,012,879
      Switching equipment.............................   1,898,593    2,160,972
      Furniture and fixtures..........................     710,234      462,282
      Other equipment.................................     537,471      921,860
                                                       -----------  -----------
                                                         8,018,472    6,557,993
      Less accumulated depreciation...................  (2,495,701)  (3,479,973)
                                                       -----------  -----------
                                                       $ 5,522,771  $ 3,078,020
                                                       ===========  ===========

  The loss on abandonment of assets in 1995 primarily relates to a write-off of billing and customer service software development costs. Management decided to minimize the risk of development and to have access to a new system on a more timely basis and, accordingly, decided to license an existing billing and customer service system from a vendor at a cost of approximately $3,000,000. During the fourth quarter of 1997, management abandoned the current billing system project, resulting in a loss on abandonment of assets in 1997 of $3,260,204.

NOTE E--LINE OF CREDIT AND BRIDGE LOAN--FINANCE COMPANY

  In September 1995, the Company renewed its Loan and Security Agreement (the "Agreement") with a finance company to make available to the Company a line of credit of up to $10,000,000. The Company may borrow up to the lesser of $10,000,000 or its borrowing base, which is defined as a percentage of its eligible receivables. The amended term of the Agreement is five years, expiring October 2000, with automatic renewal options. There are penalties for early termination by the Company. Borrowings bear interest at 1.75% over the "reference rate," as defined. In connection with the renewal, fees and transaction costs were incurred, which are being amortized on a straight-line basis over the term of the agreement. The loan is collateralized by the Company's accounts receivable, equipment, general intangibles and other personal property assets. Among other provisions, the Company must maintain certain minimum financial covenants, is prohibited from paying dividends without the approval of the finance company, and is subject to limits on capital expenditures. At December 31, 1997, the Company was in violation of certain financial covenants. The finance company has waived the covenant violations in connection with a restructuring of the line of credit agreement. At December 31, 1997, $6,663,349 was outstanding under the line and the interest rate was 10.25%.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

  On March 12, 1997, the Phoenix Credit Facility was amended to provide for a $2,000,000 bridge loan with the principal amount to be paid in eight equal monthly installments between July 1, 1997 and January 1, 1998. The amendment included the issuance of 200,000 common stock purchase warrants to the finance company. Phoenix made installment payments of $250,000 in June, July and August 1997. On September 1, 1997, the parties entered into an amendment to provide for a temporary moratorium on payments on the bridge loan with a final payment of all outstanding principal and accrued and unpaid interest being due on January 9, 1998. On December 12, 1997, the Phoenix Credit Facility was again amended to provide for an additional bridge loan of $1,825,000 and the retention of an over-advance of $300,000. On December 31, 1997, the Phoenix Credit Facility was further amended to provide that Foothill Capital Corporation may, in its sole discretion, lend Phoenix an additional amount of up to $1.25 million, to be treated either as an increase to the bridge loan amount or as an over-advance. The bridge loan and any overadvance amounts must be repaid on the earliest to occur of (a) April 30, 1998, (b) the effective time of the proposed merger with the subsidiary of Qwest, or (c) termination of the Phoenix Credit Facility. On February 2, 1998, the Phoenix Credit Facility was amended to provide for an additional over-advance of $500,000 and to reduce the amount that Foothill Capital Corporation may lend Phoenix from $1.25 million to $750,000.

  Average daily outstanding borrowings for the year ended December 31, 1997, was $4,092,859 at a weighted average interest rate of 10.25%. The highest month-end balance outstanding for the year ended December 31, 1997 was $5,621,926.

NOTE F--LONG-TERM DEBT

  During 1996, the Company entered into a note payable with a finance company to fund the cost of new billing and customer service software. The note agreement requires twelve quarterly payments of $138,854 plus accrued interest at 10.5% commencing July 1996 through July 1999.

  In addition, as part of the acquisition of Automated Communications, Inc., on January 1, 1996, the Company issued a 9% note payable for $1,388,206 to a current stockholder, which was payable in annual installments through 2001. However, in January 1998, the Company failed to make the first installment on the note and is currently in default thereon. On January 17, 1998, Phoenix received a notice declaring a default under the note and notifying Phoenix that if the scheduled payment is not received by February 2, 1998, the entire unpaid principal balance of the note will become due and payable and that available remedies would be pursued. Foothill Capital Corporation has waived the resulting cross default in the Phoenix Credit Facility.

  During 1997, the Company entered into a capital lease for the acquisition of equipment with a cost of $292,675. The lease is payable in monthly installments of $12,266 through March 1999.

  Future minimum payments on long-term debt at December 31, 1997 are as follows:

                             NOTE PAYABLE TO  NOTE PAYABLE  CAPITAL
   YEAR ENDED DECEMBER 31,   FINANCE COMPANY TO STOCKHOLDER  LEASE     TOTAL
   -----------------------   --------------- -------------- -------- ----------
   1998.....................    $483,283       $1,388,206   $140,635 $2,012,124
   1999.....................     355,364              --      30,464    385,828
                                --------       ----------   -------- ----------
                                $838,647       $1,388,206   $171,099 $2,397,952
                                ========       ==========   ======== ==========

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

NOTE G--LEASES

  The Company has operating leases for office space and equipment which expire on various dates through 2001 and which require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense for the years ended December 31, 1995, 1996 and 1997 was $1,028,462, $1,331,911 and
$1,162,274, respectively.

  Future minimum lease payments for years ending December 31, are as follows:

      1998........................................................... $1,896,558
      1999...........................................................  1,680,892
      2000...........................................................    820,160
      2001...........................................................    358,386
                                                                      ----------
                                                                      $4,755,996
                                                                      ==========

NOTE H--COMMITMENTS AND CONTINGENCIES

 Carrier Contracts

  The Company has contracts with its major vendors to provide telecommunications services to its customers. The agreements cover the pricing of the services and are for various periods. Among other provisions, the agreements contain minimum usage requirements which must be met to receive the contractual price and to avoid shortfall penalties. The Company is currently in compliance with the contractual requirements. Total future minimum usage commitments at December 31, 1997 are as follows:

      YEAR ENDING DECEMBER 31,                                     COMMITMENT
      ------------------------                                     -----------
      1998........................................................ $18,350,000
      1999........................................................   1,000,000
                                                                   -----------
      Total....................................................... $19,350,000
                                                                   ===========

 Litigation

  WorldCom, Inc. (formerly LDDS Communications, Inc.) commenced an action against ACI and its former owner asserting claims relating to alleged breaches of noncompete and confidentiality agreements signed in connection with two transactions in which WorldCom was involved. The case was tried in federal court in Jackson, Mississippi in October 1996. The trial judge has found that ACI and its former owner breached the parties contracts, but has not ruled on whether these breaches caused damage or, if so, in what amount. Damages in excess of $4 million have been requested by WorldCom. Phoenix believes it is entitled to be indemnified for any liability with respect to the LDDS litigation pursuant to an Indemnification and Hold Harmless Agreement entered into between ACI and its former owner as part of the ACI merger. The ultimate liability to Phoenix, if any, is not determinable at this time, nor is there any assurance that the former owner of ACI has adequate financial resources to pay Phoenix any or all amounts that may be owed pursuant to the Indemnification and Hold Harmless Agreement. No provision has been made in the consolidated financial statements for any potential loss related to this contingency.

  In addition, Phoenix is a party, from time to time, in litigation incident to its business. Management and legal counsel do not believe that any additional current or pending litigation exists which will have a material adverse affect on the Company's financial condition.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

NOTE I--CAPITAL STOCK

 Preferred Stock

  The Company's certificate of incorporation authorizes it to issue up to 5,000,000 shares of $.001 par value preferred stock. At December 31, 1997, the Company's authorized preferred stock is allocated as follows:

                                                          AUTHORIZED ISSUED AND
                                                            SHARES   OUTSTANDING
                                                          ---------- -----------
      Reserved shares:
        Series A.........................................   300,000       --
        Series B.........................................   200,000       --
        Series C......................................... 1,000,000       --
        Series D.........................................   666,666       --
        Series F......................................... 1,200,000       --
        Series G.........................................   150,000       --
        Series I.........................................   125,000    39,500
      Undesignated shares................................ 1,358,334       --
                                                          ---------    ------
      Total.............................................. 5,000,000    39,500
                                                          =========    ======

  Series A Preferred Stock ("Series A"), which were fully converted into common stock as of December 31, 1997, were entitled to 9% cumulative dividends and voting rights and were convertible into common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company also issued a warrant for 62,200 shares of common stock with an exercise price of $2.50 per share to an investment banking firm, controlled by an individual, who was subsequently elected to the Company's Board of Directors. The warrant expired in February 1997. During 1995, 3,000 shares of Series A were converted into 14,449 shares of common stock. During 1996, 3,125 shares of Series A were converted into 16,664 shares of common stock. During 1997, 98,625 shares of Series A were converted into 564,779 shares of common stock. The conversions also include unpaid dividends.

  Series B Preferred Stock ("Series B"), which were fully converted into common stock as of December 31, 1997, were entitled to 9% cumulative dividends and voting rights and were convertible into shares of common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued a warrant to an investment banking firm, controlled by one of the Company's directors, for 69,750 shares of common stock, with an exercise price of $2.00 per share. The warrant expired in February 1997. During 1996, 11,750 shares of Series B were converted into 98,717 shares of common stock. During 1997, 114,500 shares of Series B were converted into 1,055,410 shares of common stock. The conversions also include unpaid dividends.

  In November 1992, the Company issued 1,000,000 shares of its Series C Preferred Stock ("Series C") to one of its major vendors as collateral for amounts due the vendor for services provided. The Company was released from all collateral requirements during 1996 and the preferred stock reverted back to the Company.

  Series D Preferred Stock, which were fully converted into common stock as of December 31, 1997, were entitled to 6% noncumulative dividends, when and if declared by the Board of Directors and only after payment of dividends on previously issued series of preferred stock. These shares were nonvoting and convertible into 333,333 shares of common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued a warrant to an investment banking firm, controlled by one of the Company's directors, for 22,000 shares of common stock, with an exercise price of $1.50 per share. The warrant expired in December 1997.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

  In September 1994, the Company issued 55,893 shares of Series E Preferred Stock at $10 per share under an agreement to convert a note payable to stockholder, with a principal balance of $500,000 and accrued interest of $58,930. In connection with the issuance of the stock, the Company issued the stockholder a five-year warrant for 100,000 shares of the Company's common stock which was canceled when the Series E shares were converted to Series F Preferred Stock (see below).

  During the period July 1995 through October 1995, the Company raised approximately $11,024,207, net of offering costs of $129,963, through a private placement of 1,115,417 shares of its Series F Preferred Stock at $10 per share. Additionally, the holder of the Company's Series E Preferred Stock exchanged their Series E shares, plus accumulated and unpaid dividends of $47,467, for 60,639 shares of Series F Preferred Stock. The Series F shares are entitled to 9% cumulative dividends, voting rights, demand registration rights for the underlying common shares after six months and are convertible initially into 4,704,224 shares of common stock, subject to anti-dilution provisions. The holders of the Series F also received warrants for the purchase of 470,422 shares of common stock with an exercise price of $3.00 per share which expire in October 2000. The Series F shareholders have the right to place two directors on the Company's board (the "Series F Directors") and the Company is subject to certain covenants requiring it to obtain the consent of the Series F Directors for certain transactions including mergers, acquisitions and incurring additional indebtedness in excess of $20,000,000. During December 1996, the outstanding Series F Preferred shares were converted into 5,191,064 shares of common stock. This conversion also included unpaid dividends.

  In March 1997, the Company raised $2,850,000 through a private placement of 150,000 shares of its Series G Preferred Stock at $20 per share. The shares are entitled to cumulative dividends at a rate per share of 5% per annum when and as declared by the Board of Directors. These shares are nonvoting and convertible into common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued warrants for 60,000 shares of common stock with an exercise price of $2.34 per share. The warrants expire in April 2002. During 1997, all outstanding shares of Series G Preferred Stock were converted to 2,491,879 shares of common stock.

  In July 1997, the Company raised $2,375,000 through a private placement of 125,000 shares of its Series I Preferred Stock at $20 per share. The shares are entitled to cumulative dividends at a rate per share of 5% per annum when and as declared by the Board of Directors. These shares are nonvoting and convertible into common stock subject to certain anti-dilution provisions. In connection with the initial offering, the Company issued warrants for 112,500 shares of common stock, with an exercise price of $2.00 per share. The warrants expire in July 2002. During 1997, 85,500 shares of Series I Preferred Stock were converted to 2,337,355 shares of common stock. At December 31, 1997, the outstanding Series I Preferred shares are convertible into 2,349,011 shares of common stock.

  The common shares reserved for issuance upon the conversion of the remaining Series I Preferred Stock have been registered for resale with the Securities and Exchange Commission.

  At December 31, 1997, the Company had cumulative, unpaid dividends on Series I Preferred Stock of $18,072 ($.46 per share).

 Common Stock

  In May 1995, the Company closed a private placement of its common stock which raised $727,519, net of offering costs of $119,481. The Company sold 385,000 units, at $2.20 per unit, in an off-shore financing pursuant to Regulation S under the Securities Act of 1933. A unit consists of one share of common stock and a five-year warrant for one-half share of common stock. Two warrants can be exercised to purchase 38,500 units at $2.42

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES
per unit. The Company closed another private placement of its common stock under Regulation S in September 1995. In this transaction, the Company sold 2,300,000 shares of common stock for $2.75 per share. Proceeds to the Company, net of offering costs of $735,055, were $5,589,945.

 Stock Options and Warrants

  The Company has various stock option plans accounted for under APB Opinion 25 and related interpretations. The options generally have a term of ten years when issued, and generally vest over two to four years. No compensation cost has been recognized for the plans. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below. Pro forma results for 1996 and 1997 may not be indicative of pro forma results in future periods because the pro forma amounts do not include pro forma compensation cost for options granted prior to January 1, 1996.

                                                        1996          1997
                                                    ------------  ------------
   Net loss attributable to common shares
     As reported................................... $(14,050,004) $(15,124,110)
     Pro forma.....................................  (14,474,477)  (15,745,339)
   Basic loss per common share
     As reported................................... $      (0.68) $      (0.52)
     Pro forma.....................................        (0.70)        (0.54)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively: no expected dividends; expected volatility of 107%; weighted average risk-free interest rate of 6.3%; and expected lives of four years.

  In 1987, the Company granted certain directors stock options to purchase up to 900,000 shares of common stock at a price of $0.10 per share, expiring no earlier than ten years from the grant date. All options have been exercised as of December 31, 1997.

  The Company's 1989 Stock Option Plan authorizes the grant of incentive stock options or supplemental stock options for up to 5,000,000 shares of common stock. The exercise price of each incentive stock option shall be not less than 100% of the fair market value of the stock on the date the option is granted. The exercise price of each supplemental stock option shall be not less than eighty-five percent (85%) of the fair market value of the stock on the date the option is granted.

  In November, 1992, the Board of Directors approved the 1992 Non-Employee Directors' Stock Option Plan. Under the Plan, 480,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. Options are granted annually based upon length of service at fair market value at date of grant.

  The Company's subsidiary, Americonnect, had two stock option plans. All options have been converted into options for the Company common stock and are included in the following summary. The options were granted at prices from $0.08 to $2.06 per share of Company common stock.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

  A summary of the status of the Company's fixed stock option plans as of December 31, 1997, and changes during each of the three years in the period ended December 31, 1997 is presented below.

                                                                       WEIGHTED
                                                                        AVERAGE
                                                             NUMBER      PRICE
                                                            OF SHARES  PER SHARE
                                                            ---------  ---------
   Outstanding at January 1, 1995.......................... 2,660,065   $ 1.58
     Exercised.............................................  (382,851)    1.16
     Granted...............................................   898,414     2.58
     Canceled..............................................  (156,458)    2.43
                                                            ---------
   Outstanding at December 31, 1995........................ 3,019,170     1.91
     Exercised.............................................  (724,567)    1.64
     Granted............................................... 1,017,500     3.27
     Canceled..............................................  (177,951)    3.23
                                                            ---------
   Outstanding at December 31, 1996........................ 3,134,152     2.32
     Exercised.............................................  (869,521)     .91
     Granted...............................................   127,500     3.38
     Canceled..............................................  (151,479)    3.33
                                                            ---------
   Outstanding at December 31, 1997........................ 2,240,652     2.89
                                                            =========

                                                                  WEIGHTED
                                                                  AVERAGE
                                 RANGE     OPTIONS   PROCEEDS  EXERCISE PRICE
                              ----------- --------- ---------- --------------
   Exercisable at December
    31, 1997................. $1.00-$2.38   475,558 $  798,937     $ 1.68
                              $2.39-$4.38   878,600  2,688,516       3.06
                              $4.39-$6.38    56,890    356,131       6.26
                                          --------- ----------
                                          1,411,048 $3,843,584       2.72

  Weighted average fair value of options granted during 1995, 1996 and 1997 is $1.42, $1.70, and $2.51 per share, respectively.

  The following information applies to options outstanding at December 31, 1997:

Range of exercise prices................... $1.00-$2.38 $2.39-$4.38 $4.38-$6.38
  Options outstanding......................     566,077   1,608,025      66,550
  Weighted average exercise price.......... $      1.79 $      3.15 $      6.05
  Weighted average remaining contractual
   life (years)............................           6           8           7
  Options exercisable......................     475,558     878,600      56,890
  Weighted average exercise price.......... $      1.68 $      3.06 $      6.26

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

  Common shares subject to warrants are summarized below:

                                                          NUMBER       PRICE
                                                         OF SHARES   PER SHARE
                                                         ---------  -----------
   Outstanding at January 1, 1995.......................   511,533  $1.50-$7.00
     Exercised..........................................   (34,675) $      2.42
     Granted............................................   720,672  $2.42-$3.00
     Canceled...........................................  (100,000) $      3.25
                                                         ---------
   Outstanding at December 31, 1995..................... 1,097,530  $1.50-$7.00
     Exercised..........................................   (58,825) $      2.42
     Granted............................................       --           --
     Canceled...........................................       --           --
                                                         ---------
   Outstanding at December 31, 1996..................... 1,038,705  $1.50-$7.00
     Exercised..........................................   (46,700) $1.81-$2.20
     Granted............................................   372,500  $2.00-$2.94
     Canceled...........................................  (114,750) $1.81-$2.20
                                                         ---------
   Outstanding at December 31, 1997..................... 1,249,755  $1.50-$7.00
                                                         =========

  All warrants are exercisable at grant.

NOTE J--INCOME TAXES

  The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using current enacted tax rates. A valuation allowance is established to reduce net deferred tax assets to their estimated realizable value.

  As of December 31, 1997, the Company has available to offset future federal taxable income, net operating loss carryforwards (NOLs) of approximately $35.3 million which expire in varying amounts from 2002 through 2012. The NOLs may be subject to limitations as a result of provisions of the Internal Revenue Code relating to changes in ownership and utilization of losses by successor entities.

  The Company's effective income tax rate is different from the Federal statutory income tax rate because of the following factors:

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                       ---------------------
                                                       1995    1996    1997
                                                       -----   -----   -----
   Federal tax rate applied to loss before taxes...... (34.0)% (34.0)% (34.0)%
   State tax rate applied to allowable carry-forward
    losses............................................  (5.9)   (4.6)   (4.6)
   Valuation allowance for deferred taxes.............  59.5    38.6    38.6
                                                       -----   -----   -----
   Effective tax rate.................................  19.6 %   --  %   --  %
                                                       =====   =====   =====

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

  Deferred federal and state tax assets and valuation allowance are as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
   Current
     Allowance for bad debts........................ $  1,326,000  $    531,000
   Noncurrent
     Noncurrent assets..............................    1,187,000     2,232,000
     Net operating loss carryforward................    8,496,000    14,774,000
                                                     ------------  ------------
                                                        9,683,000    17,006,000
                                                     ------------  ------------
                                                       11,009,000    17,537,000
     Valuation allowance............................  (11,009,000)  (17,537,000)
                                                     ------------  ------------
                                                     $        --   $        --
                                                     ============  ============

  In 1993, the Company's subsidiary, Americonnect, Inc., reduced its valuation allowance by $500,000 due to changes in circumstances subsequent to adoption of SFAS No. 109. The changes in circumstances related to increased cash flows, increased profitability, and anticipated continued increases. Due to operating losses in 1995, Americonnect was no longer able to determine if it was more likely than not that it would realize the deferred asset. As a result of this change in estimate, the valuation allowance was increased by $500,000.

  The components of income tax benefit (expense) are as follows:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           ---------------------
                                                             1995     1996  1997
                                                           ---------  ----- ----
   Current................................................ $     --   $ --  $--
   Deferred...............................................  (500,000)   --   --
                                                           ---------  ----- ----
                                                           $(500,000) $ --  $--
                                                           =========  ===== ====

  The increase in the valuation allowance was approximately $1,917,000, $5,080,000 and $6,528,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

NOTE K--EMPLOYEE BENEFIT PLANS

  On June 1, 1993, the Company established a 401(k) tax savings plan for all employees. Employer and participant contributions to the plan vest immediately. The plan is a defined contribution plan covering all of its employees. Under this plan, employees with a minimum of one year of qualified service can elect to participate by contributing a minimum of one percent of their gross earnings up to a maximum of 20 percent.

  For those eligible plan participants, the Company will contribute an amount equal to 100 percent of each participant's personal contribution up to an annual maximum of $1,000. The Company's contributions to the 401(k) plan for the years ended December 31, 1995, 1996 and 1997, were approximately $59,000, $109,000 and $95,000, respectively.

                    PHOENIX NETWORK, INC. AND SUBSIDIARIES

NOTE L--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

      Cash and cash equivalents  -- Carrying amount approximates fair value because of the short-term maturity of this
                                    instrument
      Line of credit             -- Carrying amount approximates fair value
                                    because of the short-term maturity of this
                                    instrument
      Long-term debt             -- Carrying amount approximates fair value
                                    because the interest rate at December 31,
                                    1997 approximates the market rate.

NOTE M--FOURTH QUARTER ADJUSTMENTS

  During the fourth quarter of 1997, the Company recorded adjustments increasing their net loss by $3,260,204 related to the write-off of an abandoned billing system.

                                SUPERNET, INC.

                          FINANCIAL STATEMENTS AS OF
                                 JUNE 30, 1997
                  TOGETHER WITH INDEPENDENT AUDITOR'S REPORT

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of SuperNet, Inc.:

  We have audited the accompanying balance sheet of SuperNet, Inc. as of June 30, 1997 and the related statements of operations, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SuperNet, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                          Dollinger Smith & Co.

Englewood, Colorado
September 26, 1997

                                 SUPERNET, INC.

                                 BALANCE SHEET

                   AS OF JUNE 30, 1997 AND SEPTEMBER 30, 1997

                                                     SEPTEMBER 30,  JUNE 30,
                                                         1997         1997
                                                     ------------- -----------
                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................  $    38,058  $    29,536
  Accounts receivable, net of allowance for doubtful
   accounts of $93,317 and $81,117 as of September
   30, 1997 and June 30, 1997, respectively.........      625,854      734,392
  Prepaid expenses..................................      116,009       76,239
  Current portion of deferred tax asset, less
   valuation allowance of $1,294,285 and $1,257,965
   as of September 30, 1997 and June 30, 1997,
   respectively (note 3)............................      324,662      324,662
                                                      -----------  -----------
    Total current assets............................    1,104,583    1,164,829
                                                      -----------  -----------
Property and equipment:
  Equipment.........................................    3,304,007    3,254,534
  Equipment under capital leases (note 5)...........    1,158,119    1,066,785
  Computer software.................................       91,113       91,113
  Office furniture..................................      112,590      112,590
  Leasehold improvements............................      202,523      202,523
                                                      -----------  -----------
    Total property and equipment....................    4,868,352    4,727,545
Less accumulated depreciation and amortization......    1,940,520    1,733,029
                                                      -----------  -----------
Net Property And Equipment..........................    2,927,832    2,994,516
                                                      -----------  -----------
    Total assets....................................  $ 4,032,415  $ 4,159,345
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..................................  $   816,965  $ 1,158,951
  Accrued liabilities (note 11).....................      497,379      454,379
  Bank line of credit (note 6)......................      600,000      600,000
  Current portion of long-term obligations (note
   4)...............................................      306,114      303,139
  Deferred revenue..................................      461,856      329,318
                                                      -----------  -----------
    Total current liabilities.......................    2,682,314    2,845,787
                                                      -----------  -----------
Long-term liabilities:
  Long-term obligations (note 4)....................      453,904      448,697
  Deferred tax liability (note 3)...................       45,408       45,408
                                                      -----------  -----------
    Total long-term liabilities.....................      499,312      494,105
                                                      -----------  -----------
Commitments (note 10)
Stockholder's equity:
  Common stock, $.01 par, 10,000,000 shares
   authorized, 100,000 shares issued and
   outstanding......................................        1,000        1,000
  Additional paid-in capital........................    4,513,600    4,418,020
  Retained earnings (deficit).......................   (3,663,811)  (3,599,567)
                                                      -----------  -----------
    Total stockholder's equity......................      850,789      819,453
                                                      -----------  -----------
    Total liabilities and stockholder's equity......  $ 4,032,415  $ 4,159,345
                                                      ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                                 SUPERNET, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED JUNE 30, 1997 AND
               THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                             THREE MONTHS ENDED
                                                SEPTEMBER 30,      YEAR ENDED
                                            ----------------------  JUNE 30,
                                               1997        1996       1997
                                            ----------  ---------- -----------
                                                 (UNAUDITED)
Revenues:
  Dialing fees for services...............  $  634,545  $  590,381 $ 2,485,160
  Dedicated service subscriptions.........     733,054     468,173   2,299,732
  Internet information services...........     354,870     526,681   1,735,390
  Other income............................         --          --       59,474
                                            ----------  ---------- -----------
    Total revenues........................   1,722,469   1,585,235   6,579,756
                                            ----------  ---------- -----------
Operating costs and expenses:
  Cost of revenues........................     327,928     278,978   1,270,442
  Selling.................................     198,761     253,993     769,143
  Technical service.......................     490,275     483,700   2,150,575
  General and administrative..............     414,156     309,833   1,681,533
  Depreciation and amortization...........     207,491     146,216     690,236
  Stock option plan (note 7)..............      95,580         --    3,744,958
                                            ----------  ---------- -----------
    Total operating costs and expenses....   1,734,191   1,472,720  10,306,887
                                            ----------  ---------- -----------
    Net (loss) income from operations.....     (11,722)    112,515  (3,727,131)
  Interest expense (notes 4 and 6)........      33,315      29,647     119,411
                                            ----------  ---------- -----------
    Net (loss) income before income
     taxes................................     (45,037)     82,868  (3,846,542)
Income taxes (benefit)....................      19,207      31,490    (203,808)
                                            ----------  ---------- -----------
    Net (loss) income.....................  $  (64,244) $   51,378 $(3,642,734)
                                            ==========  ========== ===========
(Loss) earnings per share.................  $     (.64) $      .44 $    (36.43)
                                            ==========  ========== ===========
Weighted average common and common equiva-
 lent shares..............................     100,000     116,260     100,000
                                            ==========  ========== ===========


    The accompanying notes are an integral part of the financial statements.

                                 SUPERNET, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEAR ENDED JUNE 30, 1997, AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997

                            COMMON STOCK  ADDITIONAL  RETAINED        TOTAL
                           --------------  PAID-IN    EARNINGS    STOCKHOLDER'S
                           SHARES  AMOUNT  CAPITAL    (DEFICIT)      EQUITY
                           ------- ------ ---------- -----------  -------------
BALANCE, JUNE 30, 1996.... 100,000 $1,000 $  573,062 $    43,167   $   617,229
Increase in additional
 paid-in capital
 attributable to issuance
 of stock options (note
 7).......................                 3,844,958                 3,844,958
Net (loss)................                            (3,642,734)   (3,642,734)
                           ------- ------ ---------- -----------   -----------
BALANCE, JUNE 30, 1997.... 100,000 $1,000 $4,418,020 $(3,599,567)  $   819,453
Increase in additional
 paid-in capital
 attributable to issuance
 of stock options
 (unaudited)..............                    95,580                    95,580
Net loss (unaudited)......                               (64,244)      (64,244)
                           ------- ------ ---------- -----------   -----------
BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED)......... 100,000 $1,000 $4,513,600 $(3,663,811)  $   850,789
                           ======= ====== ========== ===========   ===========



    The accompanying notes are an integral part of the financial statements.

                                 SUPERNET, INC.

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED JUNE 30, 1997, AND
               THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                             THREE MONTHS ENDED
                                                SEPTEMBER 30,      YEAR ENDED
                                             --------------------   JUNE 30,
                                               1997       1996        1997
                                             ---------  ---------  -----------
                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................... $ (64,244) $  51,378  $(3,642,734)
  Adjustments to reconcile net income (loss)
   to cash provided by (used in) operating
   activities:
    Stock option plan expense...............    95,580        --     3,744,958
    Depreciation and amortization...........   207,491    146,216      690,236
    Changes in operating assets and
     liabilities--
      Decrease (increase) in accounts
       receivable...........................   108,538   (116,075)    (138,642)
      (Increase) decrease in prepaid
       expenses.............................   (39,770)   (24,863)     (23,357)
      (Increase) in deferred tax assets.....       --         --      (239,167)
      (Decrease) increase in accounts
       payable and accrued liabilities......  (298,986)  (334,318)     810,383
      Increase (decrease) in bank overdrafts
       liability............................       --     219,441     (130,223)
      Increase in deferred tax liability....       --         --         2,144
      Increase (decrease) in deferred
       revenue..............................   132,538    (86,716)      14,213
                                             ---------  ---------  -----------
        Net cash provided by (used in)
         operating activities...............   141,147   (144,937)   1,087,811
                                             ---------  ---------  -----------
Cash flows from investing activities:
  Acquisitions of property and equipment....  (140,807)  (254,740)  (1,554,573)
                                             ---------  ---------  -----------
        Net cash used in investing
         activities.........................  (140,807)  (254,740)  (1,554,573)
                                             ---------  ---------  -----------
Cash flows from financing activities:
  Borrowings under bank line of credit......       --     225,000      575,000
  Payments on line of credit................       --         --      (275,000)
  Equipment purchased under capital leases..    91,334    238,934      475,821
  Principal payments on capital lease
   obligations..............................   (83,152)   (64,648)    (279,914)
                                             ---------  ---------  -----------
        Net cash provided by financing
         activities.........................     8,182    399,286      495,907
                                             ---------  ---------  -----------
        Net increase in cash................     8,522       (391)      29,145
Cash, beginning of year.....................    29,536        391          391
                                             ---------  ---------  -----------
Cash, end of year........................... $  38,058  $     --   $    29,536
                                             =========  =========  ===========
Supplemental Cash Flow Information:
  Interest paid............................. $  33,315  $  29,647  $   119,411
                                             =========  =========  ===========
  Income taxes paid......................... $     --   $     --   $       --
                                             =========  =========  ===========

  In fiscal year ended June 30, 1997, the $100,000 liability for the Company's Stock Appreciation Rights Plan was eliminated upon the adoption of the Company's Stock Option Plan (Note 7).

    The accompanying notes are an integral part of the financial statements.

                                SUPERNET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       FOR THE YEAR ENDED JUNE 30, 1997
     (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE THREE MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

(1) NATURE OF ORGANIZATION

  SuperNet, Inc. (the "Company") is engaged in providing a comprehensive range of Internet access options, applications and consulting services to businesses and individuals. The Company is a wholly owned subsidiary of NewSuperNet ("NSN"). NSN is a not-for-profit entity and the Company is a for-profit corporation organized under the laws of the State of Colorado. The accompanying financial statements pertain only to the operations of the Company. The majority of the Company's revenues are derived from business and individual Internet access service. The majority of the Company's clients are located in Colorado.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis Of Accounting

  The financial statements of the Company have been prepared on the accrual basis.

 Property And Equipment

  Property and equipment is stated at cost and depreciated over the following estimated useful lives using the straight-line method:

                                                                     ESTIMATED
                                                                    USEFUL LIVES
                                                                    ------------
      Equipment....................................................    5 years
      Equipment under capital leases...............................    5 years
      Computer software............................................  3-5 years
      Office furniture.............................................    7 years
      Leasehold improvements.......................................    7 years

  Expenditures for maintenance, repairs and minor replacements are charged to operations, and expenditures for major replacements and betterments are capitalized.

 Revenue Recognition

  Dedicated service subscriptions are recognized ratably over the term of the membership period. Other revenue is recognized as earned. As of June 30, 1997, the Company recorded deferred revenue which represents funds collected during the fiscal year that will be earned in subsequent years. Deferred revenue consisted of dedicated service subscriptions, Internet information services and dialin fees for services as of June 30, 1997.

 Use Of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                                SUPERNET, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE
         THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)


(3) DEFERRED TAXES

  Under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting For Income Taxes, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) as of June 30, 1997 are as follows:

      Deferred tax assets:
        Bad debt allowance........................................ $    30,338
        Accrued vacation..........................................      15,165
        Accrued compensation......................................      56,100
        Other accrued costs.......................................      43,010
        Accrued stock option plan costs...........................   1,438,014
                                                                   -----------
          Total deferred tax assets, current......................   1,582,627
          Less: valuation allowance...............................  (1,257,965)
                                                                   -----------
          Net deferred tax assets................................. $   324,662
                                                                   ===========
      Deferred tax liability:
        Accelerated depreciation..................................     (45,408)
                                                                   -----------
          Total deferred tax liability, non-current............... $   (45,408)
                                                                   ===========

  Management currently believes that it is more likely than not that the Company will be unable to generate sufficient taxable income to realize the entire tax benefit associated with future deductible temporary tax differences prior to their expiration. This belief is based upon, among other factors, historical operations, average taxable income since inception and industry conditions. If the Company is unable to generate taxable income in the future, increases in the valuation allowance may be required through a charge to expense. However, if the Company achieves sufficient profitability in the future to utilize a greater portion of the deferred tax asset, the valuation allowance may be reduced through a credit to income.

                                 SUPERNET, INC.

               (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE
          THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)


(4) LONG-TERM OBLIGATIONS

                                                         SEPTEMBER 30, JUNE 30,
                                                             1997        1997
                                                         ------------- --------
                                                          (UNAUDITED)
Due in monthly installments of principal and interest
 of $5,257 through July 1997, interest rate of 8.82%,
 secured by equipment..................................    $    --     $  5,213
Due in monthly installments of principal and interest
 of $2,594 through July 1999, interest rate of 9.37%,
 secured by equipment..................................      52,245      58,702
Due in monthly installments of principal and interest
 of $1,610 through January 1998, interest rate of
 12.00%, secured by software...........................       6,282      10,832
Due in monthly installments of principal and interest
 of $5,384 through January 1999, with a balloon payment
 of $62,538 in February 1999, interest rate of 8.36%,
 secured by equipment..................................     137,816     151,015
Due in monthly installments of principal and interest
 of $2,284 through February 1999, interest rate of
 8.54%, secured by equipment...........................      36,711      42,613
Due in monthly installments of principal and interest
 of $6,121 through April 1999, interest rate of 9.28%,
 secured by equipment..................................     112,166     127,906
Due in monthly installments of principal and interest
 of $1,707 through May 2000, interest rate of 9.89%,
 secured by equipment..................................      47,825      51,697
Due in monthly installments of principal and interest
 of $2,266 through January 2000, interest rate of
 9.49%, secured by equipment...........................      56,711      62,077
Due in monthly installments of principal and interest
 of $5,003 through August 1999, interest rate of 9.62%,
 secured by equipment..................................     104,711     117,005
Due in monthly installments of principal and interest
 of $3,463 through June 2001, with a balloon payment of
 $6,568 in July 2001, interest rate of 10.55%, secured
 by equipment..........................................     117,123     124,776
Due in monthly installments of principal and interest
 of $951 through July 2000, interest rate of 9.60%,
 secured by equipment..................................      28,437         --
Due in monthly installments of principal and interest
 of $484 through August 2000, interest rate of 9.75%,
 secured by equipment..................................      14,815         --
Due in monthly installments of principal and interest
 of $1,494 through August 2000, interest rate of
 10.65%, secured by equipment..........................      45,176         --
                                                           --------    --------
  Total obligations....................................     760,018     751,836
Less current portion...................................     306,114     303,139
                                                           --------    --------
  Total long-term obligations..........................    $453,904    $448,697
                                                           ========    ========

  Future annual maturities of long-term obligations outstanding as of June 30, 1997, are as follows:

                                                                      YEAR ENDED
                                                        SEPTEMBER 30,  JUNE 30,
                                                            1997         1997
                                                        ------------- ----------
                                                         (UNAUDITED)
1998...................................................   $244,821     $303,139
1999...................................................    360,754      331,185
2000...................................................    111,747       80,337
2001...................................................     42,696       37,175
                                                          --------     --------
  Total obligations....................................    760,018      751,836
Less current portion...................................    306,114      303,139
                                                          --------     --------
  Total long-term portion..............................   $453,904     $448,697
                                                          ========     ========

                                SUPERNET, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE
         THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)


(5) EQUIPMENT UNDER CAPITAL LEASES

  Amounts under capital leases, which are included in property and equipment, are as follows:

                                                       SEPTEMBER 30,  JUNE 30,
                                                           1997         1997
                                                       ------------- ----------
                                                        (UNAUDITED)
   Equipment under capital leases.....................  $1,158,119   $1,066,785
   Less accumulated amortization......................    (382,828)    (283,431)
                                                        ----------   ----------
   Net equipment under capital leases.................  $  775,291   $  783,354
                                                        ==========   ==========

  Amortization expense related to the capital leases was $179,112, $99,397 and $33,414 for the year ended June 30, 1997 and the three months ended September 30, 1997 and 1996, respectively, and is included in depreciation and amortization expense.

(6) BANK LINE OF CREDIT

  On December 31, 1995, the Company entered into a Line of Credit Agreement (the "Agreement") with a bank whereby the Company may borrow up to a maximum principal amount of the lesser of $600,000 or 50% of eligible dialin accounts receivable plus 80% of eligible dedicated accounts receivable plus 30% of the net depreciated value of wholly owned computer equipment capped at no more than 50% of the committed, revolving line of $600,000. As of June 30, 1997 and September 30, 1997, the Company was eligible to borrow $600,000 under the Agreement. Interest is payable monthly at a rate of prime plus 1.5%. In addition, the terms of the Agreement provide for maintenance of certain financial covenants. As of June 30, 1997 and September 30, 1997, the Company was not in compliance with the majority of these financial ratio covenants. The bank has not taken any action or requested any modification to present terms as a result of these noncompliance conditions. The Agreement expired on August 31, 1997, but has been extended through October 31, 1997, and is secured by substantially all of the Company's assets.

(7) STOCK OPTION PLAN

  The 1995 Performance Stock Option Plan (the "Plan") was approved and ratified during the 1997 fiscal year. The Plan allows up to 30,000 stock options to be issued to certain employees, officers, directors, and consultants of the Company. The individuals to receive options, exercise price of the options, and the vesting periods are determined by the Company's Board of Directors.

  Options under the Plan are subject to adjustment in the event of change in capital structure of the Company. In the event that an acquisition occurs with respect to the Company, the Company has the right to cancel the options outstanding as of the effective date of the acquisition, whether or not such options are exercisable, in return for payment to the option holders of the difference between the net amount per share payable in the acquisition, less the exercise price of the option. In the event of a change in control of the Company, all then outstanding options shall immediately become exercisable.

  During fiscal year 1997, the Company granted 28,000 options to certain employees of the Company as full settlement of these employees' previously issued stock appreciation rights. The following is a summary of stock option activity pertaining to the Plan:

                                SUPERNET, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE
         THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)


                                                       OPTION PRICE   NUMBER
                                                         PER SHARE   OF SHARES
                                                       ------------- ---------
   Balance as of July 1, 1996.........................                     0
     Granted.......................................... $.87 to $8.17  28,000
     Exercised........................................                     0
     Forfeited........................................                     0
                                                       -------------  ------
   Balance as of June 30, 1997 and September 30,
    1997.............................................. $.87 to $8.17  28,000
                                                       =============  ======
     Vested and exercisable as of June 30, 1997 and
      September 30, 1997.............................. $.87 to $8.17  24,665
                                                       =============  ======

  Weighted-average ranges for exercise prices and weighted-average remaining contractual life for all outstanding options as of June 30, 1997, were as follows:

   WEIGHTED-AVERAGE OPTION PRICE      REMAINING     NUMBER OF WEIGHTED-AVERAGE
   PER SHARE                       CONTRACTUAL LIFE  SHARES    EXERCISE PRICE
   -----------------------------   ---------------- --------- ----------------
   $.87..........................     9.5 years      14,666         $.87
   $2.36 to $2.78................     9.5 years       5,334         2.47
   $3.42.........................     9.5 years       2,666         3.42
   $6.08 to $8.17................     9.5 years       5,334         7.91

  Compensation under the Plan is measured pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, based on the estimated market price per share of common stock on the grant date in excess of the exercise price of the option. Such compensation is amortized to expense over the vesting period of the stock option. All of the options granted in 1997 were granted for an exercise price which was less than the indicated value of the Company's stock. The Company's stock is not traded. The fair value of options at the grant date was determined based upon the indicated value of the Company's stock as of the date of grant. Total compensation cost recognized for the stock option plan was $3,744,958, $95,580 and $0 for the year ended June 30, 1997, and the three months ended September 30, 1997 and 1996, respectively.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. The Company intends to continue using the measurement prescribed by APB No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations. Had compensation for the Company's Plan been determined based on SFAS No. 123, the Company's net loss would have been substantially the same. Proforma determinations under SFAS No. 123 are based upon a fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 5.12% and expected lives of two years from grant.

(8) PENSION PLAN

  Effective January 1, 1997, the Company became sponsor of a defined contribution plan (the "Plan"), covering substantially all employees. Employer contributions to the Plan are determined annually by the Board of Directors. Employees may also contribute up to 15% of their salary annually. There were no contributions to the Plan as of June 30, 1997 or during the three months ended September 30, 1997 and 1996.

                                SUPERNET, INC.

              (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE
         THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

(9) ADVERTISING COSTS

  The Company expenses the costs of advertising the first time the advertising takes place. Advertising expense amounted to $127,605, $15,614 and $90,325 for the year ended June 30, 1997, and the three months ended September 30, 1997 and 1996, respectively.

(10) COMMITMENTS

  The Company has obligations under noncancelable operating lease commitments for office space. Future scheduled rental payments for the operating leases in excess of one year are as follows:

                                                        SEPTEMBER 30,  JUNE 30,
                                                            1997         1997
                                                        ------------- ----------
                                                         (UNAUDITED)
   Year ended June 30,
     1998..............................................  $  290,613   $  387,484
     1999..............................................     418,276      418,276
     2000..............................................     281,461      281,461
     2001..............................................     261,422      261,422
     2002..............................................     270,576      270,576
     Thereafter........................................     588,558      588,558
                                                         ----------   ----------
                                                         $2,110,906   $2,207,777
                                                         ==========   ==========

  In addition to the minimum lease payments, the Company must pay its proportionate share of the operating expenses incurred by the Landlord. Lease expense amounted to $268,971, $97,200, and $51,018 for the year ended June 30, 1997 and the three months ended September 30, 1997, 1996, respectively.

(11) CONTINGENCIES

  Claims of compensation discrimination have been alleged by two present employees of the Company. Although the Company denies the allegations, the Company made offers of settlement to those employees and has accrued a liability on the financial statements in the amount of the proposed settlement offers. The settlement offers expired, however, without response from either employee. If formal administrative claims or litigation actions are filed, the Company intends to vigorously defend the allegations. At this time, it is not reasonably possible to determine if any additional liability should be accrued by the Company.

(12) SUBSEQUENT EVENT

  On August 25, 1997, NSN received a letter of intent to acquire 100% of the Company's outstanding stock subject to certain terms and conditions. Under the terms of the offer to purchase, the closing date for purchase of the stock would be 45 days after execution of a definitive agreement. Under the provisions of the Company's stock option plan, all currently granted options will become exercisable if this change in ownership is concluded.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expense which such officer or director actually and reasonably incurred.

  In accordance with Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of Qwest, as amended (the "Qwest Certificate of Incorporation"), provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to Qwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

  The Qwest Certificate of Incorporation and the Bylaws of Qwest (the "Qwest Bylaws") provide for indemnification of Qwest's officers and directors to the fullest extent permitted by applicable law, except that the Qwest Bylaws provide that Qwest is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of Qwest. In addition, Qwest maintains insurance policies which provide coverage for its officers and directors in certain situations where Qwest cannot directly indemnify such officers or directors.

  Pursuant to Section 145 of the DGCL and the Qwest Certificate of Incorporation and the Qwest Bylaws, Qwest maintains directors' and officers' liability insurance coverage.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following documents are filed as part of this Registration Statement:

                                        DESCRIPTION
EXHIBIT NO.

 3.1**Amended and Restated Certificate of Incorporation of Qwest.

 3.2 Certificate of Amendment of Amended and Restated Certificate of Incorporation of Qwest (incorporated by reference to the exhibit of the same number to Qwest's Registration Statement on Form S-3 (File No. 333-58617) filed July 7, 1998).

 3.3
      Bylaws of Qwest (incorporated by reference to exhibit 3 in Qwest's Form 10-Q for the quarter ended September 30, 1997 (File No. 000-22609)).

                                        DESCRIPTION
EXHIBIT NO.

 4.1(a)***
      Indenture dated as of October 15, 1997 with Bankers Trust Company (including form of Qwest's 9.47% Senior Discount Notes due 2007 and 9.47% Series B Senior Discount Notes due 2007 as an exhibit thereto).

 4.1(b)****
      Indenture dated as of August 28, 1997 with Bankers Trust Company (including form of Qwest's 10 7/8% Series B Senior Notes due 2007 as an exhibit thereto).

 4.1(c)****
      Indenture dated as of January 29, 1998 with Bankers Trust Company (including form of Qwest's 8.29% Senior Discount Notes due 2008 and 8.29% Series B Senior Discount Notes due 2008 as an exhibit thereto).

 4.2****
      Registration Agreement dated January 29, 1998 with Salomon Brothers Inc relating to Qwest's 8.29% Senior Discount Notes due 2008.

 4.3 Third Amended and Restated Credit Agreement, dated as of September 5, 1997, by and among LCI International Inc., First Union National Bank, Nationsbank of Texas, N.A., and the Bank of New York (incorporated by reference to exhibit 4(c)(xv) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

 4.4 Indenture dated as of June 23, 1997 between LCI International, Inc., and First Trust National Association, as trustee, Providing for the Issuance of Senior Debt Securities, including Resolutions of the Pricing Committee of the Board of Directors establishing the terms of the 7.25% Senior Notes due June 15, 2007 (incorporated by reference to exhibit 4(c) in LCI's Current Report on Form 8-K dated June 23, 1997).

 5.1
      Opinion of O'Melveny & Myers LLP with respect to the legality of the Qwest Common Stock being registered (filed previously).

 8.1
      Opinion of Parker Chapin Flattan & Klimpl, LLP with respect to certain tax matters (filed previously).

10.1**Growth Share Plan, as amended, effective October 1, 1996.

10.2**Employment Agreement dated December 21, 1996 with Joseph P. Nacchio.

10.3**Promissory Note dated November 20, 1996 and Severance Agreement dated December 1, 1996 with Robert S. Woodruff.

10.4****
      Equity Compensation Plan for Non-Employee Directors.

10.5**+
      IRU Agreement dated as of October 18, 1996 with Frontier
      Communications International Inc.

10.6**+
      IRU Agreement dated as of February 26, 1996 with WorldCom Network Services, Inc.

10.7**+
      IRU Agreement dated as of May 2, 1997 with GTE.

10.8**Equity Incentive Plan.

10.9****
      Employment Agreement dated March 7, 1997 with Stephen M. Jacobsen.

10.10****
      Employment Agreement dated October 8, 1997 with Lewis O. Wilks.

10.11****
      Employment Agreement dated September 26, 1997 with Brij Khandelwal.

10.12****
      Employment Agreement dated September 19, 1997 with Larry Seese.

10.13****
      Growth Share Plan Agreement with Joseph P. Nacchio, effective January 1, 1997, and Amendment thereto.

10.14****
      Non-Qualified Stock Option Agreement with Joseph P. Nacchio, effective June 1997.

10.15
      Employment Agreement, dated as of October 18, 1993, between LCI International Management Services, Inc. and Joseph A. Lawrence (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1994).*

EXHIBIT NO.                             DESCRIPTION

10.16 LCI International, Inc. 1992 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*

10.17 LiTel Communications, Inc. 1993 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*

10.18 LCI International, Inc. 1994/1995 Stock Option Plan (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1993).*

10.19 LCI International, Inc. and Subsidiaries Nonqualified Stock Option Plan for Directors (incorporated by reference to LCI's Registration Statement No. 33-67368).*

10.20 LCI International, Inc. 1995/1996 Stock Option (incorporated by reference to LCI's Proxy Statement for the 1995 Annual Meeting of Shareowners).*

10.21 Employment Agreement, dated as of March 20, 1994, between LCI International, Inc. and H. Brian Thompson (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31,
      1994).*

10.22 LCI International Management Services, Inc. Supplemental Executive Retirement Plan (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).*

10.23 Employment Agreement, dated as of October 1, 1995 between LCI International Management Services, Inc., and Larry Bouman
      (incorporated by reference to exhibit 10(1)(xviii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1995).*

10.24 1997/1998 LCI International, Inc. Stock Option Plan (incorporated by reference to exhibit 10(1)(xxi) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).*

10.25 LCI International, Inc. and Subsidiaries Executive Incentive Compensation Plan (incorporated by reference to exhibit 10(1)(xxii) in LCI's Annual Report on Form 10-K for the year ended December 31,
      1996).*

10.26 Contractor Agreement dated January 18, 1993 by and between LCI International Telecom Corp. and American Communications Network, Inc. (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995). Portions of this exhibit have been omitted pursuant to a request for confidential treatment.*

10.27 Transfer and Administrative Agreement among Enterprise Funding Corporation, LCI SPC I, Inc., LCI International Telecom Corp., NationsBank, N.A. and certain other parties thereto, dated August 29, 1996 (incorporated by reference to exhibit 10(r)(i) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30,
      1996).

10.28 Receivables Purchase Agreement dated August 29, 1996, among LCI International Telecom Corp. and LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(ii) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

10.29 Subordinated Intercompany Revolving Note, dated August 29, 1996, issued to LCI International Telecom Corp. by LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(iii) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

10.30
      Support Agreement, dated August 29, 1996, by LCI International, Inc. in favor of LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(iv) in LCI's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

EXHIBIT NO.                             DESCRIPTION

10.31 Participation Agreement dated as of November 1996 among LCI International, Inc., as the Construction Agent and as the Lessee, First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust the various banks and lending institutions which are parties thereto from time to time as the Holders, the various banks and lending institutions which are parties thereto from time to time as the Lenders and NationsBank of Texas, N.A., as the Agent for the Lenders (incorporated by reference to exhibit 10(s)(i) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).

10.32 Unconditional Guaranty Agreement dated as of November 15, 1996 made by LCI International, Inc., as Guarantor in favor of NationsBank of Texas, N.A., as Agent for the ratable benefit of the Tranche A Lenders (incorporated by reference to exhibit 10(s)(ii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).

10.33 Agency Agreement between LCI International, Inc., as the
      Construction Agent and First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust as the Lessor dated as of November 15, 1996 (incorporated by reference to exhibit
      10(s)(iii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).

10.34 Deed of Lease Agreement dated as of November 15, 1996 between First Security Bank, National Association as the Owner Trustee under the Stuart Park Trust, as Lessor and LCI International, Inc. as Lessee (incorporated by reference to exhibit 10(s)(iv) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).

21.1
      Subsidiaries of the Registrant (filed previously).

23.1  Consent of KPMG Peat Marwick LLP.

23.2  Consent of Arthur Andersen LLP.

23.3  Consent of Grant Thornton LLP.

23.4  Consent of PricewaterhouseCoopers LLP.

23.5  Consent of Ernst & Young LLP.

23.6  Consent of Dollinger, Smith & Co.

23.7  Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1).

23.8  Consent of Parker Chapin Flattan & Klimpl, LLP (contained in Exhibit
      8.1).

24.1
      Power of Attorney (filed previously).

99.1  Form of Proxy.

99.2  Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
--------

   *Indicates executive compensation plans and arrangements.

  ** Incorporated by reference to the exhibit of the same number in Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).

 *** Incorporated by reference to exhibit 4.1 in Form S-4 as declared effective on January 5, 1998 (File No. 333-42847).

**** Incorporated by reference to the exhibit of the same number in Qwest's
     Form 10-K for the year ended December 31, 1997.

   + Portions have been omitted pursuant to a request for confidential treatment.

  (ii) Financial Statement Schedules. The following is a complete list of Financial Statement Schedules filed as part of this Registration Statement:

Schedule II-A

            Qwest Communications International Inc. Valuation and Qualifying Accounts.

Schedule II-B

            LCI International, Inc. Valuation and Qualifying Accounts.

Schedule II-C

            Icon CMT Corporation Valuation and Qualifying Accounts.

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors

Qwest Communications International Inc.

  Under date of February 24, 1998, except as to note 22, which is as of March 8, 1998, we reported on the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which are included in the Joint Proxy Statement/Prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                     KPMG Peat Marwick LLP

Denver, Colorado

February 24, 1998

                                                              SCHEDULE II-A

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     VALUATION AND QUALIFYING ACCOUNTS

               YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                              (IN THOUSANDS)

                                              ADDITIONS            DEDUCTIONS
                          BALANCE AT  ------------------------- ----------------- BALANCE AT
                         BEGINNING OF   CHARGED TO                 WRITE-OFFS,      END OF
      DESCRIPTION           PERIOD    PROFIT AND LOSS OTHER (1) NET OF RECOVERIES   PERIOD
      -----------        ------------ --------------- --------- ----------------- ----------
Year ended December 31,
 1997:
  Allowance for doubtful
   receivables--trade...    $3,669         7,768          75         (6,901)        $4,611
Year ended December 31,
 1996:
  Allowance for doubtful
   receivables--trade...    $2,621         2,841         --          (1,793)        $3,669
Year ended December 31,
 1995:
  Allowance for doubtful
   receivables--trade...    $1,253         1,758         646         (1,036)        $2,621

--------

(1)  Represents additions resulting from acquisitions.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareowners of LCI International, Inc.:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements included in LCI International, Inc.'s annual report to shareowners included in this registration statement, and have issued our report thereon dated February 16, 1998. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule included in this registration statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.

February 16, 1998

                                                              SCHEDULE II-B

                          LCI INTERNATIONAL, INC.

              SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

        COLUMN A           COLUMN B           COLUMN C            COLUMN D    COLUMN E
---------------------------------------------------------------------------------------
                                              ADDITIONS
                                      -------------------------
                                                      (2)
                                         (1)       CHARGED TO
                          BALANCE AT  CHARGED TO OTHER ACCOUNTS DEDUCTIONS-- BALANCE AT
                         BEGINNING OF COSTS AND    --DESCRIBE     DESCRIBE     END OF
      DESCRIPTION           PERIOD     EXPENSES       (A)           (B)        PERIOD
---------------------------------------------------------------------------------------
Reflected as reductions
 to the related assets:
Allowance for doubtful
 accounts (deductions
 from trade accounts
 receivable)
Year ended December 31,
 1995...................     7,496      15,178       37,235        (48,294)    11,615
Year ended December 31,
 1996...................    11,615      24,208       67,380        (72,805)    30,398
Year ended December 31,
 1997...................    30,398      50,955       94,390       (123,742)    52,001

--------

(a) Represents reduction of revenue from accrued credits, which is consistent with industry practice.

(b) Represents amounts written off as collectible, credits issued and collection fees, net of recoveries of amounts previously written off and balances recorded from acquisitions.

                                                              SCHEDULE II-C

                                 ICON CMT CORP.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGED TO CHARGED TO            BALANCE AT
                         BEGINNING  COSTS AND    OTHER                 END OF
                         OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS   PERIOD
                         ---------- ---------- ---------- ---------- ----------
Allowance for Doubtful
 Accounts
  Year ended December
   31, 1995.............     112        225       --          (2)        335
  Year ended December
   31, 1996.............     335        109       --          (2)        442
  Year ended December
   31, 1997.............     442         13       --         --          445
Valuation reserve--de-
 ferred tax assets
  Year ended December
   31, 1995.............     --         --        --         --          --
  Year ended December
   31, 1996.............     --       3,296       --         --        3,296
  Year ended December
   31, 1997.............   3,296      5,482       --         --        8,778

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED QWEST COMMUNICATIONS INTERNATIONAL INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON DECEMBER 10, 1998.

                                          Qwest Communications International
                                           Inc.

                                                  /s/ Robert S. Woodruff
                                          By: _________________________________
                                                 NAME: ROBERT S. WOODRUFF
                                             TITLE: Executive Vice President--
                                                          Finance

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS, ROBERT W. WOODRUFF, HIS ATTORNEY-IN-FACT, WITH THE POWER OF SUBSTITUTION, FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS), AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      CAPACITY                DATE

       /s/ Philip F. Anschutz*         Chairman of the
-------------------------------------   Board                    December 10,
         PHILIP F. ANSCHUTZ                                       1998

       /s/ H. Brian Thompson*          Vice Chairman of the
-------------------------------------   Board                    December 10,
          H. BRIAN THOMPSON                                       1998

       /s/ Joseph P. Nacchio*          Director, President
-------------------------------------   and Chief Executive      December 10,
          JOSEPH P. NACCHIO             Officer (Principal        1998
                                        Executive Officer)

                                       Director and
     /s/ Robert S. Woodruff             Executive Vice           December 10,
-------------------------------------   President--Finance        1998
         ROBERT S. WOODRUFF             and Chief Financial
                                        Officer (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

        /s/ Cannon Y. Harvey*          Director
-------------------------------------                            December 10,
          CANNON Y. HARVEY                                        1998

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
 -------                       -------------------
  23.1   Consent of KPMG Peat Marwick LLP.
  23.2   Consent of Arthur Andersen LLP.
  23.3   Consent of Grant Thornton LLP.
  23.4   Consent of PricewaterhouseCoopers LLP.
  23.5   Consent of Ernst & Young LLP.
  23.6   Consent of Dollinger, Smith & Co.
  99.1   Form of Proxy.
  99.2   Consent of Donaldson, Lufkin & Jenrette Securities Corporation.